As filed with the U.S. Securities and Exchange Commission on November 5, 2021

Registration No. 333-250044

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 8 to

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HUDSON CAPITAL MERGER SUB I INC.*

(Exact name of registrant as specified in its charter)

Delaware	8742
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)

19 West 44th Street, Suite 1001

New York, New York 10036

(970) 528-9999

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Warren Wang

Chief Executive Officer

19 West 44th Street

New York, New York 10036

(970) 528-9999

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Mitchell S. Nussbaum, Esq. Tahra T. Wright, Esq. (212) 407-4000	Sichenzia Ross Ference LLP 1185 Avenue of America, 37th Floor New York, NY 10036 Benjamin Tan, Esq. (212) 930-9700

* Hudson Capital, Inc., a BVI business company, is to be merged with and into its newly-formed Delaware wholly-owned subsidiary, Hudson Capital Merger Sub I Inc., under the BVI Business Companies Act and the Delaware General Corporation Law, and therefore be redomesticated in Delaware immediately before the issuance of the securities registered pursuant to this registration statement on Form S-4. In accordance with Rule 12g-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the shares of common stock of the registrant, Hudson Capital Merger Sub I Inc. a Delaware company (the “Registrant”) will be deemed to be registered under Section 12(b) of the Exchange Act as the successor to Hudson Capital, Inc.

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.0001 per share	15,462,985		N/A	$31,351,341	$3,420.40	(3)(4)
	2,508,000	(5)	$3.69	$9,254,520	$1,009.67	(3)(4)
	1,280,000	(6)	2.50	3,200,000	296.64	(7)

(1)	Hudson Capital, Inc., a BVI business company (“Hudson BVI”), is to be merged with and into its newly-formed Delaware wholly-owned subsidiary, Hudson Capital Merger Sub I Inc. (the “Registrant” or “Merger Sub”), under the BVI Business Companies Act and the Delaware General Corporation Law, and therefore be redomesticated in Delaware immediately before the issuance of the securities registered pursuant to this registration statement on Form S-4. This registration statement is registering (i) 7,036,146 ordinary shares of Hudson BVI currently issued and outstanding, (ii) 650,000 ordinary shares of Hudson BVI underlying a warrant; and (iii) the maximum number of shares of common stock, par value $0.0001 per share of the Registrant estimated to be issued by Merger Sub upon the consummation of the transactions contemplated by the Merger Agreement, dated as of October 10, 2020, as amended (the “Merger Agreement”), as described in this registration statement and that are estimated to be issuable subject to warrants, options or other equity-based awards that are to be issued by Merger Sub after the consummation of the Merger Agreement. An aggregate of 19,250,985 shares are based on (A) 7,686,146 ordinary shares of Hudson BVI, comprising of (i) 7,036,146 outstanding ordinary shares of Hudson BVI, and (ii) 650,000 ordinary shares of Hudson BVI underlying a warrant; (B) the product of (x) 10,135,785 the aggregate number of shares of common stock, par value $0.0001 per share (“Fr8App Common Stock”), of Freight App, Inc. (“Fr8App” formerly known as “FreightHub, Inc.”, outstanding as of September 23, 2021 and expected to be issued prior to the Merger (including shares issuable, or subject to warrants, options or other equity-based awards, that are to be assumed by Merger Sub upon closing of the Merger), which number includes (i) 1,774,311 shares of Fr8App Common Stock held by certain stockholders of Fr8App, (ii) 1,155,208 shares of Fr8App Common Stock underlying Fr8App equity awards outstanding as of September 23, 2021, (iii) 9,050 shares of Fr8App Common Stock underlying a common stock warrant, (iv) 7,224 shares of Fr8App Common Stock underlying a series seed preferred stock warrant, (v) 593,544 shares of convertible Series A2 preferred stock, par value $0.0001 per share held by certain stockholders of Fr8App, (vi) 3,968,566 shares of convertible Series A1-A preferred stock, par value $0.0001 per share held by certain stockholders of Fr8App, (vii) 2,615,707 shares of convertible Series A1-B preferred stock, par value $0.0001 per share held by certain stockholders of Fr8App and (viii) 12,175 shares of Fr8App Common Stock underlying series seed preferred stock, and (y) an estimated exchange ratio of 1.14099 shares of Merger Sub common stock for each share of Fr8App.

(2)	Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices for ordinary shares of Hudson as reported on the Nasdaq Capital Market on November 5, 2020 ($2.045 per share), February 5, 2021 ($4.05 per share), June 16, 2021 ($3.69 per share) and September 29, 2021 ($2.50 per share). In accordance with Rule 416, this Registration Statement also covers an indeterminate number of additional shares of the Registrant’s securities as may be issuable as a result of stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) by 0.0001091.

(4)	Previously paid.

(5)	Represents shares held by an affiliate of Hudson BVI that were not previously registered.

(6)	Represents (i) 630,000 ordinary shares of Hudson BVI, and (ii) 650,000 ordinary shares underlying a warrant issued pursuant to a securities purchase agreement dated September 16, 2021.

(7)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of the (i) the proposed maximum aggregate offering price and (ii) 0.0000927.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 5, 2021

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Hudson Capital, Inc.:

Hudson Capital, Inc. (formerly known as “China Internet Nationwide Financial Services Inc.”), a BVI business company, which we refer to as “Hudson,” “we,” or the “Company,” and Freight App, Inc. (formerly known as “FreightHub, Inc.”), a Delaware company, which we refer to as “Fr8App,” have entered into a merger agreement, dated as of October 10, 2020, as it may be amended from time to time, which we refer to as the “Merger Agreement,” with Hudson Capital Merger Sub I Inc., a wholly-owned subsidiary of Hudson, referred to herein as “Purchaser,” and from time to time when referring to Purchaser post-closing as “the Combined Company,” Hudson Capital Merger Sub II Inc., a wholly-owned subsidiary of Purchaser, referred to herein as “Merger Sub” and ATW Master Fund II, L.P., referred to herein as “ATW” as the representative of stockholders of Fr8App. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference.

The post-Merger company, Freight Technologies, Inc., is not a Chinese operating company, but a Delaware company that will have operations in the United States, Mexico, Canada, Hong Kong and China. The post-Merger Chinese operations of our subsidiaries, including Hongkong Internet Financial Services Limited, will be through contractual arrangements with Sheng Ying Xin, a PRC variable interest entity based in China and this structure involves unique risks to investors. You are not investing in Sheng Ying Xin, and may never hold interests in it. Neither we nor any of our subsidiaries own shares in Sheng Ying Xin. Instead, we control and receive the economic benefits of Sheng Ying Xin’s business operations through PRC VIE Agreements dated April 26, 2016 and HKSQ VIE Agreements dated September 26, 2019. The PRC VIE Agreements and the HKSQ VIE Agreements are designed to provide Beijing Yingxin Yijia Network Technology Co., Ltd and in turn, Hongkong Shengqi Technology Limited and Hongkong Internet Financial Services Limited, with the power, rights and obligations equivalent in all material respects to those they would possess as the equity holder of Sheng Ying Xin, including absolute control rights and the rights to the assets, property and revenue of Sheng Ying Xin. The variable interest entity structure is used to replicate foreign investment in Chinese-based companies where Chinese law prohibits direct foreign investment in the operating companies. The Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our Hong Kong and/or Chinese-based operations and/or value of our ordinary shares including that it could cause the value of such securities to significantly decline or become worthless. See Risk Factors beginning on page 48.

Recently, the Chinese government announced that it would step up supervision of Chinese firms listed offshore. Under the new measures, China will improve regulation of cross-border data flows and security, crack down on illegal activity in the securities market and punish fraudulent securities issuance, market manipulation and insider trading, China will also check sources of funding for securities investment and control leverage ratios. The Cyberspace Administration of China (“CAC”) has also opened a cybersecurity probe into several U.S.-listed tech giants focusing on anti-monopoly, financial technology regulation and more recently, with the passage of the Data Security Law, how companies collect, store, process and transfer data. If we are subject to such a probe or if we are required to comply with stepped-up supervisory requirements, valuable time from our management and money may be expended in complying and/or responding to the probe and requirements, thus diverting valuable resources and attention away from our operations. This may, in turn, negatively impact our operations.

Further, given the Chinese government’s significant oversight and discretion over the conduct of our business operations in Hong Kong and China, the Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations in China and consequently, the value of our shares. The Chinese government could also significantly limit or completely hinder our use of variable interest entities, ability to list on an U.S. or other foreign exchange, and to offer future securities to investors and cause the value of such securities to significantly decline or be worthless.

The Transactions

Subject to approval of the Nasdaq Stock Market LLC (“NASDAQ”), the following transactions will result in a publicly-traded company operating under the name “Freight Technologies, Inc.” and the proposed NASDAQ ticker symbol “FRGT” that will engage in the business of operating a cloud-based transportation logistics platform focused on U.S.-Mexico cross-border shipping, and offering a digital freight matching technology that connects shippers with a broad network of reliable carriers and drivers in Mexico, Canada and the U.S.

Under the Merger Agreement, the following will occur:

The Redomestication

Hudson will be merged with and into Purchaser, its wholly-owned subsidiary, in accordance with the BVI Business Companies Act (as amended), which we refer to as “BVI Act,” and the Delaware General Corporation Law, which we refer to as the “DGCL.” As a result of this merger, which we refer to as the “Redomestication Merger,” the separate existence of Hudson shall cease, and Purchaser will continue as the surviving corporation incorporated in the State of Delaware.

Following the Redomestication Merger, Purchaser (i) shall possess all of Hudson’s and Purchaser’s assets, rights, powers and property as constituted immediately prior to the Redomestication Merger; (ii) shall continue to be subject to all of Hudson’s and Purchaser’s debts, liabilities and obligations as constituted immediately prior to the Redomestication Merger, and that shall include the assumption of all of Hudson’s obligations under the Merger Agreement; (iii) shall be subject to all actions previously taken by the Board of Directors of Hudson and Purchaser prior to the Redomestication Merger; and (iv) each issued and outstanding ordinary share of Hudson shall be deemed converted into one share of fully paid and non-assessable common stock, $0.0001 par value per share, of Purchaser (the “Purchaser Common Stock”). Hudson’s Amended and Restated Memorandum and Articles of Association shall cease and Purchaser’s Amended and Restated Certificate of Incorporation and By-Laws, as in effect immediately prior to the Redomestication Merger, shall continue as the Purchaser’s organizational documents after the Redomestication Merger. Purchaser’s Amended and Restated Certificate of Incorporation will authorize for issuance certain shares of common stock, as well as Preferred Stock, which we refer to as the “Purchaser Preferred Stock.” Hudson’s shareholders shall have dissenters’ rights under the BVI Act. Purchaser’s name will be changed to Freight Technologies, Inc. as part of the Redomestication Merger.

i

The Merger

As promptly as practicable following the Redomestication Merger, Merger Sub shall be merged with and into Fr8App in accordance with the DGCL. Upon this merger, which we refer to as the “Merger,” the separate corporate existence of Merger Sub shall cease and Fr8App shall continue as the surviving corporation under the DGCL and as a wholly owned subsidiary of Purchaser.

At the effective time of the Merger which we refer to as the “Effective Time”, by virtue of the Merger without any further action on the part of the parties, the following shall occur:

●	each share of Fr8App common stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, an estimated 1.14099 (the “Exchange Ratio”) shares of Purchaser Common Stock; except that each share of the Fr8App common stock currently held by ATW Master Fund II, L.P. (“ATW”) and its affiliates will be converted into the right to receive the Exchange Ratio in shares of Purchaser Series A4 preferred stock;

●	each share of each series of Fr8App preferred stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the Exchange Ratio in shares of Purchaser Preferred Stock;

●	each warrant of Fr8App issued and outstanding immediately prior to the Effective Time (to the extent not exercised) shall be canceled and automatically converted into the right to receive, without interest, a Purchaser warrant exercisable for the Exchange Ratio in shares of Purchaser Common Stock or Purchaser Preferred Stock, as the case may be; and

●	each option of Fr8App issued and outstanding immediately prior to the Effective Time (to the extent not exercised) shall be canceled and automatically converted into the right to receive, without interest, a Purchaser option exercisable for the Exchange Ratio in shares of Purchaser Common Stock.

Fr8App stockholders who would be entitled to a fractional share after applying the Exchange Ratio will automatically be entitled to receive an additional fractional share of the corresponding class of Purchaser shares to round up to the next whole share.

After the closing of the Merger, which we refer to as the “Closing,” the Fr8App stockholders shall be entitled to receive additional shares of Purchaser Common Stock based upon the achievement of certain revenue thresholds in the amount of at least $25 million, $50 million and $100 million commencing with each of the calendar years ending on December 31, 2021, December 31, 2022 and December 31, 2023, respectively. For each such period, if the revenue threshold is achieved, the Fr8App stockholders shall receive (on a pro rata basis) 3.33% of the shares of Purchaser Common Stock on a fully-diluted basis as of the last day of the applicable calendar year-end (the “Contingent Merger Consideration Shares”). If, after the Closing and prior to December 31, 2023, a change of control occurs, then Purchaser shall issue on or promptly after the date of such change of control, to the stockholders an amount equal to 10% of the shares of Purchaser Common Stock on a fully diluted basis less the Contingent Merger Consideration Shares previously issued.

ii

Effect of the Transactions

After giving effect to the Redomestication Merger and the Merger (collectively, the “Transactions”), the former Fr8App shareholders will hold approximately 85.7% of the outstanding shares of Purchaser Common Stock (on a non-diluted basis), and the shareholders of Hudson will retain ownership of approximately 14.3% of the outstanding shares of Purchaser Common Stock (on a non-diluted basis). All outstanding Fr8App stock options and warrants, if any, whether vested or unvested, that have not been exercised prior to the Effective Time will be converted into a stock option or warrant, as applicable, to purchase shares of Purchaser Common Stock or Purchaser Preferred Stock, as the case may be, proportionately adjusted based on the Applicable Per Share Merger Consideration. For a more complete description of the Applicable Per Share Merger Consideration, see the section titled “The Merger — Merger Consideration” in this proxy statement/prospectus.

The Financings

2020 Bridge Financing

On October 7, 2020, Fr8App entered into a Note Purchase Agreement with certain existing shareholders and investors pursuant to which Fr8App issued bridge notes (“2020 Bridge Notes”) in the aggregate principal amount of $4,004,421 (the “2020 Bridge Financing”). All 2020 Bridge Notes will mature on the date that is two years from the closing date of the 2020 Bridge Financing. Interest on the 2020 Bridge Notes will accrue at an annual rate of 5% over the two-year term of the 2020 Bridge Notes and is payable by Fr8App (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the 2020 Bridge Notes by Fr8App or, (iv) in connection with any conversion of the 2020 Bridge Notes through the issuance of shares of the capital stock of Fr8App in exchange for accrued and unpaid interest owing at the time of conversion. Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the 2020 Bridge Notes will automatically convert into the Series A3 Preferred Stock and Series A3-1 Warrants issued in the Pre-Merger Financing, but at a conversion price equivalent to approximately 50% of the corresponding purchase price in the Pre-Merger Financing. As the lead investor in the 2020 Bridge Financing, ATW’s affiliate, ATW Opportunities Master Fund, L.P. (“ATW Opportunities”) was granted the right of first refusal to participate in up to 50% of the aggregate principal amount to be raised by Fr8App in any equity or equity-linked financing (except for the Pre-Merger Financing) occurring in the five years following the initial closing of the 2020 Bridge Financing pursuant to the Note Purchase Agreement.

January Bridge Financing

On January 29, 2021, Fr8App entered into a Convertible Note Purchase Agreement with ATW Opportunities (the “January Bridge Note Purchase Agreement”) pursuant to which Fr8App issued a bridge note (the “January Bridge Note”) in the principal amount of $1,000,000 (the “January Bridge Financing”). The January Bridge Note matures on October 7, 2022. Interest on the January Bridge Note will accrue at an annual rate of 5% over the maturity period and is payable by Fr8App (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the January Bridge Note by Fr8App or, (iv) in connection with any conversion of the January Bridge Note through the issuance of shares of the capital stock of Fr8App in exchange for accrued and unpaid interest owing at the time of conversion. The January Bridge Note is convertible into Conversion Shares at the option of ATW Opportunities pursuant to one of the following: (i) next equity financing conversion; (ii) corporate transaction conversion; and (iii) at maturity.

Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the January Bridge Note will automatically convert into the Series A3 Preferred Stock to be issued in the Pre-Merger Financing, at a conversion price equivalent to approximately 20% discount to the corresponding purchase price in the Pre-Merger Financing. ATW Opportunities will also receive Series A3-2 Warrants at such time.

May Bridge Financing and July Bridge Financing

On May 24, 2021, Fr8App entered into a Convertible Note Purchase Agreement with ATW and ATW Opportunities (the “May Bridge Note Purchase Agreement”) pursuant to which Fr8App issued bridge notes in the aggregate principal amount of $1,608,842 (the “May Bridge Notes”) between May and June 2021 (the “May Bridge Financing”). Pursuant to an amendment to the May Bridge Note Purchase Agreement dated July 30, 2021 (the “July Note Purchase Amendment”), Fr8App issued to ATW Opportunities a bridge note in the principal amount of $1,000,000 (the “July Bridge Note”) on July 30, 2021 (the “July Bridge Financing”). The May Bridge Notes and the July Bridge Note will mature on October 7, 2022. Interest on the May Bridge Notes and the July Bridge Note will accrue at an annual rate of 5% over the maturity period and will be payable by Fr8App (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment by Fr8App or, (iv) in connection with any conversion through the issuance of shares of the capital stock of Fr8App in exchange for accrued and unpaid interest owing at the time of conversion. The May Bridge Notes and the July Bridge Note will be convertible into Conversion Shares at the option of the holders pursuant to one of the following: (i) next equity financing conversion; (ii) corporate transaction conversion; and (iii) at maturity.

Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the May Bridge Notes and the July Bridge Note will automatically convert into the Series A3 Preferred Stock to be issued in the Pre-Merger Financing, at a conversion price equivalent to approximately 25% discount to the corresponding purchase price in the Pre-Merger Financing. ATW Opportunities will also receive Series A3-3 Warrants at such time.

September 2021 Financing

On September 16, 2021, Hudson entered into a securities purchase agreement (the “Securities Purchase Agreement”) with ATW Opportunities pursuant to which Hudson agreed to sell for an aggregate purchase price of $2,700,000, an aggregate of 630,000 ordinary shares and a pre-funded warrant (the “Pre-funded Warrant”) to purchase 650,000 ordinary shares (the “September 2021 Financing”). The September 2021 Financing closed on September 28, 2021 when the securities issued pursuant to the Securities Purchase Agreement were sold pursuant to the prospectus included in Hudson’s registration statement on Form F-3 (Registration No. 333-233408) filed with the SEC on August 22, 2019 and a prospectus supplement filed with the SEC on September 28, 2021.

The net proceeds from the September 2021 Financing, after expenses, was approximately $2.6 million, of which $1.5 million was used to fund a loan to Fr8App (the “Fr8App Loan”) evidenced by a promissory note issued by Fr8App to Hudson Capital dated September 16, 2021 (the “Promissory Note”), effective on September 28, 2021 at the closing of the September 2021 Financing. Interest on the Promissory Note accrues at an annual rate of 0.17% per annum. In connection with the Fr8App Loan, Fr8App also issued to Hudson a warrant to purchase certain securities of Fr8App in an aggregate value of $2,700,000 (the “Fr8App Warrant”), effective on September 28, 2021 at the closing of the September 2021 Financing. Hudson agreed to assign the Fr8App Warrant it received from Fr8App to ATW Opportunities and executed a Warrant Assignment Agreement on September 16, 2021. Pursuant to the terms of the Fr8App Warrant, upon closing of the Pre-Merger Financing, the Fr8App Warrant will be automatically deemed exercised to purchase shares of Fr8App’s Series A3 Preferred Stock, at a conversion price equivalent to approximately 25% discount to the corresponding purchase price in the Pre-Merger Financing. ATW Opportunities will also receive A3-3 Warrants at such time.

Pre-Merger Financing

On February 9, 2021, Fr8App entered into a Securities Purchase Agreement (the “SPA”) with ATW Opportunities, together with certain existing stockholders of Fr8App (including ATW), pursuant to which Fr8App shall sell to the investors (the “Investors”) a newly designated series of preferred stock, the Series A3 preferred stock (the “Series A3 Preferred Stock”), in a private placement for $8,008,841 in aggregate gross proceeds, excluding principal and accrued and unpaid interest relating to 2020 Bridge Notes that convert at the closing of the Pre-Merger Financing. With respect to principal and accrued and unpaid interest relating to the January Bridge Note, the May Bridge Notes and the July Bridge Note, ATW and ATW Opportunities have the option to elect for all or a portion of such converting principal and accrued and unpaid interest to reduce amounts that ATW and ATW Opportunities are otherwise committed to fund in cash in respect of Series A3 Preferred Stock at the closing of the Pre-Merger Financing. If and to the extent ATW and/or ATW Opportunities exercise this option, the $8,008,841 in aggregate gross proceeds expected to be received by Fr8App would be correspondingly reduced on a dollar-for-dollar basis by the amount of converted principal under the January Bridge Note, the May Bridge Notes and/or the July Bridge Note with respect to which such option is exercised (the “Opt Out Option”). Assuming full exercise of the Opt Out Option, ATW and/or ATW Opportunities’ commitment to fund in cash under the SPA at the closing of the Pre-Merger Financing will be reduced by $3,608,842, and the Exchange Ratio will be increased to approximately 1:1.27661. For additional details, see “Unaudited Pro Forma Condensed Combined Financial Information.”

The SPA, as amended, contemplates the conversion of the 2020 Bridge Notes, the January Bridge Note, the May Bridge Notes and the July Bridge Note into Series A3 Preferred Stock, and the subsequent cancellation of the notes. Immediately prior to the closing of the Merger, Fr8App shall issue an aggregate of 16,104,865 shares of Series A3 Preferred Stock to Investors, converting holders of 2020 Bridge Notes, the January Bridge Note, the May Bridge Notes, and the July Bridge Note, ATW Opportunities as a result of the September 2021 Financing and Chardan Capital Markets, LLC (“Chardan”). Such shares of Series A3 Preferred Stock shall initially be convertible into Fr8App common stock on a one-to-one basis, determined by calculating the quotient determined by dividing (x) the stated value of $3.00 per share, by (y) a conversion price of $3.00, which conversion price (the “Conversion Price”) is subject to adjustment as described elsewhere in this proxy statement/prospectus.

The 16,104,865 shares of Fr8App’s Series A3 Preferred Stock shall, in connection with the closing of the Merger, be exchanged for 64,314,267 shares of Series A3 Preferred Stock of the Combined Company, which may be converted into a maximum of 64,314,267 shares of Combined Company common stock. However, only 18,375,505 shares of Series A3 Preferred Stock of the Combined Company will be initially convertible into common stock of the Combined Company on a 1:1 basis immediately following the closing of the Merger. The remaining shares of Series A3 Preferred Stock of the Combined Company will only be convertible into Combined Company common stock in the event certain price-protection adjustments are made based upon the volume weighted average price, or “VWAP”, of the Combined Company’s common stock during specified periods following the closing of the Merger. Pursuant to the Certificate of Designation of the Combined Company’s Series A3 Preferred Stock, for purposes of determining such price protection adjustments the VWAP will not be calculated to be less than $0.8571 per share. As a result, the maximum number of shares of Combined Company common stock issuable upon adjustment, if any, would be 64,314,267 shares.

The initial upward adjustment in the number of Conversion Shares issuable upon conversion of Combined Company Series A3 Preferred Stock may be made based on the VWAP over the four trading days immediately following the date of the closing of the Merger. Thereafter, such additional upward adjustments in the number of Conversion Shares issuable upon conversion of Combined Company Series A3 Preferred Stock may be made based on the VWAP over the ten trading days immediately preceding the Trigger Date. Following the 120th trading day immediately following the closing date of the Merger, the number of Conversion Shares issuable upon conversion of up to the 64,314,267 shares of Combined Company Series A3 Preferred Stock will no longer be subject of any further adjustment. For the purpose of calculating the number of shares of the Series A3 Preferred Stock to be issued in connection with the Pre-Merger Financing (and, accordingly, other values and amounts that relate to, or are calculated based upon, the number of shares of Series A3 Preferred Stock actually issued by Fr8App to Investors, converting note holders and Chardan), all such share numbers disclosed in this proxy statement/prospectus have been calculated based on the assumption that the Opt Out Option will not be exercised, and that therefore, there will be no reduction on the amounts that ATW or ATW Opportunities are committed to fund in cash under the SPA at the closing of the Pre-Merger Financing.

In addition, Hudson has a post-closing obligation to cause the Combined Company to issue four series of warrants (Series A3, Series A3-1, Series A3-2 and Series A3-3) to purchase an aggregate of 18,375,505 shares of the Combined Company common stock. The terms and conditions of each series depends upon which of the foregoing financings is the basis for the issuance of the warrant. For further details about the Pre-Merger Financing, please see “Agreements Related to the Merger—Pre-Merger Financing” in this proxy statement/prospectus.

Pursuant to the terms of the SPA, the Investors purchasing Series A3 Preferred Stock with a Stated Value of $4.0 million or greater have a right, commencing on the date of the SPA until five years thereafter, to participate in any subsequent financing by Fr8App or the Combined Company, as applicable, of common stock or common stock equivalents for cash consideration, indebtedness or a combination of units thereof (a “Subsequent Financing”), in an amount equal to 50% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

iii

Registration Rights

On February 9, 2021, the Purchaser and the Investors entered into a registration rights agreement, whereby Purchaser agreed to file a registration statement on Form S-1 to register for resale the Conversion Shares and shares held by Hudson’s affiliate, PX Global, that shall be declared on the Closing Date (the “Pre-Merger Form S-1”). Purchaser and Fr8App have agreed to prepare and file the Pre-Merger Form S-1 as soon as practicable after the execution of the SPA.

A second registration statement on Form S-1 shall be filed by the Combined Company to register for resale (A) up to 6,561,605 shares of Merger Consideration that have not been registered on the Pre-Merger Form S-1, or on the registration statement for which this prospectus/proxy statement forms a part, consisting of (i) 873,842 shares of Combined Company Common Stock underlying the A2 Warrant, (ii) 950,825 shares of Combined Company Common Stock underlying the A2 Preferred Stock, (iii) 4,324,085 shares of Combined Company Common Stock underlying the A1-A Preferred Stock, (iv) 412,853 shares of Combined Company Common Stock underlying the A1-B Preferred Stock, and (B) 18,375,505 shares of Combined Company Common Stock underlying the warrants to be issued in Pre-Merger Financing (the “Post-Closing Form S-1”).

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The Proposals

In connection with the proposed Transactions, Hudson will hold a meeting of shareholders which we refer to herein as the “Meeting” to vote on proposals to approve and adopt the Merger Agreement, and the Transactions contemplated therein. At the Meeting, Hudson’s shareholders will be asked to vote on:

Proposal 1: a proposal to approve and adopt the Merger Agreement;

Proposal 2: a proposal to approve the Redomestication Merger;

Proposal 3: a proposal to approve and adopt the Purchaser’s amended and restated certificate of incorporation, to (i) change its name to “Freight Technologies, Inc.,” (ii) authorize 300,150,000 shares of common stock, and 100,000,000 shares of preferred stock, and (iii) fix the number of directors on the Combined Company’s board of directors to be four;

Proposal 4: a proposal for the election of the following directors: Javier Selgas, Nicholas H. Adler, William Samuels, and Jerry L. Hutter, all of whom are current members of the board of directors of Fr8App;

Proposal 5: a proposal to approve the issuance of more than 20% of the issued and outstanding Purchaser Common Stock pursuant to the terms of the Merger Agreement and the Pre-Merger Financing, and as required by and in accordance with NASDAQ Listing Rule 5635(a), (b) and (d);

Proposal 6: a proposal to approve and adopt the Freight Technologies, Inc. 2021 Equity Incentive Plan (the “2021 Plan”); and

Proposal 7: a proposal to adjourn the Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above.

The board of directors of Hudson has unanimously determined that the Merger Agreement and the Transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Hudson and its shareholders. The board of directors of Hudson has unanimously approved all the proposals described above, which we refer to as “Proposals” and recommends that the shareholders of Hudson vote “FOR” all these Proposals.

The board of directors of Fr8App unanimously: (a) has determined that the Merger Agreement, the Merger, in accordance with the terms of the Merger Agreement, and the other Transactions contemplated thereby are advisable, fair to, and in the best interests of Fr8App and its stockholders; (b) has approved and adopted the Merger Agreement and approved the Merger and the Transactions contemplated thereby; and (c) will solicit consents from its stockholders to approve and adopt the Merger Agreement.

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Your vote is important. The Transactions cannot be completed unless Fr8App stockholders approve and adopt the Merger Agreement, and Hudson shareholders approve and adopt Proposals 1 through 7 at the Meeting. The obligations of Hudson and Fr8App to complete the Merger are also subject to the satisfaction or waiver of certain conditions.

Votes from the holders of a majority of shares of Hudson present and entitled to vote and voting at a meeting at which a quorum is present are required to approve and adopt the Proposals. As of the Record Date, ATW Opportunities holds approximately 9.2% of the voting power in Hudson. Presently, an affiliate of Hudson owning approximately 35.6% of the voting power in Hudson has agreed to vote in favor of the Transactions contemplated by the Merger Agreement at the Meeting.

More information about Hudson, Purchaser, Merger Sub and Fr8App and the proposed Transactions are contained in this proxy statement/prospectus. Hudson and Fr8App urge you to read this proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 48.

Hudson’s ordinary shares are listed on NASDAQ under the symbol “HUSN” and the closing price of Hudson’s ordinary shares on November 4, 2021 was $2.26 per share. Upon completion of the Redomestication Merger and as a condition to the Merger, the shares of Purchaser Common Stock will be listed on NASDAQ, subject to official notice of issuance. Fr8App is a privately-held company and there is no public market for its securities.

Hudson and Fr8App are excited about the opportunities the Merger brings to both Hudson and Fr8App stockholders, and thank you for your consideration and continued support.

Warren Wang
Chief Executive Officer
Hudson Capital, Inc.

Neither the Securities and Exchange Commission, which we refer to as the “SEC,” nor any state securities commission has approved or disapproved of the redomestication, the merger or the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosures in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [●], 2021, and is first being mailed to Hudson shareholders on or about [●], 2021.

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HUDSON CAPITAL, INC.
19 West 44th Street, Suite 1001

New York, New York 10036

(970) 528-9999

NOTICE OF

MEETING OF SHAREHOLDERS

To Be Held On [●], 2021

Dear Stockholders of Hudson Capital, Inc.:

We are pleased to invite you to attend a meeting of shareholders (the “Meeting” of Hudson Capital, Inc., a BVI business company, which we refer to as “Hudson,” which will be held at [●], on [●], 2021 at [●] a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Merger Agreement, dated as of October 10, 2020, as it may be amended from time to time, which we refer to as the “Merger Agreement,” by and among Hudson, two wholly-owned subsidiaries of Hudson, Freight App, Inc. (formerly known as FreightHub, Inc.), a Delaware corporation, and referred to as “Fr8App,” and a stockholder representative of Fr8App stockholders, a copy of which is attached as Annex A to this proxy statement/prospectus (the “Merger Proposal”);

2.	To consider and vote upon a proposal to approve the redomestication of Hudson from the BVI to Delaware by means of a merger with and into a wholly-owned Delaware subsidiary, which will result in Hudson being governed by the laws of the State of Delaware, which we refer to as the “Redomestication Merger” (the “Redomestication Merger Proposal”);

3.	To consider and vote upon the proposal to approve the amended and restated certificate of incorporation of Purchaser that will be in effect after completion of the Redomestication Merger (the “Amended and Restated COI Proposal”);

4.	To consider and vote upon a proposal to elect, effective as of the closing of the Merger, Javier Selgas, Nicholas H. Adler, William Samuels and Jerry L. Hutter to serve on the Combined Company’s Board of Directors (the “Directors Proposal”);

5.	To consider and vote upon a proposal to approve the issuance of more than 20% of the issued and outstanding shares of Purchaser Common Stock pursuant to the terms of the Merger Agreement and in connection with the Pre-Merger Financing, as required by and in accordance with NASDAQ Listing Rules 5635(a), (b) and (d) (the “NASDAQ Proposal”);

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6.	To consider and vote upon a proposal to approve the Freight Technologies, Inc. 2021 Equity Incentive Plan, and to authorize for issuance of 5,000,000 shares of Purchaser Common Stock thereunder (the “Equity Incentive Plan Proposal”); and

7.	To consider and vote on any proposal to authorize the Hudson Board of Directors, in its discretion, to adjourn the Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the Meeting (the “Adjournment Proposal”).

The foregoing items of business are more fully described in the proxy statement/prospectus that accompanies this notice. We do not expect to transact any other business at the Meeting. The Hudson board of directors has fixed the close of business on [●], 2021 as the record date for the determination of shareholders entitled to notice of and to vote at this Meeting and at any adjournment or postponement thereof. Accordingly, only Hudson shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Meeting. At the close of business on the record date, Hudson had [●] ordinary shares issued and outstanding and entitled to vote.

The Hudson board of directors recommends that Hudson shareholders vote “FOR” each of the Proposals to be voted on at the Meeting. Because of their mutual dependence, if any of the Proposals, save for the Adjournment Proposal, is not approved, then the Merger will not proceed.

We cordially invite you to attend the meeting. However, to ensure your representation at the Meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares and the vote cannot be cast unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your proxy may be revoked at any time before it is voted. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the matters to be voted on at the meeting.

FOR THE MEETING OF HUDSON CAPITAL, INC. TO BE HELD [●], 2021. THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY CARD ARE AVAILABLE FROM WARREN WANG AT 19 W 44TH STREET, SUITE 1001, NEW YORK, NEW YORK 10036. Under Securities and Exchange Commission rules, we are providing access to our proxy materials both by sending you this full set of proxy materials, and by notifying you of the availability of our proxy materials on the Internet.

By Order of the Board of Directors,

/s/ Warren Wang
Warren Wang
Chairman of the Board

[●], 2021

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ASK YOU TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR TO VOTE BY TELEPHONE OR ON THE INTERNET USING THE INSTRUCTIONS ON THE PROXY CARD.

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WHERE YOU CAN FIND MORE INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Hudson that is filed with the SEC but not included or delivered herewith. Such information can be obtained from Hudson at no charge to Hudson shareholders upon written or oral request.

The registration statement to which this proxy statement/prospectus relates and the exhibits thereto, the information incorporated by reference herein and the other information filed by Hudson with the SEC are available. The SEC maintains a website that contains the documents that Hudson files electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. In addition, Hudson will provide to each person to whom a proxy statement/prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that Hudson files with the SEC. Requests should be directed to:

Hudson Capital, Inc.
19 West 44th Street, Suite 1001
New York, New York 10036
(970) 528-9999
Attention: Warren Wang, Chief Executive Officer

To obtain timely delivery of such information, you must request the information no later than five business days before the Meeting. Accordingly, if you would like to request any information, please do so no later than [●], 2021 (five days prior to the Meeting).

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus which forms part of a registration statement on Form S-4 filed with the SEC by Purchaser (File No. 333-250044), constitutes a prospectus of Purchaser under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of common stock, par value $0.0001, of Hudson Capital Merger Sub I, Inc., to be issued pursuant to the Merger Agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the Meeting, at which Hudson shareholders will be asked to consider and vote on, among other matters, a proposal to approve the issuance of shares of Purchaser Common Stock pursuant to the Merger Agreement.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [●], 2021. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning Hudson contained in this proxy statement/prospectus or incorporated by reference has been provided by Hudson and the information concerning Fr8App contained in this proxy statement/prospectus has been provided by Fr8App.

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TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THE REDOMESTICATION MERGER, THE MERGER AND OTHER PROPOSALS	1
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	10
SUMMARY SELECTED FINANCIAL DATA OF HUDSON	31
SUMMARY SELECTED FINANCIAL DATA OF FR8APP	32
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	34
MARKET PRICE AND DIVIDEND INFORMATION	46
RISK FACTORS	48
FORWARD-LOOKING STATEMENTS	97
THE MEETING OF HUDSON’S SHAREHOLDERS	98
THE REDOMESTICATION MERGER	103
THE MERGER	104
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REDOMESTICATION MERGER AND THE MERGER	114
THE MERGER AGREEMENT	125
AGREEMENTS RELATED TO THE MERGER	130
MATTERS BEING SUBMITTED TO A VOTE OF HUDSON STOCKHOLDERS	132
PROPOSAL NO. 1 - THE MERGER PROPOSAL	132
PROPOSAL NO. 2 - THE REDOMESTICATION MERGER PROPOSAL	134
PROPOSAL NO. 3 - THE AMENDED AND RESTATED COI PROPOSAL	141
PROPOSAL NO. 4 - THE DIRECTORS PROPOSAL	144
PROPOSAL NO. 5 - The NASDAQ PROPOSAL: APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE ISSUED AND OUTSTANDING SHARES OF PURCHASER’S COMMON STOCK	145
PROPOSAL NO. 6 - THE EQUITY PLAN PROPOSAL: APPROVAL OF THE 2021 EQUITY INCENTIVE PLAN	147
PROPOSAL NO. 7 - The ADJOURNMENT PROPOSAL	155
BUSINESS OF HUDSON	156
HUDSON’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	194
BUSINESS OF FR8APP	209
FR8APP’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	220
MANAGEMENT FOLLOWING THE MERGER	229
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS	236
DESCRIPTION OF SECURITIES	237
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	238
LEGAL MATTERS	240
EXPERTS	240
WHERE YOU CAN FIND MORE INFORMATION	240
OTHER MATTERS	241
TRANSACTION OF OTHER BUSINESS	241
INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS	242
Annex A - Merger Agreement, dated October 10, 2020, by and between Hudson Capital, Merger Sub I, Merger Sub II, FreightHub and Stockholders’ Representative, as amended
Annex A-1 – Amendment No. 1 to Merger Agreement, dated October 10, 2020
Annex A-2 – Amendment No. 2 to Merger Agreement, dated February 8, 2021
Annex A-3 – Amendment No. 3 to Merger Agreement, dated May 18, 2021
Annex A-4 – Amendment No. 4 to Merger Agreement, dated August 2, 2021
Annex A-5 – Amendment No. 5 to Merger Agreement, dated September 9, 2021
Annex A-6 – Amendment No. 6 to Merger Agreement, dated September 16, 2021
Annex A-7 – Form of Plan of Merger between Hudson Capital Merger Sub I Inc. and Hudson Capital, Inc.
Annex A-8 – Form of Articles of Merger between Hudson Capital Merger Sub I Inc. and Hudson Capital, Inc.
Annex B – Amended and Restated Certificate of Incorporation
Annex B-1 – Certificate of Designations of Series A-3 Preferred Stock
Annex C – Amended and Restated Bylaws
Annex D – Freight Technologies, Inc. 2021 Equity Incentive Plan

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QUESTIONS AND ANSWERS ABOUT THE REDOMESTICATION MERGER, THE MERGER AND OTHER PROPOSALS

The following are brief answers to some questions that you may have regarding the Redomestication Merger, the Merger, the other Transactions and the Meeting. The questions and answers in this section may not address all questions that might be important to you as a shareholder. For more detailed information, and for a description of the legal terms governing the Transactions, Hudson urges you to read carefully and in its entirety this proxy statement/prospectus, including the Annexes hereto, as well as the registration statement to which this proxy statement/prospectus relates, including the exhibits to the registration statement. For more information, please see the section titled “Where You Can Find More Information.” Throughout this proxy statement/prospectus, references to Fr8App’s “Series A-1 Preferred Stock” and “Series A1 Preferred Stock” are used interchangeably; “Series A2 Preferred Stock” and “Series A-2 Preferred Stock” are used interchangeably; “Series A3 Preferred Stock” and “Series A-3 Preferred Stock” are used interchangeably; and “Series A-4 Preferred Stock” and “Series A4 Preferred Stock” are used interchangeably.

The following section provides answers to frequently asked questions about the Transactions contemplated by the Merger Agreement. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q: What is the redomestication and who votes on it?

A: For the reasons set forth below in detail under the section titled “The Redomestication Merger,” beginning on page 103, the Hudson board of directors believes that it is in the best interests of Hudson and its shareholders to change the state of incorporation of Hudson from BVI to Delaware, which we refer to in this proxy statement/prospectus as the “redomestication.” Shareholders are urged to read carefully that section of this proxy statement/prospectus, including the related annexes attached hereto, before voting. Throughout this proxy statement/prospectus, we refer to Hudson, the existing BVI company, as “Hudson” and the term “Purchaser” refers to Hudson, but as redomesticated in Delaware.

As discussed below, the principal reasons for the redomestication are the greater flexibility of Delaware corporate law and the substantial body of case law interpreting that law. Hudson believes that its shareholders will benefit from the well-established principles of corporate governance that Delaware law affords. Also, Fr8App requires the redomestication as a condition to the closing of the Merger. The amended and restated certificate of incorporation and the amended and restated bylaws of Purchaser are attached hereto as Annexes B and C, respectively.

Please read the section “Proposal 2 – The Redomestication Merger Proposal – Differences in Shareholder Rights,” beginning on page 135 and the section “Amended and Restated COI Proposal” beginning on page 141 for a description of the material differences between Hudson’s memorandum and articles of association and Purchaser’s amended and restated certificate of incorporation and amended and restated bylaws.

To effect the redomestication, Hudson will merge into, and its business will continue under the Purchaser which will be renamed “Freight Technologies, Inc.”

If the Proposals are approved, it is anticipated that the redomestication will become effective as soon as practicable following the Meeting and immediately prior to the effectiveness of the Merger. Shareholders of Hudson who vote against the Redomestication Merger Proposal and duly and validly exercise their right of dissent in accordance with the provisions of Section 179 of the BVI Act will have dissenters’ rights.

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Q: How will holders of Hudson ordinary shares be impacted by the Redomestication Merger?

A: Pursuant to the Merger Agreement, each ordinary share of Hudson will be converted into one share of Purchaser Common Stock as part of the Redomestication Merger.

Q: What are the material U.S. federal income tax consequences of the Redomestication Merger to Hudson shareholders?

A: The Redomestication Merger is expected to be a non-taxable event to Hudson shareholders. However, certain provisions of the tax law relating to exchanges of stock in foreign corporations may result in holders being required to include in income at the time of the Redomestication Merger some or all of their otherwise non-taxable gain, depending in part on the status of the holder and on the cumulative earnings and profits of Hudson. For further information see the discussion below in the section titled, “Material U.S. Federal Income Tax Consequences of the Redomestication and the Merger.” If the exchange is non-taxable then Hudson shareholders will carry over their adjusted basis in their Hudson shares as their basis in their Purchaser Common Stock and their holding period in their Purchaser Common Stock will include their holding period in their Hudson ordinary shares.

Q: What is the Merger?

A: Immediately after the Redomestication Merger, Merger Sub will merge with and into Fr8App with Fr8App as the surviving entity in the Merger and as an indirect wholly-owned subsidiary of the Purchaser.

Q. What is the rationale for the Merger?

A. Hudson’s Board of Directors considered, among a number of factors, the fact the Combined Company will be led by an experienced senior management from Fr8App and that existing Hudson shareholders will have an opportunity to participate in the potential growth of the Combined Company. Fr8App’s board of directors considered, among a number of factors, the potential increased access to sources of capital at a lower cost of capital and a broader range of investors to support its business than it could otherwise obtain if it continued to operate as a stand-alone, privately-held company. For a more complete discussion of Hudson and Fr8App’s reasons for the Merger, please see the sections titled “The Merger—Hudson’s Reasons for the Merger” and “The Merger—Fr8App’s Reasons for the Merger.”

Q: What is the Pre-Merger Financing?

A: Concurrently with or prior to the Merger, Hudson and Fr8App shall have raised gross proceeds totaling $18,322,104, which shall include the cancellation of the 2020 Bridge Notes, the January Bridge Note, the May Bridge Notes and the July Bridge Note, and the September 2021 Financing and which such cash portion of the proceeds shall be used by the Combined Company for working capital purposes following the Merger. We refer to this financing herein as “Pre-Merger Financing.” (see the section titled “Agreements Related to the Merger—Pre-Merger Financing” in this proxy statement/prospectus).

Q: What will happen to Hudson if, for any reason, the Transactions are not consummated?

A: If, for any reason, the Transactions do not close, the Hudson board of directors may elect to, among other things, attempt to complete another strategic transaction like the Merger, attempt to sell or otherwise dispose of the various assets of Hudson or continue to operate the business of Hudson. Hudson may be unable to identify and complete an alternative strategic transaction.

Q: Why are the companies proposing to merge?

A: Hudson and Fr8App believe that the Transactions, will result in a publicly-traded company operating under the Freight Technologies Inc. name that will focus on operating a cloud-based mobile platform that offers digital freight matching technology connecting shippers with a broad network of carriers and drivers in Mexico, Canada and the U.S. At this time, the parties have not made any decisions as to the future of Hudson’s business after the Merger. For a more complete discussion of Hudson and Fr8App’s reasons for the merger, please see the sections titled “The Merger—Hudson’s Reasons for the Merger” and “The Merger—Fr8App’s Reasons for the Merger.”

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Q: Why am I receiving this proxy statement/prospectus?

A: You are receiving this proxy statement/prospectus because you are a shareholder of Hudson as of the record date, and you are entitled to vote at the Meeting to approve the Proposals. This document serves as:

●	a proxy statement of Hudson used to solicit proxies for its Meeting; and
●	a prospectus of Purchaser used to issue shares of Purchaser Common Stock in exchange for (i) Hudson’s outstanding ordinary shares, (ii) shares of Fr8App Common Stock held by certain shareholders, and (iii) shares of Purchaser Common Stock upon exercise of Purchaser’s options and warrants issued by Purchaser to holders of Fr8App options and certain Fr8App warrants in the Merger.

Q: What is required to consummate the Merger?

A: To consummate the Merger, among other things, Hudson shareholders must approve the Proposals. On November 6, 2020, PX Global, which owns approximately 35.6% of the voting power in Hudson entered into a Support Agreement with Fr8App and Hudson pursuant to which the shareholder agreed to vote in favor of the Transactions contemplated by the Merger Agreement at the Meeting. As of the Record Date, ATW Opportunities holds approximately 9.2% of the voting power in Hudson. Fr8App shareholders must adopt the Merger Agreement and approve the Merger and the Transactions contemplated by the Merger Agreement. Fr8App must also consummate the Pre-Merger Financing prior to and as a condition to the consummation of the Merger.

The vote required for approval of the Proposals is as follows:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Merger Proposal	FOR votes from the holders of a majority of shares present and entitled to vote and voting at a meeting at which a quorum is present	None	None

2.	Redomestication Merger Proposal	FOR votes from the holders of a majority of shares present and entitled to vote and voting at a meeting at which a quorum is present	None	None

3	Amended and Restated COI Proposal	FOR votes from the holders of a majority of shares present and entitled to vote and voting at a meeting at which a quorum is present	None	None

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Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
4.	Directors Proposal	FOR votes from the holders of a majority of shares present and entitled to vote and voting at a meeting at which a quorum is present	None	None

5.	NASDAQ Proposal	FOR votes from the holders of a majority of shares present and entitled to vote and voting at a meeting at which a quorum is present	None	None

6.	Equity Plan Proposal	FOR votes from the holders of a majority of shares present and entitled to vote and voting at a meeting at which a quorum is present	None	None

7.	Adjournment	FOR votes from the holders of a majority of shares present and entitled to vote and voting at a meeting at which a quorum is present	None	None

For a more complete description of the closing conditions under the Merger Agreement, please see the section titled “The Merger Agreement—Conditions to the Closing of the Merger.”

Q: What will Fr8App stockholders receive in the Merger?

A: Pursuant to the Merger Agreement, each share of Fr8App common stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, including any interest through June 30, 2021, an estimated 1.14099 shares of Purchaser Common Stock.

Upon the Closing and based on the number of Fr8App shares, warrants and options outstanding as of the date of this prospectus, the stockholders of Fr8App shall receive, in the aggregate, the following (i) 769,383 shares of Purchaser Common Stock, (ii) 13,892 shares of Purchaser Series Seed Preferred Stock, (iii) 8,852,183 shares of Purchaser Series A1-A Preferred Stock, (iv) 3,397,351 shares of Purchaser Series A1-B Preferred Stock, (v) 1,628,053 shares of Purchaser Series A2 Preferred Stock, (vi) the Purchaser Warrants to purchase 10,326 shares of Purchaser Common Stock, 8,243 shares of Purchaser Series Seed Preferred Stock and 873,842 shares of Purchaser Series A2 Preferred Stock, (vii) 712,937 shares of Series A4 Preferred Stock, and (viii) options to purchase 3,975,162 shares of Purchaser Common Stock (the “Merger Consideration”). If after the Closing, Purchaser achieves certain pre-determined revenue thresholds for any of the calendar years ending December 31, 2021, December 31, 2022, or December 31, 2023, or if a change of control occurs prior to December 31, 2023, Fr8App stockholders shall be entitled to receive Contingent Merger Consideration Shares.

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At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, or Fr8App, the FreightHub, Inc. 2018 Stock Incentive Plan (the “2018 Plan”), and any certificate, option agreement or instrument issued to evidence any options granted under the 2018 Plan (“Option Documents”) shall be terminated and all Fr8App options not exercised prior to the Effective Time shall be cancelled and automatically converted into the right to receive an equivalent number of options, as adjusted in accordance with the Applicable Per Share Merger Consideration to take into effect the Merger, to purchase shares of Purchaser Common Stock.

Following the Transactions, the stockholders of Fr8App will own approximately 85.7% of Purchaser upon the Closing of the Merger, and former shareholders of Hudson will own the remaining 14.3% (on a non-diluted basis, not including the securities to be issued in connection with the Pre-Merger Financing).

For a more complete description of what the Fr8App stockholders will receive in the Merger, please see the section titled “The Merger Agreement—Merger Consideration.”

Q: What will Hudson shareholders receive in the Merger?

A: Hudson shareholders will not receive any new securities in the Merger and will instead retain ownership of their Purchaser Common Stock after redomestication, but their percentage ownership will decrease due to the number of shares being issued in the Merger.

Q: Who will be the directors of the Combined Company following the Merger?

A: Upon the Closing of the Merger, the Combined Company’s board of directors is expected to be composed of four directors, all of whom will be current directors of Fr8App; and Hudson shall have the right to designate an observer on the Combined Company’s board of directors.

The table below provides the names and principal affiliation of the individuals currently identified to serve as directors of the Combined Company following the consummation of the Merger.

Name	Current Principal Affiliation
Javier Selgas	Chief Executive Officer and Director of Fr8App
Nicholas H. Adler	Chairman of the Board of Fr8App
William Samuels	Director of Fr8App
Jerry L. Hutter	Director of Fr8App

Q: Who will be the executive officers of Combined Company immediately following the Merger?

A: Upon the closing of the Merger, the executive management team of the Combined Company is expected to be composed of the following persons:

Name	Combined Company Position(s)	Current Position(s)
Javier Selgas	Chief Executive Officer	Chief Executive Officer of Fr8App
Mike Flinker	President	President of Fr8App
Luisa Irene Lopez Reyes	Chief Operating Officer	Chief Operating Officer of Fr8App
Paul Freudenthaler	Chief Financial Officer and Secretary	Chief Financial Officer and Secretary of Fr8App

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Q: What are the material U.S. federal income tax consequences of the Merger to U.S. Holders of Fr8App securities?

A: As discussed more fully under “Material U.S. Federal Income Tax Consequences of the Redomestication Merger and the Merger—Tax Consequences to U.S. Holders—Tax Consequences of the Merger,” it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, U.S. Holders of Fr8App common stock, Fr8App preferred stock, Fr8App warrants, and Fr8App options should not recognize any gain or loss as a result of the Merger. U.S. Holders of Fr8App securities should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Merger.

Q: As a Hudson shareholder, how does the Hudson board of directors recommend that I vote?

A: After careful consideration, the Hudson board of directors unanimously recommends that the Hudson shareholders vote:

●	“FOR” the Merger Proposal;
●	“FOR” the Redomestication Proposal;
●	“FOR” the Amended and Restated COI Proposal;
●	“FOR” the Directors Proposal;

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●	“FOR” the NASDAQ Proposal;
●	“FOR” the Equity Plan Proposal; and
●	“FOR” the Adjournment Proposal.

If on the date of the Meeting, or a date preceding the date on which the Meeting is scheduled, Hudson reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve all the foregoing proposals, (the “Proposals”), whether or not a quorum would be present or (ii) it will not have sufficient ordinary shares of Hudson represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Meeting, Hudson may postpone or adjourn, or make one or more successive postponements or adjournments of, the Meeting as long as the date of the Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

On November 6, 2020, PX Global entered into a Support Agreement with Fr8App and Hudson pursuant to which the shareholder agreed to vote in favor of the Transactions contemplated by the Merger Agreement at the Meeting.

Q: What risks should I consider in deciding whether to vote to approve the Merger Agreement and the Transactions contemplated thereby?

A: You should carefully review this proxy statement/prospectus, including the section titled “Risk Factors,” which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the Combined Company’s business will be subject, and risks and uncertainties to which Hudson, as an independent company, is subject.

Q: When do you expect the Merger to be consummated?

A: The Merger is anticipated to close as soon as possible after the Meeting, but Hudson cannot predict the exact timing. For more information, please see the section titled “The Merger Agreement—Conditions to the Closing of the Merger.”

Q: What do I need to do now?

A: Hudson and Fr8App urge you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the Merger affects you.

As a Hudson shareholder, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. Second, you may also provide your proxy instructions via the Internet by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your ordinary shares can be voted at the Meeting of Hudson shareholders.

Q: What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A: If you are a stockholder of record and you return a signed proxy card without marking any selections, your shares will be voted “FOR” each of the Proposals.

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If you are a beneficial owner of ordinary shares of Hudson, and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter and how your broker or nominee exercises any discretion they may have in the voting of the shares that you beneficially own. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of a stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.

For any Proposal that is considered a “routine” matter, your broker or nominee may vote your shares in its discretion either for or against the Proposal even in the absence of your instruction. For any Proposal that is considered a “non-routine” matter for which you do not give your broker instructions, the Hudson shares will be treated as broker non-votes. Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Broker non-votes will not be considered to be shares “entitled to vote” at the meeting and will not be counted as having been voted on the applicable proposal.

Hudson believes that all of the Proposals will be considered “non-routine” matters. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

Q: May I vote in person at the Meeting?

A: If your Hudson ordinary shares are registered directly in your name with the Hudson transfer agent, you are considered to be the shareholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Hudson. If you are a Hudson shareholder of record, you may attend the Meeting and vote your shares in person. Even if you plan to attend the Meeting in person, Hudson requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Meeting if you are unable to attend. If your Hudson ordinary shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the Meeting. Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Meeting.

Q: When and where is the Meeting being held?

A: Hudson’s Meeting of shareholders will be held on [●], 2021 at [●].

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Q: If my Hudson shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Unless your broker has discretionary authority to vote on certain “routine” matters, your broker will not be able to vote your Hudson ordinary shares on matters requiring discretionary authority without instructions from you.

Hudson believes that brokers will not have discretionary authority to vote for any of the Proposals, as Hudson believes such matters to be “non-routine” under the applicable rules of NASDAQ. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q: May I change my vote after I have submitted a proxy or provided proxy instructions?

A: Hudson shareholders of record may change their vote at any time before their proxy is voted at the Meeting in one of three ways. First, a Hudson shareholder of record can send a written notice to Warren Wang of Hudson, at 19 W 44th Street, Suite 1001, New York, NY 10036, stating that it would like to revoke its proxy. Second, a Hudson shareholder of record can submit new proxy instructions either on a new proxy card or via the Internet. Third, a Hudson shareholder of record can attend the Meeting and vote in person. Attendance alone will not revoke a proxy. If a Hudson shareholder of record or a shareholder who owns Hudson ordinary shares in “street name” has instructed a broker to vote its Hudson ordinary shares, the shareholder must follow directions received from its broker to change those instructions.

Q: Who is paying for this proxy solicitation?

A: Hudson will pay the costs of printing and filing this proxy statement/prospectus and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Hudson ordinary shares for the forwarding of solicitation materials to the beneficial owners of ordinary shares of Hudson. Hudson will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q: Who can help answer my questions?

A: If you are a Hudson shareholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Transactions, including the procedures for voting your shares, you should contact:

Hudson Capital, Inc.
19 West 44th Street, Suite 1001
New York, New York 10036
(970) 528-9999
Attention: Warren Wang, Chief Executive Officer

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Transactions and the Proposals being considered at the Meeting, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement and the other annexes to which you are referred to herein. For more information, please see the section titled “Where You Can Find More Information.”

In this proxy statement/prospectus, except where the context otherwise requires and for purposes of this proxy statement/prospectus only:

●	“we,” “us,” “our Company,” “our,” or “HUSN” refers to Hudson Capital Inc. (formerly known as China Internet Nationwide Financial Services, Inc.), its subsidiaries, and, in the context of describing our operations and consolidated financial information, our consolidated affiliated entities in China, including but not limited to Sheng Ying Xin (Beijing) Management Consulting Co., Ltd, Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd., Fu Hui (Shenzhen) Commercial Factoring Co., Ltd., Ltd., CIFS (Xiamen) Financial Leasing Co., Ltd., Fuhui (Xiamen) Commercial Factoring Co., Ltd., Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd., Hangzhou Yuchuang Investment Partnership and our newly-incorporated U.S. subsidiary, Hudson Capital USA Inc.

●	“2020 Bridge Financing” refers to the sale of Fr8App’s 2020 Bridge Notes in connection with the Note Purchase Agreement, raising gross proceeds of $4,004,421.

●	“2020 Bridge Notes” refers to the Convertible Promissory Notes in the aggregate principal amount of $4,004,421 issued by Fr8App in connection with the Note Purchase Agreement.

●

“Applicable Per Share Merger Consideration” refers to the amount per share to be received by Fr8App stockholders using a formula allocating to the existing Fr8App stockholders (on a fully diluted basis) a percentage of Hudson based on the valuations of Hudson and Fr8App, which were agreed in the Merger Agreement to be $10 million and $60 million, respectively.

●	“ATW” refers to ATW Master Fund II, L.P.

●	“ATW Partners” refers to ATW Partners, LLC.

●	“ATW Opportunities” refers to ATW Opportunities Master Fund, L.P.

●	“ATW Opportunities Manager” refers to ATW Partners Opportunities Management, LLC which is the investment manager of ATW Opportunities.

●	“Amended and Restated Certificate of Incorporation” refers to the proposed certificate of incorporation of the Combined Company after the Merger.

●	“BYYNT” refers to Beijing Yingxin Yijia Network Technology Co., Ltd.

●	“Conversion Price” refers to the $3.00 conversion price for the Series A3 Preferred Stock of the Combined Company, subject to adjustment.

●	“Conversion Shares” refers to the Combined Company’s common stock underlying the Series A3 Preferred Stock, or the Series A4 Preferred Stock, as applicable.

●	“Exchange Ratio” refers to an estimated 1.14099.

●	“Initial Trigger Date “ refers to the fourth Trading Day following the date of the first issuance of any shares of the Series A3 Preferred Stock of the Combined Company, regardless of the number of transfers of any particular shares of Series A3 Preferred Stock thereafter, and regardless of the number of certificates which may be issued to evidence such Series A3 Preferred Stock.

●	“Initial Trigger Date Conversion Price” refers to the average of the three VWAPs (as defined below) immediately prior to the Initial Trigger Date, which is less than the Conversion Price.

●	“January Bridge Financing” refers to the sale of Fr8App’s January Bridge Note in connection with the January Note Purchase Agreement, raising gross proceeds of $1,000,000.

●	“January Bridge Note” refers to the Convertible Promissory Note in the aggregate principal amount of $1,000,000 issued by Fr8App in connection with the January Note Purchase Agreement.

●	“January Note Purchase Agreement” refers to the Convertible Note Purchase Agreement, dated January 26, 2021 pursuant to which the January Bridge Note was issued to ATW Opportunities.

●	“BVI Act” refers to BVI Business Companies Act (as amended).

●	“Chardan” refers to Chardan Capital Markets, LLC.

●	“China” or “PRC” refers to the People’s Republic of China, and solely for the purpose of this proxy statement/prospectus, excluding Taiwan, Hong Kong and Macau.

●	“Closing Date” refers to the date on which the closing of the Merger actually occurs.

●	“Combined Company” refers to Freight Technologies, Inc.

●	“DGCL” refers to Delaware General Corporation Law.

●	“Effective Time” refers to the time at which the Merger becomes effective.

●	“HKIFS” refers to Hongkong Internet Financial Services Limited.

●	“HKSQ” “ refer to Hongkong Shengqi Technology Limited.

●	“July Bridge Financing” refers to the sale of Fr8App’s July Bridge Note in connection with the July Note Purchase Amendment, raising gross proceeds of $1,000,000.

●	“July Bridge Note” refers to the Convertible Promissory Note in the aggregate principal amount of $1,000,000 issued by Fr8App in connection with the July Note Purchase Amendment.

●	“July Note Purchase Amendment” refers to the amendment to the May Note Purchase Agreement, dated July 30, 2021 pursuant to which the July Bridge Note was issued to ATW Opportunities on July 30, 2021.

●	“Loeb & Loeb” refers to Loeb & Loeb LLP.

●	“May Bridge Financing” refers to the sale of Fr8App’s May Bridge Notes in connection with the May Note Purchase Agreement, raising gross proceeds of $1,608,842 between May and June 2021.

●	“May Bridge Notes” refers to the Convertible Promissory Notes in the aggregate principal amount of $1,608,842 issued by Fr8App in connection with the May Note Purchase Agreement.

●	“May Note Purchase Agreement” refers to the Convertible Note Purchase Agreement, dated May 24, 2021 pursuant to which the May Bridge Notes were issued to ATW and ATW Opportunities between May and June 2021.

●	“Merger Agreement” refers to the merger agreement, dated as of October 10, 2020, as it may be amended from time to time, by and among Hudson, Fr8App, Hudson Capital Merger Sub I Inc., Hudson Capital Merger Sub II Inc., and ATW as the representative of stockholders of Fr8App.

●	“Note Purchase Agreement” refers to the Convertible Note Purchase Agreement, dated October 7, 2020 pursuant to which the 2020 Bridge Notes were issued to certain of Fr8App’s existing shareholders and investors.

●	“ordinary shares” refers to our ordinary shares, par value $0.001 per share.

●

“Pre-Merger Financing” refers to the financing which shall have raised gross proceeds totaling $15,622,104 concurrently with or prior to the Merger, and after cancellation of the 2020 Bridge Notes, the January Bridge Note, the May Bridge Notes and the July Bridge Note, the cash portion of such proceeds shall be used by the Combined Company for working capital purposes following the Merger.

●	“PX Global” refers to PX Global Advisors LLC, which is a Delaware limited liability corporation, currently holding approximately 35.6% of Hudson’s issued and outstanding shares.
●	“RPCK” refers to RPCK Rastegar Panchal LLP.

●	“Sheng Ying Xin” or “SYX” refers to Sheng Ying Xin (Beijing) Management Consulting Co., Ltd

●	“SRF” refers to Sichenzia Ross Ference LLP.

●	“Trading Day” refers to a day on which any of the following markets or exchanges on which the Combined Company Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

●	“Trigger Date” refers to each of the 10th, 20th, 30th, 40th, 50th, 60th, 70th, 80th, 90th, 100th, 110th, and 120th Trading Day immediately following the date of the first issuance of any shares of Series A3 Preferred Stock regardless of the number of transfers of any particular shares of Series A3 Preferred Stock thereafter, and regardless of the number of certificates which may be issued to evidence such Series A3 Preferred Stock.

●	“Trigger Date Conversion Price” refers to the average of the three lowest VWAPs during the ten Trading Days immediately prior to each Trigger Date, which is less than the Conversion Price.

●	“U.S. GAAP” refers to generally accepted accounting principles in the United States.

●	“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Combined Company Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Combined Company Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Combined Company Common Stock is then quoted on OTCQB or OTCQX and neither are a Trading Market at such time, the volume weighted average price of the Combined Company Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Combined Company Common Stock is not then quoted for trading on OTCQB or OTCQX and if prices for the Combined Company Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Combined Company Common Stock so reported, or (d) in all other cases, the fair market value of a share of Combined Company Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Series A3 Preferred Stock then outstanding and reasonably acceptable to the Combined Company, the fees and expenses of which shall be paid by Combined Company.

●	“RMB” or “Renminbi” refers to the legal currency of China.

●	“$,” “dollars,” “US$” or “U.S. dollars” refers to the legal currency of the United States.

●	all discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

Summary of the Merger

The Parties

Hudson Capital

Hudson is in the business of providing financial advisory services to meet the financial and capital needs of our clients, which comprise largely of small-to-medium sized enterprises (“SMEs”). Through our wholly-owned subsidiary, Hongkong Internet Financial Services Limited (“HKIFS”), HKIFS’s contractually controlled and managed company, Hongkong Shengqi Technology Limited (“HKSQ”), HKSQ’s wholly-owned subsidiary, Beijing Yingxin Yijia Network Technology Co., Ltd (“BYYNT”) and its contractually controlled and managed company, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (“Sheng Ying Xin” or “SYX”) and its wholly owned subsidiary, Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”), we offer commercial payment advisory services, international corporate financing advisory services and intermediary bank loan advisory services. Hudson does not have ownership interests in HKSQ or in BYYNT and investors are not investing in BYYNT that has contractual arrangements with Sheng Ying Xin.

Historically, we have also made direct loans to certain qualified borrowers. We do not anticipate making any more direct loans but instead, we will be depositing our funds in trust accounts with certain bank lenders, who will, in turn, make loans to borrowers. Be that as it may, we had made the “direct loans” to better utilize our excess cash on hand at that time. In view of the slowing economy, we anticipate that future “entrusted loans” will be infrequent, if at all.

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Fr8App

Freight App, Inc. (formerly known as “FreightHub, Inc.”) was incorporated in 2015 as a Delaware corporation. It was founded with a view to developing and bringing solutions to the relatively unorganized cross-border commercial freight market on the U.S.-Mexico border, and by extension, the U.S.-Canada border. In January 2019, Freight Hub Mexico S.A De C.V. (“FreightHub Mexico”), a wholly-owned subsidiary of FreightHub, Inc., was formed. Freight App, Inc. along with its wholly-owned subsidiary, FreightHub Mexico, are hereinafter referred to as “Fr8App”.

Fr8App is a transportation logistics platform company whose digital freight matching technology not only streamlines and simplifies domestic and cross-border shipping by connecting shippers with a broad network of reliable carriers and drivers in Mexico, Canada and the United States, but also provides transparency on shipment characteristics to identify available freight capacity on both sides of any border.

Reasons for the Merger

Hudson’s Board of Directors considered, among a number of factors, the fact the Combined Company will be led by an experienced senior management from Fr8App and that existing Hudson shareholders will have an opportunity to participate in the potential growth of the Combined Company. Fr8App’s board of directors considered, among a number of factors, the potential increased access to sources of capital at a lower cost of capital and a broader range of investors to support its business than it could otherwise obtain if it continued to operate as a stand-alone, privately-held company. For a more complete discussion of Hudson and Fr8App’s reasons for the Merger, please see the sections titled “The Merger—Hudson’s Reasons for the Merger” and “The Merger—Fr8App’s Reasons for the Merger.”

Overview of the Merger

Pre-Merger Structure Chart

(1) Hudson Capital Inc. will merge with and into Hudson Capital Merger Sub I, Inc. with Hudson Capital Merger Sub I, Inc. as the surviving entity, renamed as “Freight Technologies, Inc.” (the “Redomestication Merger”).

(2) Hudson Capital Merger Sub II, Inc. will merge with and into Fr8App with Fr8App as the surviving corporation.

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Post-Merger Structure Chart

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Post-Merger, our shareholders will hold shares of common stock of Freight Technologies, Inc. a Delaware corporation and not shares in any of our Hong Kong or China variable interest entities and subsidiaries. The “new” transportation logistics business shall primarily be conducted through Fr8App while the legacy PRC financial advisory business will continue to be conducted through the existing Hudson BVI structures.

The following is a summary of the PRC VIE Agreements and HKSQ VIE Agreements:

Exclusive Business Cooperation Agreement

Pursuant to the terms of the certain exclusive business cooperation agreement dated April 26, 2016, between Sheng Ying Xin and BYYNT (the “SYX Exclusive Business Cooperation Agreement”), BYYNT is the exclusive technology services and consultancy service provider to Sheng Ying Xin. Sheng Ying Xin agreed to pay BYYNT all fees payable for technology services and consultancy service, the amount of which equals 100% of the net profit of Sheng Ying Xin. Any payment from Sheng Ying Xin to BYYNT must comply with applicable Chinese laws. BYYNT is also obligated to bears all losses of Sheng Ying Xin. Further, the parties agreed that BYYNT shall retain sole ownership of all intellectual property developed in connection with providing technology services to Sheng Ying Xin. The SYX Exclusive Business Cooperation Agreement has a ten-year term and may be extended if confirmed in writing by BYYNT, prior to the expiration of the term. The extended term shall be determined by BYYNT, and Sheng Ying Xin shall accept such extended term unconditionally.

Pursuant to the terms of the certain exclusive business cooperation agreement dated September 26, 2019, between HKIFS and HKSQ (the “HKSQ Exclusive Business Cooperation Agreement”), HKIFS is the exclusive technology services and consultancy service provider to HKSQ. HKSQ agreed to pay HKIFS all fees payable for technology services and consultancy service, the amount of which equals 100% of the net profit of HKSQ. Any payment from HKSQ to HKIFS must comply with applicable Chinese laws. HKIFS is also obligated to bears all losses of HKSQ. Further, the parties agreed that HKIFS shall retain sole ownership of all intellectual property developed in connection with providing technology services to HKSQ. The HKSQ Exclusive Business Cooperation Agreement has a ten-year term and may be extended if confirmed in writing by HKIFS, prior to the expiration of the term. The extended term shall be determined by HKIFS, and HKSQ shall accept such extended term unconditionally.

Power of Attorney

Pursuant to the terms of a certain power of attorney agreement dated April 26, 2016, among BYYNT and the shareholders of Sheng Ying Xin (the “SYX Power of Attorney”), each of the shareholders of Sheng Ying Xin irrevocably appointed BYYNT as their proxy to exercise on each of such shareholder’s behalf all of their voting rights as shareholders pursuant to PRC law and the Articles of Association of Sheng Ying Xin, including the appointment and election of directors of Sheng Ying Xin. The term of the SYX Power of Attorney is valid so long as such shareholder is a shareholder of Sheng Ying Xin.

Pursuant to the terms of a certain power of attorney agreement dated September 26, 2019, among HKIFS and the shareholders of HKSQ (the “HKSQ Power of Attorney”), each of the shareholders of HKSQ irrevocably appointed HKIFS as their proxy to exercise on each of such shareholder’s behalf all of their voting rights as shareholders pursuant to PRC law and the Articles of Association of HKSQ, including the appointment and election of directors of HKSQ. The term of the HKSQ Power of Attorney is valid so long as such shareholder is a shareholder of HKSQ.

Exclusive Option Agreement

Pursuant to the terms of a certain exclusive option agreement dated April 26, 2016, among BYYNT, Sheng Ying Xin and the shareholders of Sheng Ying Xin (the “SYX Exclusive Option Agreement”), the shareholders of Sheng Ying Xin granted BYYNT an irrevocable and exclusive purchase option (the “SYX Option”) to acquire Sheng Ying Xin’s equity interests and/or remaining assets, but only to the extent that the acquisition does not violate limitations imposed by PRC law on such transactions. Accordingly, the SYX Option is exercisable at any time at BYYNT’s discretion so long as such exercise and subsequent acquisition of Sheng Ying Xin does not violate PRC law. The consideration for the exercise of the SYX Option is RMB 1 in total. To the extent Sheng Ying Xin shareholders receive any of such consideration, the SYX Option requires Sheng Ying Xin shareholders to transfer (and not retain) the same to Sheng Ying Xin or BYYNT. The SYX Exclusive Option Agreement has a ten-year term and may be extended if confirmed in writing by BYYNT, and if no written confirmation was obtained from BYYNT, the SYX Exclusive Option Agreement will be automatically renewed, the term of the renewed agreement will be determined by BYYNT’s written confirmation.

Pursuant to the terms of a certain Exclusive Option Agreement dated September 26, 2019, among HKIFS, HKSQ and the shareholders of HKSQ (the “HKSQ Exclusive Option Agreement”), the shareholders of HKSQ granted HKIFS an irrevocable and exclusive purchase option (the “HKSQ Option”) to acquire HKSQ’s equity interests and/or remaining assets, but only to the extent that the acquisition does not violate limitations imposed by PRC law on such transactions. Accordingly, the HKSQ Option is exercisable at any time at HKIFS’s discretion so long as such exercise and subsequent acquisition of HKSQ does not violate PRC law. The consideration for the exercise of the HKSQ Option is RMB 1 in total. To the extent HKSQ shareholders receive any of such consideration, the HKSQ Option requires HKSQ shareholders to transfer (and not retain) the same to HKSQ or HKIFS. The HKSQ Exclusive Option Agreement has a ten-year term and may be extended if confirmed in writing by HKIFS, and if no written confirmation was obtained from HKIFS, the HKSQ Exclusive Option Agreement will be automatically renewed, the term of the renewed agreement will be determined by HKIFS’s written confirmation.

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Share Pledge Agreement

Pursuant to the terms of a certain share pledge agreement dated April 26, 2016 among BYYNT and the shareholders of Sheng Ying Xin (the “SYX Share Pledge Agreement”), the shareholders of Sheng Ying Xin pledged all of their equity interests in Sheng Ying Xin, including the proceeds thereof, to guarantee all of BYYNT’s rights and benefits under the SYX Exclusive Business Cooperation agreement, SYX the Power of Attorney and the SYX Exclusive Option Agreement. Prior to termination of the SYX Share Pledge Agreement, the pledged equity interests cannot be transferred without BYYNT’s prior written consent. All of the equity interest pledges with respect to the equity interests of Sheng Ying Xin according to the SYX Share Pledge Agreement have been registered with the relevant office of the Administration for Industry and Commerce in China. The SYX Share Pledge Agreement will be valid until all the payments related to the services provided by BYYNT to Sheng Ying Xin due under the SYX Exclusive Business Cooperation Agreements have been fulfilled. Therefore, the SYX Share Pledge Agreement shall only be terminated when the payments related to the ten-year SYX Exclusive Business Cooperation Agreement are paid in full and BYYNT does not intend to extend the term of the SYX Exclusive Business Cooperation Agreement.

Variable Interest Entities

The contractual agreements between BYNNT and Sheng Ying Xin essentially confer control and management as well as the economic benefits of Sheng Ying Xin onto BYYNT. In spite of the shareholder change in BYYNT, we are able to retain full control and management over Sheng Ying Xin and are still entitled to substantially all of the economic benefits of BYYNT. The combined effect of the SYX Exclusive Business Cooperation Agreement, the SYX Power of Attorney, the SYX Exclusive Option Agreement and the SYX Share Pledge Agreement result in certain activities being recorded on Hudson accounting results and are jointly referred to as the “PRC VIE Agreements”. The combined effect of the HKSQ Exclusive Business Cooperation Agreement, the HKSQ Power of Attorney, and the HKSQ Exclusive Option Agreement result in certain activities being recorded on Hudson accounting results and are jointly referred to as the “HKSQ VIE Agreements” or the “HKSQ VIE”.

Foreign ownership of certain types of internet businesses, such as internet information services, is subject to restrictions under applicable PRC laws, rules and regulations. For example, foreign investors are generally not permitted to own more than 50% of the equity interests in a value-added telecommunication service provider. Any such foreign investor must also have experience and a good track record in providing value-added telecommunications services overseas. Accordingly, under current and applicable PRC laws, it is possible that we acquire up to 50% equity interests in Sheng Ying Xin. However, if we were to acquire more than 50% of the equity interests in Sheng Ying Xin, Sheng Ying Xin will lose its ICP License. Under current PRC laws, any foreign-invested entity providing value-added telecommunication services is required to demonstrate to the relevant branch of the Ministry of Industry and Information Technology (the “MIIT”), namely in our case, the Beijing Communication Administration, that its foreign investors have a positive track of, and operation experience in operating value-added telecommunication services outside the PRC. In practice, the Beijing Communication Administration makes a determination after sixty (60) days after receiving the complete set of application documents. We believe that we presently do not have the necessary experience and track record in providing value- added telecommunications services overseas and intend to take steps to build a track record and accumulate the requisite experience in anticipation that we may acquire the equity interests in Sheng Ying Xin when the restrictions on percentage of foreign ownership are eased or lifted. There is however no guarantee that we will be successful in this endeavor and if we are unsuccessful, we will not be able to acquire the equity interests in Sheng Ying Xin.

All our revenue is generated by contractually controlled and managed entity, Sheng Ying Xin and its wholly-owned subsidiaries. Sheng Ying Xin is 99% directly owned by our former Chief Executive Officer, Mr. Jianxin Lin and 1% indirectly owned by Mr. Lin through his nominee, Mr. Shaoyong Huang. The contractual arrangements give us effective control over Sheng Ying Xin and enable us to obtain substantially all of the economic benefits arising from it as well as consolidate the financial results of it in our results of operations.

Prior to September 26, 2019 when our HKSQ VIE Agreements were executed, our corporate structure was consistent with longstanding industry practice, and was commonly adopted by comparable companies in China. With the introduction of HKSQ VIE Agreements, our corporate structure became a variation from such industry practice utilizing variable interest entities. In particular, it should be noted that we do not own any shares in HKSQ, the parent of BYYNT, which has entered into PRC VIE Agreements with Sheng Ying Xin. The risks factors pertinent to the PRC VIE Agreements as more particularly set forth in page 67 herein are equally applicable to the HKSQ VIE Agreements. Although this arrangement varies from the typical corporate VIE structure, the risks associated with this arrangement are no different than the risks involved in typical VIE arrangements. The only difference of note is that if we have to bring an action to enforce obligations under these arrangements, we would have to bring such action against both HKSQ and BYYNT, where if this was the typical arrangement we would only bring an action against BYYNT.

In either case, the PRC government may not agree that these arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future.

Our PRC counsel has advised that the ownership structures of BYYNT and Sheng Ying Xin in China, do not and will not violate any applicable PRC law, regulation or rule currently in effect based on the current interpretation of those law, regulation or rule; and the contractual arrangements between BYYNT, Sheng Ying Xin and their respective equity holders governed by PRC law are valid, binding and enforceable in accordance with their terms and applicable PRC laws and regulations currently in effect and will not violate any applicable PRC law, rule or regulation currently in effect based on the current interpretation of those law, regulation or rule. However, we have also been advised that there are substantial uncertainties regarding the interpretation and application of current PRC laws, rules and regulations. Accordingly, the PRC regulatory authorities and PRC courts may in the future take a view that is contrary to the opinion of our PRC legal counsel.

It is uncertain whether any new PRC laws, rules or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we, Sheng Ying Xinor HKSQ are found to be in violation of any existing or future PRC laws, rules or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including revoking the business and operating licenses of Sheng Ying Xin or HKSQ or any of its subsidiaries, requiring us to discontinue or restrict our operations, restricting our right to collect revenue, blocking one or more of our websites, requiring us to restructure our operations or taking other regulatory or enforcement actions against us. The imposition of any of these measures could result in a material adverse effect on our ability to conduct all or any portion of our business operations. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of our variable interest entity in our consolidated financial statements, if the PRC government authorities were to find our legal structure and contractual arrangements to be in violation of PRC laws, rules and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of Sheng Ying Xinor HKSQ or otherwise separate from it and if we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our variable interest entity in our consolidated financial statements. Any of these events would have a material adverse effect on our business, financial condition and results of operations.

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We rely on the aforesaid PRC VIE Agreements and HKSQ VIE Agreements to operate our electronic platform, which provides financial advisory services in China and other businesses in which foreign investment is restricted or prohibited. The operation of our electronic platform to provide financial advisory services in China fall within the category of “Commercial Internet Information Services”, which are value-added telecommunication services that are “restricted” under the Special Management (Negative List) for the Access of Foreign Investment (2020 Version) (“Negative List”). On December 18, 2015, Sheng Ying Xin or PRC VIE received an Internet Content Provider (“ICP”) license to provide such value-added internet information services.

These HKSQ VIE Agreements and PRC VIE Agreements may not be as effective as direct ownership in providing us with control over HKSQ and Sheng Ying Xin. If we had direct ownership of these variable interest entities, we would be able to exercise our rights as an equity holder directly to effect changes in the boards of directors of the entity, which could effect changes at the management and operational level. Under our contractual arrangements, we may not be able to directly change the members of the boards of directors of the entity and would have to rely on the variable interest entities and the variable interest entities’ entity equity holders to perform their obligations in order to exercise our control over the variable interest entities. The variable interest entities equity holders may have conflicts of interest with us or our shareholders, and they may not act in the best interests of our Company or may not perform their obligations under these contracts. For example, the variable interest entity and its equity holders could breach their contractual arrangements with HKIFS or BYYNT (as the case may be) by, among other things, failing to conduct their operations, including maintaining our website and using our domain names and trademarks which the relevant variable interest entity has exclusive rights to use, in an acceptable manner or taking other actions that are detrimental to our interests. Pursuant to the call option, we may replace the equity holders of our variable interest entities at any time pursuant to the contractual arrangements. However, if any equity holder is uncooperative and any dispute relating to these contracts or the replacement of the equity holders remains unresolved, we will have to enforce our rights under the contractual arrangements through the operations of PRC and/or Hong Kong law and arbitral or judicial agencies, which may be costly and time-consuming and will be subject to uncertainties in the PRC legal system. In the event that we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our variable interest entities for an extended period of time or we may be permanently unable to exert control over our variable interest entities. If we were to lose effective control over our variable interest entities, certain negative consequences would result, including our being unable to consolidate the financial results of our variable interest entities with our financial results, our financial position would be materially and adversely affected. In addition, losing effective control over our variable interest entities may negatively affect our operational efficiency and brand image and may impair our access to their cash flow from operations, which may reduce our liquidity.

In addition to the enforcement costs, during the course of disputes regarding such enforcement action, we may temporarily lose effective control over our variable interest entities, which may lead to loss of revenue or potentially lead to our having to incur additional costs and expend substantial resources to operate our business in the absence of effective enforcement of these contractual arrangements. If this were to occur, our business, financial condition and results of operations may be materially and adversely affected and the value of our shareholders’ investments in our Company may therefore decrease.

Our contractual arrangements provide for the resolution of disputes through arbitration in accordance with the arbitration rules of the China International Economic and Trade Arbitration Commission in Beijing. PRC laws allow an arbitral body to award the transfer of assets of or an equity interest in China in favor of an aggrieved party. In the event of non-compliance with such award, enforcement measures may be sought from the court. However, the court may or may not support the award of an arbitral body when deciding whether to take enforcement measures. Under PRC laws, courts of judicial authorities in the PRC generally would not grant injunctive relief or the winding-up order against an entity as interim remedies to preserve the assets or shares in favor of any aggrieved party. As a result, in the event that our variable interest entities or any of its shareholders breaches any of the contractual arrangements, we may not be able to obtain sufficient remedies in a timely manner, and our ability to exert effective control over our variable interest entities and conduct our financial services business could be materially and adversely affected.

Consequently, the contractual arrangements may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership. Further, our shares may also decline in value or become worthless if we are unable to assert our contractual control rights over the assets of our PRC variable interest entity and subsidiaries that conduct our operations.

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The Transactions

Subject to approval of the Nasdaq Stock Market LLC (“NASDAQ”), the following transactions will result in a publicly-traded company operating under the name “Freight Technologies, Inc.” and the proposed NASDAQ ticker symbol “FRGT” that will engage in the business of operating a cloud-based transportation logistics platform focused on U.S.-Mexico cross-border shipping, and offering a digital freight matching technology that connects shippers with a broad network of reliable carriers and drivers in Mexico, Canada and the U.S.

Under the Merger Agreement, the following will occur:

The Redomestication

Upon the terms and subject to the conditions set forth in the Merger Agreement, Hudson will be merged with and into Purchaser, its wholly-owned subsidiary, in accordance with the BVI Act and the DGCL. As a result of the Redomestication Merger, the separate existence of Hudson shall cease, and Purchaser will continue as the surviving corporation incorporated in the State of Delaware.

Following the Redomestication Merger, Purchaser (i) shall possess all of Hudson’s and Purchaser’s assets, rights, powers and property as constituted immediately prior to the Redomestication Merger; (ii) shall continue to be subject to all of Hudson’s and Purchaser’s debts, liabilities and obligations as constituted immediately prior to the Redomestication Merger, and that shall include the assumption of all of Hudson’s obligations under the Merger Agreement; (iii) shall be subject to all actions previously taken by the Board of Directors of Hudson and Purchaser prior to the Redomestication Merger; and (iv) each issued and outstanding ordinary share of Hudson shall be deemed converted into one share of fully paid and non-assessable share of Purchaser Common Stock. Hudson’s Amended and Restated Memorandum and Articles of Association shall cease and Purchaser’s Amended and Restated Certificate of Incorporation and By-Laws, as in effect immediately prior to the Redomestication Merger, shall continue as the Purchaser’s organizational documents after the Redomestication Merger. Purchaser’s Amended and Restated Certificate of Incorporation will authorize for issuance certain shares of common stock, as well as the Purchaser Preferred Stock. Hudson’s shareholders shall have dissenters’ rights under the BVI Act.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, and as promptly as practicable following the Redomestication Merger, Merger Sub shall be merged with and into Fr8App in accordance with the DGCL. Upon the Merger the separate corporate existence of Merger Sub shall cease and Fr8App shall continue as the surviving corporation under the DGCL and as a wholly owned subsidiary of Purchaser.

Merger Consideration

At the Effective Time, by virtue of the Merger without any further action on the part of the parties to the Merger Agreement, the following shall occur:

●

each share of Fr8App common stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the Exchange Ratio in shares of Purchaser Common Stock; except that each share of the Fr8App common stock currently held by ATW and its affiliates will be converted into the right to receive the Exchange Ratio in shares of Purchaser Series A4 preferred stock;

●	each share of each series of Fr8App preferred stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the Exchange Ratio in shares of Purchaser Preferred Stock;

●	each warrant of Fr8App issued and outstanding immediately prior to the Effective Time (to the extent not exercised) shall be canceled and automatically converted into the right to receive, without interest, a Purchaser warrant exercisable for the Exchange Ratio in shares of Purchaser Common Stock, or Purchaser Preferred Stock as the case may be; and

●	each option of Fr8App issued and outstanding immediately prior to the Effective Time (to the extent not exercised) shall be canceled and automatically converted into the right to receive, without interest, a Purchaser option exercisable for the Exchange Ratio in shares of Purchaser Common Stock.

No certificates or scrip representing fractional shares of Purchaser Common Stock will be issued pursuant to the Merger. Fr8App stockholders who would be entitled to a fractional share after applying the Exchange Ratio will automatically be entitled to receive an additional fractional share of the corresponding class of Purchaser shares to round up to the next whole share. Immediately after the Effective Time, the Fr8App stockholders will own approximately 85.7% of Purchaser (on a non-diluted basis) and the shareholders of Hudson will own approximately 14.3% of Purchaser (on a non-diluted basis).

Contingent Merger Consideration

After the Closing, the Fr8App stockholders shall be entitled to receive additional shares of Purchaser based upon the achievement of certain revenue thresholds in the amount of at least $25 million, $50 million and $100 million commencing with each of the calendar years ending on December 31, 2021, December 31, 2022 and December 31, 2023, respectively. For each period if the revenue threshold is achieved, the Fr8App stockholders shall receive (on a pro rata basis) 3.33% of the shares of Purchaser Common Stock on a fully-diluted basis as of the last day of the applicable calendar year-end (the “Contingent Merger Consideration Shares”). If, after the Closing and prior to December 31, 2023, a change of control occurs, then Purchaser shall issue on or promptly after the date of such change of control, to the Fr8App stockholders an amount equal to 10% of the shares of Purchaser Common Stock on a fully diluted basis less the Contingent Merger Consideration Shares previously issued.

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Purchaser’s Post-Closing Board of Directors

In connection with the Merger, all directors of Purchaser shall resign, and the post-closing board of directors of Purchaser shall consist of the following four directors – Javier Selgas, Nicholas H. Adler, William Samuels and Jerry L. Hutter, all of whom are current members of Fr8App’s Board of Directors. Pursuant to the Merger Agreement, Hudson has the option to designate a board observer.

Representations and Warranties

In the Merger Agreement, Fr8App makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things: (a) proper corporate organization of Fr8App and its subsidiaries and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) absence of conflicts; (d) capital structure; (e) accuracy of charter and governing documents; (f) affiliate transactions; (g) required consents and approvals; (h) financial information; (i) absence of certain changes or events; (j) title to assets and properties; (k) material contracts; (l) insurance; (m) licenses and permits; (n) compliance with laws, including those relating to foreign corrupt practices and money laundering; (o) ownership of intellectual property; (p) employment and labor matters; (q) taxes and audits; (r) environmental matters; (s) brokers and finders; and (t) other customary representations and warranties.

In the Merger Agreement, Hudson makes certain representations and warranties with respect to itself and its subsidiaries relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) brokers and finders; (d) capital structure; (e) validity of share issuance; (f) Nasdaq listing; (h) SEC filing requirements; (i) subsidiaries; (j) related parties and affiliate agreements; (k) absence of certain changes; (l) properties and title to assets; (m) no undisclosed liability; (n) litigation; (o) contracts; (p) license and permits; (q) compliance with laws; (r) accounts receivable, payables and loans; (s) employees; (t) tax matters; (u) powers of attorney and suretyships; (v) other information; (w) certain business practices; and (x) money laundering laws.

Conduct Prior to Closing; Covenants

The Merger Agreement contains certain customary covenants of Fr8App and Hudson, including, among others, the following:

●	Fr8App has agreed to operate its business in the ordinary course prior to the closing of the Merger (with certain exceptions) and not to take certain specified actions without the prior written consent of Hudson.

●	Fr8App has agreed to raise at least $7,000,000 to be used for working capital purposes following Closing (the “Pre-Merger Financing”).

Conditions to Closing

The obligation of Hudson and Fr8App to consummate the Merger is conditioned on, among other things, (a) the absence of the provisions of any applicable law or order shall prohibiting or imposing any condition on the consummation of the Closing; (b) the absence of action by a third-party non-Affiliate seeking to enjoin or otherwise restrict the consummation of the Closing; (c) the consummation of Redomestication Merger and filing of the applicable certificates in the appropriate jurisdictions; (d) declaration by the SEC of the effectiveness of the registration statement; (e) no stop order suspending the effectiveness of the registration statement or any part thereof shall have been issued; (f) the appointment of the post-Closing board of directors and (f) the Merger and the other transaction contemplated by the Merger Agreement shall have been approved by NASDAQ and Hudson’s stockholders. For more details on parties’ conditions to Closing, please see sections titled “The Merger Agreement – Hudson’s Conditions to Closing” and “The Merger Agreement – Fr8App’s Conditions to Closing.”

Indemnification

From and after the Closing, Purchaser has agreed to indemnify and hold harmless the Fr8App Indemnitees against and in respect of any and all Losses incurred by Fr8App as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Hudson, Purchaser and Merger Sub set forth in the Merger or any certificate or other document delivered pursuant to the terms of the Merger Agreement.

From and after the Closing, Fr8App has agreed to indemnify and hold harmless Hudson, Purchaser, Merger Sub, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Purchaser Indemnitees”), against and in respect of any and all Losses incurred or sustained by any Purchaser Indemnitee as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Fr8App contained in the Merger Agreement or any certificate or other document delivered pursuant to the terms of the Merger Agreement.

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Twenty percent of Hudson shares of capital stock issued and outstanding immediately after the effective time of the Merger (“Reserved Shares”), will be reserved to serve as the Company Indemnitees’ and the Purchaser Indemnitees’ sole and exclusive remedies for such parties’ obligation to indemnify each other under the Merger Agreement.

Termination

The Merger Agreement may be terminated and/or abandoned at any time prior to the closing by:

●	Hudson or Fr8App, if the closing does not occur on or prior to March 31, 2022 (the “Outside Closing Date”), as may be unilaterally extended by Hudson or the Purchaser, provided that Hudson or the Purchaser, as applicable, remains in compliance with all applicable rules of NASDAQ, for three consecutive three-month periods, up to December 31, 2022; provided that no material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement shall have occurred;

●	Fr8App if the preliminary Proxy Statement soliciting the vote of Hudson’s shareholders is not filed with the SEC by October 23, 2020; provided that Fr8App is not in material breach of the Merger Agreement;

●	Hudson, if Fr8App or its stockholders shall have breached any representation, warranty, agreement or covenant contained in the Merger Agreement to be performed on or within fifteen (15) days following receipt by Fr8App of a written notice from Hudson describing in reasonable detail the nature of such breach;

●	Fr8App, if Hudson shall have breached any representation, warranty, agreement or covenant contained in the Merger Agreement to be performed on or within fifteen (15) days following receipt by Hudson of a written notice from Fr8App describing in reasonable detail the nature of such breach.

Either Hudson or Fr8App can terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated. In the event that the Merger Agreement is terminated by either party, the party terminating the Merger Agreement may be required to pay the other party a breakup fee of $500,000 (a “Breakup Fee”) under certain circumstances.

Fr8App would be required to pay a Breakup Fee to Hudson in the event that Hudson or Purchaser terminates the Merger Agreement as result of an uncured material breach by Fr8App or the Stockholders of any representation, warranty, agreement or covenant contained in the Merger Agreement or as a result of Fr8App’s refusal to consummate the transactions contemplated by the Merger Agreement.

Hudson would be required to pay a Breakup Fee to Fr8App in the event that Fr8App terminates the Merger Agreement as result of an uncured material breach by Hudson or Purchaser of any representation, warranty, agreement or covenant contained in the Merger Agreement.

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In the event that the Merger is not consummated by the Outside Closing Date, as may be extended unilaterally by Hudson or the Purchaser up to December 31, 2022, a Breakup Fee of $1,500,000 shall be paid by Hudson to Fr8App.

Merger-Related Transactions and Agreements

2020 Bridge Financing

On October 7, 2020, Fr8App entered into a Note Purchase Agreement with certain existing shareholders and investors pursuant to which Fr8App issued 2020 Bridge Notes in the aggregate principal amount of $4,004,421 in a 2020 Bridge Financing. All 2020 Bridge Notes will mature on the date that is two years from the closing date of the 2020 Bridge Financing. Interest on the 2020 Bridge Notes will accrue at an annual rate of 5% over the two-year term of the 2020 Bridge Notes and is payable by Fr8App (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the 2020 Bridge Notes by Fr8App or, (iv) in connection with any conversion of the 2020 Bridge Notes through the issuance of shares of the capital stock of Fr8App in exchange for accrued and unpaid interest owing at the time of conversion. Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the 2020 Bridge Notes will automatically convert into the Series A3 Preferred Stock and Series A3-1 Warrants issued in the Pre-Merger Financing, but at a conversion price equivalent to approximately 50% of the corresponding purchase price in the Pre-Merger Financing. As the lead investor in the 2020 Bridge Financing, ATW Opportunities was granted the right of first refusal to participate in up to 50% of the aggregate principal amount to be raised by Fr8App in any equity or equity-linked financing (except for the Pre-Merger Financing) occurring in the five years following the initial closing of the 2020 Bridge Financing pursuant to the Note Purchase Agreement.

January Bridge Financing

On January 29, 2021, Fr8App entered into the January Bridge Note Purchase Agreement with ATW Opportunities pursuant to which Fr8App issued the January Bridge Note. The January Bridge Note matures on October 7, 2022. Interest on the January Bridge Note accrues at an annual rate of 5% over the term and is payable by Fr8App (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the January Bridge Note by Fr8App, or, (iv) in connection with any conversion of the January Bridge Note through the issuance of shares of the capital stock of Fr8App in exchange for accrued and unpaid interest owing at the time of conversion. The January Bridge Note is convertible into Conversion Shares at the option of ATW Opportunities pursuant to one of the following: (i) next equity financing conversion; (ii) corporate transaction conversion; and (iii) at maturity.

Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the January Bridge Note will automatically convert into Series A3 Preferred Stock and Series A3-2 Warrants to be issued in the Pre-Merger Financing, at a conversion price equivalent to approximately 20% discount to the corresponding purchase price in the Pre-Merger Financing.

May Bridge Financing and July Bridge Financing

On May 24, 2021, Fr8App entered into a May Bridge Note Purchase Agreement with ATW and ATW Opportunities pursuant to which Fr8App issued May Bridge Notes in the aggregate principal amount of $1,608,842 between May and June 2021. Pursuant to the July Note Purchase Amendment, Fr8App issued to ATW Opportunities the July Bridge Note in the principal amount of $1,000,000 on July 30, 2021. The May Bridge Notes and July Bridge Note will mature on October 7, 2022. Interest on the May Bridge Notes and the July Bridge Note will accrue at an annual rate of 5% over the maturity period and will be payable by Fr8App (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment by Fr8App or, (iv) in connection with any conversion through the issuance of shares of the capital stock of Fr8App in exchange for accrued and unpaid interest owing at the time of conversion. The May Bridge Notes and the July Bridge Note will be convertible into Conversion Shares at the option of the holders pursuant to one of the following: (i) next equity financing conversion; (ii) corporate transaction conversion; and (iii) at maturity.

Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the May Bridge Notes and the July Bridge Note will automatically convert into the Series A3 Preferred Stock and Series A3-3 Warrants to be issued in the Pre-Merger Financing, at a conversion price equivalent to approximately 25% discount to the corresponding purchase price in the Pre-Merger Financing.

September 2021 Financing

On September 16, 2021, Hudson entered into the Securities Purchase Agreement with ATW Opportunities pursuant to which Hudson agreed to sell for an aggregate purchase price of $2,700,000, an aggregate of 630,000 ordinary shares and a Pre-Funded Warrant to purchase 650,000 ordinary shares (the “September 2021 Financing”). The September 2021 Financing closed on September 28, 2021 when the securities issued pursuant to the Securities Purchase Agreement were sold pursuant to the prospectus included in Hudson’s registration statement on Form F-3 (Registration No. 333-233408) filed with the SEC on August 22, 2019 and a prospectus supplement filed with the SEC on September 28, 2021.

The net proceeds from the September 2021 Financing, after expenses, was approximately $2.6 million, of which $1.5 million was used to fund the Fr8App Loan evidenced by the Promissory Note issued by Fr8App to Hudson Capital dated September 16, 2021, effective on September 28, 2021 at the closing of the September 2021 Financing. Interest on the Promissory Note accrues at an annual rate of 0.17% per annum. In connection with the Fr8App Loan, Fr8App also issued to Hudson the Fr8App Warrant to purchase certain securities of Fr8App in an aggregate value of $2,700,000, effective on September 28, 2021 at the closing of the September 2021 Financing. Hudson agreed to assign the Fr8App Warrant it received from Fr8App to ATW Opportunities and executed a Warrant Assignment Agreement on September 16, 2021. Pursuant to the terms of the Fr8App Warrant, upon closing of the Pre-Merger Financing, the Fr8App Warrant will be automatically deemed exercised to purchase shares of Fr8App’s Series A3 Preferred Stock, at a conversion price equivalent to approximately 25% discount to the corresponding purchase price in the Pre-Merger Financing. ATW Opportunities will also receive A3-3 Warrants at such time.

Pre-Merger Financing

On February 9, 2021, Fr8App entered into a Securities Purchase Agreement (the “SPA”) with ATW Opportunities, together with certain existing stockholders of Fr8App (including ATW), pursuant to which Fr8App shall sell to the investors (the “Investors”) a newly designated series of preferred stock, the Series A3 preferred stock (the “Series A3 Preferred Stock”), in a private placement for $8,008,841 in aggregate gross proceeds, excluding principal and accrued and unpaid interest relating to 2020 Bridge Notes that convert at the closing of the Pre-Merger Financing. With respect to principal and accrued and unpaid interest relating to the January Bridge Note, the May Bridge Notes and the July Bridge Note, ATW and ATW Opportunities have the option to elect for all or a portion of such converting principal and accrued and unpaid interest to reduce amounts that ATW and ATW Opportunities are otherwise committed to fund in cash in respect of Series A3 Preferred Stock at the closing of the Pre-Merger Financing. If and to the extent ATW and/or ATW Opportunities exercise this option, the $8,008,841 in aggregate gross proceeds expected to be received by Fr8App would be correspondingly reduced on a dollar-for-dollar basis by the amount of converted principal under the January Bridge Note and/or May Bridge Notes with respect to which such option is exercised (the “Opt Out Option”). Assuming full exercise of the Opt Out Option, ATW and/or ATW Opportunities’ commitment to fund in cash under the SPA at the closing of the Pre-Merger Financing will be reduced by $3,608,842, and the Exchange Ratio will be increased to approximately 1:1.27661. For additional details, see “Unaudited Pro Forma Condensed Combined Financial Information.”

The SPA, as amended, contemplates the conversion of the 2020 Bridge Notes, the January Bridge Note, the May Bridge Notes and the July Bridge Note into Series A3 Preferred Stock, and the subsequent cancellation of the notes. Immediately prior to the closing of the Merger, Fr8App shall issue 16,104,865 shares of Series A3 Preferred Stock to Investors, ATW Opportunities as a result of the September 2021 Financing, Chardan and converting holders of 2020 Bridge Notes, the January Bridge Note, the May Bridge Notes and the July Bridge Note. Such shares of Series A3 Preferred Stock shall initially be convertible into Fr8App common stock on a one-to-one basis, determined by calculating the quotient determined by dividing (x) the stated value of $3.00 per share, by (y) a conversion price of $3.00, which conversion price (the “Conversion Price”) is subject to adjustment as described elsewhere in this proxy statement/prospectus. The 16,104,865 shares of Fr8App’s Series A3 Preferred Stock shall, in connection with the closing of the Merger, be exchanged for 64,314,267 shares of Series A3 Preferred Stock of the Combined Company, which may be converted into a maximum of 64,314,267 shares of Combined Company common stock. However, only 18,375,505 shares of Series A3 Preferred Stock of the Combined Company will be initially convertible into common stock of the Combined Company on a 1:1 basis immediately following the closing of the Merger. The remaining shares of Series A3 Preferred Stock of the Combined Company will only be convertible into Combined Company common stock in the event certain price-protection adjustments are made based upon the volume weighted average price, or “VWAP”, of the Combined Company’s common stock during specified periods following the closing of the Merger. Pursuant to the Certificate of Designation of the Combined Company’s Series A3 Preferred Stock, for purposes of determining such price protection adjustments the VWAP will not be calculated to be less than $0.8571 per share. As a result, the maximum number of shares of Combined Company common stock issuable upon adjustment, if any, would be 64,314,267 shares.

The initial such upward adjustment in the number of Conversion Shares issuable upon conversion of Combined Company Series A3 Preferred Stock may be made based on the VWAP over the four trading days immediately following the date of the closing of the Merger. Thereafter, such additional upward adjustments in the number of Conversion Shares issuable upon conversion of Combined Company Series A3 Preferred Stock may be made based on the VWAP over the ten trading days immediately preceding the Trigger Date. Following the 120th trading day immediately following the closing date of the Merger, the number of Conversion Shares issuable upon conversion of the 64,314,267 shares of Combined Company Series A3 Preferred Stock will no longer be subject of any further adjustment. For the purpose of calculating the number of shares of the Series A3 Preferred Stock to be issued in connection with the Pre-Merger Financing (and, accordingly, other values and amounts that relate to, or are calculated based upon, the number of shares of Series A3 Preferred Stock actually issued by Fr8App to Investors and converting note holders under the SPA), all such share numbers disclosed in this proxy statement/prospectus have been calculated based on the assumption that the Opt Out Option will not be exercised, and that therefore, there will be no reduction on the amounts that ATW or ATW Opportunities are committed to fund in cash under the SPA at the closing of the Pre-Merger Financing.

In addition, Hudson has a post-closing obligation to cause the Combined Company to issue four series of warrants (Series A3, Series A3-1, Series A3-2 and Series A3-3) to purchase an aggregate of 18,375,505 shares of the Combined Company common stock. The terms and conditions of each series depends upon which of the foregoing financings is the basis for the issuance of the warrant. For further details about the Pre-Merger Financing, please see “Agreements Related to the Merger—Pre-Merger Financing” in this proxy statement/prospectus.

Pursuant to the terms of the SPA, the Investors purchasing Series A3 Preferred Stock with a Stated Value of $4.0 million or greater have a right, commencing on the date of the SPA until five years thereafter, to participate in any Subsequent Financing in an amount equal to 50% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

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The Warrants

Four series of Warrants (Series A3, Series A3-1, Series A3-2 and Series A3-3) will be issued after the closing of the Merger, the terms and conditions of each series depends upon which of the foregoing financings is the basis for the issuance of the warrant.

The Series A3 Warrants will be delivered in connection with the purchase of securities for cash under the SPA. The Series A3 Warrants are exercisable for 7,272,561 shares of Combined Company Common Stock for a period of seven years after issuance, at an exercise price equal to $1.50 per share, and are subject to customary adjustments for stock splits, dividends, rights offerings, pro rata distributions and fundamental transactions. In addition, in the event the Combined Company undertakes a Subsequent Financing at an effective price per share that is less than $1.50, the exercise price of the Series A3 Warrants shall be reduced to the lower price.

The Series A3-1 Warrants will be delivered in connection with the conversion and cancellation of the 2020 Bridge Notes in the Pre-Merger Financing. The Series A3-1 Warrants are exercisable for 5,339,228 shares of Combined Company Common Stock for a period of seven years after issuance, at an exercise price equal to $0.75 per share, and are subject to customary adjustments for stock splits, dividends, rights offerings, pro rata distributions and fundamental transactions. In addition, in the event the Combined Company undertakes a Subsequent Financing at an effective price per share that is less than $0.75, the exercise price of the Series A3-1 Warrants shall be reduced to the lower price.

The Series A3-2 Warrants will be delivered in connection with the conversion and cancellation of the January Bridge Note in the Pre-Merger Financing. The Series A3-2 Warrants are initially exercisable for 833,333 shares of Combined Company Common Stock for a period of seven years after issuance, at an exercise price equal to $1.20 per share, and are subject to customary adjustments for stock splits, dividends, rights offerings, pro rata distributions and fundamental transactions. In addition, in the event the Combined Company undertakes a Subsequent Financing at an effective price per share that is less than $1.20, the exercise price of the Series A3-2 Warrants shall be reduced to the lower price.

 The Series A3-3 Warrants will be delivered in connection with (i) the conversion and cancellation of the May Bridge Notes and July Bridge Note in the Pre-Merger Financing, and (ii) the September 2021 Financing. The Series A3-3 Warrants are initially exercisable for 4,663,415 shares of Combined Company Common Stock for a period of seven years after issuance, at an exercise price equal to $1.125 per share, and are subject to customary adjustments for stock splits, dividends, rights offerings, pro rata distributions and fundamental transactions. In addition, in the event the Combined Company undertakes a Subsequent Financing at an effective price per share that is less than $1.125, the exercise price of the Series A3-3 Warrants shall be reduced to the lower price.

In the event of an Adjustment Date, the Exercise Price shall be reduced, and only reduced, on each Adjustment Date to the lesser of (a) the then Exercise Price, as adjusted, and (b) the Initial Trigger Date Conversion Price, with respect to the Initial Trigger Date, or the applicable Trigger Date Conversion Price, with respect to each applicable Trigger Date.

Each series of Warrants:

●	has a “Beneficial Ownership Limitation” equal to 4.99% of the number of shares of the Combined Company Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the applicable Warrant. An Investor, upon notice to the Combined Company, may increase or decrease the Beneficial Ownership Limitation, as provided for in the Warrants; and

●	will be exercisable on a “cashless” basis only in the event there is no effective registration statement registering, or the prospectus contained therein is not available for the sale of, the shares underlying the Warrants.

Registration Rights

On February 9, 2021, the Purchaser and the Investors entered into a registration rights agreement, whereby Purchaser agreed to file the Pre-Merger Form S-1 to register for resale the Conversion Shares and shares held by Hudson’s affiliate, PX Global, that shall be declared on the Closing Date. Purchaser and Fr8App have agreed to prepare and file the Pre-Merger Form S-1 as soon as practicable after the execution of the SPA. The Pre-Merger Form S-1 must be declared effective by the 60th day following filing or, in the event the SEC notifies Purchaser that it will “review” the Pre-Merger Form S-1, the 90th calendar day following the filing date and with respect to any additional registration statements which may be required pursuant to the Registration Rights Agreement, the 60th calendar day following the date on which an additional registration statement is required to be filed thereunder.

A Post-Closing Form S-1 shall be filed by the Combined Company to register for resale (A) up to 6,561,605 shares of Merger Consideration that have not been registered on the Pre-Merger Form S-1, or on the registration statement for which this prospectus/proxy statement forms a part, consisting of (i) 873,942 shares of Combined Company Common Stock underlying the A2 Warrant, (ii) 950,825 shares of Combined Company Common Stock underlying the A2 Preferred Stock, (iii) 4,324,085 shares of Combined Company Common Stock underlying the A1-A Preferred Stock, (iv) 412,853 shares of Combined Company Common Stock underlying the A1-B Preferred Stock, and (B) 18,375,505 shares of Combined Company Common Stock underlying the warrants to be issued in Pre-Merger Financing.

The Post-Closing Form S-1 must be filed no later than the 15th calendar day following the Closing Date and, with respect to any additional registration statements which may be required pursuant the Registration Rights Agreement, the earliest practical date on which the Combined Company is permitted by SEC guidance to file such additional registration statements related to the securities to be registered on the Post-Closing Form S-1. The Post-Closing Form S-1 must be declared effective by the 60th day following filing or, in the event the SEC notifies Purchaser that it will “review” the Post-Closing Form S-1, the 75th calendar day following the filing date) and with respect to any additional registration statements which may be required pursuant to the Registration Rights Agreement, the 60th calendar day following the date on which an additional registration statement is required to be filed thereunder.

Failure to timely file or have the Pre-Closing Form S-1 or the Post-Closing Form S-1, be declared effective by the dates set forth above, including, without limitation failure to keep the Pre-Closing Form S-1 or the Post-Closing Form S-1 effective or, after the dates of effectiveness, such registration statements cease for any reason to remain continuously effective as to all securities included in such registration statements, or the Investors are otherwise not permitted to utilize the prospectus therein to resell, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period, then, in addition to any other rights the Holder (as defined under the registration statement) may have under such registration statements or applicable law, on each such date and on each monthly anniversary of each such date (if not been cured by such date) until such event is cured, the Combined Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 2.0% multiplied by the aggregate purchase price paid by such Holder pursuant to the SPA. If the Combined Company fails to pay any partial liquidated damages pursuant to the applicable Registration Rights Agreement in full within seven days after the date payable, the Combined Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms thereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an event.

Lock-up and Leak-Out Agreements

In connection with the Transactions, Hudson is expected to enter into Lock-Up Agreements with Fr8App stockholders owning 3% or greater of the capital stock on a fully diluted basis, pursuant to which these Fr8App stockholders, for up to one year after the closing of the Transactions and, subject to certain exceptions, will agree not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Purchaser Common Stock issued in connection with the Merger, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. However, notwithstanding the foregoing, these Fr8App stockholders will be able to sell under the Leak-Out Agreement for 180 days after the closing of the Merger, shares of Purchaser Common Stock issued in exchange for the shares obtained from the Pre-Merger Financing for up to 22% of the average daily trading volume of Purchaser Common Stock on the NASDAQ stock exchange.

Support Agreement

On November 6, 2020, PX Global, a Hudson shareholder owning approximately 35.6% of the voting power in Hudson entered into a Support Agreement with Fr8App and Hudson pursuant to which the shareholder agreed to vote in favor of the Transactions contemplated by the Merger Agreement at the Meeting.

Risk Factors

Both Hudson and Fr8App are subject to various risks associated with their businesses and their industries. In addition, the Merger poses a number of risks to each company and its respective stockholders, including the following risks:

●	the Applicable Per Share Merger Consideration is not adjustable based on the market price of ordinary shares of Hudson so the Merger Consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed;

●	the Merger may not be completed, and failure to complete the Merger may result in paying a breakup fee or expenses to the other party and could harm the common stock price of Hudson and future business and operations of each company;

●	the Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes;

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●	the market price of the Combined Company’s common stock may decline;

●	Hudson shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger;

●	certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement;

●	the lack of a public market for Fr8App shares makes it difficult to determine the fair market value of the Fr8App shares, and Hudson may pay more than the fair market value of the Fr8App shares;

●	it may be difficult to evaluate Hudson’s financial advisory services following the Merger; and

●	if the conditions of the Merger are not either met or waived, the Merger will not occur.

Risks Related to Hudson’s Business and Industry

●	We have a limited operating history in a new and evolving market, which makes it difficult to evaluate our future prospects.

●	Our historical financial results may not be indicative of our future performance.

●	If we are unable to maintain or increase the volume of loan transactions facilitated through us or if we are unable to retain existing clients or attract new clients, our business and results of operations will be adversely affected.

●	If we are unable to maintain low default rates for loans facilitated by us, our business and results of operations may be materially and adversely affected.

●	Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

●	Our business is dependent on the continued efforts of our senior management, some of whom have interests and responsibilities outside of our business. Apart from the possibility of a conflict of interest, if one or more of them is/are unable to devote sufficient time and effort to our business, our business may be adversely impacted.

●	Successful strategic relationships with the banks are important for our future success.

●	We may not be familiar with new regions or markets we enter and may not be successful in offering new products and services.

●	Our business model could be negatively affected by changes and fluctuation in the banking industry.

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●	Fraudulent activity associated with borrowers referred by us could negatively impact our operating results, brand and reputation and cause the use of our financing products and services to decrease.

●	Misconduct, errors and failure to function by our management and employees could harm our business and reputation.

●	The laws and regulations governing the financial advisory service industry in China are developing and evolving and subject to changes. If our practice is deemed to violate any PRC laws or regulations, our business, financial conditions and results of operations would be materially and adversely affected.

●	We had previously made several direct loans to selected corporate clients in contravention of the PRC Lending General Provisions and may be subject to fines by the People’s Bank of China (“PBOC”).

●	If our financial advisory services do not achieve sufficient market acceptance, our financial results and competitive position will be harmed.

●	If we do not compete effectively, our results of operations could be harmed.

●	Our direct lending/entrusted loan activities are subject to greater credit risks than larger lenders, which could adversely affect our results of operations.

●	Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

●	We may be involved in legal proceedings arising from our operations.

●	If we fail to promote and maintain our brand in an effective and cost-efficient way, our business and results of operations may be harmed.

●	A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

●	We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

●	From time to time we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

●	The future development and implementation of anti-money laundering laws in China may increase our obligation to supervise and report transactions with our customers, thereby increasing our compliance efforts and costs and exposing us to criminal measures or administrative sanctions for non-compliance.

●	Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

●	Increases in labor costs in the PRC may adversely affect our business and results of operations.

●	We do not have any business insurance coverage.

●	Our ability to protect the confidential information of our borrowers may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

●	Our operations depend on the performance of the internet infrastructure and fixed telecommunications networks in China.

●	Any significant disruption in service on our computer systems, including events beyond our control, could prevent us from processing loans, reviewing borrowers’ applications and materials, reduce the attractiveness of our services and result in a loss of borrowers.

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●	We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

●	We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

●	If we cannot maintain our corporate culture as we attempt to grow, we could lose the innovation, collaboration and focus that contribute to our business.

●	We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

●	War, terrorism, other acts of violence or natural or man-made disasters, including a global pandemic, may affect the markets in which the Company operates, the Company’s customers, the Company’s delivery of products and customer service, and could have a material adverse impact on our business, results of operations, or financial conditions.

●	We are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

For a more detailed discussion on the above risk factors, please refer “Risks Related to Hudson’s Business and Industry” beginning on page 55.

Risks Related to Hudson’s Corporate Structure

●	If the PRC government deems that the contractual arrangements in relation to our variable interest entity do not comply with PRC governmental restrictions on foreign investment, or if these regulations or the interpretation of existing regulations changes in the future, we could be subject to penalties or be forced to relinquish our interests in those operations. Further, your shares may decline in value or become worthless if you are unable to assert your contractual control rights over the assets of Sheng Ying Xin and subsidiaries that conduct our operations. For a more detailed discussion, please refer to page 67.

●	Substantial uncertainties exist with respect to the interpretation of the PRC Foreign Investment Law (“FIL”) and how it may impact the viability of our current corporate structure, corporate governance and business operations. For a more detailed discussion, please refer to page 69.

●	Our contractual arrangements may not be as effective in providing control over the variable interest entities as direct ownership. For a more detailed discussion, please refer to page 70.

●	Any failure by our variable interest entities or their equity holders to perform their obligations under the contractual arrangements would have a material adverse effect on our business, financial condition and results of operations. For a more detailed discussion, please refer to page 70.

●	We may lose the ability to use, or otherwise benefit from, the licenses, approvals and assets held by our variable interest entities, which could severely disrupt our business, render us unable to conduct some or all of our business operations and constrain our growth. For a more detailed discussion, please refer to page 71.

●	The equity holders, directors and executive officers of our variable interest entities, as well as our employees who execute other strategic initiatives may have potential conflicts of interest with our Company. For a more detailed discussion, please refer to page 71.

●	The contractual arrangements with our variable interest entities may be subject to scrutiny by the PRC tax authorities. Any adjustment of related party transaction pricing could lead to additional taxes, and therefore substantially reduce our consolidated net income and the value of your investment. For a more detailed discussion, please refer to page 72.

For a more detailed discussion on the above risk factors, please refer “Risks Related to Hudson’s Corporate Structure” beginning on page 67.

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Risks Related to Doing Business in the People’s Republic of China

●	Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies. For a more detailed discussion, please refer to page 72.

●	There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations, which can change quickly with little advance notice. For a more detailed discussion, please refer to page 73.

●	PRC regulations regarding acquisitions impose significant regulatory approval and review requirements, which could make it more difficult for us to pursue growth through acquisitions. For a more detailed discussion, please refer to page 73.

●	PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits. For a more detailed discussion, please refer to page 74.

●	Any failure to comply with PRC regulations regarding our employee equity incentive plans, should we have one, may subject the PRC plan participants or us to fines and other legal or administrative sanctions. For a more detailed discussion, please refer to page 74.

●	We rely to a significant extent on dividends and other distributions on equity paid by Sheng Ying Xin to fund offshore cash and financing requirements. For a more detailed discussion, please refer to page 75.

●	PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from any offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries. For a more detailed discussion, please refer to page 75.

●	We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income. For a more detailed discussion, please refer to page 75.

●	We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or other assets attributable to a PRC establishment of a non-PRC company. For a more detailed discussion, please refer to page 76.

●	Restrictions on currency exchange may limit our ability to utilize our revenue effectively. For a more detailed discussion, please refer to page 77.

●	Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment. For a more detailed discussion, please refer to page 78.

●	The recent spate of government interference by the PRC government into business activities of U.S. listed Chinese companies may negatively impact our operations, value of our securities and/or significantly limit or completely hinder our ability to offer future securities to investors and cause the value of such securities to significantly decline or be worthless. For a more detailed discussion, please refer to page 78.

●	If our public accounting firm does not permit the Public Company Accounting Oversight Board (“PCAOB”) to inspect it within three years pursuant to the Holding Foreign Companies Accountable Act, we may be delisted. For a more detailed discussion, please refer to page 79.

●	It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China. For a more detailed discussion, please refer to page 79.

●	Failure to comply with laws and regulations applicable to our business in China could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business. For a more detailed discussion, please refer to page 79.

For a more detailed discussion on the above risk factors, please refer “Risks Related to Doing Business in the People’s Republic of China” beginning on page 72.

Risks Related to Hudson Ordinary Shares

●	The trading price of our ordinary shares and is likely to be volatile, which could result in substantial losses to our shareholders.

●	We are vulnerable to predatory short selling practices.

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●	You must rely on the judgment of our management as to the use of its cash and assets, and such use may not produce income or increase our ordinary shares price.

●	Substantial future sales or perceived potential sales of our ordinary shares, or other equity or equity-linked securities in the public market could cause the price of our ordinary shares to decline significantly.

●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ordinary shares and trading volume could decline.

●	As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain NASDAQ corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our ordinary shares.

●	As a foreign private issuer, we are exempt from certain disclosure requirements under the Exchange Act, which may afford less protection to our shareholders than they would enjoy if we were a domestic U.S. company.

●	If and when permitted by law, we may conduct a public offering and listing of our shares in China, which may result in increased regulatory scrutiny and compliance costs as well as increased fluctuations in the prices of our ordinary shares and ordinary shares listed in overseas markets.

●	Our shareholders may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. federal courts may be limited because we are incorporated under British Virgin Islands law, we conduct substantially all of our operations in China and most of our directors and substantially all of our executive officers reside outside the United States.

●	The laws of the British Virgin Islands provide limited protection for minority shareholders, so minority shareholders may have limited or no recourse if they are dissatisfied with the conduct of our affairs.

●	British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of one avenue to protect their interests.

●	The requirements of being a public company may strain our resources and distract our management.

●	We have recently received several written notifications from The Nasdaq Stock Market LLC informing us that we no longer meet certain continued listing requirements of the Nasdaq Global Market.

●	Our ordinary shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

●	The recent joint statement by the SEC, proposed rule changes submitted by NASDAQ, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our future offerings, business operations share price and reputation.

●	NASDAQ may apply additional and more stringent criteria for our continued listing.

For a more detailed discussion on the above risk factors, please refer “Risks Related to Hudson Ordinary Shares” beginning on page 80.

These risks and other risks are discussed in greater detail under the section titled “Risk Factors” and in the documents incorporated by reference in this proxy statement/prospectus. Hudson and Fr8App both encourage you to read and consider all of these risks carefully.

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Regulatory Approvals

In the U.S., Hudson and Purchaser must comply with applicable federal and state securities laws and the rules and regulations of NASDAQ in connection with the issuance of shares of Purchaser Common Stock pursuant to the Merger Agreement and the filing of this proxy statement/prospectus with the SEC.

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission of the State Council, the State Taxation Administration, the State Administration for Industry and Commerce, the State Administration for Foreign Exchange, and the China Securities Regulatory Commission, or CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and amended on June 22, 2009. The M&A Rules which, requires, among other things, offshore special purpose vehicles, or SPVs, formed for the listing purpose through acquiring PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

Based on the current PRC laws and regulations, we will not be required to obtain the approval from CSRC for the proposed Redomestication and Merger. We are currently not required to obtain other permission from any of the PRC authorities to operate other than what is already in our possession and issue our ordinary shares to foreign investors. In addition, we, our subsidiaries, HKSQ, BYYNT, Sheng Ying Xin and its subsidiaries are not required to obtain other permission or approval from the PRC authorities including CSRC or CAC for Sheng Ying Xin’s operation other than what is already in our possession, nor have we, our subsidiaries, HKSQ, BYYNT, or Sheng Ying Xin and its subsidiaries received any denial for the Sheng Ying Xin’s operation.

However, there remains some uncertainty as to how the M&A Rules and these opinions will be interpreted, implemented or enforced particularly in the context of a future offering to foreign investors, which may take place quickly with little advance notice. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may take certain actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our stock.

On July 6, 2021, the relevant PRC government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. However, these opinions did not explicitly mention the measures to be taken against overseas listed companies that apply the variable interest entity structure. As these opinions are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of these opinions remains unclear at this stage. We cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us.

If it is determined in the future that approval from the CSRC or other regulatory authorities or other procedures, including the cybersecurity review under the enacted version of the revised Measures for Cybersecurity Review are required for future offerings of securities to foreign investors, it is uncertain whether we can or how long it will take us to obtain such approval or complete such procedures and any such approval could be rescinded. Any failure to obtain or delay in obtaining such approval or completing such procedures for our offerings, or a rescission of any such approval if obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities for failure to seek CSRC approval or other government authorization for our offerings. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from our offerings into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt our offering before settlement and delivery of the shares offered. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for our prior offerings, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver.

Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of the shares.

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NASDAQ Stock Market Listing

The approval by NASDAQ of (i) the continued listing of the Purchaser Common Stock on the NASDAQ Capital Market following the Effective Time and (ii) the listing of the shares of Purchaser Common Stock being issued in connection with the Merger on The NASDAQ Capital Market at or prior to the Effective Time are conditions to the closing of the Merger. Fr8App has agreed to cooperate with Purchaser to furnish to Purchaser all information concerning Fr8App and its stockholders that may be required or reasonably requested in connection with NASDAQ listing. If such approvals are obtained, Hudson anticipates that the Combined Company’s common stock will be listed on NASDAQ under the trading symbol “FRGT” following the Closing of the Merger.

Trading in our securities may however be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditor, and that as a result an exchange may determine to delist your securities. We are not aware that the PCAOB has been or currently is unable to inspect our auditor. See Risk Factor titled “Our ordinary shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

Dividend Policy and the Flow of Cash To/From Sheng Ying Xin and Subsidiaries

Our board of directors has discretion on whether to distribute dividends, subject to certain restrictions under British Virgin Islands law, namely that our Company may only pay dividends if the value of the Company’s assets exceed its liabilities and the company is able pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any plans and have never paid any cash dividends on our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. As of December 31, 2020, there are no dividends or distributions made and thus no tax consequences can be quantified. We had net losses for 2018, 2019 and 2020 and accordingly, no service fee was paid by Sheng Ying Xin to BYYNT.

Because of the administrative difficulties associated with remitting funds in and out of China , we have, on occasion made payments on behalf of entities within our Company and reconciled such payments in our consolidated financial statements.

Set forth below is a summary of (i) cash transferred from Hudson Capital, Inc. to BYYNT and Sheng Ying Xin and (ii) payments made on behalf of Sheng Ying Xin and its subsidiaries by Hudson Capital Inc. for the fiscal years 2018, 2019, 2020 and for the nine months ended September 30, 2021.

No other assets was transferred within the parties or paid on behalf of a related party for those time periods presented. No cash or assets was transferred between HKIFS and HKSQ over any of the time periods presented and there are currently no restrictions on any such transfers.

	Amount of Cash Transferred to Sheng Ying Xin and its subsidiaries	Payments made on behalf of Sheng Ying Xin and its subsidiaries
FY 2018	$92,130	$228,542
- Hudson Capital Inc. paid salaries of Sheng Ying Xin and Fu Hui (Shenzhen) Commercial Factoring Co., Ltd., Ltd		22,345.78
- Hudson Capital Inc. transferred funds to BYYNT and Sheng Ying Xin	29,280.00
- Hudson Capital Inc. transferred funds to BYYNT and Sheng Ying Xin	62,850.00
- Hudson Capital Inc. paid salaries of Sheng Ying Xin and Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd employees		57,123.79
- Hudson Capital Inc. paid salaries of Sheng Ying Xin employees		149,072.67

FY 2019	$25,815	$76,444
- Hudson Capital Inc. transferred funds to BYYNT and Sheng Ying Xin	25,814.81
- Hudson Capital Inc. paid Sheng Ying Xin expenses		7,230.51
- Hudson Capital Inc. paid Sheng Ying Xin expenses		15,606.16
- Hudson Capital Inc. paid salaries of Sheng Ying Xin and Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd employees		53,607.74

FY 2020	$-	-
FY 2021 (through September 30, 2021) - Hudson Capital Inc. paid Sheng Ying Xin expenses	-	$2,762,983

Conversely, set forth below is a summary of payments made by Sheng Ying Xin on behalf of Hudson Capital Inc. There have been no distributions/dividends or cash transferred from Sheng Ying Xin and its subsidiaries in the past three years through present date and accordingly no material tax consequences resulting from such distributions/dividends/transfer.

	Amount of Cash Transferred from Sheng Ying Xin and its subsidiaries	Payments made on behalf of BYYNT, HKSQ (as the case may be), HKIFS and Hudson Capital Inc.
FY 2018	-	$166,131
- Sheng Ying Xin paid Hudson Capital Inc.’s audit fees		82,777.00
- Sheng Ying Xin paid Hudson Capital Inc.’s audit fees		83,354.00
FY 2019	-	$1,912
- Sheng Ying Xin paid Hudson Capital Inc.’s expenses		1,912.33
FY 2020	-	-
FY 2021 (through September 30, 2021)	-	-

Capital Transfer

(i)	Distribution from Sheng Ying Xin to the U.S. Investors

Sheng Ying Xin and its subsidiaries may distribute funds to the BYYNT through the SYX Exclusive Business Cooperation Agreement by paying service fees to the BYYNT and deducting all costs, expenses, taxes, losses (if required by the PRC laws) and other costs and funds that shall be retained in accordance with applicable PRC laws. According to the SYX Exclusive Business Cooperation Agreement, for services rendered to Sheng Ying Xin by BYYNT under this agreement, BYYNT is entitled to collect a service fee on a monthly basis, which is approximately equal to the net income of Sheng Ying Xin. BYYNT may pay dividends to its foreign shareholders according to the equity interests it holds after completing the relevant foreign exchange registration progress.

(ii)	Distribution from U.S. investors to BYYNT and Sheng Ying Xin

In general, subject to the requirements and limitations outlined below, we may allocate the net proceeds of any raise into China through (a) capital contributions to our PRC subsidiaries, and (b) loans to our PRC subsidiaries and Sheng Ying Xin.

Under the first approach, we may transfer the proceeds into BYYNT and other PRC subsidiaries we establish in the future to contribute the initially subscribed registered capital of them. If the registered capital is not sufficient to cover the intended capital contribution, under the current PRC laws and regulations, we may increase the registered capital and apply for the registration changing procedures with the local SAIC and submit the changing report to local MOFCOM at the meantime.

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Under the second approach, we may provide loans to BYYNT, Sheng Ying Xin and other PRC subsidiaries we establish in the future. According to the current PRC laws and regulations, the borrowers shall file the information of its cross-border financing with the SAFE after signing the contract and no later than 3 working days before the withdrawal of money, and the maximum amount of the aggregate loan is equals 1-2 times of the borrowers’

Tax Consequences

(i)	Distribution from Sheng Ying Xin to BYYNT

Under PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the PRC VIE Agreements entered into, among others, Sheng Ying Xin and BYYNT do not represent an arm’s-length price and adjust any of those entities’ income in the form of a transfer pricing adjustment. A transfer pricing adjustment could increase our tax liabilities. In addition, PRC tax authorities may form the view that our subsidiaries or Sheng Ying Xin have improperly minimized their tax obligations and we may not be able to rectify any such incident within the limited timeline required by PRC tax authorities. As a result, PRC tax authorities may impose late payment fees and other penalties on us for under-paid taxes, which may materially and adversely affect our business, financial condition and results of operations.

(ii)	Distribution from BYYNT to U.S. Investors

Under the PRC Enterprise Income Tax Law and its implementing regulations, an enterprise established outside China with its “de facto management body” within China is considered a “resident enterprise” in China and will be subject to the PRC enterprise income tax at the rate of 25% on its worldwide income. The tax authority will normally review factors such as the routine operation of the organizational body that effectively manages the enterprise’s production and business operations, locations of personnel holding decision-making power, location of finance and accounting functions and properties of the enterprise. The Enterprise Income Tax Law’s implementation regulations define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” The State Taxation Administration issued the Notice of the State Taxation Administration on Issues about the Determination of Chinese-Controlled Enterprises Registered Abroad as Resident Enterprises on the Basis of Their Body of Actual Management, or the SAT Circular 82, on April 22, 2009. SAT Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located inside China, stating that only a company meeting all the criteria would be deemed having its de factor management body inside China.

One of the criteria is that a company’s major assets, accounting books and minutes and files of its board and shareholders’ meetings are located or kept in the PRC. In addition, the SAT issued a bulletin on July 27, 2011, effective September 1, 2011, providing more guidance on the implementation of SAT Circular 82. This bulletin clarifies matters including residence status determination, post determination administration and competent tax authorities. Although both SAT Circular 82 and the bulletin only apply to offshore enterprises controlled by PRC enterprises and there are currently no further detailed rules or precedents applicable to us governing the procedures and specific criteria for determining “de facto management body” for companies like ours, the determination criteria set forth in SAT Circular 82 and the bulletin may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax residency status of offshore enterprises and how the administration measures should be implemented with respect to such enterprises, regardless of whether they are controlled by PRC enterprises or PRC individuals.

As none of our management members are based in mainland China, it remains unclear how the tax residency rule will apply to our case. We do not believe that our Company, or any of our offshore subsidiaries, should be qualified as a “resident enterprise” as each of our offshore holding entities is a company incorporated outside the PRC and we are not an offshore enterprise controlled by PRC domestic enterprises. As holding companies, each of these entities’ corporate documents, minutes and files of the board and shareholders’ meetings are located and kept outside of the PRC. Therefore, we believe that none of our offshore holding entities should be treated as a “resident enterprise” with its “de facto management bodies” located within China as defined by the relevant regulations for PRC EIT purposes. However, as the tax resident status of an enterprise is subject to determination by the PRC tax authorities, there are uncertainties and risks associated with this issue.

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Under the Enterprise Income Tax Law and the Regulation on the Implementation of the Enterprise Income Tax Law, the non-resident enterprise as the shareholder of the PRC resident enterprise will be subject to a 10% (or 20% for an individual shareholder pursuant to the Individual Income Tax Law) withholding tax upon dividends received from the PRC resident enterprise and on gain recognized with respect to the sale of shares of the resident enterprise. Accordingly, if we are treated as a PRC resident enterprise, our shareholders that are non-resident enterprises, including the holders of our stock, may be subject to a 10% withholding tax upon dividends received from us and on gain recognized with respect to the sale of our shares, unless such withholding tax is reduced by an applicable income tax treaty between China and the jurisdiction of the shareholder. Any such tax may reduce the returns on your investment in our shares.

(iii)	Ability and Limitations of Allocating Business Income

Pursuant to the Foreign Investment Law of the PRC, which took effect as on January 1, 2020, foreign investors’ capital contribution, profits, capital gains, assets disposal income, intellectual property license fees, legally obtained damages or compensation, liquidation proceeds, etc., may be freely remitted to overseas in RMB or foreign exchange according to PRC laws. Accordingly, the Company has the ability to repatriate revenues generated by the Sheng Ying Xin businesses.

However, there are restrictions under PRC laws for the payment of dividends to us by BYYNT. Our Company is a holding company and our ability to pay dividends and other cash distributions to our shareholders, service any debt we may incur and meet our other cash requirements depends significantly on our ability to receive dividends and other distributions from BYYNT. The amount of dividends paid to us by BYYNT depends solely on the service fees paid to BYYNT from Sheng Ying Xin. However, there are restrictions under PRC laws for the payment of dividends to us by BYYNT. For example, relevant PRC laws and regulations permit payments of dividends by BYYNT only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC laws and regulations, BYYNT is required to set aside at least 10% of its after-tax profits based on the PRC accounting standards each year to fund a statutory reserve, until the accumulated amount of such reserve has exceeded 50% of its registered capital. Consequently, BYYNT is restricted in its ability to transfer a portion of its net assets to us or any of our other subsidiaries in the form of dividends, loans or advances. The foregoing restrictions on the ability of BYYNT to pay dividends to us and the limitations on the ability of Sheng Ying Xin to pay service fees to BYYNT could materially and adversely limit our ability to borrow money outside of China or pay dividends to holders of our shares.

In addition, the PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive our revenue in Renminbi. Under our current corporate structure, our income is primarily derived from Sheng Ying Xin and its subsidiaries as they are our operating entities and source of revenue, and their financial statements are consolidated with ours. Shortages in the availability of foreign currency may restrict the ability of BYYNT to remit sufficient foreign currency to pay dividends (should it decide to do so) or other payments to us, or otherwise satisfy their foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, conversion of Renminbi is permitted, without prior approval from the SAFE, for current account transactions, including profit distributions, interest payments and expenditures from trade-related transactions, as long as certain procedural requirements are complied with. However, any existing and future restrictions on currency exchange in China may limit our ability to convert cash derived from our operating activities into foreign currencies to fund expenditures denominated in foreign currencies. If the foreign exchange restrictions in China prevent us from obtaining U.S. dollars or other foreign currencies as required, we may not be able to pay dividends in U.S. dollars or other foreign currencies to our shareholders.

Anticipated Accounting Treatment

The Merger is expected to be treated by Hudson as a reverse merger and accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). For accounting purposes, Fr8App is considered to be acquiring Hudson in the Merger.

Appraisal Rights and Dissenters’ Rights

The BVI Act provides that any shareholder of Hudson is entitled to payment of the fair value of his shares upon dissenting from a merger, unless Hudson is the surviving company of the merger and the shareholder continues to hold the same or similar shares. The following is a summary of the position in respect of dissenters rights in the event of a merger under the BVI Act.

A dissenter is in most circumstances required to give to Hudson written objection to the merger, which must include a statement that the dissenter proposes to demand payment for his shares if the merger takes place. This written objection must be given before the meeting of shareholders at which the merger is submitted to a vote, or at the meeting but before the vote. However, no objection is required from a shareholder to whom Hudson did not give notice of the meeting of shareholders or where the proposed merger is authorized by written consent of the shareholders without a meeting.

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Within 20 days immediately following the written consent, or the meeting at which the merger was approved, Hudson shall give written notice of the consent or resolution to each shareholder who gave written objection or from whom written objection was not required, except those shareholders who voted for, or consented in writing to, the proposed merger.

A shareholder to whom Hudson was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the copy of the plan of merger or an outline of the merger is given to him, give to Hudson a written notice of his decision to elect to dissent, stating:

(a)	His name and address;

(b)	the number and classes of shares in respect of which he dissents (which must be all shares that he holds in Hudson); and

(c)	a demand for payment of the fair value of his shares.

Upon the giving of a notice of election to dissent, the dissenter ceases to have any of the rights of a shareholder except the right to be paid the fair value of his shares, and the right to institute proceedings to obtain relief on the ground that the action is illegal.

Hudson shall make a written offer to each dissenter to purchase his shares at a specified price that Hudson determines to be their fair value. Such offer must be given within 7 days immediately following the date of the expiration of the period within which shareholders may give their notices of election to dissent, or within 7 days immediately following the date on which the merger is put into effect, whichever is later.

If Hudson and the dissenter fail, within 30 days immediately following the date on which the offer is made, to agree on the price to be paid for the shares owned by the dissenter, then within 20 days:

(a)	Hudson and the dissenter shall each designate an appraiser;

(b)	the two designated appraisers together shall designate an appraiser;

(c)	the three appraisers shall fix the fair value of the shares owned by the dissenter as of the close of business on the day prior to the date of the meeting or the date on which the resolution was passed, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on Hudson and the dissenter for all purposes; and

(d)	Hudson shall pay to the dissenter the amount in money upon the surrender by him of the certificates representing his shares, and such shares shall be cancelled.

Fr8App stockholders are entitled to appraisal rights in connection with the Merger under the DGCL.

Comparison of Stockholder Rights

Hudson is incorporated under the laws of the BVI, and Purchaser is incorporated under the laws of the State of Delaware. If the Redomestication Merger is completed, Hudson shareholders will become stockholders of Purchaser, and their rights will be governed by the DGCL, the bylaws of Purchaser and, the Amended and Restated COI of Purchaser. The rights of Hudson shareholders contained in the memorandum and articles of association of Hudson differ from the rights under the DGCL as more fully described under the section titled “Proposal 2 – The Redomestication Merger Proposal – Differences in Shareholder Rights.”

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SUMMARY SELECTED FINANCIAL DATA of Hudson

The following table summarizes Hudson’s financial data. Hudson has derived the following statements of operations data and balance sheets data for the years ended December 31, 2020 and 2019 from its audited financial statements, and six months period ended June 30, 2021 and 2020 from its unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus. Hudson’s historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Hudson’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its audited and unaudited financial statements and related notes included elsewhere in this proxy statement/prospectus. Numbers in the following tables are in U.S. dollars.

STATEMENTS OF OPERATIONS DATA:

	Year Ended December 31,		For the Six Months Ended June 30,
	2020	2019	2021	2020
	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Net revenue	$618	$1,366,417	$-	$605
Cost of revenue	-	123	-	-
Selling and marketing expenses	10,748	100,460	-	10,534
General and administrative expenses	4,123,108	1,893,499	395,665	862,015
Other income (expenses)	(4,942,115)	(61,360,850)	3,635	231,701
Loss from operations	(9,075,353)	(61,988,515)	(392,030)	(640,243)
Income tax provision	-	7,243	-	-
Other comprehensive gain (loss)	2,686,394	(365,258)	(48,812)	25,125
Net income (loss)	$(6,388,959)	$(62,361,016)	$(440,842)	$(615,118)

Income (loss) per ordinary share attributable to the Company
Basic and diluted	$(1.42)*	$(14.02)*	$(0.061)	$(0.137	)*
Weighted average ordinary share outstanding
Basic and diluted	6,406,146 *	4,422,837 *	6,406,146	4,662,657	*

* - The computation of basic and diluted share and EPS data was adjusted retroactively for all period presented to reflect the 5 to 1 reverse stock split change which was effective on October 29, 2020.

BALANCE SHEET DATA:

	As of December 31,		As of June 30,
	2020	2019	2021
	(Audited)	(Audited)	(Unaudited)
Current assets	$3,470,662	$5,561,034	$932,076
Total assets	3,582,966	5,569,057	947,241
Current liabilities	1,823,876	2,089,072	756,938
Long term liabilities	1,127,945	959,881	-
Ordinary shares	32,031	22,114	32,031
Total equity (deficit)	$631,145	$2,520,104	$190,303

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SUMMARY SELECTED FINANCIAL DATA of Fr8App

The following table summarizes Fr8App’s financial data. Fr8App has derived the following statements of operations data and balance sheets data for the years ended December 31, 2020 and 2019 from its audited financial statements, and six months period ended June 30, 2021 and 2020 from its unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. Fr8App’s historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Fr8App’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its audited and unaudited financial statements and related notes included elsewhere in this proxy statement/prospectus. Numbers in the following tables are in U.S. dollars.

STATEMENTS OF OPERATIONS DATA:

	Year Ended December 31,		For the Six Months Ended June 30,
	2020	2019	2021	2020
	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Net revenue	$9,205,941	$4,179,845	$10,666,316	$2,709,522
Cost of revenue	8,411,570	3,848,776	9,698,511	2,439,005
Compensation and employee benefits	2,212,407	1,559,278	2,034,999	730,368
Sales and marketing	23,622	130,641	163,929	16,381
General and administrative	2,737,184	1,047,551	1,134,840	621,824
Depreciation and amortization	531,027	659,961	158,141	343,504
Other expenses	(1,119,056)	(428,683)	(171,764)	(986,532)
Loss from operations	(5,828,925)	(3,495,045)	(2,695,868)	(2,428,092)
Income tax provision	23,051	9,981	17,095	7,651
Change in redemption value of preferred stock	(912,687)	-	-	(912,687)
Net loss attributable to common stockholders	(6,764,663)	(3,505,026)	(2,712,963)	(3,348,430)
Other comprehensive gain (loss)	2,159	(1,529)	20,025	(1,045)
Comprehensive loss	$(5,849,817)	$(3,506,555)	$(2,692,938)	$(2,436,788)

Income (loss) per ordinary share attributable to the Company
Basic and diluted	$(0.85)	$(37.28)	$(0.20)	$(1.09)
Weighted average ordinary share outstanding
Basic and diluted	7,953,545	94,055	13,463,481	3,107,231

BALANCE SHEET DATA:

	As of December 31,		As of June 30,
	2020	2019	2021
	(Audited)	(Audited)	(Unaudited)
Current assets	$6,112,335	$1,438,918	$8,651,475
Total assets	6,604,957	2,239,071	9,178,154
Current liabilities	3,847,061	1,452,720	6,310,127
Long term liabilities	3,904,912	8,119,704	6,596,687
Share capital	144	11	144
Total stockholder’s deficit	$(1,147,016)	$(7,333,353)	$(3,728,660)

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Unaudited Pro Forma Condensed Combined Statements of Operations Data

	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Revenue	$10,666,316	$9,206,559
Cost of revenues	9,698,511	8,411,570
Compensation and employee benefits	2,034,999	2,212,407
Sales and Marketing	163,929	34,370
General and administrative	1,530,505	6,860,292
Depreciation and amortization	158,141	531,027
Loss from operations	(2,919,769)	(8,843,107)
Net loss attributable to common stockholders	(3,104,993)	(15,840,016)
Net loss per share, basic and diluted	(0.07)	(0.38)

Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of June 30, 2021
Cash and cash equivalents	$12,726,690
Working capital, net	11,421,084
Total assets	16,429,993
Accumulated deficit	(16,312,921)
Total stockholders’ equity	11,962,928

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net loss and book value per share of Fr8App common stock and the historical net loss and book value per share of Hudson common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the pro forma events.

You should read the tables below in conjunction with the audited and unaudited consolidated financial statements of Fr8App included in this proxy statement/prospectus and the audited financial statements of Hudson included in this proxy statement/prospectus and the related notes and the unaudited pro forma condensed combined financial information and notes related to such financial statements included elsewhere in this proxy statement/prospectus.

Fr8App

	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.20)	$(0.85)
Book value per share (1)	$(0.28)	$(0.09)

Hudson

	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.06)	$(1.42)
Book value per share (1)	$0.03	$(0.10)

Combined company

	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Pro Forma Per Common Share Data:
Basic and diluted net loss per share	$(0.07)	$(0.38)
Book value per share (2)	$0.29	N/A

Fr8App

	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Pro Forma Per Common Share Data: (3)
Basic and diluted net loss per share	$(0.09)	$(0.44)
Book value per share	$0.33	N/A

(1)	Historical book value per share is calculated by dividing total shareholders’ equity by total outstanding shares.
(2)	Combined pro forma book value per share is calculated by dividing pro forma combined total shareholders’ equity by pro forma combined total outstanding shares.
(3)	Fr8App pro forma equivalent data per share is calculated by applying the estimated Exchange Ratio of 1.14099 to the unaudited pro forma combined per share data.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 10, 2020, Freight App, Inc. (“Fr8App,” formerly known as “FreightHub Inc.”) entered into an agreement and plan of merger with Hudson Capital, Inc., a BVI company (“Hudson”) (the “Merger Agreement”). The terms and conditions set forth in the Merger Agreement and amendments thereto, contemplate the following transactions: (i) the redomestication of Hudson into a Delaware corporation through a merger with Merger Sub I whereby Merger Sub I survives (the “Redomestication”); and (ii) the merger of Fr8App with and into Merger Sub II, whereby Fr8App will survive and it will become the indirect wholly-owned subsidiary of Merger Sub I (the “Merger”). As a result of the Merger, the separate existence of Hudson shall cease, and Fr8App will continue as the surviving corporation incorporated in the State of Delaware.

Fr8App has entered into a series of financing transactions through the issuance of notes. The first issuance for $4,004,421 was funded in October and November 2020 (the “2020 Bridge Notes”), the second issuance for $1,000,000 was funded in January 2021 (the “January Bridge Note”), the third issuance of an aggregate of $1,608,842 was funded in May and June 2021 (the “May Bridge Notes”), the fourth issuance for $1,000,000 was funded in July 2021 (the “July Bridge Note”) and an additional issuance of approximately $8,008,841 is expected to be funded at the closing of the Merger (“Pre-Merger Financing”) (all of which are described in the notes to the Unaudited Pro Forma Condensed Combined Financial Information). The 2020 Bridge Notes, the January Bridge Note, the May Bridge Notes, the July Bridge Note and the Pre-Merger Financing will convert into shares of Series A3 Preferred Stock at the Merger.

On September 16, 2021, Hudson entered into a securities purchase agreement (the “Securities Purchase Agreement”) with ATW Opportunities pursuant to which Hudson agreed to sell for an aggregate purchase price of $2,700,000, an aggregate of 630,000 ordinary shares and a pre-funded warrant to purchase 650,000 ordinary shares (“September 2021 Financing”). The September 2021 Financing closed on September 28, 2021.

The holders of the January Bridge Note, the May Bridge Notes and the July Bridge Note have the option to elect for all or a portion of such converting principal to reduce amounts that the holders are otherwise committed to fund in cash in respect of Series A3 Preferred Stock at the closing of the Pre-Merger Financing. If and to the extent the holders exercise this option, the $8,008,841 in aggregate gross proceeds expected to be received by Fr8App would be correspondingly reduced on a dollar-for-dollar basis by the amount of converted principal under the January Bridge Note, the May Bridge Notes and the July Bridge Note with respect to which such option is exercised (the “Opt Out Option”).

Since the exercise of the Opt Out Option is not probable, the Pro Forma Financial Information is presented under the assumption that the Pre-Merger Financing will be funded in the full amount of $8,008,841 and the Exchange Ratio is 1:1.14099. The notes to the Pro Forma Financial Information disclose the impact on the pro forma financial information should this Opt Out Option exercise occur and funding as a result be otherwise reduced by $3,608,842, and the Exchange Ratio increased to approximately 1:1.27661.

All shares of common stock, preferred stock, series seed, warrants and options of Fr8App issued and outstanding immediately prior to the Merger shall be cancelled and converted into an equivalent class of securities or the right to receive equivalent class of securities of the Combined Company, at an Exchange Ratio assuming the Opt Out is not exercised, estimated at 1 to 1.14099. Said Exchange Ratio shall be updated on the actual closing date of the Merger itself. The closing is subject to customary closing conditions and pre-closing covenants, including the approval by Hudson shareholders of the transactions and other proposals to be voted upon at a special meeting of Hudson shareholders. Following the closing of the transactions contemplated in the Merger Agreement, Fr8App stockholders will own 85.7% of the Combined Company on a non-diluted basis.

The following unaudited pro forma condensed combined balance sheet of the Combined Company as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations of the Combined Company for the six months ended June 30, 2021 and year ended December 31, 2020 present the combination of the financial information of Fr8App and Hudson after giving effect to the Merger and to the 2020 Bridge Notes, the January Bridge Note, the May Bridge Notes, the July Bridge Note, the September 2021 Financing and the Pre-Merger Financing, as further described in the Notes to the Unaudited Pro Forma Condensed Combined Financial Information. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 give effect to the Merger as if it occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to the Merger as if it had occurred on June 30, 2021.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements (“Pro Forma Statements”) are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The Pro Forma Statements should be read together with Fr8App’s and Hudson’s historical consolidated financial statements, which are included in this proxy statement/prospectus, and Hudson’s latest semi-annual report on Form 6-K as filed on July 29, 2021 and on its annual report on Form 20-F filed with SEC on May 5, 2021.

The Pro Forma Statements and accompanying notes contained herein assumes that Hudson’s shareholders approve the Merger. The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The pro forma adjustments reflected in the unaudited pro forma condensed combined financial information are preliminary and based on estimates, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary adjustments reflected in the Pro Forma Statements and the final application of the accounting for the Merger, which is expected to be completed as soon as practicable after the closing of the Merger, may occur and those differences could have a material impact on the accompanying Pro Forma Statements and supplementary financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final adjustments will likely occur as a result of the amount of cash used in operations from the date of the unaudited pro forma condensed combined balance sheet through the consummation of the Merger, as well as other changes in assets and liabilities between June 30, 2021 and the closing of the Merger. In addition, differences between the preliminary and final exchange ratio will likely occur between the filing date and the closing of the Merger as result of changes to Fr8App’s and Hudson’s capitalization during such period.

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The Pro Forma Statements and accompanied notes have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Fr8App and Hudson been a combined company during the specified periods.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

	Hudson (1) (Historical)	Fr8App (2) (Historical)	Elimination (3)	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS:
Current assets:
Cash and cash equivalents	$699,000	$2,514,240	$-	$9,008,841	(a)	$12,726,690
				(2,095,391)	(b)
				2,600,000	(c)
Accounts receivable	-	3,378,767	-	-		3,378,767
Accounts receivable – related party	-	5,850	-	-		5,850
Unbilled receivable	-	1,683,594	-	-		1,683,594
Restricted cash in escrow		175,000		(175,000)	(d)	-
Other receivables	140,935	-	-	-		140,935
Due from related parties	82,576	-	-	-		82,276
Prepaid expenses and other current assets	9,565	894,024	-	(433,852)	(e)	469,737
Total current assets	932,076	8,651,475	-	8,904,598		18,488,149

Intangible assets, net	814	8,391	-	-		9,205
Capitalized software, net	-	452,831	-	-		452,831
Property and equipment, net	11,290	57,639	-	-		68,929
Security deposits	-	7,818	-	-		7,818
Long-term prepayment	3,061	-	-	-		3,061
Total assets	$947,241	$9,178,154	$-	$8,904,598		$19,029,993

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable	$-	$2,405,468	$-	$-		$2,405,468
Accrued expenses	252,293	1,289,634	-	-		1,541,927
Short-term borrowings	-	2,363,260	-	-		2,363,260
Accounts payable- related party	361,339	177,279	-	-		538,618
Insurance financing payable		24,359				24,359
Income tax payable	143,306	50,127	-	-		193,433
Total current liabilities	756,938	6,310,127	-	-		7,067,065

Convertible notes payable, net	-	6,596,687		(6,596,687)	(g)	-

Total liabilities	756,938	12,906,814	-	(6,596,687)		7,067,065

STOCKHOLDERS’ EQUITY
Preferred stock	-	122	-	3,174	(f)	3,296
Common stock	32,031	22	(32,031)	826	(f)	848
Additional paid-in capital	32,931,128	12,563,462		9,008,841	(a)	28,251,050
				(2,704,243)	(b)
				2,600,000	(c)
				(4,000)	(f)
				6,596,687	(g)
			(32,931,128)		(h)
			190,303		(h)
Statutory reserve	3,032,854	-	(3,032,854)	-	(h)	-
Accumulated deficit	(34,930,006)	(16,312,921)	34,930,006		(h)	(16,312,921)
Accumulated other comprehensive gain	(875,704)	20,655	875,704	-	(h)	20,655
Total stockholders’ equity (deficit)	190,303	(3,728,660)	-	15,501,285		11,962,928

Total liabilities and stockholders’ deficit	$947,241	$9,178,154	$-	$8,904,598		$19,029,993

(1)	Derived from Hudson’s unaudited condensed consolidated balance sheet as of June 30, 2021.
(2)	Derived from Fr8App’s unaudited condensed consolidated balance sheet as of June 30, 2021.
(3)	To eliminate Hudson’s stockholders’ equity, as part of the Merger.

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

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PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR
THE SIX MONTHS ENDED JUNE 30, 2021

	Hudson (4) (Historical)	Fr8App (5) (Historical)	Pro Forma Adjustments	Notes	Pro Forma Combined

Net revenue	$-	$10,666,316	$-		$10,666,316
Cost of revenue	-	(9,698,511)	-		(9,698,511)
Gross profit	-	967,805	-		967,805

Operating expenses
Compensation and employee benefits	-	2,034,999	-		2,034,999
Sales and marketing	-	163,929	-		163,929
General and administrative	395,665	1,134,840	-		1,530,505
Depreciation and amortization	-	158,141	-		158,141
Total operating expenses	395,665	3,491,909	-		3,887,574

Operating loss	(395,665)	(2,524,104)	-		(2,919,769)

Other expenses
Interest income (expense), net	4	(287,442)	-		(287,438)
Other income (expense)	3,631	-	-		3,631
Gain from extinguishment of debt	-	115,678			115,678

Loss before provision for income taxes	(392,030)	(2,695,868)	-		(3,087,898)

Income tax expense	-	17,095	-		17,095

Net loss attributable to common stockholders	(392,030)	(2,712,963)			(3,104,993)

Other comprehensive loss
Foreign currency translation	(48,812)	20,025	-		(28,787)

Comprehensive loss	$(440,842)	$(2,692,938)			$(3,133,780)

Net loss per share attributable to common stockholder, basic and diluted	$(0.06)	$(0.20)			$(0.07)

Weighted average number of common shares	6,406,146	13,463,481		(i)	41,435,448

(4)	Derived from Hudson’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2021.
(5)	Derived from Fr8App’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2021.

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PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR
THE YEAR ENDED DECEMBER 31, 2020

	Hudson (4) (Historical)	Fr8App (5) (Historical)	Pro Forma Adjustments	Notes	Pro Forma Combined

Net revenue	$618	$9,205,941	$-		$9,206,559
Cost of revenue	-	(8,411,570)	-		(8,411,570)
Gross profit	618	794,371	-		794,989

Operating expenses
Compensation and employee benefits	-	2,212,407	-		2,212,407
Sales and marketing	10,748	23,622	-		34,370
General and administrative	4,123,108	2,737,184	-		6,860,292
Depreciation and amortization	-	531,027	-		531,027
Total operating expenses	4,133,856	5,504,240	-		9,638,096

Operating loss	(4,133,238)	(4,709,869)	-		(8,843,107)

Other expenses
Interest income (expense), net	365,014	(334,170)	-		30,844
Other income (expense)	38,870	-	-		38,870
Reversal of impairment (impairment loss) on loans to third parties	(5,345,999)	-			(5,345,999)
Loss from extinguishment of debt	-	(784,886)			(784,886)

Loss before provision for income taxes	(9,075,353)	(5,828,925)	-		(14,904,278)

Income tax expense	-	23,051	-		23,051

Net loss	(9,075,353)	(5,851,976)			(14,927,329)

Change in redemption value of redeemable preferred stock	-	(912,687)	-		(912,687)
Net loss attributable to common stockholders	(9,075,353)	(6,764,663)			(15,840,016)
Other comprehensive loss
Foreign currency translation	2,686,394	2,159	-		2,688,553

Comprehensive loss	$(6,388,959)	$(5,849,817)			$(12,238,776)

Net loss per share, attributable to common stockholder, basic and diluted	$(1.42)	$(0.85)			$(0.38)

Weighted average number of common shares	6,406,146	7,953,545		(i)	41,435,448

(4)	Derived from Hudson’s audited consolidated statement of operations for the year ended December 31, 2020.
(5)	Derived from Fr8App’s audited consolidated statement of operations for the year ended December 31, 2020.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the results of the Combined Company following the Merger.

The unaudited pro forma condensed combined financial information was prepared assuming the transaction will be accounted for as an equity transaction. This unaudited pro forma condensed combined financial information gives effect to certain financing transactions that will occur after June 30, 2021.

The merger is expected to be treated as an equity transaction. To determine the accounting for this transaction under U. S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business, asset acquisition or an equity transaction. The transaction between Fr8App and Hudson represents an equity transaction rather than a business combination under ASC 805. Accordingly, Fr8App is not expected to receive material non-monetary assets as part of this transaction. Therefore, no goodwill or intangible assets will be recognized as a result of the transaction. The transaction has been determined to be an equity transaction where in substance Fr8App is exchanging equity for the net monetary assets of Hudson.

Management evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Merger and determined that Fr8App will be the acquirer of Hudson for accounting purposes based on evaluation of the following facts and circumstances:

●	Fr8App’s existing stockholders will have the greatest ownership interest in the Combined Company with Fr8App Stockholders controlling 85.7% of the voting rights in the newly combined entity.
●	The Combined Company’s board of directors is expected to be composed of four directors, all of whom are current directors of Fr8App, and Hudson will have the right to designate only one board observer.
●	Fr8App senior management will be the senior management of the Combined Company.

Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of Fr8App with the acquisition being treated as the equivalent of Fr8App issuing stock for the net assets of Hudson, accompanied by a recapitalization.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021 and Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2021 and the year ended December 31, 2020 combines Hudson and Fr8App financial information as of June 30, 2021 and for the six months ended June 30, 2021 and the year ended December 31, 2020, as applicable.

As described above, Fr8App was determined to be the accounting acquirer and the equity of the Combined Company will represent a continuation of the equity of Fr8App with the equivalent of Fr8App issuing stock to the shareholders of Hudson, accompanied by a recapitalization.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the consummation of the Merger are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the Combined Company’s additional paid-in capital and are assumed to be cash settled, with the exception of certain fees paid to Fr8App’s financial adviser (“Finder’s Fee”) in shares in exchange for services provided in connection with the Merger, which are neutral to stockholders’ equity.

The Pro Forma Statements do not reflect the income tax effects of the pro forma adjustments. The Combined Company’s management believes this unaudited pro forma condensed combined financial information is not meaningful given the Combined Company incurred significant losses during the historical periods presented.

The Pro Forma Statements do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Merger occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The Pro Forma Statements have been prepared to illustrate the effect of the Merger and the other transactions contemplated by the Merger Agreement and have been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the Combined Company. Fr8App and Hudson have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The stockholders’ equity reflects the conversion of the 2020 Bridge Notes, January Bridge Note, May Bridge Notes, July Bridge Note, the September 2021 Financing and the full funding of the Pre-Merger Financing and the additional shares issued to both Companies’ shareholders as described in Note (g). The holders of the January Bridge Note, May Bridge Notes and the July Bridge Note have an Opt Out Option to elect for all or a portion of such converting principal to reduce amounts that the holders are otherwise committed to fund in cash in the Pre-Merger Financing. Since the full funding of Pre-Merger Financing is not definite, though probable, Note (i) to the Pro Forma Financial Information discloses the impact on the pro forma financial information should the Pre-Merger Financing be reduced by the full exercise of the Opt Out Option.

As described in Note 1, Basis of Presentation, Fr8App was determined to be the accounting acquirer and the equity of the Combined Company will represent a continuation of the equity of Fr8App with the acquisition being treated as the equivalent of Fr8App issuing stock to the shareholders of Hudson and Fr8App at the Exchange Ratio, accompanied by a recapitalization.

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Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(a)

To record cash to be received in pre-merger financing prior to the closing.

On February 9, 2021, Fr8App entered into a Securities Purchase Agreement (the “SPA”) with certain existing stockholders of the Company pursuant to which Fr8App shall sell to the investors (the “Investors”) a newly designated series of preferred stock, the Series A3 preferred stock (the “Series A3 Preferred Stock”), in a private placement for $8,008,841 in aggregate gross proceeds, excluding principal and accrued and unpaid interest relating to 2020 Bridge Notes that convert at the closing of the Pre-Merger Financing at a 50% discount to the Conversion Price of $3.00 per share, or $1.50 (“Pre-Merger Financing Conversion Price”). With respect to principal relating to the January Bridge Note, the May Bridge Notes and the July Bridge Note, the Investors have the option to elect for all or a portion of such converting principal and accrued and unpaid interest to reduce amounts that the Investors are otherwise committed to fund in cash in respect of Series A3 Preferred Stock at the closing of the Pre-Merger Financing (the “Opt Out Option”). The exercise of this Opt Out Option is not considered as probable (see Opt Out Option Note (i) and additional pro forma presentations which give effect to the exercise of the Opt Out Option).

Pursuant to an amendment to the May Note Purchase Agreement, an aggregate principal amount of $1,000,000 (the “July Bridge Note”) was funded in July 2021. The terms of the July Bridge Note are similar to the terms of the May Bridge Notes (see note 2(g)).

Total cash of $9,008,841 represented as an adjustment in the pro forma is comprised of Pre-Merger Financing of $8,008,841 and the July Bridge Note of $1,000,000, which was actually received subsequent to June 30, 2021.

(b)

Represents preliminary estimated direct transaction costs of $2,704,243 payable in cash incurred by Fr8App prior to, or concurrent with, the closing. This amount includes Fr8App’s estimated legal and accounting fees of $954,243 and Hudson’s investment banker fees of $1,750,000 less the following payments made prior to closing. Transaction costs payments of $175,000 and $433,852 were made prior to June 30, 2021 (see note (d) and (e), respectively), and the remaining estimated direct transaction costs of $2,095,391 are projected to be paid at closing. Additional transaction costs of $2,900,000 are paid in shares to an investment banker and described further as a Finder’s Fee and included in shares to be issued in note i(2).

(c)

Represents the September 2021 Financing of $2,700,000 less $100,000 of estimated legal fees, received by Hudson under the Security Purchase Agreement, of which $1.5 million was used to fund a loan to Fr8App (the “Fr8App Loan”) which is eliminated at the Combined Company and as such does not have an effect on the pro forma financial information.

(d)	Represents an amount of $175,000 held in escrow to be used to pay transaction costs in connection with the transactions contemplated by the Merger agreement.

(e)	Represents an amount of $433,852 of transaction costs paid prior to June 30, 2021.

(f)	Reflects par value of $0.0001 per share of 41,435,448 shares upon closing of the Merger as follows, based on the table in Note i:

Class of Shares to be issued	Number of shares to be issued	Par value
Preferred	32,958,918	$3,296
Common	8,476,530	848
	41,435,448	$4,144

(g)	Reflects the conversion of the 2020 Bridge Notes and January Bridge Note into Series A3 Preferred shares.

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On October 7, 2020, the Company entered into a note purchase agreement for the 2020 Bridge Notes with certain existing shareholders and investors pursuant to which the Company issued bridge notes in the aggregate principal amount of $4,004,421. The 2020 Bridge Notes will mature on October 7, 2022 and carry an annual interest rate of 5%. Each note is convertible into conversion shares pursuant to one of the following: 1. Automatic PIPE financing conversion; 2. Optional next equity financing conversion; 3. Optional corporate transaction conversion; or 4. Optional maturity conversion. The applicable conversion price in connection with any conversion of the 2020 Bridge Notes is at 50% discount of the Pre-Merger Financing Conversion Price of $1.50, or $0.75.

On January 29, 2021, the Company entered into a note purchase agreement with an existing shareholder pursuant to which the Company issued the January Bridge Note in the aggregate principal amount of $1,000,000 and with the same maturity date, interest rate as the 2020 Bridge Notes. The January Bridge Note conversion terms are the same as the 2020 Bridge Notes with the exception of a discount rate of 20% of the Pre-Merger Financing Conversion Price of $1.50, or $1.2.

On May 24, 2021, the Company entered into a note purchase agreement with an existing shareholder pursuant to which the Company issued the May Bridge Notes in the aggregate principal amount of $1,608,842 and with the same maturity date, interest rate as the January Bridge Note. The terms of the May Bridge Notes are similar to the January Bridge Note with the exception of having a 25% discount of the Pre-Merger Financing Conversion Price of $1.50, or $1.125

The note balances as of June 30, 2021 are as follows:

2020 Bridge Notes	$4,004,421
January Bridge Note	1,000,000
May Bridge Notes	1,608,842
Accrued interest	168,425
Less: unamortized deferred financing costs and discount	(185,001)
Total notes, net	$6,596,687

(h)	To eliminate historical stockholders’ equity of Hudson. In addition, the Hudson pro forma adjustment to additional paid-in capital of $190,303 was determined as follows:

ASSETS:
Current assets:
Cash and cash equivalents	$699,000
Other receivables	140,935
Due from related parties	82,576
Prepaid expenses and other assets	9,565
Property and equipment, net and other long-term assets	15,165
Total identifiable assets acquired	947,241
Accrued expenses	252,293
Accounts payable- related party	361,339
Income tax payable	143,306
Total liabilities assumed	756,938
Identifiable net monetary assets	190,303

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 are as follows:

(i)

The pro forma share calculations are presented as though the Merger occurred at the beginning of the periods presented, and the calculation of weighted average shares outstanding for basic and diluted net loss per Common share assumes that the shares issuable relating to the Merger have been outstanding for the entire periods presented.

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There is no substantive difference between Preferred Stock and Common Stock for any substantive right, including dividends and liquidation. The holders of Preferred Stock do not have rights to preferential or cumulative dividends and they share ratably with common stockholders in any type of distribution. Rights to earnings and dividends are currently identical to those of the common stockholders. As the Preferred Stock is considered to be Common Stock in substance, there is only one net loss per share disclosed.

The pro forma calculation of the weighted average shares outstanding as if the Merger was consummated on January 1, 2020, is as follows:

Class	June 30, 2021	To be Issued Prior to Merger		Total Outstanding Prior to Merger	Post-Merger Shares (1)	Hudson Outstanding Ordinary Shares	Ordinary Shares Post- Merger		Preferred Shares Post-Merger		Pro Forma Outstanding Shares
Common	1,296,652	(606,434	)(3)	692,717	790,384	7,686,146	8,476,530	(5)			8,476,530
		2,500	(4)
A2 Preferred	1,426,876			1,426,876	1,628,052				1,628,052		1,628,052
A1-A Preferred	7,758,329			7,758,329	8,852,183				8,852,183		8,852,183
A1-B Preferred	2,977,544			2,977,544	3,397,351				3,397,351		3,397,351
Series Seed	12,175			12,175	13,892				13,892		13,892
A3 Preferred		16,104,865	(2)	16,104,865	18,375,505				18,375,505	(6)	18,375,505
A4 Preferred		606,434	(3)	606,434	691,936				691,936		691,936
Total	13,471,575	16,107,365		29,578,940	33,749,302	7,686,146	8,476,530		32,958,918		41,435,448

(1)	Outstanding shares prior to merger multiplied by the estimated exchange ratio of 1.14099

(2)	The number of shares of A3 Preferred Stock including accumulated interest through June 30, 2021 was determined as follows:

Series A3 Preferred Stock	Initial Principal and Interest	Combined Company Conversion Price	Combined Company Shares	Exchange Ratio	Pre-Merger Fr8App Shares
2020 Bridge Notes	$4,146,939	$0.75	5,529,252	1.14099	4,846,009
January Bridge Note	$1,019,726	$1.20	849,772	1.14099	744,766
May Bridge Notes	$1,614,411	$1.125	1,435,032	1.14099	1,257,707
July Bridge Note	$1,000,000	$1.125	888,889	1.14099	779,050
Pre-Merger Financing	$8,008,841	$1.50	5,339,227	1.14099	4,679,465
September 2021 Financing (*)	$2,700,000	$1.125	2,400,000	1.14099	2,103,435
Finder’s fee (**)	$2,900,000	$1.50	1,933,333	1.14099	1,694,434
Total	$21,389,917		18,375,505		16,104,865

(*)	In connection with the Fr8App Loan, Fr8App also issued to Hudson a warrant to purchase certain securities of Fr8App in an aggregate value of $2,700,000 (the “Fr8App Warrant”). Hudson agreed to assign the Fr8App Warrant it received from Fr8App to ATW Opportunities and executed a Warrant Assignment Agreement on September 16, 2021. Pursuant to the terms of the Fr8App Warrant, upon closing of the Pre-Merger Financing, the Fr8App Warrant will be automatically deemed exercised to purchase shares of Fr8App’s Series A3 Preferred Stock, at a conversion price equivalent to 25% discount to the corresponding purchase price in the Pre-Merger Financing, or $1.125. ATW Opportunities will also receive A3-3 Warrants at such time. The A3-3 warrants to be received by ATW are considered as indexed to the entity’s own stock since the settlement amount will equal the difference between the fair value of a fixed number of the entity’s equity shares of 2.400,000, and the fixed amount of the exercise price of the warrants which is $1.125 per share. As such, upon issuance, the warrants’ fair value will be recorded to equity as a credit to additional paid-in capital due to the warrant being classified as part of equity, with a corresponding decrease to additional paid-in capital due to the warrant being issued as a discount on an equity financing, resulting in no net impact on the total paid-in capital nor total equity.

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(**)	At the consummation of the Merger, the Finders’ Fees as defined in the Merger Agreement will be paid in Series A3 Preferred Stock and Series A3 Warrants. Shares of Series A3 Preferred Stock of the Combined Company will be initially convertible into common stock of the Combined Company on a 1:1 basis immediately following the closing of the Merger.

(3)	Immediately prior to the Merger each share of the Fr8App common stock currently held by certain shareholders will be converted into the right to receive the Exchange Ratio in Series A4 Preferred Stock.

(4)	Represents 2,500 restricted stock units vested after June 30, 2021.

(5)	Includes 630,000 ordinary shares and a pre-funded warrant to purchase 650,000 ordinary shares issued by Hudson to ATW Opportunities under the Securities Purchase Agreement.

(6)	The 16,104,865 shares of Fr8App’s Series A3 Preferred Stock shall, in connection with the closing of the Merger, be exchanged for 64,314,267 shares of Series A3 Preferred Stock of the Combined Company, which may be converted into a maximum of 64,314,267 shares of Combined Company common stock. However, only 18,375,505 shares of Series A3 Preferred Stock of the Combined Company will be initially convertible into common stock of the Combined Company on a 1:1 basis immediately following the closing of the Merger. The remaining shares of Series A3 Preferred Stock of the Combined Company, up to a maximum of 45,938,762 shares, will only be convertible into Combined Company common stock in the event certain price-protection adjustments are made based upon the volume weighted average price, or “VWAP”, of the Combined Company’s common stock during specified periods following the closing of the Merger. While the Combined Company Series A3 Preferred Stock is convertible into common stock immediately following the merger, a holder of Series A3 Preferred Stock would be giving up the price-protection adjustments inherent in the Series A3 Preferred Stock were it to convert into common stock immediately following the merger. Consequently, the pro forma projections show no conversions into common stock immediately following the merger. Pursuant to the Certificate of Designation of the Combined Company’s Series A3 Preferred Stock, for purposes of determining such price protection adjustments, the VWAP shall not be less than $0.8571 per share. As a result, the maximum number of shares of Combined Company common stock issuable upon such adjustment, if any, would be 64,314,267 shares.

Hudson has a post-closing obligation to cause the Combined Company to issue four series of warrants (Series A3, Series A3-1, Series A3-2 and Series A3-3) to purchase an aggregate of 18,164,093 shares of the Combined Company common stock. The post-closing issuance of warrants to purchase 18,164,093 shares of the Combined Company’s common stock is considered as indexed to the entity’s own stock since the settlement amount will equal the difference between the fair value of a fixed number of the entity’s equity shares and the fixed amount of the exercise price of the warrants. As such, upon issuance, the warrants’ fair value will be recorded to equity as a credit to additional paid-in capital due to the warrant being equity classified, with a corresponding decrease to additional paid-in capital due to the warrant being issued as a discount on an equity financing, resulting in no net impact on the total paid-in capital nor total equity. In addition, although we are unable to predict individual investor behavior or stock prices, given the VWAP price-protection features of the Series A3 Preferred Stock of the Combined Company, we believe it is unlikely that these warrants will be exercised at the closing of the Merger, and therefore their exercise is not reflected in the pro forma balance sheet.

Opt Out Option

(j)	The holders of the January Bridge Note, the May Bridge Notes and the July Bridge Note (“2021 Bridge Notes”) have the option to elect for all or a portion of such converting principal to reduce amounts that the holders are otherwise committed to fund in cash in the Pre-Merger Financing. If and to the extent the holders exercise this Opt Out Option, the $8,008,841 in aggregate gross proceeds expected to be received by Fr8App would be correspondingly reduced on a dollar-for-dollar basis by the amount of converted principal and accrued and unpaid interest under the 2021 Bridge Notes with respect to which such option is exercised. In addition, the Exchange Ratio for which all shares of common stock, preferred stock, series seed, warrants and options of Fr8App issued and outstanding immediately prior to their conversion into an equivalent class of securities or the right to receive an equivalent class of securities of the Combined Company, would increase from an estimated 1:1.14099 to an estimated 1:1.27661. Since this conversion is not definite, this note discloses the impact on the pro forma financial information should the Opt Out Option be exercised.

Pursuant to Rule 11-02(a)(10) of Regulation S-X, if the transaction is structured in such a manner that significantly different results may occur, additional pro forma presentations which give effect to the range of possible results may be provided. Since funding of the full Pre-Merger Financing is not definite, though probable, the following tables provides the impact on the pro forma financial information should the funding be reduced by the full amount of $3,608,842.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET SUMMARY

OPT OUT OPTION EXERCISED IN FULL

AS OF JUNE 30, 2021

	Pro Forma Combined (1)	Pro Forma Adjustments	Notes	Pro Forma Combined Adjusted
ASSETS:
Current assets:
Cash and cash equivalents	$12,726,690	$(3,608,842)	(1)	$9,117,848
Other current assets	5,761,459			5,761,459
Total current assets	18,488,149	(3,608,842)		14,879,307

Other non-current assets	541,844	-		541,844

Total assets	$19,029,993	$(3,608,842)		$15,421,151

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Total current liabilities	7,067,065	-		7,067,065

Convertible notes payable, net	-			-

Total liabilities	7,067,065			7,067,065

STOCKHOLDERS’ EQUITY
Preferred stock	1,458	1,771	(3)	3,229
Common stock	2,685	(1,828)	(3)	857
Additional paid-in capital	28,251,050	(3,608,842)	(1)	24,642,266
		57	(3)
Accumulated deficit	(16,312,921)			(16,312,921)
Accumulated other comprehensive gain	20,655	-		20,655
Total stockholders’ equity (deficit)	11,962,928	(3,608,842)		8,354,086

Total liabilities and stockholders’ deficit	$19,029,993	$(3,608,842)		$15,421,151

(1)	Based on Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

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PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS SUMMARY

OPT OUT OPTION EXERCISED IN FULL

	Six Months Ended June 30, 2021	Year Ended December 31, 2020	Notes

Net revenue	$10,666,316	$9,206,559
Cost of revenue	(9,698,511)	(8,411,570)
Gross profit	967,805	794,989

Operating expenses	3,887,574	9,638,096

Operating loss	(2,919,769)	(8,843,107)

Other expenses	(168,129)	(6,061,171)

Loss before provision for income taxes	(3,087,898)	(14,904,278)

Income tax expense	17,095	23,051

Net loss	(3,104,993)	(14,927,329)

Change in redemption value of redeemable preferred stock		(912,687)

Net loss attributable to common stockholders	(3,104,993)	(15,840,016)

Other comprehensive gain (loss)	(28,787)	2,688,553

Comprehensive loss	$(3,133,780)	$(12,238,776)

Net loss per share, basic & fully diluted per Common Stock	$(0.04)	$(0.08)

Weighted average number of common shares	40,856,887	40,856,887	(2)

(1)	To reduce cash received from the Pre-Merger Financing by the principal of the 2021 Bridge Notes as follows:

January Bridge Note	$1,000,000
May Bridge Notes	1,608,842
July Bridge Note	1,000,000

Total	$3,608,842

(2)	The pro forma calculation of the weighted average shares outstanding for basic and diluted net loss per Common share, assuming that the Opt Out Option was exercised in full by the 2021 Bridge Notes holders and the shares issuable relating to the Merger have been outstanding for the entire periods presented as if the Merger was consummated on January 1, 2020 is as follows:

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Class	June 30, 2021	To be Issued Prior to Merger		Total Outstanding Prior to Merger	Post-Merger Shares (a)		Hudson Outstanding Ordinary Shares	Ordinary Shares Post-Merger	Preferred Shares Post-Merger	Pro Forma Outstanding Shares
Common	1,296,652	(606,434	)(c)	692,717	884,330		7,686,146	8,570,476		8,570,476
		2,500	(d)
A2 Preferred	1,426,876			1,426,876	1,821,563				1,821,563	1,821,563
A1-A Preferred	7,758,329			7,758,329	9,904,355				9,904,355	9,904,355
A1-B Preferred	2,977,544			2,977,544	3,801,161				3,801,161	3,801,161
Series Seed	12,175			12,175	15,543				15,543	15,543
A3 Preferred		12,509,394	(b)	12,509,394	15,969,610	(d)			15,969,610	15,969,610
A4 Preferred		606,434	(c)	606,434	774,180				774,180	774,180
Total	13,471,575	12,511,894		25,983,469	33,170,741		7,686,146	8,570,476	32,286,412	40,856,888

(a)	Outstanding shares prior to merger multiplied by the estimated exchange ratio of 1.27661
(b)	The number of shares of Series A3 Preferred Stock including accumulated interest through June 30, 2021 was determined as follows:

Series A3 Preferred Stock	Initial Principal and Interest	Combined Company Conversion Price	Combined Company Shares	Exchange Ratio	Pre-Merger Fr8App Shares
2020 Bridge Notes	$4,146,939	$0.75	5,529,252	1.27661	4,331,201
January Bridge Note	$1,019,726	$1.20	849,772	1.27661	665,647
May Bridge Notes	$1,614,411	$1.125	1,435,032	1.27661	1,124,096
July Bridge Note	$1,000,000	$1.125	888,889	1.27661	696,289
Pre-Merger Financing	$4,399,999	$1.50	2,933,333	1.27661	2,297,753
September 2021 Financing (*)	$2,700,000	$1.125	2,400,000	1.27661	1,879,980
Finder’s fee (**)	$2,900,000	$1.50	1,933,333	1.27661	1,514,428
Total	$17,781,075		15,969,610		12,509,394

(*)	See Note (i)(*) for details
(**)	See Note (i)(**) for details

(c)	Immediately prior to the Merger 606,434 of Fr8App common stock currently held by certain shareholders, will be converted into the right to receive the Exchange Ratio in Series A4 Preferred Stock.

(d)	The 12,509,394 shares of Fr8App’s Series A3 Preferred Stock shall, in connection with the closing of the Merger, be exchanged for 15,969,610 shares of Series A3 Preferred Stock of the Combined Company, which may be converted into a maximum of 58,299,530 shares of Combined Company common stock. However, only 15,969,610 shares of Series A3 Preferred Stock of the Combined Company will be initially convertible into common stock of the Combined Company on a 1:1 basis immediately following the closing of the Merger. The remaining shares of Series A3 Preferred Stock of the Combined Company, up to a maximum of 39,924,026 shares, will only be convertible into Combined Company common stock in the event certain price-protection adjustments are made based upon the volume weighted average price, or “VWAP”, of the Combined Company’s common stock during specified periods following the closing of the Merger. While the Combined Company Series A3 Preferred Stock is convertible into common stock immediately following the merger, a holder of Series A3 Preferred Stock would be giving up the price-protection adjustments inherent in the Series A3 Preferred Stock were it to convert into common stock immediately following the merger. Consequently, the pro forma projections show no conversions into common stock immediately following the merger.

Hudson has a post-closing obligation to cause the Combined Company to issue four series of warrants (Series A3, Series A3-1, Series A3-2 and Series A3-3) to purchase an aggregate of 15,758,198 shares of the Combined Company common stock.

The post-closing issuance of warrants to purchase 15,758,198 shares of the Combined Company’s common stock is considered as indexed to the entity’s own stock since the settlement amount will equal the difference between the fair value of a fixed number of the entity’s equity shares and the fixed amount of the exercise price of the warrants. As such, upon issuance, the warrants fair value will be recorded to equity as a credit to additional paid-in capital due to the warrant being equity classified, with a corresponding decrease to additional paid-in capital due to the warrant being issued as a discount on an equity financing and not on a debt financing, resulting in no net impact on the total paid-in capital nor total equity. In addition, although we are unable to predict individual investor behavior or stock prices, given the VWAP price-protection features of the Series A3 Preferred Stock of the Combined Company, we believe it is unlikely that these warrants will be exercised at the closing of the Merger, and therefore their exercise is not reflected in the pro forma balance sheet.

(3)	Reflects par value of $0.0001 per share of 40,856,887 shares upon closing of the Merger as follows:

Class of Shares to be issued	Number of shares to be issued	Par value
Preferred	32,286,412	$3,229
Common	8,570,476	857
	40,856,887	$4,086

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MARKET PRICE AND DIVIDEND INFORMATION

Hudson ordinary shares have been listed on the NASDAQ Global Market since August 8, 2017 initially under the symbol “CIFS.” On April 10, 2020, Hudson Board of Directors resolved to change the company’s name to “Hudson Capital Inc.” to re-brand the company and better reflect the plans for its next phase of growth. The name change was effected with the British Virgin Islands Registrar of Corporate Affairs on April 23, 2020 and its name change and new ticker symbol on the NASDAQ Global Market was changed to “HUSN” on May 8, 2020. On June 15, 2020, we received notification from the NASDAQ that our application to list our ordinary shares on The NASDAQ Capital Market had been approved. Our shares began trading on the NASDAQ Capital Market at the opening of business on July 16, 2020. On October 29, 2020, we effected a 5:1 reverse split of our ordinary shares.

Prior to our listing on the NASDAQ Global Market, there was no market for our ordinary shares.

The following table presents, for the periods indicated, the range of high and low per share sales prices for shares of Hudson ordinary shares as reported on the NASDAQ for each of the periods set forth below.

Fr8App is a private company and its common stock is not publicly traded.

Ordinary Shares of Hudson

The following table sets forth the annual high and low last trade prices of our ordinary shares as reported by The NASDAQ Stock Market during the fiscal years 2021, 2020 and 2019. The prices are inter-dealer prices, without retail markup, markdown or commission.

Period	High	Low
Fiscal Year ended December 31, 2019	$4.96	$0.81	*
Fiscal Year ended December 31, 2020	$3.72	$0.352	*
Fiscal Year ended December 31, 2021 (through September 30, 2021)	$4.95	$2.14

The following table sets forth the high and low last trade prices of our ordinary shares as reported by The NASDAQ Stock Market for each fiscal quarter of 2019, 2020 and 2021. The prices are inter-dealer prices, without retail markup, markdown or commission.

Period	High		Low
Fiscal Year 2019, quarter ended
March 31, 2019	$4.96	*	$0.853	*
June 30, 2019	$3.87	*	$1.28	*
September 30, 2019	$2.20	*	$1.44	*
December 31, 2019	$1.60	*	$0.81	*

Fiscal Year 2020, quarter ended
March 31, 2020	$1.20	*	$0.384	*
June 30, 2020	$1.18	*	$0.39	*
September 30, 2020	$0.839	*	$0.352	*
December 31, 2020	$3.72		$0.415	*

Fiscal Year 2021, quarter ended
March 31, 2021	$4.95		$2.83
June 30, 2021	$4.00		$2.94
September 30, 2021	$4.50		$2.19

*On October 29, 2020, our ordinary shares began to trade trading on a 5:1 reverse split adjusted basis. Prices indicated may reflect a pre-reverse split price.

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On October 14, 2020, the last full trading day immediately preceding the public announcement of the Merger, the closing price per share of the ordinary shares of Hudson on Nasdaq was $0.645 ($3.225 as adjusted for the Reverse Split). November 4, 2021, the last reported sale price of the ordinary shares of Hudson on Nasdaq was $2.26 per share.

Following the closing of the Merger, Hudson expects the Combined Company’s common stock will be listed on Nasdaq and will trade under Purchaser’s new name, “Freight Technologies, Inc.”, and trading symbol “FRGT.”

As of September 29, 2021, there were 397 stockholders of record. The number of record holders was determined from the records of Hudson’s transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. Hudson’s transfer agent is Transhare Securities Transfer and Registrar.

Dividend Policy

Hudson Board of Directors has discretion on whether to distribute dividends, subject to certain restrictions under British Virgin Islands law, namely that our company may only pay dividends if the value of the company’s assets exceed its liabilities and the company is able pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

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RISK FACTORS

You should carefully consider the risks described below regarding the Redomestication Merger and the Merger, the Hudson business and the Fr8App business, together with all of the other information included in this proxy statement/prospectus, before making a decision about voting on the proposals submitted for your consideration.

Risks Related to the Redomestication

As a stockholder of a Delaware company, your rights after the Redomestication Merger will be different from, and may be less favorable than, your current rights as a shareholder of a BVI company.

Upon completion of the Redomestication Merger, the rights of Hudson shareholders will be governed by the Purchaser’s certificate of incorporation, as amended and restated, the Purchaser bylaws, as amended and restated, and applicable Delaware law. While there will be substantial similarities between their rights after the redomestication and their rights as Hudson shareholders prior to the redomestication, various differences are noted in “Proposal 2 – The Redomestication Merger Proposal – Differences in Shareholder Rights.” Some of these differences may be less favorable to shareholders of Hudson.

The Redomestication Merger is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all. If Hudson fails to complete the Redomestication Merger, Hudson cannot obtain the expected benefits of the Redomestication Merger and Hudson may suffer administrative losses and expenses based on its efforts to seek the redomestication.

The Redomestication Merger is subject to a number of conditions to completion. These include shareholder approval of the Redomestication Merger, the Merger Agreement, and the proposals related to the amended and restated certificate of incorporation of the Purchaser which will survive after the Redomestication Merger. Hudson cannot predict whether and when these other conditions will be satisfied. Any failure to complete or delay in completing the Redomestication Merger could cost Hudson additional time, expense, effort and attention, as well as cause Hudson not to realize some or all of the benefits expected as a result of completing the Redomestication Merger successfully within its expected time frame. See “The Merger Agreement – Conditions to the Closing of the Merger” beginning on page 127.

There could be adverse United States federal income tax consequences to U.S. Holders if we are or have been a passive foreign investment company.

While we do not believe we are or have been a passive foreign investment company (“PFIC”), there can be no assurance that we are not currently or have been a PFIC during a U.S. Holder’s holding period. If (a) we have been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of Hudson shares has not made certain elections with respect to its Hudson shares) and (b) Purchaser is not a PFIC in the taxable year of the Redomestication Merger, such U.S. Holder would likely recognize gain (but not loss if the Redomestication Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code) upon the exchange of Hudson shares for Purchaser Common Stock pursuant to the Redomestication Merger.

Although we do not believe that we are or have been a PFIC during a U.S. Holder’s holding period, it is not entirely clear how the contractual arrangements between us, HKSQ and Sheng Ying Xin will be treated for purposes of the PFIC rules. If it were determined that we do not own the stock of our HKSQ and Sheng Ying Xin for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC. Please see “Material U.S. Federal Income Tax Consequences of the Redomestication Merger and the Merger—Tax Consequences to U.S. Holders—Effect of the PFIC Rules on the Redomestication Merger” for a more detailed discussion with respect to our potential PFIC status and certain tax implications thereof.

U.S. Holders could be subject to tax on the Redomestication Merger.

Our counsel has opined that the Redomestication Merger will qualify as a reorganization within the meaning of Code section 368(a)(1)(F) and that any gain realized by a U.S. Holder of our shares as a result of the Redomestication Merger will be nontaxable to the U.S. Holder, provided that even in a qualifying Section 368(a)(1)(F) reorganization a U.S. Holder may be subject to tax under Code section 367(b) and, if Hudson was or has been a PFIC during the U.S. Holder’s holding period of Hudson ordinary shares, under the PFIC rules of the Code, as described more fully in “Material U.S. Federal Income Tax Consequences of the Redomestication Merger and the Merger — Tax Consequences of the Redomestication Merger to U.S. Holders of Hudson Shares,” below. Our counsel’s opinion is not binding on the Internal Revenue Service and if the Redomestication Merger was determined to not qualify as a Section 368(a)(1)(F) reorganization, the U.S. Holder would recognize gain or loss equal to the difference between the fair market value of the shares that he exchanges for Purchaser Common Stock and his adjusted basis in those shares and, if Hudson was or has been a PFIC during the U.S. Holder’s holding period of Hudson ordinary shares, he might also be subject to tax on any gain under the PFIC rules.

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Risks Related to the Merger and the Combined Company

The Applicable Per Share Merger Consideration is not adjustable based on the market price of the Hudson ordinary shares so the Merger Consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the Applicable Per Share Merger Consideration for the Fr8App Common Stock, and the Applicable Per Share Merger Consideration is only adjustable upward or downward based on increases or decreases in the number of shares of Fr8App’s issued and outstanding capital stock and the number of shares of Fr8App capital stock issuable upon the exercise or conversion of other Fr8App securities, increases or decreases in the number of shares of Hudson’s issued and outstanding capital stock and the number of shares of Hudson capital stock issuable upon the exercise or conversion of other Hudson securities, as described in the section titled “The Merger—Merger Consideration.” Any changes in the market price of Hudson ordinary shares before the Closing of the Merger will not affect the number of shares Fr8App stockholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the Closing of the Merger the market price of Hudson ordinary shares declines from the market price on the date of the Merger Agreement, then Fr8App stockholders could receive Merger Consideration with substantially lower value. Similarly, if before the Closing of the Merger the market price of Hudson ordinary shares increases from the market price on the date of the Merger Agreement, then Fr8App shareholders could receive Merger Consideration with substantially more value for their shares of Fr8App capital stock than the parties had negotiated for in the establishment of the Applicable Per Share Merger Consideration. Because the Applicable Per Share Merger Consideration does not adjust as a result of changes in the value of Hudson ordinary shares, for each one percentage point that the market value of Hudson ordinary shares rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total Merger Consideration issued to Fr8App stockholders.

49

Hudson shareholders will have a significantly reduced ownership and voting interest after the Merger and will exercise less influence over management.

Immediately after the completion of the Merger, it is expected that former holders of Hudson ordinary shares, who now collectively own 100% of Hudson, will own approximately 14.3% of Purchaser Common Stock based on the number of ordinary shares Hudson had outstanding as of June 22, 2021.

The Transactions are subject to approval by the shareholders of both Hudson and Fr8App.

In order for the Merger to be completed, both Hudson shareholders and Fr8App stockholders must approve all the Proposals; and that requires for Hudson, the affirmative vote of the holders of at least a majority of the ordinary shares present by proxy or in person and entitled to vote and voting at the Meeting, and for Fr8App, shares represented by consent of holders of at least a majority of the outstanding shares entitled to vote, with holders of Fr8App shares of preferred stock voting together with Fr8App common stock, as a single class and on an as-converted to common stock basis.

Failure to complete the Transactions may result in Hudson or Fr8App paying a breakup fee to the other party and could harm the price of Hudson ordinary shares and its future business and operations of each company.

If the Merger is not completed, Hudson and Fr8App are subject to the following risks:

●	Hudson may experience negative reactions from the financial markets and Hudson’s customers and employees;

●	the Merger Agreement places certain restrictions on the conduct of Hudson’s business prior to the completion of the Merger or the termination of the Merger Agreement. Such restrictions, the waiver of which is subject to Fr8App’s consent, may prevent Hudson from taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the Merger;

50

●	if the Merger Agreement is terminated under certain circumstances and certain events occur, Hudson or Fr8App will be required to pay the other party a breakup fee of $500,000;

●	the price of Hudson ordinary shares may decline; and

●	costs related to the Merger, such as legal, accounting and investment banking fees must be paid even if the Merger is not completed.

In addition, if the Merger Agreement is terminated and the Hudson board of directors determines to seek another business combination, there can be no assurance that Hudson will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Merger.

Hudson may be unable to identify and complete an alternative strategic transaction or continue to operate the business due to its limited cash availability, and it may be required to dissolve and liquidate its assets. In such case, Hudson would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash, if any, left to distribute to shareholders after paying the debts and other obligations of Hudson and setting aside funds for reserves.

As of December 31, 2020, Hudson’s cash balance was $3,274,287, and its working capital was $1,646,786. Hudson has typically funded its operating costs, acquisition activities, working capital requirements and capital expenditures with proceeds from the issuances of its ordinary shares.

If the conditions to the Merger are not met, the Merger may not occur.

Even if the Proposals referred to herein are approved by the shareholders of Hudson and the stockholders of Fr8App, specified other conditions must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement—Conditions to the Closing of the Merger.” Hudson and Fr8App cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or will be delayed, and Hudson and Fr8App each may lose some or all of the intended benefits of the Merger.

The consummation of the Transactions contemplated by the Merger Agreement is dependent upon Hudson and Fr8App obtaining all relevant and necessary consents and approvals.

A condition to consummation of the Merger is that Hudson and Fr8App obtain certain consents or approvals from third parties, including approval from NASDAQ for the listing of the Purchaser Common Stock on the Nasdaq Capital Market following the Merger and to list the shares of Purchaser Common Stock being issued in the Merger. In addition, the Hudson shareholders must approve the issuance of Purchaser Common Stock pursuant to the Merger Agreement and all Transactions contemplated therein. The Fr8App shareholders must adopt the Merger Agreement and approve the Merger, and all Transactions contemplated by the Merger Agreement. There can be no assurance that Hudson or Fr8App will be able to obtain all such relevant consents and approvals on a timely basis or at all. Each of Hudson and Fr8App has incurred, and expects to continue to incur, significant costs and expenses in connection with the proposed Merger. Any failure to obtain, or delay in obtaining, the necessary consents or approvals would prevent Hudson and Fr8App from being able to consummate, or delay the consummation of, the transactions contemplated by the Merger Agreement, which could materially adversely affect the business, financial condition and results of operations of Hudson and Fr8App, and, correspondingly, the Combined Company if the Merger is consummated. There is no guarantee that such approvals will be obtained or that such conditions will be satisfied.

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The Transactions may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.

Hudson can refuse to complete the Merger if there is a material adverse change affecting Fr8App between October 10, 2020, the date of the Merger Agreement, and the Closing. However, certain types of changes do not permit Hudson to refuse to complete the Merger, even if such change could be said to have a material adverse effect on Fr8App, including:

●	general business or economic conditions affecting the industries in which Fr8App operates (except to the extent any changes in such conditions have a disproportionate effect on Fr8App relative to other participants in such industries);

●	natural disasters, war or outbreak of hostilities or terrorism;

●	general changes in financial or capital market, or political conditions; or

●	the taking of any action required to be taken by the Merger Agreement.

If adverse changes occur and Hudson still completes the Merger, the Combined Company stock price may suffer. This, in turn, may reduce the value of the Merger to the shareholders of Hudson and Fr8App.

The market price of the Combined Company’s common stock following the Merger may decline as a result of the Merger.

The market price of the Purchaser Common Stock may decline as a result of the Merger for a number of reasons including if:

●	investors react negatively to the prospects of Fr8App’s business and prospects from the Merger;

●	the effect of the Merger on Fr8App’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	the Purchaser does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts.

The lack of a public market for Fr8App shares makes it difficult to determine the fair market value of the Fr8App shares, and Fr8App stockholders may receive consideration in the Merger that is less than the fair market value of the Fr8App shares and/or Hudson may pay more than the fair market value of the Fr8App shares.

Fr8App is privately held and its capital stock is not traded in any public market. The lack of a public market makes it extremely difficult to determine Fr8App’s fair market value. Because the percentage of Purchaser Common Stock to be issued to Fr8App’s stockholders was determined based on negotiations between the parties, it is possible that the value of the Purchaser Common Stock to be received by Fr8App stockholders will be less than the fair market value of the Fr8App shares exchanged therefor, or Hudson may pay more than the aggregate fair market value for Fr8App. The formula for the Applicable Per Share Merger Consideration was determined assuming a valuation of $10.0 and $60.0 million of Hudson and Fr8App, respectively.

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Hudson and Fr8App do not anticipate that the Combined Company will pay any cash dividends in the foreseeable future.

The current expectation is that the Combined Company will retain its future earnings, if any, to fund the development and growth of the Combined Company’s business. As a result, capital appreciation, if any, of the Purchaser Common Stock will be your sole source of gain, if any, for the foreseeable future.

The Proposed Charter provides that derivative actions brought on behalf of the Purchaser, actions against our directors, officers or employees of the Purchaser for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and the stockholders shall be deemed to have consented to this choice of forum provision, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

The Proposed Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Purchaser, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Purchaser to the Purchaser or the Purchaser’s stockholders, (c) any action asserting a claim against the Purchaser, its directors, officers or employees arising pursuant to any provision of the DGCL or the charter or bylaws, or (d) any action asserting a claim against the Purchaser, its directors, officers or employees governed by the internal affairs doctrine.

The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter.

The choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Purchaser or its directors, officers or other employees, and may result in increased costs to a stockholder who has to bring a claim in a forum that is not convenient to the stockholder, which may discourage such lawsuits. Although under Section 115 of the DGCL, exclusive forum provisions may be included in a company’s certificate of incorporation, the enforceability of similar forum provisions in other companies’ certificates or incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provision of our Proposed Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Anti-takeover provisions under Delaware law could make an acquisition of the Combined Company more difficult and may prevent attempts by the Combined Company stockholders to replace or remove the Combined Company management.

Because the Combined Company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding Combined Company voting stock from merging or combining with the Combined Company. Although Hudson and Fr8App believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with the Combined Company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the Combined Company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

The historical audited and unaudited pro forma condensed combined financial information may not be representative of the Combined Company’s results after the Merger.

The historical audited and unaudited pro forma condensed combined financial information included elsewhere in this prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the date indicated, nor is it indicative of future operating results or financial position.

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Risks Related to Managing the Future Operation of the Combined Company

Fr8App’s management has no prior experience managing business or operations in China.

The executive management team of the Combined Company is expected to be composed of Fr8App’s current Chief Executive Officer, Mr. Javier Selgas, Fr8App’s President, Mr. Mike Flinker, FreightHub’s Chief Operating Officer, Ms. Reyes, and Fr8App’s Chief Financial Officer, Mr. Paul Freudenthaler. While all of them have experience managing businesses outside of the U.S., none of them have any prior experience managing business operations in China where Hudson’s financial advisory services business is exclusively. Failure to identify and manage risks of operating a business in China could cause the operating result of the Combined Company to suffer.

It may be difficult for management to evaluate Hudson’s financial advisory services business following the Merger.

In recent months, Hudson has made certain operational adjustments and reduced its number of employees to only those personnel essential to running its business. Both of Hudson’s Chief Executive Officer and Chief Financial Officer are relatively new to Hudson. Hudson’s Chief Executive Officer, Mr. Warren Wang, joined Hudson in April 2020 and Hudson’s Chief Financial Officer, Mr. Hon Man Yun joined in August 2020. Without internal accounting staff and executives with institutional knowledge of Hudson’s operations, it may be difficult for management of the Combined Company to evaluate Hudson’s financial advisory services business.

Risks Related to COVID-19 Pandemic

COVID-19 pandemic might have a material adverse effect on our business, financial condition, results of operations, and liquidity.

In December 2019, a novel strain of coronavirus was reported to have surfaced, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the COVID-19 disease a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic.” The COVID-19 outbreak has resulted in, and a significant outbreak of other infectious diseases could result in, a widespread health crisis that could materially and adversely affect the economies and financial markets worldwide, and the operations and financial position of any potential target business with which we consummate a business combination could be materially and adversely affected. Furthermore, we may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors, if the target company’s personnel, vendors and service providers are unavailable to negotiate and consummate a transaction in a timely manner, or if COVID-19 causes a prolonged economic downturn. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate a business combination, or the operations of a target business with which we ultimately consummate a business combination, may be materially adversely affected.

In addition, our ability to consummate a business combination may be dependent on the ability to raise equity and debt financing which may be impacted by COVID-19 and other events, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all.

COVID-19 could negatively affect our internal controls over financial reporting as a portion of our workforce is required to work from home and therefore new processes, procedures, and controls could be required to respond to changes in our business environment. Further, should any key employees become ill from COVID-19 and unable to work, the attention of the management team and resources could be diverted.

The potential effects of COVID-19 could also heighten the risks we face related to each of the risk factors disclosed below. As COVID-19 and its impacts are unprecedented and continuously evolving, the potential impacts to these risk factors remain uncertain. As a result, COVID-19 may also materially adversely affect our operating and financial results in a manner that is not currently known to us or that we do not currently consider may present significant risks to our operations.

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Risks Related to Hudson’s Business and Industry

We have a limited operating history in a new and evolving market, which makes it difficult to evaluate our future prospects.

The market for China’s financial services is new and may not develop as expected. The regulatory framework for this market is also evolving and may remain uncertain for the foreseeable future. Potential borrowers may not be familiar with this market and may have difficulty distinguishing our services from those of our competitors. Convincing potential new borrowers of the value of our services is critical to the expansion of our operations.

We launched our services in October 2014 and have a limited operating history.  As our business develops or in response to competition, we may continue to introduce new services or make adjustments to our existing services, or make adjustments to our business model. Any significant change to our business model, such as our offering of entrusted loan services, may not achieve expected results and may have a material and adverse impact on our financial conditions and results of operations. It is therefore difficult to effectively assess our future prospects. You should consider our business and prospects in light of the risks and challenges we encounter or may encounter in this developing and rapidly evolving market. These risks and challenges include our ability to, among other things:

●	navigate an evolving regulatory environment;

●	maintain and deepen the relationship our senior management have with the banks and working with a broader base of commercial banks and/or financial institutions;

●	expand the base of borrowers;

●	broaden our operation geographically;

●	enhance our risk management capabilities;

●	improve our operational efficiency;

●	attract, retain and motivate talented employees; and

●	defend ourselves against regulatory, litigation, privacy or other claims.

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If we fail to educate potential borrowers and banks about the value of our services, if the market for our services does not develop as we expect, or if we fail to address the needs of our target market, or other risks and challenges, our business and results of operations will be harmed.

Our historical financial results may not be indicative of our future performance.

Our business had achieved rapid growth since our inception although our business had underperformed for the financial year ended December 31, 2018 and continued to decline for the financial years ended December 31, 2019 and December 31, 2020. Our net revenue increased from $0 for the period from September 16, 2014 (Inception) through December 31, 2014 to $7,781,686 for the year ended December 31, 2015, $15,821,980 for the year ended December 31, 2016, $25,116,139 for the year ended December 31, 2017, decreased to $14,402,329 for the year ended December 31, 2018, to $1,366,417 for the year ended December 31, 2019 and to $618 for the year ended December 31, 2020.   Our net loss was $164,250 for the period from September 16, 2014 (Inception) through December 31, 2014, and increased to a net income of $5,612,025 for the year ended December 31, 2015, $13,888,767 for the year ended December 31, 2016, $24,048,184 for the year ended December 31, 2017, a net loss of $3,818,737 for the year ended December 31, 2018, a net loss of $61,995,758 for the year ended December 31, 2019, and a net loss of $9,075,353 for the year ended December 31, 2020. Our negative growth rate in recent years and the limited history of financial leasing business make it difficult to evaluate our prospects. We may not and will most likely not be able to come back to our historically rapid growth or may not be able to grow our business at all.

If we are unable to maintain or increase the volume of loan transactions facilitated through us or if we are unable to retain existing clients or attract new clients, our business and results of operations will be adversely affected.

The volume of financing facilitated through us has grown rapidly since our inception although we underperformed during the financial years ended December 31, 2018, 2019 and 2020. The total amount of loans facilitated through us was $0 in 2020 compared to RMB153 million (approximately $22 million) in 2019, RMB659 million (approximately $996 million) in 2018, RMB 16.4 billion (approximately $2,429 million) in 2017, RMB9.8 billion (approximately $1,471 million) in 2016 and RMB 4.5 billion (approximately $728 million) in 2015, which increased substantially from zero in 2014 (we only began operations in October 2014). To resume our high growth momentum of growth, we must increase the volume of loan transactions by retaining current customers and attracting more customers.

The overall transaction volume may be affected by several factors, including our brand recognition and reputation, the interest rates offered to borrowers relative to market rates, the effectiveness of our risk control, the repayment rate of our borrowers, the efficiency of our services, the macroeconomic environment and other factors. In connection with the introduction of new products or in response to general economic conditions, we may also impose more stringent borrower qualifications to ensure the quality of borrowers referred by us, which may negatively affect the growth of loan volume.

If we are unable to attract qualified borrowers and sufficient bank commitments or if borrowers do not continue to use our services at the current rates, we might be unable to increase our transaction volume and revenues as we expect, and our business and results of operations may be adversely affected.

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If we are unable to maintain low default rates for loans facilitated by us, our business and results of operations may be materially and adversely affected.

Investments in loans referred by us involve inherent risks as the return of the principal on a loan investment made through us is not guaranteed, although we aim to limit losses due to borrower defaults to within an industry acceptable range through various preventive measures we have taken or will take.

Our ability to attract borrowers and banks, and build trust in, our services is significantly dependent on our ability to effectively evaluate a borrower’s credit profile and maintain low default rates. To conduct this evaluation, we have employed a series of risk management procedures and developed a proprietary credit assessment and decisioning model. Our credit scoring model aggregates and analyzes the data submitted by a borrower as well as the data we collect from a number of internal and external sources, and then generates a score for the prospective borrower. The score will be used to determine the credit-worthiness of a borrower and whether we should sign a service contract with that borrower.

If we are unable to effectively and accurately assess the credit profiles of borrowers, we may either be unable to offer attractive fee rates or returns to borrowers, or unable to maintain low default rates of loans facilitated by us. If we expand to serve new borrower groups beyond prime borrowers in the future, we may find it difficult or unable to maintain low default rates of loans facilitated through us. If widespread borrower defaults were to occur, banks will incur losses and lose confidence in our services and our business and results of operations may be materially and adversely affected.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

We do not have any formal agreement with our bank partners for the provision of commercial payment advisory services, intermediary bank loan advisory services or the international corporate financing advisory service. We are dependent of our senior management, namely Mr. Warren Wang, our Chief Executive Officer and Mr. Hon Man Yun, our Chief Financial Officer to forge a new direction for us. If either of them is unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements or we may be unable to enforce them at all.

Our business is dependent on the continued efforts of our senior management, some of whom have interests and responsibilities outside of our business. Apart from the possibility of a conflict of interest, if one or more of them is/are unable to devote sufficient time and effort to our business, our business may be adversely impacted.

Our business is still in its infancy and our growth is dependent on the availability and efforts of our senior management. However certain members of our management have commitments and responsibilities outside of our Company. Apart from the possibility of a conflict of interest, if any of our management is unable to provide sufficient time, and effort to our business, our business may be adversely impacted.

Successful strategic relationships with the banks are important for our future success.

Our operations are heavily dependent on the relationship our senior management has with our bank partners. We anticipate that we will continue to leverage our strategic relationships with the existing bank partners to grow our business while we will also pursue new relationships with other banks or financial institutions. Identifying, negotiating and documenting relationships with these partners require significant time and resources. We do not have any current agreements with our present banking partners and accordingly are not prohibited from working with their competitors or from offering competing services and vice versa. Our competitors may be effective in providing incentives to our partners to favor their products or services. Certain types of partners may devote more resources to support their own competing businesses. In addition, these partners may not perform as expected under our “agreements” with them and we may have disagreements or disputes with such partners, which could adversely affect our brand and reputation. If we cannot successfully maintain effective strategic relationships with these bank partners, our business will be harmed.

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We may not be familiar with new regions or markets we enter and may not be successful in offering new products and services.

We may expand our business and enter other regional markets in the future. However, we may be unable to replicate our success in Fujian province in new markets. In expanding our business, we may enter markets in which we have limited, or no, experience. We may not be familiar with the local business and regulatory environment and we may fail to attract a sufficient number of customers due to our limited presence in that region. In addition, competitive conditions in new markets may be different from those in our existing market and may make it difficult or impossible for us to operate profitably in these new markets. If we are unable to manage these and other difficulties in our expansion into other regions in China, our prospects and results of operations may be adversely affected.

As we continuously adjust our business strategies in response to the changing market and evolving customer needs, our new business initiatives will likely lead us to offer new products and services. However, we may not be able to successfully introduce new products or services to address our customers’ needs because we may not have adequate capital resources or lack the relevant experience or expertise or otherwise. In addition, we may be unable to obtain regulatory approvals for our new products and services. Furthermore, our new products and services may involve increased and unperceived risks and may not be accepted by the market and they may not be as profitable as we anticipated, or at all. If we are unable to achieve the intended results for our new products and services, our business, financial condition, results of operations and prospects may be adversely affected.

Our business model could be negatively affected by changes and fluctuation in the banking industry.

Our business model is premised on the fact that SMEs and microenterprises are generally underserved by the banking industry because commercial banks in China have been reluctant to lend to SMEs and microenterprises without credit support, such as third-party guarantees, or adequate collateral of tangible assets, and we believe that they will remain so in the foreseeable future. This has created opportunities for us to develop and expand our business. However, new trends in the banking industry or the applicable regulatory requirements may alleviate the high transaction costs or the lack of collateral and public information generally associated with bank financing to our target clients or otherwise make this business more attractive to banks. In the event that commercial banks begin to compete with us by making loans directly to our target clients without our facilitation, we may experience less demand for and greater competition with respect to our financial leasing business. Furthermore, any such direct competition with our cooperating banks will undermine our relationship with them and may adversely affect our business, results of operations and prospects.

In addition, our business may be subject to factors affecting the banking industry generally, such as the abrupt spike in China’s interbank rates and the subsequent fears of tightened liquidity as experienced by Chinese banks in the second and third quarters of 2013, as well as the increasing non-performing loan ratios as reported by the banking industry in 2014. Such factors adversely affecting China’s banking industry may result in constraints on the banking system’s liquidity and subsequent reductions in the amount of, or tightened approval requirements for, loans available to our clients. As a result, we may experience reduced demand for our services as the banks may have less available funding.

Fraudulent activity associated with borrowers referred by us could negatively impact our operating results, brand and reputation and cause the use of our financing products and services to decrease.

We are subject to the risk of fraudulent activity associated with borrowers and third parties handling borrower information. Our resources, technologies and fraud detection tools may be insufficient to accurately detect and prevent fraud. Significant increases in fraudulent activity could negatively impact our brand and reputation, reduce the volume of loan transactions facilitated through us and lead us to take additional steps to reduce fraud risk, which could increase our costs. High profile fraudulent activity could even lead to regulatory intervention, and may divert our management’s attention and cause us to incur additional expenses and costs. Although we have not experienced any material business or reputational harm as a result of fraudulent activities in the past, we cannot rule out the possibility that any of the foregoing may occur causing harm to our business or reputation in the future. If any of the foregoing were to occur, our results of operations and financial conditions could be materially and adversely affected.

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Misconduct, errors and failure to function by our management and employees could harm our business and reputation.

We are exposed to many types of operational risks, including the risk of misconduct and errors by our management and employees. Our business depends on our management and employees to interact with potential borrowers, conduct due diligence review and collect borrowers’ information, all of which involve the use and disclosure of personal information. We could be materially adversely affected if transactions were redirected, misappropriated or otherwise improperly executed, if personal information was disclosed to unintended recipients or if an operational breakdown or failure in the processing of transactions occurred, whether as a result of human error, purposeful sabotage or fraudulent manipulation of our operations or systems. In addition, the manner in which we store and use certain personal information and interact with borrowers and banks is governed by various PRC laws. It is not always possible to identify and deter misconduct or errors by management and employees, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. If any of our management and employees take, convert or misuse funds, documents or data or fail to follow protocol when interacting with borrowers and investors, we could be liable for damages and subject to regulatory actions and penalties. We could also be perceived to have facilitated or participated in the illegal misappropriation of funds, documents or data, or the failure to follow protocol, and therefore we could be subject to civil liability and our relevant management and employees could be subject to criminal liability.

The laws and regulations governing the financial advisory service industry in China are developing and evolving and subject to changes. If our practice is deemed to violate any PRC laws or regulations, our business, financial conditions and results of operations would be materially and adversely affected.

Due to the relatively short history of the financial advisory service industry in China, the regulatory framework governing our industry is under development by the PRC government.

As of the date of this proxy statement/prospectus, we have not been subject to any material fines or other penalties under any PRC laws or regulations including those governing the financial advisory service industry in China. However, if our practice is deemed to violate any rules, laws or regulations, we may face injunctions, including orders to cease illegal activities, and may be exposed to other penalties as determined by the relevant government authorities as well. If such situations occur, our business, financial condition and prospects would be materially and adversely affected. In addition, given the evolving regulatory environment in which we operate, we cannot rule out the possibility that the PRC government will institute a licensing regime covering our industry. If such a licensing regime were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

We had previously made several direct loans to selected corporate clients in contravention of the PRC Lending General Provisions and may be subject to fines by the People’s Bank of China (“PBOC”).

From the inception of the Company to the end of its fiscal year of 2020, we made a total of $45,514,815 in direct loans to 6 clients with interest rates from 8% to 16%. The terms of these loans were generally for six to twelve months. We earned $6,182,343 in interest for making these loans.

As advised by our PRC legal counsel, Sino-Integrity Law Firm, such direct lending activities with corporate clients are not in compliance with certain provisions of the Lending General Provisions, under which, the PBOC could impose fines on us and the amount of the potential fine would be no less than one time but no more than five times the gains that we obtained from such direct lending activities. The gains from said lending activities that were subject to PBOC’S regulation were approximately $6.1 million and accordingly, the potential fine would be no less than $6.1 million and no more than $30.5 million However, pursuant to Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases, private lending contracts relating to direct private lending activities between companies (such as ours) are effective if such lending activities are not part of the ordinary business of the lender. Therefore, according to our PRC legal counsel and based on past practices and recent interpretation of the Supreme People’s Court, it is unlikely PBOC will impose any fines or penalties on us. However, we cannot assure that no such fines or other punitive actions will be taken against us.

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If our financial advisory services do not achieve sufficient market acceptance, our financial results and competitive position will be harmed.

We incur expenses and consume resources upfront to develop, acquire and market new financial advisory services. New services must achieve high levels of market acceptance in order for us to recoup our investment in developing, acquiring and bringing them to market.

Our existing or new loan or wealth management products that we refer our customers and changes to our services could fail to attain sufficient market acceptance for many reasons, including but not limited to:

●	our failure to predict market demand accurately and supply loan and wealth management products that meet this demand in a timely fashion;

●	borrowers and investors using our services may not like, find useful or agree with any changes;

●	our failure to properly price new loan and wealth management products;

●	defects, errors or failures in our services;

●	negative publicity about our services or our effectiveness;

●	views taken by regulatory authorities that the new products or our services do not comply with PRC laws, rules or regulations applicable to us; and

●	the introduction or anticipated introduction of competing products by our competitors.

If our new loan products or service changes do not achieve adequate acceptance in the market, our competitive position, results of operations and financial condition could be harmed.

If we do not compete effectively, our results of operations could be harmed.

The financing service industry in China is intensely competitive and evolving. We compete with a large number of companies that provide financing services. We also compete with financial products and companies that attract borrowers, investors or both. With respect to borrowers, we primarily compete with traditional financial institutions, such as finance business units in commercial banks, and other finance companies. With respect to borrowers to purchase wealth management products, we primarily compete with other investment products and asset classes, such as equities, bonds, investment trust products, bank savings accounts, real estate and alternative asset classes.

Our competitors operate with different business models, have different cost structures or participate selectively in different market segments. They may ultimately prove more successful or more adaptable to new regulatory, technological and other developments. Some of our current and potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms. Our competitors may also have longer operating histories, more extensive borrower or investor bases, greater brand recognition and brand loyalty and broader partner relationships than us. Additionally, a current or potential competitor may acquire one or more of our existing competitors or form a strategic alliance with one or more of our competitors. Our competitors may be better at developing new products, offering more attractive investment returns or lower fees, responding faster to new technologies and undertaking more extensive and effective marketing campaigns. In response to competition and in order to grow or maintain the volume of loan transactions facilitated through us, we may have to offer higher investment return to investors or charge lower transaction fees, which could materially and adversely affect our business and results of operations. If we are unable to compete with such companies and meet the need for innovation in our industry, the demand for our services could stagnate or substantially decline, we could experience reduced revenues or we could fail to achieve or maintain more widespread market acceptance, any of which could harm our business and results of operations.

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Our direct lending/entrusted loan activities are subject to greater credit risks than larger lenders, which could adversely affect our results of operations.

There are inherent risks associated with our direct lending activities, including credit risk, which is the risk that borrowers may not repay the outstanding loans balances in our direct loan activities. So far, our direct lending clients have all been SMEs. These borrowers generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and may have fewer financial resources to weather a downturn in the economy. Such borrowers may expose us to greater credit risks than lenders lending to larger, better-capitalized state-owned businesses with longer operating histories. Conditions such as inflation, economic downturn, local policy change, adjustment of industrial structure and other factors beyond our control may increase our credit risk more than such events would affect larger lenders.

Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly results of operations, including the levels of our net revenues, expenses, net income and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of our control, and period-to-period comparisons of our operating results may not be meaningful, especially given our limited operating history. Accordingly, the results for any one quarter are not necessarily an indication of future performance. Fluctuations in quarterly results may adversely affect the price of our ordinary shares.

In addition, we may experience seasonality in our business, reflecting seasonal fluctuations in SME’s bank financing patterns. For example, we may experience lower transaction value during national holidays in China, particularly during the Chinese New Year holiday season in the first quarter of each year.

We may be involved in legal proceedings arising from our operations.

We may become involved in disputes with borrowers, bank lenders and/or other parties in connection with provision of our financial advisory services. In particular, the bank lenders may name us as a defendant in its collection proceeding against the borrowers we introduced. These disputes may lead to legal proceedings, and may cause us to suffer costs. Such legal proceedings may also adversely affect our reputation which in turn could lead to a slowdown in our new business opportunities.

If we fail to promote and maintain our brand in an effective and cost-efficient way, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing borrowers and investors to us. Successful promotion of our brand and our services depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our services. Our efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. In particular, general economic factors and conditions in China or worldwide, including the general interest rate environment and unemployment rates, may affect borrower willingness to seek loans and investor ability and desire to invest in loans. Economic conditions in China are sensitive to global economic conditions. The global financial markets have experienced significant disruptions since 2008 and the United States, Europe and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and there are new challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have also been concerns about the economic effect of the tensions in the relationship between China and surrounding Asian countries. Adverse economic conditions could also reduce the number of qualified borrowers seeking loans through us. Should any of these situations occur, the amount of loans facilitated through us and our net revenues will decline, and our business and financial conditions will be negatively impacted. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

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We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

We have received proceeds from our initial public offering and capital contributions from Mr. Jianxin Lin, our founder in the past. Although we believe that our anticipated cash flows from operating activities will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for the next 12 months, we cannot assure you this will be the case. We may need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

From time to time we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of our services and better serve borrowers and investors. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our platform and loan products;

●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

●	risks of entering markets in which we have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	failure to successfully further develop the acquired technology;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

●	potential disruptions to our ongoing businesses; and

●	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions, or difficulties with evaluation of ongoing operations.

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We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced loan products and services or that any new or enhanced loan products and services, if developed, will achieve market acceptance or prove to be profitable.

The future development and implementation of anti-money laundering laws in China may increase our obligation to supervise and report transactions with our customers, thereby increasing our compliance efforts and costs and exposing us to criminal measures or administrative sanctions for non-compliance.

We believe that we are not currently subject to PRC anti-money laundering laws and regulations and are not required to establish specific identification and reporting procedures relating to anti-money laundering. PRC laws and regulations relating to anti-money laundering have evolved significantly in recent years and may continue to develop. In the future, we may be required to supervise and report transactions with our customers for anti-money laundering or other purposes, which may increase our compliance efforts and costs and may expose us to potential criminal measures or administrative sanctions if we fail to establish and implement the required procedures or otherwise fail to comply with the relevant laws and regulations.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

We believe our success depends on the efforts and talent of our employees, including risk management, software engineering, financial and marketing personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled technical, risk management and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expenses in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain employees or attract qualified individuals to offer our services, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve borrowers and investors could diminish, resulting in a material adverse effect to our business.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The economy in China has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs to our users by increasing the fees of our services, our financial condition and results of operations may be adversely affected.

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We do not have any business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs. Furthermore, we do not maintain key man life insurance on any of members of key management. In the event any key member were to be unable to continue their services for any reason including death or disability, our operations will be severely impacted which, in turn, will severely impact our revenue and profitability.

Our ability to protect the confidential information of our borrowers may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We collect, store and process certain personal and other sensitive data from our borrowers, which makes our computer systems an attractive target and potentially vulnerable to cyber- attacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect the confidential information that we have access to, our security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our computer systems could cause confidential borrower information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with borrowers and investors could be severely damaged, we could incur significant liability and our business and operations could be adversely affected.

Our operations depend on the performance of the internet infrastructure and fixed telecommunications networks in China.

Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology, or the MIIT. We primarily rely on a limited number of telecommunication service providers to provide us with data communications capacity through local telecommunications lines and internet data centers to host our servers. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. After our platform is established and with the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our platform. We cannot assure you that the internet infrastructure and the fixed telecommunications networks in China will be able to support the demands associated with the continued growth in internet usage.

In addition, we have no control over the costs of the services provided by telecommunication service providers. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be adversely affected. Furthermore, if internet access fees or other charges to internet users increase, our user traffic may decline and our business may be harmed.

Any significant disruption in service on our computer systems, including events beyond our control, could prevent us from processing loans, reviewing borrowers’ applications and materials, reduce the attractiveness of our services and result in a loss of borrowers.

In the event of an outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our computer system and the material information save therein are critical to our operations, customer service, reputation and our ability to retain existing and attract new borrowers. Much of our system hardware is hosted in a leased facility located in Beijing that is operated by our IT Staff. We also maintain a real-time backup system at a separate facility also located in Beijing. Our operations depend on our ability to protect our systems against damage or interruption from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events. If there is a lapse in service or damage to our leased Beijing facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities.

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Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on loans, damage our brand and reputation, divert our employees’ attention, subject us to liability and cause borrowers to abandon our services, any of which could adversely affect our business, financial condition and results of operations.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. We have made application for thirteen trademarks, six of which have been approved and the remaining seven are pending with the Trademark Office under the State Administration for Industry and Commerce. Thus, we cannot assure you that any of our intellectual property rights would not be challenged, invalidated, circumvented or misappropriated, or such intellectual property will be sufficient to provide us with competitive advantages. In addition, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

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Additionally, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

If we cannot maintain our corporate culture as we attempt to grow, we could lose the innovation, collaboration and focus that contribute to our business.

We believe that a critical component of our success is our corporate culture, which we believe fosters innovation, encourages teamwork and cultivates creativity. As we develop the infrastructure of a public company and continue to grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide products and services on our platform.

Our business could also be adversely affected by the effects of Zika virus, Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome, or SARS, COVID-19 or other epidemics and pandemics. Our business operations could be disrupted if any of our employees is suspected of having Zika virus, Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, SARS, COVID-19 or other epidemics or pandemics, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that any of these epidemics harms the Chinese economy in general.

War, terrorism, other acts of violence or natural or man-made disasters, including a global pandemic, may affect the markets in which the Company operates, the Company’s customers, the Company’s delivery of products and customer service, and could have a material adverse impact on our business, results of operations, or financial conditions.

The Company’s business may be adversely affected by instability, disruption or destruction in a geographic region in which it operates, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or man-made disasters, including famine, food, fire, earthquake, storm or pandemic events and spread of disease (including the recent outbreak of the coronavirus commonly referred to as “COVID-19”). Such events may cause customers to suspend their decisions on using the Company’s products and services. Also, the occurrence of an uncontrollable event such as the COVID-19 pandemic is likely to result in social distancing, travel bans and quarantine, and this may limit access to our facilities, customers, management, support staff and professional advisors. These, in turn, will not only impact our operations, financial condition and demand for our goods and services but our overall ability to react timely to mitigate the impact of this event. Also, it will substantially hamper our efforts to provide our investors with timely information and comply with our filing obligations with the Securities and Exchange Commission.

We are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

We are subject relating various risks and costs associated with to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. This data is wide ranging and relates to our investors, employees, contractors and other counterparties and third parties. The relevant PRC laws apply not only to third-party transactions, but also to transfers of information between us, BYYNT, Sheng Ying Xin , and its subsidiaries, and among us, BYYNT, Sheng Ying Xin, HKSQ, HKSQ’s and our Sheng Ying Xin ’s subsidiaries, and other parties with which we have commercial relations.

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The PRC regulatory and enforcement regime with regard to privacy and data security is evolving. The PRC Cybersecurity Law which was promulgated on November 7, 2016 and became effective on June 1, 2017 provides that personal information and important data collected and generated by operators of critical information infrastructure in the course of their operations in the PRC should be stored in the PRC, and the law imposes heightened regulation and additional security obligations on operators of critical information infrastructure. According to the Cybersecurity Review Measures promulgated by the Cyberspace Administration of China and certain other PRC regulatory authorities in April 2020, which became effective in June 2020, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. If we provide or are deemed to provide such network products and services to critical information infrastructure operators, or we are deemed to be a critical information infrastructure operator, we would be required to follow cybersecurity review procedures. There can be no assurance that we would be able to complete the applicable cybersecurity review procedures in a timely manner, or at all, if we are required to follow such procedures. Any failure or delay in the completion of the cybersecurity review procedures may prevent us from using or providing certain network products and services, and may result in fines of up to ten times the purchase price of such network products and services being imposed upon us, if we are to be deemed a critical information infrastructure operator using network products or services without having completed the required cybersecurity review procedures. The PRC government is increasingly focused on data security, recently launching cybersecurity review against a number of mobile apps operated by several US-listed Chinese companies and prohibiting these apps from registering new users during the review period.

On June 10, 2021, the Standing Committee of the National People’s Congress of China promulgated the Data Security Law which shall take effect in September 1, 2021. The Data Security Law provides for data security and privacy obligations of entities and individuals carrying out data activities, prohibits entities and individuals in China from providing any foreign judicial or law enforcement authority with any data stored in China without approval from the competent PRC authority, and sets forth the legal liabilities of entities and individuals found to be in violation of their data protection obligations, including rectification order, warning, fines of up to RMB10 million, suspension of relevant business, and revocation of business permits or licenses.

On August 20, 2021, the Standing Committee of the National People’s Congress adopted the Personal Information Protection Law, which shall come into force as of November 1, 2021. The Personal Information Protection Law includes the basic rules for personal information processing, the rules for cross-border provision of personal information, the rights of individuals in personal information processing activities, the obligations of personal information processors, and the legal responsibilities for illegal collection, processing, and use of personal information.

In addition, on July 10, 2021, the Cyberspace Administration of China issued the Measures for Cybersecurity Review (Revision Draft for Comments) for public comments, which proposes to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess personal data of more than one million users. The PRC National Security Law covers various types of national security, including technology security and information security.

We currently have fewer than 500 registered users on our digital platform. We only require and obtain user information after users register with us. Although we believe we currently are not required to obtain clearance from the Cyberspace Administration of China for our Re-domestication and Merger under the Measures for Cybersecurity Review (Revision Draft for Comments) or the Opinions on Strictly Cracking Down on Illegal Securities Activities, we face uncertainties as to the interpretation or implementation of such regulations or rules, and if required, whether such clearance can be timely obtained, or at all.

Compliance with the PRC Cybersecurity Law, the PRC National Security Law, the Data Security Law, the Personal Information Protection Law, the Cybersecurity Review Measures, as well as additional laws and regulations that PRC regulatory bodies may enact in the future, including data security and personal information protection laws, may result in additional expenses to us and subject us to negative publicity, which could harm our reputation among users and negatively affect the trading price of our ordinary shares in the future. There are also uncertainties with respect to how the PRC Cybersecurity Law, the PRC National Security Law and the Data Security Law will be implemented and interpreted in practice. PRC regulators, including the Ministry of Public Security, the MIIT, the SAMR and the Cyberspace Administration of China, have been increasingly focused on regulation in the areas of data security and data protection, including for mobile apps, and are enhancing the protection of privacy and data security by rule-making and enforcement actions at central and local levels. We expect that these areas will receive greater and continued attention and scrutiny from regulators and the public going forward, which could increase our compliance costs and subject us to heightened risks and challenges associated with data security and protection. If we are unable to manage these risks, we could become subject to penalties, including fines, suspension of business, prohibition against new user registration (even for a short period of time) and revocation of required licenses, and our reputation and results of operations could be materially and adversely affected.

Risks Related to Hudson’s Corporate Structure

If the PRC government deems that the contractual arrangements in relation to our variable interest entity do not comply with PRC governmental restrictions on foreign investment, or if these regulations or the interpretation of existing regulations changes in the future, we could be subject to penalties or be forced to relinquish our interests in those operations. Further, our shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of Sheng Ying Xin and its subsidiaries that conduct our operations.

Foreign ownership of certain types of internet businesses, such as internet information services, is subject to restrictions under applicable PRC laws, rules and regulations. For example, foreign investors are generally not permitted to own more than 50% of the equity interests in a value-added telecommunication service provider. Any such foreign investor must also have experience and a good track record in providing value-added telecommunications services overseas. Accordingly, under current and applicable PRC laws, it is possible that we acquire up to 50% equity interests in Sheng Ying Xin. However, if we were to acquire more than 50% of the equity interests in Sheng Ying Xin, Sheng Ying Xin will lose its ICP License. Under current PRC laws, any foreign-invested entity providing value-added telecommunication services is required to demonstrate to the relevant branch of the Ministry of Industry and Information Technology (the “MIIT”), namely in our case, the Beijing Communication Administration, that its foreign investors have a positive track of, and operation experience in operating value-added telecommunication services outside the PRC. In practice, the Beijing Communication Administration makes a determination after sixty (60) days after receiving the complete set of application documents. We believe that we presently do not have the necessary experience and track record in providing value- added telecommunications services overseas and intend to take steps to build a track record and accumulate the requisite experience in anticipation that we may acquire the equity interests in Sheng Ying Xin when the restrictions on percentage of foreign ownership are eased or lifted. There is however no guarantee that we will be successful in this endeavor and if we are unsuccessful, we will not be able to acquire the equity interests in Sheng Ying Xin.

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All our revenue is mainly generated by contractually controlled and managed entity, Sheng Ying Xin and its wholly-owned subsidiaries, Kashgar SYX and Fu Hui (Shenzhen) Commercial Factoring Co., Ltd., and Fu Hui (Xiamen) Commercial Factoring Co., Ltd. Sheng Ying Xin is 99% directly owned by our former Chief Executive Officer, Mr. Jianxin Lin and 1% indirectly owned by Mr. Lin through his nominee, Mr. Shaoyong Huang. On December 30, 2018, Sheng Ying Xin disposed of one of its wholly-owned subsidiaries, Beijing Anytrust Science & Technology Co., Ltd to reduce operating losses.

The contractual arrangements give us effective control over Sheng Ying Xin and enable us to obtain substantially all of the economic benefits arising from it as well as consolidate the financial results of it in our results of operations. Although the structure we have adopted is consistent with longstanding industry practice, and is commonly adopted by comparable companies in China, the PRC government may not agree that these arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future.

In the opinion of Sino-Integrity Law firm, our PRC counsel, the ownership structures of our BYYNT and Sheng Ying Xin in China, do not and will not violate any applicable PRC law, regulation or rule currently in effect based on the current interpretation of those law, regulation or rule; and the contractual arrangements between our BYYNT , Sheng Ying Xin and its respective equity holders governed by PRC law are valid, binding and enforceable in accordance with their terms and applicable PRC laws and regulations currently in effect and will not violate any applicable PRC law, rule or regulation currently in effect based on the current interpretation of those law, regulation or rule. We also do not require the approval of the People’s Republic of China government to be listed on the Nasdaq Capital Market.

However, Sino-Integrity Law Firm has also advised us that there are substantial uncertainties regarding the interpretation and application of current PRC laws, rules and regulations. Accordingly, the PRC regulatory authorities and PRC courts may in the future take a view that is contrary to the opinion of our PRC legal counsel and this could significantly affect our financial performance and the enforceability of the contractual arrangements.

It is uncertain whether any new PRC laws, rules or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or Sheng Ying Xin is/are found to be in violation of any existing or future PRC laws, rules or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including revoking the business and operating licenses of Sheng Ying Xin or its subsidiaries, requiring us to discontinue or restrict our operations, restricting our right to collect revenue, blocking one or more of our websites, requiring us to restructure our operations or taking other regulatory or enforcement actions against us. The imposition of any of these measures could result in a material adverse effect on our ability to conduct all or any portion of our business operations. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of our variable interest entity in our consolidated financial statements, if the PRC government authorities were to find our legal structure and contractual arrangements to be in violation of PRC laws, rules and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of Sheng Ying Xin or otherwise separate from them and if we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our variable interest entity in our consolidated financial statements. Any of these events would have a material adverse effect on our business, financial condition and results of operations. Further, our shares may also decline in value or become worthless if we are unable to assert our contractual control rights over the assets of Sheng Ying Xin and HKSQ and their subsidiaries that conduct our operations.

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Substantial uncertainties exist with respect to the interpretation of the PRC Foreign Investment Law (“FIL”) and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law of the PRC, or the FIL, which came into effect on January 1, 2020, repealing simultaneously the Law of the PRC on Sino-foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises and the Law of the PRC on Sino-foreign Cooperative Joint Ventures, together with their implementation rules and ancillary regulations. Pursuant to the FIL, foreign investment refers to any investment activity directly or indirectly carried out by foreign natural persons, enterprises, or other organizations, including investment in new construction project, establishment of foreign funded enterprise or increase of investment, merger and acquisition, and investment in any other way stipulated under laws, administrative regulations, or provisions of the State Council. Since the Foreign Investment Law is relatively new, uncertainties exist in relation to its interpretation and implementation.

On December 26, 2019, the State Council promulgated the Regulation on the Implementation of the Foreign Investment Law of the PRC, which came into effect on January 1, 2020. However, the Regulation on the Implementation of the Foreign Investment Law of the PRC still remains silent on whether contractual arrangements should be deemed as a form of foreign investment. Though these regulations do not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangements would not be interpreted as a type of indirect foreign investment activities under the definition in the future.

On December 26, 2019, the Supreme People’s Court issued the Interpretations on Certain Issues Regarding the Applicable of Foreign Investment Law, or the FIL Interpretations, which came into effect on January 1, 2020. In accordance with the FIL Interpretations, any claim to invalidate an investment agreement will be supported by courts if such agreement is found to be entered into for purposes of making investments in the “prohibited industries” under the Negative List or for purposes of investing in “restricted industries” while failing to satisfy the conditions set out in the Negative List.

The “variable interest entity” structure, has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China.

Presently, Sheng Ying Xin’s operation of our electronic platform to provide financial advisory services in China fall within the category of “Commercial Internet Information Services”, which are value-added telecommunication services that are “restricted” under the Special Management (Negative List) for the Access of Foreign Investment (2020 Version) (“Negative List”). On December 18, 2015, Sheng Ying Xin received an Internet Content Provider (“ICP”) license to provide such value-added internet information services. Although Sheng Yin Xing is engaged in a “restricted” service, currently it is not subject to the FIL. However, if Sheng Ying Xin through the PRC VIE Agreements is deemed as foreign investment in the future, we may be deemed to be in violation of the FIL at that time. Similarly, if our control over BYYNT through the HKSQ VIE Agreements is deemed as foreign investment in the future, and any business of BYYNT is “restricted” or “prohibited” from foreign investment under the Negative List that is in effect at such time, we may be deemed to be in violation of the FIL at that time. Under those circumstances, HKSQ VIE Agreements that allow us to control BYYNT and/or the PRC VIE Agreements that allow us to have control over Sheng Ying Xin may be deemed invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure our business operations, any of which may have a material adverse effect on our business operations. BYYNT’s scope of business is not on the Negative List and does not impact our operations.

If future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

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Our contractual arrangements may not be as effective in providing control over the variable interest entities as direct ownership.

We rely on contractual arrangements with our variable interest entity, namely HKSQ and BYYNT’s variable interest entity, Sheng Ying Xin, to operate our electronic platform in China and other businesses in which foreign investment is restricted or prohibited. These contractual arrangements may not be as effective as direct ownership in providing us with control over our variable interest entity.

If we had direct ownership of these variable interest entities, we would be able to exercise our rights as an equity holder directly to effect changes in the boards of directors of the entity, which could effect changes at the management and operational level. Under our contractual arrangements, we may not be able to directly change the members of the board of directors of HKSQ (and in the case of BYYNT, the members of the board of director of Sheng Ying Xin) and would have to rely on the respective variable interest entities and the variable interest entities’ equity holders to perform their obligations in order to exercise HKIFS’s control over HKSQ and HKSQ /BYYNT’s control over Sheng Ying Xin. The variable interest entities equity holders may have conflicts of interest with us or our shareholders and with HKSQ /BYYNT and its shareholders as the case may be, and they may not act in the best interests of our Company or may not perform their obligations under these contracts. For example, Sheng Ying Xin and its equity holders could breach its contractual arrangements with BYYNT by, among other things, failing to conduct their operations, including maintaining our website and using our domain names and trademarks which Sheng Ying Xin has exclusive rights to use, in an acceptable manner or taking other actions that are detrimental to our interests. Pursuant to the call option, BYYNT may replace the equity holders of Sheng Ying Xin at any time pursuant to the contractual arrangements. However, if any equity holder is uncooperative and any dispute relating to these contracts or the replacement of the equity holders remains unresolved, BYYNT will have to enforce its rights under the contractual arrangements through the operations of PRC law and arbitral or judicial agencies, which may be costly and time-consuming and will be subject to uncertainties in the PRC legal system. The same can be said for HKIFS and HKSQ. See “Any failure by our variable interest entities or their equity holders to perform their obligations under the contractual arrangements would have a material adverse effect on our business, financial condition and results of operations.” Consequently, the contractual arrangements may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership.

Any failure by our variable interest entities or their equity holders to perform their obligations under the contractual arrangements would have a material adverse effect on our business, financial condition and results of operations.

If our variable interest entities, namely HKSQ and Sheng Ying Xin or their respective equity holders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements.

Although HKIFS and BYYNT have entered into exclusive option agreements in relation to their respective variable interest entities, HKSQ and Sheng Ying Xin, respectively which provide that HKIFS /BYYNT may exercise an option to acquire, or nominate a person to acquire, ownership of the equity in HKSQ/Sheng Ying Xin or, in some cases, its assets, to the extent permitted by applicable PRC laws, rules and regulations, the exercise of the call option is subject to the review and approval of the relevant PRC governmental authorities. HKIFS and BYYNT have also entered into share pledge agreements with respect to HKSQ and Sheng Ying Xin, respectively to secure certain obligations of HKSQ and Sheng Ying Xin, respectively or its equity holders to HKIFS and BYYNT, respectively under the contractual arrangements. However, the enforcement of such agreement through arbitral or judicial agencies may be costly and time-consuming and will be subject to uncertainties in the PRC legal system. Moreover, HKIFS’s and HKSQ /BYYNT’s remedies under their respective share pledge agreements are primarily intended to help HKIFS/BYYNT collect debts owed to HKIFS/BYYNT by HKSQ / Sheng Ying Xin equity holders under the contractual arrangements and may not help us in acquiring the assets or equity of HKSQ and/or Sheng Ying Xin.

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In addition, although the terms of the contractual arrangements provide that they will be binding on the successors of the variable interest entity equity holders, as those successors are not a party to the agreements, it is uncertain whether the successors in case of the death, bankruptcy or divorce of a variable interest entity equity holder will be subject to or will be willing to honor the obligations of such variable interest entity equity holder under the contractual arrangements. If the relevant variable interest entity or its equity holder (or its successor), as applicable, fails to transfer the shares of the variable interest entity according to the relevant exclusive option agreement or share pledge agreement, we would need to enforce our rights under the exclusive option agreement or share pledge agreement, which may be costly and time-consuming and may not be successful.

The contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration or court proceedings in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. Moreover, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law, and as a result it may be difficult to predict how an arbitration panel or court would view such contractual arrangements. As a result, uncertainties in the PRC legal system could limit our ability to enforce the contractual arrangements. Under PRC law, if the losing parties fail to carry out the arbitration awards or court judgments within a prescribed time limit, the prevailing parties may only enforce the arbitration awards or court judgments in PRC courts, which would require additional expense and delay. In the event we are unable to enforce the contractual arrangements, we may not be able to exert effective control over the variable interest entities, and our ability to conduct our business, as well as our financial condition and results of operations, may be materially and adversely affected.

Both the PRC VIE Agreements and HKSQ VIE Agreements are materially identical.

We may lose the ability to use, or otherwise benefit from, the licenses, approvals and assets held by Sheng Ying Xin, which could severely disrupt our business, render us unable to conduct some or all of our business operations and constrain our growth.

Sheng Ying Xin holds licenses and approvals and assets that are necessary for our business operations, to which foreign investments are typically restricted under applicable PRC law. We, our subsidiaries, HKSQ, BYYNT, Sheng Ying Xin and its subsidiaries are not required to obtain any permission or approval from the PRC authorities including China Securities Regulatory Commission or The Cyberspace Administration of China for the Sheng Ying Xin’s operation other than what is already in our possession, nor have we, our subsidiaries, HKSQ, BYYNT, or Sheng Ying Xin and its subsidiaries received any denial for the Sheng Ying Xin’s operation. The PRC VIE Agreements contain terms that specifically obligate Sheng Ying Xin equity holders to ensure the valid existence of Sheng Ying Xin and restrict the disposal of material assets of Sheng Ying Xin. However, in the event Sheng Ying Xin equity holders breach the terms of these contractual arrangements and voluntarily liquidate Sheng Ying Xin or Sheng Ying Xin declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to conduct some or all of our business operations or otherwise benefit from the assets held by Sheng Ying Xin, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if Sheng Ying Xin undergoes a voluntary or involuntary liquidation proceeding, its equity holders or unrelated third-party creditors may claim rights to some or all of the assets of Sheng Ying Xin, thereby hindering our ability to operate our business as well as constrain our growth.

The equity holders, directors and executive officers of our variable interest entities, as well as our employees who execute other strategic initiatives may have potential conflicts of interest with our Company.

PRC laws provide that a director and an executive officer owes a fiduciary duty to the company he or she directs or manages. The directors and executive officers of the variable interest entity must act in good faith and in the best interests of the variable interest entity and must not use their respective positions for personal gain. On the other hand, such officers and directors who may be directors/employees of our Company, also have a duty of care and loyalty to act in the best interests of our Company, which in the ordinary course will include acting in the best interests of our shareholders as a whole under British Virgin Islands law. We control our variable interest entities through contractual arrangements and the business and operations of our variable interest entities are closely integrated with the business and operations of our subsidiaries. Nonetheless, conflicts of interests for these individuals may arise due to dual roles both as directors and executive officers of the variable interest entities and as directors or employees of our Company, and may also arise due to dual roles both as variable interest entities’ equity holders and as directors or employees of our Company.

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We cannot assure you that these individuals will always act in the best interests of our Company should any conflicts of interest arise, or that any conflicts of interest will always be resolved in our favor. We also cannot assure you that these individuals will ensure that the variable interest entities will not breach the existing contractual arrangements. If we cannot resolve any such conflicts of interest or any related disputes, we would have to rely on legal proceedings to resolve these disputes and/or take enforcement action under the contractual arrangements. There is substantial uncertainty as to the outcome of any such legal proceedings. See “Any failure by our variable interest entities or their equity holders to perform their obligations under the contractual arrangements would have a material and adverse effect on our business, financial condition and results of operations.”

The contractual arrangements with our variable interest entities may be subject to scrutiny by the PRC tax authorities. Any adjustment of related party transaction pricing could lead to additional taxes, and therefore substantially reduce our consolidated net income and the value of your investment.

The tax regime in China is rapidly evolving and there is significant uncertainty for taxpayers in China as PRC tax laws may be interpreted in significantly different ways. The PRC tax authorities may assert that we or our subsidiaries or the variable interest entities, namely HKSQ and Sheng Ying Xin, or their equity holders owe and/or are required to pay additional taxes on previous or future revenue or income. In particular, under applicable PRC laws, rules and regulations, arrangements and transactions among related parties, such as the contractual arrangements with our variable interest entities, may be subject to audit or challenge by the PRC tax authorities. If the PRC tax authorities determine that any contractual arrangements were not entered into on an arm’s length basis and therefore constitute a favorable transfer pricing, the PRC tax liabilities of the relevant subsidiaries and/or variable interest entities and/or variable interest entities equity holders could be increased, which could increase our overall tax liabilities. In addition, the PRC tax authorities may impose late payment interest. Our net income may be materially reduced if our tax liabilities increase.

Risks Related to Doing Business in the People’s Republic of China

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

All of our operations are conducted in the PRC and substantially all of our revenue is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

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There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations, which can change quickly with little advance notice.

Most of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiaries are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degree of interpretation by PRC regulatory agencies and courts. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Further, enforcement of laws and that rules and regulations in China can change quickly with little advance notice. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

PRC regulations regarding acquisitions impose significant regulatory approval and review requirements, which could make it more difficult for us to pursue growth through acquisitions.

Under the PRC Anti-Monopoly Law, companies undertaking acquisitions relating to businesses in China must notify Ministry of Commerce (“MOFCOM”), in advance of any transaction where the parties’ revenues in the China market exceed certain thresholds and the buyer would obtain control of, or decisive influence over, the target. In addition, on August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission, or the CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and was amended on June 22, 2009. Under the M&A Rules, the approval of MOFCOM must be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire domestic companies affiliated with such PRC enterprises or residents. Applicable PRC laws, rules and regulations also require certain merger and acquisition transactions to be subject to security review. Our proposed acquisition of control of, or decisive influence over, at least any two participating companies (including us) with a turnover within the PRC of more than RMB400 million (approximately $60.15 million) in the fiscal year prior to any proposed acquisition and all of the participating companies (including us)with a turnover within the PRC of more than RMB2 billion (approximately $0.30 billion) or with a global turnover of RMB10 billion (approximately $1.50 billion) in the fiscal year prior to any proposed acquisition, would be subject to MOFCOM merger control review. Certain transactions we may undertake could be subject to MOFCOM merger review. Complying with the requirements of the relevant regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. In addition, MOFCOM has not accepted antitrust filings for any transaction involving parties that adopt a variable interest entity structure. If MOFCOM’s practice remains unchanged, our ability to carry out our investment and acquisition strategy may be materially and adversely affected and there may be significant uncertainty as to whether transactions that we may undertake would subject us to fines or other administrative penalties and negative publicity and whether we will be able to complete large acquisitions in the future in a timely manner or at all.

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PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

SAFE, promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. For further discussion on SAFE Circular 37 and its impact on dividend distribution, please see below “Regulations Relating to Foreign Exchange and Dividend Distribution – SAFE Circular 37”.

We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligation. However, we may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and cannot assure you that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. On February 28, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Pursuant to SAFE Notice 13, entities and individuals are required to apply for foreign exchange registration of foreign direct investment and overseas direct investment, including those required under the SAFE Circular 37, with qualified banks, instead of SAFE. The qualified banks, under the supervision of SAFE, will directly review the applications and conduct the registration. Furthermore, since it is unclear how those new SAFE regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, we cannot predict how these regulations will affect our business operations or future strategy. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

Any failure to comply with PRC regulations regarding our employee equity incentive plans, should we have one, may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC citizens or who are non-PRC residents residing in the PRC for a continuous period of not less than one year, subject to limited exceptions, and who have been granted restricted shares, RSUs or options may follow SAFE Circular 37 and the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, to apply for the foreign exchange registration. According to those regulations, employees, directors, supervisors and other management members participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to limited exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit the ability to make payment under our equity incentive plans (should we have one) or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprises in China and limit our wholly-foreign owned enterprises’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional equity incentive plans for our directors and employees under PRC law.

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In addition, the State Administration for Taxation has issued circulars concerning employee share options, restricted shares or RSUs. Under these circulars, employees working in the PRC who exercise share options, or whose restricted shares or RSUs vest, will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees related to their share options, restricted shares or RSUs. Although we currently withhold income tax from our PRC employees in connection with their exercise of options and the vesting of their restricted shares and RSUs, if the employees fail to pay, or the PRC subsidiaries fail to withhold, their income taxes according to relevant laws, rules and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities.

We rely to a significant extent on dividends and other distributions on equity paid by Sheng Ying Xin to fund offshore cash and financing requirements.

We are a holding company and rely to a significant extent on dividends and other distributions on equity paid by Sheng Ying Xin and on remittances from Sheng Ying Xin, for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. When Sheng Ying Xin incurs additional debt, the instruments governing the debt may restrict their ability to pay dividends or make other distributions or remittances to us. Furthermore, the laws, rules and regulations applicable to Sheng Ying Xin and certain other of its subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

Under PRC laws, rules and regulations, each of Sheng Ying Xin’s subsidiaries incorporated in China is required to set aside a portion of its net income each year to fund certain statutory reserves. These reserves, together with the registered equity, are not distributable as cash dividends. As a result of these laws, rules and regulations, its subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary. As of December 31, 2020, these restricted assets totaled RMB 70,438,226 (approximately $11,353,962).

Limitations on the ability of Sheng Ying Xin to make remittance to BYYNT and in turn to pay dividends HKSQ and then to HKIFS and us could limit our ability to access cash generated by the operations of Sheng Ying Xin, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders or otherwise fund and conduct our business.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from any offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.

Under PRC laws and regulations, we are permitted to utilize the proceeds from an offering to fund BYYNT by making loans to or additional capital contributions to BYYNT, subject to applicable government registration and filing requirements. We do not have ownership interests in BYYNT, but control BYYNT only through contractual arrangements.

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Any loans to our BYYNT, which is treated as foreign-invested enterprises under PRC laws, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to BYYNT to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of approved total investment and the amount of registered capital of such foreign-invested company. We may also decide to finance BYYNT by means of capital contributions. These capital contributions must be filed with the MOFCOM or its local counterpart.

In addition, on March 30, 2015, SAFE promulgated the Circular on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises, or SAFE Circular 19, prohibiting foreign-invested enterprise from using an RMB fund converted from its foreign exchange capital for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises or purchasing real estate not for self-use.

If we fail to comply with such regulations, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, both of which came into effect on January 1, 2008, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. Currently, we do not generate any revenue offshore. However, if this proportion were to increase and if we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or other assets attributable to a PRC establishment of a non-PRC company.

On February 3, 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax and Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, which replaced or supplemented certain previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the State Administration of Taxation, on December 10, 2009. Pursuant to this Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax.

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According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, factors to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

Bulletin 7 may be determined by the tax authorities to be applicable to some of our offshore restructuring transactions or sale of the shares of our offshore subsidiaries or investments where PRC taxable assets are involved. The transferors and transferees may be subject to the tax filing and withholding or tax payment obligation, while our PRC subsidiaries may be requested to assist in the filing. Furthermore, we, our non-resident enterprises and PRC subsidiaries may be required to spend valuable resources to comply with Bulletin 7 or to establish that we and our non-resident enterprises should not be taxed under Bulletin 7, for our previous and future restructuring or disposal of shares of our offshore subsidiaries, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under Bulletin 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. If the PRC tax authorities make adjustments to the taxable income of the transactions under Bulletin 7, our income tax costs associated with such potential acquisitions or disposals will increase, which may have an adverse effect on our financial condition and results of operations.

Restrictions on currency exchange may limit our ability to utilize our revenue effectively.

Presently all of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, BYYNT, which is a wholly-foreign owned enterprise, may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to HKSQ VIE, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate its ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of our ordinary shares, or pay principal and interest in foreign currencies to the holders of the notes. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for HKIFS, HKSQ VIE, BYYNT, Sheng Ying Xin and related subsidiaries.

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Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar again, and it has appreciated more than 10% since June 2010. In April 2012, the PRC government announced that it would allow more RMB exchange rate fluctuation. On August 11, 2015, the PRC government set the central parity rate for the RMB nearly 2% lower than that of the previous day and announced that it will begin taking into account previous day’s trading in setting the central parity rate. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in greater fluctuation of the Renminbi against the U.S. dollar. Substantially all of our revenues and costs are denominated in Renminbi, and a significant portion of our financial assets are also denominated in Renminbi while a significant portion of our debt is denominated in U.S. dollars. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of the Renminbi may materially and adversely affect our liquidity and cash flows. To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount we would receive.

The recent spate of government interference by the PRC government into business activities of U.S. listed Chinese companies may negatively impact our operations, value of our securities and/or significantly limit or completely hinder our ability to offer future securities to investors and cause the value of such securities to significantly decline or be worthless.

Recently, the Chinese government announced that it would step up supervision of Chinese firms listed offshore. Under the new measures, China will improve regulation of cross-border data flows and security, crack down on illegal activity in the securities market and punish fraudulent securities issuance, market manipulation and insider trading. China will also check sources of funding for securities investment and control leverage ratios. The Cyberspace Administration of China (“CAC”) has also opened a cybersecurity probe into several U.S.-listed tech giants focusing on anti-monopoly, financial technology regulation and more recently, with the passage of the Data Security Law, how companies collect, store, process and transfer data. If we are subject to such a probe or if we are required to comply with stepped-up supervisory requirements, valuable time from our management and money may be expended in complying and/or responding to the probe and requirements, thus diverting valuable resources and attention away from our operations. This may, in turn, negatively impact our operations.

Further, given the Chinese government’s significant oversight and discretion over the conduct of our business operations in Hong Kong and China, the Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and consequently, the value of our capital stock. The Chinese government could also significantly limit or completely hinder our ability to offer future securities to investors and cause the value of such securities to significantly decline or be worthless.

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If our public accounting firm does not permit the Public Company Accounting Oversight Board (“PCAOB”) to inspect it within three years pursuant to the Holding Foreign Companies Accountable Act, we may be delisted.

The Holding Foreign Companies Accountable Act requires that the Public Company Accounting Oversight Board (“PCAOB”) be permitted to inspect our public accounting firm within three years. If our public accounting firm does not permit, or the PCAOB is unable to conduct, such an inspection, it may result in the delisting of our ordinary shares from the Nasdaq Capital Market.

It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator, such as the Department of Justice, the SEC, the PCAOB and other authorities, to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Our principal business operation is conducted in the PRC. In the event that the U.S. regulators carry out investigation on us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

Failure to comply with laws and regulations applicable to our business in China could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.

Our business is subject to regulation by various governmental agencies in China, including agencies responsible for monitoring and enforcing compliance with various legal obligations, such as value-added telecommunication laws and regulations, privacy and data protection-related laws and regulations, intellectual property laws, employment and labor laws, workplace safety, environmental laws, consumer protection laws, governmental trade laws, import and export controls, anti-corruption and anti-bribery laws, and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than in China. These laws and regulations impose added costs on our business. Noncompliance with applicable regulations or requirements could subject us to:

●	investigations, enforcement actions, and sanctions;
●	mandatory changes to our network and products;
●	disgorgement of profits, fines, and damages;
●	civil and criminal penalties or injunctions;
●	claims for damages by our customers or channel partners;
●	termination of contracts;
●	loss of intellectual property rights;
●	failure to obtain, maintain or renew certain licenses, approvals, permits, registrations or filings
●	necessary to conduct our operations; and
●	temporary or permanent debarment from sales to public service organizations.

If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be adversely affected. In addition, responding to any action will likely result in a significant diversion of our management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could materially harm our business, results of operations, and financial condition.

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Additionally, companies in the technology industry have recently experienced increased regulatory scrutiny. Any reviews by regulatory agencies or legislatures may result in substantial regulatory fines, changes to our business practices, and other penalties, which could negatively affect our business and results of operations.

Changes in social, political, and regulatory conditions or in laws and policies governing a wide range of topics may cause us to change our business practices. Further, our expansion into a variety of new fields also could raise a number of new regulatory issues. These factors could negatively affect our business and results of operations in material ways.

Moreover, we are exposed to the risk of misconduct, errors and failure to functions by our management, employees and parties that we collaborate with, who may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and penalties in relation to noncompliance with applicable laws and regulations, which could harm our reputation and business.

Risks Related to Hudson Ordinary Shares

The trading price of our ordinary shares and is likely to be volatile, which could result in substantial losses to our shareholders.

The trading price of our ordinary shares is likely to continue to be volatile and could fluctuate widely in response to a variety of factors, many of which are beyond our control. In addition, the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes for our ordinary shares. Some of these companies have experienced significant volatility, including significant price declines after their initial public offerings. The trading performances of these PRC companies’ securities at the time of or after their offerings may affect the overall investor sentiment towards other PRC companies listed in the United States and consequently may impact the trading performance of our ordinary shares. In addition to market and industry factors, the price and trading volume for our ordinary shares may be highly volatile for specific business reasons, including:

●	variations in our results of operations;

●	announcements about our earnings that are not in line with analyst expectations;

●	publication of operating or industry metrics by third parties, including government statistical agencies, that differ from expectations of industry or financial analysts;

●	changes in financial estimates by securities research analysts;

●	announcements made by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

●	press reports, whether or not true, about our business;

●	regulatory allegations or actions or negative reports or publicity against us, regardless of their veracity or materiality to our company;

●	changes in pricing made by us or our competitors;

●	conditions in the financial advisory market;

●	additions to or departures of our management;

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●	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

●	release or expiry of transfer restrictions on our outstanding ordinary shares;

●	sales or perceived potential sales or other disposition of existing or additional ordinary shares or other equity or equity-linked securities, including by our principal shareholders, directors officers and other affiliates;

●	actual or perceived general economic and business conditions and trends in China and globally; and

●	changes or developments in the PRC or global regulatory environment.

Any of these factors may result in large and sudden changes in the volume and trading price of our ordinary shares. In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies and industries. These fluctuations may include a so-called “bubble market” in which investors temporarily raise the price of the stocks of companies in certain industries, such as the e-commerce industry, to unsustainable levels. These market fluctuations may significantly affect the trading price of our ordinary shares. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class named as a defendant in shareholder class action lawsuits. The litigation process may utilize a material portion of our cash resources and divert management’s attention from the day-to-day operations of our Company, all of which could harm our business. If adversely determined, the class action suits may have a material adverse effect on our financial condition and results of operations.

We are vulnerable to predatory short selling practices.

We are vulnerable to predatory short sellers who publish false or negative reports on us alleging, among other things, market manipulation, false or misleading statements and misleading or deceptive conduct. While we will expend every reasonable effort to refute such negative reports, there is no guarantee that our efforts will be successful and in the event that our efforts are unsuccessful, this could result in a suspension on the trading of our shares, a decline in the trading price of our shares, investigations or inquiries by governmental and regulatory agencies, increased costs and expenses in responding to such investigations or inquiries and/or even a delisting of our shares from the national exchange. Any and all of the foregoing would have a negative impact on us and to our shareholders.

You must rely on the judgment of our management as to the use of its cash and assets, and such use may not produce income or increase our ordinary shares price.

Our management has considerable discretion in the application of the Company’s cash and assets. You will not have the opportunity, as part of your investment decision, to assess whether its cash and assets are being used appropriately, which may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our ordinary shares price. The Company may place its cash in investments that do not produce income or that lose value.

Substantial future sales or perceived potential sales of our ordinary shares, or other equity or equity-linked securities in the public market could cause the price of our ordinary shares to decline significantly.

Sales of our ordinary shares or other equity or equity-linked securities in the public market, or the perception that these sales could occur, could cause the market price of our ordinary shares to decline significantly. As of September 28, 2021, we had 7,036,146 ordinary shares outstanding. All of our ordinary shares were freely transferable by persons other than our affiliates without restriction or additional registration under the Securities Act. However sale of ordinary shares or their perceived potential sale by any other substantial shareholder in the public market could cause the price of our ordinary shares to decline significantly.

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If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ordinary shares or publishes inaccurate or unfavorable research about our business, the market price for our ordinary shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ordinary shares to decline significantly.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain NASDAQ corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our ordinary shares.

We are exempted from certain corporate governance requirements of the NASDAQ by virtue of being a foreign private issuer. We are required to provide a brief description of the significant differences between our corporate governance practices and the corporate governance practices required to be followed by domestic U.S. companies listed on the NASDAQ. The standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act);

●	have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors;

●	have regularly scheduled executive sessions for non-management directors; or

We have relied on and intend to continue to rely on some of these exemptions. As a result, our shareholders may not be provided with the benefits of certain corporate governance requirements of the NASDAQ.

As a foreign private issuer, we are exempt from certain disclosure requirements under the Exchange Act, which may afford less protection to our shareholders than they would enjoy if we were a domestic U.S. company.

As a foreign private issuer, we are exempt from, among other things, the rules prescribing the furnishing and content of proxy statements under the Exchange Act and the rules relating to selective disclosure of material nonpublic information under Regulation FD. In addition, our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit and recovery provisions contained in Section 16 of the Exchange Act. We are also not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act. As a result, our shareholders may be afforded less protection than they would under the Exchange Act rules applicable to domestic U.S. companies.

If and when permitted by law, we may conduct a public offering and listing of our shares in China, which may result in increased regulatory scrutiny and compliance costs as well as increased fluctuations in the prices of our ordinary shares and ordinary shares listed in overseas markets.

Although not currently allowed under PRC law, if and when permitted by law, we may conduct a public offering and/or listing of our shares on a stock exchange in China in the future. We have not set a specific timetable or decided on any specific form for an offering in China. The precise timing of the offering and/or listing of our shares in China would depend on a number of factors, including relevant regulatory developments and market conditions. If we complete a public offering or listing in China, we would become subject to the applicable laws, rules and regulations governing public companies listed in China, in addition to the various laws, rules and regulations that we are subject to in the United States as a reporting company. The listing and trading of our securities in multiple jurisdictions and multiple markets may lead to increased compliance costs for us, and we may face the risk of significant intervention by regulatory authorities in these jurisdictions and markets.

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In addition, under current PRC laws, rules and regulations, our ordinary shares will not be interchangeable or fungible with any shares we may decide to list on a PRC stock exchange, and there is no trading or settlement between these markets in the United States and mainland China. Furthermore, these two markets have different trading characteristics and investor bases, including different levels of retail and institutional participation. As a result of these differences, the trading prices of our ordinary shares may not be the same as the trading prices of any shares we may decide to list on a PRC stock exchange. The issuance of a separate class of shares and fluctuations in its trading price may also lead to increased volatility in, and may otherwise materially decrease, the prices of our ordinary shares.

Our shareholders may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. federal courts may be limited because we are incorporated under British Virgin Islands law, we conduct substantially all of our operations in China and most of our directors and substantially all of our executive officers reside outside the United States.

We are incorporated in the British Virgin Islands and conduct substantially all of our operations in China through our wholly-foreign owned enterprise and the variable interest entity. Some of our directors and our executive officers reside outside the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult or impossible for our shareholders to bring an action against us or against these individuals in the British Virgin Islands or in China in the event that they believe that their rights have been infringed under the securities laws of the United States or otherwise. Even if shareholders are successful in bringing an action of this kind, the laws of the British Virgin Islands and China may render them unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States or China, although the courts of the British Virgin Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Our corporate affairs will be governed by our Memorandum and Articles of Association, the BVI Act and the common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands and by the BVI Act. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law. As a result of the foregoing, holders of our ordinary shares may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a U.S. company and whose management, directors and/or major shareholders were also incorporated, resident, or otherwise established in a United States jurisdiction.

As a result of the foregoing, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

The laws of the British Virgin Islands provide limited protection for minority shareholders, so minority shareholders may have limited or no recourse if they are dissatisfied with the conduct of our affairs.

Under the laws of the British Virgin Islands, there is limited statutory law for the protection of minority shareholders other than the provisions of the BVI Act dealing with shareholder remedies. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the company and are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association of the company. As such, if those who control the company have disregarded the requirements of the BVI Act or the provisions of the company’s memorandum and articles of association, or oppose to do so, then the courts will likely grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (ii) acts that constitute fraud on the minority where the wrongdoers control the company; (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote or breach of a duty owed to the shareholder by the Company; and (iv) acts where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of many states in the United States.

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British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of one avenue to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such an action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce judgments of courts in the United States based on certain liability provisions of United States securities law or to impose liabilities, in original actions brought in the British Virgin Islands, based on certain liability provisions of the United States securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

The requirements of being a public company may strain our resources and distract our management.

We are required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements will be time-consuming and will result in increased costs to us, either or both of which could have a negative effect on our business, financial condition and results of operations.

As a public company, we will be subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual and current reports with respect to our business and financial performance. The Sarbanes-Oxley Act requires that we maintain disclosure controls and procedures and internal control over financial reporting. To improve the effectiveness of our disclosure controls and procedures and our internal control over financing reporting, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. These activities may divert management’s attention from other business concerns and we will incur significant legal, accounting and other expenses that we did not have as a private company prior to going public, which could have a material adverse effect on our business, financial condition and results of operations.

We have recently received several written notifications from The Nasdaq Stock Market LLC informing us that we no longer meet certain continued listing requirements of the Nasdaq Global Market.

On January 28, 2020, we received written notification from The Nasdaq Stock Market LLC (“Nasdaq”) that we no longer meets Listing Rule 5450(v)(1)(A) which requires us to maintain a minimum $10,000,000 in stockholders’ equity for continued listing. The Company reported in its last Form 6-K for the period ended June 30, 2019 that its stockholders’ equity was $9,490,313. Under the Nasdaq Rules, the Company has 45 calendar days (no later than March 13, 2020) to submit a plan to regain compliance. We had already submitted our plan and were awaiting the Nasdaq’s determination as to whether to grant us an extension of up to 180 calendar days from the date of the letter to evidence compliance.

On March 12, 2020, we received a letter from the Nasdaq indicating that, the closing bid price of the Company’s ordinary shares for the last 30 consecutive business days did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1). The letter also indicated that the Company will be provided with a compliance period of 180 calendar days, or until August 31,2020, in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A). The letter further provided that if, at any time during the 180-day period, the closing bid price of the Company’s ordinary shares is at least $1.00 for a minimum of ten consecutive business days, Nasdaq will provide the Company with written confirmation that it has achieved compliance with the minimum bid price requirement. If the Company does not regain compliance by August 31, 2020, an additional 180 days may be granted to regain compliance if the Company (i) meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Global Market (except for the bid price requirement) and (ii) provides written notice of its intention to cure the deficiency during the second 180-day compliance period.

On April 16, 2020 we received a letter from the Nasdaq indicating the Company’s Market Value of Publicly Held Shares (MVPHS) did not meet the minimum value of $5,000,000 for the last 30 consecutive business days in contravention of the Nasdaq’s Listing Rules (“Rules”). However, the Rules also provide the Company a compliance period of 180 calendar days in which to regain compliance. We were informed that if at any time during this compliance period the Company’s MVPHS closes at $5,000,000 or more for a minimum of ten consecutive business days, the Nasdaq would provide the Company written confirmation of compliance and this matter would be closed. In the event the Company does not regain compliance with the Rules prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting. Alternatively, the Company may consider applying to transfer the Company’s securities to The Nasdaq Capital Market (the “Capital Market”). In order to transfer, the Company must submit an on-line Transfer Application, pay the $5,000 application fee, and meet the Capital Market’s continued listing requirements.

Although we transitioned to the Nasdaq Capital Market and had regained compliance with the continued listing requirements of the Nasdaq, we recently received another written notification from the Nasdaq on May 13, 2021 informing us that we no longer meet Nasdaq Listing Rule 5550(b)(1), which requires us to maintain a minimum $2,500,000 in stockholders’ equity for continued listing. We had reported in our last annual report Form 20-F for the period ended December 31, 2020 that our stockholders’ equity was $631,145. Under the Nasdaq Rules, we have 45 calendar days (no later than June 28, 2021) to submit a plan to regain compliance. If our plan is accepted, we should be granted an extension of up to 180 calendar days from the date of written notification letter to evidence compliance. We submitted our plan and the Nasdaq has granted us until November 9, 2021 to regain compliance.

We intend to take all reasonable actions to ensure compliance, including without limitation, effecting the Merger. However, there can be no assurance that we will be able to regain compliance with the Nasdaq Rules or will otherwise be in compliance with other Nasdaq listing criteria. In the event we are unsuccessful, our ordinary shares will be delisted and you will likely experience a devaluation in the market price of your shares as well as face challenges in trading them forthwith.

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Our ordinary shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such ordinary shares from being traded on a national securities exchange or in the over the counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

Our auditor, the independent registered public accounting firm that issues the audit report included in this proxy statement, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. However, given the recent developments, we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

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The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our ordinary shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act. If our ordinary shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our ordinary shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ordinary shares.

The recent joint statement by the SEC, proposed rule changes submitted by NASDAQ, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our future offerings, business operations share price and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act.

On May 21, 2021, NASDAQ filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) prohibit Restrictive Market companies from directly listing on NASDAQ Capital Market, and only permit them to list on NASDAQ Global Select or NASDAQ Global Market in connection with a direct listing and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

As a result of these scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our future offerings, business and our share price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation will be costly and time consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our shares.

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NASDAQ may apply additional and more stringent criteria for our continued listing.

NASDAQ Listing Rule 5101 provides NASDAQ with broad discretionary authority over the initial and continued listing of securities in NASDAQ and NASDAQ may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on NASDAQ inadvisable or unwarranted in the opinion of NASDAQ, even though the securities meet all enumerated criteria for initial or continued listing on NASDAQ. In addition, NASDAQ has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where a company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. NASDAQ was concerned that an offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. For the any aforementioned concerns, we may be subject to the additional and more stringent criteria of NASDAQ for our continued listing, which might cause delay or even denial of our listing application for Purchaser Common Stock.

Risks Related to Fr8App’s Business

Fr8App’s limited operating history may make it difficult for you to evaluate the success of its business to date and to assess its future viability.

Fr8App was founded in 2015 with a view to developing and bringing solutions to the cross-border commercial freight market on the U.S.-Mexico border, and by extension, the U.S.-Canada border. The first commercial version of Fr8App’s products were launched in 2017. Fr8App continued its product development efforts throughout 2018, added initial business intelligence and analytics to supplement its basic products in 2019 and offered its revised products package with active freight brokerage support towards the end of 2019 and into early 2020. The latest generation of Fr8App products were brought to market during the second quarter of 2020 and a new management team was hired during the second and third quarters of 2020 to bring a renewed focus to promoting freight services to Shippers and Carriers (each as defined below). Accordingly, you should consider Fr8App’s prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development. Any predictions you make about its future success or viability may not be as accurate as they would be if Fr8App had a longer operating history or a history of successfully developing and marketing its product offerings. Fr8App’s relatively limited operating history may make it difficult for you to evaluate the success of its business and assess its future viability.

Fr8App may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving its business objectives. Fr8App’s transition from a company with a development focus to a company successfully marketing and monetizing its product offerings may take longer than anticipated, or may not be successful at all.

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A significant data breach or IT system disruption could materially adversely affect Fr8App, including requiring Fr8App to increase spending on data and system security.

Fr8App relies heavily on information technology networks and systems, including the Internet and a number of internally-developed systems and applications, to manage or support a wide variety of important business processes and activities throughout its operations. For example, Fr8App relies on information technology to analyze its customer loads and input their information into its databases, identify different routes and their costs, track ongoing shipments, confirm receipts, transfer documents, and a number of other functions that are integral to the ongoing operation of Fr8App’s business.

In addition, the provision of service to Fr8App’s customers and the operation of its networks and systems involve the collection, storage and transmission of significant amounts of information and potentially sensitive or confidential data. Fr8App is subject to a variety of continuously evolving and developing laws and regulations in the United States and abroad regarding privacy, data protection and data security. The scope of the laws that may be applicable to us is often uncertain and may be conflicting, particularly with respect to foreign laws.

Fr8App’s information technology systems are susceptible to damage, disruptions or shutdowns due to programming errors, defects or other vulnerabilities, power outages, hardware failures, computer viruses, cyber-attacks, ransomware attacks, malware attacks, theft, misconduct by employees or other insiders, telecommunications failures, misuse, human errors or other catastrophic events. Hackers acting individually or in coordinated groups, may launch distributed denial of service attacks or other coordinated attacks that may cause service outages, gain inappropriate or block legitimate access to systems or information, or result in other interruptions in Fr8App’s business. In addition, the foregoing breaches in security could expose Fr8App and its customers to a risk of loss, disclosure or misuse of proprietary information and sensitive or confidential data.

Fr8App protects its software, web portal and platform solutions from third-party attacks and implement what it believes to be state-of-the art prophylactic controls around and throughout its software environment. However, there is no assurance that Fr8App’s web portal and platform solution will not sometimes malfunction or be subject to malicious attacks. Any unexpected malfunction of Fr8App’s system could cause major interruptions to its daily operations, including its ability to deliver its third-party logistics (“3PL”) services to customers, to collect payments from its customers or pay its key suppliers. Although to date Fr8App is unaware of a data breach or system disruption that has had a material adverse effect on it, Fr8App cannot provide any assurances that such events and impacts will not be material in the future, and its efforts to deter, identify, mitigate and/or eliminate future breaches may require significant additional effort and expense and may not be successful.

Trade wars or adverse political changes in any country in which Fr8App operates could materially and adversely affect the demand for its services, its operations and financial conditions.

Fr8App has business operations in the U.S., Mexico and Canada. These three countries currently have a free trade agreement which directly impacts the amount of international trade across the US-Mexico and the US-Canada borders. The first such trade agreement went into effect in 1994 and was followed by tremendous increase in trade amongst all three countries. Unanticipated changes in the trade agreements or sudden political changes in any of these three countries in which Fr8App operates could have a material adverse effect on customers’ demand for its services. Fr8App’s business can be greatly impacted by the laws, regulations and policies that affect trade among these three countries, including tariff and trade policies, export requirements and other restrictions. The factors that result in general economic changes are also beyond Fr8App’s control, and it may be difficult for Fr8App to adjust its business model to mitigate the impact of these factors. In particular, Fr8App’s business is affected by levels of industrial production, consumer spending and retail activity and Fr8App could be materially and adversely affected by adverse developments in these and other aspects of the economies in which Fr8App operates. If Fr8App is unable to implement its business strategies successfully or properly react to changes in market conditions as a result of trade wars or political changes in these countries, its financial condition, results of operations and cash flows could be materially and adversely affected.

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A global pandemic or spread of disease, real or perceived, as well as natural disasters in any country in which Fr8App operates could materially and adversely affect the demand for its services, its operations and financial conditions.

The novel coronavirus (COVID-19) pandemic and the concurrent economic slowdown may have an unexpected effect on Fr8App’s business, financial condition, and results of operations. In March 2020, the World Health Organization declared COVID-19 a global pandemic, and governmental authorities around the world have implemented measures to reduce the spread of COVID-19. These measures have adversely affected workforces, customers, supply chains, consumer sentiment, economies, and financial markets, and, along with decreased consumer spending, have led to an economic downturn across many global economies. COVID-19 has also caused widespread unemployment and border closings.

Due to COVID-19, Fr8App has experienced great volatility in global and domestic supply chains. The extent to which COVID-19 ultimately impacts the 3PL industry, Fr8App’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and unpredictable, including new information which may emerge concerning the severity and duration of the COVID-19 outbreak and any additional virus strains and the effectiveness of actions taken to contain the COVID-19 outbreak, among others. Additionally, the extent to which COVID-19 ultimately impacts Fr8App’s operations will depend on a number of factors, many of which will be outside of its control. The COVID-19 outbreak is evolving, and new information emerges daily; accordingly, the ultimate consequences of the COVID-19 outbreak cannot be predicted with certainty.

Severe weather conditions and other natural or manmade disasters, including storms, floods, fires, earthquakes, epidemics, pandemics, conflicts, unrest, or terrorist attacks, may disrupt Fr8App’s business and result in decreased revenues. Customers may reduce shipments, or Fr8App’s costs to operate its business may increase, either of which could have a material adverse effect on Fr8App. Any such event affecting one of the countries in which Fr8App operates could result in a significant interruption in its business. Natural disasters such as major fires in Australia, Brazil and the Western United States and other major weather or geological events around the globe could adversely affect the demand for its services, its operations and financial condition.

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Fr8App’s industry is rapidly evolving. It expects to continue to face significant competition, which could adversely affect Fr8App.

The 3PL industry is rapidly evolving, including demand for greater efficiency and increased visibility into the shipment lifecycle. Fr8App expects continued significant competition on a national and international level. Fr8App’s competitors include the postal services of the U.S. and other nations, various motor carriers, express companies, freight forwarders, air couriers, large transportation and e-commerce companies that are making significant investments in their capabilities, and start-ups and other companies that combine technologies with crowdsourcing to focus on local market needs, some of whom may currently be its customers.

Competition may also come from other sources in the future as new technologies are developed and new methods of transportations are made widely available. Innovations in transportation technology, including driverless trucks, artificial intelligence and logistics could adversely affect the demand for Fr8App’s 3PL services. If Fr8App is unable to adapt to these changes, its business could be adversely affected.

Fr8App is directly affected by the cyclicality of the trucking industry and general economic conditions.

The trucking industry has historically been highly cyclical and especially susceptible to trends in economic activity. The trucking industry has historically fluctuated in response to factors that are beyond Fr8App’s control, such as general economic conditions, interest rates, federal and state regulations, consumer spending and fuel costs. The industry is particularly sensitive to the consumer, industrial and manufacturing sectors of the economy, which generate a significant portion of the freight tonnage hauled by heavy-duty trucks. Since truck fleet owners and professional truck drivers are some of the key carriers Fr8App serves, Fr8App’s business activities are directly tied to the purchase and production of goods and other key macro-economic measurements. When individuals and companies purchase and produce fewer goods, Fr8App’s customers transport fewer goods. Downturns in consumer business cycles, such as the home construction, automobile, and manufactured goods sectors, can create excess capacity in the trucking industry and may have a material adverse effect on Fr8App’s business and operating results.

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Fr8App could be affected by strikes or labor unrest at any border crossing that is relied upon by its customer base.

The cross-border trucking industry relies on many government-provided services and agencies such as the U.S. Customs and Border Protection that may be unionized and is subject to strikes or labor unrest that could be disruptive to cross-border freight on a short-term basis. Lower or inefficient cross-border crossings due to labor unrest or strikes could adversely affect Fr8App’s customers and Fr8App’s operating results and financial condition.

Fr8App is exposed to the effects of changing fuel and energy prices, including gasoline, jet fuel and diesel, and what interruptions in supplies of these commodities can bring to the demand for the shipping and commercial freight industry.

Changing fuel and energy costs have a significant impact on the expenses incurred by the shipping and commercial freight industry. On April 20, 2020, the price for oil traded at negative prices for the first time in modern history. In the event that this short-term distortion in fuel prices were to last, air freight costs would continue to drop, making it an attractive alternative to trucking. If air freight or some other form of freight became increasingly attractive to shippers in general, there could be a switch from truck freight to air freight, or some other, more economic means of freight. Changes in fuel prices, disruption in energy supplies as a result of war, actions by producers or other factors beyond Fr8App’s control, could in turn have a material adverse effect on Fr8App’s business.

Truck Driver or other supply shortages within the transportation value chain could have material adverse effect on Fr8App’s business and operating results.

Fr8App’s freight brokerage support and customer services relies on Fr8App being able to assist with securing Carrier services for Shippers at commercially feasible rates. Truck driver or other supply shortages within the transportation value chain could adversely affect Fr8App’s ability to secure Carrier services at commercially favorable rates which could in turn have a material adverse effect on Fr8App’s business and operating results.

Fr8App currently does not hold any patents or own any registered trademarks.

Fr8App currently does not hold any patents or own any registered trademarks. Although Fr8App believes that the success of its business depends on the quality of its proprietary software solutions, technology, processes, and domain expertise, and has taken appropriate steps to protect its intellectual property, the measures taken may not be inadequate.

On September 6, 2018, Hub Group, Inc. (“Hub Group”) filed a Notice of Opposition with the Trademark Trial and Appeal Board (“TTAB”) against Fr8App’s U.S. Trademark Application Serial No. 87102800 (the “Trademark Application”) for its “Fr8HUB” unitary design mark (the “Mark”). On August 27, 2021 Fr8App and Hub Group entered into a binding Settlement Agreement and Release (the “Settlement”) fully resolving the TTAB proceeding. Under the terms of the Settlement, Fr8App agreed to irrevocably abandon the Trademark Application and permanently cease further commercial use of the terms “FreightHub,” “Fr8Hub” and “Hub,” as well as any confusingly similar marks (together the “Source Identifiers”), including abandoning any and all commercial and intellectual property rights to the Source Identifiers, refraining from filing additional trademark applications involving the Source Identifiers, and refraining from otherwise seeking to secure or enforce its rights to the Source Identifiers. There are no damages, penalties or payments arising under the Settlement. However, consumer or market confusion could result from Fr8App’s adoption of the identifiers “Freight App” and “Fr8App” and its abandonment of the terms “FreightHub” and “Fr8Hub” going forward. The duration or impact of such confusion, if any, is difficult to estimate. Hub Group has fully released any further legal claims concerning Fr8App’s use of the Source Identifiers through the date of the Settlement.

The impact of environmental laws and regulations and their enforcement could materially and adversely affect Fr8App’s business.

Motor carrier deregulation in the U.S. began in 1970-71 with initiatives in the Nixon Administration and continued into the 1980s through the Carter administration. They were part of a sweeping reduction in price controls, entry controls, and collective vendor price setting in U.S. transportation. While these deregulations by and large had a positive impact on the transportation volumes over the years, changes of regulations in the trucking industry could adversely affect Fr8App’s business. Routes and pricing for commercial freight could be regulated. Controlled margins or prices for certain goods could be put into effect. Fr8App cannot predict the impact of any new regulations on the 3PL and transportation industries. The effect these potential regulations could have on the commercial freight business, and in turn, its business and operating results may be long-lasting.

Risks Related to Fr8App’s Financial Position and Need for Additional Capital

Fr8App has a history of significant operating losses and expect to incur losses for the foreseeable future, and Fr8App may never achieve or maintain profitability.

Fr8App has a history of significant operating losses, and Fr8App has not been profitable since inception in 2015. Fr8App plans to continue to invest in improving Fr8App’s platform and services. Recurring losses from Fr8App’s operations could raise substantial doubt regarding its ability to continue as a going concern. If Fr8App fails to transition from a company with a development focus to fully commercializing its product offerings, it may not be able to fund its operations without raising additional capital. While Fr8App has been successful in raising capital in the past, there is no assurance that it can access additional capital in the future when needed, on favorable terms, or at all. If Fr8App fails to execute its business plan and strategies, it may incur losses for the foreseeable future, and be unable to fund its operations at some time in the future.

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Raising additional capital may cause dilution to Fr8App’s existing shareholders, restrict its operations or cause it to relinquish valuable rights.

While Fr8App has been successful in raising capital in the past, there is no assurance that Fr8App can access additional capital in the future when needed, on favorable terms, or at all. To the extent that Fr8App raises additional capital through the sale of equity, convertible debt securities or other equity-based derivative securities, your ownership interest may be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Any indebtedness Fr8App incurs would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on its ability to incur additional debt, limitations on its ability to acquire or license intellectual property rights, limitations on the payment of dividends, and other operating restrictions that could adversely impact its ability to conduct its business. Furthermore, the issuance of additional securities, whether equity or debt, by Fr8App, or the possibility of such issuance, may cause the market price of its common stock to decline and existing shareholders may not agree with its financing plans or the terms of such financings. If Fr8App raises additional funds through strategic partnerships and alliances, licensing arrangements or monetization transactions with third parties, it may have to relinquish valuable rights to its technologies, or product candidates, or grant licenses on terms unfavorable to Fr8App. Adequate additional financing may not be available to Fr8App on acceptable terms, or at all. If Fr8App is unable to raise additional funds when needed, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market product candidates that it would otherwise prefer to develop and market itself.

Risks Related to Fr8App’s Operations

A number of Fr8App’s personnel are based outside of the United States and regularly conduct business outside of the United States. Fr8App is subject to economic, political, regulatory and other risks associated with international operations.

As a number of personnel that support Fr8App’s operations are based in Mexico, Fr8App’s business is subject to risks associated with conducting business outside of the United States. Accordingly, Fr8App’s future results could be harmed by a variety of factors, including:

●	economic weakness, including inflation, or political instability, particularly on the U.S./Mexico and U.S./Canada international borders;

●	differing and changing regulatory requirements for product approvals;

●	differing jurisdictions could present different issues for securing, maintaining or obtaining freedom to operate in such jurisdictions;

●	potentially reduced protection for intellectual property rights;

●	difficulties in compliance with different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, tax requirements, treaties and regulations;

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●	changes in U.S. and non-U.S. regulations and customs, tariffs and trade barriers;

●	changes in non-U.S. currency exchange rates of the Mexican Peso or the Canadian dollar and the potential imposition of currency controls;

●	trade protection measures, import or export licensing requirements or other restrictive actions by governments;

●	differing reimbursement regimes and price controls in certain non-U.S. markets;

●	difficulties with compliance with transfer pricing regulations;

●	changing restrictions or conditions for the repatriation of profits;

●	negative consequences from changes in tax laws;

●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad, including, for example, the variable tax treatment in different jurisdictions of options granted under its share option schemes or equity incentive plans;

●	workforce uncertainty or labor unrest;

●	litigation or administrative actions resulting from claims against us by current or former employees or consultants individually or as part of class actions, including claims of wrongful terminations, discrimination, misclassification or other violations of labor law or other alleged conduct;

●	difficulties associated with staffing and managing international operations, including differing labor relations; and

●	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

Exchange rate fluctuations may materially affect Fr8App’s results of operations and financial condition.

Though most of Fr8App’s revenues are denominated in U.S. dollars, Fr8App does effect contracts in Mexico whereby Fr8App invoices for its services in Mexican pesos. Fr8App may execute contracts in Canadian dollars or other currencies at some point in the future. Fr8App also has a number of its personnel operating in Mexico and it pays an ongoing payroll and key suppliers in Mexico. Unexpected exchange rate fluctuations between the U.S. dollar and the Mexican peso could adversely affect Fr8App’s results from operations.

Fr8App monitors and manages its exposures to changes in currency exchange rates and interest rates. It may use derivative instruments to mitigate the impact of changes in these rates on Fr8App’s financial position and results of operations; however, changes in exchange rates and interest rates cannot always be predicted or hedged and may have a material adverse effect on Fr8App.

Fr8App may be subject to claims by third parties asserting that its employees or Fr8App has misappropriated their intellectual property, or claiming ownership of what Fr8App regards as its own intellectual property.

Many of Fr8App’s employees have spent many years in the high technology, transportation and logistics industries. Some of these employees may be subject to proprietary rights, non-disclosure and non-competition agreements, or similar agreements, in connection with such previous employment. Although Fr8App tries to ensure that its employees do not use the proprietary information or know-how of others in their work for Fr8App, Fr8App may be subject to claims that it or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such third party. Litigation may be necessary to defend against such claims. If Fr8App fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third party, and Fr8App could be required to obtain a license from such third party to commercialize its technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if Fr8App is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

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Risks Related to Employee Matters and Managing Growth

Fr8App’s management team is relatively new and its future success will depend on its ability to retain key employees, consultants and advisors and to attract, retain and motivate qualified personnel.

Fr8App’s President, Chief Executive Officer and Chief Financial Officer all joined Fr8App only in September 2020 and their Chief Operating Officer in August 2021 and have not worked together prior to joining Fr8App. Fr8App’s ability to execute its business strategies and manage its growth will largely depend on its executive team and key employees, the loss of whose services may adversely impact the achievement of its objectives. While Fr8App has entered into employment agreements with certain of its executive officers, any of them could leave Fr8App’s employment at any time. Fr8App does not maintain “key person” insurance policies on the lives of these individuals or the lives of any of its other employees. The loss of the services of one or more of its current employees might impede its objectives. Furthermore, replacing executive officers or other key employees may be difficult and may take an extended period of time because of the limited number of individuals in Fr8App’s industry with the breadth of skills and experience required to develop, gain marketing approval of and commercialize products successfully.

Recruiting and retaining other qualified employees, consultants and advisors for Fr8App’s business, including scientific and technical personnel, will also be critical to its success. There is currently a shortage of skilled executives in Fr8App’s industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. Fr8App may have to incur additional recruiting and training expenses to adequately staff its company. Fr8App may not be able to attract and retain personnel on acceptable terms.

The trucking industry is highly fragmented and regulated.

The trucking industry, one of Fr8App’s target customers, is a disparate group comprised of truck fleet owners and independent truck drivers. Some truck fleet owners are small companies, and like independent truck drivers, may not be familiar with the industry trends or have exposure to new technologies or new methods of doing business. As a result, Fr8App may not be able to establish a consistently effective method for marketing its digital Marketplace and mobile application platform to such industry participants.

The trucking industry is also highly regulated. The jurisdiction of the Department of Transportation (“DOT”), the Environmental Protection Agency (“EPA”) and similar state agencies, extends to Fr8App’s customers in the trucking industry. DOT and EPA regulations are subject to varying interpretations which may evolve over time. If compliance with the current regulations is not actively enforced by these agencies, or enforcement continues to vary from region to region, that may affect some of Fr8App’s carriers’ businesses and in turn, its business could be materially and adversely affected. Fr8App cannot assure you that government agencies will not adopt new policies or regulations that could adversely affect its business, results of operations and financial condition.

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Increased security requirements impose substantial costs on Fr8App and it could be the target of an attack or have a security breach, which could materially adversely affect Fr8App.

Fr8App operates in a particularly complex legal and regulatory environment. The legal environment of a cloud-based software business is evolving in the U.S. and other jurisdictions and Fr8App is subject to a variety of laws and regulations in the United States and abroad that involve matters central to its business.

Fr8App’s business is subject to a variety of U.S. and Mexican laws, rules and regulations, including those affecting “Motor Carriers, Owner-Operators and Transportation Brokers” issued by the US Federal Motor Carrier Safety Administration (“FMCSA”) of the DOT. Fr8App is subject to many U.S., Canadian and Mexican federal, state and local laws and regulations including those related to internet activities, privacy, rights of publicity, data protection, intellectual property, health and safety, competition, consumer protection, payments, transportation services, insurance coverage and taxation. These laws and regulations are constantly evolving and may be interpreted, applied, created or amended in a manner that could harm Fr8App’s business.

Many of these laws and regulations are still evolving and being tested in courts and could be interpreted in ways that could harm Fr8App’s business. These may involve privacy, data protection and personal information, content, intellectual property, data security, retention and deletion. In particular Fr8App is subject to federal, state and foreign laws regarding privacy and protection of people’s data. Foreign data protection, privacy, content and other laws and regulations can impose different obligations or be more restrictive than those in the U.S. U.S. federal, state and foreign laws and regulations which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation and enforcement of these laws and regulations are often uncertain, particularly in the new and evolving industry in which Fr8App operates and may be interpreted and applied inconsistently from country to country and inconsistently with its current policies and practices. Fr8App’s customers upload and store customer data in its cloud-based platform. This presents legal challenges to Fr8App’s business and operations, such as consumer privacy rights or intellectual property rights. Both in the U.S. and abroad, Fr8App must monitor and comply with a wide variety of laws and regulations regarding the data stored and processed on its cloud-based platform as well as in the operation of its business. Fr8App cannot determine the effect that any new requirements will have on its cost structure or its operating results, and new rules or other future security requirements may increase its costs of operations and reduce operating efficiencies. Regardless of its compliance with security requirements or the steps Fr8App takes to secure the data on its platform, it could also be the target of an attack or security breaches could occur, which could materially adversely affect Fr8App’s business.

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Fr8App’s growth plan may not succeed as quickly as anticipated, if at all.

Fr8App’s commercial freight Marketplace and mobile application platform matching the needs of carriers offering transportation services and shippers requiring commercial freight services is relatively new to the market. Success of its digital commercial freight matching brokerage service will depend on the adoption rate of this relatively new technology by Fr8App’s customers. Since many shippers are small companies slow to adapt to new technologies, Fr8App may not be able to establish a consistently effective method for marketing its platform and mobile application to such industry participants. Fr8App’s plan to commercialize and grow the usage of its platform and service offerings may not succeed as quickly as anticipated, if at all.

Fr8App expects to expand its organization, and as a result, it may encounter difficulties in managing its growth, which could disrupt its operations.

Fr8App expects to aggressively grow its sales and carrier personnel, specifically targeting at its key accounts and leveraging known customer preferences, to increase adoption of Fr8App’s solution platform for both its shippers and carriers with live 24/7 tracking on shipment. Fr8App is establishing creative marketing campaigns in Mexico’s domestic market and cross-border market. As it expands its cross-cultural workforce both in the U.S. and Mexico, Fr8App may encounter difficulties in managing its growth. Fr8App also plans to invest in its technology team so it can continue to build out internal tools on its platform. Failure to manage its growth could disrupt its operations and materially and adversely affect its results of operations and financial condition.

Fr8App is likely to have material weaknesses in its internal control systems and will need to hire additional personnel and develop and maintain proper and effective internal control over financial reporting, or the accuracy and timeliness of its financial reporting will be adversely affected.

If the Merger is completed, Fr8App’s financial statements will become those of the Combined Company and Fr8App’s management team as the executive officers of the Combined Company will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to furnish a report by management on, among other things, the effectiveness of the Combined Company’s internal control over financial reporting. In particular, Fr8App will be required to perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal control over financial reporting. Fr8App has not yet been required to do such an analysis. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

To address these potential control weaknesses, Fr8App will likely need to add personnel as well as implement new financial processes. Fr8App intends to take steps to remediate the control weaknesses described above through hiring additional qualified accounting and financial reporting personnel, and further evolving its accounting processes and policies. Fr8App may not be able to fully remediate these weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time.

The Combined Company’s independent registered public accounting firm will not be required to attest to the effectiveness of the Combined Company’s internal control over financial reporting for so long as the Combined Company remains a “smaller reporting company” as defined in applicable SEC regulations. The management team of the Combined Company will be required to disclose changes made in its internal controls and procedures on a quarterly basis. To comply with the requirements of its financial statements becoming those of the Combined Company following the Merger, Fr8App will need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. The Combined Company’s audit committee must also be advised and regularly updated on management’s review of internal controls. Fr8App is only now beginning the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation of its internal control over financial reporting needed to comply with Section 404, and Fr8App may not be able to complete its evaluation, testing and any required remediation in a timely fashion. Moreover, if Fr8App is not able to comply with the requirements of Section 404 in a timely manner or if it identifies or its independent registered public accounting firm identifies deficiencies in Fr8App’s internal control over financial reporting that are deemed to be material weaknesses, the market price of the Combined Company’s common stock could decline and the Combined Company could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, which would require additional financial and management resources.

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FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as neither Hudson nor F8Hub can assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “anticipates,” “believes,” “continue,” “could,” “design,” “estimates,” “expects,” “intends,” “may,” “plans,” “potentially,” “predict,” “pro forma” “seeks,” “should,” “will” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Forward-looking statements may also include any statements of the plans, strategies and objectives of management with respect to the approval and the closing of the merger, Hudson’s ability to solicit a sufficient number of proxies to approve the merger and other matters related to the closing of the merger.

For a discussion of the factors that may cause Hudson, Fr8App or the Purchaser (after the merger) actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Hudson and Fr8App to complete the merger and the effect of the merger on the business of Hudson, Fr8App and the combined company, see the section titled “Risk Factors.”

These forward-looking statements include, but are not limited to, statements concerning the following:

●	likelihood of the satisfaction of certain conditions to the completion of the Merger and whether and when the Merger will be consummated;
●	any statements concerning the attraction and retention of highly qualified personnel;
●	any statements concerning the Purchaser’s financial performance;
●	any statements regarding expectations concerning Fr8App’s relationships and actions with third parties; and
●	future regulatory, judicial and legislative changes in Fr8App’s industry.

You should not rely upon forward-looking statements as predictions of future events. Neither Hudson nor Fr8App can assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.

All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither Hudson nor Fr8App undertakes any obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus or to conform these statements to actual results or to changes in expectations.

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THE MEETING OF HUDSON’S SHAREHOLDERS

Date, Time and Place

The Meeting of Hudson’s shareholders will be held on [_________], 2021, at [__________], which we refer to as the “Meeting”. Hudson is sending this proxy statement/prospectus to its shareholders in connection with the solicitation of proxies by the Hudson board of directors for use at the Meeting and any adjournments or postponements of the Meeting. This proxy statement/prospectus is first being furnished to Hudson shareholders on the record date of [___] on or about [_________], 2021.

Purposes of the Meeting

The purposes of the Meeting are to vote on the following Proposals: (i) a proposal to approve and adopt the Merger Agreement; (ii) a proposal to approve the Redomestication Merger; (iii) the proposals related to the Purchaser amended and restated certificate of incorporation; (iv) a proposal for election of directors; (v) a proposal to approve the issuance of more than 20% of the issued and outstanding Purchaser Common Stock pursuant to the terms of the Merger Agreement and as required by and in accordance with NASDAQ Listing Rule 5635(a), (b) and (d); (vi) approve and adopt the Freight Technologies, Inc. 2021 Equity Incentive Plan; and (vii) a proposal to adjourn the Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above.

Recommendation of the Hudson Board of Directors

The board of directors of Hudson unanimously: (i) has determined that the Merger Agreement and the Transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Hudson and its shareholders; (ii) has approved the Merger Agreement and the other Transactions contemplated thereby; (iii) has approved the Redomestication Merger; (iv) has approved the amended and restated certificate of incorporation of Purchaser; (v) has approved the election of directors; (vi) has approved the issuance of more than 20% of the issued and outstanding Purchaser Common Stock pursuant to the terms of the Merger Agreement and as required by and in accordance with NASDAQ Listing Rule 5635(a), (b) and (d); (vii) has approved and the adoption of the 2021 Plan; and (viii) has approved the proposal to adjourn the Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above.

The board of directors of Hudson recommends that the Hudson shareholders (i) vote “FOR” the proposal to approve and adopt the Merger Agreement and the actions contemplated thereby; (ii) vote “FOR” the proposal to approve the Redomestication Merger; (iii) vote “FOR” the proposals related to the amended and restated certificate of incorporation of Purchaser; (iv) vote “FOR” the election of directors; (v) vote “FOR” the issuance of more than 20% of the issued and outstanding Purchaser Common Stock pursuant to the terms of the Merger Agreement and as required by and in accordance with NASDAQ Listing Rule 5635(a), (b) and (d); (vi) vote “FOR” the adoption of the 2021 Plan; and (vii) vote “FOR” the proposal to authorize the Hudson Board of Directors, in its discretion, to adjourn the Meeting.

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Record Date and Voting Power

Only holders of record of Hudson at the close of business on the record date, [______], 2021 are entitled to notice of, and to vote at, the Meeting. At the close of business on the record date, [___________] ordinary shares of Hudson were issued and outstanding. Each ordinary share entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section titled “Principal Stockholders of Hudson” for information regarding persons known to the management of Hudson to be the beneficial owners of more than 5% of the outstanding ordinary shares of Hudson.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Hudson Board of Directors for use at the Meeting.

If you are a shareholder of record of Hudson as of the record date referred to above, you may vote in person at the Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Meeting, Hudson urges you to vote by proxy to ensure your vote is counted. You may still attend the Meeting, and vote in person if you have already voted by proxy. As a stockholder of record you are entitled:

●	to vote in person, come to the Meeting Hudson will give you a ballot when you arrive;

●	to vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Hudson before the Meeting, Hudson will vote your shares as you direct; or

●	to vote on the Internet, go to the website on the proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on [________], 2021 to be counted.

If your Hudson shares are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your Hudson shares.

If you do not give instructions to your broker, the question of whether your broker or nominee will still be able to vote your shares depends on whether the NASDAQ deems the particular proposal to be a “routine” matter and how your broker or nominee exercises any discretion they may have in the voting of the shares that you beneficially own. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NASDAQ, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.

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For any proposal that is considered a “routine” matter, your broker or nominee may vote your shares in its discretion either for or against the proposal even in the absence of your instruction. For any proposal that is considered a “non-routine” matter for which you do not give your broker instructions, the Hudson shares will be treated as broker non-votes. Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Broker non-votes will not be considered to be shares “entitled to vote” at the meeting and will not be counted as having been voted on the applicable proposal.

Hudson believes that all of the proposals will be considered “non-routine” matters by the NASDAQ. This belief is based on preliminary guidance from the NASDAQ and may be incorrect or change before the Meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

All properly executed proxies that are not revoked will be voted at the Meeting and at any adjournments or postponements of the Meeting in accordance with the instructions contained in the proxy. If a holder of Hudson ordinary shares executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted:

●	“FOR” the Merger Proposal;
●	“FOR” the Redomestication Merger Proposal;
●	“FOR” the Amended and Restated COI Proposal;
●	“FOR” the Directors Proposal;
●	“FOR” the NASDAQ Proposal;
●	“FOR” the Equity Plan Proposal; and
●	“FOR” the Adjournment Proposal.

Hudson shareholders of record may change their vote at any time before their proxy is voted at the Meeting in one of three ways. First, a shareholder of record of Hudson can send a written notice to Hudson stating that the shareholder would like to revoke its proxy. Second, a shareholder of record of Hudson can submit new proxy instructions either on a new proxy card or via the Internet. Third, a shareholder of record of Hudson can attend the Meeting and vote in person. Attendance alone will not revoke a proxy. If a shareholder of record of Hudson or a shareholder who owns Hudson shares in “street name” has instructed a broker to vote its ordinary shares of Hudson, the shareholder must follow directions received from its broker to change those instructions.

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Required Vote

The presence, in person or represented by proxy, at the Meeting of the holders of a majority of the ordinary shares of Hudson outstanding and entitled to vote at the Meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum.

●	Proposal 1 - The Merger Proposal requires the affirmative vote of the majority of the Hudson ordinary shares present in person or represented by proxy and entitled to vote and voting. Abstentions will have no effect on a vote in relation to Proposal 1. Broker non-votes will have no effect on the vote for Proposal 1.

●	Proposal 2 - The Redomestication Proposal requires the affirmative vote of the majority of the Hudson ordinary shares present in person or represented by proxy and entitled to vote and voting. Abstentions will have no effect on a vote in relation to Proposal 2. Broker non-votes will have no effect on the vote for Proposal 2.

●	Proposal 3 – The Amended and Restated COI Proposal requires the affirmative vote of the majority of the Hudson ordinary shares present in person or represented by proxy and entitled to vote and voting. Abstentions will have no effect on a vote in relation to Proposal 3. Broker non-votes will have no effect on the vote for Proposal 3.

●	Proposal 4 – The Directors Proposal requires the affirmative vote of the majority of the Hudson ordinary shares present in person or represented by proxy and entitled to vote and voting. Abstentions will have no effect on a vote in relation to Proposal 4. Broker non-votes will have no effect on the vote for Proposal 4.

●	Proposal 5 - The NASDAQ Proposal requires the affirmative vote of the majority of the Hudson ordinary shares present in person or represented by proxy and entitled to vote and voting. Abstentions will have no effect on a vote in relation to Proposal 5. Broker non-votes will have no effect on the vote for Proposal 5.

●	Proposal 6 – The Equity Plan Proposal requires the affirmative vote of the majority of Hudson ordinary shares present in person or represented by proxy and entitled to vote and voting. Abstentions will have no effect on a vote in relation to Proposal 6. Broker non-votes will have no effect on the vote for Proposal 6.

●	Proposal 7 - The Adjournment Proposal requires the affirmative vote of the majority of the Hudson ordinary shares present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will have no effect on the vote for Proposal 7.

The information above with respect to the effect of broker non-votes may be incorrect or change before the Meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

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If on the date of the Meeting, or a date preceding the date on which the Meeting is scheduled, Hudson reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve the Proposals, whether or not a quorum would be present or (ii) it will not have sufficient ordinary shares of Hudson represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Meeting, Hudson may postpone or adjourn, or make one or more successive postponements or adjournments of, the Meeting as long as the date of the Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Hudson may solicit proxies from Hudson shareholders by personal interview, telephone, telegram, email or otherwise. Hudson will pay the costs of printing and filing this proxy statement/prospectus and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of ordinary shares of Hudson for the forwarding of solicitation materials to the beneficial owners of ordinary shares of Hudson. Hudson shall reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Other Matters

As of the date of this proxy statement/prospectus, the Hudson board of directors does not know of any business to be presented at the Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

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THE REDOMESTICATION MERGER

The following is a description of the material aspects of the Redomestication Merger. While Hudson believes that the following description covers the material terms of the redomestication, the description may not contain all of the information that is important to Hudson’s shareholders. Hudson encourages the Hudson shareholders to carefully read this entire proxy statement/prospectus, including the Merger Agreement attached to this proxy statement/prospectus as Annex A and incorporated herein by reference, for a more complete understanding of the redomestication.

General

Upon the terms and subject to the conditions set forth in the Merger Agreement (and in accordance with the plan of merger and articles of merger), Hudson will be merged with and into Purchaser, its wholly-owned subsidiary, in accordance with the BVI Act and the DGCL. As a result of this Redomestication Merger, the separate existence of Hudson shall cease, and Purchaser will continue as the surviving corporation incorporated in the State of Delaware. Following the redomestication, Purchaser, (i) shall possess all of Hudson’s and Purchaser’s assets, rights, powers and property as constituted immediately prior to the redomestication; (ii) shall continue to be subject to all of Hudson’s and Purchaser’s debts, liabilities and obligations as constituted immediately prior to the redomestication; (iii) shall be subject to all actions previously taken by the board of directors of Hudson and Purchaser prior to the redomestication; and (iv) each issued and outstanding ordinary share of Hudson shall be deemed converted into one share of Purchaser Common Stock. Purchaser’s name will be changed to “Freight Technologies, Inc.” as part of the Redomestication Merger.

How will the Redomestication Merger be effected?

The Redomestication Merger will be effected by the merger of Hudson with and into Purchaser, a wholly-owned subsidiary of Hudson that has been recently incorporated under the DGCL for purposes of the redomestication. Hudson as it currently exists as a BVI company will cease to exist as a result of the Redomestication Merger, and Purchaser will be the surviving corporation. The existing holders of ordinary shares of Hudson will own all of the outstanding shares of Purchaser Common Stock prior to the completion of the Merger with Fr8App. Assuming approval and adoption by Hudson shareholders of the Merger Agreement, Hudson currently intends to cause the Redomestication Merger to become effective as soon as reasonably practicable following the Meeting.

At the effective time of the Redomestication Merger, each ordinary share of Hudson will be converted automatically into one share of Purchaser Common Stock. Your percentage ownership of Hudson will not be affected by the redomestication. However, there will be the issuance of additional shares of Purchaser Common Stock as Merger Consideration for the Transactions. In addition, Purchaser will assume all outstanding obligations of Hudson and succeed to those benefits enjoyed by Hudson.

You do not need to replace the current certificate representing your Hudson securities after the Redomestication Merger. Do not destroy your current certificates issued by Hudson. The issued and outstanding security certificates of Hudson will represent the rights that Hudson’s shareholders will have in Purchaser. Shareholders, however, may submit their certificates to our transfer agent, Transhare Securities Transfer and Registrar, 15500 Roosevelt Blvd., Suite 302, Clearwater, FL 33760 for new certificates, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact our transfer agent to have a new certificate issued. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

At the effective time of the Redomestication Merger, Purchaser will be governed by the Delaware Certificate of Incorporation, the Delaware Bylaws and the DGCL. Although the Delaware Certificate of Incorporation and the Delaware Bylaws contain many provisions that are similar to the provisions of the BVI memorandum and articles of association, they do include certain provisions that are different. See “Proposal 2 – The Redomestication Merger Proposal – Differences in Shareholder Rights.”

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THE MERGER

This section and the section titled “The Merger Agreement” in this proxy statement/prospectus describe the material aspects of the Transactions, including the Merger Agreement. While Hudson believes that this description covers the material terms of the Transactions and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the Transactions and the Merger Agreement, attached as Annex A and the other documents to which you are referred. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to document every discussion among the Hudson Board, representatives of Hudson or other parties.

Incorporated in 2014, Hudson Capital Inc., formerly known as China Internet Nationwide Financial Services, Inc., commenced its business by providing financial advisory services to small and medium size companies primarily in China. The traditional business segments included commercial payment advisory, intermediary bank loan advisory and international corporate financing advisory services to help clients address their commercial payment and investment needs.

From time to time, the Hudson Board, together with Hudson management, has considered various long- and short-term strategic options to strengthen its business and enhance stockholder value. Strategic options that have been considered include strategic alliances, mergers and acquisitions, divestitures, other business combinations, and delisting from the NASDAQ, as well as its continued operations as an independent company.

One of the strategic developments was for Hudson to venture into supply chain financing services, or factoring services. The factoring services provided owners of Small-Medium Sized Enterprises with holistic supply chain financing solutions and value-added services in order to reduce financing costs and improve efficiency during a business transaction. With an initial focus on the medical supplies and medical equipment, airline catering and bulk commodity supply chains, the factoring services were operated through the Company’s newly incorporated subsidiaries, Fu Hui (Shenzhen) Commercial Factoring Co., Ltd. (“FuhuiSZ”), and Fuhui (Xiamen) Commercial Factoring Co., Ltd. (“FuhuiXM”). This initiative yielded some results –for FY2018, the Company earned about $500,000 from providing such services.

Another initiative was to venture into the Fintech services industry. In November 2017, the Company acquired Beijing Anytrust Science & Technology Co., Ltd. (“Anytrust”), a data analytics company providing data infrastructure design, big data access and analytics, and document automation for enterprises and government agencies with customers including Tianhong Asset Management, Yinhua Fund Management and BAIC Motor, etc. Unfortunately, in spite of launching the beta version of AnyInfo, a vertical search engine and big data platform covering a broad range of publicly available data of over 30 million enterprises in China in early 2018 and an Enterprise Edition of it in September 2018, Hudson only earned approximately $0.55 million in 2018. By contrast, its overheads had ballooned to approximately $2.6 million and Hudson was losing approximately $0.3 million per month in Anytrust. By December 2018, it determined that Anytrust was no longer a commercially viable entity.

Hudson continued to explore other potential businesses in 2019. One specific area of interest was commercial real estate. For years, Chinese investors had been one of the largest groups of investors in this asset class, both within and outside of China. Hudson’s existing businesses given years of relationships with Chinese borrowers/lenders provided the financing infrastructure should quality commercial real estate assets arise as attractive investment opportunities. Various talks took place, and the company reached a non-binding LOI with Jiangxi Lihong Construction Engineering Group Co., Ltd (“JXLH”) in December 2019 whereby JXLH and/or its affiliates may sell to and/or contribute certain real estate assets, estimated at a then residual value of $50,000,000, into the company. However, the proposed transaction did not materialize as negotiations broke down subsequently.

In December 2019, the Hudson Board became acquainted with Mr. Warren Wang through one of its advisors who believed Mr. Wang’s experience could be beneficial to Hudson through an internal or advisory role. Following his introduction and through a series of discussions in early 2020, Mr. Wang suggested several strategic directions to the Hudson Board that, in his opinion, would benefit the stockholders of Hudson by potentially expanding revenues and improving the Hudson business. As a result of these discussions, the Hudson Board offered Mr. Wang the role of Chief Executive Officer and Chairman of the Board. Hudson’s Board had not been searching for a candidate for those positions but was confident that Mr. Wang’s experience and recommendation to rebrand Hudson and expand its geographic focus would benefit Hudson and its stockholders. On March 31, 2020, Mr. Wang accepted the position and was appointed Hudson’s Chief Executive Officer and Chairman of the Board. The Hudson Board had offered Mr. Wang the position as it believed that Hudson stockholders would benefit from Mr. Wang’s experience and strategic vision for Hudson.

Mr. Wang led Hudson’s efforts to rebrand and shift its focus into new industries and towards new geographies, including North America. As part of these efforts, on April 10, 2020, the Hudson Board resolved to change its name from “China Internet Nationwide Financial Services Inc.” to “Hudson Capital Inc.” to better reflect Hudson’s next phase of growth. The name change took effect on April 23, 2020. On May 8, 2020, the ticker symbol on the NASDAQ exchange was changed from “CIFS” to “HUSN.”

Mr. Wang continued Hudson’s efforts in venturing into commercial real estate, but with a focus in the US given his local connections especially in the tri-state area. Among those candidates that Hudson had explorative discussions with, Hudson entered into a non-binding Letter of Intent with one company which has a multitude of developed mix-used properties as well as developing sites in New Jersey. However, the Covid-19 pandemic and the stay-at-home order caused significant construction delays in those developing sites. Hudson ultimately determined that the pandemic had a disproportionate negative impact on the commercial real estate industry and decided to pivot the company’s efforts to other sectors.

The discussions and subsequent negotiations with Fr8App were considered a continuation of the Hudson Board’s periodic consideration of strategic options in light of this directional shift away from the commercial real estate sector and into industries that were less impacted by the pandemic. In addition, as a result of the continued deterioration of Hudson’s share price and erosion of stockholder value, the Hudson Board determined that it was critical to commit to a strategic option in the near-term. The merger between Hudson and Fr8App is one aspect of the Hudson Board’s efforts, as led by Mr. Wang, to increase the value of Hudson for the benefit of Hudson stockholders.

As an advisor to Fr8App, Chardan Capital Markets LLC’s Mergers and Acquisitions Group (“Chardan M&A”) had identified publicly listed companies, including Hudson, whose business, operational and financial prospects were hindered by the substantially diminished price of its ordinary shares and could potentially benefit through a merger with Fr8App. Chardan M&A had been reaching out to identified companies on behalf of Fr8App. As part of that outreach process, on May 22, 2020, representatives from Chardan M&A, reached out to Mr. Wang to discuss potential collaboration opportunities to increase stockholder value including a potential merger with Fr8App and including a proposed spin-off of the Hudson business. This was the first contact between Chardan M&A and Hudson.

On the same day of May 22, 2020, Mr. Wang called a meeting to discuss these opportunities with Hudson’s management team. Mr. Wang and Hudson’s management team discussed the strategic, financial, and operational challenges of operating Hudson’s business with a substantially diminished ordinary share price including raising more than limited working capital at attractive valuations and limited stockholder dilution, attracting and retaining high quality employees, marketing the Hudson business and retaining clients. As well, Mr. Wang and Hudson’s management team considered the NASDAQ cost burden and potential cost reductions as a spin-off entity. Hudson’s management team, on behalf of Hudson’s Board, decided to consider the proposed spin-off and merger with Fr8App as they recognized that Hudson’s stockholders would retain the current value of the existing Hudson business, strengthened by a reduction in expenses through the proposed spin-off, and benefit from the additional value presented by Fr8App. Hudson’s management considered the proposed transaction value-accretive to Hudson stockholders. There was no relationship or preexisting arrangements nor contracts presented between Hudson and Fr8App, including between their respective management teams or Board of Directors, prior to Chardan M&A’s outreach on May 22, 2020.

Also on the same day of May 22, 2020, Chardan M&A, on behalf of Fr8App, delivered to Hudson a non-binding term sheet which outlined the proposed terms of a merger transaction between Hudson and Fr8App (“non-binding term sheet”). The non-binding term sheet included the terms and structure of a merger transaction between Hudson and Fr8App. Subject to various assumptions, the transaction proposal included an anticipated pro forma, post-closing equity ownership split of 8.3% for the Hudson stockholders and 91.7% for the Fr8App stockholders. Additionally, as part of the merger, Fr8App would deliver a one-time, cash payment in the amount of $250,000 to Hudson, at closing of the merger transaction to cover expenses related to the merger.  The term sheet had been drafted by representatives of Chardan M&A under the direction of Fr8App.

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On May 25, 2020, representatives of Chardan M&A and representatives of Hudson discussed over the phone the structure of a merger with Fr8App, the timing associated with a merger process and the details outlined in the non-binding term sheet dated May 22, 2020. The call concluded with the expectation that Hudson’s management would deliver a revised non-binding term sheet with revised transaction terms.

On May 27, 2020, Hudson’s management delivered a revised non-binding term sheet to Chardan M&A via email. Subject to various assumptions, the transaction proposal included an anticipated pro forma, post-closing equity ownership split of 16.7% for the Hudson stockholders and 83.3% for the Fr8App stockholders. Additionally, as part of the merger, Fr8App would deliver a one-time, cash payment of $4,000,000 to Hudson, at closing of the merger transaction to cover expenses related to the merger and provide additional funding for the proposed spin-off of Hudson. Hudson’s management believed the revised terms, including the increased pro-forma equity percentage and cash consideration, would provide improved economics for its stockholders than the term sheet received on May 22, 2020.

The initial revisions reflected in the term sheet on May 25, 2020 and each subsequent round of revisions by Hudson’s management, on behalf of the Hudson Board, to the Merger Consideration contemplated in the term sheet were founded in an analysis of comparable business combinations and spin-offs involving U.S. exchange-listed entities, the costs associated with pursuing the merger, the valuation of Fr8App, and the financial and NASDAQ listing status of Hudson. Hudson’s management’s review of comparable transactions included but was not limited to a review of the SEC filings associated with comparable transactions, the pro-forma equity ownership split of comparable transactions, cash payments in comparable transactions, and the post-merger market performance of comparable transactions. Hudson’s management’s review of the valuation of Fr8App included but was not limited to Hudson’s management’s independent consideration of the revenue multiples of public comparable companies and private comparable companies including Uber Freight LLC, Convoy Inc, Transfix, Inc, and NEXT Trucking Inc. The comparable companies exhibited Enterprise Value to Revenue multiples of 4.5x – 10.9x as based on publicly available information and the findings of Hudson’s management. Hudson’s management also reviewed the business and product offerings of Fr8App and publications and trade reports on trends in the Mexico, U.S. domestic and North American cross-border freight markets. As well, Hudson’s management developed an independent analysis of the future financial prospects of Fr8App through methods including but not limited to a review of historic financial statements and discussions with representatives of Fr8App and representatives of Chardan M&A regarding Fr8App’s prospects for acquisition, new customer growth and the release of new product offerings, cash position and cash requirements. Hudson continued to update its independent analysis of the proposed transaction while continuing its due diligence of Fr8App.

On May 28, 2020, Chardan M&A, on behalf of Fr8App, delivered a revised non-binding term sheet to the Hudson management team via email. Subject to various assumptions, the transaction proposal included an anticipated pro forma, post-closing equity ownership split of 10.0% for the Hudson stockholders and 90.0% for the Fr8App stockholders. Additionally, as part of the merger, Fr8App would deliver a one-time, cash payment of $1,000,000 to Hudson, at the closing of the merger transaction to cover expenses related to the merger.

On May 29, 2020, the Hudson management team delivered a revised non-binding term sheet to Chardan M&A via email. Subject to various assumptions, the transaction proposal included an anticipated pro forma, post-closing equity ownership split of 10.0% for the Hudson stockholders and 90.0% for the Fr8App stockholders. Additionally, as part of the merger, Fr8App would deliver a one-time, cash payment of $2,500,000 to Hudson or a payment of $3,000,000 in the form of a one-time lump sum cash payment of $1,500,000 and a one-year secured term note in the aggregate principal amount of $1,500,000, issued by Fr8App at closing of the merger transaction to cover expenses related to the merger and provide additional funding for the proposed spin-off of Hudson. The Hudson management team believed that the revised terms, including the increased cash consideration and note, would provide improved economics to its stockholders than the term sheet received on May 28, 2020 and aligned with comparable business combinations previously reviewed by the Hudson management team.

On the same day of May 29, 2020, on behalf of Fr8App, Chardan M&A delivered another revised non-binding term sheet to Hudson’s management via email. Subject to various assumptions, the transaction proposal included an anticipated pro forma, post-closing equity ownership split of 10.0% for the Hudson stockholders and 90.0% for the Fr8App stockholders. Additionally, as part of the merger, Fr8App would deliver a one-time, cash payment in the amount of $1,500,000, at closing of the merger transaction to cover expenses related to the merger. Furthermore, the revised non-binding term sheet included a revenue earn-out structure whereby Fr8App would receive an additional 2.0% of the combined, pro forma entity (on a fully diluted, pro rata basis) in the event Fr8App achieves certain financial goals in specific calendar years. Under the terms of the earn-out, if Fr8App records audited revenues of $25,000,000 in the calendar year 2021, $50,000,000 in the calendar year 2022, and $100,000,000 in the calendar year 2023; then Fr8App stockholders will be entitled to an additional 2.0% of the combined, pro forma entity (on a fully diluted, pro rata basis) each year Fr8App achieves the audited revenue target; up to an aggregate amount of 6.0%.

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On June 1, 2020, Hudson’s management delivered a revised non-binding term sheet to Chardan M&A via email. Subject to various assumptions, the transaction proposal included an anticipated pro forma, post-closing equity ownership split of 10.0% for the Hudson stockholders and 90.0% for the Fr8App stockholders. Additionally, as part of the merger, Fr8App would deliver a one-time, cash payment of $1,750,000 and a one-year secured term note in the aggregate principal amount of $1,000,000 issued by Fr8App to Hudson, at the closing of the transaction to cover expenses related to the transaction and provide additional funding for the proposed spin-off of Hudson. Furthermore, the revised non-binding term sheet included a revenue earn-out structure whereby Fr8App would receive an additional 2.0% of the combined, pro forma entity (on a fully diluted, pro rata basis) in the event Fr8App achieves certain financial goals in specific calendar years. Under the terms of the earn-out, if Fr8App records audited revenues of $25,000,000 in the calendar year 2021, $50,000,000 in the calendar year 2022, and $100,000,000 in the calendar year 2023; then Fr8App stockholders will be entitled to an additional 2.0% of the combined, pro forma entity (on a fully diluted, pro rata basis) each year Fr8App achieves the audited revenue target; up to an aggregate amount of 6.0%. Hudson’s management believed that the revised terms, including the increased cash consideration and note, would provide improved economics to its stockholders than the term sheet received on May 29, 2020.

The earn-out structure, or Contingent Merger Consideration, was proposed by Fr8App as a mechanism to acknowledge Fr8App’s potential high revenue growth, should it be achieved, without the immediate and irrevocable recognition of that value through shares at time of the merger. Fr8App proposed the revenue targets following a review of Fr8App’s historical growth rates and the corporate development that may be possible as a result of the increase in working capital in connection with the merger transaction. If the milestones are achieved, Fr8App will have generated substantial additional value to the Combined Company, recognized and incentivized by the Contingent Merger Consideration. Hudson’s management agreed to the incorporation of an earn-out structure, in concept and felt  it would appropriately acknowledge the achievement of revenue milestones by Fr8App’s business which would benefit the Combined Company. Should the revenue milestones not be achieved in the respective period then no additional shares would be issued to Fr8App stockholders for that respective period.

On the same day of June 1, 2020, Chardan M&A, on behalf of Fr8App, delivered a revised non-binding term sheet to Hudson’s management via email. Subject to various assumptions, the transaction proposal included an anticipated pro forma, post-closing equity ownership split of 10.0% for the Hudson stockholders and 90.0% for the Fr8App stockholders. Additionally, as part of the merger, Fr8App would deliver a one-time, cash payment of $1,000,000 and a two-year secured, convertible notes in the aggregate principal amount of $1,000,000 issued by Fr8App to Hudson, at closing of the merger transaction to cover expenses related to the transaction and provide additional funding for the proposed spin-off of Hudson. Furthermore, the revised non-binding term sheet included a revenue earn-out structure whereby Fr8App would receive an additional 2.0% of the combined, pro forma entity (on a fully diluted, pro rata basis) in the event Fr8App achieves certain financial goals in specific calendar years. Under the terms of the earn-out, if Fr8App records audited revenues of $25,000,000 in the calendar year 2021, $50,000,000 in the calendar year 2022, and $100,000,000 in the calendar year 2023; then Fr8App stockholders will be entitled to an additional 2.0% of the combined, pro forma entity (on a fully diluted, pro rata basis) each year Fr8App achieves the audited revenue target; up to an aggregate amount of 6.0%.

On June 3, 2020, Mr. Wang had a virtual meeting with Mr. Antonio Ruiz-Gimenez, Fr8App’s then Chief Executive Officer. During the call, each party discussed their perspective on North American cross-border logistics industry, the sharing economy, the digitization trend, recently funded 3PL competitors, and the operations of Fr8App in Mexico and across the Mexico – United States border. Mr. Wang participated in the call to further clarify his understanding of Fr8App’s business and how Hudson’s stockholders could benefit from the positive tailwinds affecting Fr8App’s business should a merger be completed.

On June 9, 2020, a representative from Chardan M&A and a representative from Hudson’s management discussed the terms of the transaction over the phone. On this call, Hudson’s management, on behalf of the Hudson Board, and Chardan M&A, on behalf of Fr8App, negotiated the remaining diverging positions including the cash payment to cover Hudson’s expenses related to the merger. Hudson’s management, on behalf of the Hudson Board, and Chardan M&A, on behalf of Fr8App, came to an agreement in principal of a one-time cash payment in the amount of $1,750,000 to cover Hudson’s expenses related to the merger, at closing of the merger transaction. On that same day, Hudson’s management delivered a revised non-binding term sheet to Chardan M&A by email. Subject to various assumptions, the transaction proposal included an anticipated pro forma, post-closing equity ownership split of 14.3% for the Hudson stockholders and 85.7% for the Fr8App stockholders. Additionally, as part of the merger, Fr8App would deliver a one-time cash payment in the amount of $1,750,000 to Hudson to cover expenses related to the merger, at closing of the merger transaction. Furthermore, the revised non-binding term sheet included a revenue earn-out structure whereby Fr8App would receive an additional 2.0% of the combined, pro forma entity (on a fully diluted, pro rata basis) in the event Fr8App achieves certain financial goals in specific calendar years. Under the terms of the earn-out, if Fr8App records audited revenues of $25,000,000 in the calendar year 2021, $50,000,000 in the calendar year 2022, and $100,000,000 in the calendar year 2023; then Fr8App stockholders will be entitled to an additional 2.0% of the combined, pro forma entity (on a fully diluted, pro rata basis) each year Fr8App achieves the audited revenue target; up to an aggregate amount of 6.0%. Hudson’s management believed the revised terms, including the increased pro-forma equity percentage and cash consideration, would provide improved economics to its stockholders than the term sheet received on June 1, 2020. Additionally, Hudson’s management believed that the earn-out structure, in concept, appropriately acknowledged the achievement of revenue milestones of Fr8App’s business that would also benefit the Hudson stockholders’ equity consideration in the Combined Company. Hudson’s management believed that the total merger consideration was in line with its analysis of comparable business combinations and spin-offs involving U.S. exchange-listed entities, the costs associated with pursuing the merger, the valuation of Fr8App, and the financial and NASDAQ listing status of Hudson. Upon receipt, representatives of Chardan M&A and ATW Partners, Fr8App’s majority investor, discussed a response to the revised non-binding term sheet over the phone.

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On June 10, 2020, upon final negotiations, Hudson, represented by the Hudson Board, and Fr8App, represented by the Fr8App Board, executed a non-binding term sheet, where subject to various assumptions, the transaction proposal included an anticipated pro-forma, post-closing equity ownership split of 14.3% for the Hudson stockholders and 85.7% for the Fr8App stockholders. Additionally, as part of the merger, Fr8App would deliver a one-time, cash payment in the amount of $1,750,000 to Hudson to cover expenses related to the merger, at closing of the merger transaction. Furthermore, the revised non-binding term sheet included a revenue earn-out structure whereby Fr8App would receive an additional 3.33% of the combined, pro forma-entity (on a fully diluted, pro rata basis) in the event Fr8App achieves certain financial goals in specific calendar years. Under the terms of the earn-out, if Fr8App records audited revenues of $25,000,000 or more in the calendar year 2021, $50,000,000 in the calendar year 2022, and $100,000,000 in the calendar year 2023; then Fr8App stockholders will be entitled to an additional 3.33% of the combined, pro forma entity (on a fully diluted, pro rata basis) each year Fr8App achieves the audited revenue target; up to an aggregate amount of 10.0%. Terms were determined through an arms-length negotiation between Hudson’s management, on behalf of the Hudson Board, and Fr8App and its representatives, whereby each party accepted or revised specific terms of the transaction, including but not limited to, the Merger Consideration, Contingent Merger Consideration, cash payments, closing conditions, corporate governance, exclusivity, and the structure of the Board of Directors for the Combined Company. All revisions exchanged between Fr8App and Hudson during this arms-length negotiation were informed through the experience of each respective party and through independent analysis as discussed in this Section, “Background of the Merger.” Chardan M&A acted as an advisor to Fr8App through the duration of the arms-length negotiation.

On the same day of June 10, 2020, Fr8App engaged Loeb & Loeb LLP (“Loeb & Loeb”) as its outside counsel for the transaction. Upon full execution of the non-binding term sheet, mutual confidentiality was established. Hudson’s management, on behalf of the Hudson Board, began to conduct extensive due diligence of Fr8App, including the review of presentation materials provided by Fr8App, Mexico, and U.S. domestic and North American cross-border freight markets, and the valuations of comparable companies in the same sector.

For the rest of June and most of July, representatives of Hudson, Fr8App, and Chardan M&A continued customary diligence discussions and the exchange of documentation focused on business, legal, accounting, tax, insurance, employee benefits, and environmental matters. Hudson utilized internal resources to complete due diligence and retained Sichenzia Ross Ference LLP (“SRF”) as Hudson’s outside legal counsel to assist with due diligence. Hudson’s business due diligence included but was not limited to a review of Fr8App’s product offerings, Fr8App’s historical financial performance, trends in the Mexico and U.S. domestic and North American cross-border freight market, competitors’ activities and market share in the Mexico and U.S. domestic and North American cross-border freight market and their valuations. Hudson’s business due diligence suggested there was substantial opportunity for revenue growth which encouraged Hudson’s view of Fr8App’s prospects and confirmed the appropriateness of the earn-out structure. Hudson’s legal due diligence included but was not limited to a review of Fr8App’s organizational and founding documents, customer contracts, employee contracts, employee policies, investor documents, and intellectual property. Additionally, Hudson requested details around any prior or pending litigation and concluded that there was no historical or pending litigation. Hudson’s tax due diligence included but was not limited to a review of Fr8App’s past tax filings and the tax implications of the proposed merger, spin-off and redomestication. Hudson’s review of the tax implications confirmed its account of tax matters in its negotiations for the pro-forma equity ownership.  Hudson’s insurance due diligence included but was not limited to a review of Fr8App’s D&O, commercial liability, and other insurance policies held by Fr8App as well as the D&O insurance policies as proposed in the Merger Agreement. The cost of additional insurance policies had factored into Hudson’s management’s, on behalf of the Hudson Board, negotiations of the cash payment included in the Merger Agreement. Hudson’s accounting due diligence included but was not limited to a review of Fr8App’s historical financials, audits, and auditor correspondence. Hudson’s employee benefit due diligence included but was not limited to a review of Fr8App’s human resource programs and employee materials. At the conclusion of the benefit due diligence, Hudson’s management did not identify any concerns related to the review of employee benefits and therefore, the review had no negative effects on negotiations. Hudson’s environmental due diligence included but was not limited to a review of Fr8App’s environmental policies and protections. Hudson’s transaction due diligence included but was not limited to a review of comparable transactions including their respective filings and merger agreements, a review of the Merger Agreement and its implications to the pro-forma entity, the Fr8App financings associated with the merger, and the closing conditions including the proposed spin-off of Hudson. Hudson’s due diligence confirmed its understanding of Fr8App and its business and did not uncover any concerns that were not already accounted for in the transaction structure including the earn-out component of the Merger Agreement.

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The drafting of the binding Merger Agreement began, and on July 15, 2020, Fr8App and Loeb & Loeb shared its first draft with Hudson and SRF.

Throughout the months of July, August and September 2020, ATW Partners’ representatives, Fr8App’s management, representatives of Chardan M&A, representatives of Loeb, representatives of RPCK Rastegar Panchal LLP (“RPCK”), ATW Partners’ outside legal counsel, Hudson’s management and representatives of SRF held several calls to discuss a variety of financial and legal matters regarding the Merger, including the Merger Agreement, financing matters and closing conditions.

On August 20, 2020, Mr. Jinchi Xu tendered his resignation as Hudson’s Chief Financial Officer and director, citing personal reasons and confirmed that it was not a result of any disagreement with Hudson’s policies or practices, which the Hudson Board accepted. The Hudson Board appointed Mr. Hon Man Yun to succeed Mr. Xu.

Throughout the remainder of August, the month of September and early October 2020, Hudson and Fr8App exchanged drafts of the Merger Agreement and the ancillary documents, including a Director Voting Agreement, a Lockup Agreement and a New Registration Rights Agreement. All revisions exchanged between Fr8App and Hudson during the arms-length negotiation process over this period were informed through independent analysis and due diligence as discussed in this section, “Background of the Merger.”

In September 2020, Messrs. Mike Flinker and Paul Freudenthaler were brought in to join Fr8App as its President and Chief Financial Officer, respectively, Mr. Javier Selgas took the Chief Executive Officer position, and independent directors were identified to join Fr8App’s board of directors.

On September 11, 2020, Mr. Selgas and an ATW Partners’ representative executed the Merger Agreement signature page for delivery into an escrow account, held by Loeb & Loeb, in accordance with the Letter Agreement dated September 10, 2020. The Letter Agreement stated that the signature pages would remain in escrow for a period of 30 calendar days from the date of the Letter Agreement.

On October 9, 2020, Hudson’s management held a telephonic board meeting where the Fr8App opportunity was presented to the Hudson Board. Prior to that date, the Hudson Board did not meet to discuss the Fr8App opportunity. The Hudson Board received a presentation on Fr8App including its financial performance in 2019 of $4.2 million in revenues and over 100% revenue growth expectations for 2020 and ability to meet the earn-out milestones contemplated in the merger agreement.

Additionally, the presentation covered potential growth opportunities and future business developments including the release of its next-generation software and tools, customer opportunities in the Mexico and U.S. domestic and North American cross-border freight market, expansion of the Mexico and U.S. domestic and North American cross-border freight market, potential consolidation of smaller traditional brokers in Mexico. As well, the presentation covered the differentiating factors of Fr8App’s business relative to other freight brokers in the Mexico and U.S. domestic and North American cross-border market. The Hudson Board concluded that Fr8App was highly differentiated in its positioning as the first digital commercial freight-matching broker to offer 3PL while targeting the domestic Mexican and the cross-border Mexico-U.S.-Canada markets. The digital capabilities of Fr8App’s online digital freight marketplace, broker, TMS and API substantially simplify the freight brokerage process for customers against the manual, inefficient, and transparency lacking methods of traditional 3PLs. The Hudson Board concluded that Fr8App has successfully developed tools that match the demand to ease capacity constraints, open up new shipping lanes, and provide a benchmarking for both Shippers and Carriers.

According to the U.S. Bureau of Transportation Statistics, the U.S. domestic truck freight transportation market, in 2018, was approximately $800 billion in size. Over the same period, the Mexican domestic freight market was estimated at approximately $40 billion. In 2019, the cross-border U.S.-Mexico freight transportation market grew to $429 billion while Mexico’s share of trade with the U.S. grew at an annual compound growth rate of approximately 7.5% between 2009 and 2019. The Hudson Board concluded that the U.S. domestic, Mexican domestic, and the cross-border U.S.-Mexico freight transportation markets represented substantial target markets that are poised for continued growth. Additionally, the Hudson Board concluded that Fr8App’s differentiation through automation and digital would allow it to continue capturing market share amongst its peers. The Hudson Board felt this was further evidenced by Fr8App’s financial performance in 2019 and over 100% growth expectations for 2020 and continued ability to attract new clients over the diligence period for the contemplated transaction.

The Hudson Board considered many aspects of the proposed transaction including the transaction structure contemplated in the Merger Agreement and the potential opportunity and potential risks of the Fr8App business. The Hudson Board identified several risks including Fr8App’s status as a new entrant in the freight transportation market, the investment in marketing required to introduce Fr8App to the market, the changing landscape of government regulation and political interests as applied to U.S., Mexican, and U.S. – Mexico cross-border shipping, potentially limited Carrier and Shipper dissatisfaction with current offerings, difficulties in attracting key personnel and developing expanded infrastructure to allow for scale as a growth-oriented business. The Hudson Board concluded that these risks did not outweigh the potential growth opportunity and value presented by the merger opportunity. After a formal vote was conducted, the Merger was unanimously approved by the Hudson Board.

The Hudson Board concluded that the Hudson stockholders will benefit from the additional value of the Fr8App business while retaining the upside of a strengthened Hudson business through the spin-off entity. The Hudson Board concluded that Hudson, in its current form, is overburdened by the cost and resources required to maintain its NASDAQ listing and hindered in its ability to secure necessary capital resources as a result of the diminished price of its ordinary shares. The spin-off will strengthen Hudson’s business by reducing cost, maximizing Hudson’s use of capital and employee resources, and providing relief from the effects of the diminished price in its ordinary shares. The merger with Fr8App will introduce a high growth opportunity in the Mexico and U.S. domestic and North American cross-border freight sector through which Hudson stockholders will participate through their pro-forma equity ownership in the Combined Company. Hudson had periodically considered strategic options including strategic alliances, mergers and acquisitions, divestitures, delisting from NASDAQ, and business combinations with companies other than Fr8App. Additionally, under the leadership of Mr. Wang, Hudson had recently undertaken efforts to rebrand and improve the Hudson business by shifting its focus into new industries and towards new geographies, including North America. The improvements in the Hudson business have not translated into improvements in the price of its ordinary shares. The Hudson Board believes it considered all strategic options and could not identify any other strategic option that both strengthened the company and delivered new, additional value to Hudson stockholders. The Hudson Board has concluded that the proposed merger and spin-off are in the best interest of Hudson stockholders as founded in the Hudson Board’s experience, periodic review of strategic options, and efforts to improve business and market performance. The factors that contributed to Hudson’s conclusions to execute the Merger Agreement are further summarized under the section titled “Hudson’s Reasons for the Merger.”

On October 10, 2020, the signature pages previously executed by Fr8App and ATW were released from the escrow account. Mr. Wang executed the Merger Agreement on the same day.

Mr. Wang was appointed as Chairman and Chief Executive Officer on March 31, 2020. The Hudson Board had offered Mr. Wang the position as the Hudson Board believed that Hudson stockholders would benefit from his experience and strategic vision for Hudson. The merger between Hudson and Fr8App is one aspect of the Hudson Board’s efforts, as led by Mr. Wang, to increase the value of Hudson for the benefit of Hudson stockholders. The Merger provides existing Hudson stockholders an opportunity to participate in the potential growth of the Combined Company while still participating in the continuing business of Hudson through the spin-off entity. While Mr. Wang played a crucial role in identifying Fr8App as a potential strategic investment for Hudson, Mr. Wang does not have the depth and breadth of industry specific experience that the incoming management of Fr8App brings. At that time, it was determined that Mr. Wang’s skills set and expertise are better suited in the spun-off entity. Prior to its amendment in May 2021, the Merger Agreement contemplated that Fr8App management, including Messrs. Selgas, Flinker and Freudenthaler, will lead the Combined Company and Mr. Warren Wang, will lead the spin-off entity in accordance to each of their expertise.

On October 14, 2020, Messrs. Yun, Selgas, Flinker and Freudenthaler met virtually to prepare for the joint announcement that terms of the Merger Agreement had been reached. The parties also pre-recorded the remarks for the investor conference call scheduled for the next day, and reviewed the presentation materials to investors, addressing Fr8App’s operations, financial performance, and the Merger, to be incorporated on a Form 6-K filing by Hudson with the SEC.

On October 15, 2020, the parties issued a joint press release announcing the execution of definitive agreements for the contemplated Merger. Shortly thereafter, Hudson filed the Form 6-K attaching the press release, the investor presentation, the Merger Agreement and the ancillary documents.

In April 2021, Hudson management met to review and discuss certain regulatory issues surrounding the proposed spin-off. On May 18, 2021, parties amended the Merger Agreement to no longer require a spin-off of Hudson’s financial advisory services business as part of the merger transaction due to regulatory concerns. At this time, neither the parties nor the Purchaser’s board has made any decisions as to the future of Hudson’s financial advisory services business after the Merger.

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Hudson’s Reasons for the Merger

Hudson Board believes that the proposed Transactions create more value for Hudson stakeholders than as a standalone company with a deteriorating stock price. On May 22, 2020, the same day terms of the transaction were introduced to Hudson, Hudson had a market capitalization of approximately $2.6 million as a result of substantial declines in its stock price since Hudson’s initial public offering in August 2017. Following the closing of the proposed Transactions, existing Hudson stockholders will be able to participate in the potential growth of the Combined Company.

The Hudson Board, together with Hudson management, has periodically considered various long- and short-term strategic options to strengthen its business and enhance stockholder value. Strategic options that have been considered include strategic alliances, mergers and acquisitions, divestitures, other business combinations, and delisting from NASDAQ, as well as its continued operations as an independent company. As a result of the continued deterioration of Hudson’s share price and erosion of stockholder value, the Hudson Board determined that it was critical to pursue a strategic option in the near-term. In ultimately pursuing a merger, the Hudson Board considered multiple potential merger candidates but identified Fr8App as the most able to complete a merger and best potential value for Hudson stockholders.

The Hudson Board believes that the value of Hudson’s business and assets exceeds what Hudson is recognizing as a standalone entity in the public markets as reflected in its stock price prior to the merger announcement. The Hudson Board has also determined that its NASDAQ listing is presently underutilized but can be maximized by merging with Fr8App, a new growth opportunity. The Merger Consideration of $1,750,000 cash payment and 14.3% stake of the Combined Company represented a premium to Hudson’s market capitalization as of May 22, 2020, the same day terms of the transaction were introduced to Hudson. Since the announcement of the Merger through and as of June 16, 2021, Hudson’s market capitalization has increased by more than $3.2 million, or approximately 15.7%, suggesting that the proposed transaction, once consummated, will create additional value for the Hudson stockholders.

The Hudson Board determined that the Merger Consideration was financially attractive as based on a review of business diligence. Review included independent analysis of the future financial prospects of Fr8App through methods including but not limited to a review of historic financial statements and discussions with representatives of Fr8App and representatives of Chardan M&A regarding Fr8App’s prospects for acquisition, new customer growth and the release of new product offerings, cash position and cash requirements and consideration of the revenue multiples of public comparable companies and private comparable companies including Uber Freight LLC, Convoy Inc, Transfix, Inc, and NEXT Trucking Inc. After determining a sense of Fr8App’s value through these multiple metrics, Hudson engaged in arm’s length negotiations with Fr8App with the goal of maximizing value for its stockholders as customary in a negotiation process. On October 9, 2020, the Hudson Board determined that they had maximized value through arm’s length negotiations and executed the term sheet.

The Hudson Board determined that the Contingent Merger Consideration was financially attractive as it would appropriately acknowledge the achievement of revenue milestones by Fr8App’s business which, in turn, provides a greater benefit to the Combined Company of which Hudson stockholders are a part. Should the revenue milestones not be achieved in the respective period then no additional shares would be issued to Fr8App stockholders for that respective period. Should the revenue milestones be achieved, it is the expectation of the Hudson Board that the additional market value to Hudson Stockholders will outweigh the consideration granted to Fr8App stockholders well beyond the achievement of the 2023 milestones.

The Hudson Board believes it considered all strategic options and, in pursuing the proposed transactions, could not identify any other strategic option that would both strengthen the company and deliver new and additional value to Hudson stockholders. It was important to the Hudson Board that any strategic option maximize value for the Hudson stockholders by retaining existing value and generating new, additional value. Hudson’s Board has concluded that the proposed transactions, as quantified by the Merger Consideration and Contingent Merger Consideration, meet this qualifier and will maximize stockholder value in the near- and long-term relative to the current trajectory of Hudson as a standalone entity.

After discussion, the Hudson Board (i) determined that the Merger Agreement and the Transactions contemplated thereby, including the Merger, are fair to, advisable and in the best interests of Hudson and its shareholders; and (ii) approved and declared advisable the Merger Agreement and the Merger, including the issuance of shares of Purchaser Common Stock to Fr8App stockholders pursuant to the terms of the Merger Agreement.

Hudson has implemented operational changes to streamline its financial advisory services. However, the level of regulatory burden and costs associated with Hudson’s NASDAQ listing have increased over the same period, overburdening Hudson’s cost structure. Additionally, the price of Hudson’s ordinary shares has diminished significantly which has hindered Hudson’s ability to raise capital and utilize its public currency.

In April 2021, Hudson management met to review and discuss certain regulatory issues surrounding the structure of the transaction, specifically the proposed spin-off, that would have had a material impact on the transaction. As a result of those discussions, Hudson management determined that a spin-off would not be feasible, and felt necessary to consider all strategic options that would strengthen its business and enhance stockholder value. Strategic options that were considered included a merger between Hudson and Fr8App without a spin-off, strategic alliances, other mergers and acquisitions, divestitures, and delisting from the NASDAQ, as well as its continued operations as an independent company. In this review, Hudson management also evaluated Fr8App’s performance since the initial execution of the Merger Agreement in October 2020, Fr8App’s anticipated future performance, and the impact of the Hudson business without a spin-off to the Combined Company.

Hudson management and Fr8App management met via teleconference to update their diligence of the respective parties including a review of their respective business performance and financial condition. Since October 2020, Hudson’s business has continued to decline while the number of Fr8App’s customers grew by more than 120%. Hudson’s 2020 revenue decreased to $618 while Fr8App’s 2020 revenues increased to approximately $9.2 million, an increase of more than 120% compared to 2019. Hudson management believed that Fr8App’s business was building momentum and that Fr8App was well positioned to continue its growth in 2021 as it continued to capitalize on the expanding cross border truckload freight activities between Mexico and the U.S. Hudson’s management considered other potentially available alternatives for Hudson, including divesting Hudson’s assets, seeking alternative strategic alliance or merger partners, or delisting from the NASDAQ. However, given Fr8App’s significant recent growth and its current trajectory, Hudson management concluded that continuing Hudson’s operations as an independent company through the potential merger with Fr8App, even without the spin-off of Hudson’s financial advisory services business, still offered the most compelling value creation opportunity for Hudson and is in the best interests of its stockholders.

Hudson and Fr8App entered into arm’s length negotiations in consideration of a merger between Fr8App and Hudson without a spin-off. The parties considered all aspects of the transaction, including the impact of the Hudson business without a spin-off to the Combined Company, the Initial Merger Consideration, Contingent Merger Consideration, Hudson’s value as a standalone entity, the potential value of the Combined Company and other factors. Hudson management also considered the perceived market acceptance of the proposed merger as evidenced by the increase in the trading price of Hudson’s ordinary shares from under $0.50 per share immediately prior to the public announcement of the merger to over $2.30 per share in April 2021. In addition, Hudson management considered the SPA, dated February 9, 2021, by and among Fr8App, ATW Opportunities and certain other Fr8App stockholders, and the likelihood of closing the merger in light of this binding commitment to fund Fr8App’s business plan. Hudson management therefore concluded that the removal of the spin-off from the deal structure did not warrant any change in the economics of the transaction as initially negotiated between the parties and set forth in the Merger Agreement, other than a change to the Outside Closing Date.

After reviewing all strategic options available to Hudson and the arms-length negotiations between Hudson and Fr8App, Hudson management concluded that (i) the Hudson stockholders would most benefit from the additional value of the Fr8App business while retaining the upside of the Hudson business as a combined entity; (ii) the economics of the merger between Hudson and Fr8App, including the Contingent Merger Consideration, should remain as negotiated in the Merger Agreement, as amended as the subsequent performance and value created by Fr8App was commensurate with the value of Hudson and in favor of Hudson’s shareholders; and (iii) the Combined Company would be led solely by the management from Fr8App.

On May 18, 2021, parties amended the Merger Agreement to no longer require a spin-off of Hudson’s financial advisory services business as part of the merger transaction due to regulatory concerns. At this time, the Purchaser’s board has not made any decisions as to the future of Hudson’s financial advisory services business after the Merger. Prior to making any immediate decisions with respect to the future of Hudson’s business, the Purchaser intends to first focus on Fr8App’s business that will be the primary driver of revenues and shareholder value after the consummation of the Merger. From the Purchaser’s perspective there is no valid business reason to divert its attention from building the Fr8App business to focus on Hudson, as a business unit, that is currently inactive. At the end of the fiscal year, the Purchaser, together with its board of directors, plan to take appropriate steps to evaluate Hudson’s business and make a determination as to whether the assets are saleable, or whether the business should be discontinued.

In the course of its evaluation of the Merger Agreement and the Merger, the Hudson Board held a number of meetings on October 9, 2020, consulted with Hudson’s executive management and outside legal counsel, and reviewed and assessed a significant amount of information, and considered a number of factors, including but not limited to the following:

●	the Hudson Board’s belief that Hudson’s business, operational and financial prospects were hindered by the substantially diminished price of its ordinary shares;

●	the Hudson Board’s conclusion that the Merger provides existing Hudson stockholders an opportunity to participate in the potential growth of the Combined Company;

●	the Hudson Board’s consideration that the Combined Company will be led by an experienced senior management team from Fr8App;

●	the regulatory and the NASDAQ cost burden relative to the intended size of Hudson’s business and operations; and

●	the valuation of Hudson in the context of the Merger vis-a-vis the perceived value of Hudson reflected in the diminished price of its ordinary shares;

The Hudson Board also considered the recent results of operations and financial conditions of Hudson, including:

●	the perceived value of Hudson reflected in the diminished price of its ordinary shares;

●	the operational adjustments of Hudson including a reduction in the number of employees to only those personnel essential to running the financial advisory business of Hudson;

●	the results of substantial efforts made over several months on alternate strategic transactions for Hudson;

●	the current financial market conditions and historical market prices, volatility and trading information with respect to Hudson’s ordinary shares; and

●	the risks, costs, timing and limited amount, if any, that would be distributed to Hudson stockholders associated with a potential liquidation of Hudson.

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The Hudson Board also reviewed the terms of the Merger Agreement and associated transactions, including:

●	the fact that the Exchange Ratio in the Merger Agreement, which was expected to give Hudson stockholders approximately 14.3% of the combined company’s outstanding stock, immediately following the Merger, is financially attractive in light of Hudson’s standalone value, Hudson’s recent stock price, Hudson’s strategic alternatives, and the potential value of the Combined Company;

●	the number and nature of the conditions to Fr8App’s obligations to consummate the Merger;

●	the number and nature of the conditions to Hudson’s obligations to consummate the Merger;

●	the conclusion of the Hudson Board that the potential termination fee of $500,000 payable by Fr8App to Hudson and the circumstances when such fee may be payable, were reasonable; and

●	the Hudson Board’s belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, deal protection provisions and the conditions were reasonable for a transaction of this nature.

The Hudson Board also considered a variety of risks and other countervailing factors related to the Merger, including but not limited to the following:

●	the up to $500,000 termination fee payable by Hudson to Fr8App upon the occurrence of certain events;

●	the expenses to be incurred by Hudson in connection with the Merger;

●	the possible volatility of the trading price of Hudson’s ordinary shares resulting from the announcement of the Merger;

●	the risks that the Merger might not be consummated in a timely manner or at all and the potential effect of the public announcement of the Merger or failure to complete the Merger on the reputation of Hudson;

●	the inherent risks associated with conducting diligence on a company whose business model does not operate within the same industry as Hudson, including Hudson’s lack of experience in the logistics industry;

●	the risks to Hudson’s business, operations and financial results in the event that the Merger is not consummated;

●	the strategic direction of the Combined Company, which will be determined by a board of directors designated primarily by Fr8App; and

●	various other risks associated with the Combined Company and the Merger, including those described in the section titled “Risk Factors.”

The foregoing information and factors considered by the Hudson Board are not intended to be exhaustive but are believed to include all of the material factors considered by the Hudson Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Hudson Board did not find it useful, and did not attempt to quantify, rank or assign relative weights to these factors. In considering the factors described above, individual members of the Hudson Board may have given weight to different factors. The Hudson Board conducted an overall analysis of the factors discussed above, including thorough discussions with, and questioning of, Hudson’s executive management and the legal advisors of Hudson, and considered the factors overall to be favorable to, and to support, its determination.

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Fr8App’s Reasons for the Merger

In the course of reaching its decision to approve the merger, the Fr8App board of directors consulted with its senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

●	the potential increased access to sources of capital at a lower cost of capital and a broader range of investors to support Fr8App’s business than it could otherwise obtain if it continued to operate as a stand-alone, privately-held company;

●	the potential to provide its current stockholders with greater liquidity by owning stock in a public company;

●	the Fr8App board of directors’ belief that no alternatives to the Merger were reasonably likely to create greater value for Fr8App stockholders after reviewing the various strategic options to enhance shareholder value that were considered by the F8Hub board of directors;

●	the cash resources of Fr8App expected to be available at the closing of the Merger;

●	the expectation that the Merger would not be a more time- and cost-effective means to access capital than other options considered;

●	the terms and conditions of the Merger Agreement, including, without limitation, the following:

○	the determination that the expected relative percentage ownership of Hudson shareholders and Fr8App stockholders in the Combined Company was appropriate, in the judgment of the Fr8App board of directors, based on the Fr8App board of directors’ assessment of the approximate valuations of Hudson and Fr8App and the comparative costs and risks associated with alternatives to the Merger.

○	the expectation that the Merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that Fr8App stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of Fr8App shares for Purchaser Common Stock pursuant to the Merger.

○	The issuance of additional shares of the Combined Company to existing Fr8App stockholders should the Combined Company achieve or exceed annual revenue earn-out targets of $25 million for 2021, $50 million for 2022 and $100 million for 2023.

●	the expectation that substantially all of Fr8App’s employees, particularly its management, will serve in similar roles at the Combined Company;

●	the conclusion of the Fr8App board of directors that the potential termination fee of $500,000 payable by Hudson to Fr8App and the circumstances when such fee may be payable, were reasonable; and

●	the likelihood that the Merger will be consummated on a timely basis.

The Fr8App board of directors also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including but not limited to the following:

●	the possibility that the Merger might not be completed and the potential adverse effect of the public announcement of the Merger on the reputation of Fr8App and the ability of Fr8App to obtain financing in the future in the event the Merger is not completed;

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●	the reasonableness of the termination fee of $500,000, which could become payable by Fr8App if the Merger Agreement is terminated in certain circumstances and certain events occur;

●	the risk that the Merger might not be consummated in a timely manner or at all;

●	the expenses to be incurred in connection with the Merger and related administrative challenges associated with combining the companies;

●	the additional public company expenses and obligations that Fr8App’s business will be subject to following the Merger that it has not previously been subject to; and

●	various other risks associated with the Combined Company and the Merger, including the risks described in the section titled “Risk Factors” in this proxy statement/prospectus.

Form of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, and as promptly as practicable following the Redomestication Merger, Merger Sub shall be merged with and into Fr8App in accordance with the DGCL. At the Closing of this Merger, the separate corporate existence of Merger Sub shall cease and Fr8App shall continue as the surviving corporation under the DGCL and as a wholly owned subsidiary of Purchaser.

Merger Consideration

At the Effective time of the Merger, by virtue of the Merger without any further action on the part of the parties, the following shall occur:

●

each share of Fr8App common stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, an estimated 1.14099 (the “Exchange Ratio”) in shares of Purchaser Common Stock; except that each share of the Fr8App common stock currently held by ATW and its affiliates will be converted into the right to receive the Exchange Ratio in shares of Purchaser Series A4 preferred stock;

●	each share of each series of Fr8App preferred stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the Exchange ratio in shares of Purchaser Preferred Stock ;

●	each warrant of Fr8App issued and outstanding immediately prior to the Effective Time (to the extent not exercised) shall be canceled and automatically converted into the right to receive, without interest, a Purchaser warrant exercisable for the Exchange Ratio in shares of Purchaser Common Stock or Purchaser Preferred Stock, as the case may be; and

●	each option of Fr8App issued and outstanding immediately prior to the Effective Time (to the extent not exercised) shall be canceled and automatically converted into the right to receive, without interest, a Purchaser option exercisable for the Exchange Ratio in shares of Purchaser Common Stock.

Fr8App stockholders who would be entitled to a fractional share after applying the Exchange Ratio will automatically be entitled to receive an additional fractional share of the corresponding class of Purchaser shares to round up to the next whole share.

Immediately after the Merger, based on the Applicable Per Share Merger Consideration, Fr8App stockholders (including the Investors) will own approximately 85.7% of the post-closing outstanding shares of Parent Common Stock (the “Post-Closing Shares”), Hudson shareholders will own approximately 14.3% of the Post-Closing Shares.

The Applicable Per Share Merger Consideration was determined using a formula intended to allocate to the existing Fr8App stockholders (on a fully diluted basis, referred to below as Fr8App’s fully-diluted outstanding shares) a percentage of Hudson based on the valuations of Hudson and Fr8App, which were agreed in the Merger Agreement to be $10.0 million and $60.0 million, respectively.

The Merger Agreement provides that, promptly after the Effective Time, Purchaser will mail to each record holder of Fr8App capital stock immediately prior to the Effective Time a letter of transmittal and instructions for surrendering and exchanging the record holder’s Fr8App stock certificates for shares of Purchaser Common Stock, or Preferred Stock, as the case may be. Upon surrender of a Fr8App stock certificate for exchange to Purchaser, together with a duly executed letter of transmittal and such other documents as Purchaser or Hudson may reasonably require, the Fr8App stock certificate surrendered will be cancelled and the holder of the Fr8App stock certificate will be entitled to receive the following a certificate or certificates or book-entry account representing the number of whole shares of Purchaser Common Stock or Preferred Stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement.

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At the Effective Time of the Merger, all holders of certificates representing shares of Fr8App capital stock that were outstanding immediately prior to the Effective Time of the Merger will cease to have any rights as stockholders of Fr8App other than the right to receive Purchaser capital stock based on the Applicable Per Share Merger Consideration. In addition, no transfer of Fr8App capital stock after the Effective Time of the Merger will be registered on the stock transfer books of Fr8App, as the surviving corporation.

If any Fr8App stock certificate has been lost, stolen or destroyed, upon the delivery of an affidavit claiming such certificate has been lost, stolen or destroyed, the surviving corporation may, in its discretion, and as a condition precedent to the delivery of any shares of Purchaser Common Stock, and unpaid dividends and distributions on shares of Hudson ordinary shares, require the owner of such lost, stolen or destroyed certificate to post bond in a reasonable amount set by the surviving corporation as indemnity against any claim suffered by it related to the lost, stolen or destroyed certificate or any Purchaser Common Stock, cash, or dividends and distributions issued in exchange for such certificate as the surviving corporation may reasonably request.

From and after the Effective Time, until it is surrendered, each certificate that previously evidenced Fr8App capital stock will be deemed to represent only the right to receive shares of Purchaser Common Stock or Preferred Stock, as the case may be, and/or any dividends or distributions. There will be no dividends or other distributions paid on any shares of Purchaser Common Stock to be issued in exchange for any unsurrendered Fr8App stock certificate until the Fr8App stock certificate is surrendered as provided in the Merger Agreement.

Effective Time of the Redomestication Merger and the Merger

The Redomestication Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and the Articles of Merger and Plan of Merger with the Registrar of Corporate Affairs in BVI (the “Registrar”).

The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

The closing of the Redomestication Merger and the Merger will occur on a date specified by Hudson and Fr8App which will be no later than the second business day after the conditions to effect all Transactions set forth in the Merger Agreement have been satisfied or waived, or such other date and time as Hudson and Fr8App may agree to in writing.

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Regulatory Approvals

In the United States, Hudson must comply with applicable federal and state securities laws and the rules and regulations of NASDAQ in connection with the issuance of shares of Purchaser Common Stock pursuant to the Merger Agreement and the filing of this proxy statement/prospectus with the SEC.

Material U.S. Federal Income Tax Consequences of the Redomestication Merger and the Merger

General

The following are the material U.S. federal income tax consequences of (i) the Domestication Merger to the U.S. Holders of Hudson shares, (ii) the Merger to the U.S. Holders of Fr8App securities, and (iii) the ownership and disposition of Purchaser securities. This discussion is based upon laws and relevant interpretations thereof in effect as of the date of this proxy statement/prospectus, all of which are subject to change.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of Hudson shares or Fr8App securities that is for U.S. federal income tax purposes:

● an individual citizen or resident of the United States;

● a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

● an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

● a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of Hudson shares or Fr8App securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This summary is based upon existing provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” Treasury regulations promulgated thereunder, published revenue rulings and procedures of the U.S. Internal Revenue Service, or the “IRS,” and judicial decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own Hudson shares or Fr8App securities, or who will own and hold Purchaser Common Stock as a result of owning the corresponding Hudson shares or Fr8App securities, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

● financial institutions or financial services entities;

● broker-dealers;

●persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

● tax-exempt entities;

● governments or agencies or instrumentalities thereof;

● insurance companies;

●regulated investment companies;

● real estate investment trusts;

● certain expatriates or former long-term residents of the United States;

● Non-U.S. Holders (except as specifically provided below);

● persons that actually or constructively own five percent (5%) or more of Hudson shares or Fr8App voting securities or Purchaser Common Stock (except as specifically provided below);

● persons that acquired Fr8App securities or Purchaser Common Stock pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

● persons that hold Hudson shares or Fr8App securities or Purchaser securities as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

● persons whose functional currency is not the U.S. dollar;

● controlled foreign corporations; or

●passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Hudson shares or Fr8App securities or Purchaser Common Stock. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Hudson shares or Fr8App securities, or will hold Purchaser Common Stock, through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Hudson shares or Fr8App securities (or Purchaser Common Stock), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) on Hudson shares or Fr8App securities (or Purchaser securities) and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Hudson shares or Fr8App securities (or Purchaser Common Stock) will be in U.S. dollars. In addition, this discussion assumes that a holder who owns rights in Fr8App shares will own a sufficient number of rights such that upon conversion of such rights, the holder will acquire only full ordinary Fr8App shares (or shares of Purchaser Common Stock) and, thus, will not forfeit any rights or have a right to acquire a fractional share after such conversion.

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Neither Hudson, Fr8App, nor Purchaser have sought, and none of them will seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF HUDSON SHARES OR FR8APP SECURITIES OR PURCHASER COMMON STOCK IN CONNECTION WITH OR FOLLOWING THE REDOMESTICATION AND MERGER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER IS URGED TO CONSULT WITH HIS OR ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE FOREGOING TRANSACTION, AND THE OWNERSHIP AND DISPOSITION OF HUDSON SHARES, FR8APP SECURITIES AND PURCHASER COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

TAX CONSEQUENCES TO U.S. HOLDERS

Tax Consequences of the Redomestication Merger to U.S. Holders of Hudson Shares.

The following discussion under this subsection, “Tax Consequences of the Redomestication Merger to U.S. Holders of Hudson Shares” constitutes the opinion of Sichenzia Ross Ference LLP, counsel to Hudson, as to the material U.S. federal income tax consequences of the Redomestication Merger to U.S. Holders of Hudson shares, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and herein.

As discussed below, it is the opinion of our counsel that the Redomestication Merger will qualify as a “reorganization” within the meaning of Code section 368(a)(1)(F); therefore (subject to the Section 367(b) rules and the Passive Foreign Investment Company (“PFIC”) rules (both discussed below)) U.S. Holders will not recognize gain or loss on the exchange of their Hudson shares for Purchaser Common Stock.

Code section 354 provides: “No gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.” Under Code section 368(a)(1), a “reorganization” includes “(F) a mere change in identity, form, or place of organization of one corporation, however effected.” Under Code section 368(b), a “party to a reorganization” includes “(1) a corporation resulting from a reorganization, and (2) both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.” Accordingly, the Redomestication Merger, as a change in the place of organization of Hudson, constitutes a reorganization under Section 368(a)(1)(F) to which Hudson is a party, provided that the transaction otherwise qualifies under Section 368 and the regulations promulgated under Section 368.

Treasury Regulation Section (“Reg Sec.”) 1.368-2(m) provides that six requirements must be satisfied in order for a reorganization to qualify as a reorganization under Section 368(a)(1)(F). These requirements are intended to assure that, at least immediately after the reorganization, the only parties involved in the transaction are the resulting corporation and the former corporation and its shareholders, and that the only assets and liabilities, and tax attributes, transferred by the former corporation and received by the resulting corporation are those of the former corporation (and that the former corporation is wound up). The Redomestication Merger meets all of these requirements.

Treasury Regulations also require, as a general rule, that in order to qualify as a reorganization under Section 368(a)1), a transaction must meet a “continuity of interest” test (under which a substantial portion of the resulting corporation’s stock is owned by shareholders of the former corporation) and a “continuity of business enterprise” test (under which the resulting corporation carries on the historic business of the former corporation or uses a significant part of its assets in a new business). If the Redomestication Merger is viewed, under a step-transaction analysis, as part of a larger transaction that includes the Merger, then it might not meet one or both of these tests. However, Reg. Sec. 1.368-2(m)(2) provides: “A continuity of the business enterprise and a continuity of interest are not required for a potential F reorganization to qualify as a reorganization under section 368(a)(1)(F).” Moreover, the Regulations strongly imply that, in determining whether a qualified F reorganization has occurred, it is permissible to examine only the transactions constituting the reorganization itself, not events that happen after (or before) the reorganization. See Treasury Decision (T.D.) 9739, Sep. 21, 2015: “The Final Regulations adopt the [previously expressed rule] that related events preceding or following the Potential F Reorganization that constitutes a Mere Change generally would not cause that Potential F Reorganization to fail to qualify as an F reorganization.”

As noted above Hudson has not requested and does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Redomestication Merger. There can be no assurance that the IRS will not take a contrary position to our counsel’s opinion or that a court will not agree with a contrary position of the IRS.

Subject to the discussions of the Section 367 rules and the PFIC rules, below, it is therefore the opinion of our counsel that the consequences of the Redomestication Merger exchange are as follows:

A U.S. Holder of Hudson shares will not recognize a gain or loss on the exchange of his Hudson shares for Purchaser stock.

The U.S. Holder’s tax basis in his Purchaser stock will be the same as his adjusted basis in his Hudson shares.

Following the exchange, the U.S. Holder’s holding period in his Purchaser stock will include the period of time that he held his Hudson shares.

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Effect of Section 367 on the Redomestication Merger for U.S. Holders of Hudson Shares

Code section 367(b) applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as a Section 368(a)(1) reorganization. When it applies, Section 367(b) imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) will apply to certain U.S. Holders who exchange Hudson shares for Purchaser Common Stock as part of the Redomestication Merger.

A. “U.S. Shareholders” of Hudson

A U.S. Holder who on the day of the Redomestication Merger beneficially owns (directly, indirectly, or constructively) (i) ten percent (10%) or more of the total combined voting power of all classes of Hudson shares entitled to vote or (ii) ten percent (10%) or more of the total value of shares of all classes of Hudson shares (referred to herein as a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to his shares he directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Hudson shares entitled to vote or 10% or more of the total value of shares of all classes of Hudson shares for U.S. federal income tax purposes, and any U.S. Holder who owns Hudson shares is urged to consult his own tax advisor with respect to these attribution rules.

A U.S. Shareholder’s all earnings and profits amount with respect to his Hudson shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the Hudson shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of the Hudson shares.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. Shareholder will be required to include in income as a deemed dividend the all earnings and profits amount attributable to his Hudson shares as a result of the Redomestication Merger. Any such U.S. Shareholder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. However, Hudson does not expect that its cumulative earnings and profits will be greater than zero through the date of the Redomestication. If Hudson’s cumulative earnings and profits through the date of Redomestication are not greater than zero, then a U.S. Shareholder generally would not be required to include in gross income an all earnings and profits amount with respect to his Hudson shares.

However, it is possible that the amount of Hudson’s earnings and profits could be greater than expected through the date of the Redomestication Merger or could be adjusted as a result of an IRS examination. The determination of Hudson’s earnings and profits is complex and may be impacted by numerous factors, and it is possible that one or more of such factors may cause Hudson to have positive earnings and profits through the date of the Redomestication Merger. As a result, depending upon the period in which such a U.S. Shareholder held his Hudson shares, he could be required to include his share of Hudson’s all earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Redomestication Merger. See below, under “Effect of PFIC Rules on the Redomestication Merger” for a discussion of whether amounts included in income under Code Section 367(b) should be reduced by amounts required to be taken into account by a U.S. Holder under the proposed Treasury Regulations under Code Section 1291(f).

B. U.S. Holders Who Own Less Than 10 Percent of Hudson

A U.S. Holder who on the day of the Redomestication Merger beneficially owns (directly, indirectly, or constructively) Hudson shares with a fair market value of $50,000 or more but less than (i) ten percent (10%) of the total combined voting power of all classes of Hudson shares entitled to vote and (ii) ten percent (10%) of the total value of shares of all classes of Hudson shares must either recognize gain with respect to the Redomestication Merger or, in the alternative, elect to recognize his share of the “all earnings and profits” amount as described below.

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Unless a U.S. Holder makes the “all earnings and profits election” as described below, he generally must recognize gain (but not loss) with respect to Purchaser Common Stock received in exchange for his Hudson shares pursuant to the Redomestication Merger. Any such gain would be equal to the excess of the fair market value of the Purchaser Common Stock received over the U.S. Holder’s adjusted tax basis in the Hudson shares surrendered in exchange. Subject to the PFIC rules discussed below, such gain would be capital gain, and would be long-term capital gain if the U.S. Holder had held the Hudson shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income all earnings and profits amount attributable to his Hudson shares under Section 367(b). However, there are strict conditions for making this election. This election must comply with applicable Treasury regulations and generally must include, among other things: (i) a statement that the Redomestication Merger is a Section 367(b) exchange; (ii) a complete description of the Redomestication Merger, (iii) a description of any stock, securities or other consideration transferred or received in the Redomestication Merger, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Hudson establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Hudson shares, and (B) a representation that the U.S. Holder has notified Hudson (or Purchaser) that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or Treasury regulations. See Reg. Sec 1.367(b)-1(c). In addition, the election must be attached by the U.S. Holder to his timely filed U.S. federal income tax return for the year of the Redomestication Merger, and the U.S. Holder must send notice to Hudson (or Purchaser) of the election no later than the date such tax return is filed. Hudson cannot assure its U.S. Holders that it will provide the information required for them to make this election and, if it is unable to do so, the election will not be available to a U.S. Holder and he will then be required to recognize gain on the Redomestication Merger as described above.

As noted above, Hudson does not expect that its cumulative earnings and profits will be greater than zero through the date of the Redomestication Merger and it will endeavor to provide its shareholders with information establishing the absence of cumulative earnings and profits. U.S. Holders are strongly urged to consult with their own tax advisors regarding whether to make this election and if the election is determined to be advisable, the appropriate filing requirements with respect to this election.

See the discussion below, “Effect of the PFIC Rules on the Redomestication Merger” for an explanation of when amounts taken into account under Code section 367(b) should be reduced by amounts required to be taken into account under proposed Treasury regulations addressing the PFIC rules.

A U.S. Holder (who is not a U.S. Shareholder) that beneficially owns (directly, indirectly, or constructively) Hudson shares with a fair market value of less than $50,000 would not be required to recognize any gain or loss or include any part of the earnings and profits amount in income under Section 367(b) of the Code in connection with the Redomestication Merger.

Effect of the PFIC Rules on the Redomestication Merger

Hudson’s status as a PFIC.

As a foreign corporation Hudson would be a Passive Foreign Investment Company (“PFIC”) with respect to a U.S. Holder if for any taxable year in which the U.S. Holder held Hudson shares (i) at least 75% of Hudson’s gross income for the taxable year was passive income, or (ii) at least 50% of the value, determined on the basis of a quarterly average, of Hudson’s assets was attributable to assets that produced, or were held for the production of, passive income.

Passive income generally includes dividends, interest, rents, certain royalties and gains from the disposition of passive assets. Once a foreign corporation is classified as a PFIC for any taxable year during which a U.S. holder owns stock in the foreign corporation, the foreign corporation generally remains thereafter classified as a PFIC with respect to that U.S. holder.

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Disregarding the activities of Sheng Ying Xin (including the activities of Sheng Ying Xin’s subsidiaries), Hudson in all likelihood is and always has been a PFIC because at least 50% of its assets (Sheng Ying Xin which it owns through HKIFS, HKSQ and BYYNT) have been held for the production of passive income (dividends). However, in determining its PFIC status, a foreign corporation which owns, directly or indirectly, at least 25% (by value) of another corporation may take into account the income and assets of that other corporation (in the same proportion in which it owns the other corporation). The wholly-owned subsidiaries of Sheng Ying Xin are trading companies and, according to Hudson’s financial statements, would not be classified as PFICs under Code section 1297(a). If Hudson is treated as owning Sheng Ying Xin (and therefore Sheng Ying Xin’s subsidiaries) for purposes of U.S. federal income tax laws, then in determining its PFIC status it could take into account all of the income and assets of the subsidiaries of Sheng Ying Xin and, based on Hudson’s financial statements, Hudson would not be considered a PFIC.

Hudson does not own an equity interest in Sheng Ying Xin. Instead, through HKIFS, HKSQ and BYYNT, it controls and receives the economic benefits of Sheng Ying Xin’s and its subsidiaries’ business operations through a series of contractual arrangements which are designed to provide Hudson with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Sheng Ying Xin, including absolute control rights and the rights to the assets, property and revenue of Sheng Ying Xin.

There is no authority as to whether such an arrangement constitutes ownership of Sheng Ying Xin by Hudson for purposes of U.S. federal income tax law. While its contractual arrangements with Sheng Ying Xin would seem to give Hudson an ownership interest in Sheng Ying Xin as a practical matter, there is no assurance that the IRS or a U.S. court would determine that such ownership interest in fact exists. Accordingly, there can be no assurance that Hudson will not be treated as a PFIC.

Effect of the PFIC rules on the Redomestication Merger

Even if the Redomestication Merger qualifies as a “reorganization” within the meaning of Code section 368(a)(1)(F), the Redomestication Merger may be a taxable event to U.S. Holders of Hudson shares under the PFIC rules to the extent that Section 1291(f) of the Code applies.

Code section 1291(f) requires that, to the extent provided in Treasury regulations, a U.S. person that disposes of stock of a PFIC must recognize gain, in the manner described below, notwithstanding any other provision of the Code (including the nonrecognition provisions of Section 354). No final Treasury regulations are in effect under Section 1291(f); however, the IRS has published proposed regulations, described below, that (according to the regulations as proposed) if adopted would be retroactive to the date of their publication. If final regulations under Code section 1291(f) were adopted as proposed, the PFIC rules would apply to a U.S. Holder of Hudson shares if Hudson has been a PFIC with respect to the U.S. Holder at any time that the U.S Holder has owned his Hudson shares.

The proposed Treasury regulations were promulgated in 1992. If finalized in their present form, and if Hudson were determined to be a PFIC with respect to any U.S. Holder, the Proposed Regulations would require taxable gain recognition from the Redomestication Merger for a U.S. Holder who had not made a certain election (described below) with respect to his Hudson shares. Any such gain would be taxed as follows: the amount of the gain would be (i) allocated ratably to each day that the U.S. Holder has held shares of Hudson’s shares and (ii) taxed as ordinary income that was earned in each of the years to which it was allocated. The rate of tax on such income would be the highest rate of tax in effect for the category of U.S. Holder during each such year. The tax imposed on income allocated to any prior taxable year would also be subject to an interest charge that would accrue from the taxable year to which the income was allocated until the date that the tax due under the PFIC rules was paid.

The Proposed Regulations also provide rules intended to coordinate the PFIC rules with the rules of Code section 367(b), discussed above under “Effect of Section 367 on the Redomestication Merger for U.S. Holders of Hudson Shares”. Under these coordinating rules, if the gain recognition rule of the Proposed Regulations applied to a disposition of PFIC stock that was also subject to the rules of Section 367(b) – because the foreign corporation had an all earnings and profit amount – the gain realized on the transfer would first be taxable under Section 1291(f) and any gain not taxable under Section 1291(f) would then be taxable as provided under Section 367(b).

The foregoing tax effects of PFIC status on the Redomestication Merger would be different if any U.S. Holder has, during his ownership of Hudson shares, made an election (a so-called “mark-to-market” election) to include in income for each of the years that he has owned his Hudson shares an amount of income representing the increase in the value of his shares during the year. Any U.S. Holder who has made such an election should consult with his own tax advisor about the tax ramifications of having done so.

Hudson intends to take the position that it is not and has never been a PFIC with respect to any U.S. Holder but cannot provide any assurances that its position will be upheld. The PFIC rules are complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of Hudson shares are urged to consult their own tax advisors concerning the application of the PFIC rules to their shares.

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Additional Tax on Net Investment Income

Certain U.S. holders that are individuals, estates and trusts are required to pay a 3.8 percent tax on “net investment income” (or in the case of an estate or trust, “undistributed net investment income”), which generally includes, among other items of income, dividends on, and capital gains from the sale or other disposition of, securities, subject to certain limitations and exceptions. See Code section 1411. U.S. Holders are urged to consult their own tax advisors regarding the applicability of this additional tax to the dividends and gains resulting from their ownership and disposition of Hudson Shares and their ownership of Purchaser Common Stock.

Tax Consequences of the Merger

Purchaser and Fr8App intend that, for U.S. federal income tax purposes, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Holders of Fr8App securities should generally not recognize any gain or loss as a result of the Merger. Pursuant to the Merger, U.S. Holders of Fr8App securities will receive Purchaser Common Stock in exchange for their shares of Fr8App common stock, Purchaser Preferred Stock in exchange for their shares of Fr8App preferred stock, and Purchaser warrants and options (hereinafter “Purchaser Warrants”) in exchange for their Fr8App warrants and options, respectively. Each U.S. Holder’s tax basis in the shares of Purchaser Common Stock received in the Merger should be the same as his, her or its tax basis in the shares of Fr8App common stock surrendered in the Merger in exchange therefor, each U.S. Holder’s tax basis in the shares of Purchaser Preferred Stock received in the Merger should be the same as his, her or its tax basis in the shares of Fr8App preferred stock surrendered in the Merger in exchange therefor, and each U.S. Holder’s tax basis in the Purchaser Warrants received in the Merger will be the same as his, her or its tax basis in the Fr8App warrants or options, as applicable, surrendered in the Merger in exchange therefor. The holding period of the shares of Purchaser Common Stock received in the Merger by the U.S. Holder should include the holding period of the shares of Fr8App common stock surrendered in the Merger in exchange therefor, the holding period of the shares of Purchaser Preferred Stock received in the Merger by the U.S. Holder should include the holding period of the shares of Fr8App preferred stock surrendered in the Merger in exchange therefor, and the holding period of the Purchaser Warrants received in the Merger by the U.S. Holder should include the holding period of the Fr8App warrants or options, as applicable, surrendered in the Merger in exchange therefor.

In addition, pursuant to the Merger Agreement, U.S. Holders of Fr8App common stock may receive contingent consideration in the form of additional shares of Purchaser Common Stock under certain circumstances. Any additional shares of Purchaser Common Stock received by U.S. Holders pursuant to the Merger Agreement are expected to be viewed as contingent consideration in the Merger and should generally be received on a tax-free basis in the manner described above. However, the treatment of contingent consideration received in a “reorganization” within the meaning of Section 368(a) of the Code, including a U.S. Holder’s tax basis in any shares of Purchaser Common Stock received as contingent consideration, is unclear under current law, and there can be no assurance that the IRS will not take a contrary position to that described herein or that a court will not agree with a contrary position of the IRS in the event of litigation. Additionally, under Code Section 483, a portion of the value of any shares of Purchaser Common Stock received by a U.S. Holder as contingent consideration will be treated as interest for U.S. federal income tax purposes that must be accounted for in accordance with the holder’s regular method of accounting. The amount of imputed interest is equal to the excess of (1) the fair market value of the shares of Purchaser Common Stock, if any, received as contingent consideration over (2) the present value of such amount as of the effective time, discounted at the applicable federal rate in effect at the effective time. A U.S. Holder’s tax basis in any shares of Purchaser Common Stock received as contingent consideration will be increased by the amount treated as imputed interest.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of the Merger, including the potential receipt of contingent consideration, under such holder’s particular circumstances.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE REDOMESTICATION MERGER AND THE MERGER.

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Tax Consequences of Ownership and Disposition of Purchaser Securities

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of Purchaser securities to U.S. Holders who receive such Purchaser securities pursuant to the Business Combination.

Distributions on Purchaser Stock

The gross amount of any distribution on Purchaser Common Stock or Purchaser Preferred Stock (hereinafter “Purchaser Stock”) that is made out of Purchaser’s current and accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution made by Purchaser on the Purchaser Stock exceeds Purchaser’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted basis of the U.S. Holder’s Purchaser Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Securities.”

Sale, Exchange, Redemption or Other Taxable Disposition of Purchaser Securities

A U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of Purchaser securities in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Purchaser securities. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Purchaser securities will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the Purchaser securities exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of Purchaser securities will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a Purchaser Warrant

Except as discussed below with respect to the cashless exercise of a Purchaser Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of Purchaser Common Stock or Purchaser Preferred Stock on the exercise of a Purchaser Warrant for cash. A U.S. Holder’s tax basis in a share of Purchaser Common Stock or Purchaser Preferred Stock received upon exercise of the Purchaser Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Purchaser Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a share of Purchaser Common Stock or Purchaser Preferred Stock received upon exercise of the Purchaser Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Purchaser Warrants and will not include the period during which the U.S. Holder held the Purchaser Warrants. If a Purchaser Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Purchaser Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Purchaser Common Stock or Purchaser Preferred Stock received would equal the holder’s basis in the Purchaser Warrant exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Purchaser Common Stock or Purchaser Preferred Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Purchaser Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Purchaser Common Stock or Purchaser Preferred Stock would include the holding period of the Purchaser Warrant exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Purchaser Warrants treated as surrendered to pay the exercise price of the Purchaser Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Purchaser Common Stock or Purchaser Preferred Stock that would have been received with respect to the surrendered warrants in a regular exercise of the Purchaser Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the Purchaser Common Stock or Purchaser Preferred Stock received would equal the U.S. Holder’s tax basis in the Purchaser Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the Purchaser Common Stock or Purchaser Preferred Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the Purchaser Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Purchaser Warrants.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

This section applies to any owner of Hudson shares or Fr8App securities and, after the Business Combination, Purchaser securities who is not a U.S. Holder (and who is hereinafter referred to as a “Non-U.S. Holder”).

Tax Consequences of the Redomestication Merger.

A Non-U.S. Holder that is a foreign corporation with one or more U.S. shareholders who own 10% or more of its stock will be subject to the Section 367(b) rules, discussed above under “Effect of Section 367 on the Redomestication Merger for U.S. Holders of Hudson Shares”, on the disposition of its Hudson shares and should consult its own tax advisor about the impact of those rules on it.

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Tax Consequences of Ownership and Disposition of Purchaser Securities

Distributions on Purchaser Stock

Distributions of cash or property (including a constructive distribution) to a Non-U.S. Holder in respect of Purchaser Stock received in the Business Combination will generally constitute dividends for U.S. federal income tax purposes to the extent paid from Purchaser’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Purchaser’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Purchaser Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Purchaser Securities.”

Dividends paid to a Non-U.S. Holder of Purchaser Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS FormW-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Purchaser Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS FormW-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of Purchaser Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Purchaser Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of Purchaser Securities

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of Purchaser securities generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

●	Purchaser is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) shares of Purchaser Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Purchaser Stock. There can be no assurance that shares of Purchaser Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of Purchaser securities generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Purchaser securities from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Purchaser will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Purchaser does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether Purchaser is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.

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Exercise or Lapse of a Purchaser Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Purchaser Warrant, or the lapse of a Purchaser Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a Purchaser Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under “— Sale, Exchange, Redemption or Other Taxable Disposition of Purchaser Securities,” above for a Non-U.S. Holder’s gain on the sale or other disposition of Purchaser securities.

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE REDOMESTICATION MERGER AND THE MERGER.

Information Reporting and Backup Withholding

Purchaser generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions it pays to such holder on such holder’s Purchaser securities and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of Purchaser securities to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its Purchaser securities and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 24% generally will apply to cash distributions made on Purchaser securities to, and the proceeds from sales and other dispositions of such securities by, a U.S. Holder (other than an exempt recipient) who:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS that backup withholding is required; or

●	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including Purchaser securities) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Purchaser securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Purchaser securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of Purchaser Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including Purchaser securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Purchaser securities.

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NASDAQ Stock Market Listing

The approval by NASDAQ of (i) the continued listing of the Purchaser Common Stock on the NASDAQ Capital Market following the Effective Time and (ii) the listing of the shares of Purchaser Common Stock being issued in connection with the merger on NASDAQ at or prior to the Effective Time are conditions to the closing of the merger. Fr8App has agreed to cooperate with Hudson to furnish to Hudson all information concerning Fr8App and its stockholders that may be required or reasonably requested in connection with NASDAQ. If such approvals are obtained, Hudson anticipates that the Purchaser Common Stock will be listed on NASDAQ under the trading symbol “FRGT” following the closing of the merger.

Anticipated Accounting Treatment

The Merger is expected to be treated by Hudson as a reverse merger and accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). For accounting purposes, Fr8App is considered to be acquiring Hudson in the Merger.

Appraisal Rights and Dissenters’ Rights

The BVI Act provides that any shareholder of Hudson is entitled to payment of the fair value of his shares upon dissenting from a merger, unless Hudson is the surviving company of the merger and the shareholder continues to hold the same or similar shares. The following is a summary of the position in respect of dissenters’ rights in the event of a merger under the BVI Act.

A dissenter is in most circumstances required to give to Hudson written objection to the merger, which must include a statement that the dissenter proposes to demand payment for his shares if the merger takes place. This written objection must be given before the meeting of shareholders at which the merger is submitted to a vote, or at the meeting but before the vote. However, no objection is required from a shareholder to whom Hudson did not give notice of the meeting of shareholders or where the proposed merger is authorized by written consent of the shareholders without a meeting.

Within 20 days immediately following the written consent, or the meeting at which the merger was approved, Hudson shall give written notice of the consent or resolution to each shareholder who gave written objection or from whom written objection was not required, except those shareholders who voted for, or consented in writing to, the proposed merger.

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A shareholder to whom Hudson was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the copy of the plan of merger or an outline of the merger is given to him, give to Hudson a written notice of his decision to elect to dissent, stating:

(a)	His name and address:

(b)	the number and classes of shares in respect of which he dissents (which must be all shares that he holds in Hudson); and

(c)	a demand for payment of the fair value of his shares.

Upon the giving of a notice of election to dissent, the dissenter ceases to have any of the rights of a shareholder except the right to be paid the fair value of his shares, and the right to institute proceedings to obtain relief on the ground that the action is illegal. Hudson shall make a written offer to each dissenter to purchase his shares at a specified price that Hudson determines to be their fair value. Such offer must be given within 7 days immediately following the date of the expiration of the period within which shareholders may give their notices of election to dissent, or within 7 days immediately following the date on which the merger is put into effect, whichever is later.

If Hudson and the dissenter fail, within 30 days immediately following the date on which the offer is made, to agree on the price to be paid for the shares owned by the dissenter, then within 20 days:

(a)	Hudson and the dissenter shall each designate an appraiser;

(b)	the two designated appraisers together shall designate an appraiser;

(c)	the three appraisers shall fix the fair value of the shares owned by the dissenter as of the close of business on the day prior to the date of the meeting or the date on which the resolution was passed, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on Hudson and the dissenter for all purposes; and

(d)	Hudson shall pay to the dissenter the amount in money upon the surrender by him of the certificates representing his shares, and such shares shall be cancelled.

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THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Hudson, Purchaser, Merger Sub or Fr8App. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Hudson and Merger Sub, on the one hand, and Fr8App, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Hudson and Fr8App do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Hudson or Fr8App, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Hudson and Merger Sub, and Fr8App and are modified by the disclosure schedules.

Merger; Merger Consideration

Upon the Closing of the Transactions contemplated in the Merger Agreement (and in accordance with the plan of merger and articles of merger), Hudson will be merged with and into Purchaser, its wholly-owned subsidiary, in accordance with the BVI Act and the DGCL (the “Redomestication Merger”). As a result of the Redomestication Merger, the separate existence of Hudson shall cease, and Purchaser will continue as the surviving corporation incorporated in the State of Delaware. Immediately following the effective time of the Redomestication Merger, Merger Sub will merge with and into Fr8App, resulting in Fr8App becoming an indirect wholly-owned subsidiary of Purchaser.

At the Effective Time, by virtue of the Merger without any further action on the part of the parties to the Merger Agreement, the following shall occur:

●

each share of Fr8App common stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the Exchange Ratio in shares of Purchaser Common Stock; except that each share of the Fr8App common stock currently held by ATW and its affiliates will be converted into the right to receive the Exchange Ratio in shares of Purchaser Series A4 preferred stock;

●	each share of each series of Fr8App preferred stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the Exchange Ratio in shares of Purchaser Preferred Stock;

●	each warrant of Fr8App issued and outstanding immediately prior to the Effective Time (to the extent not exercised) shall be canceled and automatically converted into the right to receive, without interest, a Purchaser warrant exercisable for the Exchange Ratio in shares of Purchaser Common Stock, or Purchaser Preferred Stock as the case may be; and

●	each option of Fr8App issued and outstanding immediately prior to the Effective Time (to the extent not exercised) shall be canceled and automatically converted into the right to receive, without interest, a Purchaser option exercisable for the Exchange Ratio in shares of Purchaser Common Stock.

No certificates or scrip representing fractional shares of Purchaser Common Stock will be issued pursuant to the Merger. Immediately after the Effective Time, the Fr8App stockholders will own approximately 85.7% of Purchaser (on a non-diluted basis) and the shareholders of Hudson will own approximately 14.3% of Purchaser (on a non-diluted basis).

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Contingent Merger Consideration

After the Closing, the Fr8App stockholders shall be entitled to receive additional shares of Purchaser based upon the achievement of certain revenue thresholds in the amount of at least $25 million, $50 million and $100 million commencing with each of the calendar years ending on December 31, 2021, December 31, 2022 and December 31, 2023, respectively. For each period if the revenue threshold is achieved, the Fr8App stockholders shall receive (on a pro rata basis) 3.33% of the shares of Purchaser Common Stock on a fully-diluted basis as of the last day of the applicable calendar year-end (the “Contingent Merger Consideration Shares”). If, after the Closing and prior to December 31, 2023, a change of control occurs, then Purchaser shall issue on or promptly after the date of such change of control, to the Fr8App stockholders an amount equal to 10% of the shares of Purchaser Common Stock on a fully diluted basis less the Contingent Merger Consideration Shares previously issued.

Purchaser’s Post-Closing Board of Directors

In connection with the Merger, all directors of Purchaser shall resign, and the post-closing board of directors of Purchaser shall consist of four directors, all of whom shall be designated by Purchaser; and Hudson shall have the right to designate an observer on the Combined Company’s board of directors.

Stockholder Approval

Prior to the consummation of the Transactions contemplated by the Merger Agreement, the holders of a majority of the voting power of Hudson ordinary shares present in person or by proxy and entitled to vote and voting at a special meeting of the holders of its ordinary share must approve the Transactions, provided there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote on at the meeting.

On November 6, 2020, PX Global, a Hudson shareholder owning approximately 35.6% of the voting power in Hudson entered into a Support Agreement with Fr8App and Hudson pursuant to which the shareholder agreed to vote in favor of the Transactions contemplated by the Merger Agreement at the Meeting. As of the Record Date, ATW Opportunities holds approximately 9.2% of the voting power in Hudson.

The Fr8App stockholders holding a majority of the shares of common stock entitled to vote shall be required to approve the Merger. The holders of Fr8App’s Preferred Stock shall vote together with the holders of Fr8App’s common stock as a single class and on an as-converted common stock basis.

Representations and Warranties

In the Merger Agreement, Fr8App makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things: (a) proper corporate organization of Fr8App and its subsidiaries and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) absence of conflicts; (d) capital structure; (e) accuracy of charter and governing documents; (f) affiliate transactions; (g) required consents and approvals; (h) financial information; (i) absence of certain changes or events; (j) title to assets and properties; (k) material contracts; (l) insurance; (m) licenses and permits; (n) compliance with laws, including those relating to foreign corrupt practices and money laundering; (o) ownership of intellectual property; (p) employment and labor matters; (q) taxes and audits; (r) environmental matters; (s) brokers and finders; and (t) other customary representations and warranties.

In the Merger Agreement, Hudson makes certain representations and warranties relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) brokers and finders; (d) capital structure; (e) validity of share issuance; (f) Nasdaq listing; and (g) SEC filing requirements.

Conduct Prior to Closing; Covenants

The Merger Agreement contains certain customary covenants of Fr8App and Hudson, including, among others, the following:

●	Fr8App has agreed to operate its business in the ordinary course prior to the closing of the Merger (with certain exceptions) and not to take certain specified actions without the prior written consent of Hudson.

●	Fr8App has agreed to raise at least $7,000,000 to be used for working capital purposes following Closing (the “Pre-Merger Financing”).

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Conditions to the Closing of the Merger

General Conditions

The obligation of Hudson and Fr8App to consummate the Merger is conditioned on, among other things, (a) the absence of the provisions of any applicable law or order shall prohibiting or imposing any condition on the consummation of the Closing; (b) the absence of action by a third-party non-Affiliate seeking to enjoin or otherwise restrict the consummation of the Closing; (c) the consummation of Redomestication Merger and filing of the applicable certificates in the appropriate jurisdictions; (d) declaration by the SEC of the effectiveness of the registration statement; (e) no stop order suspending the effectiveness of the registration statement or any part thereof shall have been issued; (f) the appointment of the post-Closing board of directors and (f) the Merger and the other transaction contemplated by the Merger Agreement shall have been approved by NASDAQ and Hudson’s stockholders.

Hudson’s Conditions to Closing

The obligations of Hudson to consummate the Transactions, in addition to the conditions described above, are conditioned upon, among other things, each of the following:

●	Fr8App shall have duly performed all of its obligations under the Merger Agreement required to be performed by it at or prior to Closing.

●	Fr8App shall have delivered a certificate signed by its Chief Executive Officer and Chief Financial Officer to the effect that (a) all of the representations and warranties of Fr8App contained in the Merger Agreement, and in any certificate delivered by Fr8App pursuant to the Merger Agreement, shall: (i) be true, correct and complete at and as of the date of the Merger Agreement (except as otherwise provided), or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true, correct and complete as of the Closing Date, in the case of (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a material adverse effect on Fr8App and (b) there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a material adverse effect on Fr8App.

●	No court, arbitrator or other authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable law restraining or prohibiting the consummation of the Closing, or the effective operation of Fr8App’s business after the Closing Date.

●	Fr8App shall have provided Hudson with copies of all required third party consents, and no such third-party consents shall have been revoked.

●	Fr8App shall have provided Hudson with copies of all governmental approvals and no such governmental approval shall have been revoked.

●	Fr8App shall have provided Hudson updated disclosure schedules as of the Closing Date.

●	The requisite shareholders of Hudson shall have approved the Transactions in accordance with the provisions of Hudson’s organizational documents and BVI Law.

●	Fr8App shall have completed the Pre-Merger Financing.

●	Fr8App shall have delivered a Lock-Up Agreement and Leak-Out Agreement duly executed by the Fr8App stockholders owning 3% or greater of Fr8App’s capital stock on a fully diluted basis, in form and substance reasonably acceptable to Hudson.

●	Fr8App shall be in compliance in all material respects with all of its obligations required to be performed pursuant to the covenants in the Merger Agreement.

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Fr8App’s Conditions to Closing

The obligations of Fr8App to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon, among other things, each of the following:

●	Fr8App shall have received a certificate signed by an authorized officer of Hudson and the Purchaser to the effect that (a) each of Hudson and Purchaser have performed in all material respects all of their respective obligations under the Merger Agreement required to be performed at or prior to the Closing Date and (b) the representations and warranties of Hudson contained in the Merger Agreement, and in any certificate or other writing delivered by Hudson or the Purchaser pursuant to the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality is true and correct in all material respects at and as of the Closing Date.
●	The Fr8App stockholders shall have approved the Transactions in accordance with the provisions of Fr8App’s organizational documents and the DGCL.
●	Hudson shall be in compliance with all applicable rules of NASDAQ.
●	Purchaser shall have adopted an option plan in form and substance satisfactory to Fr8App.

Indemnification

From and after the Closing, Purchaser has agreed to indemnify and hold harmless the Fr8App Indemnitees against and in respect of any and all Losses incurred by Fr8App as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Hudson, Purchaser and Merger Sub set forth in the Merger or any certificate or other document delivered pursuant to the terms of the Merger Agreement.

From and after the Closing, Fr8App has agreed to indemnify and hold harmless Hudson, Purchaser, Merger Sub, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Purchaser Indemnitees”), against and in respect of any and all Losses incurred or sustained by any Purchaser Indemnitee as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Fr8App contained in the Merger Agreement or any certificate or other document delivered pursuant to the terms of the Merger Agreement.

Twenty percent of Hudson shares of capital stock issued and outstanding immediately after the effective time of the Merger (“Reserved Shares”), will be reserved to serve as the Company Indemnitees’ and the Purchaser Indemnitees’ sole and exclusive remedies for such parties’ obligation to indemnify each other under the Merger Agreement.

Notwithstanding anything in the Merger Agreement to the contrary:

●	Fr8App Indemnitees’ and Purchaser Indemnitees’ sole and exclusive remedy for all indemnifiable losses under the Merger Agreement shall be the recovery of a number of Reserved Shares having a value equal to the Losses that have been finally determined to be owing to such party in accordance with the Merger Agreement. The number of Reserved Shares to be issued as payment for a Loss shall be calculated based on the volume weighted average price per share at which Hudson’s common stock traded on NASDAQ over the five trading day period preceding the date on which the claim for indemnification for which the Loss is to be paid was made by the party being indemnified.

●	Any liability incurred by the Fr8App Indemnitees or the Purchaser Indemnitees pursuant to the terms of the Merger Agreement shall be paid by issuance of Reserved Shares and shall be limited to the Reserved Shares.

●	Neither of (i) neither the Purchaser Indemnitees nor the Fr8App Indemnitees shall have any liability unless the aggregate amount of Losses incurred by an indemnified party exceeds $700,000 (the “Deductible”) and then only for such amounts in excess of the Deductible and (ii) no amounts of indemnity shall be payable by the Indemnifying Party which exceeds the Reserved Shares (the “Indemnity Cap”). The Indemnity Cap shall not apply to Losses based upon, attributable to or related to fraud or willful misconduct.

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The indemnification to which each of the Company Indemnitees and Purchase Indemnitees is entitled pursuant to the Merger Agreement for Losses, expect for those related to a breach of Purchaser’s representations and warranties contained in Section 6.1 (Corporate Existence and Power), Section 6.2 (Corporate Authorization), and Section 6.5 (Finders’ Fees) of the Merger Agreement (“Purchaser Fundamental Representations”), shall be effective so long as a claim is asserted prior to the expiration of the twelve (12) month anniversary of the Closing Date (the “Survival Period”); provided, that in the event that any indemnification notice shall have been given by Fr8App in accordance with the provisions of the Merger Agreement (each, an “Indemnification Notice”) prior to the expiration of the Survival Period and such claim has not been finally resolved by the expiration of the Survival Period, the representations, warranties, covenants, agreements or obligations that are the subject of such Indemnification Notice shall survive solely for purposes of resolving such claim until such matters are finally resolved. The indemnification to which the Company Indemnitees is entitled pursuant to a breach of the Purchaser Fundamental Representations for Losses shall be effective so long as a claim is asserted prior to the expiration 90 days post the applicable statute of limitation.

Termination

The Merger Agreement may be terminated and/or abandoned at any time prior to the closing by:

●	Hudson or Fr8App, if the closing does not occur on or prior to March 31, 2022 (the “Outside Closing Date”), as may be unilaterally extended by Hudson or the Purchaser, provided that Hudson or the Purchaser, as applicable, remains in compliance with all applicable rules of NASDAQ, for three consecutive three-month periods, up to December 31, 2022; provided that no material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement shall have occurred;

●	by Fr8App if the preliminary Proxy Statement soliciting the vote of Hudson’s’ shareholders is not filed with the SEC by October 23, 2020; provided that Fr8App is not in material breach of the Merger Agreement;

●	Hudson, if Fr8App or its stockholders shall have breached any representation, warranty, agreement or covenant contained in the Merger Agreement to be performed on or within fifteen (15) days following receipt by Fr8App of a written notice from Hudson describing in reasonable detail the nature of such breach;

●	Fr8Appp, if Hudson shall have breached any representation, warranty, agreement or covenant contained in the Merger Agreement to be performed on or within fifteen (15) days following receipt by Hudson of a written notice from Fr8App describing in reasonable detail the nature of such breach.

Either Hudson or Fr8App can terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated. In the event that the Merger Agreement is terminated by either party, the party terminating the Merger Agreement may be required to pay the other party a breakup fee of $500,000 (a “Breakup Fee”) under certain circumstances.

Fr8App would be required to pay a Breakup Fee to Hudson in the event that Hudson or Purchaser terminates the Merger Agreement as result of an uncured material breach by Fr8App or the Stockholders of any representation, warranty, agreement or covenant contained in the Merger Agreement or as a result of Fr8App’s refusal to consummate the transactions contemplated by the Merger Agreement.

Hudson would be required to pay a Breakup Fee to Fr8App in the event that Fr8App terminates the Merger Agreement as result of an uncured material breach by Hudson or Purchaser of any representation, warranty, agreement or covenant contained in the Merger Agreement.

In the event that the Merger is not consummated by the Outside Closing Date, as may be extended unilaterally by Hudson or the Purchaser up to December 31, 2022, for any reason, a Breakup Fee of $1,500,000 shall be paid by Hudson to Fr8App.

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AGREEMENTS RELATED TO THE MERGER

2020 Bridge Financing

On October 7, 2020, Fr8App entered into a Note Purchase Agreement with certain existing shareholders and investors pursuant to which Fr8App issued 2020 Bridge Notes in the aggregate principal amount of $4,004,421 in a 2020 Bridge Financing. All 2020 Bridge Notes will mature on the date that is two years from the closing date of the 2020 Bridge Financing. Interest on the 2020 Bridge Notes will accrue at an annual rate of 5% over the two-year term of the 2020 Bridge Notes and is payable by Fr8App (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the 2020 Bridge Notes by Fr8App or, (iv) in connection with any conversion of the 2020 Bridge Notes through the issuance of shares of the capital stock of Fr8App in exchange for accrued and unpaid interest owing at the time of conversion. Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the 2020 Bridge Notes will automatically convert into the Series A3 Preferred Stock and Series A3-1 Warrants issued in the Pre-Merger Financing, but at a conversion price equivalent to approximately 50% of the corresponding purchase price in the Pre-Merger Financing. As the lead investor in the 2020 Bridge Financing, ATW Opportunities was granted the right of first refusal to participate in up to 50% of the aggregate principal amount to be raised by Fr8App in any equity or equity-linked financing (except for the Pre-Merger Financing) occurring in the five years following the initial closing of the 2020 Bridge Financing pursuant to the Note Purchase Agreement.

January Bridge Financing

On January 29, 2021, Fr8App entered into the January Bridge Note Purchase Agreement with ATW Opportunities pursuant to which Fr8App issued the January Bridge Note. The January Bridge Note matures on October 7, 2022. Interest on the January Bridge Note accrues at an annual rate of 5% over the term and is payable by Fr8App (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the January Bridge Note by Fr8App, or, (iv) in connection with any conversion of the January Bridge Note through the issuance of shares of the capital stock of Fr8App in exchange for accrued and unpaid interest owing at the time of conversion. The January Bridge Note is convertible into Conversion Shares at the option of ATW Opportunities pursuant to one of the following: (i) next equity financing conversion; (ii) corporate transaction conversion; and (iii) at maturity.

Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the January Bridge Note will automatically convert into Series A3 Preferred Stock and Series A3-2 Warrants to be issued in the Pre-Merger Financing, at a conversion price equivalent to approximately 20% discount to the corresponding purchase price in the Pre-Merger Financing.

May Bridge Financing and July Bridge Financing

On May 24, 2021, Fr8App entered into the May Bridge Note Purchase Agreement with ATW and ATW Opportunities pursuant to which Fr8App issued May Bridge Notes in the aggregate principal amount of $1,608,842 between May and July 2021. Pursuant to the July Note Purchase Amendment, Fr8App issued to ATW Opportunities the July Bridge Note in the principal amount of $1,000,000 on July 30, 2021. The May Bridge Notes and the July Bridge Note will mature on October 7, 2022. Interest on the May Bridge Notes and the July Bridge Note will accrue at an annual rate of 5% over the maturity period and will be payable by Fr8App (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment by Fr8App or, (iv) in connection with any conversion through the issuance of shares of the capital stock of Fr8App in exchange for accrued and unpaid interest owing at the time of conversion. The May Bridge Notes and the July Bridge Note will be convertible into Conversion Shares at the option of the holders pursuant to one of the following: (i) next equity financing conversion; (ii) corporate transaction conversion; and (iii) at maturity.

Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the May Bridge Notes and the July Bridge Note will automatically convert into the Series A3 Preferred Stock and Series A3-3 Warrants to be issued in the Pre-Merger Financing, at a conversion price equivalent to approximately 25% discount to the corresponding purchase price in the Pre-Merger Financing.

September 2021 Financing

On September 16, 2021, Hudson entered into the Securities Purchase Agreement with ATW Opportunities pursuant to which Hudson agreed to sell for an aggregate purchase price of $2,700,000, an aggregate of 630,000 ordinary shares and the Pre-Funded Warrant to purchase 650,000 ordinary shares (the “September 2021 Financing”). The September 2021 Financing closed on September 28, 2021 when the securities issued pursuant to the Securities Purchase Agreement were sold pursuant to the prospectus included in Hudson’s registration statement on Form F-3 (Registration No. 333-233408) filed with the SEC on August 22, 2019 and a prospectus supplement filed with the SEC on September 28, 2021.

The net proceeds from the September 2021 Financing, after expenses, was approximately $2.6 million, of which $1.5 million was used to fund the Fr8App Loan evidenced by the Promissory Note issued by Fr8App to Hudson Capital dated September 16, 2021, effective on September 28, 2021 at the closing of the September 2021 Financing. Interest on the Promissory Note accrues at an annual rate of 0.17% per annum. In connection with the Fr8App Loan, Fr8App also issued to Hudson the Fr8App Warrant to purchase certain securities of Fr8App in an aggregate value of $2,700,000, effective on September 28, 2021 at the closing of the September 2021 Financing. Hudson agreed to assign the Fr8App Warrant it received from Fr8App to ATW Opportunities and executed a Warrant Assignment Agreement on September 16, 2021. Pursuant to the terms of the Fr8App Warrant, upon closing of the Pre-Merger Financing, the Fr8App Warrant will be automatically deemed exercised to purchase shares of Fr8App’s Series A3 Preferred Stock, at a conversion price equivalent to approximately 25% discount to the corresponding purchase price in the Pre-Merger Financing. ATW Opportunities will also receive A3-3 Warrants at such time.

Pre-Merger Financing

On February 9, 2021, Fr8App entered into a Securities Purchase Agreement (the “SPA”) with ATW Opportunities, together with certain existing stockholders of Fr8App (including ATW), pursuant to which Fr8App shall sell to the investors (the “Investors”) a newly designated series of preferred stock, the Series A3 preferred stock (the “Series A3 Preferred Stock”), in a private placement for $8,008,841 in aggregate gross proceeds, excluding principal and accrued and unpaid interest relating to 2020 Bridge Notes that convert at the closing of the Pre-Merger Financing. With respect to principal and accrued and unpaid interest relating to the January Bridge Note, the May Bridge Notes and the July Bridge Note, ATW and ATW Opportunities have the option to elect for all or a portion of such converting principal and accrued and unpaid interest to reduce amounts that ATW and ATW Opportunities are otherwise committed to fund in cash in respect of Series A3 Preferred Stock at the closing of the Pre-Merger Financing. If and to the extent ATW and/or ATW Opportunities exercise this option, the $8,008,841 in aggregate gross proceeds expected to be received by Fr8App would be correspondingly reduced on a dollar-for-dollar basis by the amount of converted principal under the January Bridge Note, the May Bridge Notes and the July Bridge Note with respect to which such option is exercised (the “Opt Out Option”). Assuming full exercise of the Opt Out Option, ATW and/or ATW Opportunities’ commitment to fund in cash under the SPA at the closing of the Pre-Merger Financing will be reduced by $3,608,842, and the Exchange Ratio will be increased to approximately 1:1.27661. For additional details, see “Unaudited Pro Forma Condensed Combined Financial Information.”

The SPA, as amended, contemplates the conversion of the 2020 Bridge Notes, the January Bridge Note, the May Bridge Notes and the July Bridge Note into Series A3 Preferred Stock, and the subsequent cancellation of the notes. Immediately prior to the closing of the Merger, Fr8App shall issue 16,104,865 shares of Series A3 Preferred Stock to Investors, ATW Opportunities as a result of the September 2021 Financing, Chardan and converting holders of 2020 Bridge Notes, the January Bridge Note, the May Bridge Notes and the July Bridge Note. Such shares of Series A3 Preferred Stock shall initially be convertible into Fr8App common stock on a one-to-one basis, determined by calculating the quotient determined by dividing (x) the stated value of $3.00 per share, by (y) a conversion price of $3.00, which conversion price (the “Conversion Price”) is subject to adjustment as described elsewhere in this proxy statement/prospectus. The 16,104,865 shares of Fr8App’s Series A3 Preferred Stock shall, in connection with the closing of the Merger, be exchanged for 64,314,267 shares of Series A3 Preferred Stock of the Combined Company, which may be converted into a maximum of 64,314,267 shares of Combined Company common stock. However, only 18,375,505 shares of Series A3 Preferred Stock of the Combined Company will be initially convertible into common stock of the Combined Company on a 1:1 basis immediately following the closing of the Merger. The remaining shares of Series A3 Preferred Stock of the Combined Company will only be convertible into Combined Company common stock in the event certain price-protection adjustments are made based upon the VWAP of the Combined Company’s common stock during specified periods following the closing of the Merger. Pursuant to the Certificate of Designation of the Combined Company’s Series A3 Preferred Stock, for purposes of determining such price protection adjustments the VWAP will not be calculated to be less than $0.8571 per share. As a result, the maximum number of shares of Combined Company common stock issuable upon adjustment, if any, would be 64,314,267 shares.

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The initial such upward adjustment in the number of Conversion Shares issuable upon conversion of Combined Company Series A3 Preferred Stock may be made based on the VWAP over the four trading days immediately following the date of the closing of the Merger. Thereafter, such additional upward adjustments in the number of Conversion Shares issuable upon conversion of Combined Company Series A3 Preferred Stock may be made based on the VWAP over the ten trading days immediately preceding the Trigger Date. Following the 120th trading day immediately following the closing date of the Merger, the number of Conversion Shares issuable upon conversion of the 64,314,267 shares of Combined Company Series A3 Preferred Stock will no longer be subject of any further adjustment. For the purpose of calculating the number of shares of the Series A3 Preferred Stock to be issued in connection with the Pre-Merger Financing (and, accordingly, other values and amounts that relate to, or are calculated based upon, the number of shares of Series A3 Preferred Stock actually issued by Fr8App to Investors and converting note holders under the SPA), all such share numbers disclosed in this proxy statement/prospectus have been calculated based on the assumption that the Opt Out Option will not be exercised, and that therefore, there will be no reduction on the amounts that ATW or ATW Opportunities are committed to fund in cash under the SPA at the closing of the Pre-Merger Financing.

In addition, Hudson has a post-closing obligation to cause the Combined Company to issue four series of warrants (Series A3, Series A3-1, Series A3-2 and Series A3-3) to purchase an aggregate of 18,375,505 shares of the Combined Company common stock. The terms and conditions of each series depends upon which of the foregoing financings is the basis for the issuance of the warrant. For further details about the Pre-Merger Financing, please see “Agreements Related to the Merger—Pre-Merger Financing” in this proxy statement/prospectus.

Pursuant to the terms of the SPA, the Investors purchasing Series A3 Preferred Stock with a Stated Value of $4.0 million or greater have a right, commencing on the date of the SPA until five years thereafter, to participate in any Subsequent Financing in an amount equal to 50% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

The Warrants

Four series of Warrants (Series A3, Series A3-1, Series A3-2 and Series A3-3) will be issued after the closing of the Merger, the terms and conditions of each series depends upon which of the foregoing financings is the basis for the issuance of the warrant.

The Series A3 Warrants will be delivered in connection with the purchase of securities for cash under the SPA. The Series A3 Warrants are exercisable for 7,272,561 shares of Combined Company Common Stock for a period of seven years after issuance, at an exercise price equal to $1.50 per share, and are subject to customary adjustments for stock splits, dividends, rights offerings, pro rata distributions and fundamental transactions. In addition, in the event the Combined Company undertakes a Subsequent Financing at an effective price per share that is less than $1.50, the exercise price of the Series A3 Warrants shall be reduced to the lower price.

The Series A3-1 Warrants will be delivered in connection with the conversion and cancellation of the 2020 Bridge Notes in the Pre-Merger Financing. The Series A3-1 Warrants are exercisable for 5,529,252 shares of Combined Company Common Stock for a period of seven years after issuance, at an exercise price equal to $0.75 per share, and are subject to customary adjustments for stock splits, dividends, rights offerings, pro rata distributions and fundamental transactions. In addition, in the event the Combined Company undertakes a Subsequent Financing at an effective price per share that is less than $0.75, the exercise price of the Series A3-1 Warrants shall be reduced to the lower price.

The Series A3-2 Warrants will be delivered in connection with the conversion and cancellation of the January Bridge Note in the Pre-Merger Financing. The Series A3-2 Warrants are initially exercisable for 849,772 shares of Combined Company Common Stock for a period of seven years after issuance, at an exercise price equal to $1.20 per share, and are subject to customary adjustments for stock splits, dividends, rights offerings, pro rata distributions and fundamental transactions. In addition, in the event the Combined Company undertakes a Subsequent Financing at an effective price per share that is less than $1.20, the exercise price of the Series A3-2 Warrants shall be reduced to the lower price.

The Series A3-3 Warrants will be delivered in connection with (i) the conversion and cancellation of the May Bridge Notes and July Bridge Note in the Pre-Merger Financing, and (ii) the September 2021 Financing. The Series A3-3 Warrants are initially exercisable for 4,663,415 shares of Combined Company Common Stock for a period of seven years after issuance, at an exercise price equal to $1.125 per share, and are subject to customary adjustments for stock splits, dividends, rights offerings, pro rata distributions and fundamental transactions. In addition, in the event the Combined Company undertakes a Subsequent Financing at an effective price per share that is less than $1.125, the exercise price of the Series A3-3 Warrants shall be reduced to the lower price.

In the event of an Adjustment Date, the Exercise Price shall be reduced, and only reduced, on each Adjustment Date to the lesser of (a) the then Exercise Price, as adjusted, and (b) the Initial Trigger Date Conversion Price, with respect to the Initial Trigger Date, or the applicable Trigger Date Conversion Price, with respect to each applicable Trigger Date.

Each series of Warrants:

·	has a “Beneficial Ownership Limitation” equal to 4.99% of the number of shares of the Combined Company Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the applicable Warrant. An Investor, upon notice to the Combined Company, may increase or decrease the Beneficial Ownership Limitation, as provided for in the Warrants; and

·	will be exercisable on a “cashless” basis only in the event there is no effective registration statement registering, or the prospectus contained therein is not available for the sale of, the shares underlying the Warrants.

Registration Rights

On February 9, 2021, the Purchaser and the Investors entered into a registration rights agreement, whereby Purchaser agreed to file the Pre-Merger Form S-1 to register for resale the Conversion Shares and shares held by Hudson’s affiliate, PX Global, that shall be declared on the Closing Date. Purchaser and Fr8App have agreed to prepare and file the Pre-Merger Form S-1 as soon as practicable after the execution of the SPA. The Pre-Merger Form S-1 must be declared effective by the 60th day following filing or, in the event the SEC notifies Purchaser that it will “review” the Pre-Merger Form S-1, the 90th calendar day following the filing date) and with respect to any additional registration statements which may be required pursuant to the Registration Rights Agreement, the 60th calendar day following the date on which an additional registration statement is required to be filed thereunder.

A Post-Closing Form S-1 shall be filed by the Combined Company to register for resale (A) up to 7,281,751 shares of Merger Consideration that have not been registered on the Pre-Merger Form S-1, or on the registration statement for which this prospectus/proxy statement forms a part, consisting of (i) 969,747 shares of Combined Company Common Stock underlying the A2 Warrant, (ii) 1,055,180 shares of Combined Company Common Stock underlying the A2 Preferred Stock, (iii) 4,798,660 shares of Combined Company Common Stock underlying the A1-A Preferred Stock, (iv) 458,164 shares of Combined Company Common Stock underlying the A1-B Preferred Stock, and (B) 18,375,505 shares of Combined Company Common Stock underlying the warrants to be issued in Pre-Merger Financing.

The Post-Closing Form S-1 must be filed no later than the 15th calendar day following the Closing Date and, with respect to any additional registration statements which may be required pursuant the Registration Rights Agreement, the earliest practical date on which the Combined Company is permitted by SEC guidance to file such additional registration statements related to the securities to be registered on the Post-Closing Form S-1. The Post-Closing Form S-1 must be declared effective by the 60th day following filing or, in the event the SEC notifies Purchaser that it will “review” the Post-Closing Form S-1, the 75th calendar day following the filing date) and with respect to any additional registration statements which may be required pursuant to the Registration Rights Agreement, the 60th calendar day following the date on which an additional registration statement is required to be filed thereunder.

Failure to timely file or have the Pre-Closing Form S-1 or the Post-Closing Form S-1, be declared effective by the dates set forth above, including, without limitation failure to keep the Pre-Closing Form S-1 or the Post-Closing Form S-1 effective or, after the dates of effectiveness, such registration statements cease for any reason to remain continuously effective as to all securities included in such registration statements, or the Investors are otherwise not permitted to utilize the prospectus therein to resell, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period, then, in addition to any other rights the Holder (as defined under the registration statement) may have under such registration statements or applicable law, on each such date and on each monthly anniversary of each such date (if not been cured by such date) until such event is cured, the Combined Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 2.0% multiplied by the aggregate purchase price paid by such Holder pursuant to the SPA. If the Combined Company fails to pay any partial liquidated damages pursuant to the applicable Registration Rights Agreement in full within seven days after the date payable, the Combined Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms thereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an event.

Lock-Up and Leak-Out Agreements

In connection with the Transactions, Hudson is expected to enter into Lock-Up Agreements with Fr8App stockholders owning 3% or greater of the capital stock on a fully diluted basis, pursuant to which Fr8App stockholders, for up to one year after the closing of the Transactions and subject to certain exceptions, will agree not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Purchaser Common Stock issued in connection with the Merger, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. However, notwithstanding the foregoing, these Fr8App stockholders will be able to sell under the Leak-Out Agreement for 180 days after the closing of the Merger any Purchaser Common Stock issued in exchange for the shares obtained from the Pre-Merger Financing for up to 22% of the average daily trading volume of Purchaser Common Stock on the NASDAQ stock exchange.

Support Agreement

On November 6, 2020, PX Global, a Hudson shareholder owning approximately 35.6% of the voting power in Hudson entered into a Support Agreement with Fr8App and Hudson pursuant to which the shareholder agreed to vote in favor of the transactions contemplated by the Merger Agreement at the Meeting.

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MATTERS BEING SUBMITTED TO A VOTE OF HUDSON STOCKHOLDERS

PROPOSAL NO. 1

THE MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the Transactions and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement and the Plan of Merger is attached hereto as Annex A, which is incorporated by reference herein.

Overview

The Merger Agreement was entered into by and among Hudson, the Purchaser, Merger Sub, Fr8App and certain other parties on October 10, 2020. Upon the terms and subject to the conditions of the Merger Agreement, and as promptly as practicable following the Redomestication Merger, Merger Sub shall be merged with and into Fr8App in accordance with the DGCL. Upon the Merger, the separate corporate existence of Merger Sub shall cease and Fr8App shall continue as the surviving corporation under Delaware law and as an indirect wholly-owned subsidiary of Purchaser.

The Merger

Pursuant to the Merger Agreement, the capital stock of Fr8App, comprising of the Fr8App Common Stock and the Fr8App Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, a certain amount of shares of a corresponding class of Purchaser shares based on the Applicable Per Share Merger Consideration (as defined in the Merger Agreement). At the Effective Time, warrants to purchase shares of a particular class of Fr8App shares that are issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, an equivalent number of Purchaser warrants, as adjusted to take into effect the Merger, to purchase shares of a corresponding class of Purchaser Common Stock or Purchaser Preferred Stock, as the case may be. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, or Fr8App, the 2018 Plan and any Fr8App option shall be terminated and all Fr8App options not exercised prior to the Effective Time shall be cancelled and automatically converted into the right to receive an equivalent number of Purchaser options, as adjusted to take into effect the Merger, to purchase shares of Purchaser Common Stock.

After giving effect to the Transactions, the former Fr8App shareholders will hold approximately 85.7% of the outstanding shares of Purchaser Common Stock (on a non-diluted basis), and the shareholders of Hudson will retain ownership of approximately 14.3% of the outstanding shares of Purchaser Common Stock (on a non-diluted basis).

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Escrowed Amount

Fr8App shall pay to Hudson and/or its designees on behalf of Hudson a total of $1,750,000, of which $175,000 was paid upon signing of the Merger Agreement, and the balance shall be paid at the Closing of the Merger. Hudson has deposited $175,000 (the “Escrowed Amount”) into an escrow account upon signing of the Merger Agreement, which shall be released back to Hudson and/or its designees at Closing if the Transaction is consummated. However, in the event the Merger Agreement is terminated by Fr8App as a result of Hudson’s material breach of any of its covenants, agreements, representations and warranties contained in the Merger Agreement, or as a result of Hudson’s refusal to consummate the transactions in breach of the Merger Agreement, the Escrowed Amount shall be released to Fr8App.

Breakup Fee

If the Merger Agreement is terminated under certain circumstances and certain events occur, Hudson or Fr8App will be required to pay the other party a breakup fee of $500,000.

What Happens If Stockholders Do Not Approve This Proposal?

Because of their mutual dependence, if any of the Proposals, save for the Adjournment Proposal, is not approved, then the Merger will not proceed.

Required Vote; Recommendation of the Board of Directors

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the Hudson ordinary shares as of the record date represented in person or by proxy at the Meeting and entitled to vote thereon and voting.

Unless marked otherwise, proxies received will be voted FOR Proposal No. 1.

THE HUDSON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HUDSON STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

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PROPOSAL NO. 2

THE REDOMESTICATION MERGER PROPOSAL

Overview

Upon the terms and subject to the conditions set forth in the Merger Agreement, Hudson will be merged with and into Purchaser, its wholly-owned subsidiary, in accordance with the BVI Act and the DGCL. As a result of this merger, which we refer to as the “Redomestication Merger,” the separate existence of Hudson shall cease, and Purchaser will continue as the surviving corporation incorporated in the State of Delaware. Following the Redomestication Merger, Purchaser, (i) shall possess all of Hudson’s and Purchaser’s assets, rights, powers and property as constituted immediately prior to the Redomestication Merger; (ii) shall continue to be subject to all of Hudson’s and Purchaser’s debts, liabilities and obligations as constituted immediately prior to the Redomestication Merger; (iii) shall be subject to all actions previously taken by the board of directors of Hudson and Purchaser prior to the Redomestication Merger; and (iv) each issued and outstanding ordinary share of Hudson shall be deemed converted into one fully paid and non-assessable share of common stock, $0.0001 par value per share of Purchaser (the “Purchaser Common Stock”). Purchaser’s name will be changed to “Freight Technologies, Inc.” as part of the Redomestication Merger.

Purpose of the Redomestication Merger Proposal

The purpose of the Redomestication Merger is to establish a Delaware corporation as the parent entity of Fr8App. As a result of the Redomestication Merger, the Hudson shareholders will no longer be shareholders of Hudson and (other than a shareholder who dissents to the Merger (the “Dissenting Shareholders”) will become stockholders of Purchaser. The principal reasons for the Redomestication Merger are to give Purchaser the greater flexibility of Delaware corporate law and the substantial body of case law interpreting that law. Hudson believes that its shareholders will benefit from the well-established principles of corporate governance that Delaware law affords. Also, Fr8App is a Delaware corporation and requires the redomestication for these reasons and based on its favorable experience with Delaware corporate law. The Redomestication Merger is a condition to consummation of the merger and will be completed immediately prior to the merger.

Redomestication Merger

In connection with the Redomestication Merger, each Hudson ordinary share, issued and outstanding immediately prior to the effective time of the Redomestication Merger (other than any Dissenting Shares), will automatically be cancelled and cease to exist and for each Hudson ordinary share, Purchaser shall issue to each Hudson shareholder (other than the Dissenting Shareholders) one validly issued share of Purchaser Common Stock, which, unless explicitly stated herein, shall be fully paid.

Each Dissenting Share held by a Dissenting Shareholder (who has not effectively withdrawn its right to such dissent) will be cancelled in exchange for the right to receive payment resulting from the procedure in Section 179 of the BVI Act and such Dissenting Shareholders will not be entitled to receive any shares of the Purchaser Common Stock to be issued in connection with the Redomestication Merger.

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Differences in Shareholder Rights

Upon completion of the Redomestication Merger, the rights of Hudson shareholders will be governed by the Purchaser’s certificate of incorporation, as amended and restated, the Purchaser bylaws, as amended and restated, and applicable Delaware law. While there will be substantial similarities between their rights after the Redomestication Merger and their rights as Hudson shareholders prior to the Redomestication Merger, there will be some differences.

The following discussion is a summary of material changes in our rights resulting from the redomestication, but does not cover all the differences between the BVI Act and DGCL affecting corporations and their shareholders or all the differences between Purchaser’s Certificate of Incorporation and bylaws and Hudson’s Amended and Restated Memorandum and Articles of Association. Please read the complete text of the relevant provisions of the BVI Act, the DGCL, Purchaser’s Certificate of Incorporation and bylaws and Hudson’s Memorandum and Articles of Association. Forms of Purchaser’s Certificate of Incorporation and bylaws are attached to this proxy statement/prospectus as Annexes B and C, respectively.

Shareholder Approval of Future Business Combinations

Purchaser

Under the DGCL, a merger or consolidation involving the corporation, a sale, lease, exchange or other disposition of all or substantially all of the property of the corporation, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares entitled to vote on the matter, unless the charter provides otherwise. In addition, mergers in which an acquiring corporation owns 90% or more of each class of stock of a corporation may be completed without the vote of the acquired corporation’s board of directors or shareholders.

Unless the certificate of incorporation of the surviving corporation provides otherwise, Delaware law does not require a shareholder vote of the surviving corporation in a merger if: (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each share of stock of the surviving corporation outstanding immediately before the transaction is an identical outstanding share after the merger; and (iii) either (x) no shares of common stock of the surviving corporation (and no shares, securities or obligations convertible into such stock) are to be issued in the merger; or (y) the shares of common stock of the surviving corporation to be issued in the merger (including shares issuable upon conversion of any other shares, securities or obligations to be issued in the merger) do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the transaction.

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Hudson

Under the BVI Act, directors of the BVI company or BVI companies which are to merge or consolidate must approve a written plan of merger or consolidation which must also be authorized by a resolution of shareholders (and the outstanding shares of every class of shares that are entitled to vote on the merger or consolidation as a class if the memorandum articles of association so provide or if the plan of merger or consolidation contains any provisions that, if contained in a proposed amendment to the memorandum and articles of association, would entitle the class to vote on the proposed amendment as a class) or the shareholders of the BVI company or BVI companies which are to merge. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the BVI Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The company must then execute articles of merger, consolidation or plan of merger, containing certain prescribed details. The plan of merger and articles of merger or consolidation are then filed with the Registrar of Corporate Affairs in the BVI, or the Registrar. If the surviving company or the consolidated company is to be incorporated under the laws of a jurisdiction outside BVI, it shall file the additional instruments required under Section 174(2)(b) of the BVI Act. The Registrar then (if he is satisfied that the requirements of the BVI Act have been complied with) registers, in the case of a merger, the articles of merger or consolidation and any amendment to the memorandum and articles of association of the surviving company and, in the case of a consolidation, the memorandum and articles of association of the new consolidated company and issues a certificate of merger or consolidation (which is conclusive evidence of compliance with all requirements of the BVI Act in respect of the merger or consolidation). The merger or consolidation is effective on the date that the articles of merger or consolidation are registered by the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation but if the surviving company or the consolidated company is a company incorporated under the laws of a jurisdiction outside the BVI, the merger or consolidation is effective as provided by the laws of that other jurisdiction.

As soon as a merger or consolidation becomes effective (inter alia), (a) the surviving company or consolidated company (so far as is consistent with its amended memorandum and articles, as amended or established by the articles of association of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) the memorandum and articles of association of any surviving company are automatically amended to the extent, if any, that changes to its amended memorandum and articles of association are contained in the articles of merger; (c) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (d) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (e) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any shareholder, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (f) no proceedings, whether civil or criminal, pending at the time of a merger or consolidation by or against a constituent company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by the merger or consolidation, but (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the shareholder, director, officer or agent thereof, as the case may be or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company but if the surviving company or the consolidated company is incorporated under the laws of a jurisdiction outside the BVI, the effect of the merger or consolidation is the same as noted previously except in so far as the laws of the other jurisdiction otherwise provide.

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Appraisal Rights

Purchaser

Under the DGCL, a shareholder of a corporation does not have appraisal rights in connection with a merger or consolidation, if, among other things:

● the corporation’s shares are listed on a national securities exchange or held of record by more than 2,000 shareholders; or

● the corporation will be the surviving corporation of the merger, and no vote of its shareholders is required to approve the merger.

Notwithstanding the above, a shareholder is entitled to appraisal rights in the case of a merger or consolidation effected under certain provisions of the DGCL if the shareholder is required to accept in exchange for the shares anything other than:

● shares of stock of the corporation surviving or resulting from the merger or consolidation; or

● shares of stock of any other corporation that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders.

Hudson

The BVI Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger if the company is a constituent company, unless the company is the surviving company and the shareholder continues to hold the same or similar shares; (b) a consolidation, if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the votes of the outstanding shares of the company pursuant to the terms of Section 176 of the BVI Act; and (e) an arrangement, if permitted by the BVI court.

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Generally, any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the company’s memorandum and articles of association. There are common law rights for the protection of shareholders that may be invoked, largely derived from English common law. For example, under the rule established in the English case known as Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to seek to have the affairs of the company conducted properly according to law and the constituent documents of Hudson. As such, if those who control the Combined Company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following:

● a company is acting or proposing to act illegally or beyond the scope of its authority;

● the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained;

● the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

● those who control Hudson are perpetrating a “fraud on the minority.”

Share Repurchases and Redemptions

Purchaser

A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital its own shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced.

Hudson

As permitted by the BVI Act and subject to Hudson’s memorandum and articles of association, shares may be repurchased, redeemed or otherwise acquired by Hudson by resolution of directors and with the consent of the shareholder whose shares are being purchased. Depending on the circumstances of the redemption or repurchase, Hudson directors may need to determine that, immediately following the redemption or repurchase, Hudson will be able to satisfy its debts as they fall due and the value of its assets exceeds its liabilities. Hudson directors may only exercise this power on its behalf, subject to the BVI Act, our memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, the NASDAQ Global Market or any other stock exchange on which Hudson’s securities are listed.

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Indemnification of Directors

Purchaser

Delaware law generally permits a corporation to indemnify its insiders against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, other than an action brought by or on behalf of the corporation, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made, in the case of an individual who is a director or officer at the time of the determination:

● by a majority of the disinterested directors, even though less than a quorum;

● by a committee of disinterested directors, designated by a majority vote of disinterested directors, even though less than a quorum;

● by independent legal counsel, if there are no disinterested directors or if the disinterested directors so direct; or

● by a majority vote of the shareholders, at a meeting at which a quorum is present.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers. With respect to officers and directors, the advancement of expenses is contingent upon those individuals undertaking to repay any advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

Purchaser’s certificate makes indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of Purchaser to the fullest extent permitted by law.

Hudson

In accordance with, and subject to, Hudson’s memorandum and articles of association (including the limitations detailed therein), Hudson shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of Hudson; or (b) is or was, at the request of Hudson, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

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In accordance with, and subject to, the memorandum and articles of association (including the limitations detailed therein), (a) the indemnity referred to above only applies if the person acted honestly and in good faith with a view to the best interests of Hudson and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful; (b) the decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of Hudson and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the articles of association, unless a question of law is involved; and (c) the termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of Hudson or that the person had reasonable cause to believe that his conduct was unlawful.

In accordance with, and subject to, our memorandum and articles of association, Hudson may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of Hudson, or who at the request of Hudson is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not Hudson has or would have had the power to indemnify the person against the liability as provided in the articles of association.

What Happens If Stockholders Do Not Approve This Proposal?

Because of their mutual dependence, if any of the Proposals, save for the Adjournment Proposal, is not approved, then the Merger will not proceed.

Required Vote; Recommendation of the Board of Directors

Approval of the Redomestication Merger Proposal requires the affirmative vote of the holders of a majority of the Hudson ordinary shares as of the record date represented in person or by proxy at the Meeting and entitled to vote thereon and voting.

Unless marked otherwise, proxies received will be voted FOR Proposal No. 2.

THE HUDSON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HUDSON STOCKHOLDERS VOTE “FOR” THE REDOMESTICATION PROPOSAL.

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PROPOSAL NO. 3

THE AMENDED AND RESTATED COI PROPOSAL

Overview

The following is a summary of the principal provisions of the amended and restated certificate of incorporation (the “Proposed Charter”), that will be adopted by the Purchaser shortly before completion of the Transactions. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

Corporate name. The Proposed Charter provides that the name of Hudson Capital Merger Sub I Inc. will be “Freight Technologies Inc.”

Authorized shares. The Proposed Charter will authorize 400,150,000 shares, consisting of (i) 100,000,000 shares of preferred stock, par value $0.0001 per share, (ii) 150,000 shares of non-voting common stock, par value $0.0001 per share, and (iii) 300,000,000 shares of common stock, par value $0.0001 per share.

Dividends. Purchaser shall not declare, pay or set aside any dividends on shares of any class or series of its capital stock (other than dividends on shares of Purchaser Common Stock payable in shares of Purchaser Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall simultaneously receive with the holders of Purchaser Common Stock and Series Seed Preferred Stock like dividends on an as-converted-to-Common Stock basis.

Limitation on Beneficial Ownership. To the extent that the conversion of any Purchaser Preferred Stock by a stockholder will result in such stockholder, together with its affiliate(s), beneficially owning in excess of 4.99% (or upon the election by such stockholder prior to the issuance of any Purchaser Preferred Stock, 9.99%) (the “Maximum Percentage”) of the shares of Purchaser Common Stock outstanding immediately after giving effect to such conversion, the number of shares in excess of the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled, and such holder of Purchaser Preferred stock shall not have the power to vote or transfer the Excess Shares.

Directors Election. The holders of record of the shares of Common Stock and of any other class or series of voting stock, voting together as a single class, shall be entitled to elect the directors of the Purchaser. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares entitled to elect such director shall constitute a quorum for the purpose of electing such director.

Indemnification of Directors. The Proposed Charter will make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of Purchaser to the fullest extent permitted by law.

Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Purchaser or any Deemed Liquidation Event (as defined below), all distributions or proceeds available for Purchaser stockholders will be distributed to all stockholders pari passu and pro rata based on the number of shares held by each stockholder (on an as-converted to Purchaser Common Stock basis). Certain mergers, consolidations, and asset sales and similar business combination transactions constituting a change of control of Purchaser and/or sale of Purchaser or substantially all of its assets shall be considered a “Deemed Liquidation Event.”

Required vote to amend the Proposed Charter. Section 3.3 of the Proposed Charter will require that at any time when shares of Series A Preferred Stock are outstanding, Purchaser shall not amend the Proposed Charter or Purchaser’s bylaws in any manner that is adverse to or negatively affects the rights of any class of Series A Preferred Stock without written consent or an affirmative vote of at least a majority of the then outstanding shares of Series A2 Preferred Stock voting together as a single class, which must include ATW.

Except as provided in Section 3.3 regarding the vote required to amend the Proposed Charter, the Proposed Charter may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then-outstanding shares of stock of Purchaser entitled to vote generally in the election of directors, voting together as a single class.

Required vote to amend the bylaws. Subject to any additional vote required in Section 3.3 of the Proposed Charter, Purchaser’s Board of Directors will be expressly authorized to make, repeal, alter, amend and rescind any or all of the Purchaser’s bylaws.

Waiver of corporate opportunities. In the Proposed Charter, Purchaser explicitly waives corporate opportunities for the non-employee directors and any holder of Series A Preferred Stock, unless such opportunity is presented to, or acquired, created or developed by such person expressly and solely in such person’s capacity as a director of the Purchaser while such person is performing services in such capacity. Any repeal or modification of this provision of the Proposed Charter will require an affirmative vote of the holders of at least a majority of the shares of Series A2 Preferred Stock then outstanding (voting as a single class).

Exclusive Forum. The Proposed Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Combined Company to the Combined Company or the Combined Company’s stockholders, (iii) any action asserting a claim against the Combined Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Combined Company’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Combined Company, its directors, officers or employees governed by the internal affairs doctrine, except in each case for certain limited exceptions as set forth in the Proposed Charter. The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Exchange Act and the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter.

The choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Purchaser or its directors, officers or other employees, and may result in increased costs to a stockholder who has to bring a claim in a forum that is not convenient to the stockholder, which may discourage such lawsuits. Although under Section 115 of the DGCL, exclusive forum provisions may be included in a company’s certificate of incorporation, the enforceability of similar forum provisions in other companies’ certificates or incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provision of our Proposed Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

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The following table sets forth a summary of the material changes proposed to be made between Hudson’s existing memorandum and articles of association and Purchaser’s Proposed Charter:

Provision	Memorandum and Articles of Association (BVI)	Proposed Charter (DE)

Name	The name of the company is Hudson Capital Inc.	The name of the Purchaser is Freight Technologies, Inc.

Authorised Shares	The company is authorized to issue an unlimited number of shares of a single class with par value US$0.005 each.	The Purchaser is authorized to issue 400,150,000 shares, consisting of (i) 100,000,000 shares of preferred stock; (ii) 150,000 shares of non-voting common stock and (iii) 300,000,000 shares of common stock.

Issue of Shares	The company may issue fractional shares, and a fractional share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.	The Purchaser may not issue any fractional shares.
Amendments to Organizational documents

Amendments to Hudson’s memorandum and articles of association may be made by resolution of directors or resolution of the shareholders; provided that no amendment may be made resolution of directors; (a) to restrict the rights and powers of the shareholders to amend the memorandum and articles of association; (b) to change the percentage of shareholders required to pass a resolution of shareholders or amend the memorandum and articles of association; or (c) in circumstances where the memorandum and articles of association cannot be amended by the shareholders.

Section 3.3 of the Proposed Charter will require that at any time when shares of Series A Preferred Stock are outstanding, Purchaser shall not amend the Proposed Charter or Purchaser’s bylaws in any manner that is adverse to or negatively affects the rights of any class of Series A Preferred Stock without written consent or an affirmative vote of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class, which must include ATW.

Except as provided in Section 3.3 regarding the vote required to amend the Proposed Charter, the Proposed Charter may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then-outstanding shares of stock of Purchaser entitled to vote generally in the election of directors.

Voting Rights	Each holder of ordinary shares is entitled to one vote per share on all matters before the holders of such shares.

Each holder of Voting Common Stock is entitled to one vote for each share of Common Stock held at all meeting of stockholders. Each holder of the whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

Alternation of Share Rights

The rights conferred upon the holders of the shares of any class may be altered with the consent in writing of the holders of a majority of the issued shares of that class or by a resolution approved at a duly convened meeting of the shares of that class by the affirmative vote of a majority of the votes of the shares of that class which were present at the meeting and were voted.

At any time when shares of Series A Preferred Stock are outstanding, Purchaser shall not amend the Proposed Charter or Purchaser’s bylaws in any manner that is adverse to or negatively affects the rights of any class of Series A Preferred Stock without written consent or an affirmative vote of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class, which must include ATW.

Distributions	Directors of the company may authorize a distribution by way of dividend at a time and of an amount they think fit.	Purchaser shall not declare, pay or set aside any dividends on shares of any class or series of its capital stock (other than dividends on shares of Purchaser Common Stock payable in shares of Purchaser Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall simultaneously receive with the holders of Purchaser Common Stock and Series Seed Preferred Stock like dividends on an as-converted-to-Common Stock basis.
Directors – Election/Appointment	Under the memorandum and articles of association, the directors may be elected by resolution of shareholders or directors.

The holders of record of the shares of Common Stock shall be entitled to elect the directors of the Purchaser. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares entitled to elect such director shall constitute a quorum for the purpose of electing such director.

Limit on ownership	The company has no limit on ownership by any one shareholder.	To the extent that the conversion of any Purchaser Preferred Stock by a stockholder will result in such stockholder, together with its affiliate(s), beneficially owning in excess of 4.99% (or upon the election by such stockholder prior to the issuance of any Purchaser Preferred Stock, 9.99%) (the “Maximum Percentage”) of the shares of Purchaser Common Stock outstanding immediately after giving effect to such conversion, the number of shares in excess of the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled, and such holder of Purchaser Preferred stock shall not have the power to vote or transfer the Excess Shares.

Director Indemnity	The provision for director indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause of the believe that their conduct was unlawful.	To the fullest extent permitted by applicable law, the Purchaser is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Purchaser (and any other persons to which General Corporation Law permits the Purchaser to provide indemnification), in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

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What Happens If Stockholders Do Not Approve This Proposal?

Because of their mutual dependence, if any of the Proposals, save for the Adjournment Proposal, is not approved, then the Merger will not proceed.

Required Vote; Recommendation of the Board of Directors

Approval of the Amended and Restated COI Proposal requires the affirmative vote of the holders of a majority of the Hudson ordinary shares as of the record date represented in person or by proxy at the Meeting and entitled to vote thereon and voting.

Unless marked otherwise, proxies received will be voted FOR Proposal No. 3.

THE HUDSON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HUDSON STOCKHOLDERS VOTE “FOR” THE AMENDED AND RESTATED COI PROPOSAL.

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PROPOSAL NO. 4

THE DIRECTORS PROPOSAL

Upon the Effective Time, the Combined Company’s Board of Directors will consist of four members who will have terms that expire at the annual meeting of stockholders of the Combined Company, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Upon completion of the Merger, the board of directors of the Combined Company will be comprised of Fr8App’s current directors who are Javier Selgas, Nicholas H. Adler, William Samuels and Jerry L. Hutter. Pursuant to the Merger Agreement, Hudson has the option to designate an observer on the board of directors of the Combined Company.

For information on Fr8App directors’ business and professional experiences, see the sections titled “Information About Fr8App — Executive Officers of Fr8App” and “Management Following the Merger” of this proxy statement/prospectus.

If the Merger Proposal and each of the other proposals contained in this proxy statement/prospectus upon which it is conditioned are approved, each of Hudson’s existing directors will resign from the Hudson Board of Directors upon the Closing. See the section titled “Management Following the Merger” of this proxy statement/prospectus for more information.

What Happens If Stockholders Do Not Approve This Proposal?

Because of their mutual dependence, if any of the Proposals, save for the Adjournment Proposal, is not approved, then the Merger will not proceed.

Required Vote; Recommendation of the Board of Directors

Approval of the Directors Proposal requires the affirmative vote of the majority of the Hudson ordinary shares as of the record date represented in person or by proxy at the Meeting and entitled to vote thereon and voting.

Unless marked otherwise, proxies received will be voted FOR Proposal No. 4.

THE HUDSON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HUDSON STOCKHOLDERS VOTE “FOR” THE DIRECTORS PROPOSAL UNDER PROPOSAL NO. 4.

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PROPOSAL NO. 5

The NASDAQ PROPOSAL: APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE ISSUED AND OUTSTANDING SHARES OF PURCHASER’S COMMON STOCK

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Merger Consideration and Contingent Merger Consideration

Pursuant to the Merger Agreement, each share of Fr8App common stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, an estimated 1.14099 shares of Purchaser Common Stock. Upon the Closing and based on the number of Fr8App shares, warrants and options outstanding as of the date of this prospectus, the stockholders of Fr8App shall receive at Closing in the aggregate, the following (i) 850,658 shares of Purchaser Common Stock, (ii) 15,416 shares of Purchaser Series Seed Preferred Stock, (iii) 9,823,722 shares of Purchaser Series A1-A Preferred Stock, (iv) 3,770,215 shares of Purchaser Series A1-B Preferred Stock, (v) 1,806,734 shares of Purchaser Series A2 Preferred Stock, (vi) the Purchaser Warrants to purchase 11,459 shares of Purchaser Common Stock, 9,147 shares of Purchaser Series Seed Preferred Stock and 969,747 shares of Purchaser Series A2 Preferred Stock, (vii) 791,183 shares of Series A4 Preferred Stock, and (viii) options to purchase 4,413,088 shares of Purchaser Common Stock (the “Merger Consideration”).

After the Closing of the Merger, the Fr8App stockholders shall be entitled to receive additional shares of Purchaser based upon the achievement of certain revenue thresholds in the amount of at least $25 million, $50 million and $100 million commencing with each of the calendar years ending on December 31, 2021, December 31, 2022 and December 31, 2023, respectively. For each such period, if the revenue threshold is achieved, the Fr8App stockholders shall receive (on a pro rata basis) 3.33% of the shares of Purchaser Common Stock on a fully-diluted basis as of the last day of the applicable calendar year-end (the “Contingent Merger Consideration Shares”). If, after the Closing and prior to December 31, 2023, a change of control occurs, then Purchaser shall issue on or promptly after the date of such change of control, to the stockholders an amount equal to 10% of the shares of Purchaser Common Stock on a fully diluted basis less the Contingent Merger Consideration Shares previously issued. The Merger Consideration, together with the Contingent Merger Consideration, in the aggregate would exceed 20% of the voting power or the total shares outstanding on a pre-transaction basis.

2020 Bridge Financing

On October 7, 2020, Fr8App entered into a Note Purchase Agreement with certain existing shareholders and investors pursuant to which Fr8App issued 2020 Bridge Notes in the aggregate principal amount of $4,004,421 in a 2020 Bridge Financing. All 2020 Bridge Notes will mature on the date that is two years from the closing date of the 2020 Bridge Financing. Interest on the 2020 Bridge Notes will accrue at an annual rate of 5% over the two-year term of the 2020 Bridge Notes and is payable by Fr8App (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the 2020 Bridge Notes by Fr8App or, (iv) in connection with any conversion of the 2020 Bridge Notes through the issuance of shares of the capital stock of Fr8App in exchange for accrued and unpaid interest owing at the time of conversion. Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the 2020 Bridge Notes will automatically convert into the Series A3 Preferred Stock and A3 Warrants issued in the Pre-Merger Financing, but at a conversion price equivalent to approximately 50% of the corresponding purchase price in the Pre-Merger Financing. As the lead investor in the 2020 Bridge Financing, ATW’s affiliate, ATW Opportunities. was granted the right of first refusal to participate in up to 50% of the aggregate principal amount to be raised by Fr8App in any equity or equity-linked financing (except for the Pre-Merger Financing) occurring in the five years following the initial closing of the 2020 Bridge Financing pursuant to the Note Purchase Agreement.

January Bridge Financing

On January 29, 2021, Fr8App entered into a Convertible Note Purchase Agreement with ATW Opportunities (the “January Bridge Note Purchase Agreement”) pursuant to which Fr8App issued a bridge note (the “January Bridge Note”) in the principal amount of $1,000,000 (the “January Bridge Financing”). The January Bridge Note matures on October 7, 2022. Interest on the January Bridge Note will accrue at an annual rate of 5% over the maturity period and is payable by Fr8App (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the January Bridge Note by Fr8App or, (iv) in connection with any conversion of the January Bridge Note through the issuance of shares of the capital stock of Fr8App in exchange for accrued and unpaid interest owing at the time of conversion. The January Bridge Note is convertible into Conversion Shares at the option of ATW Opportunities pursuant to one of the following: (i) next equity financing conversion; (ii) corporate transaction conversion; and (iii) at maturity.

Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the January Bridge Note will automatically convert into the Series A3 Preferred Stock and Series A3 Warrants (defined below) issued in the Pre-Merger Financing, but at a conversion price equivalent to approximately 20% discount to the corresponding purchase price in the Pre-Merger Financing.

May Bridge Financing and July Bridge Financing

On May 24, 2021, Fr8App entered into a May Bridge Note Purchase Agreement with ATW and ATW Opportunities pursuant to which Fr8App issued May Bridge Notes in the aggregate principal amount of $1,608,842 between May and June 2021. Pursuant to the July Note Purchase Amendment, Fr8App issued to ATW Opportunities the July Bridge Note in the principal amount of $1,000,000 on July 30, 2021. The May Bridge Notes and the July Bridge Note will mature on October 7, 2022. Interest on the May Bridge Notes and the July Bridge Note will accrue at an annual rate of 5% over the maturity period and will be payable by Fr8App (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment by Fr8App or, (iv) in connection with any conversion through the issuance of shares of the capital stock of Fr8App in exchange for accrued and unpaid interest owing at the time of conversion. The May Bridge Notes and the July Bridge Note will be convertible into Conversion Shares at the option of the holders pursuant to one of the following: (i) next equity financing conversion; (ii) corporate transaction conversion; and (iii) at maturity.

Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the May Bridge Notes and the July Bridge Note will automatically convert into the Series A3 Preferred Stock and Series A3-3 Warrants to be issued in the Pre-Merger Financing, at a conversion price equivalent to approximately 25% discount to the corresponding purchase price in the Pre-Merger Financing.

September 2021 Financing

On September 16, 2021, Hudson entered into the Securities Purchase Agreement with ATW Opportunities pursuant to which Hudson agreed to sell for an aggregate purchase price of $2,700,000, an aggregate of 630,000 ordinary shares and the Pre-Funded Warrant to purchase 650,000 ordinary shares (the “September 2021 Financing”). The September 2021 Financing closed on September 28, 2021 when the securities issued pursuant to the Securities Purchase Agreement were sold pursuant to the prospectus included in Hudson’s registration statement on Form F-3 (Registration No. 333-233408) filed with the SEC on August 22, 2019 and a prospectus supplement filed with the SEC on September 28, 2021.

The net proceeds from the September 2021 Financing, after expenses, was approximately $2.6 million, of which $1.5 million was used to fund the Fr8App Loan evidenced by the Promissory Note issued by Fr8App to Hudson Capital dated September 16, 2021, effective on September 28, 2021 at the closing of the September 2021 Financing. Interest on the Promissory Note accrues at an annual rate of 0.17% per annum from and after the effective date of the Promissory Note. In connection with the Fr8App Loan, Fr8App also issued to Hudson the Fr8App Warrant to purchase certain securities of Fr8App in an aggregate value of $2,700,000, effective on September 28, 2021 at the closing of the September 2021 Financing. Hudson agreed to assign the Fr8App Warrant it received from Fr8App to ATW Opportunities and executed a Warrant Assignment Agreement on September 16, 2021. Pursuant to the terms of the Fr8App Warrant, upon closing of the Pre-Merger Financing, the Fr8App Warrant will be automatically deemed exercised to purchase shares of Fr8App’s Series A3 Preferred Stock, at a conversion price equivalent to approximately 25% discount to the corresponding purchase price in the Pre-Merger Financing. ATW Opportunities will also receive A3-3 Warrants at such time.

Pre-Merger Financing

On February 9, 2021, Fr8App entered into a Securities Purchase Agreement (the “SPA”) with ATW Opportunities, together with certain existing stockholders of Fr8App (including ATW), pursuant to which Fr8App shall sell to the investors (the “Investors”) a newly designated series of preferred stock, the Series A3 preferred stock (the “Series A3 Preferred Stock”), in a private placement for $8,008,841 in aggregate gross proceeds, excluding principal and accrued and unpaid interest relating to 2020 Bridge Notes that convert at the closing of the Pre-Merger Financing. With respect to principal and accrued and unpaid interest relating to the January Bridge Note, the May Bridge Notes and the July Bridge Note, ATW and ATW Opportunities have the option to elect for all or a portion of such converting principal and accrued and unpaid interest to reduce amounts that ATW and ATW Opportunities are otherwise committed to fund in cash in respect of Series A3 Preferred Stock at the closing of the Pre-Merger Financing. If and to the extent ATW and/or ATW Opportunities exercise this option, the $8,008,841 in aggregate gross proceeds expected to be received by Fr8App would be correspondingly reduced on a dollar-for-dollar basis by the amount of converted principal under the January Bridge Note May Bridge Notes and the July Bridge Note with respect to which such option is exercised (the “Opt Out Option”). Assuming full exercise of the Opt Out Option, ATW and/or ATW Opportunities’ commitment to fund in cash under the SPA at the closing of the Pre-Merger Financing will be reduced by $3,608,842, and the Exchange Ratio will be increased to approximately 1:1.27661. For additional details, see “Unaudited Pro Forma Condensed Combined Financial Information.”

The SPA, as amended, contemplates the conversion of the 2020 Bridge Notes, the January Bridge Note, the May Bridge Notes and the July Bridge Note into Series A3 Preferred Stock, and the subsequent cancellation of the notes. Immediately prior to the closing of the Merger, Fr8App shall issue 16,104,865 shares of Series A3 Preferred Stock to Investors, ATW Opportunities as a result of the September 2021 Financing, Chardan and converting holders of 2020 Bridge Notes, the January Bridge Note, May Bridge Notes and the July Bridge Note. Such shares of Series A3 Preferred Stock shall initially be convertible into Fr8App common stock on a one-to-one basis, determined by calculating the quotient determined by dividing (x) the stated value of $3.00 per share, by (y) a conversion price of $3.00, which conversion price (the “Conversion Price”) is subject to adjustment as described elsewhere in this proxy statement/prospectus. The 16,104,865 shares of Fr8App’s Series A3 Preferred Stock shall, in connection with the closing of the Merger, be exchanged for 64,314,267 shares of Series A3 Preferred Stock of the Combined Company, which may be converted into a maximum of 64,314,267 shares of Combined Company common stock. However, only 18,375,505 shares of Series A3 Preferred Stock of the Combined Company will be initially convertible into common stock of the Combined Company on a 1:1 basis immediately following the closing of the Merger. The remaining shares of Series A3 Preferred Stock of the Combined Company will only be convertible into Combined Company common stock in the event certain price-protection adjustments are made based upon the VWAP of the Combined Company’s common stock during specified periods following the closing of the Merger. Pursuant to the Certificate of Designation of the Combined Company’s Series A3 Preferred Stock, for purposes of determining such price protection adjustments the VWAP will not be calculated to be less than $0.8571 per share. As a result, the maximum number of shares of Combined Company common stock issuable upon adjustment, if any, would be 64,314,267 shares.

The initial such upward adjustment in the number of Conversion Shares issuable upon conversion of Combined Company Series A3 Preferred Stock may be made based on the VWAP over the four trading days immediately following the date of the closing of the Merger. Thereafter, such additional upward adjustments in the number of Conversion Shares issuable upon conversion of Combined Company Series A3 Preferred Stock may be made based on the VWAP over the ten trading days immediately preceding the Trigger Date. Following the 120th trading day immediately following the closing date of the Merger, the number of Conversion Shares issuable upon conversion of the 64,314,267 shares of Combined Company Series A3 Preferred Stock will no longer be subject of any further adjustment. For the purpose of calculating the number of shares of the Series A3 Preferred Stock to be issued in connection with the Pre-Merger Financing (and, accordingly, other values and amounts that relate to, or are calculated based upon, the number of shares of Series A3 Preferred Stock actually issued by Fr8App to Investors and converting note holders under the SPA), all such share numbers disclosed in this proxy statement/prospectus have been calculated based on the assumption that the Opt Out Option will not be exercised, and that therefore, there will be no reduction on the amounts that ATW or ATW Opportunities are committed to fund in cash under the SPA at the closing of the Pre-Merger Financing.

In addition, Hudson has a post-closing obligation to cause the Combined Company to issue four series of warrants (Series A3, Series A3-1, Series A3-2 and Series A3-3) to purchase an aggregate of 18,375,505 shares of the Combined Company common stock. The terms and conditions of each series depends upon which of the foregoing financings is the basis for the issuance of the warrant.

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Effect of The NASDAQ Proposal on Current Shareholders

If the NASDAQ Proposal is adopted, Hudson would issue shares representing more than 20% of its outstanding Common Stock in connection with the Merger and the Pre-Merger Financing. The issuance of such shares would result in significant dilution to Purchaser stockholders and would afford Hudson shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Hudson. If the NASDAQ Proposal is adopted, Fr8App stockholders will hold approximately 85.7% of the outstanding shares of Purchaser Common Stock (on a non-diluted basis), and the Hudson shareholders will retain ownership of approximately 14.3% of the outstanding shares of Purchaser Common Stock (on a non-diluted basis) immediately following the completion of the Transactions,

If the NASDAQ Proposal is not approved and we consummate the Transactions on their current terms, Hudson would be in violation of NASDAQ Listing Rules 5635(a) and (b) and potentially NASDAQ Listing Rule 5635 (d), which could result in the delisting of our securities from The NASDAQ Stock Market, LLC. If the NASDAQ Stock Market, LLC delists our securities from trading on its exchange, we could face significant material adverse consequences. It is a condition to Hudson’s obligation to close the Transactions that Hudson’s shares remain listed on The NASDAQ Stock Market, LLC. As a result, if the NASDAQ Proposal is not adopted, the Transactions may not be completed, and the Merger will not proceed.

If NASDAQ delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage for the Combined Company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

What Happens If Stockholders Do Not Approve This Proposal?

Because of their mutual dependence, if any of the Proposals, save for the Adjournment Proposal, is not approved, then the Merger will not proceed.

Required Vote; Recommendation of the Board of Directors

Approval of the NASDAQ Proposal requires the affirmative vote of a majority of the Hudson ordinary shares as of the record date represented in person or by proxy at the Meeting and entitled to vote thereon and voting.

Unless marked otherwise, proxies received will be voted FOR Proposal 5.

THE HUDSON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HUDSON STOCKHOLDERS VOTE FOR THE APPROVAL OF THE NASDAQ PROPOSAL.

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PROPOSAL NO. 6

THE EQUITY PLAN PROPOSAL:

APPROVAL OF THE FREIGHT TECHNOLOGIES, INC. 2021 EQUITY INCENTIVE PLAN

Overview

The Hudson Board of Directors is asking its stockholders to approve the proposed Freight Technologies, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), that will be effective at the closing of the Transactions. The following summary of the 2021 Plan is qualified in its entirety by the complete text of the 2021 Plan contained in Annex D. For the purposes of this Proposal 7, please note that certain references to Purchaser and shares of Purchaser Common Stock, will mean the Combined Company and the shares of common stock of the Combined Company, assuming the Transactions are approved. Hudson and Fr8App have agreed to adopt the 2021 Plan and have it approved by the Hudson shareholders now, so that it will be in place and effective for awards by the Combined Company immediately upon the Closing of the Transactions.

Purpose of the 2021 Plan

On [●], 2021, the Hudson Board of Directors approved the 2021 Plan for submission to the stockholders at the Meeting, to be effective upon consummation of the Transactions, provided that it is approved by the Hudson shareholders. The Hudson Board of Directors is seeking to reserve 5,000,000 shares of the Combined Company’s Common Stock for issuance pursuant to the 2021 Plan. Equity compensation is an important component of the future executive, employee and director compensation programs of the Combined Company. We believe it aligns employee and director compensation with shareholder interests and motivates participants to achieve long-range goals. Shareholder approval of the 2021 Plan would permit shares of Purchaser Common Stock to be awarded as employee incentive compensation, allowing the Combined Company’s board of directors to attract and retain key employees, provide them competitive compensation, adapt to evolving compensation practices and account for the Combined Company’s growth. Upon shareholder approval, awards to participants will be made pursuant to the 2021 Plan. We are seeking shareholder approval to make shares of the Combined Company’s Common Stock available for future grants under the 2021 Plan as described below.

As described more generally above, the purpose of the 2021 Plan is to:

●	attract and retain persons eligible to participate in the 2021 Plan;

●	motivate eligible individuals to whom awards under the 2021 Plan will be granted, who we refer to as the “Participants,” by means of appropriate incentives, to achieve long-range goals;

●	provide incentive compensation opportunities that are competitive with those of other similar companies; and

●	further align Participants’ interests with those of our other shareholders through compensation that is based on shares of Common Stock.

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The 2021 Plan promotes the long-term financial interest of the Combined Company and its subsidiaries, including the growth in value of the Combined Company’s equity and enhancement of long-term stockholder return.

The Combined Company will use equity-based compensation granted under its long-term incentive plans as a key element of its executives’ compensation packages, and each year it will disclose the prior year grants to and other compensation of its named executive officers in its proxy statement. The 2021 Plan will assist with linking the Combined Company’s executives’ overall compensation opportunities to the enhancement of long-term stockholder return.

The 2021 Plan provides for the grant of non-qualified stock options, incentive stock options, restricted stock awards, restricted stock units, unrestricted stock awards and/or any combination of the foregoing. The flexibility inherent in the 2021 Plan permits the Combined Company’s Board of Directors to change the type, terms and conditions of awards as circumstances may change. This flexibility and the resulting ability to more affirmatively adjust the nature and amounts of executive compensation are particularly important, given the volatility of the public markets and reactions to economic and world events. Equity compensation, which aligns the interests of executives and our stockholders, is an important tool for the Combined Company’s Board of Directors.

General Terms of the 2021 Plan

The 2021 Plan will be administered by the compensation committee of the Combined Company’s Board of Directors (the “Compensation Committee” or the “Committee”), unless otherwise provided by the Combined Company’s Board of Directors. The Committee selects the Participants, the time or times of receipt of awards, the types of awards to be granted and the applicable terms, conditions, performance targets, restrictions and other provisions of such awards, to cancel or suspend awards, and to accelerate the exercisability or vesting of any award under circumstances designated by it. The Committee may delegate all or any portion of its responsibilities or powers under the 2021 Plan to persons selected by it. If the Committee does not exist or for any other reason determined by the Combined Company’s Board of Directors, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Combined Company’s Board of Directors may take any action under the 2021 Plan that would otherwise be the responsibility of the Committee. Subject to the terms of the 2021 Plan, the Committee also has the power to determine whether to offer to repurchase, replace or reprice a previously granted award and the terms and conditions of such offer.

Grant of Awards; Common Stock Available for Awards. The 2021 Plan provides for the grant of awards which are incentive stock options, non-qualified stock options, restricted and unrestricted stock awards, restricted stock unit awards and/or any combination of the foregoing, to employees, non-employee directors, and non-employee consultants of the Combined Company or any of its subsidiaries (however, solely the Combined Company’s employees or employees of the Combined Company’s subsidiaries are eligible for incentive stock option awards). We have reserved a total of 5,000,000 shares of Common Stock for issuance as or under awards to be made under the 2021 Plan. To the extent that an award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its holder terminate, any shares of Common Stock subject to such award shall again be available for the grant of a new award. The 2021 Plan shall continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it is adopted by the Combined Company’s Board of Directors (except as to awards outstanding on that date). The Combined Company’s Board of Directors in its discretion may terminate the 2021 Plan at any time with respect to any shares of Common Stock for which awards have not theretofore been granted; provided, however, that the 2021 Plan’s termination shall not materially and adversely impair the rights of a holder, without the consent of the holder, with respect to any award previously granted. The number of shares for which awards which are options may be granted to a participant under the 2021 Plan during any calendar year is limited to 100,000.

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Future new hires, non-employee directors and additional non-employee consultants are eligible to participate in the 2021 Plan as well. The number of awards to be granted to officers, non-employee directors, employees and non-employee consultants cannot be determined at this time, as the grant of awards is dependent upon various factors such as hiring requirements and job performance.

Eligibility

All employees and directors of, and consultants and other persons providing services to, the Combined Company or any of its subsidiaries (or any parent or other related company, as determined by the Committee) are eligible to become Participants in the 2021 Plan, except that non-employees may not be granted incentive stock options.

Options

The Committee may grant an incentive stock option or non-qualified stock option to purchase shares of Common Stock at an exercise price determined by the Committee. Each option shall be designated as an incentive stock option or non-qualified stock option when granted. An incentive stock option is a stock option intended to satisfy additional requirements required by federal tax rules in the United States as specified in the 2021 Plan (and any incentive stock option granted that does not satisfy such requirements shall be treated as a non-qualified stock option).

Except as described below, the exercise price for an option shall not be less than the fair market value of a share of Common Stock at the time the option is granted; provided, that the exercise price of an incentive stock option granted to any employee who owns more than 10 percent of the voting power of all classes of stock in the Combined Company or a subsidiary shall not be less than 110 percent of the fair market value of a share of Common Stock at the time of grant. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to the Combined Company as consideration for the grant of a replacement option with a lower exercise price, except as approved by its shareholders or as adjusted for corporate transactions described above. In addition, the aggregate fair market value of the shares subject to an incentive stock option (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year under all plans of the Combined Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of incentive stock options may not exceed $100,000.

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The option shall be exercisable in accordance with the terms established by the Committee. In the event the Participant’s termination occurs for any reason other than death, disability, retirement, or involuntary termination without cause, any unvested options will be forfeited. In the event the Participant’s termination occurs due to death, disability, retirement or involuntary termination without cause, any unvested options shall be exercisable only as determined by the Committee in its sole discretion.

The full purchase price of each share of Common Stock purchased upon the exercise of any option shall be paid at the time of exercise of an option in the manner prescribed by the Committee as set forth in the 2021 Plan and the applicable option agreement, which manner, with the consent of the Committee, may include the withholding of shares of Common Stock otherwise issuable in connection with the exercise of the option. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on shares of Common Stock acquired pursuant to the exercise of an option as the Committee determines to be desirable.

Unless otherwise provided in the option agreement, a vested option will expire on the earliest to occur of (i) the last day of the term of the option as described in the award agreement; (ii) if the Participant’s termination occurs for any reason other than death or disability, 90 days after the termination date, and (iii) if the Participant’s termination occurs by reason of the Participant’s death or disability, the one-year anniversary of such termination date.

Restricted Stock Awards

A restricted stock award is a grant or sale of shares of Common Stock to the holder, some or all of which may be subject to such restrictions on transferability, risk of forfeiture and other restrictions, as the Committee or the combined company’s Board of Directors may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee or the combined company’s Board of Directors may determine at the date of grant or purchase or thereafter. During the restricted period applicable to the restricted stock, subject to certain exceptions, the restricted stock may not be sold, transferred, pledged, exchanged, hypothecated, or otherwise disposed of by the participant.

Restricted Stock Unit Awards

A restricted stock unit award provides for a grant of shares of Common Stock or a cash payment to be made to the holder upon the satisfaction of predetermined individual service-related vesting requirements, based on the number of units awarded to the holder. The Committee shall set forth in the applicable restricted stock unit award agreement the individual service-based vesting requirements which the holder would be required to satisfy before the holder would become entitled to payment and the number of units awarded to the holder. At the time of such award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a restricted stock unit shall be entitled to receive a cash payment equal to the fair market value of an ordinary share, or one (1) share of Common Stock, as determined in the sole discretion of the Committee and as set forth in the restricted stock unit award agreement, for each restricted stock unit subject to such restricted stock unit award, if and to the extent the holder satisfies the applicable vesting requirements. Such payment or distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the restricted stock unit first becomes vested, unless otherwise structured to comply with Code Section 409A.

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Unrestricted Stock Awards

Pursuant to the terms of the applicable unrestricted stock award agreement, an unrestricted stock award is the award or sale of shares of Common Stock to employees, non-employee directors or non-employee consultants, which are not subject to transfer restrictions in consideration for past services rendered to the Combined Company or any of its subsidiaries or for other valid consideration.

Change in Control

A Change in Control (as defined below) shall have such effect on an award as is provided in the applicable award agreement, or, to the extent not prohibited by the 2021 Plan or the applicable award agreement, as provided by the Committee. In the event of a Change in Control, the Committee may cancel any outstanding awards in return for cash payment of the current value of the award, determined with the award fully vested at the time of payment, provided that in the case of an option, the amount of such payment will be the excess of value of the shares of Common Stock subject to the option at the time of the transaction over the exercise price (and the option will be cancelled with no payment if the value of the shares at the time of the transaction are equal to or less than the exercise price).

For the purposes of the 2021 Plan, a “Change in Control” is generally deemed to occur when:

●	any person becomes the beneficial owner of 50% or more of the combined company’s voting stock;

●	the consummation of a reorganization, merger, consolidation, acquisition, share exchange or other corporate transaction involving our company where, immediately after the transaction, the post-transaction company’s stockholders immediately prior to the combination hold, directly or indirectly, 50 percent or less of the voting stock of the post-transaction company;

●	the consummation of any plan of liquidation or dissolution providing for the distribution of all or substantially all of the assets of the Combined Company and its subsidiaries or the consummation of a sale of substantially all of the assets of the Combined Company and its subsidiaries; or

●	at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the post-closing Board of Directors, who we refer to as Incumbent Directors, cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the combined company’s stockholders, of each new director was approved by a vote of at least two-thirds of the Incumbent Directors).

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Recapitalization or Reorganization

Subject to certain restrictions, the 2021 Plan provides for the adjustment of shares of Common Stock underlying awards previously granted if, and whenever, prior to the expiration or distribution to the holder of shares of Common Stock underlying an award theretofore granted, the Combined Company shall effect a subdivision or consolidation of our shares of Common Stock or the payment of a stock dividend on shares of Common Stock without receipt of consideration by the Combined Company. If the Combined Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted award, the holder shall be entitled to receive (or entitled to purchase, if applicable) under such award, in lieu of the number of shares then covered by such award, the number and class of shares and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the holder had been the holder of record of the number of shares then covered by such award. The 2021 Plan also provides for the adjustment of shares underlying awards previously granted in the event of changes to the outstanding shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any award, subject to certain restrictions.

Amendment and Termination

The combined company’s Board of Directors may amend or terminate the 2021 Plan at any time, and the combined company’s Board of Directors or the Committee may amend any award granted under the 2021 Plan, but no amendment or termination may adversely affect the rights of any Participant without the Participant’s written consent. The Board of Directors may not make any material amendments to the 2021 Plan without stockholder approval. The 2021 Plan will remain in effect as long as any awards under the 2021 Plan remain outstanding, but no new awards may be granted after the tenth anniversary of the date on which the stockholders approve the 2021 Plan.

United States Income Tax Considerations

The following is a brief description of the U.S. federal income tax treatment that will generally apply to stock option awards under the 2021 Plan based on current U.S. income taxation with respect to Participants who are subject to U.S. income tax. Participants subject to taxation in other countries should consult their tax advisor.

Non-Qualified Options. The grant of a non-qualified option will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the combined company’s shares of common stock acquired over the exercise price for those shares. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such the combined company’s shares of common stock equal to the fair market value of the shares at the time of exercise.

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Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the Participant. The exercise of an incentive stock option will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of the Combined Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is “disabled,” as that term is defined in the Internal Revenue Code).

The excess of the fair market value of the Combined Company’s shares of common stock at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the Participant will have a basis in those shares equal to the fair market value of the combined company’s shares of common stock at the time of exercise.

If the Participant does not sell or otherwise dispose of the combined company’s shares of common stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of the combined company’s shares of common stock to the Participant, then, upon disposition of such combined company’s shares of common stock, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the above holding period requirements are not met, the Participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the combined company’s shares of common stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Restricted Stock. A Participant who receives a restricted stock award generally recognizes ordinary compensation income equal to the excess, if any, of the fair market value of such shares of Common Stock at the time the restriction lapses over any amount paid for the ordinary shares. Alternatively, the Participant may make an election under Section 83(b) of the Code to be taxed on the fair market value of such shares of Common Stock at the time of grant. The Combined Company generally will be entitled to a deduction at the same time and in the same amount as the income that is required to be included by the Participant.

Restricted Stock Units and Unrestricted Stock Awards. A Participant generally does not recognize income on the receipt of a restricted stock unit award or unrestricted stock award until a cash payment or a distribution of shares of Common Stock is received thereunder. At such time, the Participant recognizes ordinary compensation income equal to the excess, if any, of the fair market value of the shares of Common Stock or the amount of cash received over any amount paid therefor, and the Combined Company generally will be entitled to deduct such amount at such time.

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Withholding of Taxes. The Combined Company may withhold amounts from Participants to satisfy withholding tax requirements. Except as otherwise provided by the Committee, Participants may satisfy withholding requirements through cash payment, by having the combined company’s shares of common stock withheld from awards or by tendering previously owned combined company’s shares of common stock to the Combined Company to satisfy tax withholding requirements. The combined company’s shares of common stock withheld from awards may be used to satisfy not more than the maximum individual tax rate for the Participant in the applicable jurisdiction for such Participant (based on the applicable rates of the relevant tax authorities, including the Participant’s share of payroll or similar taxes, as provided in tax law, regulations, or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to the specific Participant).

Change In Control. Any acceleration of the vesting or payment of awards under the 2021 Plan in the event of a change in control in the Combined Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Internal Revenue Code, which may subject the Participant to a 20 percent excise tax and preclude deduction by a subsidiary.

ERISA. The 2021 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended and is not intended to be qualified under Section 401 of the Internal Revenue Code.

Tax Advice

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the 2021 Plan. A Participant may also be subject to state and local taxes in connection with the grant of awards under the 2021 Plan. In addition, if a Participant resides outside the U.S., the Participant may be subject to taxation in other countries. The actual tax implications for any Participant will depend on the legislation in the relevant tax jurisdiction for that Participant and their personal circumstances.

New Plan Benefits

Because benefits under the 2021 Plan will depend on the Committee’s actions and the fair market value of the shares of Common Stock on future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the 2021 Plan is approved by the Hudson shareholders.

What Happens If Stockholders Do Not Approve This Proposal?

Because of their mutual dependence, if any of the Proposals, save for the Adjournment Proposal, is not approved, then the Merger will not proceed.

Required Vote; Recommendation of the Board of Directors

Approval of the Equity Plan Proposal requires the affirmative vote of the majority of Hudson ordinary shares as of the record date represented in person or by proxy at the Meeting and entitled to vote thereon and voting.

Unless marked otherwise, proxies received will be voted FOR Proposal No.6.

THE HUDSON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HUDSON STOCKHOLDERS VOTE “FOR” THE EQUITY PLAN PROPOSAL.

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PROPOSAL NO. 7

The ADJOURNMENT PROPOSAL

The adjournment proposal allows Hudson’s Board of Directors to submit a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the consummation of the Transactions. In no event will Hudson solicit proxies to adjourn the Meeting or consummate the Transactions beyond the date by which it may properly do so under Delaware law and its Certificate of Incorporation. The purpose of the adjournment proposal would be to provide more time for the Hudson’s stockholders to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on each of the Proposals.

In addition to an adjournment of the Meeting upon approval of an adjournment proposal, Hudson’s Board of Directors is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, Hudson will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

What Happens If Stockholders Do Not Approve This Proposal?

If an adjournment proposal is presented at the Meeting and such proposal is not approved by its stockholders, Hudson’s Board of Directors may not be able to adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the consummation of the Transactions. In such event, the Transactions would not be completed.

Required Vote; Recommendation of the Board of Directors

Approval of the proposal to adjourn the Meeting, whether or not a quorum is present, requires the affirmative vote of the majority of the shares of the Hudson ordinary shares as of the record date represented in person or by proxy at the Meeting and entitled to vote thereon and voting. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Unless marked otherwise, proxies received will be voted FOR Proposal No. 7.

THE HUDSON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HUDSON STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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BUSINESS OF HUDSON

Our History and Development

Our Major Corporate Milestones

Our Corporate Structure

We were established as “China Internet Nationwide Financial Services Inc.”, a holding company incorporated under the laws of British Virgin Islands on September 28, 2015. On October 7, 2015, we incorporated Hongkong Internet Financial Services Limited (“HKIFS) in Hong Kong SAR. HKIFS, in turn, incorporated Beijing Yingxin Yijia Network Technology Co., Ltd (“BYYNT”) in the People’s Republic of China with a registered capital of RMB1,000,000 (approximately $150,375.94) on December 31, 2015. BYYNT has entered into a series of contractual agreements with Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (“Sheng Ying Xin” or “SYX”), a company incorporated in the People’s Republic of China on September 16, 2014. Sheng Ying Xin was originally incorporated as Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd and later changed its name to Sheng Ying Xin (Beijing) Management Consulting Co., Ltd on February 17, 2016. Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd, as it was then known, was initially incorporated with a registered capital of RMB 45,000,000 (approximately $6,766,917.29). Its registered capital was later increased to RMB 150,000,000(approximately $22,556,390.98) on June 30, 2015 but later reduced to RMB 50,000,000 (approximately $7,518,796.99) on April 25, 2016. On December 29, 2016, Sheng Ying Xin incorporated Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”) in the People’s Republic of China with a registered capital of RMB 5,000,000 (approximately, $726,665), which capital has to be contributed in full by December 31, 2026. The legal representative of Kashgar SYX is Mr. Shaoyong Huang, who is also a 1% nominee equity shareholder of Sheng Ying Xin on behalf of Mr. Jianxin Lin.

On September 2, 2019, Hongkong Shengqi Technology Limited (“HKSQ” or “HKSQ VIE”) became a shareholder of BYYNT. HKSQ was incorporated in Hong Kong on August 29, 2019. Mr. Jianxin Lin is the sole shareholder of HKSQ. On September 26, 2019, a series of agreements were entered into among HKIFS, HKSQ and its shareholder (the “HKSQ VIE Agreements”). As a result of the HKSQ VIE Agreements, HKIFS become the primary beneficiary of HKSQ.

The contractual agreements between BYYNT and Sheng Ying Xin essentially confer control and management as well as the economic benefits of Sheng Ying Xin onto BYYNT. In spite of the shareholder change in BYYNT, we are able to retain full control and management over Sheng Ying Xin and are still entitled to substantially all of the economic benefits of BYYNT through the HKSQ VIE Agreements.

Accordingly, the results of operations, assets and liabilities of BYYNT and Sheng Ying Xin have been included in the accompanying consolidated financial statements. Because we are a holding company that manages Sheng Ying Xin though a series of contractual arrangements, our consolidated financial statements are essentially those of BYYNT’s and Sheng Ying Xin’s as we are conferred their economic benefits.

Hudson’s shareholders do not own shares of Sheng Ying Xin nor do they own shares in BYYNT which has entered into PRC VIE Agreements with Sheng Ying Xin. Instead they hold shares of a shell company issuer that maintains service agreements with an associated operating company. The business of Hudson Capital, Inc. (as it is known today) is that of providing management services to Sheng Ying Xin, which in turn, is in the business of providing financial advisory services.

We presently provide almost all our financial advisory services through Sheng Ying Xin and its subsidiary, Kashgar SYX.

In 2019, we generated $949,070 in revenue from providing factoring services by Fu Hui (Shenzhen) Commercial Factoring Co., Ltd. (“FuhuiSZ”), and Fuhui (Xiamen) Commercial Factoring Co., Ltd. (“FuhuiXM”).

On July 28, 2017, we announced the pricing and closing of our initial public offering (“IPO”) of 2,023,146 of our ordinary shares at a price to the public of $10.00 per share for a total of $20,231,460 before underwriting discounts and commissions and offering expenses. Boustead Securities, LLC acted as the Lead Underwriter for the offering and Network 1 Financial Securities, Inc. participated as a Selected Dealer. Our shares began trading on NASDAQ Global Market on August 8, 2017 under the symbol “CIFS.”

On March 10, 2017, Sheng Ying Xin incorporated FuhuiSZ in the People’s Republic of China. FuhuiSZ mainly provides supply chain financing services to commercial enterprises. On September 19, 2017, Sheng Ying Xin incorporated Yingda Xincheng (Beijing) Insurance Broker Co., Ltd. (“Ying Da Xin Cheng”) in the People’s Republic of China with a registered capital of RMB 50,000,000 (approximately, $7,518,797). Ying Da Xin Cheng will mainly focus on providing insurance brokerage services.

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On November 23, 2017, Sheng Ying Xin acquired Beijing Anytrust Science & Technology Co., Ltd. (“Anytrust”). Anytrust is a limited company incorporated on June 9, 2014 in the People’s Republic of China with a registered capital of RMB 7.5 million (approximately $1.19 million). Anytrust was a “big data” company providing data infrastructure design, big data access and analytics, and document automation for enterprises and government agencies with customers including Tianhong Asset Management, Yinhua Fund Management and BAIC Motor, etc.

Our acquisition of Anytrust was part of our overall strategy to focus on providing FinTech services and products in our next stage of growth. In early 2018, Anytrust launched the beta version of AnyInfo, a vertical search engine and big data platform covering a broad range of publicly available data of over 30 million enterprises in China. In September 2018, Anytrust launched the AnyInfo Enterprise Edition of its big data analysis and A.I. report services to promote its ability to generate customized segment/industry and company profiles to its users.

However, in spite of our efforts, revenue attributed to the provision of such products and services by Anytrust was approximately only $546,303 in 2018. By contrast, its overheads had ballooned to approximately $2.6 million and we were losing approximately $0.3 million per month in Anytrust. By December 2018, we determined that Anytrust was no longer a commercially viable entity as it was technically insolvent. We had tried to stem our losses through 2018 and by then, we had only 3 employees from an original 89 when we acquired Anytrust.

We also determined it in our best interest to transfer our equity interest in Anytrust to our former Chief Executive Officer, Mr. Jianxin Lin, who had expressed interest in assuming Anytrust and rehabilitating it. In order to incentivize the transfer, we decided to write down all the debts owed by Anytrust to Sheng Ying Xin, totaling RMB 20,532,400 (approximately $3,059,970) and transferring the equity interest to Mr. Lin for no consideration because we had determined that this debt was uncollectible and irrecoverable. The equity transfer was completed on December 30, 2018.

On May 25, 2018, Hongkong Internet Financial Services Limited incorporated CIFS (Xiamen) Financial Leasing Company to provide financial leasing services and equipment purchase financing to commercial enterprises. CIFS (Xiamen) Financial Leasing Company did not have any revenue in 2018.

On May 25, 2018, Sheng Ying Xin incorporated FuhuiXM to factoring services to commercial enterprises in Xiamen. Its registered capital is RMB 28 million (approximately $4.14 million).

On July 11, 2018, Sheng Ying Xin incorporated Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd (“Zhizhen”), to provide investment research services. Zhizhen did not have any operations in 2018.

On July 25, 2018, Sheng Ying Xin formed Hangzhou Yuchuang Investment Partnership (“Hangzhou Yuchuang”), in which it owns 100% of the equity interest. Hangzhou Yuchuang is an investment vehicle for our strategic investing activities. Its registered capital is RMB 5.77 million (approximately $0.84 million).

On March 31, 2020, our former Chief Executive Officer, Mr. Jianxin Lin resigned as our Chief Executive Officer and Chairman and was replaced by Mr. Warren Wang. By April 18, 2020, all our independent directors had resigned and were replaced by new directors, namely, Mr. MingYi (Martin), Mr. Hong Chen and Ms. Xiaoyue Zhang.

On April 9, 2020, we entered into subscription agreements with three accredited investors for the sale and issuance of two million shares (2,000,000) ordinary shares of the Company, $0.001 par value per share at a per-share price of $0.40 for aggregate gross proceeds of $800,000. We closed the private placements on May 12, 2020. The private placements were exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof and/or Rule 506 of Regulation D and Regulation S thereunder, each as promulgated by the Securities and Exchange Commission.

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In keeping with our plan to diversity our operations and rebrand ourselves, our corporate name was changed to “Hudson Capital Inc.” on April 23, 2020 and we began to trade under our new symbol, “HUSN” on May 8, 2020. On April 9, 2020, we incorporated a New York subsidiary, Hudson Capital USA Inc.

Our securities were transferred to the Nasdaq Capital Market at the opening of business on July 16, 2020.

On August 20, 2020, Mr. Jinchi Xu tendered his resignation as Chief our Financial Officer and director and on the same day, we appointed Mr. Hon Man Yun to succeed Mr. Xu as Chief Financial Officer and director.

On September 9, 2020, we incorporated Hudson Capital Merger Sub I Inc. in Delaware, which in turn incorporated Hudson Capital Merger Sub I Inc. in Delaware as a wholly-owned subsidiary.

On October 26, 2020, we filed Amended and Restated Memorandum and Articles of Association with the Registrar of Corporate Affairs of the British Virgins Islands to effect a 5-for-1 reverse stock split (the “Reverse Split”) of our ordinary shares. As a result of the Reverse Split, every five (5) ordinary shares were automatically combined into one (1) ordinary share. In connection with the Reverse Split, our par value per share was increased from $0.001 to $0.005.

On June 23, 2020 and July 31, 2020, we closed on two registered direct offerings for the purchase and sale of 4,352,941 of the Company’s ordinary shares, at a purchase price of $0.85 per share, for an aggregate purchase price of approximately $3.7 million and the purchase and sale of 3,555,556 of the Company’s ordinary shares, at a purchase price of $0.45 per share, for an aggregate purchase price of approximately $1.6 million, respectively. Chardan Capital Markets LLC acted as placement agent in both offerings. The net proceeds to the Company from the offerings, after deducting placement agent fees and estimated offering expenses, were approximately $3.328 million and $1.39 million, respectively.

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Below is a diagrammatic representation of our present corporate structure:

Hndson Capital Inc. (" HUSN")
a British Virgin Islands corporation
CEO: Warren Wang CFO: Hon Man Yun
100%
Hudson Capital Merger Sub I Inc.
100%
Hudson Capital Holding Co., a Delaware company
100%
Hudson Capital Merger Sub II Inc.
100%
Hudson Capital USA Inc., a New York subsidiary
100%
Hongkong Internet Financial Services Limited ("HKIFS"), a Hong Kong corporation
Hongkong Shengqi Technology Limited ("HKSQ") A Hong Kong Corporation
HKSQ VIE Agreements
100%
100%
CIFS (Xiamen) Financial Leasing Co. Ltd
onshore
100%
Jianxin Lin
Shaoyong Huang
99%
1%
Beijing Yingxin Yijia Network Technology Co., Ltd ("BYYNT"), a People's Republic of China corporation
PRC VIE Agreements
Sheng Ying Xin (Beijing) Management Consulting Co., Ltd. ("Sheng Ying Xin"), a People's Republic of China corporation
100%
100%
100%
100%
100%
Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd.
Fu Hui (Xiamen) Commercial Factoring Co., Ltd.
Fu Hui (Shenzhen) Commercial Factoring Co., Ltd.
Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd.
Hangzhou Yuchuang Investment Partnership

B. Business overview.

Our Mission

Our mission is to be the one-stop shop for providing financial solutions to small-to-medium sized enterprises.

Our founders started our Company to champion small-to-medium sized enterprises, in the belief that the growth of such enterprises will form the backbone of and spur China’s transformation from a middle-class country to a high income economy. Meeting the capital needs of the small-to-medium sized enterprises will be integral to their growth.

Our Business

We are, through our PRC variable interest entity, Sheng Ying Xin, in the business of providing financial advisory services to meet the financial and capital needs of our clients, which comprise largely of small-to-medium sized enterprises (“SMEs”). Otherwise, the business of Hudson Capital, Inc. (as it is known today) is that of providing management services to Sheng Ying Xin. Through our wholly-owned subsidiary, Hongkong Internet Financial Services Limited (“HKIFS”), HKIFS’s contractually controlled and managed company, Hongkong Shengqi Technology Limited (HKSQ”), HKSQ’s wholly owned subsidiary, Beijing Yingxin Yijia Network Technology Co., Ltd (“BYYNT”) and its contractually controlled and managed company, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (“Sheng Ying Xin”, or “SYX”) and its wholly owned subsidiaries, including Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”), we offer commercial payment advisory services, international corporate financing advisory services and intermediary bank loan advisory services. Hudson does not have ownership interests in HKSQ and in BYYNT and investors are not investing in BYYNT that has contractual arrangements with Sheng Ying Xin.

Historically, we have also made direct loans to certain qualified borrowers. We do not anticipate making any more direct loans but instead, we will be depositing our funds in trust accounts with certain bank lenders, who will, in turn, make loans to borrowers. Be that as it may, we had made the “direct loans” to better utilize our excess cash on hand at that time. In view of the slowing economy, we anticipate that future “entrusted loans” will be infrequent, if at all.

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Due to the COVID-19 pandemic in 2020, the People’s Republic of China was effectively in lockdown almost the entire year. We have suffered from the lockdown and have no meaningful revenue for the year 2020 as there was limited face-to-face interactions and business dealings the entire year.

We generate revenues from service fees in connection with our (i) commercial payment advisory services, (ii) international corporate financing advisory services, (iii) intermediary bank loan advisory services and (iv) factoring services. Additionally we earn interest income from our direct or entrusted lending activities. As returns from these (entrusted) loans are limited and infrequent, we do not regard such loan activities as a separate line of business. We do not expect the balance of such loans to increase significantly in the future and we may gradually cease the conduct of this form of investment when there are better investment options of our cash.

We used to provide technical services through Anytrust and generated approximately $546,303 in 2018 from the provision of technical services by Anytrust. On December 30, 2018, we disposed Anytrust to reduce our operating overheads and are no longer in the business of providing technical services.

On September 19, 2017, Sheng Ying Xin Incorporated Ying Da Xin Cheng, which will focus on providing insurance brokerage services. As of the date of this proxy statement/prospectus, no actual business has been conducted by this company.

On October 25, 2017 we expanded our service offerings with the launch of our supply chain financing services (the “SCF Services”). The SCF Services provide owners of SMEs with holistic supply chain financing solutions and value-added services in order to reduce financing costs and improve efficiency during a business transaction. With an initial focus on the medical supplies and medical equipment, airline catering and bulk commodity supply chains, the SCF Services will be operated through FuhuiSZ.

We presently provide all our financial advisory services though Sheng Ying Xin and Kashgar SYX although we have historically generated all our revenue through Sheng Ying Xin. We have been advised that there are no PRC regulations limiting the transition of our financial advisory services to Beijing Yingxin Yijia Network Technology Co., Ltd.

On December 18, 2015, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd received an Internet Content Provider (“ICP”) license to provide value-added Internet information services. We are now implementing our “Plus Internet” strategy by developing an online electronic platform in stages. It will at first, allow our clients to access information regarding available financial products and services and then later track their loan application status. The ICP license is a permit issued by the Chinese Ministry of Industry and Information Technology to permit China-based websites to operate in China.

Our Strategies

The key elements of our strategy to grow our business include:

●	Strengthen our service capabilities with a focus on higher margin commercial payment advisory service. We plan to focus on strengthening and developing factoring services as our core business which we believe is a fast growing segment and has great growth potential. In Financial Year 2019, our factoring service income increased to $949,070 from $499,187 in 2018. Further, in 2020, factoring was our only source of revenue, As a percentage of revenue, our revenue from factoring services is the largest and we believe that this segment will continue to be our main source of revenue. We plan to expand our factoring services to large state-owned enterprise

●	Expand geographical coverage. We aim to serve more clients from economically fast-developing areas such as Tianjin, Shandong, Hubei, Yangtze River Delta and the Pearl River Delta. When we first started operations, the bulk of our clients were from the Fujian province because of legacy relationships with their clients with management. In 2019, our client base expanded and less than 50% of them hailed from the Fujian province. We believe we have significant growth potential in these areas because (i) there are a large number of small-to-medium sized enterprises there that have greater demand for financing and alternative payment methods, and (ii) local banks based in these areas offer more diverse financial products and flexible services.

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●	Enhance our ability to attract, incentivize and retain talented professionals. We believe our success greatly depends on our ability to attract, incentivize and retain talented professionals. With a view to maintaining and improving our competitive advantage in the market, we plan to implement a series of initiatives to attract additional and retain mid- to high-level personnel, including formulating a market-oriented employee compensation structure and implementing a standardized multi-level performance review mechanism. We implemented a key performance indicator, or KPI mechanism to assess the performance of departments and individuals and help determine compensation structures for each department and individual. We believe this KPI mechanism will enable us to monitor and keep track of the contributions and efforts of each employee and to help us efficiently identify and appropriately compensate our most valuable employees in the Company.

●	Expand our service portfolio. We plan to further expand our service portfolio by merging with or acquiring entities already holding other such financial service licenses, such as factoring, microcredit, financial leasing, pawn mortgage and rural banking licenses so that we may expand into providing such services.

●	Enhance our IT infrastructure. We received an Internet Content Provider (“ICP”) license for value-added Internet information services on December 18, 2015. We are implementing our “Plus Internet” strategy by developing our electronic platform in stages to allow our clients to firstly access information regarding available financial products and services and then later track their loan application status. We believe this will allow us to expand client reach beyond the physical boundaries of our office(s), and to efficiently match our clients’ financing needs with financing products offered by various financial sources online

Our Services

We currently provide financial advisory services including (i) commercial payment advisory services, (ii) international corporate financing advisory services, (iii) intermediary bank loan advisory services and (iv) supply chain financing services, or factoring services. We used to provide technical services through Anytrust and generated approximately $546,303 in 2018 from the provision of technical services by Anytrust. On December 30, 2018, we disposed Anytrust to reduce our operating overheads and are no longer in the business of providing technical services. As a result, we no longer provide technical services.

Additionally we earn interest income from our direct lending activities. Previously we made direct loans to our customers but we now make loans mainly by depositing (“entrusting”) these funds into accounts with banks, which in turn will make loans to our clients.

Such loan balance decreased in 2019, we do not expect the balance of such loans to increase significantly in the future and the interest income from such loans would not become a significant portion of our net income. We may gradually cease the conduct of this form of investment when there are better investment options of our cash. Therefore, we do not regard such loan activities as a separate line of business and instead we record the interest from these loans under “Other Income” in our financial statements.

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The following table set forth our major service lines in terms of transaction value through present date:

Service Line	Revenue
(For the year ended December 31, 2020)
Commercial payment advisory services	$-
International corporate financing advisory service	-
Intermediary bank loan advisory services	-
Factoring Service	618
Technical service	-
Total	$618

Commercial payment advisory services

We provide commercial payment advisory services to our clients so that they may to obtain acceptance bills from banks.

A banker’s acceptance bill or banker’s acceptance, is a promised future payment, or time draft, which is accepted and guaranteed by a bank and drawn on a deposit at the bank. The banker’s acceptance specifies the amount of money, the date, and the person to which the payment is due. After acceptance, the draft becomes an unconditional liability of the bank. But the holder of the draft can sell (exchange) it for cash at a discount to a buyer who is willing to wait until the maturity date for the funds in the deposit.

A banker’s acceptance starts as a time draft drawn on a bank deposit by a bank’s customer to pay money at a future date, typically within six months to one year, analogous to a post-dated check. Next, the bank accepts (guarantees) payment to the holder of the draft, analogous to a post-dated check drawn on a deposit with over-draft protection.

The party that holds the banker’s acceptance may keep the acceptance until it matures, and thereby allow the bank to make the promised payment, or it may sell the acceptance at a discount today to any party willing to wait for the face value payment of the deposit on the maturity date. The rates at which they trade, calculated from the discount prices relative to their face values, are called banker’s acceptance rates or simply discount rates. The banker’s acceptance rate with a financial institution’s commission added in is called the all-in rate.

Banker’s acceptances make a transaction between two parties who do not know each other safer, because they allow the parties to substitute the bank’s credit worthiness for that who owes the payment. They are used widely in international trade for payments that are due for a future shipment of goods and services. For example, an importer may draft a banker’s acceptance when it does not have a close relationship with and cannot obtain credit from an exporter. Once the importer and bank have completed an acceptance agreement, whereby the bank accepts liabilities of the importer and the importer deposits funds at the bank (enough for the future payment plus fees), the importer can issue a time draft to the exporter for a future payment with the bank’s guarantee.

Acceptance bills are one of the most popular means of settlement used by SMEs in China as they allow SMEs to obtain working capital at a relatively low interest rate. In addition, such acceptance bills are generally acceptable to counter parties because such instrument can be further endorsed to meet such parties’ own payment needs or presented to banks to be cashed. During the course of providing commercial payment advisory services to our clients, we are also able to forge and maintain good relationships with banks because for banks, issuance of acceptance bills is not only a way to extend credit without using cash, but also a way to increase deposits by requesting the applicants to pay initial deposits as security for issuance of acceptance bills.

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The following diagram illustrates the different parties and roles in the transaction process for our commercial payment advisory services.

For the period from October 1, 2014 through December 31, 2017, we had helped 27 SMEs obtain acceptance bills from banks in 28 transactions with a total transaction amount of RMB 8.3 billion (approximately $1.3 billion). For the period from January 1, 2017 through December 31, 2017, we helped 31 SMEs obtain acceptance bills from banks in 31 transactions with a total transaction amount of RMB 9,963 million (approximately $1,476 million). For the period from January 1, 2018 through December 31, 2019, we helped 22 SMEs obtain acceptance bills from banks in 22 transactions with a total transaction amount of RMB3,610 million (approximately $545 million).We conducted no business and generated no commercial payment advisory services revenue in 2020 because of the COVID-19 pandemic.

Below are the steps in the provision of commercial payment advisory services:

Review of client application:

●	Members of our key management receive a client’s enquiry about our commercial payment advisory services. Based on initial discussions, they determine the client’s requirements for financing payments to suppliers/payees (including amount and timing for such payments) and determine, on a preliminary basis, whether there would be available financial products and services offered by banks;
●	The client’s contact information is given to a client manager for preliminary application review by our deputy general manager;
●	The client manager collects necessary materials and information from the potential borrower, as typically required by a bank for such transactions. The client manager then analyzes such materials to verify the client’s financing needs and whether the client’s credit and asset status would meet the relevant banks’ requirements for issuance of acceptance bills. Results of such analysis is given to members of our key management for their consideration; and
●	If members of our key management decide to accept such client and proceed to provide our commercial payment advisory services, we then enter into a financial advisory service contract with such client, specifying the subject amount of cash to be deposited with the banks or to be used for purchasing wealth management products from the banks, our service fees and other rights and obligations of such client and us, typically including scope of our services and confidentiality obligations;

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Structuring the transaction

●	Members of our key management narrow down the possible banks based on the client’s needs regarding amount and timing of payments to be made, interest rate for deposit, availability and annualized rate of return on wealth management products, costs and other considerations. Management will discuss the potential transaction with the banks and generally select two to three for further consideration;
●	Members of our key management counsel the client on whether to either deposit the funds with the bank or purchase the bank’s wealth management products with a similar maturity as the acceptance bill;
●	Members of our key management then work with the selected bank to structure the transaction for the issuance of acceptance bills to our client(including applying for lines of credit and opting to either deposit the funds and/or purchase wealth management products), and negotiate preliminary terms (including interest rate for cash deposits, availability and annualized rate of return of wealth management products and application and processing fees) with such bank;

Application

●	A product and service advisor is then assigned to handle further communication with the bank regarding the application;
●	When ready, the full set of application materials for the relevant line of credit based on the client’s needs is passed to the product and service advisor for submission to the bank;
●	After submission of the application materials, our product and service advisor communicates with our contact at the bank on an on-going basis regarding the status of the application, and works with various departments of the bank to facilitate the transaction to closure;
●	After the line of credit is given, the client is able to drawdown on it on an “when-needed” basis;
●	The relevant client manager then further assists the client in making repayments to the bank either in the form of a cash deposit or the purchase of wealth management products.

Our clients have typically been able to realize interest rates exceeding 4% p.a. for wealth management products, which they can immediately use, along with the principal to fulfill their payment obligations when they mature.

We charge our clients a service fee which is calculated at a percentage (typically ranging from 0.5% to 2%) of the amount of cash deposited with the bank or the value of the wealth management products purchased from the bank.

International corporate financing advisory services

We help our clients that have overseas financing needs obtain financing to support their overseas business development. We work closely with overseas and domestic banks to identify appropriate facilities for our clients or their offshore affiliates. The overseas investments we help finance are typically made through offshore affiliates of our clients.

●	After we receive a client’s enquiry about our international corporate financing advisory services, our key management team determines the client’s financing needs to support its overseas investments (including the amount needed, term of the loan, location and currency of the loan, the amount of interest the client is able to bear and what security (if any) the client can provide);
●	A client manager is assigned to help conduct a preliminary application examination;
●	The client manager collects necessary materials, as typically required by a bank for such transactions, and analyzes such materials to determine whether the client would meet the risk profile of the banks;
●	Results of such analysis are given to members of our key management for their consideration. If members of our key management decide to accept the client and proceed to provide our international corporate financing advisory services, we then enter into a financial advisory service contract with such client. The agreement would specify the subject amount of facilities to be obtained from the overseas bank for the client’s offshore affiliate, our service fees, and the scope of our services;
●	Members of our key management narrow down the banks and ultimately select one based on amount of funds needed, term of the loan sought, the amount of interest the borrowing party is able to bear and what security (if any) the client can provide. This would typically be an overseas bank or an affiliate branch of a PRC bank;

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●	Members of our key management communicate with the selected overseas bank to confirm interest rates, identify domestic banks with which it would prefer to work and the available transaction limits it has with such domestic banks;
●	We negotiate terms on behalf of our client’s offshore affiliate, including loan interest rate, term of loan, and guarantee required;
●	We facilitate the execution of a loan contract by the offshore affiliate of our client and the overseas bank;
●	A product and service advisor is then appointed to handle further communication with the bank regarding application materials and other aspects of the application;
●	The client manager continues to assist our client in preparing the full set of application materials according to the bank’s requirements. This may include obtaining its incorporation certificate, business registration certificate, articles of association and audited financial statements;
●	When ready, the full set application materials is passed to the product and service advisor for submission to the bank. The client manager further assists our client in transferring the agreed amount of cash to the bank either in the form of a cash deposit or purchase of wealth management products;
●	After submission of application materials to the banks, our product and service advisor communicates with our contacts at the banks on an on-going basis regarding the application review status, and works with various departments of the bank to facilitate the steps needed to close the financing, including the issuance of certificates of deposit or executing the wealth management purchase agreements with such client, acceptance of certificates of deposit or wealth management purchase agreement as security and issuance of letter of guarantee, acceptance of letter of guarantee, and ultimately, obtaining approval for the extending facilities to our client’s offshore affiliate.

We charge our clients a service fee which is calculated at a percentage (typically ranging from 0.2% to 0.4%) of the amount of facilities obtained by our client’s offshore affiliate

For the period from September 16, 2014 through December 31, 2016, we had helped 6 SMEs obtain facilities from overseas banks in the amount of $550 million for their offshore affiliates. For the period from January 1, 2017 through December 31, 2017, we had helped 5 SMEs obtain facilities from overseas banks in the amount of $650 million for their offshore affiliates. For the period from January 1, 2018 through December 31, 2019, we had helped 2 SMEs obtain facilities from overseas banks in the amount of $110 million for their offshore affiliates. We conducted no business and generated no international corporate financing advisory services revenue in 2020 because of the COVID-19 pandemic.

We plan to continue providing international corporate financing advisory services to our clients to support their overseas development in various areas of the world, including Europe, the United States, South Asia and the Middle East.

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The following diagram illustrates the different parties and roles in the transaction process for our international corporate financing advisory services.

Intermediary bank loan advisory services

We help our clients (typically SMEs) obtain loan financing from PRC banks. We work closely with banks to help identify and negotiate loan financing packages for such clients.

For the period from October 1, 2014 through December 31, 2016, we provided bank loan advisory services to 15 clients, comprising 11 SMEs and 4 individuals in 19 loan financings, with a total loan amount of RMB2.5 billion (approximately $379 million).

For the period from January 1, 2017 through December 31, 2017, we provided bank loan advisory services to 11 SME clients in 11 loan financings with a total loan amount of RMB 2,045 million (approximately $303 million). For the period from January 1, 2018 through December 31, 2018, we provided bank loan advisory services to 24 SME clients in 23 loan financings with a total loan amount of RMB 2,408 million (approximately $363 million).  We conducted no business and generated no intermediary bank loan advisory services revenue in 2020 because of the COVID-19 pandemic.

Going forward, we intend to focus solely on SMEs and do not intend to continue to provide such services to individuals.

Because we have extensive bank loan-related information of a variety of PRC banks, including their loan interest rates, requirement for security and collateral, discount rates, loan application procedures and application materials required, we are able to expeditiously and effectively locate the most suitable bank to meet our clients’ needs.

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A typical transaction involves the following steps:

●	We first communicate with our clients regarding their financing needs, including the loan amount needed, term of the loan they are seeking, amount of interest they are able to bear and what security(if any) they are able provide and what guarantors may be available;
●	We collect required documents as typically required by a bank for such transactions to review their credit status based on our internal requirements;
●	Upon their acceptance, we enter into a financial advisory service contract with our clients specifying the subject amount of the loan, our service fees and scope of our services;
●	Next we engage in talks with various banks to identify the most appropriate banks for our clients in terms of collateral discount rates and interest rates;
●	We further assist our clients in preparing application materials, coordinate with the banks in their due diligence, negotiate terms on behalf of our clients to help them obtain the best terms (typically including accelerated application processing, lower interest rates and higher discount rates) for their financings from banks; and
●	We track the application approval process and keep our clients updated as to their status.

Through our bank loan advisory services, our clients are able to obtain loans on more favorable terms or in a more efficient manner. We charge our clients an introduction fee which is calculated at a percentage (typically ranging from 1% to 3%) of the loan amount when our clients successfully receive the facilities from the banks.

Technical service

We, through Anytrust, our wholly-owned subsidiary, provide data infrastructure design, big data access and analytics, and document automation for enterprises and government agencies with customers including Tianhong Asset Management, Yinhua Fund Management and BAIC Motor, etc. In 2018, we generated approximately $546,303 from the provision of technical services, which are essentially financial data services provided to financial institutions by Anytrust. To reduce operating losses, we disposed Anytrust on December 30, 2018. As a result, we no longer provide technical services.

Supply Chain Financing Services, or Factoring Services

On October 25, 2017 we expanded our service offerings with the launch of our factoring services, provided by FuhuiSZ. These services provide owners of SMEs with holistic supply chain financing solutions and value-added services in order to reduce financing costs and improve efficiency during a business transaction. FuhuiSZ’s business was initially focused on the medical supplies and medical equipment, airline catering and bulk commodity supply chains. On May 25, 2018, we incorporated FuhuiXM to further grow our supply chain financing services.

As of December 31, 2018, FuhuiSZ and FuhuiXM has generated a revenue of $0.5 million.

Due to the COVID-19 pandemic in 2020, we conducted no new business in this business segment. The $618 recorded in this segment was a payment from a customer and recognized in 2020.

We charge our clients a service fee which is calculated at a percentage (typically ranging from 5% to 15%) of the amount we factor. We also collect a management fee of 0 to 3.5% of the amount we factored. As our factoring services are still in the initial stages, our service fee rate and management fee rate are still subject to review and adjustment.

A typical transaction involves the following steps:

●	We first communicate with our clients regarding their needs and then we collect and review the clients’ general information, contracts and invoices that will allow us to evaluate and determine the clients’ credit worth, authenticity of their business contracts and the collectability of receivables;
●	Upon their acceptance, we enter into a factoring service contract with our clients specifying the subject amount, our service fees and scope of our services;
●	Next we will wire the factored amount to the client’s designated party and will collect our service fee along with such wire;
●	At the end of each month we record the factoring service revenue based on the service fee ratio and the amount we factored.

Other Income Sources

Entrusted loans/direct loans

In 2018, we made three direct loans amounting to $12 million with terms of from 6 and 12 months. We charged interest at from 5% to 15% per annum, and as a result, earned $1,133,407 in interest from these loans, Management assessed the collectability of loans to third parties and determined that a loan provision of $57,941,663 would have to be made as of December 31, 2019.

We are making a conscious effort to avoid making direct loans with our funds. Going forward, we plan to lend funds to our clients in the form of entrusted loans instead. Entrusted loans are commonly found in China, which restricts direct borrowing and lending between commercial enterprises. The loans offer companies with idle funds the chance to earn interest by allowing an agent bank to loan the funds out, while still letting the companies choose whom the agent bank lends the funds to. The People’s Bank of China, China’s central bank, has allowed entrusted loans since 2001. However, as revenue from these (entrusted) loans is limited and infrequent, we do not regard such loan activities as a separate line of business.

In 2019, we made a total of $34,402,684 in entrusted loans to seven clients at an interest rate of 12-16% per annum. The term of these loans was for 12 months and we earned $2,043,124 in interest for making these loans in 2019.  We made no entrusted loans/direct loans in 2020 because of the COVID-19 pandemic and accordingly, generated no revenue.

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According to a report by the Wall Street Journal, entrusted loans increased by a net RMB 2.55 trillion (approximately$407.38 billion) from 2013 to 2014, equivalent to 29% of all new RMB bank loans issued during the year compared to only 16% of bank loans the year before (Source: http://blogs.wsj.com/chinarealtime/2014/05/02/a-partial-primer-to-chinas-biggest-shadow-entrusted-loans/).

We have made provisions against entrusted loans due to deteriorating credit conditions of our customers and will focus on collection of these loans. We do not expect the balance of such loans to increase significantly in the future and the interest income from such loans would not become a significant portion of our net income, we may gradually cease the conduct of this form of investment when there are better investment options of our cash.

The process with regard to how entrusted loan applications will be reviewed, processed and approved is described below:

Before granting loans:

●	Client managers conduct initial assessment of clients’ credit status, review of application materials (including, but not limited to, corporate information, licenses and permits held for their operations, capital verification reports, credit reports, audited financial statements for the recent three years, identification of management and shareholders, list of fixed assets, list of receivables and payables, land use certificate, lease contract, list of intellectual properties, tax payment proofs, material contracts and documents relating to any guarantees and pledges provided by such clients);
●	Client managers then submit the application materials together with the initial review results and assessment for further review by the client manager group leader to ensure completeness and compliance with internal policies;
●	Loan applications are then submitted to our risk management personnel for review from a risk control perspective. Special attention is paid to whether the mortgages, guarantees provided and accounts receivables pledged are sufficient to fully secure the loans;
●	Our product and service advisors assist in conducting thorough due diligence regarding clients’ and guarantor’s credit status, repayment capacity, production and operation conditions;
●	Product and service advisors then complete a client and family information form and credit assessment form based on their due diligence results, including their own opinion as to whether such client satisfies our internal requirements. This information is uploaded onto our credit management system;
●	The person in charge of our entrusted loan activities, our deputy general manager, conducts a final review of the application, and if he approves, he sends the application to designated personnel of commercial banks for review and processing.

Granting of loans:

●	Our product and service advisors track the bank’s due diligence and review processes and notify our clients and their guarantors (if applicable) to come to the bank to sign the entrusted loan contracts and complete required procedures when the bank has completed its review process and approves the loan;
●	Product and service advisors then work with the bank to grant the loan to our client. Funds for the loans granted to our client will be transferred from us to the participating bank, and then transferred from such bank to the client’s account.

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After granting loans:

●	Our product and service advisors conduct on-going monitoring and inspections (including initial inspection after granting loans, regular inspections and special inspections after granting the loans) of our clients’ credit status and operations status;
●	Our product and service advisors report any potential risks or red flags uncovered through such monitoring and inspections to the person in charge of entrusted loan activities or our key management in a timely manner, and propose measures to address any of such risks or red flags;
●	We send repayment alerts to clients through SMS messages and telephone calls when the loans are due;
●	If our clients do not repay the loans when they become due, we, together with the commercial bank, on the day following the due date, contact them to inquire about the reasons repayment has not been made, and take appropriate measures, including working with guarantors to ensure prompt repayment;
●	If our client is still unable to repay a loan within ten days of the due date, our general policy is to, together with the bank, visit the errant client and formulate a collection and repayment plan;
●	After 30 days of non-payment, our general policy is to exercise our rights over the collateral or submit such disputes to the People’s Court for adjudication and enforcement.

From the inception of the Company to the end of its fiscal year of 2020, we made a total of $45,514,815, equivalent to the figure at the end of fiscal year 2019 since all loans made in 2019 were entrusted bank loans and US$ direct loans which are not subject to this PBOC restriction, in direct loans to 6 clients with interest rates from 8% to 16%. The terms of these loans were generally for six to twelve months. We earned $6,182,343 in interest for making these loans in 2019.

As advised by our PRC legal counsel, Sino-Integrity Law Firm, such direct lending activities with corporate clients are not in compliance with certain provisions of the Lending General Provisions, under which, the PBOC could impose fines on us and the amount of the potential fine would be no less than one time but no more than five times the gains that we obtained from such direct lending activities. The gains from said lending activities that were subject to PBOC’S regulation were approximately $6.1 million and accordingly, the potential fine would be no less than $6.1 million and no more than $30.5 million. However, pursuant to Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases, private lending contracts relating to direct private lending activities between companies (such as ours) are effective if such lending activities are not part of the ordinary business of the lender. Therefore, according to our PRC legal advisors and based on past practices and recent interpretation of the Supreme People’s Court, it is unlikely PBOC will impose any fines or penalties on us. However, we cannot assure that no such fines or other punitive actions will be taken against us.

We do not foresee interest income from entrusted loans being a major source of revenue for us. As revenue from these (entrusted) loans is historically limited and infrequent, we do not regard such loan activities as a separate line of business. We record the revenue from these loans under “Other Income” in our financial statements.

Our Clients

Our clients are mainly SMEs that need financing to either support or expand their businesses or those of their affiliates overseas. We plan to further expand our client base to large state-owned enterprises. Additionally, we plan to further expand our service portfolio by merging with or acquiring entities already holding other such financial service licenses, such as factoring, microcredit, financial leasing, pawn mortgage and rural banking licenses so that we may expand into providing such services.

During the fiscal year of 2019, less than half of our revenue was originated from clients located in Fujian province because of the relationships our key management has with these clients. Since then, our client base has diversified and presently, less than half our clients are from the Fujian province.

There were no customers contributing more than 10% to the total revenue of the Company for the year ended December 31, 2019. Three customers have outstanding accounts receivable balances that accounts for 44.01%, 19.38% and 17.95% of the total accounts receivable balance as of December 31, 2019, respectively.

Due to the COVID-19 pandemic in 2020, we had no new customers contributing to our revenue. There was only a receipt in advance and revenue recognized in 2020.

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Our Relationships with Partner Banks

By facilitating financial transactions, we help banks and their personnel to their business goals (such as monthly deposit, loan and wealth management products sales targets). We believe this incentivizes banks and their employees to continue their relationship with us and even offer preferential terms to the clients we bring them. Key members of our management have therefore been able to forge and maintain strong relationships with some domestic and overseas banks, including large PRC national banks.

Seasonality

Although we have been in business for only five calendar years since October 2014 and it is difficult to determine the cyclical nature of our business with any certainty, the financial advisory services sector typically slows down towards the end of the calendar year through Chinese New Year where banks and lending institutions typically wind down their lending activities. The financial advisory services business is fairly constant the rest of the year.

IT Infrastructure

We received an ICP license for value-added Internet information services on December 18, 2015. We plan to develop an electronic online platform in stages to initially allow our clients to access to information regarding available financial products, then to track the status of their applications online. Please refer to “Our Strategies” for further information.

Marketing

When the Company first started, approximately 40% of our then existing clients were clients that had previously accepted financial advisory services from Mr. Jianxin Lin and Mr. Jinchi Xu or who had been referred to us directly by such clients. As the Company’s business grows, we are now also relying on our marketing staff to bring in new clients. We believe we are able to obtain new clients through referrals from our existing clients and banks with which we have an ongoing relationship. We intend to continue to focus on referrals as the primary method of new client development. We also intend to enhance our brand recognition and attract potential clients through a variety of marketing methods, including online publicity activities, such as posting information regarding our services and available financial products and services provided by banks on our website, and onsite promotion activities in branches of the banks with whom we work, such as placing promotional pamphlets about our services.

Competition

We operate in an increasingly competitive environment and compete for clients on the basis of service offerings and client services. According to Beijing Han Ding Century Consulting Co., Ltd, a third-party market research firm we commissioned to prepare a report about the financial advisory services in China and our market position therein. It is difficult to locate companies that are providing exactly the same services as we do. However, as a supplement to their primary businesses, many companies, including asset management companies, investment consulting services providers, commercial banks and international factoring companies also provide services similar some of our service segments.

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Based on the report by Beijing Heading Century Consulting Co., Ltd, we believe the following companies are our competitors in the various service lines set forth below:

Generally

SanMei Financial Services Ltd (“SanMei”) –SanMei is a financial service platform that provides financial services such as financial product consulting, customer financial advisory, management consulting, financial information consulting and human resources services. Currently, its business model includes three main modules, namely agency service, financial institutions outsourcing and consulting services. The company mainly provides financial intermediation services to SMEs in Nanan City and small and medium banks in Quanzhou.

Guanqun Chi Cheng Investment Management (Beijing) Co., Ltd (“GCC”) – GCC operates a nationwide platform that provides internet financing, mergers and acquisitions and angel investments to SMEs. Because SMEs usually have limited resources and sales channels, GCC use a method called “combined debt and equity”, which is a combination of financing, equity investment and securitization.

Commercial Payment Advisory Service

Shanghai Lujiazui International Financial Assets Trading Market Inc. (“Lujin”) - Lujin is the only financial assets trading information service platform that runs its practice through the trading platform of the State Counsel of China. It provides investment and financing service to SMEs and individuals. As of January 2014, it had more than 5.7 million registered users. Lujin offers financial instruments beneficial rights transfer information services to financial and non-financial companies. Financial instruments beneficial rights transfer is a process in which the borrowers (usually companies) pledge their bank acceptance bills, and then transfer the beneficial interests to investors. Lujin’s role is an informational intermediary between the holders of bank acceptance bills and the investors.

Shanghai Pulan Financial Service Ltd (“Pulan”) - Pulan is the pilot entity of “financial instrument broker” appointed by the Pudong New Area government. It mainly provides financial instrument brokerage services to SMEs. It provides its clients with discount rates based on regions and banks.

Bida Holdings Group (“Bida”)–Bida invests in various areas, including money brokerage, investment banking, inter-bank bonds, factoring, and pawn shops. Bida aims to build the most efficient capital chain service to connect companies directly with the capital market. Bida has developed many online and offline financial instruments.

International Corporate Financing Advisory Services

China Export & Credit Insurance Corporation (“SinoSure”) - SinoSure is the only contract policy credit insurance business financial institution. SinoRating is SinoSure’s professional consulting entity that provides domestic and overseas clients with financial products and services. Since its establishment in 2002, SinoRating has provided its clients with various high-quality professional credit investigation reports, industry analysis reports, credit rating and risk management consulting services, and overseas investment advisory services. SinoRating uses “Stepping Out” as its service motto to launch its international investment advisory services. Its services include providing information about potential overseas projects, advising on “Stepping Out” policy, estimating risks of overseas projects, providing financing consulting services regarding overseas projects and training services for its “Stepping Out” strategy.

JRF International Factoring Ltd (“JRF”) - JRF focuses its practice on providing services such as account receivable acquisitions, trade finance, receivables collection and management, buyer credit guarantees and other comprehensive international factoring services. JRF joined the International Factors Group in 2009, and in the same year, it became a member of Commercial Finance Associate. In 2012, JRF joined Factors Chain International (FCI), becoming one of the FCI members with other 22 Chinese banks and the first Chinese commercial factoring company that is a member of FCI.

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Xinyin International Commercial Factoring Company (“Xinyin”) - Xinyin mainly provides factoring services that combines trade financing, sales ledger management, accounts receivable management and collection, customer credit investigation and assessment, and credit risk guarantees.

CubeTech Global Asset Information Technology Ltd (“CubeTech”) – CubeTech’s core practice is to provide Chinese institutional investors with a one-stop solution in cross-border investments. The company now has offices in Beijing, Shanghai, New York and London. CubeTech applies mature asset management information technology to cross-border investment management by using the big data method.

Intermediary loan advisory services

The major competitors in this industry include asset management companies and investment guarantees enterprises:

Beijing Liuxing Juntong Information Technology Co., Ltd (Juntong) - Juntong focuses its practice on asset management, investment management and investment consulting services. Juntong first created the real domestic “financial supermarket” model, relying on online loans, financing, investment and financing, insurance, internet banking, as well as offline stores, franchisees, direct sales team and other systems, creating a complete integration of online and offline O2O business model.

Beijing Jiaoguang Yidai Investment Management Ltd (Yidai) -Yidai is a professional investment guarantee company that provides its clients with services such as enterprise operating fund loan, credit loan, consumption loan secured by real properties and second-hand house loan etc.

Lianrong Weiye Investment Guarantee (Beijing) Ltd (Lianrong)-Lianrong specializing in economic contract loan (not including financing loan), investment consulting and investment management services.

Entrusted Loans

We have no data on entrusted loans and who our competitors are as these are largely private loans between commercial entities through banks. These company-to-company loans, known as entrusted lending, have emerged as the fastest-growing part of China’s shadow-banking system, which provides credit outside of formal banking channels. Banks make money by charging fees to both the lending company and the borrower, and they do not record the loans on their balance sheets. (Source: http://www.wsj.com/articles/SB10001424052702304163604579531383712290244)

Factoring Services

We are facing strong competition in the China factoring industry. According to the 2017 Development Report of the Commercial Factoring Industry in China, as of December 31, 2017, there were 8,261 registered factoring companies in China. We expect that the factoring business will continue developing fast in China in the future.  Due to the COVID-19 pandemic prevailing in 2020, the risks of our factoring business may be higher than normal and not justify the returns. We expect that this will be a difficult market to maintain higher margins.

Risk Control

We place great emphasis on risk management and are committed to enhancing our risk management capabilities.

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Risk Management Procedures for Commercial Payment Advisory Services, International Corporate Financing Advisory Services and Intermediary Bank Loan Advisory Services

Although we do not bear any economic risk or credit risk for the loans and/or acceptance bills issued by the bank to our clients, we may be exposed to reputation risk if the borrowers default. The domestic and international banks implement their own risk management procedures in the underwriting of the loans and acceptance bill to the borrowers. The following diagram sets forth our risk management policies and procedures relating to various stages of our commercial payment advisory services, international corporate financing advisory services, and intermediary bank loan advisory services:

Our risk management procedures primarily include the following steps:

●	Examination of preliminary applications by a client manager: A client manager is appointed to collect client materials to verify whether a potential client is in good standing and further understand its credit and asset status. The manager will determine whether such client could meet the bank’s requirements for the financing products the potential client requires. Such materials include, but are not limited to business licenses, organization code certificates, tax registration certificates, bank account opening permits, articles of association, capital verification reports, financial reports and credit report on SAIC’s system;
●	Review by review committee: Our review committee, led by Mr. Jinchi Xu further reviews the materials collected by the client manager to assess the client’s repayment capability and determines whether to accept the client’s application.

Review and execution of service contract:

The client manager prepares our service contract and sends it to our risk management personnel for review from a legal compliance and risk management perspective. Special attention to made to certain provisions such as payment schedule and dispute resolution. The client manager, together with our finance department sign our service contract with the client upon approval by our deputy general manager in charge and general manager. The approval from our deputy general manager and general manager may be dispensed with if the review committee does not report any client deficiencies after two days.

Review of application materials to be submitted to banks to ensure completeness:

In order to facilitate banks’ review and approval process, a product and service advisor is appointed to assist our client in preparing and submitting application materials or any supplementary documents required by banks. The product and service advisor carefully reviews and checks such documents based on the bank’s requirements to ensure the completeness; and

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Payment notification and resolution of any overdue payment:

The client manager tracks the repayment schedule, and sends repayment notices to the client before the due date. In case of any overdue payment, the client manager would contact the client to enquire about the reasons for overdue repayment, and will discuss with clients regarding possible solutions. If the client is still unable to pay our service fees and/or the principal as further agreed, we will, together with the bank, take action, including exercising our rights over collaterals or submitting the dispute to the relevant court for enforcement.

Risk Management Procedures for Loan Activities

We have adopted a set of more stringent risk management procedures for our entrusted loan activities. In addition to the procedures described above which are also applicable to our entrusted loan activities, the risk management procedures for entrusted loan activities also includes:

Registration of collateral: To ensure we are able to exercise our rights over the collateral when a client defaults on repayment of loans, our risk management personnel registers the collateral with the relevant authorities;

Compulsory enforcement notarization: We also arrange to have our entrusted loan agreement notarized so that we are entitled to immediate compulsory enforcement when the client is unable to repay our loans;

On-going monitoring and inspections of client’s credit status: A client manager is appointed to conduct on-going monitoring and inspection of our client’s credit status and use of loan proceeds to ensure timely discovery of any potential credit risks; and

Risk early-warning: The client manager will sends risk alerts to our management when a client’s credit status deteriorates, or if loan proceeds are not used in the way that has been agreed in the contract or a client fails to collect any large amount of receivables.

To control our credit risk and have a better understanding of our client’s credit and operation status, we typically ask a client applying for entrusted loans to provide more supporting documentations to be examined and reviewed by our client manager and review committee.

Intellectual Property

Trademark

Our brand, trade names, trademarks, trade secrets, proprietary database and other intellectual property rights distinguish our products and services from those of our competitors and contribute to our competitive advantage in the financial advisory services industry. We rely on a combination of trademark, copyright and trade secret laws as well as confidentiality agreements with our key employees. We are in the process of applying for three trademarks in China.

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Set forth below is a detailed description of our trademarks as of the date of this proxy statement/prospectus.

Country	Trademark	Application Number	Classes**	Status
Mainland China		23258881	35	In process
Mainland China		20358381	35	Approved
Mainland China		16899757	36	Approved
Mainland China		16899762	36	Approved
Mainland China

27400350,

27400349,

27400348,

27400387,

27400386,

27400385,

27400384,

27400383,

27400382,

27400381,

27400380,

27400379,

27400378,

27400377,

27400376,

27400375,

27400374,

27400373,

27400372,

27400371,

27400370,

27400369,

27400368,

27400367,

27400366,

27400365,

27400364,

27400363,

27400362,

27400361,

27400360,

27400359,

27400358,

27400357,

27400356,

27400355,

27400354,

27400353,

27400352,

27400351,

27421113,

27403009,

27407443,

27414112,

27415183.

			1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41, 42, 43, 44, 45.	In process
Mainland China		21639200	35	In process
Mainland China		20358382	35	In process
Mainland China		29381503	35	In process
Mainland China		29392250	35	In process
Mainland China		29772050, 29772049	9, 36	In process
Mainland China		17728734	42	Approved

**

Class 1:	Chemical Products: Chemicals used in industry, science and photography; unprocessed artificial resins; fire extinguishing compositions, etc.

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Class 2:	Paint: paints, varnishes, lacquers; preservatives against rust and against deterioration of wood; colorants, etc.

Class 3:	Cosmetics and Cleaning Preparations: bleaching preparations and other substances for laundry use, etc.

Class4:	Lubricants and Fuels: industrial oils and greases; lubricants; dust absorbing, wetting and binding compositions, etc.

Class 5:	Pharmaceuticals: pharmaceutical and veterinary preparations; sanitary preparations for medical purposes; dietetic substances adapted for medical use, food for babies, etc.

Class 6:	Metal Goods: common metals and their alloys; metal building materials; transportable buildings of metal; materials of metal for railway tracks, etc.

Class 7:	Machinery: Machines and machine tools; motors and engines (except for land vehicles); machine coupling and transmission components (except for land vehicles); agricultural implements other than hand-operated; incubators for eggs.

Class 8:	Hand Tools: hand tools and implements (hand-operated); cutlery; side arms; razors.

Class 9:	Electrical and Scientific Apparatus: scientific, nautical, surveying, photographic, cinematographic, optical, weighing, measuring, signaling, checking (supervision), life-saving and teaching apparatus and instruments, etc.

Class 10:	Medical Apparatus: surgical, medical, dental and veterinary apparatus and instruments, artificial limbs, eyes and teeth; orthopedic articles; suture materials.

Class 11:	Environmental Control Apparatus: apparatus for lighting, heating, steam generating, cooking, refrigerating, drying, ventilating, water supply and sanitary purposes.

Class 12:	Vehicles: vehicles; apparatus for locomotion by land, air or water.

Class 13:	Firearms: firearms; ammunition and projectiles; explosives; fireworks.

Class 14:	Jewelry: precious metals and their alloys and goods in precious metals or coated therewith, not included in other classes; jewelry, precious stones; horological and chronometric instruments.

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Class 15:	Musical Instruments: musical instruments.

Class 16:	Paper Goods and Printed Matter: Paper, cardboard and goods made from these materials, not included in other classes; printed matter, etc.

Class 17:	Rubber Goods: Rubber, gutta-percha, gum, asbestos, mica and goods made from these materials and not included in other classes; plastics in extruded form for use in manufacture; packing, stopping and insulating materials; flexible pipes, not of metal.

Class 18:	Leather and imitations of leather, and goods made of these materials and not included in other classes; animal skins, hides; trunks and travelling bags; umbrellas, parasols and walking sticks; whips, harness and saddlery.

Class 19:	Nonmetallic Building Materials: building materials (non-metallic); non-metallic rigid pipes for building; asphalt, pitch and bitumen; non-metallic transportable buildings; monuments, not of metal.

Class 20:	Furniture and Articles not Otherwise Classified: Furniture, mirrors, picture frames; goods (not included in other classes) of wood, cork, reed, cane, wicker, horn, bone, ivory, whalebone, etc.

Class 21:	Housewares and Glass: Household or kitchen utensils and containers; combs and sponges; brushes (except paint brushes); brush-making materials; articles for cleaning purposes; steel wool, etc.

Class 22:	Cordage and Fibers: Ropes, string, nets, tents, awnings, tarpaulins, sails, sacks and bags (not included in other classes); padding and stuffing materials (except of rubber or plastics); raw fibrous textile materials.

Class 23:	Yarns and Threads: Yarns and threads, for textile use.

Class 24:	Fabrics: Textiles and textile goods, not included in other classes; bed and table covers.

Class 25:	Clothing: clothing, footwear, headgear.

Class 26:	Fancy Goods: Lace and embroidery, ribbons and braid; buttons, hooks and eyes, pins and needles; artificial flowers.

Class 27:	Floor Coverings: Carpets, rugs, mats and matting, linoleum and other materials for covering existing floors; wall hangings (non-textile).

Class 28:	Toys and Sporting Goods: Games and playthings; gymnastic and sporting articles not included in other classes; decorations for Christmas trees.

Class 29:	Meats and Processed Foods: Meat, fish, poultry and game; meat extracts; preserved, frozen, dried and cooked fruits and vegetables; jellies, jams, compotes; eggs, milk and milk products; edible oils and fats.

Class 30:	Staple Foods: Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder; salt, mustard; vinegar, sauces (condiments); spices; ice.

Class 31:	Natural Agricultural Products: Agricultural, horticultural and forestry products and grains not included in other classes; live animals; fresh fruits and vegetables; seeds, natural plants and flowers; foodstuffs for animals, malt.

Class 32:	Light Beverages: Beers; mineral and aerated waters and other non-alcoholic drinks; fruit drinks and fruit juices; syrups and other preparations for making beverages.

Class 33:	Wine and Spirits: Alcoholic beverages (except beers).

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Class 34:	Smokers’ Articles: Tobacco; smokers’ articles; matches.

Class 35:	Advertising; business management; business administration; office functions.

Class 36:	Insurance and Financial: Insurance; financial affairs; monetary affairs; real estate affairs.

Class 37:	Building Construction and Repair: Building construction; repair; installation services.

Class 38:	Telecommunications: telecommunications.

Class 39:	Transportation and Storage: Transport; packaging and storage of goods; travel arrangement.

Class 40:	Treatment of Materials: Treatment of materials.

Class 41:	Education and Entertainment: Education; providing of training; entertainment; sporting and cultural activities.

Class 42:	Computer and Scientific: Scientific and technological services and research and design relating thereto; industrial analysis and research services; design and development of computer hardware and software.

Class 43:	Hotels and Restaurants: Services for providing food and drink; temporary accommodation.

Class 44:	Medical, Beauty & Agricultural: Medical services; veterinary services; hygienic and beauty care for human beings or animals; agriculture, horticulture and forestry services.

Class 45:	Personal: Legal services; security services for the protection of property and individuals; personal and social services rendered by others to meet the needs of individuals.

Copyrights

We have registered our copyrights with the National Copyright Administration of the People’s Republic of China. Set forth below is a detailed description of our copyrights as of the date of this proxy statement/prospectus.

Country	Copyrights	Registration Number	Status
Mainland China	Quantum Compass Supply Chain Financial Credit Audit System V2.0	2018SR403735	Approved

Mainland China	Quantum Compass Supply Chain Financial Business Support System V2.0	2018SR40479	Approved

Mainland China	Quantum Compass Medical Enterprise Invoicing Management System V1.0	2018SR405088	Approved

Mainland China	Fuhui Factoring Online Supply Chain Finance Investment and Financing Platform Computer Software V2.0	2018SR405073	Approved

Mainland China	Fuhui Factoring Online Supply Chain Finance Investment and Finance IOS Platform System V1.0.4	2018SR403752	Approved

Mainland China	Fuhui Factoring Online Supply Chain Finance Investment and Financing Android Platform System V1.0.4	2018SR403741	Approved

Mainland China	Sheng Yin Enterprises Public Financing Transactions Consulting Platform V1.0	2018SR480963	Approved

Mainland China	Fei Hai Big Data Assets Integration Commercial Platform (Fei Hai) V2.0	2018SR480280	Approved

Mainland China	Ying Xin STEAM Education Social Advertising Platform V2.0	2018SR480274	Approved

Mainland China	Ying Xin Content Publication Management Platform (Ying Xin Publication Platform) V2.0	2018SR478786	Approved

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Domain Name

We have one registered domain name, www.hudsoncapitalusa.com.

Insurance

We participate in government sponsored social security programs including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We do not maintain business interruption insurance, casualty insurance on our assets or key-man life insurance. We consider our insurance coverage to be in line with that of other financial advisory service companies of similar size in China.

Regulation

We operate in an increasingly complex legal and regulatory environment. We are subject to a variety of PRC and foreign laws, rules and regulations across a number of aspects of our business. This section summarizes the principal PRC laws, rules and regulations relevant to our business and operations. Areas in which we are subject to laws, rules and regulations outside of the PRC include data protection and privacy, consumer protection, content regulation, intellectual property, competition, taxation, anti-money laundering and anti-corruption. See “Risk Factors — Risks Related to Our Business and Industry — the laws and regulations governing the financial advisory service industry in China are developing and evolving and subject to changes. If our practice is deemed to violate any PRC laws or regulations, our business, financial conditions and results of operations would be materially and adversely affected.”

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Our online commerce business is classified as value-added telecommunication businesses by the PRC government. Current PRC laws, rules and regulations restrict foreign ownership in value-added telecommunication services. As a result, we operate our online commerce business and other business in which foreign investment is restricted or prohibited through our variable interest entity, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd, which is owned by PRC citizens and holds all licenses associated with these businesses.

The applicable PRC laws, rules and regulations governing value-added telecommunication services may change in the future. We may be required to obtain additional approvals, licenses and permits and to comply with any new regulatory requirements adopted from time to time. Moreover, substantial uncertainties exist with respect to the interpretation and implementation of these PRC laws, rules and regulations. See “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.”

Regulation on Wholly Foreign Owned Enterprises and Foreign Investment Restrictions

The Wholly Foreign owned Enterprise Law of the PRC promulgated by the Standing Committee of the Nation People’s Congress (“SCNPC”), effective in 1986 and as amended in 2000 and 2016, and the Implementation Rules of the Wholly Foreign Owned Enterprise Law of the PRC promulgated by the State Council, effective in 1990 and as amended in 2001 and 2014, regulate the establishment, approval, registered capital and day-to-day operational matters of wholly foreign owned enterprises, such as HKSQ VIE’s PRC subsidiary, BYYNT.

On September 3, 2016, SCNPC promulgated the Decision on Revising the Law of the PRC on Foreign-invested Enterprises and Other Three Laws, effective on October 1, 2016. Accordingly, on October 8, 2016, the MOFCOM promulgated the Interim Measures for Record-filing Administration of the Establishment and Change of Foreign-invested Enterprises. Pursuant to above decision and the interim measure, for establishment and change of foreign-invested enterprises (including wholly foreign owned enterprises) not involving special market entry management measures, the filing administration shall replace previous examination and approval administration.

The Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which is promulgated by the Ministry of Commerce and the National Development and Reform Commission and governs investment activities in the PRC by foreign investors. The Catalogue divides industries into three categories — “encouraged,” “restricted,” and “prohibited” for foreign investment. Industries not listed in the Catalogue are generally deemed as falling into a fourth category, “permitted.”

Our financial advisory services fall under the permitted category. Our PRC variable interest entity, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd holds all material approvals required for our financial advisory services operations.

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However, industries such as value-added telecommunication services, including internet information services, are restricted from foreign investment. As such, our ICP license is held by our variable interest entity, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd, which is owned by Mr. Jianxin Lin and Mr. Shaoyong Huang (collectively, the “SYX Shareholders”), both of whom are PRC nationals.

The Catalogue does not apply to our companies registered and domiciled in the British Virgin Islands and Hong Kong and operate outside China.

On December 23, 2018, the State Council submitted the draft version of the Foreign Investment Law to the Standing Committee of the National People’s Congress, which was promulgated by the National People’s Congress on its official site on December 26, 2018 for public consultation until February 24, 2019. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which will come into effect on January 1, 2020 and replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. For instance, under the Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Though it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangement would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations

Regulation of Telecommunications and Internet Information Services

Regulation of Telecommunications Services

Under the Telecommunications Regulations of the PRC, or the Telecommunications Regulations, promulgated on September 25, 2000 by the State Council of the PRC, a telecommunication services provider in China must obtain an operating license from the Ministry of Industry and Information Technology, or the MIIT, or its provincial counterparts. The Telecommunications Regulations categorize all telecommunication services in China as either basic telecommunications services or value-added telecommunications services. Our online electronic platform commerce business is classified as value-added telecommunications services.

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Foreign investment in telecommunications businesses is governed by the State Council’s Administrative Rules for Foreign Investments in Telecommunications Enterprises, issued by the State Council on December 11, 2001 and amended on September 10, 2008, under which a foreign investor’s beneficial equity ownership in an entity providing value-added telecommunications services in China is not permitted to exceed 50%. In addition, for a foreign investor to acquire any equity interest in a business providing value-added telecommunications services in China, it must demonstrate a positive track record and experience in providing such services. The MIIT’s Notice Regarding Strengthening Administration of Foreign Investment in Operating Value-Added Telecommunication Businesses, or the MIIT Notice, issued on July 13, 2006 prohibits holders of these services licenses from leasing, transferring or selling their licenses in any form, or providing any resource, sites or facilities, to any foreign investors intending to conduct such businesses in China.

In addition to restricting dealings with foreign investors, the MIIT Notice contains a number of detailed requirements applicable to holders of value-added telecommunications services licenses, including that license holders or their shareholders must directly own the domain names and trademarks used in their daily operations and each license holder must possess the necessary facilities for its approved business operations and maintain such facilities in the regions covered by its license, including maintaining its network and providing Internet security in accordance with the relevant regulatory standards. The MIIT or its provincial counterpart has the power to require corrective actions after it discovers any non-compliance of the license holders, and where such license holders fail to take such steps, the MIIT or its provincial counterpart has the power to revoke the value-added telecommunications services licenses.

Regulation of Internet Information Services

As a subsector of the telecommunications industry, Internet information services are regulated by the Administrative Measures on Internet Information Services, or the ICP Measures, promulgated on September 25, 2000 by the State Council and amended on January 8, 2011. “Internet information services” are defined as services that provide information to online users through the internet. Internet information services providers, also called Internet content providers, or ICPs, that provide commercial services are required to obtain an operating license from the MIIT or its provincial counterpart.

To the extent the internet information services provided relate to certain matters, including news, publication, education or medical and health care (including pharmaceutical products and medical equipment), approvals must also be obtained from the relevant industry regulators in accordance with the laws, rules and regulations governing those industries.

Regulation of Internet Content

The PRC government has promulgated measures relating to Internet content through various ministries and agencies, including the MIIT, the News Office of the State Council, the Ministry of Culture and the General Administration of Press and Publication. In addition to various approval and license requirements, these measures specifically prohibit internet activities that result in the dissemination of any content which is found to contain pornography, promote gambling or violence, instigate crimes, undermine public morality or the cultural traditions of the PRC or compromise State security or secrets. ICPs must monitor and control the information posted on their websites. If any prohibited content is found, they must remove such content immediately, keep a record of it and report to the relevant authorities. If an ICP violates these measures, the PRC government may impose fines and revoke any relevant business operation licenses.

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Regulation of Internet Security

The Decision in Relation to Protection of the Internet Security enacted by the SCNPC on December 28, 2000 provides that the following activities conducted through the Internet are subject to criminal punishment:

●	gaining improper entry into a computer or system of strategic importance;

●	disseminating politically disruptive information or obscenities;

●	leaking State secrets;

●	spreading false commercial information; or

●	infringing intellectual property rights.

The Administrative Measures on the Security Protection of Computer Information Network with International Connections, issued by the Ministry of Public Security on December 16, 1997 and amended on January 8, 2011, prohibit the use of the Internet in a manner that would result in the leakage of State secrets or the spread of socially destabilizing content. If a value-added telecommunications services license holder violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites.

Regulation Relating to Privacy Protection

Under the ICP Measures, ICPs are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes upon the lawful rights and interests of others. Depending on the nature of the violation, ICPs may face criminal charges or sanctions by PRC security authorities for such acts, and may be ordered to suspend temporarily their services or have their licenses revoked.

Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT on December 29, 2011, ICPs are also prohibited from collecting any user personal information or providing any such information to third parties without the consent of a user. ICPs must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for its services. ICPs are also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, ICPs must take remedial measures immediately and report any material leak to the telecommunications regulatory authority.

In addition, the Decision on Strengthening Network Information Protection promulgated by the Standing Committee of the National People’s Congress on December 28, 2012 emphasizes the need to protect electronic information that contains individual identification information and other private data. The decision requires ICPs to establish and publish policies regarding the collection and use of personal electronic information and to take necessary measures to ensure the security of the information and to prevent leakage, damage or loss. Furthermore, MIIT’s Rules on Protection of Personal Information of Telecommunications and Internet Users promulgated on July 16, 2013 contain detailed requirements on the use and collection of personal information as well as the security measures to be taken by ICPs.

The PRC government retains the power and authority to order ICPs to provide an Internet user’s personal information if such user posts any prohibited content or engages in any illegal activities through the Internet.

Regulations Relating to Intellectual Property Rights

Patent. Patents in the PRC are principally protected under the Patent Law of the PRC. The duration of a patent right is either 10 years or 20 years from the date of application, depending on the type of patent right.

Copyright. Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Trademark. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the SAIC. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of such trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

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Domain names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Anti-counterfeiting Regulations

According to the Trademark Law of the PRC, counterfeit or unauthorized production of the label of another person’s registered trademark, or sale of any label that is counterfeited or produced without authorization will be deemed as an infringement of the exclusive right to use a registered trademark. The infringing party may also be held liable for damages suffered by the owner of the intellectual property rights, which will be equal to the gains obtained by the infringing party or the losses suffered by such owner as a result of the infringement, including reasonable expenses incurred by such owner in connection with enforcing its rights.

In addition, under the Administrative Measures for Online Trading issued by the SAIC on January 26, 2014, as an operator of a commercial platform, we must adopt measures to ensure safe online transactions, protect consumers’ rights and prevent trademark infringement.

Regulations on Tax

PRC Enterprise Income Tax

The PRC enterprise income tax, or EIT, is calculated based on the taxable income determined under the applicable EIT Law and its implementation rules, which became effective on January 1, 2008. The EIT Law imposes a uniform enterprise income tax rate of 25% on all resident enterprises in China, including foreign-invested enterprises.

Uncertainties exist with respect to how the EIT Law applies to our tax residence status and our offshore subsidiaries. Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise, the only official guidance for this definition currently available is set forth in Circular 82 issued by the State Administration of Taxation, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder.

According to Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met:

●	the primary location of the day-to-day operational management is in the PRC;
●	decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC;
●	the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders meeting minutes are located or maintained in the PRC; and
●	50% or more of voting board members or senior executives habitually reside in the PRC.

We believe that we meet the conditions outlined in the immediately preceding paragraph and should be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in Circular 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status. See “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.”

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In the event that we or any of our offshore subsidiaries is considered to be a PRC resident enterprise: (1) we or our offshore subsidiaries, as the case may be, may be subject to the PRC enterprise income tax at the rate of 25% on our worldwide taxable income; (2) dividend income that we or our offshore subsidiaries, as the case may be, receive from our PRC subsidiaries may be exempt from the PRC withholding tax; and (3) dividends paid to our overseas shareholders who are non-PRC resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as PRC-sourced income and as a result be subject to PRC withholding tax at a rate of up to 10%, and similarly, dividends paid to our overseas shareholders who are non-PRC resident individuals, as well as gains realized by such shareholders from the transfer of our shares, may be regarded as PRC-sourced income and as a result be subject to PRC withholding tax at a rate of 20%, subject to the provision of any applicable agreement for the avoidance of double taxation.

Under SAT Circular 698 and Bulletin 7, if a non-resident enterprise transfers “PRC taxable assets” of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas non-public holding company without reasonable commercial purpose, the parties involved in the indirect transfer of the PRC taxable assets and the PRC resident enterprise whose equity is transferred indirectly, may report such equity transfer matter to the PRC competent tax authority of the PRC resident enterprise. The PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such disposition may be subject to a PRC withholding tax rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price which is not on an arm’s length basis and results in reducing the taxable income, the relevant tax authority has the power to make a reasonable adjustment as to the taxable income of the transaction. Circular 698 was retroactively effective on January 1, 2008. On February3, 2015, the State Administration of Taxation released SAT Bulletin 7 to amend and clarify several issues related to Circular 698. According to SAT Bulletin7, the term “PRC taxable assets” includes assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises; and when determining whether there is a “reasonable commercial purpose” of the transaction arrangement, factors to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. If Circular 698 and Bulletin 7 were determined by the tax authorities to be applicable to us, our offshore subsidiaries and our non-resident enterprise investors, we, our offshore subsidiaries and our non-resident enterprise investors might be required to expend valuable resources to comply with this circular, which may materially and adversely affect us or our non-resident enterprise investors. See “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or other assets attributable to a PRC establishment of a non-PRC company.”

Under applicable PRC laws, payers of PRC-sourced income to non-PRC residents are generally obligated to withhold PRC income taxes from the payment. In the event of a failure to withhold, the non-PRC residents are required to pay such taxes on their own. Failure to comply with the tax payment obligations by the non-PRC residents will result in penalties, including full payment of taxes owed, fines and default interest on those taxes.

PRC Value-added Tax

Pursuant to the Pilot Measure for Imposition of Value-Added Tax to Replace Business Tax for Transport and Shipping Industry and Some of the Modern Service Industries, promulgated by the Ministry of Finance and the State Administration of Taxation on November 16, 2011 (the “PilotMeasure”),any entity or individual conducting business in some modern service industry, such as the service we are engaging in, is generally required to pay a value-added tax, or VAT, at the rate of 6% on the revenues generated from providing such services. A taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided.

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On March 30, 2016, the Ministry of Finance and the State Administration of Taxation promulgated the Notice of the Ministry of Finance and the State Administration of Taxation on Overall Implementation of the Pilot Program of Replacing Business Tax with Value-added Tax. Pursuant to this notice, from May 1, 2016, a value-added tax will generally be imposed to replace the business tax in the construction industry, real estate industry, finance industry, consumer service industry and other industries on a nationwide basis.

Regulations Relating to Foreign Exchange and Dividend Distribution

Foreign Exchange Regulation

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, may be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans or foreign currency is to be remitted into China under the capital account, such as a capital increase or foreign currency loans to our PRC subsidiaries.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. The Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment promulgated by SAFE on February 28, 2015, or SAFE Circular 13, further abolished SAFE’s administrative examination and approval with respect to the verification and approval of foreign exchange registration under domestic direct investment and overseas direct investment. Instead, banks shall directly examine and process the said foreign exchange registration in accordance with relevant regulations issued by SAFE. Thereafter, SAFE and its branches shall indirectly administer the said foreign exchange registration via banks.

On March 30, 2015, SAFE promulgated the Circular on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises, or SAFE Circular 19, regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into RMB by restricting following purposes that the converted RMB may not be used:(i)the converted RMB cannot be used for expenditure beyond business scope of the foreign-invested enterprise or expenditure prohibited by PRC laws and regulations; (ii) the converted RMB cannot be used for investment in securities, unless otherwise prescribed by PRC laws and regulations; (iii) the converted RMB cannot be used for disbursing RMB entrusted loans (unless permitted under its business scope), repaying inter-corporate borrowings (including third-party advances) and repaying RMB bank loans that have been sub-lent to third parties; or (iv) the converted RMB cannot be used for the expenses related to the purchase of real estate not for self-use, unless the foreign-invested enterprise is a foreign-invested real estate enterprise.

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We typically do not need to use our offshore foreign currency to fund our PRC operations. In the event we need to do so, we will apply to conduct the relevant procedure of SAFE and other PRC government authorities as necessary.

SAFE Circular 37

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligation. However, we may not be aware of the identities of all our beneficial owners who are PRC residents. In addition, we do not have control over our beneficial owners and cannot assure you that all of our PRC resident beneficial owners will comply with SAFE Circular 37. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37 or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or amend the registration may also limit our ability to contribute additional capital to our PRC subsidiaries or receive dividends or other distributions from our PRC subsidiaries or other proceeds from disposal of our PRC subsidiaries, or we may be penalized by SAFE.

Share Option Rules

Under the Administration Measures on Individual Foreign Exchange Control issued by the PBOC on December 25, 2006, all foreign exchange matters involved in employee share ownership plans and share option plans in which PRC citizens participate require approval from SAFE or its authorized branch. Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In addition, under the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Share Incentive Plans of Overseas Publicly-Listed Companies, or the Share Option Rules, issued by SAFE on February 15, 2012, PRC residents who are granted shares or share options by companies listed on overseas stock exchanges under share incentive plans are required to (i) register with SAFE or its local branches, (ii) retain a qualified PRC agent, which may be a PRC subsidiary of the overseas listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the share incentive plans on behalf of the participants, and (iii) retain an overseas institution to handle matters in connection with their exercise of share options, purchase and sale of shares or interests and funds transfers. We will make efforts to comply with these requirements upon completion of our initial public offering.

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Regulation of Dividend Distribution

The principal laws, rules and regulations governing dividend distribution by foreign-invested enterprises in the PRC are the Company Law of the PRC, as amended, the Wholly Foreign-owned Enterprise Law and its implementation regulations and the Chinese-foreign Equity Joint Venture Law and its implementation regulations. Under these laws, rules and regulations, foreign-invested enterprises may pay dividends only out of their accumulated profit, if any, as determined in accordance with PRC accounting standards and regulations. Both PRC domestic companies and wholly-foreign owned PRC enterprises are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of such reserves reaches 50% of their registered capital. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

M&A Rules and Overseas Listings

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, issued by six PRC governmental and regulatory agencies, including the MOFCOM and the CSRC, on August 8, 2006 and amended on June 22, 2009, require that a SPV formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC in the event that the SPV acquires equity interests in the PRC companies in exchange for the shares of offshore companies.

The application of the M&A Rules remains unclear. Our PRC counsel, Sino-Integrity Law Firm, has advised us that, under current PRC laws, rules and regulations and the M&A Rules, prior approval from the CSRC is not required under the M&A Rules for our initial public offering because (i) BYYNT was established by means of direct investment, rather than by merger or acquisition of the equity interest or assets of any “Domestic Company” as defined under the M&A Rules, and (ii) no provision in the M&A Rules classifies the contractual arrangements between BYYNT and Sheng Ying Xin as a type of transaction which is subject to the M&A Rules. However, as there has been no official interpretation or clarification of the M&A Rules, there is uncertainty as to how these rules will be implemented in practice. See “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ordinary shares, and could also create uncertainties for this offering.”

Labor Laws and Social Insurance

Pursuant to the PRC Labor Law and the PRC Labor Contract Law, employers must execute written labor contracts with full-time employees. All employers must comply with local minimum wage standards. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in the imposition of fines and other administrative and criminal liability in the case of serious violations.

In addition, according to the PRC Social Insurance Law, employers in China must provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing funds.

Organization structure.

The following is a list of our principal subsidiaries and consolidated affiliated entities as of the date of this proxy statement/prospectus:

Name	Place of Formation	Relationship

Hongkong Internet Financial Services Limited	Hong Kong	Wholly-owned subsidiary

Beijing Yingxin Yijia Network Technology Co., Ltd	People’s Republic of China	Consolidated affiliated entity
Hongkong Shengqi Technology Limited	Hong Kong	Consolidated affiliated entity

Hudson Capital USA Inc.	New York	Wholly-owned subsidiary

Sheng Ying Xin (Beijing) Management Consulting Co., Ltd	People’s Republic of China	Consolidated affiliated entity

Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd	People’s Republic of China	Consolidated affiliated entity

Fu Hui (Shenzhen) Commercial Factoring Co., Ltd	People’s Republic of China	Consolidated affiliated entity

CIFS (Xiamen) Financial Leasing Co., Ltd.	People’s Republic of China	Wholly-owned subsidiary

Fu Hui (Xiamen) Commercial Factoring Co., Ltd.	People’s Republic of China	Consolidated affiliated entity

Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd.	People’s Republic of China	Consolidated affiliated entity

Hangzhou Yuchuang Investment Partnership	People’s Republic of China	Consolidated affiliated entity

Hudson Capital Merger Sub I Inc.	Delaware	Wholly-owned subsidiary

Hudson Capital Merger Sub II Inc.	Delaware	Wholly-owned subsidiary

Hudson Capital Holding Co.	Delaware	Indirect wholly-owned subsidiary

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We are a holding company incorporated under the laws of British Virgin Islands on September 28, 2015. On October 7, 2015, we incorporated Hongkong Internet Financial Services Limited (“HKIFS”) in Hong Kong SAR. HKIFS, in turn, incorporated Beijing Yingxin Yijia Network Technology Co., Ltd (“BYYNT”) in the People’s Republic of China with a registered capital of RMB1,000,000 (approximately $150,375.94) on December 31, 2015. BYYNT has entered into a series of contractual agreements with Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (“Sheng Ying Xin” or “SYX”), a company incorporated in the People’s Republic of China on September 16, 2014. Sheng Ying Xin was originally incorporated as Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd and later changed its name to Sheng Ying Xin (Beijing) Management Consulting Co., Ltd on February 17, 2016. Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd, as it was then known, was initially incorporated with a registered capital of RMB 45,000,000 (approximately $6,766,917.29). Its registered capital was later increased to RMB 150,000,000(approximately $22,556,390.98) on June 30, 2015 but later reduced to RMB 50,000,000 (approximately $7,518,796.99) on April 25, 2016. On December 29, 2016, Sheng Ying Xin incorporated Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”) in the People’s Republic of China with a registered capital of RMB 5,000,000 (approximately, $726,665), which capital has to be contributed in full by December 31, 2026. The legal representative of Kashgar SYX is Mr. Shaoyong Huang, who is also a 1% nominee equity shareholder of Sheng Ying Xin on behalf of Mr. Jianxin Lin.

On March 10, 2017, Sheng Ying Xin incorporated Fu Hui (Shenzhen) Commercial Factoring Co., Ltd. (“FuhuiSZ”) in the People’s Republic of China. FuhuiSZ mainly provides supply chain financing services to commercial enterprises. On September 19, 2017, Sheng Ying Xin Incorporated Yingda Xincheng (Beijing) Insurance Broker Co., Ltd. (“Ying Da Xin Cheng”) in the People’s Republic of China with a registered capital of RMB 50,000,000 (approximately, $7,518,796.99). Ying Da Xin Cheng will mainly focus on providing insurance brokerage services.

On November 23, 2017, Sheng Ying Xin acquired Beijing Anytrust Science & Technology Co., Ltd. (“Anytrust”). Anytrust is a limited company incorporated on June 9, 2014 in the People’s Republic of China with a registered capital of RMB 7.5 million (approximately $1.19 million). Anytrust was a “big data” company providing data infrastructure design, big data access and analytics, and document automation for enterprises and government agencies with customers including Tianhong Asset Management, Yinhua Fund Management and BAIC Motor, etc.

Our acquisition of Anytrust was part of our overall strategy to focus on providing FinTech services and products in our next stage of growth. In early 2018, Anytrust launched the beta version of AnyInfo, a vertical search engine and big data platform covering a broad range of publicly available data of over 30 million enterprises in China. In September 2018, Anytrust launched the AnyInfo Enterprise Edition of its big data analysis and A.I. report services to promote its ability to generate customized segment/industry and company profiles to its users.

However, in spite of our efforts, revenue attributed to the provision of such products and services by Anytrust was approximately only $546,303 in 2018. By contrast, its overheads had ballooned to approximately $2.6 million and we were losing approximately $0.3 million per month in Anytrust. By December 2018, we determined that Anytrust was no longer a commercially viable entity as it was technically insolvent. We had tried to stem our losses through 2018 and by then, we had only 3 employees from an original 89 when we acquired Anytrust.

We also determined it in our best interest to transfer our equity interest in Anytrust to our former Chief Executive Officer, Mr. Jianxin Lin, who had expressed interest in assuming Anytrust and rehabilitating it. In order to incentivize the transfer, we decided to write down all the debts owed by Anytrust to Sheng Ying Xin, totaling RMB 20,532,400 (approximately $3,059,970) and transferring the equity interest to Mr. Lin for no consideration because we had determined that this debt was uncollectible and irrecoverable. The equity transfer was completed December 30, 2018.

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On May 25, 2018, Hongkong Internet Financial Services Limited incorporated CIFS (Xiamen) Financial Leasing Company to provide financial leasing services and equipment purchase financing to commercial enterprises. CIFS (Xiamen) Financial Leasing Company did not have any revenue in 2018.

On May 25, 2018, Sheng Ying Xin incorporated Fuhui (Xiamen) Commercial Factoring Co., Ltd. (“FuhuiXM”) to provide factoring services to commercial enterprises in Xiamen. Its registered capital is RMB28 million (approximately $4.14 million).

On July 11, 2018, Sheng Ying Xin incorporated Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd (“Zhizhen”), to provide investment research services. Zhizhen did not have any operations in 2018.

On July 25, 2018, Sheng Ying Xin formed Hangzhou Yuchuang Investment Partnership (“Hangzhou Yuchuang”), in which it owns 100% of the equity interest. Hangzhou Yuchuang is an investment vehicle for our strategic investing activities. Its registered capital is RMB 5.77 million (approximately $0.84 million).

On September 2, 2019, Hongkong Shengqi Technology Limited (“HKSQ”) became a shareholder of BYYNT. HKSQ was incorporated in Hong Kong on August 29, 2019. Mr. Jianxin Lin is the sole shareholder of HKSQ. On September 26, 2019, a series of agreements were entered into among HKIFS, HKSQ and its shareholder (the “HKSQ VIE Agreements”). As a result of the HKSQ VIE Agreements, HKIFS become the primary beneficiary of HKSQ.

On April 9, 2020, we incorporated Hudson Capital USA Inc. in NewYork as a wholly-owned subsidiary.

On September 9, 2020, we incorporated Hudson Capital Merger Sub I Inc. in Delaware, which in turn incorporated Hudson Capital Merger Sub I Inc. in Delaware as a wholly-owned subsidiary.

The contractual agreements between BYYNT and Sheng Ying Xin essentially confer control and management as well as the economic benefits of Sheng Ying Xin onto BYYNT. In spite of the shareholder change in BYYNT, we are able to retain full control and management over Sheng Ying Xin and are still entitled to substantially all of the economic benefits of BYYNT through the HKSQ VIE Agreements.

Accordingly, the results of operations, assets and liabilities of BYYNT and Sheng Ying Xin have been included in the accompanying consolidated financial statements. Because we are a holding company that manages Sheng Ying Xin though a series of contractual arrangements, our consolidated financial statements are essentially those of BYYNT and Sheng Ying Xin’s as we are conferred their economic benefits.

Hudson’s shareholders do not own shares of Sheng Ying Xin. Instead they hold shares of a shell company issuer that maintains service agreements with an associated operating company. The business of Hudson Capital, Inc. (as it is known today) is that of providing management services to Sheng Ying Xin, our PRC variable interest entity, which in turn, is in the business of providing financial advisory services.

In the opinion of Sino-Integrity Law firm, our PRC counsel, the ownership structures of BYYNT and Sheng Ying Xin, do not and will not violate any applicable PRC law, regulation or rule currently in effect based on the current interpretation of those law, regulation or rule; and the contractual arrangements between our wholly-foreign owned enterprise, our variable interest entities and their respective equity holders governed by PRC law are valid, binding and enforceable in accordance with their terms and applicable PRC laws and regulations currently in effect and will not violate any applicable PRC law, rule or regulation currently in effect based on the current interpretation of those law, regulation or rule. We also do not require the approval of the People’s Republic of China government to be listed on the Nasdaq Capital Market.

We presently provide almost all our financial advisory services through Sheng Ying Xin and its subsidiary, Kashgar SYX although we have historically generated all our revenue through Sheng Ying Xin. In 2018, we generated a small portion of our total revenue (approximately $0.54 million) from the provision of technical services by Anytrust, which is basically the provision of financial data services to financial institutions, and $0.5 million from the provision of factoring services by FuhuiSZ and FuhuiXM.

Contractual Arrangements among Our Wholly-foreign Owned Enterprise, Variable Interest Entity and the Variable Interest Entity Equity Holders

We are a British Virgin Islands company and HKSQ’s wholly owned PRC subsidiary, Beijing Yingxin Yijia Network Technology Co., Ltd is a wholly foreign-owned enterprise (“BYNNT”). British Virgin Islands companies and wholly foreign owned PRC enterprises are restricted from holding certain licenses related to the online information service and conduct of value-added telecommunication services in China.

We are implementing our “Plus Internet” strategy by developing an online electronic platform in stages to allow our clients to firstly access information regarding available financial products and services and then later track their loan application status. Because this would fall under the provision of online information service and conduct of value-added telecommunication services in China, we would be subject to significant restrictions under current PRC laws and regulations. The PRC government regulates internet access, the distribution of online information in China through strict business licensing requirement and other government regulations.

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Accordingly, we, through Sheng Ying Xin (Beijing) Management Consulting Co., Ltd, applied for and received an Internet Content Provider (“ICP”) license for value-added Internet information services on December 18, 2015.

The registered shareholders of Sheng Ying Xin are Mr. Jianxin Lin and Mr. Shaoyong Huang (collectively, the “SYX Shareholders”). Neither we nor our subsidiaries own any equity interest in Sheng Ying Xin. Instead, we control and receive the economic benefits of Sheng Ying Xin’s business operation through a series of contractual arrangements. WFOE, Sheng Ying Xin and its shareholders entered into a series of contractual arrangements, also known as PRC VIE Agreements, on April 26, 2016. The PRC VIE Agreements are designed to provide BYYNT with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Sheng Ying Xin, including absolute control rights and the rights to the assets, property and revenue of Sheng Ying Xin. According to our Chinese counsel, Sino-Integrity Law Firm, the PRC VIE Agreements constitute valid and binding obligations of the parties to such agreements, and are enforceable and valid in accordance with the laws of the PRC. According to the Exclusive Business Cooperation Agreement, Sheng Ying Xin is obligated to pay service fees to BYYNT approximately equal to the net income of Sheng Ying Xin.

Other than the ICP license and other licenses and approvals for businesses in which foreign ownership is restricted or prohibited held by our variable interest entity, Sheng Ying Xin, we hold our material assets in, and conduct our material operations through Sheng Ying Xin and generate all our revenue from it. We plan to gradually transition our financial advisory services, which is not subject to foreign ownership restrictions to BYYNT over time. Presently, we rely on the PRC VIE Agreements to capture the profits and associated cash flow from operations to transfer such cash flow from the Sheng Ying Xin to BYYNT.

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Each of the PRC VIE Agreements referenced on page 13 is described in detail below:

Contract that enables us to receive substantially all of the economic benefits from the variable interest entity

Exclusive Business Cooperation Agreement

Pursuant to the SYX Exclusive Business Cooperation Agreement between Sheng Ying Xin and BYYNT, BYYNT provides Sheng Ying Xin with technical support, financing support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis and to the extent permissible under the PRC laws, utilizing its advantages in technology, human resources, and information. For services rendered to Sheng Ying Xin by BYYNT under this agreement, BYYNT is entitled to collect a service fee on a monthly basis, which is approximately equal to the net income of Sheng Ying Xin.

The SYX Exclusive Business Cooperation Agreement shall remain in effect for ten years unless it is terminated by BYYNT with 30-day prior notice. Sheng Ying Xin does not have the right to terminate the agreement unilaterally. BYYNT may unilaterally extend the term of this agreement with prior written notice.

The sole director and president of BYYNT, Mr. Jianxin Lin, is currently managing Sheng Ying Xin pursuant to the terms of the SYX Exclusive Business Cooperation Agreement. BYYNT has absolute authority relating to the management of Sheng Ying Xin, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions.

Contracts that give us effective control of the variable interest entity

Share Pledge Agreement

Under the SYX Share Pledge Agreement between the SYX Shareholders and BYYNT, the SYX Shareholders pledged all of their equity interests in Sheng Ying Xin to BYYNT to guarantee the performance of Sheng Ying Xin’s obligations under the SYX Exclusive Business Cooperation Agreement. Under the terms of the agreement, BYYNT, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The SYX Shareholders also agreed that upon occurrence of any event of default, as set forth in the SYX Share Pledge Agreement, BYYNT is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws, and the funds collected by BYYNT by enforcing the pledge will be used for satisfying all obligations secured under the SYX Share Pledge Agreement. The SYX Shareholders further agreed not to dispose of the pledged equity interests or take any actions that would prejudice BYYNT’s interest. All of the equity interest pledges with respect to the equity interests of Sheng Ying Xin according to the SYX Share Pledge Agreement have been registered with relevant office of the Administration for Industry and Commerce in China.

The SYX Share Pledge Agreement shall be effective until all payments due under the SYX Exclusive Business Cooperation Agreement have been paid by Sheng Ying Xin. BYYNT shall cancel or terminate the SYX Share Pledge Agreement upon Sheng Ying Xin’s full payment of fees payable under the SYX Exclusive Business Cooperation Agreement.

Exclusive Option Agreement

Under the SYX Option agreement, the SYX Shareholders irrevocably granted BYYNT (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their equity interests in Sheng Ying Xin at the exercise price of RMB1.00. The agreement remains effective for a term of ten years and may be renewed at BYYNT’s election. Once BYYNT exercises the option, the parties shall enter into a separate equity interest transfer or similar agreement.

Power of Attorney

Under the SYX Power of Attorney, the SYX Shareholders authorize BYYNT to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the director, supervisor, the chief executive officer and other senior management members of Sheng Ying Xin.

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Although it is not explicitly stipulated in the SYX Power of Attorney, the term of the SYX Power of Attorney shall be the same term as the SYX Exclusive Option Agreement.

This SYX Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid from the date of execution of this Power of Attorney, so long as the SYX Shareholder is a shareholder of company, unless BYYNT instructs the SYX Shareholder in writing to terminate the SYX Power of Attorney in whole or in part.

In the opinion of Sino-Integrity Law Firm, our PRC legal counsel:

●	the ownership structures of our wholly-foreign owned enterprise and our variable interest entity in China currently do not and will not violate any applicable PRC law, regulation, or rule currently in effect based on current interpretation of those law, regulation or rule; and

●	the contractual arrangements between our wholly-foreign owned enterprise, our variable interest entity and the variable interest entity equity holders governed by PRC laws are valid, binding and enforceable in accordance with their terms and applicable PRC laws, rules, and regulations currently in effect, and will not violate any applicable PRC law, regulation, or rule currently in effect.

However, we have been further advised by our PRC legal counsel, Sino-Integrity Law Firm, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, rules and regulations. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the opinion of our PRC legal counsel and that could significantly affect the operating company’s financial performance and the enforceability of the contractual arrangements.

We have been further advised by our PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating our Internet-based business do not comply with PRC government restrictions on foreign investment in the aforesaid business we engage in, we could be subject to severe penalties including being prohibited from continuing operations. See “Risk Factors — Risks Related to Our Corporate Structure.”

Facilities

We currently maintain two physical office in Beijing, China. We believe that our existing facilities are adequate for our current requirements and we will be able to enter into lease arrangements on commercially reasonable terms for future expansion.

In Beijing, we leased approximately 127 square meters (approximately 1,367 square feet) of office space at Unit 1102 on the 11st Floor of No.6 Building located at Jianguo Road, Chaoyang District, Beijing. The lease started on March 5, 2019 and expired on March 04, 2020. Under this old lease, the Company paid a monthly rent of RMB 22,572.00 (approximately $3,320). The lease was terminated on August 21, 2019.

We entered into a new lease on April 4, 2019 for approximately 210 square meters (approximately 2,260 square feet) of office space at Unit 808 on the 7th Floor of No.8 Building located at Jianguo Road, Chaoyang District, Beijing. The lease will expire on September 1, 2020 and we shall pay a monthly rent of RMB 41,202 (approximately $5,976). The lease was terminated on April 3, 2019.

We also leased approximately 123 square meters (approximately 1,323 square feet) of office space at Unit 2106 on the 21st Floor of No.1 Building located at Jianguo Road, Chaoyang District, Beijing. The lease started on September 2, 2019 and expired on April 3, 2020. We paid a monthly rent of RMB 18,891 (approximately $2,740) under this lease. The lease was terminated on April 3, 2020.

Kashgar SYX leases approximately 204 square meters (approximately 2,194.55 square feet) of office space at Unit 1513-1514 of the East Tower of Global Financial Center located at No.1 East Third Ring Middle Road, Chaoyang District, Beijing. The lease started on May 24, 2017 and will expire on September 23, 2019. The rent under this lease is RMB 149,240 (approximately $22,960) per year, which was paid in full upon execution of the lease agreement. Kashgar SYX also paid a deposit of RMB 10,000 (approximately $1,538.46), which is refundable at the end of the lease, subject to certain conditions set forth in this lease agreement.

We entered into a new sublease on April 1, 2020 for approximately 303 square meters (approximately 3,258 square feet) of office space at 19 West, 44th Street, Suite 1001, New York, NY 10036. The lease will expire on April 1, 2021 and we shall pay a monthly rent of $8,500.

Each of subsidiaries has a registered office address, which is subject to renewal on a yearly basis.

Legal Proceedings

We are currently not a party to any legal, arbitration or administrative proceedings that, in the opinion of our management, are likely to have a material and adverse effect on our business, financial condition or results of operations, and we are not aware of any threat of any of the above-mentioned proceedings. However, we may from time to time become a party to various legal, arbitration or administrative proceedings arising.

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HUDSON’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

A.	Operating Results

Overview

We are mainly in the business of providing financial advisory services to meet the financial and capital needs of our clients, which comprise largely of small-to-medium sized enterprises (“SMEs”). Through our wholly-owned subsidiaries, Hongkong Internet Financial Services Limited, CIFS (Xiamen) Financial Leasing Co., Ltd and Beijing Yingxin Yijia Network Technology Co., Ltd and our contractually controlled and managed company, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (“SYX” or “Sheng Ying Xin”), and its wholly-owned subsidiaries, Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”), Fu Hui (Shenzhen) Commercial Factoring Co., Ltd (“FuhuiSZ”), Yingda Xincheng (Beijing) Insurance Broker Co., Ltd (“ Yin Da Xin Cheng”), Fuhui (Xiamen) Commercial Factoring Co., Ltd (“FuhuiXM”), Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd. and Hangzhou Yuchuang Investment Partnership. We primarily offer commercial payment advisory services, international corporate financing advisory services, intermediary bank loan advisory services and supply chain financing services.

We generate revenue from service fees in connection with our (i) commercial payment advisory services, (i) international corporate financing advisory services,(iii) intermediary bank loan advisory services, and (iv) supply chain financing services (factoring services). Additionally we earn interest income from our direct or entrusted lending activities. Our total net revenue was $25.12 million in 2017, $14.4 million in 2018, reduced to $1.37 million in 2019 and declined to $618 in 2020. We had a net loss of $3.82 million, $62 million and $9 million in 2018, 2019 and 2020, respectively. Our business has slowed down in recent years. The main reason is that although the number of clients we served and the amount of services we provided grew rapidly through 2017, due to the economic downturn in China since 2018, our clients’ financial needs significantly decreased. We served 47 customers, 47 customers and only one customer and arranged approximately $2.429 million, $996 million and $0.42 million in financings in 2017, 2018 and 2019, respectively. In 2020, because of the COVID-19 pandemic which resulted in a nation-wide lockdown, all economic activities came to a virtual standstill for almost a year and we have only started to recover gradually in the last quarter of 2020. We used to provide technical services through our subsidiary, Beijing Anytrust Science & Technology Co., Ltd (“Anytrust”). In 2018, we generated $0.54 million from the provision of technical services. However, in order to reduce our operating losses, we disposed of Anytrust on December 30, 2018 and therefore we no longer provide such technical services.

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We received an Internet Content Provider (“ICP”) license for value-added Internet information services in December 2015. We plan to develop our electronic platform in stages to allow our clients to firstly access information regarding available financial products and services and then later track their loan application status, and ultimately, complete the entire application and approval process online. The ICP license is a permit issued by the Chinese Ministry of Industry and Information Technology to permit China-based websites to operate in China. Due to PRC legal restrictions on foreign ownership of companies that engage in value-added telecommunication businesses and certain other businesses in China, we conduct such business through one consolidated variable interest entity. We have contractual arrangements with these entities and their shareholders that enable us to effectively control and receive substantially all of the economic benefits from the entities, which we have consolidated in our financial statements.

Key Factors Affecting Our Results of Operations

Major factors affecting our results of operations include the following:

Economic Conditions in China

The demand for financial advisory services from borrowers is dependent upon overall economic conditions in China. General economic factors, including the interest rate environment and unemployment rates, may affect borrowers’ willingness to seek loans and investors’ ability and desire to invest in loans. For example, significant increases in interest rates could cause potential borrowers to defer obtaining loans as they wait for interest rates to become stable or decrease. Additionally, a slowdown in the economy, such as from a rise in the unemployment rate and a decrease in real income, may affect individuals’ level of disposable income. This may negatively affect borrowers’ repayment capability, which in turn may decrease their willingness to seek loans and potentially cause an increase in default rates. If actual or expected default rates increase generally in China or the finance market, investors may delay or reduce their investments in loan products in general, including those provided by us.

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Ability to Acquire Borrowers Effectively

Our ability to increase the loan volume facilitated through us largely depends on our ability to attract potential borrowers through sales and marketing efforts. Presently, we are largely dependent on key members of our management team, including our largest shareholder and former Chairman and Chief Executive Officer, Mr. Jianxin Lin and Mr. Jinchi Xu, who have extensive experience in the financial advisory service industry and important relationships with borrowers, banks and lending institutions for our business.

Our future sales and marketing efforts will include those related to borrower acquisition and retention, and general marketing. We intend to continue to dedicate significant resources to our sales and marketing efforts and constantly seek to improve the effectiveness of these efforts, in particular with regard to borrower and investor acquisition.

Effectiveness of Risk Management

Our ability to effectively segment borrowers into appropriate risk profiles affects our ability to match them with attractive products and services offered by the relevant bank or lending institution in terms of offering attractive pricing to borrowers as well as our ability to offer them attractive returns on financial products, both of which directly relate to the level of user confidence in our services.

Ability to Innovate

Our growth to date has depended on, and our future success will depend in part on, successfully meeting borrower demand with new and innovative loan and investment products customized for their needs. We have made and intend to continue to make efforts to source loan and investment products to meet the individualized needs of our borrowers. We constantly evaluate the popularity of existing product offerings and services that cater to the ever evolving needs of our borrowers. We also seek to negotiate better terms for our customers based on our relationships with banks and lending institutions.

Over time we will continue to expand our offerings by introducing new products. We plan to expand our service portfolio by merging with or acquiring entities already holding other such financial service licenses, such as factoring, microcredit, financial leasing, pawn mortgage and rural banking licenses so that we may expand into providing such services.

From the borrower perspective, we will continue to tailor credit products to meet their specific needs.

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Ability to Compete Effectively

Our business and results of operations depend on our ability to compete effectively in the markets in which we operate. The financial advisory services industry in China is intensely competitive, and we expect that competition to persist and intensify in the future. In addition to competing with other finance companies, we also compete with other types of financial products and companies that attract borrowers, investors or both. With respect to borrowers, we primarily compete with traditional financial institutions, such as finance business units in commercial banks and other finance companies. If we are unable to compete effectively, the demand for our services could stagnate or substantially decline, we could experience reduced revenues or our services could fail to maintain or achieve more widespread market acceptance, any of which could harm our business and results of operations.

Regulatory Environment in China

The regulatory environment for the financial advisory services industry in China is developing and evolving, creating both challenges and opportunities that could affect our financial performance. Due to the relatively short history of the financial advisory services industry in China, the PRC government has not adopted a clear regulatory framework governing our industry. We will continue to make efforts to ensure that we are compliant with the existing laws, regulations and governmental policies relating to our industry and to comply with new laws and regulations or changes under existing laws and regulations that may arise in the future. While new laws and regulations or changes to existing laws and regulations could make loans more difficult to be accepted by borrowers on terms favorable to us, or at all, these events could also provide new product and market opportunities.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the financial statements. Critical accounting policies are those accounting policies that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. While we base our estimates and judgments on our experience and on various other factors that we believe to be reasonable under the circumstances, actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies used in the preparation of our financial statements require significant judgments and estimates. For additional information relating to these and other accounting policies, see Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

Principle of consolidation and combination

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of these consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures of contingent assets and liabilities. Management makes its estimates based on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements mainly include the allowance for doubtful accounts, the valuation allowance of deferred tax assets, the estimated useful lives of long-lived assets, the impairment assessment of goodwill, intangibles and other long-lived assets, the fair value of identifiable assets and liabilities acquired through business combination.

Revenue Recognition

Revenue principally consists of consulting service and factoring service revenue. Revenue comprises the fair value of the consideration received or receivable for the provision of services in the ordinary course of the Company’s activities and is recorded net of value added tax (“VAT”). Consistent with the criteria of ASC 605 “Revenue Recognition” (“ASC 605”), the Company recognizes revenue when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been provided, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

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The Company’s services include commercial payment advisory services, intermediary bank loan advisory services, international corporate financing advisory services and supply chain financing services (factoring business). We used to provide technical services through Anytrust. However, we disposed Anytrust on December 30, 2018 to reduce our operating losses. As a result, we no longer provide technical services.

For commercial payment advisory services, after signing contracts with the client, the Company starts to identify and select banks and financial products, coordinate with banks to structure financing solutions for the client. Then the client prepares application materials and sends them to the bank. When approved by the bank, the client will deposit cash with the bank or purchase wealth management products sold by the bank. After this step, the bank will issue a letter of guarantee, which the client will pledge as security for the acceptance bills. The letter of guarantee is a document that the bank provides certifying itself as guarantor. The Company’s service fee is a percentage of the amount of cash deposited with or wealth management products purchased from the bank by the client. The Company recognizes revenue after the client receives a bank credit contract from the bank and when the Company receives a contract completion confirmation from the client.

For intermediary bank loan advisory services, the Company matches small-to-medium sized enterprises (“SMEs”) with financing sources. The Company charges borrowers an introduction fee which is calculated at a percentage of the loan. The Company recognizes revenue after the client receives a bank credit contract from the bank and when the Company receives a contract completion confirmation from the client. The Company typically receives the contract completion confirmation when the client receives the bank financing and signs off on the contract completion confirmation.

For international corporate financing advisory services, the Company works with overseas banks to structure and provide clients with financing solutions to obtain facilities from overseas banks for the clients’ offshore affiliates. After signing contracts with the client, the Company starts to identify potential overseas banks and domestic banks to provide the client’s financing needs, structure financing solutions and facilitate the application process. After the client provides security to the domestic bank, the domestic bank will issue a letter of guarantee to the overseas bank. The overseas bank will provide credit to the affiliate designated by client. The Company’s service fee is a percentage of credit granted by the overseas bank to the offshore affiliate. The Company recognizes revenue after the offshore affiliate receives a credit approval notice from the offshore bank and when the Company receives a contract completion confirmation from the client. The Company typically receives the contract completion confirmation when the affiliate receives the bank financing and the client signs off on the contract completion confirmation.

For technical services, after signing the contract, and we have provided the clients with the technical services and charged our clients the relevant fees, we recognize revenue when the services are rendered.

Our factoring services provide owners of SMEs with holistic supply chain financing solutions and value-added services in order to reduce financing costs and improve efficiency during a business transaction.

There are no claw back provisions or other guarantees. Full service fee are due upon the contract completion confirmation from the client.

Interest income from loans to a third party

The Company accepts clients’ application for short-term loans and conducts a review of their credit status and application materials. The Company lends its own funds in the form of direct and entrusted loans to the eligible clients and receives interest income, which is calculated at a percentage of the amount of fund the Company lent. The Company recognized interest income monthly on accrued basis as interest income.

Fair Value of Financial Instruments

The Company has adopted ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. It does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information.

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Its establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1	-	Quoted prices in active markets for identical assets or liabilities.

Level 2	-	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	-	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

The carrying value of cash and cash equivalents, accounts receivable, other current assets and prepaid expenses, short term loans, other payables and accrued expenses approximate their fair values because of the short-term nature of these instruments.

The Company does not have any level 2 or level 3 assets and liabilities as of December 31, 2019 and 2018.

Goodwill

Goodwill is the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business combination. The Company tests goodwill for impairment at the reporting unit level on an annual basis as of December 31, 2019 and between annual tests when an event occurs or circumstances change that could indicate that the asset might be impaired. The Company first has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company decides, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the financial statements. Critical accounting policies are those accounting policies that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. While we base our estimates and judgments on our experience and on various other factors that we believe to be reasonable under the circumstances, actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies used in the preparation of our financial statements require significant judgments and estimates. For additional information relating to these and other accounting policies, see Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

Principle of consolidation and combination

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of these consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures of contingent assets and liabilities. Management makes its estimates based on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements mainly include the allowance for doubtful accounts, the valuation allowance of deferred tax assets, the estimated useful lives of long-lived assets, the impairment assessment of goodwill, intangibles and other long-lived assets, the fair value of identifiable assets and liabilities acquired through business combination.

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Interest income from loans to a third party

The Company accepts clients’ application for short-term loans and conducts a review of their credit status and application materials. The Company lends its own funds in the form of direct and entrusted loans to the eligible clients and receives interest income, which is calculated at a percentage of the amount of fund the Company lent. The Company recognized interest income monthly on accrued basis as interest income.

Fair Value of Financial Instruments

The Company has adopted ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. It does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information.

Its establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1	-	Quoted prices in active markets for identical assets or liabilities.

Level 2	-	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	-	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

The carrying value of cash and cash equivalents, accounts receivable, other current assets and prepaid expenses, short term loans, other payables and accrued expenses approximate their fair values because of the short-term nature of these instruments.

The Company does not have any level 2 or level 3 assets and liabilities as of December 31, 2020 and 2019.

Goodwill

Goodwill is the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business combination. The Company tests goodwill for impairment at the reporting unit level on an annual basis as of December 31, 2020 and between annual tests when an event occurs or circumstances change that could indicate that the asset might be impaired. The Company first has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company decides, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required.

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Operating Metrics for the period from January 1, 2021 to June 30, 2021.

We regularly monitor a number of metrics in order to measure our current and projected future performance. These metrics aid us in developing and refining our on-going strategies and making strategic decisions.

	For the Six Months Ended June 30,
	2021	2020
	(in US$)
Advisory fees billed to clients(1)	-	-
Factoring service fee billed to clients(2)	-	605

(1) Represent amounts net of VAT.

The amount of financing advised is calculated by summing up the actual financing amount under the financing advisory contracts. The revenue is calculated by multiplying the service fee ratio indicated on the contract and the financing amount advised.

(2) Represent amounts net of VAT

The amount of factoring service provided is calculated by summing up actual financing amount under the factoring contracts. The revenue is calculated by multiplying the factoring service fee ratio and the interest rate indicated on the contract and the financing amount provided.

Results of Operations

Results for the Six Months ended June 30, 2021 compared to Six Months ended June 30, 2020

The following tables set forth a summary of our consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of variance. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Six Months Ended June 30,		Variance
	2021	2020	Amount	%
Revenue	$-	605	$(605)	(100.0)%
Cost of revenue	-	-		%
Gross profit	-	605	(605)	(100.0)%
Selling and marketing expense	-	10,534	(10,534)	(100.0)%
General and administrative expense	395,665	862,015	(466,350)	(54.1)%
(Loss) Income from operations	(395,665)	(871,944)	(476,279)	(54.6)%
Interest income on bank deposit	4	14	(10)	(71.4)%
Other income (expenses), net	3,631	50,000	(46,369)	(92.7)%
Interest income from loans to third parties	-	181,000	(181,000)	(100.00)%
Reversal of impairment loss (Impairment loss) on loans to third parties	-	687	(687)	(100.00)%
Loss before income taxes	(392,030)	(640,243)	(248,213)	(38.8)%
Income tax (benefit) expenses	-	-		%
Net loss	$(392,030)	$(640,243)	$(248,213)	(38.8)%
Comprehensive loss	$(440,842)	$(615,118)	$(174,242)	(28.3)%

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Revenue

Revenue for the six months ended June 30, 2021 decreased 100.0% period-over-period to $0 from $605 in the same period in 2020.

Our revenue in the six months ended June 30, 2021 was $0, comparing with the six months ended June 30, 2020 of $605, which was derived from factoring services. This is mainly due to the slow-down of China macro-economy, partly as a result of the COVID-19 pandemic and the ensuing containment measures both domestically and internationally and deterioration of potential clients’ credit worthiness, which made loans to these clients unfeasible. We have suspended our domestic banking related advisory business lines.

Cost of Revenue

Total cost of revenue, which comprises mainly revenue-generating staffing costs, was $0 for the six months ended June 30, 2021 compared to $0 for the six months ended June 30, 2020. The decrease in cost of revenue is because we have no sales staff.

Gross Profit and Gross Margin

Gross profit for the period from January 1, 2021 to June 30, 2021 decreased 100.0% to $0 from $605 in the same period in 2020. The decrease is in line with the revenue decrease of 100.0% over the same periods.

Gross margin, or gross profit as a percentage of total revenues, was 100% for the period from January 1, 2020 to June 30, 2021, compared with 100% in the same period in 2020.

Operating Expenses

Total operating expenses for the six months ended June 30, 2021 decreased 54.7% period-over-period to $395,665 from $872,549 in the same period in 2020.

Selling and marketing expenses for the six months ended June 30, 2021 decreased 100% period-over-period to $0 from $10,534 in the comparable period in 2020, a decrease of $10,534. The period-over-period decrease is in line with the overall scaling down of our business.

General and administrative expenses consist primarily of staff salaries, rental expenses and consulting service expenses. General and administrative expenses were $395,665 for the six months ended June 30, 2020, as compared to $862,015 in the same period in 2020, a decrease of $466,350 or 54.1%. The decrease in general and administrative expenses was mainly due to the overall scaling down of our business.

(Loss) Income from Operations and Operating Margin

Loss from operations in the six months ended June 30, 2021 was $395,665, compared with loss from operations of $871,944 in the same period in 2020.

Operating margin, or income from operations as a percentage of total revenue, was 0% and (144,123)% for the six months ended June 30, 2021 and 2020 respectively. This decrease was mainly due to the significant decrease in our revenue.

Interest income

Interest income was $4 for the six months ended June 30, 2021, being bank interest, compared with $181,014 for the same period a year ago, which was primarily derived from loans to third parties.

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Other income (expenses), net

Other income was $3,631 for the six months ended June 30, 2021, compared with other income of $50,000 for the same period a year ago. Other income was primarily from customers’ compensation for overdue services for the six months ended June 30, 2021 and other income was primarily from the disposal of expired loans to third parties to an unrelated third party for the six months ended June 30, 2020.

Income tax expense

Income tax expenses were $0 for the six months ended June 30, 2021, compared with income tax expenses of $0 in the same period of the previous year. The income tax expenses were mainly valuation allowance made on deferred tax assets on our accounts since management believes that it is unlikely to generate any profits in the foreseeable future and determined to utilize the deferred tax assets as a result of accumulated operating losses.

Foreign Currency Translation Gain/(Loss)

Foreign currency translation loss was $48,812 in the six months ended June 30, 2021, compared with a gain of $25,125 in the same period of the previous year, as a result of the fluctuations in the exchange rates of the Renminbi against the US dollar.

Net Loss

Net loss for the six months ended June 30, 2021 was $392,030, as compared to net loss of $640,243 recorded for the six months ended June 30, 2020. This decrease was principally due to the suspension on our domestic banking related advisory business lines, the overall scaling down of our business and no addition of impairment losses on our direct loans and loans to third parties.

Liquidity and Capital Resources

As of June 30, 2021 and December 31, 2020, we had $699,000 and $3,274,287 in cash, respectively.

Net cash used by operations for the six months ended June 30, 2021 and 2020 was $2,623,614 and $710,658, respectively. The increase of net cash used by operations mainly contributed by settlement of liabilities in BYYNT and Sheng Ying Xin amounting to $2,271,818.

Net cash provided by investing for the six months ended June 30, 2021 was $100,000 and are proceeds from disposal of fixed assets.

Net cash provided by financing for the six months ended June 30, 2021 was $0, comparing with June 30, 2020 was $4,278,000 proceeds from two registered direct offering and issuance of ordinary shares.

Relevant PRC statutory laws and regulations permit payments of dividends by BYNNT and Sheng Ying Xin only from their retained earnings, if any, determined in accordance with PRC GAAP. In addition, BYYNT and Sheng Ying Xin in China are required to make annual appropriations of 10% of after-tax profit to a general reserve fund or statutory reserve fund until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Paid-in capital of BYYNT and Sheng Ying Xin included in the Company’s consolidated net assets are also non-distributable for dividend purposes. As a result of these PRC laws and regulations, BYYNT and Sheng Ying Xin are restricted in their abilities to transfer net assets to the Company in the form of dividends, loans or advances. The Company is expected to focus its operations mainly in PRC for the time being and is not expected to have significant operations outside the PRC in the foreseeable future. It is not expected to have significant transfers of cash to and/or from BYYNT and Sheng Ying Xin.

According to applicable PRC laws and regulations, a number of conditions must be met before any dividends of a wholly foreign-owned enterprise, such as our PRC subsidiary, may be distributed. In accordance with the Implementation Rules of Wholly Foreign-Owned Enterprise Law of the PRC promulgated by the State Council, prior to the payment of any dividend, our PRC subsidiary is required to (i) reserve funds from its profit of current accounting year to make up its losses for the previous accounting years, (ii) pay the income taxes pursuant to applicable tax laws of the PRC and (iii) reserve accumulated funds to improve our PRC subsidiary’s ability to withstand operation risks. Therefore, the PRC regulations could conceivably limit the amount of dividends that can be paid by our PRC subsidiary although our PRC subsidiary has historically not paid any dividends. We believe that such limitation will exist in the future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

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Results for the Year ended December 31, 2020 compared to the Year ended December 31, 2019

Operating Metrics for the year ended December 31, 2020

We regularly monitor a number of metrics in order to measure our current and projected future performance. These metrics aid us in developing and refining our growth strategies and making strategic decisions.

	For the Year Ended December 31,
	2020		2019
	RMB	US$	RMB	US$
	(in Million)
Amount of financing advised:	-	-	153	22
Commercial Payment	-	-	-	-
International Corporate Financing	-	-	-	-
Intermediary Loan	-	-	153	22
Amount of financing factored:	-	-	-	-
Factoring Business	-	-	15	2

	For the Year Ended December 31,
	2020	2019
Number of clients advised(1)	-	1
Commercial Payment	-	-
International Corporate Financing	-	-
Intermediary Loan	-	1

(1)	The number of clients for a specified period represents the number of clients whose financing were funded during such period.

	For the Year Ended December 31,
	2020	2019
	(in US$ thousands)
Advisory fees billed to clients(2)	-	417

(2)	Represent amounts net of VAT.

The amount of financing advised is calculated by summing up the financing amount indicated on the financing advisory contracts. The revenue is calculated by multiplying the service fee ratio indicated on the contract and the financing amount advised.

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The following tables set forth a summary of our consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of variance. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Years ended December 31,		Variance
	2020	2019	Amount	%
Revenue	$618	$1,366,417	$(1,365,799)	(100.0)%
Cost of revenue	-	123	(123)	(100.0)%
Gross profit	618	1,366,294	(1,365,676)	(100.0)%
General and administrative expense	4,123,108	1,893,499	2,229,609	117.8%
Selling and distribution expense	10,748	100,460	(89,712)	(89.3)%
(Loss) income from operations	(4,133,238)	(627,665)	3,505,573	558.5%
Interest income on bank deposit	14	666	(652)	(97.9)%
Other income (expenses)	38,870	(5,611,484)	(5,103,654)	(91.0)%
Interest income from loans to third parties	365,000	2,191,631	(1,826,631)	(83.3)%
Impairment loss on loans to third parties and property and equipment	(5,345,999)	(57,941,663)	(53,142,364)	(91.7)%
(Loss) income before income taxes	(9,075,353)	(61,988,515)	(52,913,162)	(85.4)%
Income tax (benefit) expenses	-	7,243	(7,243)	(100.4)%
Net (loss) income	$(9,075,353)	$(61,995,758)	$(52,920,405)	(85.4)%
Comprehensive loss (income)	$(6,388,959)	$(62,361,016)	$(55,972,057)	(89.8)%

Revenue

A breakdown of our revenue for the year ended December 31, 2020 versus the year ended December 31, 2019 is set forth below:

	For the Year Ended December 31,				Variance
	2020	%	2019	%	Amount	%
Intermediary Bank Loan Advisory Services	$-	-%	$417,347	30.5%	$(417,347)	(100.0)%
Factoring Service	618	100%	949,070	69.5%	(948,452)	(100.0)%
Total Amount	$618	100%	$1,366,417	100%	$(1,365,799)	(100.0)%

Net revenue for the year ended December 31, 2020 decreased by 100% year-over-year to $618 from $1,366,417 in the same period in 2019.

Approximately 30.5% of our revenue or $417,347 was derived from providing intermediary bank loan advisory services to just one customer in 2019, a 93.1% decrease from $6,091,830 in the year ended December 31, 2018.

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Overall, our revenue decreased substantially for the year ended December 31, 2020 compared to the same period in 2019, mainly due to a reduction in business opportunities as a result of the overall economic environment and COVID-19 pandemic in the PRC and strategic adjustment of our business to diversify and explore new business opportunities.

Cost of Revenue

Total cost of revenue, which comprises mainly revenue-generating staffing costs, was $123 for the year ended December 31, 2019 compared to $654,979 for the year ended December 31, 2018. The main reasons for the decrease in cost of revenue was the very minimal business volume in 2020.

Our cost of revenue is broken down by service lines as follows:

	For the Year Ended December 31,				Variance
	2020	%	2019	%	Amount	%
Sales tax and surcharges	$-	-%	$123	100.0%	$(123)	(100.0)%
Total Amount	$-	-%	$123	100%	$(123)	(100)%

Gross Profit and Gross Margin

Gross profit for the year ended December 31, 2020 decreased by 100% to $618 from $1,366,294 for the year ended December 31, 2019. The decrease is in line with the revenue decrease of 100% over the same periods.

Gross margin, or gross profit as a percentage of total revenue, was 100% for the year ended December 31, 2020 and 2019, which has no significant cost of revenue for both years.

Operating Expenses

The following table sets forth the breakdown of our operating expenses for the year ended December 31, 2020 and 2019, respectively:

	For the Year Ended December 31,				Variance
	2020	%	2019	%	Amount	%
General and administrative expenses	$4,123,108	99.7%	$1,893,499	95.0%	$2,229,609	117.8%
Selling and marketing expenses	10,748	0.3%	100,460	5.0%	(89,712)	(89.3)%
Total Amount	$4,133,856	100%	$1,993,959	100%	$2,139,897)	107.3)%

Total operating expenses for the year ended December 31, 2020 increased 107% to $4,133,856 from $1,993,959 in the year ended December 31, 2019.

General and administrative expenses consist primarily of staff costs, rental expenses and office related expenses. General and administrative expenses were $4,123,108, or as compared to $1,893,499, or 139% of total revenue for the year ended December 31, 2019, an increase of $2,229,609.  The increase in general and administrative expenses is mainly due to an increase in legal and professional expenses to maintain our Nasdaq listing status.

Selling and marketing expenses for the year ended December 31, 2020 decreased by 89% to $10,748 from $100,460 in the year ended December 31, 2019. The year-over-year decrease primarily resulted from downsize in our business.

Income from Operations and Operating Margin

Loss from operations in the year ended December 31, 2020 was $4,133,238, compared with loss from operations of $627,665 in the year ended December 31, 2019.

Operating margin, or income from operations as a percentage of total revenue was negative 6,692 times for the year ended December 31, 2020, compared with negative 46% for the year ended December 31, 2019 due to the previously discussed changes.

Other income/(expenses)

The following table sets forth the breakdown of our other income for the year ended December 31, 2020 and the year ended December 31, 2019:

	For the Year Ended December 31,				Variance
	2020	%	2019	%	Amount	%
Interest income on loans to third parties	$365,000	(7.4)%	$2,191,631	(3.5)%	$(1,826,631)	(83.3)%
Interest income on bank deposits	14	(0.0)%	666	(0.0)%	(652)	(97.9)%
Other income (expenses)	38,870	10.3%	(5,611,484)	9.1%	5,103,654	91.0%
Impairment loss on loans to third parties and property and equipment	(5,345,999)	97.1%	(57,941,663)	94.4%	53,142,364	91.7%
Total Amount	$(4,942,115)	100.0%	$(61,360,850)	100.0%	$56,418,735	91.9%

Other income principally consists of interest income on loans to third parties was $365,000 and $2,191,631 for the years ended December 31, 2020 and 2019, respectively, a decrease of 83% year over year. This decrease is in line with the decrease of average loan balances to third parties, which were $0 and $40.8 million for the years ended December 31, 2020 and 2019, respectively.

Other income (expenses) (which include interest expenses) for the year ended December 31, 2020 increased by $5,103,654 to $38,870 of other income from $5,611,484 of other expenses in the year ended December 31, 2019 due to $4,857,164 written off accrued payroll over 2 years in 2020.

Impairment loss on loans to third parties and property and equipment amounted decreased by $52.6 million to $5.3 million in 2020 from $57.9 million in 2019. Management assessed the collectability of its assets by the end of the year and determined that a provision of $4.8 million and $57.9 million be made against entrusted loans, direct loans and office equipment in 2020 and 2019, respectively. The assessment was based on the customer’s ability to pay and its financial strength. After we exhausted all efforts to pursue repayment, we determined that an impairment had to be made.

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Income tax (benefit) expense

Income tax expense was $0 for the year ended December 31, 2020, compared with income tax benefit of $7,243 for the year ended December 31, 2019.

Foreign Currency Translation Gain/(Loss)

Foreign currency translation gain was $2,686,394 in the year ended December 31, 2020, compared with a loss of $365,258 in the year ended December 31, 2019 as a result of the fluctuations in the exchange rates of the Renminbi against the US dollar.

Net (Loss) Income

Net loss for the year ended December 31, 2020 was $9,075,353, as compared to net loss of $61,995,758 for the year ended December 31, 2019. The net loss is mainly due to COVID-19 pandemic, a significant downturn in our business and an increase in impairment losses against uncollectible assets.

Liquidity and Capital Resources

As of December 31, 2020 and December 31, 2019, we held cash of $3,274,287 and $13,567, respectively.

The following table summarizes our cash flows for the year ended December 31, 2020 and for the same period in 2019.

	Year ended December 31, 2020	Year ended December 31, 2019
Net cash (used in) provided by operating activities	$(3,818,665)	$(1,071,378)
Net cash used in investing activities	(108,095)	(200,000)
Net cash (used in) provided by financing activities	4,278,000	(31,201)
Effect of exchange rate change on cash and cash equivalents	2,909,480	(262,682)
Net (decrease) increase in cash and cash equivalents	3,260,720	(1,565,261)
Cash and cash equivalents, beginning balance	13,567	1,578,828
Cash and cash equivalents, ending balance	$3,274,287	$13,567

Operating activities

Net cash used in operations was $3.8 million for the year ended December 31, 2020, representing a decrease of $2.7 million from cash used in operating activities of $1.07 million for the year ended December 31, 2019, though our losses of $9.1 million in 2020 mainly because our impairment losses were $4.8 million in 2020.

Investing activities

Net cash used in investing activities for year ended December 31, 2020 was $108,095, a decrease of $91,905 from net cash used in investing activities of $200,000 for the year ended December 31, 2019. This is mainly attributed by purchase of fixed assets in US office in 2020.

Financing activities

Net cash provided by financing activities for the year ended December 31, 2020 was $4.3 million, an increase of approximately $4.3 million from cash used in financing activities of $0.13 million for the year ended December 31, 2019. The increase was mainly attributable to the $4.3 million net proceeds from private placements during 2020.

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Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

COMMITMENTS AND CONTINGENCIES

The following table sets forth the Company’s operating lease commitment as of December 31, 2020:

Office Rental

Year ending December 31,
2021	$34,000
Total	$34,000

For the years ended December 31, 2020, 2019 and 2018, rental expenses under operating leases were approximately $82,670, $258,476 and $2,516,053, respectively.

At the year ended December 31, 2020, the Company has written back an accrued payroll for Sheng Ying Xin amounting to $475,943 (RMB3,105,476). There has been no claim from the relevant employees for over 2 years. Clause 27 of the Labor Dispute Mediation and Arbitration Law of the People’s Republic of China provides that a claimant has the right to claim any outstanding wages within one year after termination of the employment. Notwithstanding the foregoing, the Company could not assure that the claimants have not lodged their claims or that the claims have not been delivered to Sheng Ying Xin. Accordingly, there may be a potential claim of $475,943 (RMB3,105,476) against the Company.

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. The company is not currently involved in any such claims.

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BUSINESS OF FR8APP

Freight App, Inc. (formerly known as “FreightHub, Inc.”) was incorporated in 2015 as a Delaware corporation. It was founded with a view to developing and bringing solutions to the relatively unorganized cross-border commercial freight market on the U.S.-Mexico border, and by extension, the U.S.-Canada border. In January 2019, Freight Hub México, S.A De C.V. (“FreightHub Mexico), a wholly-owned subsidiary of FreightHub, Inc., was formed. FreightHub, Inc. along with its wholly-owned subsidiary, FreightHub Mexico, are hereinafter referred to as “Fr8App”. The first commercial version of Fr8App’s products were launched in 2017. Fr8App continued its product development efforts throughout 2018, added initial business intelligence and analytics to supplement its basic products in 2019 and offered its revised products package with active freight brokerage support and customer service, ramping up at the end of 2019 and fully launched during the second quarter of 2020. The latest generation of Fr8App products were brought to market during the second quarter of 2020 and a new management team was hired during the third quarter of 2020 to bring a renewed focus to promoting freight services to Shippers (defined below) and Carriers (defined below).

Fr8App’s product offerings includes (i) a computerized platform (the “Platform”) that holds an online portal (the “Portal”)and a mobile App solution (the “App”) to provide third-party logistics (“3PL”) services to companies actively involved in the freight transportation market, (ii) a Transport Management Solution (“TMS “) for customers to manage their own fleet, and (iii) freight brokerage support and customer service based on the Platform. Fr8App believes it is the first digital commercial freight-matching broker to offer 3PL while targeting the domestic Mexican and the cross-border Mexico-U.S.-Canada markets (“Target Markets”). Fr8App serves cross-border traffic across the Mexico-U.S. border, the U.S.-Canada border, and domestic shipments within each of these three countries, with a primary focus on full truck-load freight. Its cutting-edge cloud-based Platform was designed to connect in real-time parties with commercial transportation needs.

The freight transportation supply chain begins with parties having transportation needs (“Shippers”) and addressed by those offering freight transportation services (“Carriers”). Shippers seeking suitable means of transportation for their supplies represent demand and Carriers with freight transportation capability represent supply. The digital freight matching technology on Fr8App’s Platform streamlines and simplifies cross-border shipping logistics by facilitating the matching of demand with supply. Shippers that use Fr8App’s Platform can connect with a wide network of reliable Carriers who can fulfill their logistics needs across North America. Use of Fr8App’s Platform brings the additional benefit of providing transparency on all shipment characteristics to allow for the identification of available and qualified freight capacity.

Fr8App’s Portal is the system’s front-end, a tool that Fr8App’s customers and providers use to summarize data on the Fr8App Platform such that it is in a usable form from a business perspective. This data is accessed online on a computer via a browser, or through a mobile App located on a smart telephone. Once customers and providers (“Shippers” and “Carriers”) gain access to the Platform they can enter into transactions such as booking a load and administering the manner in which that load will be managed, and reviewing summary information on display within the Platform. Below are two screen-shots from the Portal for illustrative purposes:

Fr8App’s Web Portal

Fr8App’s Platform has a public application programming interface (“API”), that is accessible free of charge and has the ability to automate the matching of Shippers requirements (commercial freight demand) with Carrier capacities (commercial freight supply).

●	The Platform is the primary operating system. It is a digital marketplace that facilitates booking of freight transactions at the Shipper and Carrier level. The matching of Shipper and Carrier can occur on the Platform automatically, without the need for human intervention. A Fr8App Platform user can be very involved in the process and actively control its shipments activities by inputting Shipper requirements and matching those with Carrier offerings and tracking shipments as they leave their point of origin and arrive at their ultimate destination, i.e., managing his or her company’s logistics. Among other things, Fr8App’s Platform can provide a system user with a summary of all its freight activities through a combination of reports or visual displays on its screen. A system user can track the status of a given delivery on a visual display of the map with status updates on the load location and status from the moment the shipment leaves its origin through to its final destination. A system user can also set up routes that are physically different from one that the Platform might recommend if that system user has a preference for a given route over another, perhaps because of altitude or temperature differences on competing routes.

Shippers can use Fr8App’s Platform to post their freight needs, find available Carriers, enter into a freight contract with them, and monitor the transported goods while their shipment is in transit. Carriers can use Fr8App’s Platform (through the Portal or mobile App), to accept shipment requests, assign transportation jobs to available truck drivers instantaneously, or make themselves available on routes or route segments to avoid driving “dead” or empty trucks from one location to another. Carriers receive notifications every time a load or job request is entered by a Shipper that matches the criteria they are looking for on a given shipment type and shipment lane. Every time there is a match and a Carrier hauls a load, the Platform’s algorithm takes this into account and creates a history that can be referred to when attempting to fulfill future Shipper requests. Fr8App’s mobile application gives Carriers full visibility on all of their shipping options and helps them eliminate empty miles on the road, leading to a reduction in operating costs. Its specialized technology is designed to enhance supply chain visibility and operations, helping reduce Carrier’s carbon footprint and improving profitability and environmental sustainability.

Fr8App’s Mobile App

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Users can access the Platform through an internet browser on a computer or through the mobile App in a smartphone, using the same credentials.

An API is an interphase consisting of a series of computer instructions that allow one type of system to interact with another separate system by taking information from one system and making it legible and usable by another. It can be compared to something like a translator that takes instructions in English and translates them into Spanish so that users on both sides of the translation can work with the underlying instructions. In Fr8App’s service offering context, an API allows one of our customer’s freight tracking systems to provide information to Fr8App’s Platform and for our Platform to provide information to our customer’s system using a data structure or language that is legible by that customer’s computer system. An API is a tool allowing Fr8App to have a number of different customers, each with different operating systems, to interact with and use Fr8App’s Platform.

Fr8App also offers a cloud-based TMS solution to maximize the efficiency of a company’s transportation operations. TMS can be used by either a Shipper or a Carrier as its key logistics tool, independent of using Fr8App’s Platform or Portal solutions. TMS can help Shippers and/or Carriers manage their fleet as well as post requests for freight services on its Platform. The cloud-based TMS solution is available to Shippers wanting to actively manage their supporting Carriers or their own fleet of trucks. Fr8App also gives a TMS solution user the option to source additional freight capacity or offer its over-capacity on the Fr8App Platform. See below for a sample screen shot of Fr8App’s TMS:

Fr8App’s TMS

Finally, Fr8App offers customers freight brokerage support and customer service based on using the Platform for fulfillment. The brokerage and customer services offered are based on using the Platform to book freight to meet a Shipper’s needs and fulfills those needs with Carriers that have already been onboarded on the Platform. It facilitates full usage of the Platform’s utility and it’s aided by experienced users of the system and Fr8App’s in-house of experts.

Industry Overview and Market Trend

According to the U.S. Bureau of Transportation Statistics, the U.S. domestic truck freight transportation market, in 2018, was approximately $800 billion in size. Over the same period, the Mexican domestic freight market was estimated at approximately $40 billion. In 2019, the cross-border U.S.-Mexico freight transportation market grew to $429 billion while Mexico’s trade with the U.S. grew at an annual compound growth rate of approximately 7.5% between 2009 and 2019. Fr8App expects the market to continue growing at rates similar to growth rates observed thus far.

A primary contributor to the growth in the North American cross-border freight transportation markets has been the increased level of trade between the U.S., Mexico and Canada. Effective July 1, 2020, the three countries signed a new free trade deal the United States, Mexico, Canada Agreement (“USMCA”), replacing the North American Free Trade Agreement (“NAFTA”) enacted on January 1, 1994. As of 2019, Mexico became the U.S.’s largest single trading partner. According to the United Nations, Mexico exported an extra $3.5 billion of goods into the U.S., in the first half of 2019, since the summer of 2018 when the trade war between the U.S. and China began. Fr8App believes the replacement of NAFTA with the USMCA creates a stable environment attractive to multi-national companies considering Mexico as a market from which to export to both the United States and Canada.

In early 2020, U.S. President Donald Trump used trade policy in a manner that displaced global supply chains across industries and around the world. With global supply chains in disarray and no foreseeable end to the COVID-19 pandemic, Fr8App believes Mexico is a logical location for U.S. companies considering options to diversify away from the geopolitical risks associated with the ongoing U.S.-China trade tension. The approval of the USMCA in combination with new perspectives as related to national security implications of foreign-based supply chains may bring about changes in Mexico’s freight market, in terms of globalization or regionalization and logistics integration, as well as, the role of 3PL operators. Fr8App believes this supply chain volatility is driving an increase in demand for large and small freight brokers to secure more abundant freight capacity, in real-time, which is readily available on Fr8App’s digital marketplace and facilitated by its Portal and Platform solutions. Fr8App believes this supply chain volatility is aggravated by a shortage of drivers thereby creating further pressure on the need for a more comprehensive approach to logistics management, with the view to meeting supply chain requirements without needing to increase the related freight costs. We act as an intermediary between the total system’s freight requirements and the related freight demand in a more efficient manner than if various of the parties requiring freight contracted these services on their own or managed their own proprietary fleets. Fr8App believes that its ability to secure available freight capacity, using the Portal and Platform solutions, amongst available truck drivers offers customers an organized, efficient solution to transporting goods domestically and internationally in favorable or unfavorable market environments. Additionally, Fr8App believes it is well positioned to benefit from the increasing trade across both the U.S.-Mexico and the U.S.-Canada borders caused by supply chain volatility and magnified by the COVID-19 pandemic.

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Fr8App believes that traditional 3PLs rely on a network of offices staffed with individuals tasked with communicating with colleagues, customers and transportation companies to identify and secure freight services that meet their customers’ specific needs. The process is manual, inefficient, and lacks transparency. Cross-border transportation challenges can include tracking, visibility, multiple hand-offs (where applicable), and international customs and regulatory inefficiencies. The ability to access real-time freight capacity and locate the right truck at the right time becomes critical to securing a reliable shipment service. Fr8App believes market conditions have created an increased demand for digital freight brokers who can help ease capacity constraints, open up new shipping lanes, and provide a benchmarking tool for both Shippers and Carriers.

Important factors of the trucking industry:

According to an October 2020 article titled, “Trends Transforming the Trucking Industry Outlook in 2021” published by Linchpin, below are the factors affecting the outlook for the U.S. trucking industry:

❖	Highest GDP contribution– The U.S. currently stands at the number one spot when it comes to GDP contribution from the trucking industry.
❖	Job percentage – more than 5.8% of jobs in the U.S. are related to the trucking industry.
❖	Total freight carried – Trucks carried approximately 10.8 billion tons of goods across the country each year.
❖	Top commodities traded between the U.S. and Mexico – computers and parts ($151 billion), electrical machinery ($124 billion), motor vehicles and parts ($120 billion).
❖	Preferred form of transportation – almost 70% of the goods transported in the U.S. are carried around by trucks from state to state.
❖	Grocery store dependence – grocery stores are highly dependent on truck drivers to carry supplies to multiple locations. Most grocery stores would run out of transportation options within three days if truck drivers halted grocery deliveries.
❖	Truck driver shortage – experts believe that the trucking industry needs to hire at least 900,000 more drivers to meet the growing demand.
❖	Miles per year – on average, a truck driver logged in more than 100,000 miles over the past year.

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Market Opportunity

According to Modor Intelligence, the Mexican 3PL market is expected to register a compound annual growth rate of over 7.0% between 2021 and 2025. According to the same source, the US and Canadian 3PL markets are expected to grow at a 3.5% and 3.0% compound annual growth rate, respectively, over the same time period. Fr8App believes this commercial freight market growth is driven by growing domestic economies and increasing trade flows, which are not only from one region to another, but are more decentralized and fragmented. Fr8App believes these factors are expected to intensify the complexity of logistics activities in the coming years in what has been a relatively fragmented Mexican transportation market on a historical basis. Fr8App believes the U.S. and Canadian markets remain relatively fragmented as well though they have each seen major logistics companies enter the industry over the past decade. Fr8App believes the evolution of supply chains is also susceptible to changes in consumer habits, driven further by e-commerce and international health issues, such as the COVID 19 pandemic. Rising consumer expectations have had an observable effect throughout the supply chain, driving the need for greater efficiency and speed. Technology in warehouses, onboard trucks, and on smartphones has led to automating critical processes, improving visibility into the shipment lifecycle, and enabling faster decisions. In addition to profitability, sustainability and reliability has likely become a consideration of every Shipper’s bottom line. Fr8App believes that an ability to respond to increasing market volatility in real-time, can become an asset contributing to a Shipper’s business success. Fr8App believes this consideration is further exacerbated by qualified driver shortages in the U.S. and Canada. Fr8App believes the TMS market to be in a development stage similar to the consumer transportation industry, or “taxicabs”, prior to the introduction of wider reaching platforms like Uber and Cabify. Fr8App continues to invest in improving its TMS technology and expects these investments to help improve its Platform as well as the range of services Fr8App may offer to its Shippers and Carriers over time.

Fr8App believes the Mexican commercial freight market is also ripe for technological disruption as adoption of technology in this industry segment has lagged several others in the commercial transportation space. Fr8App believes there are significant complexities within the Mexican freight transportation market that give Fr8App a competitive advantage. As an example, there are standard ways in which a new carrier is evaluated as a potential business counterparty in the U.S. There are several industry, data and government databases and electronic tools for investigating a potential business supplier and no such vetting processes overseeing the commercial freight transportation market in Mexico. Fr8App intends to gain a deep understanding of these unique processes, within the Mexican transportation industry, to gain a competitive advantage over future market entrants. Fr8App intends to leverage this competitive advantage into opportunistically selected routes carrying traffic into the U.S. and Canada.

Fr8App’s operations center in Mexico is located in Monterrey, Mexico, a city which accounts for the second highest GDP in Mexico (behind only Mexico City) and, historically, a transportation hub within the domestic and cross border Mexican freight transportation market. Fr8App plans to leverage its presence in Monterrey to become a leader in international freight to and from Mexico, and into and across the U.S., and into Canada.

The Fr8App Solution

Fr8App’s Platform provides visibility on freight transportation options not readily apparent with traditional 3PL solutions. The Platform allows Shippers and Carriers to book loads at the palm of their hands and assign jobs to drivers, in real-time, with the click of a button. Shippers and Carriers register on the Platform and are approved to transact after undergoing a rigorous vetting process.

The vetting process for Shippers includes the following:

●	Mexico Beneficial Cargo Owner (BCO) or Broker (3PL): Articles Incorporation charter, tax registration number, legal representative power of attorney, legal representative ID, banking information, address receipt, fiscal situation document, fiscal obligations opinion document (updated), Fr8App credit form
●	For US or Canada Client (BCO): W-9 form for US, TD1 form for Canada, Fr8App credit form
●	For US or Canada Broker (3PL): W-9 form for US, TD1 form for Canada, Fr8App credit form, insurance and bond certificates, license and authority number of broker

Fr8App collections group performs a credit report analysis which includes a due diligence of the customer credit record, revenues of the customer for the latest 5 years, industry in which client operates, review of current insurance coverage, and payment terms negotiated. Fr8App has had immaterial bad debt expense in the past several years.

The vetting process for Carriers includes the following:

A due diligence review is performed to ensure that carriers are following regulatory compliance, whether they are a line or base haul carrier, which routes they operate, truck types, cargo they are eligible to transport, reliability and availability. Depending on location, the document set-up requirements are as follows:

●	Mexico: Articles Incorporation charter, tax registration number, Servicio de Administración Tributaria (“SAT” is the Mexican equivalent to the IRS in US) legal opinion, legal representative power of attorney, legal representative ID, Standard Carrier Alpha Code (“SCAC”), banking information, insurance policy, ACH format, security questionnaire, verified mobile phone,
●	US and Canada: W-9 form for US, TD1 for Canada, MC Certification (Insurance certificate), ACH Form

Once approved, Shippers can request bids for a certain service or Carriers can provide bids on Shipper requests. Fr8App’s Platform matches up Shippers and Carriers and assigns a driver and truck to the job. The driver picks up the supplies while the Platform tracks the progress of the trip, in real time. The driver delivers the shipment, uploads documentary evidence of the delivery (“POD”) and is paid.

Fr8App’s Platform automatically matches Shippers with Carriers within the Fr8App network, instantaneously. Carriers are sent push notifications through the Platform every time a load or job request is entered by a Shipper that matches the criteria Carriers are looking for on a given shipment and lane.

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By leveraging its technology, the increasing usage, and amount of traffic booked on its Platform, Fr8App can work with customers to optimize their supply chain, eliminate empty miles on the road, and reduce their carbon footprint. A transformation in the logistics transportation industry is taking place. With its proprietary software, Fr8App offers smart solutions that create sustainable alternatives and offer benefits to both Shippers and Carriers, including:

●	a single point of contact as a control center
●	full visibility to freight transportation, in real-time
●	ability to book shipment loads in minutes
●	matching with only pre-approved Carrier compliance
●	live 24/7 tracking on shipment while in-transit
●	real-time messaging capabilities with Carriers
●	advanced data analytics
●	ability to secure quality loads faster on preferred routes
●	ability to reduce “deadhead” empty loads
●	convenient and faster payment
●	scalable technology for Carriers who plan to grow their fleet

Fr8App’s Customers

Fr8App’s customers consist of Shippers and Carriers across North America. A Shipper will use Fr8App’s Platform to request bids on a shipment or a series of shipments of certain characteristics and a Carrier will agree to the terms set forth on its Platform. Carriers have the option to carry out deliveries prior to receiving payment from Fr8App, and Shippers may start shipments before submitting their payment to Fr8App. Fr8App mitigates payment risks by pre-screening and approving all Shippers and Carriers prior to approving either party. Fr8App believes that Shippers value the features and benefits from its Platform by working with trusted Carriers that help alleviate driver shortages. Shippers also benefit from the cost transparency available on Fr8App’s Platform as there are no hidden fees. Shippers can count on the safety and reliability of the Platform as Fr8App tracks cross border shipments. Lastly, Shippers can benefit by managing their logistics needs in one control center, all on Fr8App’s Platform.

Fr8App believes Carriers value its ability to assist in minimizing empty (deadhead) miles and making every mile, a mile paid for. Carriers also benefit from the Platform’s transparency and know how much they are scheduled to make from fulfilling each job. Carriers receive faster payment for their services by using Fr8App’s Platform and avoid potentially expensive factoring companies. Lastly, Carriers can benefit from Fr8App’s Platform by using it as a tool to streamline workflows and increase overall efficiency.

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Fr8App’s Growth Strategy

Fr8App intends to establish itself as the top digital freight matching broker in the Mexican domestic market as well as U.S-Mexico and Mexico-U.S. cross-border markets. Fr8App intends to leverage its position within the U.S-Mexico and Mexico-U.S. cross-border markets, into opportunistically expanding its footprint across select routes in the U.S. and into Canada. Fr8App’s growth strategy consists of the following:

Fr8App plans to expand its Shipper base and increase its Carrier ecosystem throughout all three countries, with an initial focus on the Mexico-U.S. cross-border market. With recent investments in its Platform and internal tools for sales representatives, Fr8App plans to hire additional employees in its Shipper and Carrier Sales areas and its operations teams, and establish formal training programs for its labor force and access the highly trained labor market in Mexico to manage its ongoing daily operations throughout North America. Using creative marketing campaigns, Fr8App intends to reinforce the benefits of using its Platform and increase adoption amongst existing Shipper and Carrier customers. With the use of business intelligence tools and management solutions, Fr8App will actively manage margins and maintain lean operating units. By leveraging customer references and building off existing Shipper relationships, Fr8App believes it will be able to add new accounts to its portfolio across the domestic trucking industry in Mexico, at the U.S.-Mexico cross-border and opportunistically select routes within the U.S. and the U.S.-Canada border commercial freight transportation market.

Fr8App plans to continue to build trust among its Carriers by managing its Shipper base to provide a high level of fulfilment, and effective management of loads. Fr8App will monitor service levels across its Platform with on-time pick up and delivery metrics. To deliver high performance attention while maximizing value to its Carrier customers, Fr8App plans to grow its Carrier sales force to quickly respond to high volume primary loads and spot loads, as necessary.

Fr8App intends to establish a very well-trained bilingual sales force and operations team and will kickstart its “Fr8App University” Program. Fr8App intends to help grow its sales and operations teams by developing a college recruiting program and hiring qualified individuals to train them within the industry.

Fr8App will continue to invest in its technology to improve and differentiate its Platform, as well as, expand its TMS offerings for Shippers. Fr8App plans on integrating more of its business customers through customized API’s and launching a fleet management system for Carriers.

Focusing on automation

●	Go Digital: Fr8App believes that by providing more sophisticated automation to the relatively untapped digital commercial freight market in Mexico, and expanding upon initial efforts in the U.S. and Canada, it will strengthen its position within the domestic transportation segments in Mexico and the U.S. and grow its revenue stream. By leveraging existing relationships with Shippers, Fr8App will train Carriers utilizing the Platform to improve operations and gain more transportation loads. Fr8App plans to introduce “native onboarding” through API integration with relationship management integration software coupled with building out of internal tools and capabilities. Fr8App would like Shippers and Carriers to work toward making its Platform totally “self-serve” where Carriers and Shippers gain access to the Platform without human intervention. Its goal is to automate sales and operations functionality throughout the process while providing real-time visibility for all parties; – Shippers, Carriers and Fr8App.

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●	Be digital: Fr8App intends to continue refining and automating its operational flow and maximize efficiencies while thoughtfully growing its brokerage division. Fr8App is investing in adding development efforts to expand its technology team and to work towards building out more internal tools to maximize efficiency in its brokerage division such as real-time pricing tools by coupling historical lane data analytics with API integration as well as other unique internal data sets.

Balancing contractual and spot business

Primary markets are markets with established regular routes that are contracted for over a period of time. and spot markets are negotiated at a specific periods of in time and, usually in response to some form of short-term overage that was not originally planned by a Carrier. Fr8App understands the importance of balancing its efforts and business between primary and spot markets. As Fr8App moves forward advances in serving the domestic with Mexico domestic and U.S.-Mexico cross-border markets opportunities, Fr8App will try to leverage spot opportunities presented by different global situations, such as high market volatility as a result of COVID-19, the trade wars, and other macroeconomic factors creating a shortage of supply and surplus in demand. As the market stabilizes, Fr8App will increasingly try to target higher volume, long-term contractual business directly from Shippers.

Research and Development

The first commercial version of Fr8App’s products were launched in 2017. Fr8App continued its product development efforts throughout 2018, added initial business intelligence and analytics to supplement its basic products in 2019 and offered its revised products package with active freight brokerage support and customer service towards the end of 2019 and into early 2020.

The latest generation of Fr8App products were brought to market during the second quarter of 2020 and consist of (1) the online Portal and Mobile App by itself, (2) the TMS, and (3) Fr8App’s Platform supplemented with freight brokerage support and customer service.

All products work under the same business model whereby revenues are generated as a percentage of commission per transaction. Each one of the shipments that are made through the Platform (Portal or App) are considered a transaction. The difference between the products resides in the degree of active assistance provided by Fr8App in the operation of the Platform itself. If the system user operates with the Platform without assistance, the interaction between Shipper and Carrier offerings is automatically carried out on the system with a fixed commission representing Fr8App’s revenues. If the Platform is supplemented with freight brokerage support and customer service, then the Fr8App team’s active intervention is required through the Platform’s BackOffice, thus allowing more flexibility to the parties involved to negotiate and agree on rates. Currently, Fr8App’s offering of using its Platform supplemented with freight brokerage support and customer service accounts for 100% of Fr8App’s revenue. Fr8App believes the industry is still anchored in communication through traditional channels (phone or email), and human attention is valued in the management of shipments.

Fr8App’s BackOffice

However, for traditional brokers, the Fr8App Platform is a solution to try to get capacity to their clients, quickly, when they have not achieved it through their traditional channels and methods. We anticipate that brokers will use the Portal to help augment their present offerings in the freight market over time and thereby providing Fr8App with an additional source of revenue.

Fr8App’s systems development team works in a development environment that is based on Scrum methodology. This methodology allows it to deliver new functionalities as frequently as it designs, which is presently every two weeks. By applying concepts such as Continuous Integration and Continuous Delivery (“CI/CD”), Fr8App believes its development process is highly robust. Following is a visual depiction of the Scrum Methodology:

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Its technology has been designed with the goals of building a highly efficient, adaptable, scalable and secure platform with the potential to vastly improve operating margins of freight transactions. Following are some of the features of Fr8App’s technology infrastructure and development methodologies:

1.	Efficiency & Adaptability:

a.	Highly automated agile development process supported by CI and CD tools.
b.	Event based, microservice architecture.
c.	Applications packaged in Docker images.
d.	Container orchestration via Kubernetes leveraging automated rollouts and rollbacks, service discovery and load balancing.
e.	Modern, extendable, API suited for integration with industry data providers (TMS, telematics, ELD, Compliance, Big Data providers and other systems).

2.	Scalability & High-availability:

a.	Project hosted in GoogleCloudPlatform.
b.	Underlying platform invented in telco industry, designed for scale with minimal downtime.
c.	Erlang’s (via Elixir) let-it-crash philosophy, reducing codebase and allowing smaller teams to produce more.
d.	CQRS design pattern used throughout the system, separation between read & write storage.
e.	Easy horizontal scaling via Kubernetes.
f.	EventStore as a framework for CQRS, EventsFr8App’scing, and messaging.
g.	Postgresql hosted in Aiven.

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3.	Security & Auditability:

a.	No information is lost, all transactions are stored in immutable storage. Fr8App can go back in time and reinterpret the data from the beginning of time with the new knowledge it is acquiring.
b.	System is being monitored by automated monitoring tools (Stackdriver, Prometheus) and is alerting the engineering team via Slack integration. Grafana is used to visualize system parameters in real-time. All API traffic is stored in BigQuery for deep analysis of system’s usage.
c.	Using highest industry available encryption standards.
d.	All information is encrypted on the go, https & wss.
e.	Personally identifiable information is encrypted in rest as well.
f.	Strict data and code access policies applied to product, and to development process.
g.	Full snapshot, i.e. base backup of Postgresql.
h.	Postgresql streaming backup, i.e. WAL records.
i.	Entire instances backed up.
j.	Access to multiple data centers in different geographic zones

Fr8App is developing and plans to develop reporting, online analytical processing, analytics, data mining, process mining, complex event processing, business performance management, benchmarking, text mining, predictive analytics, and prescriptive analytics. All these enhanced functionalities will increase the utility and add value to any user of its Platform and in turn, help drive traffic to the Platform itself.

Sales and Marketing

Fr8App targets its product offerings to high volume contractual lanes from direct small and mid-market Shippers with $1 to $200 million in annual revenue. Fr8App builds Carrier density with high volume consistent business from Shippers and builds buying power as it continues to attract more Carriers to use the Platform. Fr8App is establishing creative marketing campaigns in the Mexico domestic market to reinforce the benefits of using its Platform and Portal, and to increase adoption of its technology and solution.

Fr8App has recruited a proven industry executive, Mike Flinker as its President. Mike brings with him over 40 years of industry experience to lead Fr8App’s sales and business development efforts. Fr8App’s Chief Executive Officer, Javier Selgas, initially joined Fr8App as Chief Technology Officer and has over a dozen years of experience in developing technology and digital marketing. Fr8App’s Chief Financial Officer and Secretary, Paul Freudenthaler, has over 30 years of financial experience and has been Chief Financial Officer for several leading companies in both the U.S. and Mexico. Fr8App’s Chief Operating Officer has over 25 years of experience within the logistics and supply chain industry across North America. As of September 20, 2021, Fr8App has a total of 79 employees. Fr8App believes that by positioning and growing its cross-cultural human capabilities, interacting at a local level with Shippers and Carriers and by providing international knowledge and expertise, Fr8App will execute best practices in a smart and accelerated fashion and help build the trust among its customers and employees and strengthen its operations ecosystem.

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Regulations

The Carriers with which Fr8App transacts its business, are usually legal corporate entities, LLC’s, or their equivalents, in Mexico and Canada. Fr8App enters into contracts for the provision of services with Shippers and Carriers while the Shippers and Carriers are typically subject to rules and regulations for operating within their given industry and, as applicable, the freight industry within their respective countries of operation. Carriers are responsible for being duly certified and operating under good standing as required by their corporate residence and the locations over which they carry freight. For US carriers, the main regulator is the US Department of Transportation (“DOT”) and various state level equivalents. For Mexico Carriers, the relevant counterparty is the “Secretaria de Transporte” and in Canada it is “Canadian Transportation Agency”. Of note is that nearly the entirety of regulatory compliance burden with Fr8App’s business footprint falls on the Carriers themselves. For example, Fr8App’s regulatory compliance in the U.S. is for the most part limited to remaining in good standing with the DOT. Meanwhile the US based Carriers Fr8App works with are also required to comply with the DOT but may also have additional requirements for maintaining a number of operating licenses, insurance requirements and special certifications (i.e., border-crossing).

Consequently, the cost to comply with government regulation for Fr8App is relatively low. Government regulations affecting the manner in which the truck freight industry operates, and more specifically on Fr8App, would likely impose a number of obligations on parties that secure Carrier freight services within the freight industry. Depending on the nature of the regulatory changes, Fr8App’s business model could be adversely affected. However, it is nearly impossible to attempt to identify all cases that would affect the Company’s business model. For example, a change in trade regulations could increase or decrease freight volumes across a given border but the Company’s business model may not be adversely affected. A disease in products such as lettuce could affect the segment of our business that works with lettuce producers shipping from Mexico into the US and Canada. A US policy to impose tariffs on foreign steel could decrease cross-border traffic but increase domestic freight traffic in the steel industry. In comparison, if regulations were decreased and border restriction removed or lessened, as it occurred in the European Union as border restrictions eased, the added-value that Fr8App provides to our customers by assisting them with the nuances of border-crossing freight could be eliminated and our business from that segment could be negatively affected.

While Fr8App does not anticipate any wide or far-reaching changes in regulations affecting our industry, they are not out of the question and they could affect Fr8App’s business model in a material way.

Fr8App’s business is subject to a variety of U.S. and Mexican laws, rules and regulations, including those affecting “Motor Carriers, Owner-Operators and Transportation Brokers” issued by FMCSA of the DOT. Fr8App is subject to many U.S., Canadian and Mexican federal, state and local laws and regulations including those related to internet activities, privacy, rights of publicity, data protection, intellectual property, health and safety, competition, consumer protection, payments, transportation services, insurance coverage and taxation. These laws and regulations are constantly evolving and may be interpreted, applied, created or amended in a manner that could harm Fr8App’s business.

Many of these laws and regulations are still evolving and being tested in courts and could be interpreted in ways that could harm Fr8App. These may involve privacy, data protection and personal information, content, intellectual property, data security, retention and deletion. In particular it is subject to federal, state and foreign laws regarding privacy and protection of people’s data. Foreign data protection, privacy, content and other laws and regulations can impose different obligations or be more restrictive than those in the U.S. U.S. federal, state and foreign laws and regulations which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation and enforcement of these laws and regulations are often uncertain, particularly in the new and evolving industry in which it operates and may be interpreted and applied inconsistently from country to country and inconsistently with its current policies and practices. Fr8App’s customers upload and store data in its Platform. This presents legal challenges to its business and operations, such as consumer privacy rights or intellectual property rights. Both in the U.S. and abroad, Fr8App must monitor and comply with a wide variety of laws and regulations regarding the data stored and processed on its cloud-based platform as well as in the operation of its business.

Competition

The 3PL industry is rapidly evolving, including demand for greater efficiency and increased visibility into the shipment lifecycle. Fr8App expects continued significant competition on a national and international level. Fr8App’s competitors include the postal services of the U.S. and other nations, various motor carriers, express companies, freight forwarders, air couriers, large transportation and e-commerce companies that are making significant investments in their capabilities, and startups and other companies that combine technologies with crowdsourcing to focus on local market needs, some of whom may currently be its customers.

In Mexico, Fr8App competes with many logistics companies and freight brokers. Fr8App also buy from and sell transportation services to companies that compete with us. There are very few direct technology-based competitors that are focused on the domestic transportation market in Mexico.

In contrast, the domestic U.S. 3PL industry is crowded with globally recognized competitors, some of whom, offer transportation services as well as traditional 3PL services. Fr8App technology was developed in part to improve traditional 3PL solutions offered by established corporations such as XPS Logistics, Inc., C.H. Robinson Worldwide, Inc. and J.B. Hunt Transport Services, Inc. Traditional 3PL providers leverage their vast network of offices and employees to coordinate freight transportation domestically and internationally. Additionally, a wave of new entrants have entered the 3PL space with novel, real-time 3PL solutions; similar to Fr8App’s Portal and Platform. Companies such as Uber Freight LLC, Convoy, Inc. and NEXT Trucking, LLC have each accessed the 3PL market with the support of private financing to disrupt established 3PL corporations.

Furthermore, both established and emerging competitors have direct access to U.S.-Canadian cross border trade routes, where Fr8App intends to serve on an opportunistic basis as well. According to the U.S. Bureau of Transportation Statistics, a total of $343.0 billion worth of freight moved across the U.S.-Canada border in 2019.

In the future, competition may also come from other sources in the future as new technologies are developed and new methods of transportations are made widely available. Innovations in transportation technology, including driverless trucks, artificial intelligence and logistics could adversely affect the demand for Fr8App’s 3PL services.

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Intellectual Property

On January 7, 2021, Fr8App filed a trademark application with the U.S. Patent and Trademark Office for the Fr8Technologies design mark. Fr8App currently does not hold any patents or own any registered trademarks. Fr8App believes that the success of its business depends on the quality of its proprietary software solutions, technology, processes, and domain expertise. While it considers its intellectual property rights to be valuable, Fr8App believes that its competitive position depends primarily on its ability to increase and eventually to maintain a leadership position by developing innovative proprietary solutions, technology, information, processes, insights and business intelligence to satisfy both Shippers and Carriers’ needs through its Platform.

Employees

As of September 20, 2021, Fr8App has a total of 79 employees, 67 of them are based in Mexico with the remaining in the U.S. and other virtual locations. None of its employees are represented by a labor union or covered by a collective bargaining agreement. Fr8App considers its relationship with its employees to be good.

Facilities

Fr8App’s U.S. headquarters office is located at 2001 Timberloch Place, Suite 500, The Woodlands, Texas 77380, and its Mexican headquarters office is in Monterrey, Mexico.

Legal Proceedings

On September 6, 2018, Hub Group, Inc. (“Hub Group”) filed a Notice of Opposition against Fr8App’s U.S. Trademark Application Serial No. 87102800 (the “Trademark Application”) for its “Fr8HUB” unitary design mark (the “Mark”), seeking to have the Trademark Trial and Appeal Board (“TTAB”) reject the Trademark Application and refuse to register the Mark. On August 27, 2021 Fr8App and Hub Group entered into a binding Settlement Agreement and Release (the “Settlement”) fully resolving the TTAB proceeding. Under the terms of the Settlement, Fr8App agreed to irrevocably abandon the Trademark Application and permanently cease further commercial use of the terms “FreightHub,” “Fr8Hub” and “Hub,” as well as any confusingly similar marks (together the “Source Identifiers”), including abandoning any and all commercial and intellectual property rights to the Source Identifiers, refraining from filing additional trademark applications involving the Source Identifiers, and refraining from otherwise seeking to secure or enforce its rights to the Source Identifiers. There are no damages, penalties or payments arising under the Settlement. However, consumer or market confusion could result from Fr8App’s adoption of the identifiers “Freight App” and “Fr8App” and its abandonment of the terms “FreightHub” and “Fr8Hub” going forward. The duration or impact of such confusion, if any, is difficult to estimate. Hub Group has fully released any further legal claims concerning Fr8App’s use of the Source Identifiers through the date of the Settlement.

On January 11, 2021, BG Strategic Advisors, LLC (“BGSA”) filed a complaint against Fr8App at the Florida Circuit Court, alleging breach and anticipatory breach of a contract, while seeking unspecified monetary damages. Fr8App believes that BGSA’s claims are without merits. On or about February 17, 2021, Fr8App moved the case to the District Court for the Southern District of Florida. On February 25, 2021, Fr8App filed a counterclaim against BGSA and its affiliate for violations of the Investment Advisors Act of 1940, breach of fiduciary duty and other claims, seeking monetary damages and declaratory and injunctive relief. This litigation may be costly and may divert resources and management’s attention from Fr8App’s business.

Fr8App is not involved in any other litigation at this time. However, in the ordinary course of conducting its business, Fr8App may in the future become involved in various legal actions and other claims. Fr8App may also become involved in judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses. Some of these matters may involve claims of substantial amounts. These legal proceedings may be subject to many uncertainties and there can be no assurance of the outcome of any individual proceedings.

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FR8APP’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus/proxy statement. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” and elsewhere in this prospectus/proxy statement.

Company Overview

Fr8App was founded in 2015 as a Delaware corporation. Fr8App believes it is the first digital commercial freight-matching broker to offer 3PL while targeting the domestic Mexican and the cross-border Mexico-U.S.-Canada markets (“Target Markets”). Fr8App serves cross-border traffic across the Mexico-U.S. borders, the U.S.-Canada border, and domestic shipments within each of these three countries, with a primary focus on full truck-load freight. Its cutting-edge cloud-based Portal and Platform were designed to connect in real-time parties having commercial transportation needs.

Fr8App has created a free online commercial freight marketplace and mobile application platform that allow for automating the connection of carriers offering freight transportation services and shippers requiring transportation services. Fr8App’s platform solution and mobile application allow trucking companies to secure transportation for their goods within the palm of their hands and in real-time, assigning their transportation needs to capable drivers instantaneously, with the click of a button. Fr8App’s cutting-edge cloud-based online portal and mobile platform were designed to simplify connections between parties requiring transportation and those offering transportation services, all the while increasing efficiencies, reducing costs and increasing revenue for shippers and carriers. Each of our portal and platform are offered in English and Spanish. We have created and offer to the market specialized technology that helps facilitate supply chain visibility, operation, reliability and sustainability.

Trends

Fr8App believes the growing interest in digital freight matching platforms shows that traditional 3PL providers recognize the sweeping technological shifts in the industry and is ready to offer solutions to market participants. During the six months marking the second and third quarters of 2020, the industry has seen severe swings due to the volatility of global and domestic supply chains in light of significant market distortions resulting from the global pandemic caused by the virus known as COVID-19. This supply chain volatility has led large and small freight brokers to, among other tactics, pivot toward more abundant and secure sources of freight capacity which is available in a digital marketplace and facilitated by software portals and platforms. Fr8App believes the supply chain will continue to evolve into a more digital platform. As it does so, Fr8App believes digital brokers, like Fr8App can play an integral role in easing capacity constraints, opening up new lanes, and providing a benchmarking tool for shippers.

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In the short-term, Fr8App believes the COVID-19 pandemic has also changed the nature of global commerce and shipping. Cross-border travel and trade restrictions have been put into effect and many remain in place, even as economies and trade continue to re-open around the globe. Trucking capacity is no longer readily available across borders. Contract carriers can still only go to certain pre-specified locations and companies continue to need to determine where specific available freight capacity is and how much it costs. Fr8App believes that these conditions are creating part of the market void where digital brokers come into play for cross-border and consequently, intra-country commerce.

Results of Operations

Comparison of the Six Months and Three Months Ended June 30, 2021, and June 30, 2020

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For six months ended				For three months ended
	Jun 30 2021	Jun 30 2020	Inc/(Dec)%		Jun 30 2021	Jun 30 2020	Inc/(Dec)%
Revenue
Net revenue	10,666,316	2,709,522	7,956,794	293.7%	5,866,750	1,188,914	4,677,836	393.5%
Cost of revenue	(9,698,511)	(2,439,005)	(7,259,506)	297.6%	(5,378,626)	(1,026,517)	(4,352,109)	424.0%
Gross Profit	967,805	270,517	697,288	257.8%	488,124	162,397	325,727	200.6%

Operating Expense
Compensation and employee benefits	2,034,999	730,368	1,304,631	178.6%	1,093,489	334,326	759,163	227.1%
General and administrative	1,134,840	621,824	513,016	82.5%	539,743	454,446	85,297	18.8%
Sales and marketing	163,929	16,381	147,548	900.7%	99,364	5,243	94,121	1,795.2%
Depreciation and amortization	158,141	343,504	(185,363)	-54.0%	75,531	159,220	(83,689)	-52.6%
Total Operating Expense	3,491,909	1,712,077	1,779,832	104%	1,808,127	953,235	854,892	89.7%

Operating Income (Loss)	(2,524,104)	(1,441,560)	(1,082,544)	75.1%	(1,320,003)	(790,838)	(529,165)	66.9%

Other income and (expenses)
Interest expense, net	(287,442)	(201,646)	(85,796)	42.5%	(151,795)	(71,853)	(79,942)	111.3%

Gain/Loss from extinguishment of debt	115,678	(784,886)	900,564	-114.7%	-	(784,886)	784,886	-100.0%
Total other income (expense)	(171,764)	(986,532)	814,768	-82.6%	(151,795)	(856,739)	704,944	-82.3%

Income before income taxes	(2,695,868)	(2,428,092)	(267,776)	11%	(1,471,798)	(1,647,577)	175,779	10.7%

Income tax expense	17,095	7,651	9,444	123.4%	9,590	3,456	6,134	177.5%

Net Income (Loss)	(2,712,963)	(2,435,743)	(277,220)	11.4%	(1,481,388)	(1,651,033)	169,645	-10.3%

Change in redemption value of preferred stock	-	(912,687)	912,687	100%	-	(912,687)	912,687	-100%
Net loss attributable to common stock holders	(2,712,963)	(3,348,430)	635,467	-19%	(1,481,388)	(2,563,720)	1,082,332	-42.2%
Foreign translation adjustment	20,025	(1,045)	21,070-	-2,016.3%	45,982	4,790	41,192	860.0%
Comprehensive Income (Loss)	(2,692,938)	(2,436,788)	(256,150)	10.5%	(1,435,406)	(1,646,243)	210,837	12.8%

Revenues

Fr8App’s revenues grew to $10,666,316 for the six months ended June 30, 2021 from $2,709,522 for the six months ended June 30, 2020, an increase of $7,956,794 and 293.7% on year-over-year basis. In comparison, Fr8App’s revenues grew to $5,866,750 for the three months ended June 30, 2021 from $1,188,914 for the three months ended June 30, 2020, an increase of $4,677,836 and 393.5% on year-over-year basis. The rate of increase in quarterly revenues relative to prior year results increased by 393.5% in the second quarter of 2021 versus the prior quarter’s rate of increase of 215.6%. This year-over-year increase in the three months ended June 30 shows the impact of Fr8App’s restructuring in early 2020 including the incorporation of a new executive management team, the addition of a key repeat shipper clients over the time periods compared, and the effects from a more highly trained and focused salesforce in early 2021 versus in early 2020. The increase in year over year performance was also due to a more favorable environment in 2021 as restrictions related to the COVID pandemic began to abate relative to those in place in 2020.

Costs of Revenue

Similar to the pattern seen in revenues, Fr8App’s cost of revenue grew to $9,698,511 for the six months ended June 30, 2021 from $2,439,005 for the six months ended June 30, 2020, an increase of $7,259,506 and 297.6% on a year-over-year basis, while Fr8App’s cost of revenue grew to $5,378,626 for the three months ended June 30, 2021 from $1,026,517 for the three months ended June 30, 2020, an increase of $4,352,109 and 424.0% on a year-over-year basis. This year-over-year increase in the three months ended June 30 moves in similar fashion and magnitude with our revenue, with some differences due to varying margins in the traffic and in the traffic mix itself from quarter-to-quarter and year-to-year. We also had some pressure on costs as the US economy appeared to return to a more normal level of activity following the significant declines from the COVID-pandemic. Freight levels in our segment are reaching all-time highs and has led to some strains on capacity. For instance, diesel fuel prices increased approximately 10% in the second quarter of 2021 relative to the first quarter of 2021 and cross-border freight traffic reached new volume highs in the second quarter, resulting in increased requests for overages from carriers which could not be passed in all instances to shippers and consequently compressed our margins during the quarter.

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Gross Profit

Fr8App’s gross profit grew to $967,805 (9.1% of revenues) for the six months ended June 30, 2021 from $270,517 (10.0% of revenues) for the three months ended June 30, 2020, an increase of $697,288 and 257.8% on a year-over-year basis. In comparison, Fr8App’s gross profit grew to $488,124 (8.3% of revenues) for the three months ended June 30, 2021 from $162,397 (13.7% of revenues) for the three months ended June 30, 2020, an increase of $325,727 and 200.6% on a year-over-year basis. This year-over-year increase in absolute gross profit was due to the overall increase in revenues over the periods compared. The sequential decrease in margin as a percentage of revenue in 2021 versus 2020 was due to the effects from the significant rebound of the US economy on cross-border freight in particular, as the repressive effects from the COVID-pandemic on the US economy began to reverse over the course of the quarter in an environment with significant pent-up demand. We expect that this pressure on margins will continue over the near term as more carrier capacity reacts to the high demand levels in this segment and comes on-line over the course of the next several months/quarters. More recently, we have also shifted our sales efforts over the past several quarters towards more sustainable and repeatable revenue streams while higher margin opportunities over “spot” transactions are more difficult to deliver upon in such a tight market where the dynamics in the market tend to play in favor of the carriers in our segments.

Compensation and Employee Benefits

Fr8App’s compensation and employee benefits expenses were $2,034,999 for the six months ended June 30, 2021 compared to $730,368 for the six months ended June 30, 2020, which was a $1,304,631 or 178.6% increase on a year-over-year basis. In comparison, Fr8App’s compensation and employee benefits expenses were $1,093,489 for the three months ended June 30, 2021 versus $334,326 for the three months ended June 30, 2021, which was a $759,163 or 227.1% increase on a year-over-year basis, but nearly flat on a quarter/quarter basis. Fr8App anticipates that its compensation and employee benefits expenses will continue to increase on a year-over-year basis as we continue to invest in the expansion of our sales force (both shipper and carrier) and in the support staff required for the company to operate as a publicly-traded company, albeit at a lesser rate than our expected increase in revenues. We have also incorporated some variable compensation plans during early 2021 to incent management and staff efforts and activities in 2021.

Sales and Marketing

Sales and marketing expenses were $163,929 for the six months ended June 30, 2021 compared to $16,381 for the six months ended June 30, 2020, which was an increase of $147,548 or a 900.7% increase. In comparison, sales and marketing expenses were $99,364 for the three months ended June 30, 2021 compared to $5,243 for the three months ended June 30, 2020, which was an increase of $94,121 or a 1,795.2% increase. The increase in marketing expenses in 2021 should continue on a similar albeit lower increasing trend and is consistent with our design and branding efforts during 2021 which are now developed towards more targeted efforts aimed at specific shippers and carriers fitting with the company’s sectors where we offer higher levels of value added services and support to our clients, compared to less targeted efforts in the past.

General and Administrative

General and administrative expenses were $1,134,800 for the six months ended June 30, 2021 compared to $621,824 for the six months ended June 30, 2020, which was an increase of $513,016 or a 82.5% increase. General and administrative expenses were $539,743 for the three months ended June 30, 2021 compared to $454,446 for the three months ended June 30, 2020, which was an increase of $85,297 or a 18.8% increase. The increase in expenses for the six months ended June 30, 2021 is due to the incurrence of additional professional fees for audits, accounting, investor relations and legal services related to the company’s efforts to become a public entity as well as additional rent expense for the company’s larger office in Monterrey and exchange losses as the peso appreciated in value relative to the dollar during the first half of 2021. We anticipate these costs will flatten after we are able to establish our presence as a publicly traded company.

Depreciation and Amortization

Depreciation and amortization expense represents the amortization of previously capitalized software development costs, as appropriate, and depreciation expenses related to Fr8App’s fixed assets. This expense decreased to $158,141 for the six months ended June 30, 2021, from $343,504 for the six months ended June 30, 2020, a decrease of $185,363 or 54.0% on a year-over-year basis. This expense decreased to $75,531 for the three months ended June 30, 2021, from $159,220 for the three months ended June 30, 2020, a decrease of $83,689 or 52.6% on a year-over-year basis. This expense pattern is consistent with the levels of investment in Fr8App’s software and its fixed assets over time as these decreased by nearly 50.9% on a year-over-year basis through June 30, 2020 but have recovered by over 80.9% through June 30, 2021 since then.

Other income and expenses

Other income and expense represents interest expenses incurred by Fr8App’s debt facilities over the course of the year, offset by a minimal amount of interest income and gains and losses from debt settlement. During the six months ended June 30, 2021, Fr8App incurred additional interest expense due to a higher amount of debt outstanding over the year-ago period. Fr8App also settled its PPP Loan with a gain to income of $115,678 with no such comparable activity for the six months ended June 30, 2020. During the six months ended June 30, 2020, Fr8App recognized a loss from settlement of its debt outstanding at the time for $784,886 and a change in value of preferred stock over that time period of $912,687 with no such comparable activity for the six months ended June 30, 2021.

During the three months ended June 30, 2021, Fr8App had interest expense of $151,795, an increase of $79,942 over prior year’s levels due to a higher amount of convertible notes outstanding over the time periods compared.

Net Income (Loss)

Fr8App’s net loss for the six months ended June 30, 2021 increased from $2,712,963 from $2,435,743 for the six months ended June 30, 2020 or by $277,220 or 11.4% on a year-over-year basis, and its net loss for the three months ended June 30, 2021 increased to $1,471,798 from $1,647,577 for the three months ended June 30, 2020 or by $175,779 or 10.7% on a year-over-year basis, as a result of the items described above.

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Liquidity and Financial Position

Fr8App has historically met its cash needs through a combination of cash flows from operating activities, term loans, promissory notes, bonds, convertible notes, private placement offerings and sales of equity. Fr8App’s cash requirements are generally for operating activities and debt repayments. Fr8App funded its early operations with a combination of debt and equity and have recently positioned the company to operate on a go-forward basis with a minimal amount of debt. Fr8App’s net notes payable in the amount of $8,119,704 at December 31, 2019 were converted into equity during the six months ended June 30, 2020. Fr8App raised a total of $4,865,562 in convertible notes during 2020 and an additional $1,000,000 in January 2021 and $2,608,242 in May 2021 in bridge notes, respectively. Fr8App expects to receive net proceeds at the closing of the Merger in the amount of approximately $5.5 million and incur a minimal amount of debt over the near-term. Fr8App expects it will maintain its short-term debt facility with a third party in the amount of at least $3,000,000 to continue to support ongoing operations.

Fr8App’s accounts receivable and unbilled receivable balances at June 30, 2021 grew by 477.5% on a year over year comparative basis, which is consistent with the record quarterly revenues experienced during the three months ended June 30, 2021. Fr8App’s accounts payable, short-term borrowings and accrued expenses have also increased at a rate of 407.6% on a year-over-year comparative basis, in line with the increase in operating levels over the time periods compared. At June 30, 2021, Fr8App has an accumulated net capital deficit of $3,728,660, net long term debt of $6,596,687, and a working capital surplus of $2,341,348. Fr8App anticipates all of the debt at June 30, 2021 to convert to equity at the time of the Merger. At June 30, 2020, Fr8App had an accumulated net capital deficit of $10,680,606, redeemable preferred stock of $10,726,544, net long term debt of $432,800 and a working capital deficit of $77,363.

In March 2019, Fr8App initially secured a revolving line of credit that it used to assist with managing its working capital. The maximum principal amount that may be drawn under the line of credit is $2.5 million prior to the Merger, increasing to $3.0 million after the Merger. As of March 31, 2021, the outstanding principal amount borrowed is $2.0 million. The initial maturity date on this facility was March 7, 2020 and was extended by mutual written consent of the lender and Fr8App to a maturity date of July 31, 2023.

Cash flows

Comparison of the Six Months Ended June 30, 2021 and June 30, 2020

The following table summarizes our sources and uses of cash for the six months ended June 30, 2021 and June 30, 2020:

	Six Months Ended June 30,
	2021	2020
Net cash used in operating activities	(3,741,851)	(915,865)
Net cash used in investing activities	(190,371)	(105,244)
Net cash provided by financing activities	3,669,381	749,841
Net effect of exchange rates on cash	10,590	(2,509)
Net decrease in cash and cash equivalents	(252,251)	(273,777)

Cash flows used in Operating Activities

Net cash used in operating activities represent the cash receipts and disbursements related to our activities other than investing and financing activities. We expect cash provided by operating activities to be our primary use of funds for the foreseeable future as the Company continues to fund its growing operations.

Net cash flows used in operating activities is derived by adjusting our net loss for:

● non-cash operating items such as depreciation and amortization, stock-based compensation and other non-cash income or expenses;

● changes in operating assets and liabilities reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in results of operations as well as any losses from extinguishment of debt or changes in value of preferred stock.

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For the six months ended June 30, 2021, net cash used in operating activities was $3,741,851. The $3,741,851 of net cash used in operating activities consisted of a net loss of $2,712,963 adjusted for non-cash charges totaling $467,068, interest accrued on long term borrowings and a gain on extinguishment of debt of $114,700 and net changes in our net operating assets and liabilities amounting to $1,381,256. The non-cash charges primarily consisted of $231,191 for depreciation and amortization. The negative change in our net operating assets and liabilities was primarily due to increases in accounts receivable of $2,427,065 and prepaid and other assets of $322,317 offset by an increase in accounts payable and accrued expenses of $1,368,126. The changes in our accounts payable and accounts receivable balances are a result of the Company’s overall increase in business activities relative to earlier periods.

For the six months ended June 30, 2020, net cash used in operating activities was $915,865. The $915,865 of net cash used in operating activities consisted of a net loss of $2,435,743 adjusted for non-cash charges totaling $716,977, loss from extinguishment of debt of $784,886 and a net change in our net operating assets and liabilities of $18,015. The non-cash charges primarily consisted of change in fair market value of preferred stock of $912,687, $348,486 for depreciation and amortization, $209,351 in services in exchange for warrants and $159,140 of accrued interest converted to equity and share-based compensation. The change in our net operating assets and liabilities was primarily due to an increase in accounts payable and accrued expenses of $37,308, decreases in accounts receivable and prepaid assets of $23,831, offset by and an increase in security deposits of $4,538. The changes in our accounts payable and accounts receivable balances are a result of the Company’s overall increase in business activities over the time periods compared.

Cash flows used in Investing Activities

For the six months ended June 30, 2021, net cash used in investing activities was $190,371. The cash flow used was driven by investment in software development and purchases of equipment.

For the six months ended June 30, 2020, net cash used in investing activities was $105,244. The cash flow used was driven by investment in software development.

Cash flows provided by Financing Activities

For the six months ended June 30, 2021, net cash provided by financing activities was $3,669,381. The cash flow provided was driven primarily by proceeds from notes payable of $2,608,842, and a net draw on borrowing facilities for $1,063,245.

For the six months ended June 30, 2020, net cash provided by financing activities was $749,841. The cash flow provided was driven primarily proceeds from notes payable of $861,112, a net repayment on borrowing facilities for $225,971 and proceeds from a PPP loan of $114,700.

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Comparison of the Year ended December 31, 2020 and December 31, 2019

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For year ended
	Dec 31. 2020	Dec 31, 2019	Inc/(Dec)%
Revenue
Net revenue	9,205,941	4,179,845	5, 026,096	120.2%
Cost of revenue	(8,411,570)	(3,848,776)	(4,562,794)	118.6%
Gross Profit	794,371	331,069	463,302	139.9%

Operating Expense
Compensation and employee benefits	2,212,407	1,559,278	653,129	41.9%
Sales and marketing	23,622	130,641	(107,019)	-81.9%
General and administrative	2,737,184	1,047,551	1, 689,633	161.3%
Depreciation and amortization	531,027	659,961	(128,934)	-19.5%
Total Operating Expense	5,504,240	3,397,431	2,106,809	62.0%

Operating Income (Loss)	(4,709,869)	(3,066,362)	(1,643,507)	53.6%

Other income and (expenses)
Interest income	-	90	(90)	-100.0%
Interest expense	(334,170)	(428,773)	94,603	-22.1%
Loss from extinguishment of debt	(784,886)	-	(784,886)	n/a
Total other income (expense)	(1,119,056)	(428,683)	(690,373)	161.0%

Income before income taxes	(5,828,925)	(3,495,045)	(2,333,880)	66.8%

Income tax expense	23,051	9,981	13,070	130.9

Net Income (Loss)	(5,851,976)	(3,505,026)	(2,346,950)	67.0%

Foreign translation adjustment	2,159	(1,529)	3,688	-241.2%
Comprehensive Income (Loss)	(5,849,817)	(3,506,555)	(2,343,262)	66.8%

Revenues

Fr8App’s revenues grew to $9,205,941 for the year ended December 31, 2020 from $4,179,845 for the year ended December 31, 2019, an increase of $5,026,096 and 120.2% on year-over-year basis. This year-over-year increase in the year ended December 31 show the impact of Fr8App’s new product offerings on its revenue growth and the effects from a more highly trained and focused salesforce in 2020 versus 2019.

Fr8App’s revenues grew to $4,179,845 for the year ended December 31, 2019 from $3,245,517 for the year ended December 31, 2018, an increase of $934,328 and 28.8% on a year-over-year basis. This year-over-year increase begins to show the impact of our new product offerings in the latter part of 2019 and the activity related to one large brokerage account serviced by Fr8App that was discontinued in early 2020.

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Costs of Revenue

In parallel with the increase in revenues, Fr8App’s cost of revenue grew to $8,411,570 for the year ended December 31, 2020 from $3,848,776 for the year ended December 31, 2019, an increase of $4,562,794 and 118.6% on a year-over-year basis. This year-over-year increase in the years ended December 31 moves in similar fashion and magnitude with our revenue, with some differences due to varying margins in the traffic from quarter-to-quarter and year-to-year.

In parallel with the increase in revenues, our cost of revenue grew to $3,848,776 for the year ended December 31, 2019 from $2,927,536 for the year ended December 31, 2018, an increase of $921,240 and 31.5% on a year-over-year basis. This year-over-year increase in the year ended moves in similar fashion and magnitude with our revenue, with some differences due to varying margins in the traffic from period to period.

Gross Profit

Fr8App’s gross profit grew to $794,371 (8.6% of revenues) for the year ended December 31, 2020 from $331,069 (7.9% of revenues) for the year ended December 31, 2019, an increase of $463,302 and 139.9% on a year-over-year basis. This year-over-year increase in absolute gross profit was due to the overall increase in revenues over the periods compared. The increase in margin as a percentage of revenue over in 2020 versus 2019 was due to the contracting of a large contract with a broker during 2019, a business we no longer actively pursue, that incurred significant accessory charges for storage that were not covered by our contract with them. This stream of business caused Fr8App to incur significant storage costs that were not offset by accessory charges and thus compressed our margins over the life of this contract. This contract ran off to conclusion during the first half of 2020. We have also increased our sales efforts towards more sustainable and repeatable revenue streams and focused on higher margin opportunities over “spot” transactions with potentially lower margins.

Fr8App’s gross profit grew to $331,069 (7.9% of revenues) for the year ended December 31, 2019 from $317,981 (9.8% of revenues) for the year ended December 31, 2018, an increase of $13,088 and 4.1% on year-over-year basis. This year-over-year increase in absolute gross profit was due to the overall increase in revenues over the periods compared. The decrease in margin as a percentage of revenue over the course of 2019 was due to the contracting of a large contract with a broker, a business we no longer actively pursue, that incurred significant accessory charges for storage that were not covered by Fr8App’s contract with them. This stream of business caused us to incur significant storage costs that were not offset by accessory charges and thus compressed our margins over the life of this contract. This contract ran off to conclusion during the first half of 2020.

Compensation and Employee Benefits

Fr8App’s compensation and employee benefits expenses were $2,212,407 for the year ended December 31, 2020 compared to $1,559,278 for the year ended December 31, 2019, which was a $653,129 or 41.9% increase on a year-over-year basis. Fr8App anticipates that its compensation and employee benefits expenses will continue to increase as we continue to invest in the expansion of our sales force and the support staff required for the company to operate as a publicly-traded company, albeit at a lesser rate than our expected increase in revenues.

Fr8App’s compensation and employee benefits expenses were $1,559,278 for the year ended December 31, 2019 compared to $1,002,902 for the year ended December 31, 2018, which was an increase of $556,376 or 55.5% on a year-over-year basis. The increase in year-over-year compensation was due to higher bonuses in 2019, higher marketing salaries and high contract expenses. Fr8App anticipates that its compensation and employee benefits expenses will continue to increase as we continue to invest in the expansion of our sales force and the support staff required for it to operate as a publicly traded company.

Sales and Marketing

Sales and marketing expenses were $23,622 for the year ended December 31, 2020 compared to $130,641 for the year ended December 31, 2019, which was a decrease of $107,019 or a 81.9% decrease. The decrease in marketing expenses in 2020 is consistent with our refocusing of sales efforts during 2020 towards more targeted efforts aimed at specific shippers and carriers fitting with the company’s target profile compared to less targeted efforts in the past.

Sales and marketing expenses were $130,641 for the year ended December 31, 2019 compared to $20,234 for the year ended December 31, 2018, which was an increase of $110,407 or 545.7% on a year-over-year basis. The increase in marketing expenses in 2019 was because of large one-time expenses incurred in for marketing and branding expenses over the course of 2019.

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General and Administrative

General and administrative expenses were $2,737,184 for the year ended December 31, 2020 compared to $1,047,551 for the year ended December 31, 2019, which was an increase of $1, 689,663 or a 161.3% increase. The increase in expenses for the year ended December 31, 2020 is due to payment of additional expenses for accounting, consulting and related professional services in preparation for Fr8App’s repositioning and in additional legal support and in anticipation of becoming a publicly traded entity.

General and administrative expenses were $1,047,551 for the year ended December 31, 2019 compared to $827,784 for the year ended December 31, 2018, which was an increase of $219,767 or a 26.5% increase on a year-over-year basis. The increase in expenses for 2019 is due to payments of additional expenses for consultants and advisors, headhunter fees and software expenses.

Depreciation and Amortization

Depreciation and amortization expense represents the amortization of previously capitalized software development costs, as appropriate, and depreciation expenses related to Fr8App’s fixed assets. This expense decreased to $531,027 for the year ended December 31, 2020, from $659,961 for the year ended December 31, 2019, a decrease of $128,934 or 19.5% on a year-over-year basis. This expense pattern is consistent with the levels of investment in Fr8App’s software and its fixed assets over time as these decreased by nearly 45.1% on a year-over-year basis.

Depreciation and amortization expense represents the amortization of previously capitalized software development costs, as appropriate, and depreciation expenses related to Fr8App’s fixed assets. This expense increased to $659,961 for the year ended December 31, 2019, from $534,543, an increase of $125,418 or 23.5% on a year-over-year basis. This expense pattern is consistent with the levels of investment in Fr8App’s software and its fixed assets over time.

Other income and expenses

Other income and expense represents the loss from extinguishment of debt recognized in the settlement of convertible notes during the three months ended June 30, 2020 in addition to the interest expenses incurred by Fr8App’s debt facilities over the course of the year, offset by a minimal amount of interest income. During the three months ended June 30, 2020, Fr8App settled its then convertible notes payable as further described in Notes 11 and 18 of our audited financial statements. The expenses incurred for doing so were $784,886 in loss from extinguishment of convertible notes during the same three months then ended. Interest expense, decreased to $334,170 for the year ended December 31, 2020, from $428,773 for the year ended December 31, 2019, a decrease in expenses of $94,603 or 22.1%. This decrease was due to settlement of convertible notes and relatively lower overall levels of debt in the year ended December 31, 2020 versus a similar prior year period.

Other income and expense represents the interest expenses incurred by Fr8App’s debt facilities offset by interest income from its cash on hand. Other expenses, primarily composed of interest expense, increased to $428,773 for the year ended December 31, 2019, from $340,481 for the year ended December 31, 2018, and increase in expenses of $88,292 or 25.9%. The increase in interest expense over the periods compared relates to a higher usage of borrowing by Fr8App in the form of convertible loans and of the company’s short-term borrowing facility over the time periods compared.

Net Income (Loss)

Fr8App’s net loss for the year ended December 31, 2020 increased to $5,851,976 from $3,505,026 for the year ended December 31, 2019 or by $2,346,950 or 67.0% on a year-over-year basis as a result of the items described above.

Fr8App’s net loss for the year ended December 31, 2019 increased to $3,505,026 from $2,407,963 for the year ended December 31, 2018 or by $1,097,063 of 45.6% on a year-over-year basis as a result of the items described above.

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Cash flows

Comparison of the Years Ended December 31, 2020 and December 31, 2019

The following table summarizes our sources and uses of cash for the years ended December 31, 2020 and December 31, 2019:

	Year Ended December 31,
	2020	2019
Net cash used in operating activities	(3,413,162)	(2,328,181)
Net cash used in investing activities	(227,653)	(414,624)
Net cash provided by financing activities	6,092,546	2,325,607
Net effect of exchange rates on cash	(876)	(1,402)
Net decrease in cash and cash equivalents	2,450,855	(418,600

Cash flows used in Operating Activities

For the year ended December 31, 2020, net cash used in operating activities was $3,413,162. The $3,413,162 of net cash used in operating activities consisted of a net loss of $5,851,976 adjusted for non-cash charges totaling $2,202,300, a net change in our net operating assets and liabilities of ($548,372), and a recognized loss from extinguishment of debt of $784,886. The non-cash charges primarily consisted of $1,431, 392 for services in exchange for warrants and common shares, $570,177 for depreciation and amortization and $200,731 of accrued interest converted to equity. The negative change in our net operating assets and liabilities was primarily due to increases in accounts payable of $959,764, increases in accrued expenses of $637,864 and an offset by an increase in unbilled receivables of $869,629, accounts receivable of $849,094 and prepaid and other assets of $468,726. The increases in our accounts payable and accounts receivable balances are a result of the Company’s overall increase in business activities over the time periods compared.

For the year ended December 31, 2019, net cash used in operating activities was $2,328,181. The $2,328,181 of net cash used in operating activities consisted of a net loss of $3,505,026 adjusted for non-cash charges totaling $717,125, share-based compensation and accrued interest converted to equity of $323,708 and net changes in our net operating assets and liabilities of $136,012. The non-cash charges primarily consisted of $717,125 for depreciation and amortization. The positive change in our net operating assets and liabilities was primarily due to increases in accounts payable of $434,418, a decrease in a related party receivable of $102,850 and an offset by an increase in accounts receivable of $414,907. The increases in our accounts payable and accounts receivable balances are a result of the Company’s overall increase in business activities over the time periods compared.

Cash flows used in Investing Activities

For the year ended December 31, 2020, net cash used in investing activities was $227,653. The cash flow used was driven by investment in software development and purchases of equipment.

For the year ended December 31, 2019, net cash used in investing activities was $414,624. The cash flow used was driven by investment in software development and purchases of equipment.

Cash flows provided by Financing Activities

For the year ended December 31, 2020, net cash provided by financing activities was $6,092,546. The cash flow provided was driven primarily by proceeds from notes payable of $4,765,562, a net draw on borrowing facilities for $772,346, proceeds from the exercise of warrants and options of $439,938, and proceeds from a loan issued under the Paycheck Protection Program (PPP) of $114,700.

For the year ended December 31, 2019, net cash provided by financing activities was $2,325,607. The cash flow provided was driven primarily by proceeds from notes payable of $2,055,024, a net draw on borrowing facilities for $269,899, and proceeds from the exercise of common stock options of $684.

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MANAGEMENT FOLLOWING THE MERGER

Resignation of Current Executive Officers and Directors of Hudson

Pursuant to the Merger Agreement, all of the current executive officers and directors of Hudson will resign immediately prior to the completion of the merger.

Executive Officers and Directors of the Combined Company Following the Merger

Pursuant to the Merger Agreement, prior to the Effective Time, the Hudson Board of Directors will set the size of the board of directors at four and appoint all of the designees of Fr8App, including the current board of directors of Fr8App and other designees, if any, of Fr8App, and Hudson has the option to designate a board observer. Collectively the reconstituted board is expected to satisfy the requisite independence requirements for the Hudson Board of Directors, as well as the sophistication and independence requirements for the required committees pursuant to NASDAQ listing requirements.

The following table lists the names and positions of the individuals currently identified to serve as executive officers and directors of the Combined Company upon the completion of the Merger.

Name	Age	Position
Javier Selgas	36	Chief Executive Officer and Director
Mike Flinker	65	President
Luisa Irene Lopez Reyes	49	Chief Operating Officer
Paul Freudenthaler	57	Chief Financial Officer and Secretary
Nicholas H. Adler	46	Director Nominee
William Samuels	45	Director Nominee
Jerry L. Hutter	77	Director Nominee

Executive Officers

Javier Selgas, Fr8App’s Chief Executive Officer and director, was Fr8App’s Chief Technology Officer from March to September 2020, and was responsible for all of Fr8App’s technologies and products. From May 2017 to March 2020, Javier was the Country Manager in Osigu, a technology company in the healthcare space, leading its new operation in Spain. From February 2013 to May 2017, Javier also headed AJEgroup’s IT division in Asia Pacific region playing a key role in the continued development of strategic IT growth and supplier relationships, ensuring flexibility in response to an increasingly demanding corporation. Prior to joining AJEGroup, Javier dedicated his professional career as an IT consultant in big corporations such as Endesa and Ibermatica. Javier earned a Master’s Degree from Barcelona University, and a Bachelor of Science degree in Software Engineering from European University.

Mike Flinker, Fr8App’s President, is a 40 year transportation industry veteran. Mike joined Fr8App in September 2020. In 1987, Mike co-founded FLS Transportation Services Inc. (“FLS”) where he served as the President from inception until his retirement in August 2018. FLS started as a cross-border logistics company operating solely between Canada and the U.S. and eventually expanded to the domestic U.S. market in 2005. FLS was the largest cross-border logistics company in Canada and within 11 years, went on to become the 20th largest logistics company in the U.S. FLS was sold to a mid-market private equity fund in March 2020. Prior to founding FLS, Mike worked for Clarke Transport Inc., Canadian Pacific and Reimer Express Inc. (a division of Roadway Express). Mike served on the boards of multiple charities and is currently heading the capital campaign for Cedars Cancer Center which is the cancer center for the McGill University Health Center.

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Luisa Irene Lopez Reyes, Fr8App’s Chief Operating Officer, joined Fr8App in August 2021. From December 2017 to July 2021, Luisa had the responsibility to start Landstar operations in Mexico and to develop business for domestic and cross border divisions. During October 2015 to November 2017 Luisa served as an Operations Director for School and Personnel Transportation Division for GRUPO TRAXION. Prior to running transportation business, Luisa has performed as an Operation Head in different transnational companies: Editorial Televisa 2015-2017, Danone Water Division 2014, PriceShoes 2009-2013, ConAgra Foods 2006-2009, Nestlé 2000-2006. During her professional career Luisa has received awards as the best logistics provider from WM and DHL trough innovation and IT platforms implementation achieving efficiencies in logistics processes. Luisa have a Business Coaching Master, Supply Chain Management Certification and a Bachelor Degree in PR.

Paul Freudenthaler, Fr8App’s Chief Financial Officer and Secretary, joined Fr8App in September 2020. Prior to joining Fr8App, Paul has served as the chief financial officer for several leading companies in both the U.S. and Mexico. From August 2015 to April 2016, he was the chief financial officer for EZ Corp., the Mexico division of Crediamigo, a payroll discount lender. From November 2016 to August 2020, Paul was the chief financial officer of Ascentium Capital, the largest independent small business lender in the U.S. Paul drove the growth and successful sale of Ascentium Capital from private equity investors to one of the largest banks in the United States. Paul was the chief financial officer for Old Mutual in Latin America from June 2012 to July 2015, Macquarie in Mexico City from June 2009 to May 2012 and Irwin Union Bank in the United States from August 2005 to August 2008. Paul’s experience includes successful public offerings and a number of acquisitions totaling well over $1 billion in both Mexico and the United States. Paul was born in Canada and grew up in Mexico City, before spending the following 30 years splitting his time among Mexico, the U.S. and Canada. Paul earned his MBA in Finance from The Wharton School of Business, a CPA License from Texas State Board of Public Accounting, and a Bachelor of Commerce in Accounting and Economics from the University of Calgary, Canada.

Non-Employee Directors

Nicholas H. Adler, Fr8App’s current Chairman of the Board, is a practicing attorney in Nashville, Tennessee specializing in defense litigation, bankruptcy, foreclosure, and real estate matters. He has been a partner at Brock & Scott PLLC since 2012. Nick is admitted to practice law in New York and Tennessee as well as all Federal districts within Tennessee. After his graduation from law school, Nick practiced with a large international firm in New York specializing in securities regulation. Since 2005, his practice has focused on the representation of national and regional credit grantors in Tennessee. He is also active in real estate development and asset management in Nashville. Nick earned his B.A. in political science from Vanderbilt University and his J.D. from The Washington and Lee University School of Law.

William Samuels, a current member of Fr8App’s Board of Directors, is a practicing attorney in Manhattan, New York specializing in intellectual property law. He has been a partner at Warshaw Burstein, LLP since June 2020. Between October 2017 and May 2020, he was a partner at Scarinci & Hollenbeck LLC and prior to that, he was a partner at W.R. Samuels Law PLLC starting January 2010. He is Treasurer of the New York State Bar Intellectual Property Section and co-chair of that section’s Trademark Law Committee. He earned his BA in English Literature from Georgetown University, MA in English Literature from the University of Pennsylvania and J.D. from Emory University.

Jerry L. Hutter, a current member of Fr8App’s Board of Directors, retired in 2009 as the Chief Executive Officer of CFO Strategies, Inc., a consulting company which he co-founded in 2005. Mr. Hutter served as a director of DJSP Enterprises, Inc. (DJSP) beginning in 2010 where he also served as Audit Committee Chairman and is designated as an Audit Committee Financial Expert for SEC purposes. DJSP was traded on NASDAQ under the symbol of “DJSP.” Recently, DJSP completed the process of liquidating and distributing assets to shareholders, under the guidance of Mr. Hutter and three other remaining directors. From 2001 to 2005 he was employed by CBIZ MHM, LLC as a Senior Manager. Mr. Hutter has over forty years of experience as an auditor, controller, chief financial officer, and management consultant for firms ranging from Fortune 500 companies to smaller private sector corporations and not-for-profit organizations. Mr. Hutter has experience in all phases of the mortgage division of Home Savings of America before their acquisition by Washington Mutual and also was their Corporate Financial Controller, having participated in the initial public offering of H. F. Ahmanson Company. Mr. Hutter has also held positions on the corporate staff at KB Homes, tasked with SEC filings. He is a former certified public accountant with Price Waterhouse Coopers, where he was certified with both the American Institute of Certified Public Accountants (AICPA) and the California Society of Certified Public Accountants. He holds a Bachelor of Science degree in Accounting from California State University at Long Beach, with special studies at the University of California at Los Angeles and San Diego State University.

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Family Relationships

There are no family relationships among any of Combined Company’s directors or executive officers.

The Board of Directors and Its Committees

Board of Directors

The Combined Company will not have a formal policy requiring members of the board to attend annual meetings of the stockholders.

Board Committees

The board of directors has the authority to appoint committees to perform certain management and administration functions. The board of directors will establish an audit committee and a compensation committee. The board of directors may establish other committees to facilitate the management of the Combined Company’s business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the board of directors.

All of the committees will comply with all applicable requirements of the Sarbanes-Oxley Act, NASDAQ and SEC rules and regulations as further described below. Following the closing of the Merger, the charters for each of these committees will be available on the Combined Company’s website at https://www.Fr8App.com/. Information contained on or accessible through Fr8App’s or Hudson’s website is not a part of this proxy statement/prospectus and the inclusion of such website addresses in this proxy statement/prospectus are inactive textual references only.

Audit Committee

Upon the closing of the Merger, the Combined Company will have an Audit Committee, comprised of Nicholas H. Adler, Jerry L. Hutter and William Samuels. The primary responsibility of the Audit Committee is to oversee the Combined Company’s financial reporting process on behalf of the board and report the result of its activities to the board. Such responsibilities include, but are not limited to, the selection and, if necessary, the replacement of independent auditors and review and discussion with such independent auditors of (i) the overall scope and plans for the audit, (ii) the adequacy and effectiveness of the accounting and financial controls, including a system to monitor and manage business risks, and legal and ethical programs, and (iii) the results of the annual audit, including the financial statements to be included in the Combined Company’s Annual Report on Form 10-K.

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Each member of the Audit Committee will be “independent” as that term is defined under the applicable rules of the Securities and Exchange Commission (the “SEC”) and the applicable rules of The NASDAQ Stock Market. Each Audit Committee member will have sufficient knowledge in financial and auditing matters to serve on the Committee. At least one member of the Audit Committee will be an “audit committee financial expert,” as defined under the applicable rules of the SEC and the applicable rules of The NASDAQ Stock Market. Purchaser currently expects Jerry L. Hutter will be the audit committee financial expert.

Compensation Committee

Upon the closing of the Merger, the Combined Company will have a Compensation Committee, comprised of Nicholas H. Adler and Jerry L. Hutter. The responsibilities of the Compensation Committee include, among other things, overseeing the evaluation of executive officers (including the Chief Executive Officer) of the Combined Company, determining the compensation of executive officers of the Combined Company, and overseeing the management of risks associated therewith. The Compensation Committee will determine and approve the Chief Executive Officer’s compensation. The Compensation Committee will also administer the Combined Company’s equity-based plans and make recommendations to the board with respect to actions that are subject to approval of the board regarding such plans. The Compensation Committee will also review and make recommendations to the board with respect to the compensation of directors. The Compensation Committee monitors the risks associated with the Combined Company’s compensation policies and practices as contemplated by Item 402(s) of Regulation S-K.

Each member of the Compensation Committee will be “independent” as that term is defined under the applicable rules of the SEC and the applicable rules of The NASDAQ Stock Market.

Nominating Committee

Upon the closing of the Merger, the Combined Company will have a Compensation Committee, comprised of Nicholas H. Adler and William Samuels. The responsibilities of the Nominating Committee include, among other things, evaluating the current composition, organization and governance of the Board and its committees; reviewing periodically the policy and procedures for considering stockholder nominee for election to the Board; searching for, identifying, evaluating and recommending for the selection by the Board, candidates to fill new positions or vacancies on the Board; evaluating the performance of individual members of the Board eligible for re-election; and evaluating the independence of directors and director nominees against the independence requirements of the SEC rules and other applicable requirements; reviewing periodically the composition of each Board committee; developing and recommending to the Board a set of corporate governance principles and practices; and reviewing and monitoring the Combined Company’s Code of Ethics.

Each member of the Compensation Committee will be “independent” as that term is defined under the applicable rules of the SEC and the applicable rules of The NASDAQ Stock Market.

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Code of Business Conduct and Ethics

Upon the closing of the Merger, the Combined Company will have a Code of Business Conduct and Ethics that applies to its directors, officers and employees. The purpose of the Code of Business Conduct and Ethics is to deter wrongdoing and to provide guidance to the combined company’s directors, officers and employees to help them recognize and deal with ethical issues, to provide mechanisms to report unethical or illegal conduct and to contribute positively to the combined company’s culture of honesty and accountability. The Code of Business Conduct and Ethics will be publicly available on the combined company’s website at https://www.Fr8App.com/. If the Combined Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver, including any implicit waiver from a provision of the Code of Business Conduct and Ethics to its directors or executive officers, it will disclose the nature of such amendments or waiver on its website or in a current report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

Upon the closing of the Merger, the Combined Company will have a compensation committee that will be selected from among the directors who are independent under applicable NASDAQ listing standards. None of the members of Combined Company’s compensation committee will have ever been an officer or employee of either company. None of the Combined Company’s executive officers will serve, or will have served during the last fiscal year, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of the Combined Company’s directors or on the compensation committee.

Combined Company Non-Employee Director Compensation Policy

The Combined Company expects to adopt a non-employee director compensation policy, pursuant to which non-employee directors will be eligible to receive compensation for service on the Combined Company’s board of directors and committees of the board of directors.

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Fr8App Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation paid in 2020 and during the last two fiscal years ended December 31, 2019 and 2018 to Fr8App’s only executive officer at the time, its then Chief Executive Officer, Ohad Axelrod. Mr. Axelrod served as Fr8App’s Chief Executive Officer between June 2017 and March 2020 and his responsibility included oversight and management of Fr8App’s overall budget.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Award	Option Award ($)		All Other Compensation ($)(8)	Total ($)
Javier Selgas Chief Executive Officer(1)	2020	83,334	-		-	29,164	(4)	-	112,498

Mike Flinker(2) President	2020	60,238	-		-	-		-	60,238

Paul Freudenthaler(2) Chief Financial Officer and Secretary	2020	62,500	-		-	14,582	(5)	1,189	78,271

Ohad Axelrod	2020	75,961	30,000	(3)	-	90,311	(6)	124,093	320,365
Former Chief Executive Officer	2019	250,000	70,000	(3)	-	-	(7)	6,024	326,024
	2018	208,769	50,000	(3)	-	-		5,178	263,947

(1) Mr. Selgas joined Fr8App initially as its Chief Technology Officer in March 2020.

(2) Messrs. Flinker and Freudenthaler joined Fr8App in September 2020.

(3) Bonus amount represents a discretionary bonus determined by Fr8App’s then board of directors pursuant to Mr. Axelrod’s then employment agreement with Fr8App.

(4) Under his employment agreement, Mr. Selgas was given an option grant for 154,066 shares of Fr8App Common Stock at $0.25 per share, fully vested upon grant on October 7, 2020.

(5) Under his employment agreement, Mr. Freudenthaler was given an option grant for 77,033 shares of Fr8App Common Stock at $0.25 per share, fully vested upon grant on October 7, 2020.

(6) In July 2020, 679,678 options were granted to Mr. Axelrod pursuant to the terms of his separation agreement with Fr8App. However, these options together with the 80,000 options granted in 2018 (see footnote 3 below) were forfeited and cancelled in their entirety and replaced by the 669,364 options granted to Mr. Axelrod in September 2020, as a replacement of all his previous option grants under the 2018 Plan. The 669,364 options are fully vested, exercisable at $0.25 per share and will expire on March 25, 2022.

(7) In 2019, Mr. Axelrod was granted 80,000 options which were forfeited and cancelled in their entirety and replaced by the 669,364 replacement options granted in September 2020. (see footnote 6 above)

(8) All other compensation consists of primarily health benefits and life insurance premiums paid by Fr8App for the benefit of Mr. Axelrod; except that in 2020, Mr. Axelrod also received severance payment of $107,307, and accrued paid vacation, 401(k) and other benefits through July 30, 2020.

Between March and September 2020, personnel of an affiliate of ATW provided professional services to Fr8App pursuant to an Advisory and Consulting Services Agreement. These professional services included among other things, holding key operational and management positions at Fr8App, enacting cost cutting measures to improve operational efficiencies, identifying a public company for a reverse stock merger, hiring the investment bank, legal counsel and auditors to prepare for a public listing, hiring of Fr8App’s current executive officers, and identifying candidates for Fr8App’s current board of directors. In return for these professional services, the affiliate of ATW received a warrant to purchase up to 765,862 shares of Fr8App’s Series A2 Preferred Stock. See the section titled, “Certain Relationships and Related-Party Transactions.”

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Agreements with Fr8App’s Current Executive Officers

Fr8App’s current Chief Executive Officer joined Fr8App in March 2020 as its Chief Technology Officer, and became the Chief Executive Officer in September 2020. Both President and Chief Financial Officer of Fr8App joined Fr8App in September 2020. Fr8App’s Chief Operating Officer joined Fr8App in August 2021. Set forth below are compensation arrangements based on their current employment agreements with Fr8App.

Under his Employment Agreement with Fr8App, Javier Selgas serves as Fr8App’s Chief Executive Officer, receives an annual base salary of $250,000 and is eligible for a discretionary bonus payable in the first fiscal quarter after the end of each fiscal year. He is entitled to receive (i) an option grant for 154,066 shares of Fr8App Common Stock at $0.25 per share, fully vested upon grant, and (ii) an option grant for 308,131 shares of Fr8App Common Stock at an initial exercise price of $0.25 per share, which will automatically increase to the Applicable Per Share Merger Consideration upon the Closing of the Merger, vesting over four years starting in September 2021. In the event Javier Selgas is terminated without cause or for good reason, he will be entitled to receive continued payment of his base salary for six months immediately following the termination date.

Under his Executive Services Agreement with Fr8App, Mike Flinker serves as the President, receives an annual base salary of $220,000 and is eligible to receive a discretionary bonus payable in the first fiscal quarter after the end of each fiscal year. He is entitled to receive an option grant for 231,099 shares of Fr8App Common Stock at $0.25 per share, which will automatically increase to the Applicable Per Share Merger Consideration upon the Closing of the Merger, vesting over four years starting in September 2020. In the event Mike Flinker is terminated without cause or for good reason, he will be entitled to receive continued payment of his base salary for three months immediately following the termination date.

Under his Employment Agreement with Fr8App, Paul Freudenthaler serves as Fr8App’s Chief Financial Officer, receives an annual base salary of $250,000 and is eligible to receive a discretionary bonus payable in the first fiscal quarter after the end of each fiscal year. He is entitled to receive (i) an option grant for 77,033 shares of Fr8App Common Stock at $0.25 per share, fully vested upon grant, and (ii) an option grant for 385,164 shares of Fr8App Common Stock at an initial exercise price of $0.25 per share, which will automatically increase to the Applicable Per Share Merger Consideration upon the Closing of the Merger, vesting over four years starting in September 2020. In the event Paul Freudenthaler is terminated without cause or for good reason, he will be entitled to receive continued payment of his base salary for six months immediately following the termination date.

Under her Employment Agreement with Fr8App, Luisa Irene Lopez Reyes serves as Fr8App’s and FreightHub Mexico’s Chief Operating Officer, receives an annual base salary of MXP$3,000,000 and is eligible to receive a discretionary bonus payable within the first 2-1/2 months after the end of the applicable fiscal year. She is entitled to receive (i) an option grant for 32,764 shares of Fr8App Common Stock at $0.80 per share, fully vested upon grant, and (ii) an option grant for 163,818 shares of Fr8App Common Stock at a price which is the Applicable Per Share Merger Consideration, vesting over four years starting on the one year anniversary date of the Effective Date of the Merger. In the event that Ms. Reyes is terminated without cause or for good reason, she will be entitled to receive continued payment of her base salary for three months immediately following the termination date.

Director Compensation Table

For the first nine months of 2020, Fr8App’s only director was Edmundo Gonzalez. On October 1, 2020, Messrs. Javier Selgas (Fr8App’s current Chief Executive Officer), Nicholas H. Adler, and Jerry L. Hutter were elected to the board and Mr. Edmundo Gonzalez was removed from the board. In February 2021, William Samuels was elected to the board. The following table reflects compensation earned for services performed in 2010 by the various board members. Fr8App also reimbursed its directors for expenses incurred in his their capacity as directors.

Name	Director Fees Earned or Paid in Cash ($)	Stock Awards	Option Awards	Total ($)
Edmundo Gonzalez	16,000	_	-	16,000
Nicholas H. Adler	5,000	_	_	5,000
Jerry L. Hutter	5,000	_	_	5,000

Pension Benefits

None of Fr8App’s current executive officers is covered by a pension plan or other similar benefit plan that provides for payments by Fr8App or other benefits from Fr8App at, following, or in connection with retirement.

Nonqualified Deferred Compensation

None of Fr8App’s current executive officers is covered by a nonqualified defined contribution or other nonqualified deferred compensation plan.

Director Compensation

Fr8App currently pays $20,000 in annual cash compensation to its non-employee directors for their service on the board. All of Fr8App’s directors are entitled to reimbursement of reasonable expenses incurred in connection with attending board and committee meetings. Fr8App also compensates its non-employee directors with an annual restricted stock grant of such number of shares of common stock that equals $20,000 on the respective grant date.

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CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

On August 26, 2020, Fr8App issued a warrant to ATW Partners to purchase up to 765,862 shares of Series A2 Preferred Stock at an exercise price of $0.25 in exchange for professional services, including among other things, holding key operational and management positions at Fr8App between March and September 2020, enacting cost cutting measures to improve operational efficiencies, identifying a public company for a reverse stock merger, hiring of Fr8App’s current executive officers, and identifying candidates for Fr8App’s current board of directors. Effective September 30, 2020, this warrant was cancelled and a replacement warrant to purchase up to 765,862 shares of Series A2 Preferred Stock at an exercise price of $0.25 was issued to ATW Opportunities Manager. Both ATW Partners and ATW Opportunities Manager are affiliates of ATW.

On September 16, 2020, Fr8App issued a promissory note to ATW in the principal amount of $300,000 with a 90-day term (“90-Day Note”). The 90-Day Note accrued interest at an annual rate of 5% over the 90-day term and was payable by Fr8App at maturity, upon acceleration of the indebtedness in the case of an event of default or in connection with any prepayment of the 90-Day Note by Fr8App. The 90-Day Note was converted into a 2020 Bridge Note (as defined herein) in connection with ATW’s participation in the 2020 Bridge Financing described below.

On October 7, 2020, Fr8App entered into the Note Purchase Agreement with certain existing shareholders and investors pursuant to which Fr8App issued 2020 Bridge Notes in the aggregate principal amount of $4,004,421 in a 2020 Bridge Financing. All 2020 Bridge Notes will mature on the date that is two years from the closing date of the 2020 Bridge Financing. Interest on the 2020 Bridge Notes will accrue at an annual rate of 5% over the two-year term of the 2020 Bridge Notes and is payable by Fr8App (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the 2020 Bridge Notes by Fr8App or, (iv) in connection with any conversion of the 2020 Bridge Notes through the issuance of shares of the capital stock of Fr8App in exchange for accrued and unpaid interest owing at the time of conversion. Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the 2020 Bridge Notes will automatically convert into Series A3 Preferred Stock and Series A3 Warrants issued in the Pre-Merger Financing, but at a conversion price equivalent to approximately 50% of the corresponding purchase price in the Pre-Merger Financing. As the lead investor in the 2020 Bridge Financing, ATW’s affiliate, ATW Opportunities was granted the right of first refusal to participate in up to 50% of the aggregate principal amount to be raised by Fr8App in any equity or equity-linked financing (except for the Pre-Merger Financing) occurring in the five years following the initial closing of the 2020 Bridge Financing pursuant to the Note Purchase Agreement.

On January 29, 2021, Fr8App entered into the January Bridge Note Purchase Agreement with ATW Opportunities pursuant to which Fr8App issued the January Bridge Note. The January Bridge Note matures on October 7, 2022. Interest on the January Bridge Note accrues at an annual rate of 5% over the term and is payable by Fr8App (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the January Bridge Note by Fr8App, or (iv) in connection with any conversion of the January Bridge Note through the issuance of shares of the capital stock of Fr8App in exchange for accrued and unpaid interest owing at the time of conversion. The January Bridge Note is convertible into Conversion Shares, at the option of ATW Opportunities, pursuant to one of the following: (i) next equity financing conversion; (ii) corporate transaction conversion; and (iii) at maturity.

Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the January Bridge Note will automatically convert into Series A3 Preferred Stock and Series A3-2 Warrants to be issued in the Pre-Merger Financing, at a conversion price equivalent to approximately 20% discount to the corresponding purchase price in the Pre-Merger Financing.

On May 24, 2021, Fr8App entered into the May Bridge Note Purchase Agreement with ATW and ATW Opportunities pursuant to which Fr8App issued the May Bridge Notes. On July 30, Fr8App issued the July Bridge Note. The May Bridge Notes and the July Bridge Note will mature on October 7, 2022. Interest on the May Bridge Notes and the July Bridge Note will accrue at an annual rate of 5% over the maturity period and will be payable by Fr8App (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment by Fr8App or, (iv) in connection with any conversion through the issuance of shares of the capital stock of Fr8App in exchange for accrued and unpaid interest owing at the time of conversion. The May Bridge Notes and the July Bridge Note will be convertible into Conversion Shares at the option of the holders pursuant to one of the following: (i) next equity financing conversion; (ii) corporate transaction conversion; and (iii) at maturity.

On September 16, 2021, ATW Opportunities entered into a Securities Purchase Agreement with Hudson pursuant to which Hudson agreed to sell for an aggregate purchase price of $2,700,000, an aggregate of 630,000 ordinary shares and a Pre-Funded Warrant to purchase 650,000 ordinary shares (the “September 2021 Financing”) which closed on September 28, 2021. The net proceeds from the September 2021 Financing, after expenses, was approximately $2.6 million, of which $1.5 million was used to fund the Fr8App Loan. In connection with the Fr8App Loan, Fr8App issued to Hudson the Fr8App Warrant to purchase certain securities of Fr8App in an aggregate value of $2,700,000. Pursuant to a Warrant Assignment Agreement dated September 16, 2021, Hudson assigned the Fr8App Warrant to ATW Opportunities. Pursuant to the terms of the Fr8App Warrant, upon closing of the Pre-Merger Financing, the Fr8App Warrant will be automatically deemed to be exercised to purchase shares of Fr8App’s Series A3 Preferred Stock, at a conversion price equivalent to 25% discount to the corresponding purchase price in the Pre-Merger Financing.

Upon closing of the Pre-Merger Financing, the principal balance and unpaid accrued interest on the May Bridge Notes and the July Bridge Note will automatically convert into the Series A3 Preferred Stock and Series A3-3 Warrants to be issued in the Pre-Merger Financing, at a conversion price equivalent to approximately 25% discount to the corresponding purchase price in the Pre-Merger Financing.

ATW and its affiliates, together with Chardan are deemed affiliates of Fr8App, by virtue of Mr. Kerry Propper’s relationship to each of Fr8App, ATW and its affiliates, and Chardan.

Mr. Propper’s various relationships with ATW and its affiliates are as follows: (i) he is a Managing Member of ATW Partners, LLC, which is the investment manager of ATW Fund I, L.P. (“ATW I”) and ATW, both of which currently own shares of preferred stock of Fr8App, (ii) he is a Managing Member of ATW Partners GP, LLC, which is the general partner of ATW I, (iii) he is a Member of ATW Opportunities Manager, which (A) is the investment manager of ATW Opportunities, which participated in the 2020 Bridge Financing, the January Bridge Financing, and the May Bridge Financing, (B) holds a Fr8App warrant, exercisable for the purchase of shares of Series A2 Preferred Stock of Fr8App, issued in consideration of certain consulting services rendered and to be rendered by ATW Partners to Fr8App; and (iv) he is a Member of ATW Partners Opportunities Fund GP, LLC, which is the general partner of ATW Opportunities, which participated in the 2020 Bridge Financing, the January Bridge Financing and the May Bridge Financing.

Mr. Propper, in his individual capacity, at the consummation of the Merger will be the beneficial holder of 678,687 shares of Series A3 Preferred Stock, 21,001 shares of Series A4 Preferred Stock and 193,986 Series A3 Warrants of Fr8App. Mr. Propper served as one of the ATW director designees on the Fr8App board of directors between May and September 2020.

Mr. Propper is the Chairman of Chardan, which was engaged to serve as a financial advisor to Fr8App in connection with the transactions contemplated by the Merger.

Chardan, at the consummation of the Merger, is entitled to receive its finder’s fee in the form of 6,766,667 shares of Series A3 Preferred Stock and Series A3 Warrants to purchase 1,933,333 shares of Combined Company Common Stock. The 6,766,667 shares of Fr8App’s Series A3 Preferred Stock shall, in connection with the closing of the Merger, be exchanged for 1,933,333 shares of Series A3 Preferred Stock of the Combined Company, which may be converted into a maximum of 6,766,667 shares of Combined Company common stock. However, only 1,933,333 shares of Series A3 Preferred Stock of the Combined Company will be initially convertible into common stock of the Combined Company on a 1:1 basis immediately following the closing of the Merger.  The remaining 4,833,334 shares of Series A3 Preferred Stock of the Combined Company will only be convertible into Combined Company common stock in the event certain price-protection adjustments are made based upon the VWAP of the Combined Company’s common stock during specified periods following the closing of the Merger.

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DESCRIPTION OF SECURITIES

The Combined Company’s Amended and Restated Certificate of Incorporation will provide that Fr8App is authorized to issue up to 400,150,000 shares, comprising (i) 300,000,000 shares of Common Stock, $0.0001 par value per share, (ii) 150,000 shares of Non-Voting Common Stock, $0.0001 par value per share, and (iii) 100,000,000 shares of Preferred Stock, $0.0001 par value per share.

Common Stock

General

The voting, dividend and liquidation rights of the holders of Fr8App’s Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock.

Voting

The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

Dividends.

Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Combined Company when, as and if declared thereon by the Combined Company Board from time to time out of assets or funds of the Combined Company legally available therefor

Non-Voting Common Stock

The dividend and liquidation rights of the holders of the Non-Voting Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock. Holders of Non-Voting Common Stock have no voting rights.

Preferred Stock

Under the Amended and Restated Certificate of Incorporation, together with the Certificate of Designation of the Series A3 Preferred Stock, the following series of Preferred Stock have been designated, 25,271 shares shall be designated as Series Seed Preferred Stock (the “Series Seed Preferred Stock”), 10,118,434 shares shall be designated as Series A1-A Preferred Stock (the “Series A1-A Preferred Stock”), 4,010,707 shares shall be designated as Series A1-B Preferred Stock, (the “Series A1-B Preferred Stock” and together with the Series A1-A Preferred Stock, the “Series A1 Preferred Stock”), 2,859,776 shares shall be designated as Series A2 Preferred Stock (the “Series A2 Preferred Stock”), 64,314,267 shall be designated as Series A3 Preferred Stock (the “Series A3 Preferred Stock”), and 814,919 shares shall be designated as Series A4 Preferred Stock (the “Series A4 Preferred Stock”, and together with the Series A1 Preferred Stock, the Series A2 Preferred Stock, and the Series A3 Preferred Stock, the “Series A Preferred Stock”).

Blank Check Preferred

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware, setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Conversion Rights

Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Reference Price (as defined below) by the applicable Conversion Price (as defined below) in effect at the time of conversion. The initial Conversion Price (as applicable), and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment.

●	The Series Seed Reference Price and Conversion Price shall be equal to $18.1970.
●	The Series A1-A Reference Price and Conversion Price shall be equal to $1.05.
●	The Series A1-B Reference Price and Conversion Price shall be equal to $1.31.
●	The Series A2 Reference Price and Conversion Price shall be equal to $1.58.
●	The Series A3 Reference Price and Conversion Price shall be equal to $3.00.
●	The Series A4 Reference Price and Conversion Price shall be equal to $1.78.

In the event of a liquidation, dissolution or winding up of the Combined Company or a Deemed Liquidation Event (as described below), the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock

Voting Rights; Election of Directors

Holders of Preferred Stock have no voting rights.

Protective Provisions

Section 3.3 of the Amended and Restated Certificate of Incorporation will require that at any time when shares of Series A3 Preferred Stock, Series A2 Preferred Stock, Series A1-A Preferred Stock or Series A1-B Preferred Stock are outstanding are outstanding, the Combined Company shall not, either directly or indirectly, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series A2 Preferred Stock voting together as a single class, which must include ATW Master Fund II, L.P. given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

Dividends

The Combined Company shall not declare, pay or set aside any dividends on shares of any other class or series of its capital stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall simultaneously receive with the holders of Common Stock and the Combined Company s Series Seed Preferred Stock like dividends on an as-converted-to-Common Stock basis.

Limitation on Beneficial Ownership

To the extent that the conversion of any Preferred Stock by a stockholder will result in such stockholder, together with its affiliate(s), beneficially owning in excess of 4.99% (or upon the election by such stockholder prior to the issuance of any Preferred Stock, 9.99%) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion, the number of shares in excess of the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled, and such holder of Preferred Stock shall not have the power to vote or transfer the Excess Shares.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Combined Company or any Deemed Liquidation Event (as defined below), all distributions or proceeds available for the Combined Company stockholders will be distributed to all stockholders pari passu and pro rata based on the number of shares held by each stockholder (on an as-converted to Common Stock basis). Certain mergers, consolidations, and asset sales and similar business combination transactions constituting a change of control of the Combined Company and/or sale of the Combined Company or substantially all of its assets shall be considered a “Deemed Liquidation Event.”

Exclusive Forum

The Proposed Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Combined Company to the Combined Company or the Combined Company’s stockholders, (iii) any action asserting a claim against the Combined Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Combined Company’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Combined Company, its directors, officers or employees governed by the internal affairs doctrine, except in each case for certain limited exceptions as set forth in the Proposed Charter. The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Exchange Act and the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter.

The choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Purchaser or its directors, officers or other employees, and may result in increased costs to a stockholder who has to bring a claim in a forum that is not convenient to the stockholder, which may discourage such lawsuits. Although under Section 115 of the DGCL, exclusive forum provisions may be included in a company’s certificate of incorporation, the enforceability of similar forum provisions in other companies’ certificates or incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provision of our Proposed Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

237

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock after the Redomestication as of [●], 2021, the Record Date Pre-Merger, and immediately after the consummation of the Merger by:

● each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by Hudson to be the beneficial owner of more than 5% of shares of our Common Stock as of [●], 2021, the Record Date (pre-Merger) or of shares of our Common Stock upon the closing of the Merger;

● each of Hudson’s executive officers and directors;

● each person who will become an executive officer or director of the Combined Company upon the closing of the Merger;

● all of our current executive officers and directors as a group; and

● all executive officers and directors of the Combined Company as a group upon the closing of the Merger.

As of the Record Date, Hudson had 7,036,146 ordinary shares issued and outstanding. The percentage of shares beneficially owned after the Redomestication as of the Record Date is calculated based on the 7,036,146 shares of Common Stock to be issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Hudson believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Merger, sole voting and investment power with respect to all shares of our Common Stock that they beneficially own, subject to applicable community property laws. Any shares of our Common Stock subject to options or warrants exercisable within 60 days of the consummation of the Merger are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Under our Amended and Restated Certificate of Incorporation, to the extent that the conversion of any Purchaser Preferred Stock by a stockholder will result in such stockholder, together with its affiliate(s), beneficially owning in excess of 4.99% (or upon the election by such stockholder prior to the issuance of any Purchaser Preferred Stock, 9.99%) (the “Maximum Percentage”) of the shares of Purchaser Common Stock outstanding immediately after giving effect to such conversion, the number of shares in excess of the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled, and such holder of Purchaser Preferred stock shall not have the power to transfer the Excess Shares.

Subject to the foregoing, percentage ownership of outstanding shares is based on 42,535,449 shares of our Common Stock to be outstanding immediately upon consummation of the Merger assuming conversion of all outstanding shares of Purchaser Preferred Stock.

238

	Pre-Merger, Post-Redomestication		Post-Merger, Post-Redomestication
	Number of Shares		Number of Shares
Name and Address of Beneficial Owner(1)	Beneficially Owned	% of Class	Number of Shares		% of Class
Five Percent Holders of Hudson and the Combined Company
PX Global Advisors LLC(1)	2,508,000	35.6%	2,508,000		5.90%
ATW Opportunities	650,000	9.2%	1,280,000	(2)	3.01%
Directors and Named Executive Officers of Hudson
Warren Wang	—	—	—		—
Hon Man Yun	—	—	—		—
Ming Yi	—	—	—		—
Hong Chen	—	—	—		—
Xiaoyue Zhang	—	—	—		—
All Directors and Executive Officers of Hudson as a Group (5 individuals)	—	—	—		—
Directors and Named Executive Officers Post-Business Combination(3):
Javier Selgas	—	—	175,788	(4)	*
Mike Flinker	—	—	—		—
Luisa Irene Lopez Reyes	—	—	37,383	(5)	*
Paul Freudenthaler	—	—	87,894	(6)	*
Nicholas H. Adler	—	—	13,333	(7)	*
William Samuels	—	—	13,333	(8)	*
Jerry L. Hutter	—	—	13,333	(9)	*
All directors and executive officers post-Business Combination as a group (6 individuals)	—	—	341,065		*

*	Less than 1%.

(1) PX Global Advisors LLC, a Delaware limited liability corporation, holds 2,508,000 ordinary shares of Hudson, and therefore 2,508,000 shares of our Common Stock post-Redomestication, constituting 35.6% of the total issued and outstanding shares pre-Merger. PX Global Advisors LLC’s sole shareholder, director and officer is Pengfei Xie. As a result, Mr. Xie has the sole power to direct the vote and disposition of the shares and may be deemed, directly or indirectly, to be the beneficial owner of the shares held by PX Global Advisors LLC.

(2) Includes (i) 630,000 ordinary shares of Hudson and (ii) warrants to purchase 650,000 ordinary shares of Hudson, and therefore a total of 1,280,000 shares of our common stock post-Merger and post-Redomestication.

(3) Unless otherwise indicated, the address for those listed below is c/o Freight App, Inc., at 2001 Timberloch Place, Suite 500, The Woodlands, Texas 77380.

(4) Represents the product of (i) 154,066 shares of Fr8App Common Stock underlying an option, and (ii) the Exchange Ratio.

(5) Represents the product of (i) 32,764 shares of Fr8App Common Stock underlying an option, and (ii) the Exchange Ratio.

(6) Represents the product of (i) 77,033 shares of Fr8App Common Stock underlying an option, and (ii) the Exchange Ratio.

(7) Represents the product of (i) a restricted share grant of 11,686 shares of Fr8App Common Stock, and (ii) the Exchange Ratio.

(8) Represents the product of (i) a restricted share grant of 11,686 shares of Fr8App Common Stock, and (ii) the Exchange Ratio.

(9) Represents the product of (i) a restricted share grant of 11,686 shares of Fr8App Common Stock, and (ii) the Exchange Ratio.

239

LEGAL MATTERS

Sichenzia Ross Ference LLP will pass upon the validity of the Purchaser Common Stock offered by this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of Hudson Capital, Inc. and Subsidiaries as of and for the years ended December 31, 2020 and 2019 included in this proxy statement/prospectus have been audited by Centurion ZD CPA & Co.; given on the authority of said firm as an independent registered public accounting firm, as separately stated in its report appearing elsewhere herein, and have been so included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

 The financial statements of Freight App, Inc. (formerly known as FreightHub, Inc.) as of and for the years ended December 31, 2020, 2019 and 2018 included in this proxy statement/prospectus in reliance upon the report of UHY LLP, independent registered public accounting firm, as stated in its report appearing elsewhere herein, and have been so included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, we also must file reports with, and furnish other information to, the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies. However, we file with the SEC an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited interim financial information. The SEC also maintains an internet site (www.sec.gov) that makes available reports and other information that we file or furnish electronically with it.

Purchaser has filed a registration statement under the Securities Act with the SEC with respect to the securities of Purchaser to be issued pursuant to the Merger Agreement. This proxy statement/prospectus constitutes the prospectus of Purchaser filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

Fr8App does not have a class of equity securities registered under the Securities Exchange Act of 1934 and does not file reports or other information with the SEC.

240

OTHER MATTERS

Householding of Proxy statement/prospectus

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus will be delivered to multiple Hudson shareholders sharing an address unless contrary instructions have been received by from the impacted stockholders. Once you have received notice from Hudson (if you are a Hudson shareholder of record) or from your broker (if you are a beneficial owner of ordinary shares of) that Hudson or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate copies of Hudson’s annual disclosure documents and this proxy statement/prospectus or if you currently receive multiple copies and would like to request “householding” of these communications, please notify your broker or Hudson. Direct your written request to Hudson to Warren Wang. In the event a shareholder that received multiple copies would like to receive only one copy for such shareholder’s household, such shareholder should contact their bank, broker, or other nominee record holder, or contact Hudson at the above address or phone number.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement/prospectus, the Hudson board does not intend to present at the Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the Hudson board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

241

HUDSON CAPITAL INC.

(formerly known as CHINA INTERNET NATIONWIDE FINANCIAL SERVICES INC.)

AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Condensed Consolidated Balance Sheets as of June 30, 2021 (Unaudited) and December 31, 2020	F-1

Unaudited Condensed Consolidated Income Statement for the six months ended June 30, 2021 and June 30, 2020	F-2

242

HUDSON CAPITAL INC.

(formerly known as CHINA INTERNET NATIONWIDE FINANCIAL SERVICES INC.)

AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In US$)

	As of June 30,	As of December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$699,000	$3,274,287
Accounts receivable (including $0 and $0 of receivable from related parties as of June 30, 2021 and December 31, 2020, respectively)	-	-
Other receivables	140,935	105,149
Loan to third parties	-	-
Prepayments and advance to suppliers	9,565	9,470
Due from related parties	82,576	81,756
Total Current Assets	932,076	3,470,662

Non-current assets
Property and Equipment, net	11,290	108,467
Intangible assets, net	814	806
Long-term prepayment	3,061	3,031
Deferred Tax Assets	-	-
Total Assets	$947,241	$3,582,966

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued payroll	$212,975	$168,016
Other payables and accruals	39,318	244,370
Due to related party	361,339	358,241
Taxes payable	143,306	1,053,249
Total Current Liabilities	756,938	1,823,876
Provision of other Liabilities	-	1,127,945
Total Liabilities	756,938	2,951,821

Shareholders’ equity
Common Stock ($0.005 par value, unlimited shares authorized, 6,406,146 and 6,406,146 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively)	32,031	32,031
Additional paid in capital	32,931,128	32,931,128
Statutory reserve	3,032,854	3,032,854
Retained earnings	(34,930,006)	(34,537,976)
Accumulated other comprehensive loss	(875,704)	(826,892)
Total Shareholders’ Equity	190,303	631,145
Total Liabilities and Shareholders’ Equity	$947,241	$3,582,966

F-1

HUDSON CAPITAL INC.

AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENT

(In US$)

	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Revenue
International corporate financing advisory	$-	$-
Factoring service	-	605
Total revenue	-	605

Cost of revenues	-	-
Gross profit	-	605

Operating expenses
Selling and marketing expenses	-	10,534
General and administrative expenses	395,665	862,015
Total Operating expenses	395,665	872,549
(Loss) Income from operations	(395,665)	(871,944)

Other income (expenses)
Interest income on bank deposit	4	14
Other income (expenses), net	3,631	50,000
Interest income from loans to third parties	-	181,000
Reversal of impairment (Impairment loss) on loans to third parties	-	687
Total other income (expenses), net	3,635	231,701

Loss before income tax expenses	(392,030)	(640,243)
Income tax expenses	-	-
Net Loss	$(392,030)	$(640,243)
Other comprehensive loss
Foreign currency translation gain(loss)	(48,812)	25,125
Comprehensive Loss	$(440,842)	$(615,118)
Weighted average number of shares
Basic	6,406,146	4,662,657 *
Diluted	6,406,146	4,662,657 *
Earnings per share
Basic	$(0.061)	$(0.137)
Diluted	$(0.061)	$(0.137)

* - The number of shares outstanding was adjusted retroactively for all period presented to reflect the 5 to 1 reverse stock split change which was effective on October 29, 2020.

F-2

HUDSON CAPITAL INC. (formerly known as CHINA INTERNET NATIONWIDE FINANCIAL SERVICES INC.) AND SUBSIDIARIES

F-3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of Hudson Capital Inc. (Formerly known as China Internet Nationwide Financial Services Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hudson Capital Inc. (Formerly known as China Internet Nationwide Financial Services Inc.) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ Centurion ZD CPA& Co.
Centurion ZD CPA & Co.

We have served as the Company’s auditor since 2019.

Hong Kong, China

May 5, 2021

F-4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Hudson Capital Inc. (formerly known as China Internet Nationwide Financial Services Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of China Internet Nationwide Financial Services Inc. and Subsidiaries (the “Company”) as of December 31, 2018, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the year then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP

We have served as the Company’s auditor for 2019

Flushing, New York

May 10, 2019

F-5

HUDSON CAPITAL INC. (formerly known as CHINA INTERNET NATIONWIDE FINANCIAL

SERVICES INC.) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2020	2019
ASSETS
Current assets
Cash	$3,274,287	$13,567
Accounts receivable, net	-	7,264
Other receivables	105,149	646,690
Loans to third parties, net	-	4,800,000
Prepayments	9,470	17,047
Due from related parties	81,756	76,466
Total Current Assets	3,470,662	5,561,034
Non-current assets
Property and Equipment, net	108,467	1,503
Intangible assets, net	806	1,940
Long-term prepayment	3,031	4,580
Goodwill	-	-
Deferred Tax Assets	-	-
Total Assets	$3,582,966	$5,569,057

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued payroll	$168,016	$621,483
Accounts payable
Advance from customers	-	-
Other payables and accruals	244,370	201,469
Due to related party	358,241	279,925
Taxes payable	1,053,249	986,195
Total Current Liabilities	1,823,876	2,089,072
Provision of other liabilities	1,127,945	959,881
Deferred tax liabilities	-	-
Total Liabilities	2,951,821	3,048,953

Shareholders’ equity
Common Stock ($0.005* par value, unlimited shares authorized, 6,406,146 and 4,422,837* shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively)	32,031	22,114
Additional paid in capital	32,931,128	28,441,045
Statutory reserve	3,032,854	2,949,930
Retained earnings	(34,537,976)	(25,379,699)
Accumulated other comprehensive loss	(826,892)	(3,513,286)
Total Shareholders’ Equity	631,145	2,520,104
Total Liabilities and Shareholders’ Equity	$3,582,966	$5,569,057

All of the VIE’s assets can be used to settle obligations of its primary beneficiary. Liabilities recognized as a result of consolidating the VIE do not represent additional claims on the Company’s general assets.

* - The number of shares outstanding was adjusted retroactively for all period presented to reflect the 5 to 1 reverse stock split change which was effective on October 29, 2020.

See notes to the consolidated financial statements

F-6

HUDSON CAPITAL INC. (formerly known as CHINA INTERNET NATIONWIDE FINANCIAL

SERVICES INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018

Revenue
- Third parties	$618	$1,366,417	$14,402,329
- Related parties
Total revenue	618	1,366,417	14,402,329

Cost of revenues	-	123	654,979
Gross profit	618	1,366,294	13,747,350

Operating expenses
Selling and marketing expenses	10,748	100,460	576,526
General and administrative expenses	4,123,108	1,893,499	11,664,394
Research & Development Expense	-	-	3,512,512
Donation expenses	-	-	-
Total Operating expenses	4,133,856	1,993,959	15,753,432
(Loss) income from operations	(4,133,238)	(627,665)	(2,006,082)

Other income (expenses)
Interest income on bank deposit	14	666	16,182
Loss on disposal of a subsidiary			(2,062,155)
Other income (expenses)	38,870	(5,611,484)	(510,200)
Interest income from loans to third parties	365,000	2,191,631	6,465,042
Impairment loss on loans to third parties and property and equipment	(5,345,999)	(57,941,663)	(7,423,651)
Total other (expenses) income, net	(4,942,115)	(61,360,850)	(3,514,782)

(Loss) Income before income tax expenses	(9,075,353)	(61,988,515)	(5,520,864)
Income tax (benefit) expenses	-	7,243	(1,702,127)
Net (loss) income	$(9,075,353)	$(61,995,758)	$(3,818,737)
Other comprehensive (loss) income
Foreign currency translation (loss) gain	2,686,394	(365,258)	(2,415,919)
Comprehensive (loss) Income	$(6,388,959)	$(62,361,016)	$(6,234,656)

Weighted average number of shares, basic and diluted	6,406,146	4,422,837 *	4,422,837 *
Basic and diluted (loss) earnings per share	$(1.42)	$(14.02)*	$(0.85)*

* - The number of shares outstanding was adjusted retroactively for all period presented to reflect the 5 to 1 reverse stock split change which was effective on October 29, 2020.

See notes to consolidated financial statements

F-7

HUDSON CAPITAL INC. (formerly known as CHINA INTERNET NATIONWIDE FINANCIAL SERVICES INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net income	$(9,075,353)	$(61,995,758)	$(3,818,737)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,179	62,358	59,907
Deferred taxes	-	1,790,260	(1,733,152)
Loss on disposal of a subsidiary	-	-	2,062,155
Impairment loss on loans to third parties	4,800,000	56,242,596	7,346,903
Impairment loss on fixed assets	-	-	76,748
Changes in operating assets and liabilities:	-	-	-
Accounts receivable	7,264	(1,450,857)	(13,327,901)
Other receivables	541,541	2,782,583	(3,055,473)
Prepayments	7,577	23,842	254,879
Due from related parties	73,026	389,337	(191,832)
Long-term office rental deposit	-	-	669,888
Accrued payroll	(453,467)	80,431	(454,552)
Other payables and accruals	42,901	(78,971)	(381,174)
Tax payable	67,054	202,515	(4,780,002)
Accounts Payable	-	-	(70,242)
Other Assets	-	-	-
Long-term prepayment	1,549	3,705	-
Estimated Liabilities	168,064	971,268	-
Advance from customers	-	(94,688)	76,203
Net cash (used in)/provided by operating activities	(3,818,665)	(1,071,379)	(17,266,382)

Cash flows from investing activities:
Purchases of property and equipment	(108,095)	-	(175,972)
Loans to third parties	-	(200,000)	(39,417,810)
Collection of loans to third parties	-	-	31,870,523
Net cash (used in)/provided by investing activities	(108,095)	(200,000)	(7,723,259)

Cash flows from financing activities:
Proceeds from related party	-	(31,201)	-
Repayment to a related party	-	-	(128,407)
Proceeds from shares placement (net of offering cost of $222,000)	4,278,000	-	-
Net cash provided by/ (used in) financing activities	4,278,000	(31,201)	(128,407)
Effect of exchange rate changes on cash	2,909,480	(262,681)	(468,386)
Net increase (decrease) in cash	3,260,720	(1,565,261)	(25,586,434)
Cash at beginning of year	13,567	1,578,828	27,165,262
Cash at end of year	3,274,287	13,567	$1,578,828
Supplemental disclosure of cash flow information			-
Interest paid	$-	-	$-
Income taxes paid	$-	-	$2,503,688
Non- cash investing activities
Net assets from acquisition of Anytrust	$-	-	$-
Deferred offering costs	$-	-	$-

See notes to the consolidated financial statements

F-8

HUDSON CAPITAL INC. (formerly known as CHINA INTERNET NATIONWIDE FINANCIAL SERVICES INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

							Accumulated
				Additional			other	Total
	Common Stock			Paid-in	Statutory	Retained	Comprehensive	Shareholders’
	Shares		Amount	Capital	Reserve	Earnings	Loss	Equity
Balance at January 1, 2018	4,422,837	*	$22,114	$28,441,045	$1,828,601	$41,556,125	$(732,109)	$71,115,776
Net (loss)	-		-	-	-	(3,818,737)	-	(3,818,737)
Appropriations of statutory reserves	-		-	-	1,083,928	(1,083,928)	-	-
Foreign currency translation loss	-		-	-	-	-	(2,415,919)	(2,415,919)
Balance as of December 31, 2018	4,422,837	*	$22,114	$28,441,045	$2,912,529	$36,653,460	$(3,148,028)	$64,881,120
Net (loss)						(61,995,758)		(61,995,758)
Appropriations of statutory reserves					37,401	(37,401)
Foreign currency translation loss							(365,258)	(365,258)
Balance as of December 31, 2019	4,422,837	*	$22,114	$28,441,045	$2,949,930	$(25,379,699)	$(3,513,286)	$2,520,104
Net (loss)						(9,075,353)		(9,075,353)
Appropriations of statutory reserves					82,924	(82,924)		-
Proceeds from issuance of common stock	1,983,309	*	6,353	4,493,647				4,500,000
Reverse split adjustments	-		3,564	(3,564)				-
Foreign currency translation loss							2,686,394	2,686,394
Balance as of December 31, 2020	6,406,146		$32,031	$32,931,128	$3,032,854	$(32,537,976)	$(826,892)	$631,145

* - The number of shares outstanding was adjusted retroactively for all period presented to reflect the 5 to 1 reverse stock split change which was effective on October 29, 2020.

See notes to the consolidated financial statements

F-9

NOTE 1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Hudson Capital Inc. (“HUSN” or the “Company”), formerly known as China Internet Nationwide Financial Services, Inc., incorporated in the British Virgin Islands (the “BVI”) on September 28, 2015, is engaged in the business of providing financial advisory services to meet the financial and capital needs of its clients, which comprise largely of small-to-medium sized enterprises, through the Company’s wholly-owned subsidiaries. On April 10, 2020, the board of directors of China Internet Nationwide Financial Services, Inc. (“CIFS”) resolved to change the Company’s name to “Hudson Capital Inc.” to re-brand the Company and better reflect the plans for its next phase of growth. The name change was effected with the British Virgin Islands Registrar of Corporate Affairs on April 23, 2020 and its name change and new ticker symbol on the Nasdaq was changed to HUSN with effect from May 8, 2020. The Company offers commercial payment advisory services, international corporate financing advisory services, intermediary bank loan advisory services and technical services. The Company’s wholly owned subsidiaries include: Hongkong Internet Financial Services Limited, (“HKIFS’) which was established in HongKong on October 7, 2015, and Beijing Yingxin Yijia Internet Technology Co., Ltd., (“Yingxin Yijia”) which was established on December 31, 2015 in Beijing, China by HKIFS. On September 2, 2019, Hong kong Shengqi technology limited(“HKSQ”) company became a shareholder of Beijing Yingxin Yijia. HKSQ was incorporated in Hong Kong on August 29, 2019. Mr. Lin Jianxin is a shareholder of HKSQ. On September 26, 2019, a series of agreements were entered into among HKIFS, HK Shengqi and its shareholders (the “VIE Agreements”). As a result of the VIE Agreements, HK become the primary beneficiary of HKSQ. HUSN is able to exercise control over Sheng Ying Xin and was entitled to substantially all of the economic benefits of Ying Xin Yi Jia through HKSQ, and HUSN treats Ying Xin Yi Jia as its variable interest entity (“VIE”) under U.S. GAAP. As a result, the results of operations, assets and liabilities of Ying Xin Yi Jia and its subsidiary (collectively “VIEs”) have been included in the accompanying consolidated financial statements.

Beijing Sheng Ying Xin Management Consulting Co., Ltd. (“Sheng Ying Xin”) was incorporated in Beijing, China on September 16, 2014. On December 29, 2016, Sheng Ying Xin incorporated Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”) in the People’s Republic of China with registered capital of RMB5,000,000 (approximately $726,600), which capital has to be contributed in full by December 31, 2026. The legal representative of Kashgar SYX is Mr. Shaoyong Huang, who is also a 1% equity shareholder of Sheng Ying Xin.

HUSN is 60.22% owned by Mr. Jianxin Lin, who also owned 99% of Sheng Ying Xin directly and 1% of Sheng Ying Xin indirectly since its inception, September 16, 2014; Mr. Jianxin Lin is the former chief executive officer of both HUSN and Sheng Ying Xin. So HUSN and Sheng Ying Xin were considered to be under common control since September 28, 2015.

On April 26, 2016, a series of agreements were entered into among Yingxin Yijia, Sheng Ying Xin and its shareholders (the “VIE Agreements”). As a result of the VIE Agreements, Yingxin Yijia become the primary beneficiary of Sheng Ying Xin. HUSN is able to exercise control over Sheng Ying Xin and was entitled to substantially all of the economic benefits of Sheng Ying Xin through Yingxin Yijia, and HUSN treats Sheng Ying Xin as its variable interest entity (“VIE”) under U.S. GAAP. As a result, the results of operations, assets and liabilities of Sheng Ying Xin and its subsidiary (collectively “VIEs”) have been included in the accompanying consolidated financial statements.

Since HUSN and its subsidiaries were formed in 2015 and did not have significant operations since inception as well as HUSN and Sheng Ying Xin are under common control, the VIE Agreements dated April 26, 2016 were considered a capital transaction in substance. Accordingly, the consolidated balance sheets as of December 31, 2019 and 2018 include the accounts and balances of HUSN and its subsidiaries, Sheng Ying Xin and its subsidiaries at their respective carrying values. The consolidated statements of income and comprehensive income for the period from inception through September 28, 2015 were the historical operations of Sheng Ying Xin.

F-10

On July 28, 2017, HUSN completed its initial public offering (“IPO”) and issued 2,023,146 shares of common stock to investors at a price of $10.00 per share for a total of $20,231,460 before underwriting discounts and commissions and offering expenses of $1,262,562 and deferred issuing cost of $763,365. According to the underwriting agreement signed on May 9,2017, the Company issued warrants to the underwriter to purchase 91,042 ordinary shares upon the successful completion of the IPO at an exercise price of 120% of the IPO price, namely $12 dollars per share, and exercisable for two years. On November 21, 2017 the underwriter exercised all the warrants in connection with the IPO to purchase 91,042 shares. As of December 31, 2017 the number of shares issued and outstanding is 22,114,188.

On March 10, 2017, Sheng Ying Xin set up a wholly owned subsidiary Fu Hui (Shenzhen) Commercial Factoring Co., Ltd (“FuhuiSZ”) which mainly provides supply chain financing to commercial enterprises. On September 19, 2017 Sheng Ying Xin set up another wholly owned subsidiary Yingda Xincheng (Beijing) Insurance Broker Co., Ltd (“Yin Da Xin Cheng”) which mainly provides insurance brokerage services. On November 23, 2017, Sheng Ying Xin acquired a 100% equity interest in Beijing Anytrust Information Technology Co., Ltd (“Anytrust”) which mainly provides enterprise financial data services, including system management, application development, business intelligence and maintenance services. On September 25, 2019, Yin Da Xin Cheng carried out industrial and commercial deregistration.

On May 25, 2018, HKIFS set up a wholly owned subsidiary CIFS (Xiamen) Fianncial leasing company which mainly provides financial leasing services to commercial enterprises. Also on May 25, 2018, Sheng Yin Xin set up another wholly owned subsidiary Fuhui (Xiamen) Commercial Factoring Co., Ltd which mainly provides factoring services to commercial enterprises. On July 11, 2018 Sheng Ying Xin set up another wholly owned subsidiary Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd which mainly provides investment research services. On July 25, 2018, Sheng Ying Xin set up a wholly-owned subsidiary Hangzhou Yuchuang Investment Partnership (Limited Partnership) which is an investment vehicle for our strategic investing activities. On December 30, 2018, Sheng Yin Xin disposed Anytrust and transferred its equity interest in Anytrust to Mr. Jainxin Lin, the Company’s Chief Executive Officer and Chairman of the Board, with no consideration and incurred approximate loss of $2,062,000.

On September 2, 2019, Hongkong Shengqi Technology Limited (“HKSQ”) became a shareholder of WFOE. HKSQ was incorporated in Hong Kong on August 29, 2019. Mr. Jianxin Lin is the sole shareholder of HKSQ. On September 26, 2019, a series of agreements were entered into among HKIFS, HKSQ and its shareholder (the “HKSQ VIE Agreements”). As a result of the HKSQ VIE Agreements, HKIFS become the primary beneficiary of HKSQ.

The contractual agreements among HKSQ, WFOE and Sheng Ying Xin essentially confer control and management as well as the economic benefits of Sheng Ying Xin onto WFOE. In spite of the shareholder change in WFOE, we are able to retain full control and management over Sheng Ying Xin and are still entitled to substantially all of the economic benefits of WFOE through the HKSQ VIE Agreements.

Accordingly, the results of operations, assets and liabilities of HKSQ, WFOE and Sheng Ying Xin have been included in the accompanying consolidated financial statements.

On April 9, 2020, we incorporated a New York subsidiary, Hudson Capital USA Inc.

On September 9, 2020, we incorporated a Delaware subsidiary, Hudson Capital Merger Sub I Inc.

On September 9, 2020, we incorporated a Delaware subsidiary, Hudson Capital Merger Sub II Inc.

F-11

As of December 31, 2020, the Company’s corporate structure is set forth below:

Hndson Capital Inc. (" HUSN")
a British Virgin Islands corporation
CEO: Warren Wang CFO: Hon Man Yun
100%
Hudson Capital Merger Sub I Inc.
100%
Hudson Capital Merger Sub II Inc.
100%
Hudson Capital USA Inc., a New York subsidiary
100%
Hongkong Internet Financial Services Limited ("HKIFS"), a Hong Kong corporation
Hongkong Shengqi Technology Limited ("HKSQ") A Hong Kong Corporation
HKSQ VIE Agreements
100%
100%
onshore
100%
Jianxin Lin
Shaoyong Huang
99%
1%
CIFS (Xiamen) Financial Leasing Co. Ltd
Beijing Yingxin Yijia Network Technology Co., Ltd. ("Yingxin Yijia" or"WFOE") a People's Republic of China Corporation
VIE Contractual Agreement
Sheng Ying Xin (Beijing) Management Consulting Co., Ltd. ("Sheng Ying Xin"), a People's Republic of China corporation
100%
100%
100%
100%
100%
Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd.
Fu Hui (Xiamen) Commercial Factoring Co., Ltd.
Fu Hui (Shenzhen) Commercial Factoring Co., Ltd.
Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd.
Hangzhou Yuchuang Investment Partnership

The following is a summary of the VIE agreements:

Exclusive Business Cooperation Agreement

Pursuant to the terms of the certain Exclusive Business Cooperation Agreement dated April 26, 2016, between Sheng Ying Xin and Yingxin Yijia (the “Exclusive Business Cooperation Agreement”), Yingxin Yijia is the exclusive technology services and consultancy service provider to Sheng Ying Xin. Sheng Ying Xin agreed to pay Yingxin Yijia all fees payable for technology services and consultancy service, the amount of which equals 100% of the net profit of Sheng Ying Xin. Any payment from Sheng Ying Xin to Yingxin Yijia must comply with applicable Chinese laws. Yingxin Yijia is also obligated to bears all losses of Sheng Ying Xin. Further, the parties agreed that Yingxin Yijia shall retain sole ownership of all intellectual property developed in connection with providing technology services to Sheng Ying Xin. The Exclusive Business Cooperation Agreement has a ten-year term. The term of these agreements may be extended if confirmed in writing by Yingxin Yijia, prior to the expiration of the term. The extended term shall be determined by Yingxin Yijia, and Sheng Ying Xin shall accept such extended term unconditionally.

Pursuant to the terms of the certain Exclusive Business Cooperation Agreement dated September 26, 2019, between HKIFS and HKSQ (the “Exclusive Business Cooperation Agreement”), HKIFS is the exclusive technology services and consultancy service provider to HKSQ. HKSQ agreed to pay HKIFS all fees payable for technology services and consultancy service, the amount of which equals 100% of the net profit of HKSQ. Any payment from HKSQ to HKIFS must comply with applicable Chinese laws. HKIFS is also obligated to bears all losses of HKSQ. Further, the parties agreed that HKIFS shall retain sole ownership of all intellectual property developed in connection with providing technology services to HKSQ. The Exclusive Business Cooperation Agreement has a ten-year term. The term of these agreements may be extended if confirmed in writing by HKIFS, prior to the expiration of the term. The extended term shall be determined by HKIFS, and HKSQ shall accept such extended term unconditionally.

F-12

Power of Attorney

Pursuant to the terms of a certain Power of Attorney Agreement dated April 26, 2016, among Yingxin Yijia and the shareholders of Sheng Ying Xin (the “Power of Attorney”), each of the shareholders of Sheng Ying Xin irrevocably appointed Yingxin Yijia as their proxy to exercise on each of such shareholder’s behalf all of their voting rights as shareholders pursuant to PRC law and the Articles of Association of Sheng Ying Xin, including the appointment and election of directors of Sheng Ying Xin. The term of the Power of Attorney is valid so long as such shareholder is a shareholder of Sheng Ying Xin.

Pursuant to the terms of a certain Power of Attorney Agreement dated September 26, 2019, among HKIFS and the shareholders of HKSQ (the “Power of Attorney”), each of the shareholders of HKSQ irrevocably appointed HIIFS as their proxy to exercise on each of such shareholder’s behalf all of their voting rights as shareholders pursuant to PRC law and the Articles of Association of HKSQ, including the appointment and election of directors of HKSQ. The term of the Power of Attorney is valid so long as such shareholder is a shareholder of HKSQ.

The contractual agreements between WFOE and Sheng Ying Xin essentially confer control and management as well as the economic benefits of Sheng Ying Xin onto WFOE. In spite of the shareholder change in WFOE, we are able to retain full control and management over Sheng Ying Xin and are still entitled to substantially all of the economic benefits of WFOE through the HKSQ VIE Agreements.

Exclusive Option Agreement

Pursuant to the terms of a certain Exclusive Option Agreement dated April 26, 2016, among Yingxin Yijia, Sheng Ying Xin and the shareholders of Sheng Ying Xin (the “Exclusive Option Agreement”), the shareholders of Sheng Ying Xin granted Yingxin Yijia an irrevocable and exclusive purchase option (the “Option”) to acquire Sheng Ying Xin’s equity interests and/or remaining assets, but only to the extent that the acquisition does not violate limitations imposed by PRC law on such transactions. Accordingly, the Option is exercisable at any time at Yingxin Yijia’s discretion so long as such exercise and subsequent acquisition of Sheng Ying Xin does not violate PRC law. The consideration for the exercise of the Option is RMB 1 in total. To the extent Sheng Ying Xin shareholders receive any of such consideration, the Option requires Sheng Ying Xin shareholders to transfer (and not retain) the same to Sheng Ying Xin or Yingxin Yijia. The Exclusive Option Agreement has a ten-year term. The term of these agreements may be extended if confirmed in writing by Yingxin Yijia, and if no written confirmation was obtained from Yingxin Yijia, the Exclusive Option Agreement will be automatically renewed, the term of the renewed agreement will be determined till Yingxin Yijia’s written confirmation.

Pursuant to the terms of a certain Exclusive Option Agreement dated September 26, 2019, among HKIFS, HKSQ and the shareholders of HKSQ (the “Exclusive Option Agreement”), the shareholders of HKSQ granted HKIFS an irrevocable and exclusive purchase option (the “Option”) to acquire HKSQ’s equity interests and/or remaining assets, but only to the extent that the acquisition does not violate limitations imposed by PRC law on such transactions. Accordingly, the Option is exercisable at any time at HKIFS’s discretion so long as such exercise and subsequent acquisition of HKSQ does not violate PRC law. The consideration for the exercise of the Option is RMB 1 in total. To the extent HKSQ shareholders receive any of such consideration, the Option requires HKSQ shareholders to transfer (and not retain) the same to Sheng HKSQ or HKIFS. The Exclusive Option Agreement has a ten-year term. The term of these agreements may be extended if confirmed in writing by HKIFS, and if no written confirmation was obtained from HKIFS, the Exclusive Option Agreement will be automatically renewed, the term of the renewed agreement will be determined till HKIFS’s written confirmation.

Share Pledge Agreement

Pursuant to the terms of a certain Share Pledge Agreement dated April 26, 2016 among Yingxin Yijia and the shareholders of Sheng Ying Xin (the “Share Pledge Agreement”), the shareholders of Sheng Ying Xin pledged all of their equity interests in Sheng Ying Xin, including the proceeds thereof, to guarantee all of Yingxin Yijia’s rights and benefits under the Exclusive Business Cooperation agreement, the Power of Attorney and the Exclusive Option Agreement. Prior to termination of the Share Pledge Agreement, the pledged equity interests cannot be transferred without Yingxin Yijia’s prior written consent. All of the equity interest pledges with respect to the equity interests of Sheng Ying Xin according to the Share Pledge Agreement have been registered with the relevant office of the Administration for Industry and Commerce in China. The Share Pledge Agreement will be valid until all the payments related to the services provided by Yingxin Yijia to Sheng Ying Xin due under the Exclusive Business Cooperation Agreements have been fulfilled. Therefore, the Share Pledge Agreement shall only be terminated when the payments related to the ten-year Exclusive Business Cooperation Agreement are paid in full and Yingxin Yijia does not intend to extend the term of the Exclusive Business Cooperation Agreement.

F-13

Summarized below is the information related to the combined VIEs’ assets and liabilities as of December 31, 2020 and 2019, respectively:

	As of December 31, 2020	As of December 31, 2019

Current assets	$48,287,298	$45,180,787
Plant and equipment, net	373	1,503
Other noncurrent assets	3,836	6,520
Total assets	48,291,507	45,188,810
Total liabilities	(48,851,480)	(45,964,142)
Net assets (liabilities)	$(559,973)	$(775,332)

Summarized below is the information related to the financial performance of the VIEs reported in the Company’s consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2020, 2019 and 2018, respectively:

	Year ended December 31, 2020	Year ended December 31, 2019	Year ended December 31, 2018

Revenues	$618	$1,366,417	$14,402,329
Cost of revenues	$-	$123	$654,979
Total operating expenses	$102,135	$784,840	$12,329,417
Net loss	$248,314	$53,859,306	$1,530,958

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b) Principles of Consolidation

The consolidated financial statements include the financial statements of all the subsidiaries and VIEs of the Company. All transactions and balances between the Company and its subsidiaries and VIEs have been eliminated upon consolidation

(c) Foreign currency translation and transactions

The functional currency of HUSN, Hudson Capital USA Inc., Hudson Capital Merger Sub I Inc., Hudson Capital Merger Sub II Inc., HKIFS and HKSQ are in United States dollars (“US$” or “$”). The functional currency of Yingxin Yijia, CIFS (Xiamen) Financial Leasing, Sheng Ying Xin and its subsidiaries are Renminbi (“RMB”), and the PRC is the primary economic environment in which the Company operates.

F-14

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. The resulting exchange differences are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of the Company’s PRC subsidiary and the financial statements of the VIEs are prepared using RMB and are translated into the Company’s reporting currency, the US$. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and Shareholders’ equity is translated at historical exchange rates except for the change in retained earnings during the year which is the result of the net income (loss). The cumulative translation adjustments are recorded in accumulated other comprehensive income (loss) in the accompanying consolidated statements of shareholders’ equity.

The exchange rates used are as follows:

	December 31, 2020	December 31, 2019

RMB exchange rate at balance sheets dates,	6.5249	6.9762

	Year Ended December 31,
	2020	2019	2018

Average exchange rate for each year	6.9010	6.8944	6.6174

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation. The source of the exchange rates is generated from the People’s Bank of China.

(d) Use of estimates

The preparation of these consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures of contingent assets and liabilities. Management makes its estimates based on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements mainly include the allowance for doubtful accounts, the valuation allowance of deferred tax assets, the estimated useful lives of long-lived assets, the impairment assessment of goodwill, intangibles and other long-lived assets, and the fair value of identifiable assets and liabilities acquired through business combination.

F-15

(e) Cash

Cash and cash equivalents consist of cash on hand, cash on deposit and other highly liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less when purchased. The Company maintains cash with various financial institutions mainly in the PRC. As of December 31, 2020 and 2019, the Company had no cash equivalents.

(f) Accounts receivable and loans to third parties

Accounts receivable and loans to third parties are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable and loans receivable. The Company determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Based on management’s assessment of the collectability of the accounts receivable and loans to third party, allowance for loans to third party was $41,782,173 as of December 31, 2020, allowance for loans to third party was $39,402,683 as of December 31, 2019, and, allowance for loans to third party was $7,119,594 as of December 31, 2018. The value-added tax receivable from customers included in the accounts receivable in the balance sheet were $0, and $97,287 as of December 31, 2020 and 2019, respectively. The accounts receivable, except for the principal of factoring as of December 31, 2019 were 0.07% collected as of March 31, 2020.

(g) Property and Equipment

The Company records equipment at cost less accumulated depreciation. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets with a 5% residual value for electronic equipment, and a 5% residual value for furniture and a 0% residual value for leasehold improvement.

Estimated useful lives of property and equipment:

Useful Life
Furniture	10 years
Electronic equipment	3 years
Motor vehicle	5 years
Leasehold improvements	Shorter of life of asset or lease

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of operations. The Company charges maintenance, repairs and minor renewals directly to expense as incurred.

(h) Intangible Assets

Intangible assets, comprising accounting software and big data platform, which are separable from the property and equipment, are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the assets.

F-16

(i) Impairment of Long-lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. For the year ended December 31, 2020, the Company did not recognize any impairment loss of its long-lived assets. For the year ended December 31, 2019, the Company did not recognize any impairment loss of its long-lived assets. For the year ended December 31, 2018, the Company recognized $73,999 impairment loss of its long-lived assets.

(j) Statutory Reserve

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”).

Appropriations to the statutory surplus reserve is required to be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of Board of Directors.

(k) Revenue recognition

The Company adopted ASC Topic 606, “Revenue from Contracts with Customers” effective January 1, 2019, applying the modified retrospective method.

In accordance with ASC Topic 606, revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. In determining when and how much revenue is recognized from contracts with customers, the Company performs the following five-step analysis: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company’s services include commercial payment advisory services, intermediary bank loan advisory services, international corporate financing advisory services, technical services and factoring services.

For commercial payment advisory service after signing contracts with the client, the Company starts to identify and select banks and financial products and coordinates with banks to structure financing solutions for the client. Then the client prepares application materials and sends them to the bank. When approved by the bank, the client will deposit cash with the bank or purchases wealth management products sold by the bank. After this step, the bank will issue a letter of guarantee, which the client will pledge as security for the acceptance bills. The letter of guarantee is a document that the bank provides certifying itself as guarantor. The Company’s service fee is a percentage of the amount of cash deposited with or wealth management products purchased from the bank by the client. The Company recognizes revenue after the client receives a credit contract from the bank and when the Company receives a contract completion confirmation from the client.

F-17

For intermediary bank loan advisory services, the Company matches small-to-medium sized enterprises (“SMEs”) with financing sources. The Company charges borrowers an introduction fee which is calculated at a percentage of the loan. The Company recognizes revenue after the client receives a bank credit contract from the bank and when the Company receives a contract completion confirmation from the client. The Company typically receives the contract completion confirmation when the client receives the bank financing and signs off on the contract completion confirmation.

For international corporate financing advisory services, the Company works with overseas banks to structure and provide clients with financing solutions to obtain facilities from overseas banks for the clients’ offshore affiliates. After signing the contract with the client, the Company will identify overseas banks and domestic banks, structure financing solutions and facilitate application processes. After the client provides security to the domestic bank, the domestic bank will issue a letter of guarantee to the overseas bank. The overseas bank will provide credit to the affiliate designated by the client. The Company’s service fee is a percentage of credit granted by the overseas bank to the offshore affiliate. The Company recognizes revenue after the offshore affiliate receives credit approval notice from the offshore bank and when the Company receives a contract completion confirmation from the client. The Company typically receives the contract completion confirmation when the affiliate receives the bank financing and the client signs off on the contract completion confirmation.

For technical services, after signing the contract, the Company provides the clients with the technical services and charges a fee for the technical service. The Company recognizes revenue when the services are rendered.

For factoring services, generally after we checked the documents such as client information, contracts, invoices supporting the client’s credit worth, authenticity of the business contracts and the collectability of receivables, we will sign the factoring service contract with client. Upon signing the contract, we request the client to pay us the management fee which we record as revenue upon receipt. After signing the factoring contract, we will wire the factored amount to the client’s designated party, generally its suppliers, and will collect the amount over the contact period. At each month end we will record the factoring service revenue based on the service fee ratio and the amount we factored.

There is no claw back provisions or other guarantees. Full services fees are due upon the contract completion confirmation from the client.

(l) Taxation

The Company follows the guidance of ASC Topic 740 “Income taxes” and uses the assets and liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in statement of operations and comprehensive income (loss) in the period that includes the enactment date.

F-18

The Company follows a more likely than not threshold and a two-step approach for the measurement of tax positions and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including the resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement.

The Company has elected to classify interest related to an uncertain tax position (if and when required) to interest expense, and classify penalties related to an uncertain tax position (if and when required) as part of other expense in the consolidated statements of operations and comprehensive income (loss).

The tax authority of the PRC government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities. The tax returns of the Company’s PRC subsidiaries and VIEs are subject to examination by the relevant tax authorities. According to the PRC Tax Administration Law on the Levying and Collection of Taxes, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB100,000. In the case of transfer pricing issues, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion. The Company did not have any material interest or penalties associated with tax positions for the years ended December 31, 2020, 2019, and 2018 and did not have any significant unrecognized uncertain tax positions as of December 31, 2020, 2019, and 2018. The Company does not expect that the position of unrecognized tax benefits will significantly increase or decrease within 12 months of December 31, 2020.

(m) Cost of revenues

The Company’s cost of revenues mainly consists of revenue-generating staff costs.

(n) Research and development expenses

The Company accounts for expenses for the enhancement, maintenance and technical support for the Company’s Internet platforms and intellectual property that are used in its daily operations as research and development expenses. Research and development costs are charged to expense when incurred. Expenses for research and development for the years ended December 31, 2020, 2019 and 2018 were approximately nil and nil and US$3,512,512, respectively.

(o) Comprehensive income (loss)

The Company presents comprehensive income (loss) in accordance with ASC 220, “Comprehensive Income”, which establishes standards for reporting and displaying comprehensive income (loss) and its components in the consolidated financial statements. Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Accumulated other comprehensive income (loss), as presented in the Company’s consolidated balance sheets are the cumulative foreign currency translation adjustments.

F-19

(p) Earnings (loss) per Share

Earnings (loss) per share (“EPS”) are calculated in accordance with ASC Topic 260, “Earnings Per Share”. Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common stock. The dilutive effect of outstanding common share warrants and options are reflected in the diluted earnings per share by application of the treasury stock method when the impact is dilutive. Potential common shares that have an anti-dilutive effect are excluded from the calculation of diluted EPS. There is no dilutive effect for the years ended December 31, 2020, 2019 and 2018.

(q) Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, other receivable and short term loans approximate their fair values because of the short-term nature of these instruments.

(r) Goodwill

Goodwill is the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business combination.

The Company tests goodwill for impairment at the reporting unit level on an annual basis and between annual tests when an event occurs or circumstances change that could indicate that the asset might be impaired. The Company first has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the company decides, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required.

F-20

(s) Jobs Act accounting election

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, the financial statements may not be comparable to companies that comply with public company effective dates.

(t) Recently issued accounting standards

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments”, which will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. The standard did not have a material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles — Goodwill and Other (Topic 350): simplifying the test for goodwill impairment”, the guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not the difference between the fair value and carrying amount of goodwill which was the step 2 test before. The ASU should be adopted on a prospective basis for the annual or any interim goodwill impairment tests beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The standard did not have a material impact on our consolidated financial statements.

F-21

In August 2018, the FASB issued ASU 2018-13, “Changes to the Disclosure Requirements for Fair Value Measurement.” This standard eliminates the current requirement to disclose the amount or reason for transfers between level 1 and level 2 of the fair value hierarchy and the requirement to disclose the valuation methodology for level 3 fair value measurements. The standard includes additional disclosure requirements for level 3 fair value measurements, including the requirement to disclose the changes in unrealized gains and losses in other comprehensive income during the period and permits the disclosure of other relevant quantitative information for certain unobservable inputs. The new guidance is effective for interim and annual periods beginning after December 15, 2019. The standard did not have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, “Internal-Use Software — Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement.” This ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement service contract with the guidance to capitalize implementation costs of internal use software. The ASU also requires that the costs for implementation activities during the application development phase be capitalized in a hosting arrangement service contract, and costs during the preliminary and post implementation phase are expensed. The new guidance is effective for interim and annual periods beginning after December 15, 2019. The standard did not have a material impact on our consolidated financial statements.

F-22

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, (“ASU 2018-17”). ASU 2018-17 requires reporting entities to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety for determining whether a decision-making fee is a variable interest. The standard is effective for all entities for financial statements issued for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. Entities are required to apply the amendments in ASU 2018-17 retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. The standard did not have a material impact on our consolidated financial statements

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, (“ASU 2019-04”). ASU 2019-04 clarifies and improves areas of guidance related to the recently issued standards on credit losses (ASU 2016-13), hedging (ASU 2017-12), and recognition and measurement of financial instruments (ASU 2016-01). The amendments generally have the same effective dates as their related standards. If already adopted, the amendments of ASU 2016-01 and ASU 2016-13 are effective for fiscal years beginning after December 15, 2019 and the amendments of ASU 2017-12 are effective as of the beginning of the Company’s next annual reporting period; early adoption is permitted. The standard did not have a material impact on our consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 will simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. ASU 2019-12 will be effective for the Company in the first quarter of 2021. The Company does not expect the adoption of the new accounting rules to have a material impact on the Company’s financial condition, results of operations, cash flows or disclosures.

F-23

In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments, (“ASU 2020-03”). ASU 2020-03 improves various financial instruments topics, including the CECL Standard. ASU 2020-03 includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The amendments related to Issue 1, Issue 2, Issue 4 and Issue 5 were effective upon issuance of ASU 2020-03. The amendments related to Issue 3, Issue 6 and Issue 7 were effective for the Company beginning on January 1, 2020. The Company does not anticipate that the adoption of the new standard will have a material effect on its consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform. The amendments in this standard can be applied anytime between the first quarter of 2020 and the fourth quarter of 2022. The Company is currently in the process of evaluating the impact of adoption of the new rules on the Company’s financial condition, results of operations, cash flows and disclosures.

Other than the above, management does not believe that any of the recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

(u) Going Concern

The Company has suffered from losses from operation and significant accumulated deficits. It’s net loss for the year ended December 31, 2020 and 2019 were $9,075,353 and $61,995,758, respectively, and turned the retained earnings as of December 31, 2018 to 2019 from $36,653,460 to (25,379,698). As of December 31, 2020 and 2019, the Company has cash and cash equivalents of $3,274,287 and $13,567, respectively and net cash used in operating activities during the year ended December 31, 2020 and 2019 were $3,818,665 and $1,071,378, respectively. The Company comes to have insufficient cash flows generated from operations and provided for development. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The management determines that additional effort will be required to improve the operation so that the Company may generate more profits to sustain its continuous. The Company may explore the channels to raise additional capital or any opportunities to improve the cash flow in the years to come. The Company had raised $4.278,000 from share placement to improve the financial position and cash flow as of December 31, 2020.

F-24

NOTE 3. CASH

Cash consisted of the following:

	As of December 31, 2020	As of December 31, 2019

Cash on hand	$-	$-
Cash in banks	3,247,287	13,567
Total cash	$3,247,287	$13,567

NOTE 4. OTHER RECEIVABLES

Other receivables consisted of the following:

	As of December 31, 2020	As of December 31, 2019
Interest receivable	$-	$570,862
Others	105,149	75,828
Total	$105,149	$646,690

Interest receivable represents interest income earned on loans to third parties (See Note 5).

NOTE 5. LOANS TO THIRD PARTIES

The Company lends their own funds to eligible third parties occasionally and receives interest income to better utilize the Company’s cash.

Loans to third parties consisted of direct loans and entrusted loan as follows:

	As of December 31, 2020	As of December 31, 2019

Direct loans to third parties	$12,200,000	$12,200,000
Entrusted loans to third parties	36,782,173	34,402,684
Impairment on uncollectable loans	(48,982,173)	(41,802,684)
Total loans to third parties	$-	$4,800,000

Direct loans

The Company lends their own funds directly to third parties. Due to the COVID-19 pandemic, the Company has agreed to extend the due dates of the loans and the detailed direct loan information as of December 31, 2020 is as follows:

Borrower	Amount	Annual Interest rate	Due dates (after extension)
A	$4,000,000	5%	Feb 7, 2021
B	5,000,000	15%	Jan 28, 2019
C	3,000,000	5%	Jan 6, 2021
C	200,000	5%	Jun 26, 2021
Total	$12,200,000

All the above loans were fully impaired as at December 31, 2020 and no extension agreements were executed for them and are overdue.

The Company lends their own funds directly to third parties. The detailed direct loan information as of December 31, 2019 is as follows:

Borrower	Amount	Annual Interest rate	Due dates
A	$4,000,000	5%	Aug 7, 2020
B	5,000,000	15%	Jan 28, 2019
C	3,000,000	5%	Jul 6, 2020
C	200,000	5%	Dec 26, 2020
Total	$12,200,000

F-25

The detailed direct loan information as of December 31, 2018 is as follows:

Borrower	Amount	Annual Interest rate	Due dates
A	$4,000,000	5%	August 6, 2019
B	5,000,000	15%	January 28, 2019
C	3,000,000	5%	July 6, 2019
Total	$12,000,000

Management assessed the collectability of loans to third parties and determined that an impairment of $12,200,000 was required as of December 31, 2020. The interest income from such direct loans was $365,000, $422,284 and $1,133,407 for the years ended December 31, 2020, 2019 and 2018, respectively.

Entrusted loans

The Company also deposits (“entrust”) its funds in trust accounts with certain bank lenders, who will, in turn, make loans to borrowers.

The balance of entrusted loans as of December 31, 2020 was $36,782,173 to four borrowers. The detailed entrusted loan information as of December 31, 2020 is as follows:

Borrower	Amount	Annual Interest rate	Due dates
A	$3,065,181	16%	October 23, 2018
A	6,130,362	16%	December 26, 2018
B	4,597,772	16%	May 30, 2019
B	5,364,067	16%	July 27, 2019
C	7,662,953	16%	June 9, 2019
C	6,130,362	16%	July 9, 2019
D	3,831,476	16%	September 7, 2019
Total	$36,782,173

The balance of entrusted loans as of December 31, 2019 was $34,402,684 to four borrowers. The detailed entrusted loan information as of December 31, 2019 is as follows:

Borrower	Amount	Annual Interest rate	Due dates
A	$2,866,890	16%	October 23, 2018
A	5,733,781	16%	December 26, 2018
B	4,300,335	16%	May 30, 2019
B	5,017,058	16%	July 27, 2019
C	7,167,225	16%	June 9, 2019
C	5,733,781	16%	July 9, 2019
D	3,583,614	16%	September 7, 2019
Total	$34,402,684

The balance of entrusted loans as of December 31, 2018 was $34,969,111 to four borrowers. The detailed entrusted loan information as of December 31, 2018 is as follows:

Borrower	Amount	Annual Interest rate	Due dates
A	$2,914,093	16%	October 23, 2018
A	5,828,185	16%	December 26, 2018
B	4,371,139	16%	May 30, 2019
B	5,099,662	16%	July 27, 2019
C	7,285,231	16%	June 5, 2019
C	5,828,185	16%	July 9, 2019
D	3,642,616	16%	September 7, 2019
Total	$34,969,111

$34,402,684 of the entrusted loan balance as of December 31, 2019 due from all borrower was not collected subsequently. Management assessed the collectability of these entrusted loans and determined that an impairment of $34,402,684 was required as of December 31, 2019.

The interest income from such entrusted loans was $0, $2,043,124 and $5,109,237 for the years ended December 31, 2020, 2019 and 2018.

NOTE 6. DUE FROM RELATED PARTIES

Due from related party consists of the following:

	As of December 31, 2020	As of December 31, 2019
Sheng Ying Xin (Beijing) Film Industry Co., Ltd.	$46,416	$43,412
Beijing ZhipingScience and Technology Development Co., Ltd.	30,214	28,259
Anytrust Information Technology Co., Ltd	5,126	4,795
Total due from related party	$81,756	$76,466

As of December 31, 2020, the Company has related party receivable of $81,756, due to advances made on behalf of these related parties.

NOTE 7. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	As of December 31, 2020	As of December 31, 2019
Furniture	$460	$430
Electronic equipment	15,931	7,329
Motor vehicle	100,000	7,329
Leasehold improvement	-	-
Total property and equipment	116,391	7,759
Less: accumulated depreciation	(7,924)	(6,256)
Less: impairment	-	-
Property and equipment, net	$108,467	$1,503

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Depreciation expense was $703, $60,910 and $58,369, respectively for the years ended December 31, 2020, 2019, and 2018.

NOTE 8. INTANGIBLE ASSETS, NET

The intangible assets consisted of the following:

	As of December 31, 2020	As of December 31, 2019

Accounting software	$7,650	$7,155
Less: accumulated amortization	(6,844)	(5,215)
Intangible assets, net	$806	$1,940

Amortization expense was $476, $1,448 and $1,538, respectively, for the years ended December 31, 2020, 2019, 2018.

NOTE 9. RELATED PARTY TRANSACTIONS

For the year ended December 31, 2020, the Company has entered into sublease agreement with PX Capital USA Inc. (“PX Capital”) for payment of rental of $68,000 for the period from April 1, 2020 to December 31, 2020. The Company has also entered into consultant agreement with PX Capital for the consultancy services rendered by PX Capital of $80,000 for the period from April 1, 2020 to December 31, 2020. The Company and PX Capital have common chief executive officer, Mr. Warren Wang.

Due from related parties:

As of December 31, 2020, the Company has related party receivables of $81,756, due to advances made on behalf of related parties, including $46,416 due from Sheng Ying Xin (Beijing) Film Industry Co., Ltd., $30,214 from Beijing Zhiping Science.

As of December 31, 2019, the Company has related party receivables of $76,467, due to advances made on behalf of related parties, including $43,414 due from Sheng Ying Xin (Beijing) Film Industry Co., Ltd., $28,259 from Beijing Zhiping Science.

Due to related party:

As of December 31, 2020 and 2019, the Company has related party payables of $358,241 and $279,925, respectively, due to Mr. Jianxin Lin the Company’s founder, former chairman of the board of directors and former chief executive officer and Mr Jinchi Xu the Company’s former director and chief financial officer, who lend funds for the Company’s operations. The payables are unsecured, non-interest bearing and due on demand.

NOTE 10. EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries and VIEs of the Company make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The employee benefits were expensed as contribution was made. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such contributions were approximately $0, $140,149 and $1,317,484 for the years ended December 31, 2020, 2019 and 2018, respectively.

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NOTE 11. Taxation

a)	Corporate Income Taxes

HUSN is incorporated in the BVI. Under the current law of the BVI, HUSN is not subject to tax on income or capital gains. Additionally, if dividends are paid by HUSN to its shareholders, no BVI withholding tax will be imposed.

Hudson Capital USA Inc., Hudson Capital Merger Sub I Inc. and Hudson Capital Merger Sub II Inc. were incorporated in the United States and are subject to taxes in the United States. They have evaluated their respective income tax positions and have determined that they do not have any uncertain tax positions. They will recognize interest and penalties related to any uncertain tax positions through their income tax expense.

Hudson Capital Merger Sub I Inc. and Hudson Capital Merger Sub II Inc. are subject to franchise tax filing requirements in the State of Delaware.

HKIFS and HKSQ were incorporated in Hong Kong and does not conduct any substantial operations of its own. No provision for Hong Kong profits tax has been made in the financial statements as HKFS and HKSQ has no assessable profits for the years ended December 31, 2020, 2019 and 2018.

The HUSN’s PRC subsidiary, Yingxin Yijia, CIFS (Xiamen) Financial Leasing and its variable interest entities, Sheng Ying Xin and its subsidiaries being incorporated in the PRC, are governed by the income tax law of the PRC and are subject to PRC enterprise income tax (“EIT”). Effective from January 1, 2008, the EIT rate of PRC is 25%, and applies to both domestic and foreign invested enterprises. Kashgar Sheng Ying Xin, which was incorporated in Kashgar City, Xinjiang Autonomous Region in People’s Republic of China, is exempted from income tax from its inception to December 31, 2020 and is subject to a tax rate of 25% after December 31, 2020.

The components of the income tax expense are as follows:

	Year ended December 31, 2020	Year ended December 31, 2019	Year ended December 31, 2018

Current	$-	$7,243	$151,153
Deferred	-	-	(1,853,280)
Total	$-	$7,243	$(1,702,127)

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Reconciliation of the income tax expenses at the PRC statutory EIT rate of 25% for the years ended December 31, 2020, 2019 and 2018 and the Company’s effective income tax expenses is as follows:

	Year ended December 31, 2020	Year ended December 31, 2019	Year ended December 31, 2018
(Loss) before income taxes	$(9,075,353)	$(61,988,515)	$(5,520,864)
PRC statutory EIT rate	25%	25%	25%
Income tax (benefit) computed at statutory EIT rate	(2,268,838)	(15,497,129)	(1,380,216)
Reconciling items:
Valuation allowance	-	1,798,398	-
Effect of tax holidays	109,630	93,455	(2,209,107)
Temporary difference	2,133,790	13,369,701	1,586,726
Permanent difference	25,418	242,818	300,470
Income tax (benefit) expense	$-	$7,243	$(1,702,127)

b)	Deferred Taxes

Deferred income tax was measured using the enacted income tax rates for the periods in which they are expected to be reversed. Significant components of the Company’s deferred income tax assets and liabilities consist of follows:

	As of December 31, 2020	As of December 31, 2019

Deferred income tax assets
Net operating loss carry forwards	$-	$1,798,398
Total Deferred income tax assets	-	1,798,398
Less: Valuation allowance	-	(1,798,398)
Net deferred income tax assets	$-	$-

	As of December 31, 2020	As of December 31, 2019
Deferred income tax liabilities
Intangible assets from business combination	$-	$-
Total deferred income tax liabilities	$-	$-

The Company’s NOL was mainly from the Company’s VIE and subsidiaries’ cumulative net operating losses (“NOL”) of approximately $252,483 as of December 31, 2020. Management considers projected future losses outweighs other factors and made a full allowance of related deferred tax assets.”

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c)	Taxes Payable

Yingxin Yijia, CIFS (Xiamen) Financial Leasing and its variable interest entities, Sheng Ying Xin and its subsidiaries, who provided services in China and therefore are subject to Chinese value-added tax (“VAT”). Sales revenue represents the invoiced value of services, net of the VAT. Since August 1, 2015, Sheng Ying Xin was classified as a general taxpayer with VAT of 6%. Kashgar Sheng Ying Xin is subject VAT of 4.5% (75% of general taxpayer’s rate of 6%), which is a tax holiday for enterprises established in Kashgar. Both FuhuiSZ and Anytrust are general taxpayers and subject to a 6% VAT rate. Yingda Xincheng was classified as a small-scale taxpayer and the VAT is at 3%. Furthermore, VAT payable of these four companies are subject to a 12% surtax, which includes urban maintenance and construction taxes and additional education fees.

Taxes payable consisted of the following:

	As of December 31, 2020	As of December 31, 2019

Corporate income tax payable	$805,117	$423,563
Value added tax payable	202,395	548,276
Other surtaxes payable	45,737	14,356
Total	$1,053,249	$986,195

NOTE 12. (LOSS) EARNINGS PER SHARE

The following table presents a reconciliation of basic and diluted earnings per share:

	For the years ended December, 31
	2020	2019		2018
Numerator:
Net (loss)	$(9,075,353)	$(61,995,758)		$(3,818,737)
Denominator:
Weighted average number of common stock outstanding-basic and diluted	6,406,146	4,422,837	*	4,422,837	*
(Loss) per share – Basic and diluted:	$(1.42)	$(14.02	)*	$(0.85	)*

* - The computation of basic and diluted share and EPS data was adjusted retroactively for all period presented to reflect the 5 to 1 reverse stock split change which was effective on October 29, 2020.

On October 26, 2020, we filed Amended and Restated Memorandum and Articles of Association with the Registrar of Corporate Affairs of the British Virgins Islands to effect a 5-for-1 reverse stock split (the “Reverse Split”) of our ordinary shares. As a result of the Reverse Split, every five (5) ordinary shares were automatically combined into one (1) ordinary share. In connection with the Reverse Split, our par value per share was increased from $0.001 to $0.005. The number of common stock outstanding has been changed accordingly.

F-30

NOTE 13. CONCENTRATION OF RISK

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. As of December 31, 2019 and 2018, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in Mainland China and Hongkong, which management believes are of high credit quality.

Under PRC law, it is generally required that a commercial bank in the PRC that holds third party cash deposits protect the depositors’ rights over and interests in their deposited money. PRC banks are subject to a series of risk control regulatory standards, and PRC bank regulatory authorities are empowered to take over the operation and management of any PRC bank that faces a material credit crisis.

Currency convertibility risk

The significant part of the Company’s businesses is transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. These exchange control measures imposed by the PRC government authorities may restrict the ability of the Company’s PRC subsidiary and VIEs to transfer its net assets to the Company through loans, advances or cash dividends.

Concentration of customers

There was only one customer of total revenue for the year ended December 31, 2020, which was prepaid revenue recognised in 2020. No customers have outstanding accounts receivable balances as of December 31, 2020.

There was no customer whose revenue accounts for more than 10% of total revenue for the year ended December 31, 2019. Three customers have outstanding accounts receivable balances that accounts for 44.01%, 19.38% and 17.95% of the total accounts receivable balance as of December 31, 2019, respectively.

There was no customer whose revenue accounts for more than 10% of total revenue for the year ended December 31, 2018. Three customers have outstanding accounts receivable balances that accounts for 20.88%, 19.34% and 11.63% of the total accounts receivable balance as of December 31, 2018, respectively.

F-31

NOTE 14. COMMITMENTS AND CONTINGENCIES

The following table sets forth the Company’s office lease commitment as of December 31, 2020:

Office Rental

Year ending December 31,
2021	$34,000

Total	$34,000

For the years ended December 31, 2020, 2019 and 2018, rental expenses under operating leases were approximately $82,670, $258,476 and $2,516,053, respectively.

For the year ended December 31, 2020, the Company has written back an accrued payroll for the Company’s VIEs amounting to $475,943 (RMB3,105,476). There has been no claims from the relevant employees for over 2 years. Clause 27 of the Labor Dispute Mediation and Arbitration Law of the People’s Republic of China provides that a claimant has the right to claim his outstanding salaries within one year after termination of the employment. Notwithstanding the foregoing, the Company cannot assure that the claimants have not lodged their claim(s) and such claim(s) has/have been delivered to our VIEs. Accordingly, the Company may have be a potential claim for $475,943 (RMB3,105,476).

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. The company is not currently involved in any such claims.

NOTE 15. RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiary and VIEs only from their retained earnings, if any, determined in accordance with PRC GAAP. In addition, the Company’s subsidiary and VIEs in China are required to make annual appropriations of 10% of after-tax profits to a general reserve fund or statutory reserve fund until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Paid in capital of the PRC subsidiary and VIEs included in the Company’s consolidated net assets are also non-distributable for dividend purposes. As a result of these PRC laws and regulations, the Company’s PRC subsidiary and VIEs are restricted in their abilities to transfer net assets to the Company in the form of dividends, loans or advances. As of December 31, 2020 and 2019, net assets restricted in the aggregate, which include paid-in capital and statutory reserve funds of the Company’s PRC subsidiary and VIEs that are included in the Company’s consolidated balance sheets, were $11,353,962 and $11,316,561, respectively. Even though the Company currently does not require any such dividends, loans or advances from the PRC subsidiary and VIEs for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiary and VIEs due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company’s shareholders.

The ability of our PRC subsidiaries to make dividends and other payments to us may also be restricted by changes in applicable foreign exchange and other laws and regulations.

Foreign currency exchange regulation in China is primarily governed by the following rules:

●	Foreign Exchange Administration Rules (1996), as amended in August 2008, or the Exchange Rules;
●	Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

As of December 31, 2020 and 2019 there were approximately $16,976,571 and $14,744,086 accumulated losses in the aggregate, respectively, which were generated by our PRC subsidiaries and VIEs in Renminbi included in our consolidated balance sheets, aside from $11,353,962 and $11,316,561of the paid-in capital and statutory reserve funds as of December 31, 2020 and 2019, that may be affected by increased restrictions on currency exchanges in the future and accordingly may further limit our PRC subsidiaries’ or VIEs’ ability to make dividends or other payments in U.S. dollars to us, in addition to the restricted net assets as of December 31, 2020 and 2019, respectively, as discussed above.

NOTE 16. REVERSE STOCK SPLIT

On October 13, 2020, our board of directors approved a 5:1 reverse split of our ordinary shares, which began trading on a split adjusted basis on October 29, 2020. As a result of the reverse share split, each five (5) pre-split shares automatically combined into one (1) ordinary share without any action on the part of the holders, and the number of outstanding ordinary shares was be reduced from 32,022,685 to 6,406,146. No fractional shares will be issued as a result of the reverse share split. Shareholders who otherwise would be entitled to a fractional share because they hold a number of ordinary shares not evenly divisible by the one (1) for five (5) reverse split ratio, will automatically be entitled to receive an additional fractional share to round up to the next whole share.

On October 29, 2020, the Company effected a reverse stock split of its common stock, pursuant to which every FIVE (5) shares of common stock outstanding before the reverse split were converted into ONE (1) share of common stock after the reverse split. According to ASC 260-10-55-12 the computation of basic and diluted share and earnings per share amounts for all periods presented herein was adjusted retroactively to reflect the reverse split change as if it had occurred at the beginning of the year 2018.

NOTE 17. SIGNIFICANT EVENTS

In December 2019, there was an outbreak of the novel coronavirus (COVID-19) in China that has since spread to many other regions of the world. The outbreak was subsequently labeled as a global pandemic by the World Health Organization in March 2020. It is anticipated that the COVID-19 outbreak may ultimately have a material adverse impact on the Company’s results of operations, financial position and cash flow in 2020 including, but not limited to:

Transportation delays and cost increases, more extensive travel restrictions, closures or disruptions of businesses and facilities or social, economic, political or labor instability in the affected areas, may impact the Company’s customers’ operations. Customers may not be able to repay their loans on time due to lack of capital.

The extent of the impact of COVID-19 on the Company’s operations and financial results depends on future developments and is highly uncertain due to the unknown duration and severity of the outbreak. The situation is changing rapidly and future impacts may materialize that are not yet known. The Company continues to monitor the situation closely and may implement further measures to provide additional financial flexibility and improve the Company’s cash position and liquidity.

On April 9, 2020, the Company entered into subscription agreements with three accredited investors for the sale and issuance of two million shares (2,000,000) ordinary shares of the Company, $0.001 par value per share (“Ordinary Shares”) at a per-share price of $0.40 for aggregate gross proceeds of $800,000 (the “Private Placement). The subscription agreements contain customary representations, warranties and agreements by the Company and customary conditions to closing. The Company closed the Private Placement on May 12, 2020 and intend to use the funds for working capital. No brokers or placement agents was involved. Our Private Placement is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) thereof and/or Rule 506 of Regulation D and Regulation S thereunder, each as promulgated by the Securities and Exchange Commission (the “Commission”).

F-32

In keeping with our plan to diversity our operations and rebrand ourselves, our corporate name was changed to “Hudson Capital Inc.” on April 23, 2020 and we began to trade under our new symbol, “HUSN” on May 8, 2020. On April 9, 2020, we incorporated a New York subsidiary, Hudson Capital USA Inc.

Our securities were transferred to the Capital Market at the opening of business on July 16, 2020.

On August 20, 2020, Mr. Jinchi Xu tendered his resignation as Chief our Financial Officer and director and on the same day, we appointed Mr. Hon Man Yun to succeed Mr. Xu as Chief Financial Officer and director.

On September 9, 2020, we incorporated Hudson Capital Merger Sub I Inc. in Delaware, which in turn incorporated Hudson Capital Merger Sub I Inc. in Delaware as a wholly-owned subsidiary.

On October 26, 2020, we filed Amended and Restated Memorandum and Articles of Association with the Registrar of Corporate Affairs of the British Virgins Islands to effect a 5-for-1 reverse stock split (the “Reverse Split”) of our ordinary shares. As a result of the Reverse Split, every five (5) ordinary shares were automatically combined into one (1) ordinary share. In connection with the Reverse Split, our par value per share was increased from $0.001 to $0.005.

On June 23, 2020 and July 31, 2020, we closed on two registered direct offerings for the purchase and sale of 4,352,941 of the Company’s ordinary shares, at a purchase price of $0.85 per share, for an aggregate purchase price of approximately $3.7 million and the purchase and sale of 3,555,556 of the Company’s ordinary shares, at a purchase price of $0.45 per share, for an aggregate purchase price of approximately $1.6 million, respectively. Chardan Capital Markets LLC acted as placement agent in both offerings. The net proceeds to the Company from the offerings, after deducting placement agent fees and estimated offering expenses, were approximately $3.328 million and $1.39 million, respectively.

In a bid to strategically adjust our business to diversify into new business opportunities, on October 10, 2020, we entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), with Hudson Capital Merger Sub I, Inc., a Delaware corporation and our wholly-owned subsidiary (“Merger Sub I”), Hudson Capital Merger Sub II, Inc., a Delaware corporation and Merger Sub I’s wholly-owned subsidiary, FreightHub, Inc., a Delaware corporation (“FreightHub”) and ATW Master Fund II, L.P., as the representative of the stockholders of FreightHub (the “Stockholders’ Representative”).

Pursuant to the Merger Agreement, we would merge with and into Merger Sub I to redomesticate from the British Virgin Islands to Delaware, with Merger Sub I as the surviving corporation (the “Redomestication Merger”). Thereafter, Merger Sub II will merge with and into FreightHub, with FreightHub as the surviving corporation and wholly-owned subsidiary of Merger Sub I (the “Merger”).

FreightHub is a transportation logistics platform company, focusing on truckload freight for domestic and cross-border markets in Mexico, the US and Canada. As an innovative digital freight marketplace, broker, transportation management system (TMS) and public API, FreightHub uses its proprietary technology platform to connect carriers and shippers that significantly improves matching and operation efficiency via innovative technologies such as live pricing and real-time tracking.

For more information on the Redomestication Merger and Merger, please refer our Current Report on Form 6K filed with the Securities and Exchange Commission on October 15, 2020 and to the Registration Statement on Form S-4 of Merger Sub I filed with the Securities and Exchange Commission on November 12, 2020 and subsequent amendments thereto.

NOTE 18. SUBSEQUENT EVENTS

Subject to the structure of the Merger Agreement has been changed, the Merger Agreement has been revised and would be executed after confirmation and agreement by all parties. Up to the report date of the consolidated financial statements, the Merger Agreement is still under revision.

Except for the above mentioned matter, no other material events are required to be adjusted or disclosed as of the report date of the consolidated financial statements.

F-33

freighthub inc. and subsidiary

F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of FreightHub, Inc. and Subsidiary

Results of Review of Interim Financial Information

We have reviewed the condensed consolidated balance sheet of FreightHub, Inc. and Subsidiary (the “Company”) as of June 30, 2021, and the related condensed consolidated statements of operations and comprehensive loss for the six-month periods ended June 30, 2021 and 2020, and condensed consolidated statements of changes in stockholders’ deficit and statements of cash flows for the six-month periods then ended, and the related notes (collectively referred to as the interim consolidated financial statements). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of the Company as of December 31, 2020, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ deficit, and cash flows for the year then ended (not presented herein); and in our report dated February 15, 2021, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2020, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Emphasis of Matter Regarding Liquidity

As discussed in Note 2 to the condensed consolidated financial statements, the Company has suffered recurring losses, negative cash flows from operations, and historically has relied on equity and debt financings for the development of its product and funding of its operating expenses. Management’s evaluation of these conditions, as well as management’s plans to mitigate these matters are described in Note 2.

Basis for Review Results

These interim consolidated financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB and in accordance with Statements for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the PCAOB and auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We have served as the Company’s auditor since 2020

New York, NY

July 30, 2021

F-35

FREIGHTHUB, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30, 2021	December 31, 2020
ASSETS:
Current assets:
Cash and cash equivalents	$2,514,240	$2,766,491
Restricted cash in escrow	175,000	175,000
Accounts receivable	3,378,767	1,587,305
Accounts receivable – related party	5,850	24,010
Unbilled receivable	1,683,594	1,019,010
Prepaid expenses and other current assets	894,024	540,519
Total current assets	8,651,475	6,112,335

Intangible assets, net	8,391	8,797
Capitalized software, net	452,831	419,888
Property and equipment, net	57,639	56,119
Security deposits	7,818	7,818
Total assets	$9,178,154	$6,604,957

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable	$2,405,468	$1,701,627
Accounts payable – related party	177,279	29,890
Accrued expenses	1,289,634	782,497
Short-term borrowings	2,363,260	1,300,015
Income tax payable	50,127	33,032
Insurance financing payable	24,359	-
Total current liabilities	6,310,127	3,847,061

Convertible notes payable, net	6,596,687	3,790,212
Paycheck protection program – long term	-	114,700
Total liabilities	12,906,814	7,751,973

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Series A preferred stock, $.00001 par value, 23,481,920 shares authorized; 12,162,748 issued and outstanding at June 30, 2021 and December 31, 2020	122	122
Series seed preferred stock, $.00001 par value, 19,958 shares authorized; 12,175 issued and outstanding at June 30, 2021 and December 31, 2020	-	-
Common stock, $.00001 par value, 27,670,779 shares authorized; 1,216,652 voting and 80,000 non-voting issued and outstanding at June 30, 2021 and 1,204,985 voting and 80,000 non-voting issued and outstanding at December 31, 2020	22	22
Additional paid-in capital	12,563,462	12,452,168
Accumulated deficit	(16,312,921)	(13,599,958)
Accumulated other comprehensive income	20,655	630
Total stockholders’ deficit	(3,728,660)	(1,147,016)
Total liabilities stockholders’ deficit	$9,178,154	$6,604,957

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-36

FREIGHTHUB, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Six Months Ended June 30,
	2021	2020
Net revenue	$10,666,316	$2,709,522
Cost of revenue	9,698,511	2,439,005
Gross profit	967,805	270,517

Operating expenses
Compensation and employee benefits	2,034,999	730,368
General and administrative	1,134,840	621,824
Sales and marketing	163,929	16,381
Depreciation and amortization	158,141	343,504
Total operating expenses	3,491,909	1,712,077

Operating loss	(2,524,104)	(1,441,560)

Other expenses
Interest expense, net	(287,442)	(201,646)
Gain (Loss) from extinguishment of debt	115,678	(784,886)
Loss before provision for income taxes	(2,695,868)	(2,428,092)

Income tax expense	17,095	7,651

Net loss	$(2,712,963)	$(2,435,743)

Change in redemption value of preferred stock	-	(912,687)

Net loss attributable to common stock holders	$(2,712,963)	$(3,348,430)
Net loss per share attributable to common stockholders, basic and diluted	$(0.20)	$(1.09)
Weighted average number of common shares	13,463,481	3,107,231

Other comprehensive loss
Foreign currency translation	20,025	(1,045)

Comprehensive loss	$(2,692,938)	$(2,436,788)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-37

FREIGHTHUB, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Redeemable Preferred Stock		Stockholders’ Deficit
			Common Stock				Preferred Stock
	Series A Shares	Amount	Voting Shares	Amount	Non-Voting Shares	Amount	Series Seed Shares	Amount	Series A Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
Balance, December 31, 2019	-	$-	82,657	$10	80,000	$1	12,175	$-	-	$-	$416,147	$(7,747,982)	$(1,529)	$(7,333,353)
Issuance of preferred shares from conversion of convertible debt, net of issuance costs of $113,749(*)	11,355,248	10,726,544	-	-	-	-	-	-	-	-	-	-	-	-
Change in redemption value of preferred stock	-	-	-	-	-	-	-	-	-	-	(912,687)	-	-	(912,687)
Share-based compensation	-	-	-	-	-	-	-	-	-	-	2,222	-	-	2,222
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	-	(1,045)	(1,045)
Net loss	-	-	-	-	-	-	-	-	-	-	-	(2,435,743)	-	(2,435,743)
Balance, June 30, 2020 (Unaudited)	11,355,248	10,726,544	82,657	10	80,000	1	12,175	-	-	-	(494,318)	(10,183,725)	(2,574)	(10,680,606)

Balance, December 31, 2020	-	-	1,204,985	21	80,000	1	12,175	-	12,162,748	122	12,452,168	(13,599,958)	630	(1,147,016)
Issuance of stock upon vesting of restricted stock awards	-	-	11,667	-	-	-	-	-	-	-	-	-	-	-
Share-based compensation	-	-	-	-	-	-	-	-	-	-	111,294	-	-	111,294
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	-	20,025	20,025
Net loss	-	-	-	-	-	-	-	-	-	-	-	(2,712,963)	-	(2,712,963)
Balance, June 30, 2021 (Unaudited)	-	$-	1,216,652	$21	80,000	$1	12,175	$-	12,162,748	$122	$12,563,462	$(16,312,921)	$20,655	$(3,728,660)

(*)Series A Preferred Shares were issued on May 14, 2020 and have been classified as mezzanine equity in the consolidated balance sheet at June 30, 2020 at their maximum redemption value due to Preferred A Shares being contingently redeemable upon the occurrence of an event that is outside of the issuer’s control. On September 30, 2020, the Company’s Certificate of Incorporation was amended, such that Company’s Preferred A Shares are no longer contingently redeemable upon the occurrence of an event that is outside of the issuer’s control and therefore the Series A Preferred Shares have been reclassified from mezzanine equity to permanent equity on September 30, 2020 and are considered, in substance, common shares.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-38

FREIGHTHUB, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(UNAUDITED)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(2,712,963)	$(2,435,743)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	158,141	343,504
Amortization of debt issuance costs and debt discount	73,050	4,982
Share-based compensation	111,294	2,222
Interest accrued on outstanding debt	125,561	156,918
Professional services performed in exchange for warrants	-	209,351
(Gain) Loss from extinguishment of debt	(115,678)	784,886
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivables	(1,788,365)	1,494
(Increase) in unbilled receivables	(656,860)	-
Decrease (increase) in account receivables – related party	18,160	(9,300)
(Increase) in prepaid expense and other assets	(322,317)	(16,025)
Decrease in security deposits	-	4,538
Increase (decrease) in accounts payable	696,870	(75,928)
Increase in accounts payable – related party	147,389	-
Increase in accrued expenses	506,772	105,585
Increase in income tax payable	17,095	7,651
Net cash used in operating activities	(3,741,851)	(915,865)

Cash flows from investing activities:
Capitalization of software development costs	(181,297)	(105,244)
Purchase of fixed assets	(9,074)	-
Net cash used in investing activities	(190,371)	(105,244)

Cash flows from financing activities:
Proceeds from issuance of convertible notes payable	2,608,842	861,112
Repayment of insurance financing payable	(2,707)	-
Payment of loan origination cost	-	(50,000)
Repayment of short-term borrowings	(8,294,768)	(2,575,059)
Proceeds from short-term borrowings	9,358,014	2,399,088
Proceeds from paycheck protection program	-	114,700
Net cash provided by financing activities	3,669,381	749,841

Net decrease in cash and cash equivalents	(262,841)	(271,268)

Effect of exchange rate changes on cash	10,590	(2,509)

Cash, cash equivalents and restricted cash at beginning of the period	2,941,491	490,636
Cash, cash equivalents and restricted cash at end of the period	$2,689,240	$216,859

Supplemental disclosure of cash flow information
Cash paid for interest	$107,495	$39,746

Supplemental disclosure of non-cash activity
Conversion of convertible debt to preferred stock	$-	$9,175,289
Change in redemption value of preferred stock	$-	$912,687
Financing of insurance premiums	$27,066	$-
Reconciliation of cash, cash equivalents, and restricted cash reported in the consolidated balance sheet
Cash and cash equivalents	$2,514,240	$216,859
Restricted cash in escrow	175,000	-
Total cash, cash equivalents and restricted cash shown in the consolidated statement of cash flows	$2,689,240	$216,859

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-39

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

FreightHub, Inc. (“FreightHub US”) a Delaware corporation, was incorporated on October 26, 2015 for the purpose of arranging for pick-up, transport and delivery of full truckload freight shipments. On January 18, 2019, Freight Hub Mexico S.A De C.V. (“FreightHub Mexico”), a wholly owned subsidiary of FreightHub Inc., was formed. FreightHub Inc., along with its wholly-owned subsidiary, FreightHub Mexico, are hereinafter referred to as the “Company”. The Company provides innovative digital freight matching technology that streamlines cross-border and domestic USA (from and to border cities) and domestic MEX shipping, connecting shippers with a broad network of reliable carriers and drivers in Mexico, Canada, and the United States.

On October 10, 2020, the Company entered into an agreement and plan of merger with Hudson Capital, Inc., a BVI company (“Hudson”), as amended on May 18, 2021 (the “Merger Agreement”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Hudson will be merged with and into the Company, its wholly-owned subsidiary, in accordance with the BVI Act and the Delaware General Corporation Law (the “Redomestication Merger”). As a result of the Redomestication Merger, the separate existence of Hudson shall cease, and Hudson Capital Merger Sub I Inc., a wholly-owned subsidiary of Hudson, will continue as the surviving corporation incorporated in the State of Delaware.

All shares of common stock, preferred stock, series seed, warrants and options of the Company issued and outstanding immediately prior to the merger shall be cancelled and converted into the right to receive equivalent securities at an exchange ratio estimated at 1 to 1.266222. The closing is subject to customary closing conditions and pre-closing covenants, including the approval by the Hudson shareholders of the transactions and other proposals to be voted upon at a special meeting of the Hudson shareholders. Upon the closing of the transaction, the Company stockholders will own 85.7% of Merger Sub I (“Combined Company”) on a non-diluted basis.

The recent global pandemic outbreak, or COVID-19, continues to adversely impact commercial activity, globally and in the United States, and has contributed to significant volatility in financial markets. The outbreak could have a continued adverse impact on economic and market conditions, including business and financial services disruption. As of the date these condensed consolidated financial statements were available to be issued, the effects of impact are unknown and the Company will continue to monitor the potential impact of COVID-19 on the Company’s condensed consolidated financial statements.

NOTE 2 – LIQUIDITY

The accompanying financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern. The accompanying condensed consolidated financial statements have been prepared on a basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying condensed consolidated financial statements as of the six months ended June 30, 2021, the Company has an accumulated deficit of $16,312,921 and working capital of $2,341,348. At June 30, 2021, the Company had total debt of $9,169,307 and $2,514,240 of unrestricted cash on hand. The Company has historically met its cash needs through a combination of term loans, promissory notes, convertible notes, private placement offerings and sales of equity. The Company’s cash requirements are generally for operating activities and debt repayments.

The Company believes cash on hand and the continued support from its major investor will allow the Company to continue as a going concern for the next twelve months from the issuance of these condensed consolidated financial statements.

F-40

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These condensed consolidated financial statements and related notes are presented in accordance with generally accepted accounting principles in the United States (“GAAP”), expressed in U.S. dollars. In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair presentation of financial results for the interim periods presented. The Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Company’s consolidated financial statements for the year ended December 31, 2020. The results of operations for the six-month periods ended June 30, 2021 and 2020 are not necessarily indicative of the results for the full years. The accompanying condensed consolidated financial statements include the accounts of FreightHub US and its wholly owned subsidiary, FreightHub Mexico. All significant intercompany balances and transactions have been eliminated in consolidation.

The financial information as of December 31, 2020 presented in the unaudited condensed consolidated financial statements is derived from the audited consolidated financial statements for the year ended December 31, 2020.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, allowance for doubtful accounts, valuation of share-based compensation, accrued expenses, useful lives of internally developed software and property and equipment, whether an arrangement is or contains a lease, the discount rate used for operating leases, income tax accruals and the valuation allowance for deferred income taxes. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash consists of funds held in bank accounts. Cash equivalents consist of short-term, highly liquid investments with original maturities of 90 days or less at the time of purchase and generally include money market accounts.

Concentrations of Credit Risk

The Company maintains cash accounts with financial institutions. At times, balances in these accounts may exceed federally insured limits. The amounts over the federally insured limits as of June 30, 2021 and December 31, 2020 was $1,925,831 and $2,249,070, respectively. No losses have been incurred to date on any deposit balances.

The financial instrument that potentially subjects the Company to concentration of credit risk is accounts receivable. At June 30, 2021, two customers accounted for 42% and 11% of the Company’s accounts receivable, respectively, and as of December 31, 2020, three customers accounted for 11%, 12% and 13% of the Company’s accounts receivable, respectively.

For the six months ended June 30, 2021, one customer accounted for 36% of the Company’s revenues. For the six months ended June 30, 2020, one customer accounted for 11% of the Company’s revenues.

Fair Value Measurements

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used when available. Observable inputs are what market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are those that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The three levels of the fair value hierarchy are described below:

Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3—Valuations that require inputs that are unobservable for the asset and liability in which there is little, if any, market activity.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include trade accounts receivable, accounts payable, accrued expenses, and debt at variable interest rates, approximate their fair values at June 30, 2021 and December 31, 2020, respectively, principally due to the short-term nature, maturities or nature of interest rates of the above listed items.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the net invoiced amount, net of allowances for doubtful accounts, and do not bear interest. They include unbilled amounts for services rendered in the respective period but not yet billed to the customer until a future date, which typically occurs within one month. The Company periodically reviews accounts receivable balances and provides an allowance for doubtful accounts to the extent deemed uncollectible. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. The Company determines the allowance based on historical write-off experience and the aging of outstanding accounts receivable. Balances are considered past due based on invoiced terms. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of June 30, 2021 and December 31, 2020, the allowance for doubtful accounts was $0.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to be generated by the assets. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value. Management has determined that no impairment of long-lived assets exists, and accordingly, no adjustments to the carrying amounts of the Company’s long-lived assets have been made for the six months ended June 30, 2021 and 2020.

Property and Equipment

Property and equipment consisting of office and computer equipment, furniture and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives, ranging between three to seven years.

Useful Lives
Software	3 years
Equipment	3 years
Furniture	7 years
Leasehold improvements	The shorter of 3 years or the term of the lease

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Capitalized Software

The Company complies with the guidance of ASC Topic 350-40, “Intangibles—Goodwill and Other—Internal Use Software”, in accounting for of its internally developed system projects that it utilizes to provide its services to customers. These system projects generally relate to software of the Company that is not intended for sale or otherwise marketed. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Once a project has reached the development stage, the Company capitalizes direct internal and external costs until the software is substantially complete and ready for its intended use. Costs for upgrades and enhancements are capitalized, whereas, costs incurred for maintenance are expensed as incurred. These capitalized software costs are amortized on a project-by- project basis over the expected economic life of the underlying software on a straight-line basis, which is generally three years. Amortization commences when the software is available for its intended use.

Advertising

Advertising costs are expensed as incurred. Advertising costs amounted to $174 and $8,599 for the six months ended June 30, 2021 and 2020, respectively.

Income Taxes

The Company follows ASC Topic 740-10-65-1 in accounting for uncertainty in income taxes by prescribing rules for recognition, measurement and classification in financial statements of tax positions taken or expected to be in a tax return. This prescribes a two-step process for the financial statement measurement and recognition of a tax position. The first step involves the determination of whether it is more likely than not (greater than 50 percent likelihood) that a tax position will be sustained upon examination, based on the technical merits of the position. The second step requires that any tax position that meets the more likely than not recognition threshold be measured and recognized in the financial statements at the largest amount of benefit that is a greater than 50 percent likelihood of being realized upon ultimate settlement. This topic also provides guidance on the accounting for related interest and penalties, financial statement classification and disclosure. The Company’s policy is that any interest or penalties related to uncertain tax positions are recognized in income tax expense when incurred. The Company has no uncertain tax positions or related interest or penalties requiring accrual at June 30, 2021 and December 31, 2020.

Foreign Currency Translation

The financial statements of the Company’s subsidiary operating in Mexico are prepared to conform to U.S. GAAP and translated into U.S. Dollars by applying a current exchange rate. The local currency has been determined to be the functional currency. Assets and liabilities of international operations are translated at period-end exchange rates. Items appearing in the consolidated statement of operations are translated using average exchange rates during each period. Translation gains and losses are reported in accumulated other comprehensive income (loss) as a component of stockholders’ equity (deficit).

Deferred Financing Costs

Costs incurred in connection with obtaining certain financing are deferred and amortized on an effective interest method basis over the term of the related obligation. In accordance with Accounting Standards Update (“ASU”) 2015-03, “Imputation of Interest – Simplifying the Presentation of Debt Issuance Costs”, debt issuance costs related to a recognized debt liability are presented in the condensed consolidated balance sheet as a direct deduction from the debt liability, consistent with the presentation of a debt discount. Deferred financing costs are amortized and recognized on the condensed consolidated statements of operations as interest expense.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets

Intangible assets include the Company’s domain name and are accounted for based on ASC Topic 350 “Intangibles – Goodwill and Other.” The Company’s intangible assets that have finite lives, consisting of intellectual property, are amortized over their useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indicators were present, the Company would test for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), the Company would perform the next step, which is to determine the fair value of the asset and record an impairment loss, if any. The Company evaluates the useful lives for these intangible assets each reporting period to determine whether events and circumstances warrant a revision in their remaining useful lives.

Foreign Operations

Operations outside the United States include a subsidiary in Mexico. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange.

Revenue Recognition

The Company’s revenues are accounted for under FASB Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers.” The Company generates revenues primarily from shipments executed by the Company’s freight transportation brokerage services to shippers through the Company’s freight rideshare marketplace. Shippers contract with the Company to utilize the Company’s network of independent freight carriers to transport freight. Those shipments are the Company’s performance obligation, arising under contracts the Company has entered into with customers that define the price for each shipment and payment terms. The Company’s acceptance of the shipment request establishes enforceable rights and obligations for each contract. By accepting the shipper’s order, the Company has responsibility for transportation of the shipment from origin to destination. Under such contracts, revenue is recognized when obligations are satisfied, which occurs over time with the transit of shipments from origin to destination. This is appropriate as the customer simultaneously receives and consumes the benefits as the Company performs its obligation. The Company determines revenue in-transit using the input method, under which revenue is recognized based on the duration of time that has lapsed from the departure date (start of transportation services) to the arrival date (completion of transportation services). Measurement of revenue in-transit requires the application of significant judgement. The Company calculates the estimated percentage of an order’s transit time that is complete at period end, and apply that percentage of completion of the order’s estimated revenue. Revenue is measured as the amount of consideration the Company expects to receive in exchange for providing services. Accessorial charges for fuel surcharge, loading and unloading, stop charges, and other immaterial charges are part of the consideration received for the single performance obligation of delivering shipments.

Payment for the Company’s services is generally due within 30 to 45 days upon delivery of the shipment. Contracts entered into with customers do not contain material financing components.

The Company’s contracts with customers have a duration of one year or less and do not require any significant start-up costs, and as such, costs incurred to obtain contracts associated with these contracts are expensed as incurred.

Through the Company’s freight brokerage services, the Company is responsible for identifying and directing independent freight carriers to transport the shipper’s goods. The transportation of the loads is outsourced to third-party carriers. The Company is a principal in these arrangements, and therefore records revenue associated with these contracts on a gross basis. The Company controls the service and has primary responsibility to meet the customer’s requirements. The Company invoices and collects from its customers and also maintains discretion over pricing. Additionally, the Company is responsible for selection of third-party transportation providers to the extent used to satisfy customer freight requirements.

F-44

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The timing of revenue recognition, billings, cash collections, and allowance for doubtful accounts results in billed and unbilled receivables on the Company’s consolidated balance sheet. The Company receives the unconditional right to bill when shipments are delivered to their destination.

Convertible Debt

The Company evaluates convertible debt to determine the impact (if any) of 1) embedded conversion option; 2) beneficial conversion feature; 3) bifurcation; 4) derivative liability; and 5) fair value adjustments and other expenses thereto. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC Topic 470, “Debt” (“ASC 470”), the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC Topic 815, “Derivatives and Hedging” (“ASC 815”).

Conventional convertible debt is a financial instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash. Conventional convertible debt, for which the fair value option is not elected at issuance, is accounted for as straight debt with no accounting recognition of the embedded equity option.

The convertible debt the Company issued prior to 2020, had the following typical characteristics for a conventional convertible debt:

●	The debt security is convertible into the common stock of the issuer at a specified price at the option of the holder.
●	The debt security was sold at a price or has a value at issuance not significantly in excess of the face amount.
●	It bears an interest rate that is lower than the Company would obtain for nonconvertible debt.
●	If converted, the Company must deliver shares of the its stock to the investor (i.e., physical settlement). There is no cash conversion feature by which the convertible debt can be settled in full or in part in cash upon conversion.
●	The initial conversion price of the security is greater than the market value of the common stock at time of issuance and there is no beneficial conversion feature (“BCF”) upon issuance to be bifurcated and separately accounted for.

Since the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company accounts for convertible debt instruments in accordance with ASC 470-20, Debt with Conversion and Other Options.

Share-Based Compensation

The Company accounts for share-based awards, including stock options and restricted stock awards, issued to employees in accordance with ASC Topic 718, “Compensation—Stock Compensation”. In addition, the Company issues stock options to non-employees in exchange for consulting services and accounts for these in accordance with the provisions of ASC 718, as amended by ASU 2018-07. Compensation expense is measured at the grant, based on the calculated fair value of the award, and recognized as an expense over the requisite service period, which is generally the vesting period of the grant.

For modification of stock compensation awards, the Company records the incremental fair value of the modified award as share-based compensation on the date of modification for vested awards or over the remaining vesting period for unvested awards. The incremental compensation is the excess of the fair value of the modified award on the date of modification over the fair value of the original award immediately before the modification.

For options granted to non-employees, the expected life of the option used is the contractual term of each such option. All other assumptions used to calculate the grant date fair value are generally consistent with the assumptions used for options granted to employees.

F-45

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

For purposes of calculating share-based compensation, the Company estimates the fair value of stock options using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the Company’s stock price, which is determined by a third party 409(a) valuation, and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends.

The expected volatility is primarily based on the historical volatility of peer company data while the expected life of the stock options is based on historical and other economic data trended into the future. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected option term. The dividend yield assumption is based on the Company’s history and expectation of no dividend payouts. If factors change and the Company employs different assumptions, share-based compensation expense may differ significantly from what has been recorded in the past. If there is a difference between the assumptions used in determining share-based compensation expense and the actual factors which become known over time, specifically with respect to anticipated forfeitures, the Company may change the input factors used in determining share-based compensation costs for future grants. These changes, if any, may materially impact the Company’s results of operations in the period such changes are made.

Incremental compensation costs arising from subsequent modifications of awards after the grant date are recognized when incurred. In addition, the Company accounts for forfeitures of awards as they occur. For share-based awards that vest based on performance conditions, expense is recognized when it is probable that the conditions will be met.

The fair value of options and share awards granted under the stock option plan during the six months ended June 30, 2021 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions for grants:

2021
Risk-free interest rates	0.10%
Expected life of options	5 years
Expected volatility	103.50%
Expected dividend yield	0.00%

Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of outstanding common shares for the period, including series A preferred stock and series seed preferred stock which are considered to be common shares in substance. Diluted earnings (loss) per share are calculated by dividing net earnings (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation. At June 30, 2021 and 2020, there were 1,868,526 and 2,479 common share equivalents, respectively, excluding 2020 Bridge Notes and the 2021 Bridge Notes which were issued at a conversion price determinable at certain future events and not at specified conversion price (see Note 11) and nonvested restricted stock. For the six months ended June 30, 2021 and 2020, these potential shares were excluded from the shares used to calculate diluted loss per share. These securities were not included in the computation of diluted net earnings per share as their effect would have been antidilutive.

Segments

Operating segments are defined as components of an entity for which separate financial information is available. The Company reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment. The Company presents financial information about its operating segment and geographical areas in Note 14 to the condensed consolidated financial statements.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Adopted Accounting Pronouncements

In November 2019, the FASB issued ASU No. 2019-08 “Compensation – Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements – Share-Based Consideration Payable to a Customer.” ASU No. 2019-08 amends and clarifies ASU No. 2018-07, which was adopted by the Company on January 1, 2019, to require that an entity measure and classify share-based payment awards granted to a customer by applying the guidance in Topic 718. For entities that have already adopted the amendments in ASU No. 2018-07, the amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The Company adopted ASU No. 2019-08 on January 1, 2020 and the adoption of this guidance did not have a material impact on its condensed consolidated financial statements.

In April 2019, the FASB issued ASU No. 2019-04 “Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” ASU No. 2019-04 was issued as part of the FASB’s ongoing project to improve upon its ASC, and to clarify and improve areas of guidance related to recently issued standards on credit losses, hedging, and recognition and measurement. This guidance contains several effective dates but is applicable to the Company’s fiscal year beginning January 1, 2020. The Company adopted ASU No. 2019-04 on January 1, 2020 and the adoption of this guidance did not have a material impact on its condensed consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” ASU No. 2019-12 is intended to simplify various aspects related to accounting for income taxes, eliminates certain exceptions to the general principles in ASC Topic 740 related to intra-period tax allocation, simplifies when companies recognize deferred taxes in an interim period, and clarifies certain aspects of the current guidance to promote consistent application. This guidance is effective for public business entities for fiscal years beginning after December 15, 2020, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2021. The Company adopted ASU No. 2019-12 on January 1, 2021 and the adoption of this guidance did not have a material impact on its condensed consolidated financial statements.

Recently Issued Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that was within the scope of those models before the adoption of ASU 2020-06. ASU 2020-06 also requires that the effect of potential share settlement be included in the diluted EPS calculation when an instrument may be settled in cash or shares. This amendment removes current guidance that allows an entity to rebut this presumption if it has a history or policy of cash settlement.

Furthermore, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share, the treasury stock method will be no longer available. In addition, ASU 2020-06 clarifies that an average market price should be used to calculate the diluted EPS denominator in cases in which the exercise prices may change on the basis of an entity’s share price or changes in the entity’s share price may affect the number of shares that may be used to settle a financial instrument and that an entity should use the weighted-average share count from each quarter when calculating the year-to-date weighted-average share. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its condensed consolidated financial statements.

F-47

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU No. 2020-04 provides guidance on optional expedients for a limited time to ease the operational burden in accounting for (or recognizing the effects of) reference rate reform (LIBOR) on financial reporting. This guidance is effective upon the ASUs issuance on March 12, 2020 and companies may elect to apply the amendments prospectively through December 31, 2022. The Company’s credit facilities already contain comparable alternative reference rates that would automatically take effect upon the LIBOR phase out, and it is also reviewing its commercial contracts that may utilize LIBOR as a reference rate. The Company is currently evaluating the potential effects of this guidance on its condensed consolidated financial statements.

NOTE 4 – RESTRICTED CASH IN ESCROW

An amount of $175,000 is being held in escrow to be used to pay an advisor in connection with the transactions contemplated by the merger agreement that the Company entered into on October 10, 2020 and plan of merger with Hudson Capital, Inc., a BVI company, Hudson Capital Merger Sub I Inc., a Delaware corporation and Hudson Capital Merger Sub II Inc., a wholly-owned subsidiary of Hudson Capital Merger Sub I Inc. (See Note 1).

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at:

	June 30, 2021	December 31, 2020
Equipment	$88,782	$79,413
Furniture and fixtures	9,517	9,517
Leasehold improvements	4,759	4,759
Total cost	103,058	93,689
Accumulated depreciation	(45,419)	(37,570)
Property and equipment, net	$57,639	$56,119

Depreciation expense for the six months ended June 30, 2021 and 2020 was $7,787 and $7,143 respectively.

NOTE 6 – CAPITALIZED SOFTWARE

Capitalized software consists of the following at:

	June 30, 2021	December 31, 2020
Capitalized software	$2,444,167	$2,338,367
Accumulated amortization	(2,068,426)	(1,918,479)
Net carrying amount	375,741	419,888
Capitalized software in-process	77,090	-
Capitalized software, net	$452,831	$419,888

Amortization expense for the six months ended June 30, 2021 and 2020 was $149,947 and $335,953, respectively.

F-48

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 6 – CAPITALIZED SOFTWARE (CONTINUED)

Estimated amortization for capitalized software for future periods is as follows:

Year Ended December 31,
2021 (six months)	$128,067
2022	168,308
2023	69,080
2024	10,286
$375,741

NOTE 7 – ACCRUED EXPENSES

Accrued expenses consist of the following at:

	June 30, 2021	December 31, 2020
Accrued payroll	$431,222	$120,926
Accrued value added tax	45,669	17,956
Accrued cost of revenue	799,904	489,071
Accrued professional services	9,312	136,017
Other accrued liabilities	3,527	18,527
Total accrued expenses	$1,289,634	$782,497

NOTE 8 – SHARE-BASED COMPENSATION

The Company has a Stock Incentive Plan (the “Plan”) under which the Company may grant restricted stock awards and stock options for up to 3,500,000 common shares. Both incentive stock options and non-qualified stock options expire ten years from the date of the grant.

Stock Options

The following table summarizes stock option activity:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2019	94,753	$0.52
Granted	-	-
Forfeited/Expired	(87,353)	0.54
Exercised	-	-
Balance at June 30, 2020	7,400	0.54	8.77	$-
Exercisable at June 30, 2020	2,113	0.54	8,68	$-

Balance at December 31, 2020	1,565,863	0.25
Granted	942,726	1.50
Forfeited/Expired	(2,500)	0.25
Exercised	-	-
Balance at June 30, 2021	2,506,089	0.72	6.80	$197,795
Exercisable at June 30, 2021	1,074,066	$0.27	3.62	$566,860

F-49

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 8 – SHARE-BASED COMPENSATION (CONTINUED)

The following table summarizes the Company’s non-vested stock options.

	Non-vested Options Outstanding	Weighted-Average Grant Date Fair Value
At December 31, 2019	51,462	$0.25
Options granted	-	-
Options forfeited/cancelled	(36,820)	0.25
Options exercised	-	-
Options vested	(9,355)	0.25
At June 30, 2020	5,287	$0.25

At December 31, 2020	662,537	$0.19
Options granted	942,726	0.19
Options forfeited/cancelled	(2,500)	0.19
Options exercised	-	-
Options vested	(170,740)	0.23
At June 30, 2021	1,432,023	$0.41

For the six months ended June 30, 2021 and 2020, the Company recognized $92,394 and $2,222 of stock compensation expense, respectively, relating to vested stock options. As of June 30, 2021, there was $515,912 of unrecognized stock compensation expense related to non-vested stock options granted under the Plan, which is expected to be recognized over a weighted-average period of four years.

Restricted Stock Awards

From time-to-time the Company issues time-based restricted stock awards (“RSAs”) under the Plan. The fair value of the nonvested shares are measured at the market price of a shareon the date of grant and will be recognized as share-based compensation expense over the requisite service period. Grants vest over a four-year period based on continued employment. The shares of common stock underlying the RSAs are not considered issued and outstanding until vested.

The following table summarizes the restricted stock awards activity:

	Restricted Stock Awards	Weighted-Average Grant Date Fair Value Per Share
At December 31, 2020	-	$-
Granted	122,000	0.80
Exercised	-	-
Vested	(11,667)	0.80
Outstanding non-vested at June 30, 2021	110,333	$0.80

For the six months ended June 30, 2021, the Company recognized $18,900 of stock compensation expense relating to RSAs. As of June 30, 2021, there was $78,699 of unrecognized share-based compensation expense related to non-vested RSAs, which is expected to be recognized over a weighted average period of three years.

F-50

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 9 – SHORT-TERM BORROWINGS

On March 7, 2019, the Company entered into a short-term promissory note (“2019 Note”) with a lender (the “2019 Note Lender”) which provides the Company a revolving line of credit up to $1,000,000. On September 1, 2020, the maximum principal amount that could be advanced withdrawn under the line of credit to the Company was increased to $2,000,000. On April 27, 2021, the note was amended to increase the maximum principal amount that could be advanced withdrawn under the line of credit to $2,500,000. The borrowing base of the revolving line of credit is limited to 80% of eligible accounts receivable. Under the revolving line of credit, if the aggregate principal amount of the outstanding advances exceeds the applicable borrowing base, the Company must repay the lender an amount equal to the difference between the outstanding principal balance of the revolving line of credit and the borrowing base. The note requires monthly payments of interest, beginning May 1, 2019. Interest accrues on the outstanding principal at a rate equal to Prime Rate as set out in the Wall Street Journal from time to time with a floor of 3.25% per annum. The interest rate as of June 30, 2021 was 5.25%. The 2019 Note matures on July 31, 2023.

The Company incurred interest expense relating to the short-term borrowings in the amount of $107,495 and $35,788 for the six months ended June 30, 2021 and 2020.

NOTE 10 – PAYCHECK PROTECTION PROGRAM – LONG TERM

On May 6, 2020, the Company received the proceeds from a loan in the amount of $114,700 (the “PPP Loan”) pursuant to the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Company accounted for the PPP Loan as a financial liability in accordance with Accounting Standards Codification (“ASC”) Topic 470 Debt. The PPP Loan matures on May 6, 2022 and bears interest at a fixed rate of 1.00% per annum. Loan payments, which includes principal and interest are deferred to August 20, 2021, which is 10 months after the loan forgiveness covered period.

Accordingly, the PPP Loan was recognized as long-term debt in the Company’s consolidated balance sheets. There is no prepayment penalty. Under the terms of the PPP, all or a portion of the principal may be forgiven if the PPP Loan proceeds are used for qualifying expenses as described in the CARES Act, such as payroll costs, benefits, rent, and utilities. No assurance was provided that the Company will obtain forgiveness of the PPP Loan in whole or in part. With respect to any portion of the PPP Loan that is not forgiven, the PPP Loan would be subject to customary provisions for a loan of this type, including customary events of default relating to, among other things, payment defaults and breaches of the provisions of the PPP Loan.

On March 22, 2021, the PPP loan was forgiven in whole, which included principal of $114,700 and accrued interest of $978. The total amount forgiven of $115,678 is recorded as a gain from extinguishment of debt in the accompanying condensed consolidated statement of operations.

NOTE 11 – CONVERTIBLE DEBT

2020 Bridge Notes

On October 7, 2020, the Company entered into a note purchase agreement (the “2020 Bridge Notes”) with certain existing shareholders and investors pursuant to which the Company issued bridge notes in the aggregate principal amount of $4,004,421 (the “Bridge Financing”). All bridge notes will mature on the date that is two years from the closing date of the bridge financing. Interest on the bridge notes will accrue at an annual rate of 5% over two-year term of the bridge notes and is payable by the Company (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the bridge notes by the Company or, (iv) in connection with any conversion of the bridge notes through the issuance of shares of the capital stock of the Company in exchange for accrued and unpaid interest owing at the time of conversion. Each note is convertible into conversion shares pursuant to one of the following: 1. Automatic Private Investment in Public Equity (“PIPE”) financing conversion, 2. Optional next equity financing conversion; 3. Optional corporate transaction conversion; 4. Optional maturity conversion. There is no pre-determined conversion price in any of the above under the note purchase agreements, but rather, the applicable conversion price in connection with any conversion of the 2020 Bridge Notes will be determined by reference to a formula that includes a 50% discount to the per share price or value of the Company’s shares, as the case may be, implied by the event in connection with which, or at the time at which, conversion occurs.

F-51

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 11 – CONVERTIBLE DEBT (CONTINUED)

Under the note purchase agreement, the Company agreed to issue to each purchaser, at the time of such purchaser’s purchase of a note pursuant to the agreement (whether at the initial closing or at a subsequent closing), and for no additional consideration to be paid by such purchaser, 257.5261 shares of the Company’s common stock for each $1,000 principal amount of notes purchased by such purchaser. The Company issued 1,031,243 of common stock in connection with the 2020 Bridge Notes (see Note 18).

Both the 2020 Bridge Notes and the common stock are not remeasured at fair value and the proceeds from the 2020 Bridge Notes were allocated between common stock and the bridge note debt based on the relative fair value, and $242,219 was allocated to the common stock and was recorded as a discount for the 2020 Bridge Notes, amortized as interest over the term of the 2020 Bridge Notes.

In addition, the Company incurred $50,000 of transaction fees with one of the lenders for administering the Bridge Financing. These fees were included in the lender’s bridge note and were recorded as debt issuance costs and will be amortized over the term of the 2020 Bridge Notes.

2021 Bridge Notes

In 2021, the Company entered into two note purchase agreements with an existing shareholder pursuant to which the Company issued in January 2021 and May 2021 bridge notes in the aggregate principal amount of $1,000,000 and $2,608,842, respectively (the “2021 Bridge Notes”). The 2021 Bridge Notes will mature on October 7, 2022. Interest on the notes will accrue at an annual rate of 5% over the term of the notes and is payable by the Company (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the note by the Company or, (iv) in connection with any conversion of the note through the issuance of shares of the capital stock of the Company in exchange for accrued and unpaid interest owed at the time of conversion. The 2021 Bridge Notes are convertible into conversion shares pursuant to one of the following: 1. Automatic PIPE financing conversion, 2. Optional next equity financing conversion; 3. Optional corporate transaction conversion; 4. Optional maturity conversion. There is no pre-determined conversion price in any of the above under the note purchase agreement, but rather, the applicable conversion price in connection with any conversion of the 2021 Bridge Notes will be determined by reference to a formula that includes a 20% to 25% discount to the per share price or value of the Company’s shares, as the case may be, implied by the event in connection with which, or at the time at which, conversion occurs.

Since the Company’s shares are not publicly traded and the conversion price of both the 2020 Bridge Notes and the 2021 Bridge Notes are determinable at future certain events, the conversion features cannot be determined as beneficial, and as such, no beneficial conversion feature can be bifurcated and separately accounted for. In addition, the embedded conversion feature meets the scope exception for derivatives as it is indexed to the entity’s own stock which is classified within stockholders’ equity (deficit) as there are no net settlement provisions.

On February 9, 2021, the Company entered into a Securities Purchase Agreement (the “SPA”) with certain existing stockholders of the Company pursuant to which the Company shall sell to the investors (the “Investors”) a newly designated series of preferred stock, the Series A3 preferred stock (the “Series A3 Preferred Stock”), in a private placement for $8,008,841 in aggregate gross proceeds (“Pre-Merger Financing”), excluding principal and accrued and unpaid interest relating to 2020 Bridge Notes that convert at the closing of the Pre-Merger Financing. With respect to principal and accrued and unpaid interest relating to the 2021 Bridge Notes, the Investors have the option to elect for all or a portion of such converting principal and accrued and unpaid interest to reduce amounts that the Investors are otherwise committed to fund in cash in respect of Series A3 Preferred Stock at the closing of the Pre-Merger Financing. If and to the extent the Investors exercise this option, the $8,008,841 in aggregate gross proceeds to be received by the Company would be correspondingly reduced on a dollar-for-dollar basis by the amount of converted principal and accrued and unpaid interest under the 2021 Bridge Notes with respect to which such option is exercised.

F-52

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 11 – CONVERTIBLE DEBT (CONTINUED)

The Company recorded interest expense pursuant to the stated interest rates on the convertible notes in the amount of $124,583 and $156,918 for the six months ended June 30, 2021 and 2020, respectively. Amortization of convertible note issuance costs for the six months ended June 30, 2021 and 2020 was $12,498 and $4,982, respectively. Amortization of convertible note discounts for the six months ended June 30, 2021 and 2020 was $60,552 and $0, respectively.

The aggregate balance of the convertible notes payable is as follows at:

	June 30, 2021	December 31, 2020
Convertible notes payable	$6,613,263	$4,004,421
Accrued interest	168,425	43,842
Less: unamortized deferred financing costs	(31,656)	(44,154)
Less: unamortized discount	(153,345)	(213,897)
Convertible note payable, net	$6,596,687	$3,790,212

The outstanding balance of the convertible notes principal and accrued interest at June 30, 2021 relates to both the 2020 Bridge Notes and 2021 Bridge Notes and will mature on the October 7, 2022.

NOTE 12 – INCOME TAXES

Income tax expense consists of the following components:

	Six Months Ended June 30,
	2021	2020
Current
Federal	$-	$-
State	-	-
Foreign	17,095	7,651
Total Current	17,095	7,651
	-	-
Deferred
Federal	$-	$-
State	-	-
Total Deferred	-	-

Income tax expense	$17,095	$7,651

The Company’s provision for income taxes for the six months ended June 30, 2021 and 2020 is based on the estimated annual effective tax rate, plus discrete items. The following table presents the provision for income taxes and the effective tax rates for and six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020
Loss before income tax provision	$(2,695,868)	$(2,428,092)
Income tax provision	17,095	7,651
Effective tax rate	-0.64%	-0.23%

The difference between the Company’s effective tax rate for and six months ended June 31, 2021 and 2020 and the US statutory rate of 21% primarily relates to nondeductible expenses, state income taxes (net of federal benefit), a net increase in valuation allowances and certain discrete items.

F-53

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 12 – INCOME TAXES (CONTINUED)

Income tax expense is recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between amounts reported for income tax purposes and financial statement purposes, using current tax rates. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset will not be realized. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent that the Company believes that recovery is not likely, it must establish a valuation allowance. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets.

None of the Company’s Federal or state income tax returns are currently under examination by the Internal Revenue Service (“IRS”) or state authorities.

NOTE 13 – LEASES

In 2020, the Company entered into various short-term lease commitments ranging from three to six months for office workspace in New York. The monthly rental cost ranged from $800 to $2,000.

In January 2020, the Company entered into a lease agreement for 7 workstations in Mexico for a term of 12 months and expired on December 31, 2020. In November 2020, the Company entered into a lease agreement for 14 workstations in Mexico for a term of 12 months and will expire on October 31, 2021.

The rental cost for the six months ended June 30, 2021 and 2020, was approximately $55,000 and $34,000, respectively.

NOTE 14 – SEGMENT INFORMATION

Geographic long-lived asset information presented below is based on the physical location of the assets at the end of year. Long-lived assets including intangible assets, capitalized software, property and equipment and security deposits, by geographic region, are as follows at:

	June 30, 2021	December 31, 2020
United States	$403,297	$452,891
Mexico	123,382	39,731
Total long-lived assets	$526,679	$492,622

The following table summarizes the Company’s total revenue by geographic area based on the billing address of the customers:

	Six Months Ended June 30,
	2021	2020
United States	$9,966,833	$2,531,390
Mexico	699,483	178,132
Total revenue	$10,666,316	$2,709,522

NOTE 15 – RELATED PARTY TRANSACTIONS

The Company received consulting, accounting and recruiting services from various shareholders. The total cost of these services for the six months ended June 30, 2021 and 2020 were $169,000 and $16,000, respectively. The accounts payable to these various shareholders as of June 30, 2021 and December 31, 2020 were $177,000 and $30,000, respectively.

The Company also provided freight services to a customer owned by a shareholder. The accounts receivable from this certain customer as of June 30, 2021 and December 31, 2020 was $6,000 and $24,000 respectively. The revenue of these services for the six months ended June 30, 2021 and 2020 was $79,000 and $50,000, respectively.

F-54

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 16 – WARRANTS

On November 9, 2015, the Company issued 9,050 common stock warrants to two founders with an exercise price of $5.00. The warrants expire and are no longer exercisable at the earlier of the tenth anniversary of the date the warrants were issued or the date the Company is acquired by another entity.

Under the terms of a short-term borrowing agreement signed in 2017, the lender had a right to invest up to the greater of (i) $250,000 or (ii) an amount that would maintain Lender’s pro rata ownership in the Company under the same terms provided to other investors. On November 15, 2018, the Company and the lender agreed on the terms of the right to invest by granting the lender a warrant to purchase up to 7,224 series seed preferred shares of the Company at an exercise price of $10.38 per share. The warrants expire and are no longer exercisable at the tenth anniversary of the date the warrants were issued. The warrant shall be automatically exchanged for shares in the event of a change of control.

On August 26, 2020, the Company issued a warrant to an affiliate of a shareholder to purchase up to 765,862 Series A2 preferred shares at an exercise price of $0.25 in exchange for professional services. Effective September 30, 2020, this warrant was cancelled and a replacement warrant to purchase up to 765,862 Series A2 preferred shares at an exercise price of $0.25 was issued to an affiliate of the original warrant holder. The Company estimated the fair value of the warrants to be $1,039,070 based on a Black-Scholes valuation, and recorded it as professional fees and included it in additional paid-in capital as of December 31, 2020. The warrants expire on August 26, 2027.

The following assumptions were used when calculating the issuance date fair value:

Exercise price of the warrants	$0.25
Contractual life of the warrants	7 years
Current value of the underlying share	$1.45
Expected volatility	101.70%
Expected dividend yield	0.00%
Risk-free interest rates	0.22%

The table below summarizes the Company’s warrant activities:

	Number of Common Shares Warrants	Number of Series Seed Shares Warrants	Number of Series A Shares Warrants	Exercise Price Range Per Share	Weighted Average Exercise Price
Balance at December 31, 2019	9,050	7,224	-	$5.00 to 10.38	$7.39
Granted	-	-	807,500	0.00001 to .60	0.54
Forfeited	-	-	-	-	-
Exercised	-	-	-	-	-
Balance at June 30, 2020	9,050	7,224	807,500	0.00001 to 10.38	0.68

Balance at December 31, 2020	9,050	7,224	765,862	0.25 to 10.38	0.40
Granted	-	-	-	-	-
Forfeited	-	-	-	-	-
Exercised	-	-	-	-	-
Balance at June 30, 2021	9,050	7,224	765,862	$0.25 to 10.38	$0.40

F-55

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

NOTE 17 - DEFINED CONTRIBUTION PLAN

The Company has a defined contribution plan covering eligible employees with at least two months of service. The Company fully matches employee contributions up to 3% of total compensation, plus 50% of contributions that exceed that amount up to 5% of total compensation. Total expense for the six months ended June 30, 2021 and 2020, was $15,092 and $9,052, respectively.

NOTE 18 – STOCKHOLDERS’ DEFICIT

On May 19, 2020, the Company entered into a Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”), with holders of the Company’s then-outstanding convertible notes. Under the Purchase Agreement, on May 19, 2020, the convertible notes were converted to 7,152,551 Series A1-A, 2,977,544 Series A1-B and 1,225,153 Series A2 preferred shares at par value of $0.00001 per share for a total carrying costs of $10,726,543.

On July 31, 2020, the Company issued 605,777.5 Series A1-A and 126,722.5 Series A2 preferred shares upon the exercise of warrant to purchase shares of stock and an exercise price of $0.60 per share under the terms of the respective warrant agreement for a total consideration of approximately $440,000.

On August 24, 2020, the Company issued 75,000 Series A2 preferred shares upon the exercise of warrant to purchase shares of stock under the terms of the respective warrant agreement for a total consideration of $0.

On August 26, 2020, the Company issued 60,000 voting common shares for professional services performed in the amount of $15,000.

On August 26, 2020, the Company issued 29,332 voting common shares for professional services performed in the amount of $7,333.

On October 7, 2020, the Company issued 1,031,243 voting common shares to each purchaser of bridge notes based on 257.5261 shares for each $1,000 principal amount of notes purchased for a total consideration $0 (see Note 11).

On February 18, 2021, the Company filed its Fourth Amended and Restated Certificate of Incorporation (“Fourth Charter”).

Based on the Fourth Charter, the non-voting Common Stock shall not be entitled to vote on any matters presented to the stockholders of the Company for their action or consideration. The holders of the common stock are entitled to one vote for each share of common stock held at all meetings of stockholders (and written actions in lieu of meetings); There shall be no cumulative voting. Each holder of outstanding shares of preferred stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company. The holders of record of the shares of common stock and of any other class or series of voting stock (including the Series Seed Preferred Stock and the Series A Preferred Stock), voting together as a single class, shall be entitled to elect the directors of the Company.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders or, in the case of a deemed liquidation event, the consideration or the available proceeds, as the case may be, shall be distributed to the holders of the shares of Series A Preferred Stock, the holders of the Series Seed Preferred Stock, the holders of shares of common stock and the holders of shares of non-voting common stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to common stock pursuant to the terms of Fourth Charter immediately prior to such liquidation, dissolution or winding up of the Company or deemed liquidation event.

NOTE 19 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through July 30, 2021, the date that the condensed consolidated financial statements were available for issuance.

On July 30, 2021, the Company entered into a note purchase agreement with an existing shareholder pursuant to which the Company issued bridge notes in the aggregate principal amount of $1,000,000 at similar terms to the 2021 Bridge Notes.

F-56

freighthub inc. and subsidiary

F-57

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of FreightHub, Inc. and Subsidiary

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of FreightHub, Inc. and Subsidiary (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Liquidity

As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses, negative cash flows from operations, and historically has relied on equity and debt financings for the development of its product and funding of its operating expenses. Management’s evaluation of these conditions, as well as management’s plans to mitigate these matters are described in Note 2. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audit.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

Melville, NY

February 15, 2021, except for Note 20, as to which the date is August 3, 2021

F-58

FREIGHTHUB, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
ASSETS:
Current assets:
Cash and cash equivalents	$2,766,491	$490,636
Restricted cash in escrow	175,000	-
Accounts receivable	1,587,305	737,771
Accounts receivable – related party	24,010	6,600
Unbilled receivable	1,019,010	136,212
Prepaid expenses and other current assets	540,519	67,699
Total current assets	6,112,335	1,438,918

Intangible assets, net	8,797	9,609
Capitalized software, net	419,888	742,229
Property and equipment, net	56,119	34,579
Security deposits	7,818	13,736
Total assets	$6,604,957	$2,239,071

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable	$1,701,627	$779,333
Accounts payable – related party	29,890	-
Accrued expenses	782,497	135,737
Short-term borrowings	1,300,015	527,669
Income tax payable	33,032	9,981
Total current liabilities	3,847,061	1,452,720

Convertible notes payable, net	3,790,212	8,119,704
Paycheck protection program – long term	114,700	-
Total liabilities	7,751,973	9,572,424

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Series A preferred stock, $.00001 par value, 13,312,172 shares authorized; 12,162,748 issued and outstanding at December 31, 2020 and 0 issued and outstanding at December 31, 2019	122	-
Series Seed Preferred stock, $.00001 par value, 19,958 shares authorized; 12,175 issued and outstanding at December 31, 2020 and 2019	-	-
Common stock, $.00001 par value, 30,853,564 shares authorized; 1,204,985 voting and 80,000 non-voting issued and outstanding at December 31, 2020 and 82,657 voting and 80,000 non-voting issued and outstanding at December 31, 2019	22	11
Additional paid-in capital	12,452,168	416,147
Accumulated deficit	(13,599,958)	(7,747,982)
Accumulated other comprehensive income (loss)	630	(1,529)
Total stockholders’ deficit	(1,147,016)	(7,333,353)
Total liabilities stockholders’ deficit	$6,604,957	$2,239,071

The accompanying notes are an integral part of these consolidated financial statements.

F-59

FREIGHTHUB, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended December 31,
	2020	2019
Net revenue	$9,205,941	$4,179,845
Cost of revenue	8,411,570	3,848,776
Gross profit	794,371	331,069

Operating expenses
General and administrative	2,737,184	1,047,551
Compensation and employee benefits	2,212,407	1,559,278
Sales and marketing	23,622	130,641
Depreciation and amortization	531,027	659,961
Total operating expenses	5,504,240	3,397,431

Operating loss	(4,709,869)	(3,066,362)

Other expenses

Interest expense, net	(334,170)	(428,683)
Loss from extinguishment of debt	(784,886)	-
Loss before provision for income taxes	(5,828,925)	(3,495,045)

Income tax expense	23,051	9,981

Net loss	$(5,851,976)	$(3,505,026)

Change in redemption value of preferred stock	(912,687)	-

Net loss attributable to common stockholders	$(6,764,663)	$(3,505,026)
Net loss per share attributable to common stockholders, basic and diluted	$(0.85)	$(37.28)
Weighted average number of common shares	7,953,545	94,055

Other comprehensive gain (loss)
Foreign currency translation	2,159	(1,529)

Comprehensive loss	$(5,849,817)	$(3,506,555)

The accompanying notes are an integral part of these consolidated financial statements.

F-60

FREIGHTHUB, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Stockholders’ Deficit
	Common Stock				Preferred Stock
	Voting Shares	Amount	Non-Voting Shares	Amount	Series Seed Shares	Amount	Series A Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
Balance, December 31, 2018	81,457	$10	-	$-	12,175	$-	-	$-	$356,988	$(4,242,956)	$-	$(3,885,958)
Issuance of common shares for exercise of options	1,200	-	-	-	-	-	-	-	684	-	-	684
Issuance of non-voting common shares	-	-	80,000	1	-	-	-	-	43,199	-	-	43,200
Share-based compensation	-	-	-	-	-	-	-	-	15,276	-	-	15,276
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	(1,529)	(1,529)
Net loss	-	-	-	-	-	-	-	-	-	(3,505,026)	-	(3,505,026)
Balance, December 31, 2019	82,657	10	80,000	1	12,175	-	-	-	416,147	(7,747,982)	(1,529)	(7,333,353)
Issuance of preferred shares from conversion of convertible debt, net of issuance costs of $113,749 (*)	-	-	-	-	-	-	11,355,248	114	10,726,429	-	-	10,726,543
Change in redemption value of preferred stock	-	-	-	-	-	-	-	-	(912,687)	-	-	(912,687)
Issuance of Series A shares for exercise of warrants (**)	-	-	-	-	-	-	807,500	8	757,592	-	-	757,600
Issuance of common shares for exercise of options	1,753	-	-	-	-	-	-	-	438	-	-	438
Issuance of common shares in exchange of professional services	89,332	1	-	-	-	-	-	-	22,332	-	-	22,333
Issuance of common shares for issuance of convertible notes	1,031,243	10	-	-	-	-	-	-	242,209	-	-	242,219
Warrants issued in exchange of professional services	-	-	-	-	-	-	-	-	1,039,070	-	-	1,039,070
Share-based compensation	-	-	-	-	-	-	-	-	160,638	-	-	160,638
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	2,159	2,159
Net loss	-	-	-	-	-	-	-	-	-	(5,851,976)	-	(5,851,976)
Balance, December 31, 2020	1,204,985	$21	80,000	$1	12,175	$-	12,162,748	$122	$12,452,168	$(13,599,958)	$630	$(1,147,016)

(*)Series A Preferred Shares were issued on May 14, 2020 and have been classified as mezzanine equity in the consolidated balance sheet at June 30, 2020 at their maximum redemption value due to Preferred A Shares being contingently redeemable upon the occurrence of an event that is outside of the issuer’s control. On September 30, 2020, the Company’s certificate of incorporation was amended, such that Company’s Preferred A Shares are no longer contingently redeemable upon the occurrence of an event that is outside of the issuer’s control and therefore the Series A Preferred Shares have been reclassified from mezzanine equity to permanent equity on September 30, 2020 (see Notes 11 and 18).

(**) The warrants which are exercisable into Series A Preferred Shares were classified in preferred stock warrant liabilities in the consolidated balance sheet at June 30, 2020 due to Series A Preferred Shares holders’ control over the redemption of the shares. Due to the amendment of the Company’s certificate of incorporation on September 30, 2020 as described in the previous note, the warrants have been reclassified from warrant liabilities to additional paid-in capital as of September 30, 2020 (see also Note 18).

The accompanying notes are an integral part of these consolidated financial statements.

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FREIGHTHUB, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOW

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(5,851,976)	$(3,505,026)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	531,027	659,961
Amortization of debt issuance costs and debt discount	39,150	57,164
Shared-based compensation	160,638	15,276
Accrued interest expense converted to equity	156,918	-
Interest accrued on convertible notes payable	43,813	308,432
Professional services performed in exchange for common stock	22,333	-
Professional services performed in exchange for warrants	1,248,421	-
Loss from extinguishment of debt	784,886	-
Changes in operating assets and liabilities:
(Increase) in accounts receivables	(849,094)	(320,071)
(Increase) in unbilled receivables	(869,629)	(94,836)
(Increase) decrease in account receivables – related party	(17,410)	102,850
(Increase) in prepaid expense and other assets	(468,726)	(56,066)
Decrease (increase) in security deposits	5,918	(3,599)
Increase in accounts payable	959,764	434,418
Increase (decrease) in accounts payable – related party	29,890	(2,269)
Increase in accrued expenses	637,864	65,604
Increase in income tax payable	23,051	9,981
Net cash used in operating activities	(3,413,162)	(2,328,181)

Cash flows from investing activities:
Capitalization of software development costs	(193,644)	(392,276)
Purchase of fixed assets	(34,009)	(22,348)
Net cash used in investing activities	(227,653)	(414,624)

Cash flows from financing activities:
Proceeds from issuance of convertible notes payable	4,865,562	2,055,024
Proceeds from issuance of Series A stock from exercise of warrants	439,500	-
Proceeds from issuance of common stock from exercise of options	438	684
Payment of loan origination costs	(100,000)	-
Repayment of short-term borrowings	(7,047,920)	(3,587,662)
Proceeds from short-term borrowings	7,820,266	3,857,561
Proceeds from paycheck protection program	114,700	-
Net cash provided by financing activities	6,092,546	2,325,607

Net increase (decrease) in cash and cash equivalents	2,451,731	(417,198)

Effect of exchange rate changes on cash	(876)	(1,402)

Cash, cash equivalents and restricted cash at beginning of the period	490,636	909,236
Cash, cash equivalents and restricted cash at end of the period	$2,941,491	$490,636

Supplemental disclosure of cash flow information
Cash paid for interest	$83,605	$63,177

Supplemental disclosure of non-cash activity
Non-voting common shares issued in exchange for advisory services	$-	$43,200
Conversion of convertible debt to preferred stock	$9,175,289	$-
Change in redemption value of preferred stock	$912,687	$-
Issuance of warrants to shareholders in exchange for professional services	$1,293,421	$-
Issuance of common stock to shareholders in exchange for professional services	$22,333	$-

Reconciliation of cash, cash equivalents, and restricted cash reported in the consolidated balance sheet
Cash and cash equivalents	$2,766,491	$490,636
Restricted cash in escrow	175,000	-
Total cash, cash equivalents and restricted cash shown in the consolidated statement of cash flows	$2,941,491	$490,636

The accompanying notes are an integral part of these consolidated financial statements.

F-62

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

FreightHub, Inc. (“FreightHub US”) a Delaware corporation, was incorporated on October 26, 2015 for the purpose of arranging for pick-up, transport and delivery of full truckload freight shipments. On January 18, 2019, Freight Hub Mexico S.A De C.V. (“FreightHub Mexico”), a wholly owned subsidiary of FreightHub Inc., was formed. FreightHub Inc., along with its wholly-owned subsidiary, FreightHub Mexico, are hereinafter referred to as the “Company”. The Company provides innovative digital freight matching technology that streamlines cross-border and domestic USA (from and to border cities) and domestic MEX shipping, connecting shippers with a broad network of reliable carriers and drivers in Mexico, Canada, and the United States.

On October 10, 2020, the Company entered into an agreement and plan of merger with Hudson Capital, Inc., a BVI company (“Hudson”), Hudson Capital Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Hudson (“Merger Sub I”) and Hudson Capital Merger Sub II Inc. (“Merger Sub II”), a wholly-owned subsidiary of Merger Sub I (“Merger”). Pursuant to the terms of the merger agreement, Hudson will merge with Merger Sub I to redomesticate to Delaware and Merger Sub I shall be the surviving corporation in the redomestication merger. Immediately thereafter, Merger Sub I shall spin-off its existing business which it acquired from Hudson in the redomestication merger. After the spin-off, Merger Sub II will merge with the Company and the Company will be the surviving entity and wholly-owned subsidiary of Merger Sub I. All shares of common stock, preferred stock, series seed, warrants and options of the Company issued and outstanding immediately prior to the merger shall be cancelled and converted into the right to receive equivalent securities in Merger Sub I at an exchange ratio of 1 to 1.408617453. The closing is subject to customary closing conditions and pre-closing covenants, including the approval by the Hudson shareholders of the transactions and other proposals to be voted upon at a special meeting of the Hudson shareholders. Upon the closing of the transaction, the Company stockholders will own 85.7% of Merger Sub I (“Combined Company”) on a non-diluted basis.

The recent global pandemic outbreak, or COVID-19, continues to adversely impact commercial activity, globally and in the United States, and has contributed to significant volatility in financial markets. The outbreak could have a continued adverse impact on economic and market conditions, including business and financial services disruption. As of the date these consolidated financial statements were available to be issued, the effects of impact are unknown and the Company will continue to monitor the potential impact of COVID-19 on the Company’s consolidated financial statements.

NOTE 2 – LIQUIDITY

The accompanying consolidated financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern. The accompanying consolidated financial statements have been prepared on a basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements as of the year ended December 31, 2020, the Company has an accumulated deficit of $13,599,958 and working capital of $2,265,274. At December 31, 2020, the Company had total debt of $5,462,978 and $2,766,491 of unrestricted cash on hand. The Company has historically met its cash needs through a combination of cash flows from operating activities, term loans, promissory notes, convertible notes, private placement offerings and sales of equity. The Company’s cash requirements are generally for operating activities and debt repayments.

As of December 31, 2020, the Company believe cash on hand and the continued support from its major investor will allow the Company to continue as a going concern for the next twelve months from the issuance of these consolidated financial statements. Additionally, the Company has received commitments from certain investors for approximately $8 million in cash in connection with a potential pre-merger financing, as further discussed in Note 19.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with generally accepted accounting principles in the United States (“GAAP”), expressed in U.S. dollars. The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows for the periods presented in accordance with GAAP. The accompanying consolidated financial statements include the accounts of FreightHub US and its wholly owned subsidiary, FreightHub Mexico. All significant intercompany balances and transactions have been eliminated in consolidation.

Pursuant to Accounting Standards Codification (“ASC”) Topic 205, Presentation of Financial Statements, Section 205-10-50-1, “Changes Affecting Comparability”, the presentation of prior year net loss in the consolidated statements of operations and comprehensive loss have been reclassified to conform to the current year presentation. The Company determined that there is no effect on the Company’s financial position or results of operations as a result of this change.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, allowance for doubtful accounts, valuation of stock-based compensation, accrued expenses, useful lives of internally developed software and property and equipment, whether an arrangement is or contains a lease, the discount rate used for operating leases, income tax accruals and the valuation allowance for deferred income taxes. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash consists of funds held in bank accounts. Cash equivalents consist of short-term, highly liquid investments with original maturities of 90 days or less at the time of purchase and generally include money market accounts.

Concentrations of Credit Risk

The Company maintains cash accounts with financial institutions. At times, balances in these accounts may exceed federally insured limits. The amounts over the federally insured limits as of December 31, 2020 and 2019 was $2,249,070 and $201,934, respectively. No losses have been incurred to date on any deposit balances.

The financial instrument that potentially subjects the Company to concentration of credit risk is accounts receivable. At December 31, 2020, three customers accounted for 11%, 12% and 13% of the Company’s accounts receivable, respectively, and as of December 31, 2019, four customers accounted for 11%, 15%, 16% and 22% of the Company’s accounts receivable, respectively.

For the year ended December 31, 2020, one customer accounted for 13% of the Company’s revenues. For the year ended December 31, 2019, two customers accounted for 11% and 19% of the Company’s revenues, respectively.

Fair Value Measurements

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used when available. Observable inputs are what market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are those that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The three levels of the fair value hierarchy are described below:

Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3—Valuations that require inputs that are unobservable for the asset and liability in which there is little, if any, market activity.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include trade accounts receivable, accounts payable, accrued expenses, and debt at variable interest rates, approximate their fair values at December 31, 2020 and 2019, respectively, principally due to the short-term nature, maturities or nature of interest rates of the above listed items.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the net invoiced amount, net of allowances for doubtful accounts, and do not bear interest. They include unbilled amounts for services rendered in the respective period but not yet billed to the customer until a future date, which typically occurs within one month. The Company periodically reviews accounts receivable balances and provides an allowance for doubtful accounts to the extent deemed uncollectible. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. The Company determines the allowance based on historical write-off experience and the aging of outstanding accounts receivable. Balances are considered past due based on invoiced terms. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2020 and 2019, the allowance for doubtful accounts was $0.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to be generated by the assets. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value. Management has determined that no impairment of long-lived assets exists, and accordingly, no adjustments to the carrying amounts of the Company’s long-lived assets have been made for the years ended December 31, 2020 and 2019.

Property and Equipment

Property and equipment consisting of office and computer equipment, furniture and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives, ranging between three to five years.

Useful Lives
Software	3 years
Equipment	3 years
Furniture	7 years
Leasehold improvements	The shorter of 3 years or the term of the lease

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Capitalized Software

The Company complies with the guidance of ASC Topic 350-40, “Intangibles—Goodwill and Other—Internal Use Software”, in accounting for of its internally developed system projects that it utilizes to provide its services to customers. These system projects generally relate to software of the Company that is not intended for sale or otherwise marketed. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Once a project has reached the development stage, the Company capitalizes direct internal and external costs until the software is substantially complete and ready for its intended use. Costs for upgrades and enhancements are capitalized, whereas, costs incurred for maintenance are expensed as incurred. These capitalized software costs are amortized on a project-by- project basis over the expected economic life of the underlying software on a straight-line basis, which is generally three years. Amortization commences when the software is available for its intended use.

Advertising

Advertising costs are expensed as incurred. Advertising costs amounted to $10,257 and $67,251 for the years ended December 31, 2020 and 2019, respectively.

Income Taxes

The Company follows ASC Topic 740-10-65-1 in accounting for uncertainty in income taxes by prescribing rules for recognition, measurement and classification in financial statements of tax positions taken or expected to be in a tax return. This prescribes a two-step process for the financial statement measurement and recognition of a tax position. The first step involves the determination of whether it is more likely than not (greater than 50 percent likelihood) that a tax position will be sustained upon examination, based on the technical merits of the position. The second step requires that any tax position that meets the more likely than not recognition threshold be measured and recognized in the financial statements at the largest amount of benefit that is a greater than 50 percent likelihood of being realized upon ultimate settlement. This topic also provides guidance on the accounting for related interest and penalties, financial statement classification and disclosure. The Company’s policy is that any interest or penalties related to uncertain tax positions are recognized in income tax expense when incurred. The Company has no uncertain tax positions or related interest or penalties requiring accrual at December 31, 2020 and 2019.

Foreign Currency Translation

The financial statements of the Company’s subsidiary operating in Mexico are prepared to conform to U.S. GAAP and translated into U.S. Dollars by applying a current exchange rate. The local currency has been determined to be the functional currency. Assets and liabilities of international operations are translated at period-end exchange rates. Items appearing in the consolidated statement of operations are translated using average exchange rates during each period. Translation gains and losses are reported in accumulated other comprehensive income (loss) as a component of stockholders’ equity (deficit).

Deferred Financing Costs

Costs incurred in connection with obtaining certain financing are deferred and amortized on an effective interest method basis over the term of the related obligation. In accordance with Accounting Standards Update (“ASU”) 2015-03, “Imputation of Interest – Simplifying the Presentation of Debt Issuance Costs”, debt issuance costs related to a recognized debt liability are presented in the balance sheet as a direct deduction from the debt liability, consistent with the presentation of a debt discount. Deferred financing costs are amortized and recognized on the consolidated statements of operations as interest expense.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets

Intangible assets include the Company’s domain name and are accounted for based on ASC Topic 350 “Intangibles – Goodwill and Other.” The Company’s intangible assets that have finite lives, consisting of intellectual property, are amortized over their useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indicators were present, the Company would test for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), the Company would perform the next step, which is to determine the fair value of the asset and record an impairment loss, if any. The Company evaluates the useful lives for these intangible assets each reporting period to determine whether events and circumstances warrant a revision in their remaining useful lives.

Foreign Operations

Operations outside the United States include a subsidiary in Mexico. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange.

Revenue Recognition

The Company’s revenues are accounted for under FASB Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers.” The Company generates revenues primarily from shipments executed by the Company’s freight transportation brokerage services to shippers through the Company’s freight rideshare marketplace. Shippers contract with the Company to utilize the Company’s network of independent freight carriers to transport freight. Those shipments are the Company’s performance obligation, arising under contracts the Company has entered into with customers that define the price for each shipment and payment terms. The Company’s acceptance of the shipment request establishes enforceable rights and obligations for each contract. By accepting the shipper’s order, the Company has responsibility for transportation of the shipment from origin to destination. Under such contracts, revenue is recognized when obligations are satisfied, which occurs over time with the transit of shipments from origin to destination. This is appropriate as the customer simultaneously receives and consumes the benefits as the Company performs its obligation. The Company determines revenue in-transit using the input method, under which revenue is recognized based on the duration of time that has lapsed from the departure date (start of transportation services) to the arrival date (completion of transportation services). Measurement of revenue in-transit requires the application of significant judgement. The Company calculates the estimated percentage of an order’s transit time that is complete at period end, and apply that percentage of completion of the order’s estimated revenue. Revenue is measured as the amount of consideration the Company expects to receive in exchange for providing services. Accessorial charges for fuel surcharge, loading and unloading, stop charges, and other immaterial charges are part of the consideration received for the single performance obligation of delivering shipments.

Payment for the Company’s services is generally due within 30 to 45 days upon delivery of the shipment. Contracts entered into with customers do not contain material financing components.

The Company’s contracts with customers have a duration of one year or less and do not require any significant start-up costs, and as such, costs incurred to obtain contracts associated with these contracts are expensed as incurred.

Through the Company’s freight brokerage services, the Company is responsible for identifying and directing independent freight carriers to transport the shipper’s goods. The transportation of the loads is outsourced to third-party carriers. The Company is a principal in these arrangements, and therefore records revenue associated with these contracts on a gross basis. The Company controls the service and has primary responsibility to meet the customer’s requirements. The Company invoices and collects from its customers and also maintains discretion over pricing. Additionally, the Company is responsible for selection of third-party transportation providers to the extent used to satisfy customer freight requirements.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The timing of revenue recognition, billings, cash collections, and allowance for doubtful accounts results in billed and unbilled receivables on the Company’s consolidated balance sheet. The Company receives the unconditional right to bill when shipments are delivered to their destination.

Convertible Debt

The Company evaluates convertible debt to determine the impact (if any) of 1) embedded conversion option; 2) beneficial conversion feature; 3) bifurcation; 4) derivative liability; and 5) fair value adjustments and other expenses thereto. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC Topic 470, “Debt” (“ASC 470”), the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC Topic 815, “Derivatives and Hedging” (“ASC 815”).

Conventional convertible debt is a financial instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash. Conventional convertible debt, for which the fair value option is not elected at issuance, is accounted for as straight debt with no accounting recognition of the embedded equity option.

The convertible debt the Company issued, with the exception of the 2020 Bridge Note, has the following typical characteristics for a conventional convertible debt:

●	The debt security is convertible into the common stock of the issuer at a specified price at the option of the holder.
●	The debt security was sold at a price or has a value at issuance not significantly in excess of the face amount.
●	It bears an interest rate that is lower than the Company would obtain for nonconvertible debt.
●	If converted, the Company must deliver shares of the its stock to the investor (i.e., physical settlement). There is no cash conversion feature by which the convertible debt can be settled in full or in part in cash upon conversion.
●	The initial conversion price of the security is greater than the market value of the common stock at time of issuance and there is no beneficial conversion feature (“BCF”) upon issuance to be bifurcated and separately accounted for.

Since the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company accounts for convertible debt instruments in accordance with ASC 470-20, Debt with Conversion and Other Options.

Share-Based Compensation

The Company accounts for share-based awards issued to employees in accordance with ASC Topic 718, “Compensation—Stock Compensation”. In addition, the Company issues stock options to non-employees in exchange for consulting services and accounts for these in accordance with the provisions of ASC 718, as amended by ASU 2018-07. Compensation expense is measured at the grant, based on the calculated fair value of the award, and recognized as an expense over the requisite service period, which is generally the vesting period of the grant.

For modification of stock compensation awards, the Company records the incremental fair value of the modified award as stock-based compensation on the date of modification for vested awards or over the remaining vesting period for unvested awards. The incremental compensation is the excess of the fair value of the modified award on the date of modification over the fair value of the original award immediately before the modification.

For options granted to non-employees, the expected life of the option used is the contractual term of each such option. All other assumptions used to calculate the grant date fair value are generally consistent with the assumptions used for options granted to employees.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

For purposes of calculating stock-based compensation, the Company estimates the fair value of stock options using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the Company’s stock price, which is determined by a third party 409(a) valuation, and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends.

The expected volatility is primarily based on the historical volatility of peer company data while the expected life of the stock options is based on historical and other economic data trended into the future. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected option term. The dividend yield assumption is based on the Company’s history and expectation of no dividend payouts. If factors change and the Company employs different assumptions, stock-based compensation expense may differ significantly from what has been recorded in the past. If there is a difference between the assumptions used in determining stock-based compensation expense and the actual factors which become known over time, specifically with respect to anticipated forfeitures, the Company may change the input factors used in determining stock-based compensation costs for future grants. These changes, if any, may materially impact the Company’s results of operations in the period such changes are made.

Incremental compensation costs arising from subsequent modifications of awards after the grant date are recognized when incurred. In addition, the Company accounts for forfeitures of awards as they occur. For stock-based awards that vest based on performance conditions, expense is recognized when it is probable that the conditions will be met.

The fair value of options and share awards granted under the stock option plan during the years ended December 31, 2020 and 2019 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions for grants:

	2020	2019
Risk-free interest rates	0.20%	2.80%
Expected life of options	5 years	5 years
Expected volatility	104.20%	49.20%
Expected dividend yield	0.00%	0.00%

Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of outstanding common shares for the period, considering the effect of participating securities. Diluted earnings (loss) per share are calculated by dividing net earnings (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation. At December 31, 2020 and 2019, there were 1,685,827 and 625,497 common share equivalents, respectively, excluding 2020 Bridge Notes which was issued at a conversion price determinable at certain future events and not at specified conversion price (see Note 11). For the years ended December 31, 2020 and 2019, these potential shares were excluded from the shares used to calculate diluted loss per share. These securities were not included in the computation of diluted net earnings per share as their effect would have been antidilutive.

Segments

Operating segments are defined as components of an entity for which separate financial information is available. The Company reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment. The Company presents financial information about its operating segment and geographical areas in Note 14 to the consolidated financial statements.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Adopted Accounting Pronouncements

In November 2019, the FASB issued ASU No. 2019-08 “Compensation – Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements – Share-Based Consideration Payable to a Customer.” ASU No. 2019-08 amends and clarifies ASU No. 2018-07, which was adopted by the Company on January 1, 2019, to require that an entity measure and classify share-based payment awards granted to a customer by applying the guidance in Topic 718. For entities that have already adopted the amendments in ASU No. 2018-07, the amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its consolidated financial statements.

In April 2019, the FASB issued ASU No. 2019-04 “Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” ASU No. 2019-04 was issued as part of the FASB’s ongoing project to improve upon its ASC, and to clarify and improve areas of guidance related to recently issued standards on credit losses, hedging, and recognition and measurement. This guidance contains several effective dates but is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its consolidated financial statements.

In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606.” ASU No. 2018-18 was issued to resolve the diversity in practice concerning the manner in which entities account for transactions based on their assessment of the economics of a collaborative arrangement. This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, “Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force).” ASU No. 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to recognize assets and liabilities in the balance sheet for rights and obligations created by leases with terms of more than twelve months. Lessor accounting will not be fundamentally changed; however, some changes may be required to align and conform to lessee guidance. In July 2018, the FASB issued ASU 2018-10 Leases (Topic 842), Codification Improvements and ASU 2018-11 Leases (Topic 842), Targeted Improvements, to provide additional guidance for the adoption of Topic 842. ASU 2018-10 clarifies certain provisions and correct unintended applications of the guidance such as the application of implicit rate, lessee reassessment of lease classification, and certain transition adjustments that should be recognized to earnings rather than to stockholders’ equity. ASU 2018-11 provides an alternative transition method and practical expedient for separating contract components for the adoption of Topic 842. The Company adopted this guidance for its fiscal year beginning January 1, 2020. The Company does not have any lease terms greater than twelve months and therefore, the adoption of Topic 842 did not have a material impact on the Company’s consolidated financial statements.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that was within the scope of those models before the adoption of ASU 2020-06. ASU 2020-06 also requires that the effect of potential share settlement be included in the diluted EPS calculation when an instrument may be settled in cash or share. This amendment removes current guidance that allows an entity to rebut this presumption if it has a history or policy of cash settlement.

Furthermore, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share, the treasury stock method will be no longer available. In addition, ASU 2020-06 clarifies that an average market price should be used to calculate the diluted EPS denominator in cases in which the exercise prices may change on the basis of an entity’s share price or changes in the entity’s share price may affect the number of shares that may be used to settle a financial instrument and that an entity should use the weighted-average share count from each quarter when calculating the year-to-date weighted-average share. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU No. 2020-04 provides guidance on optional expedients for a limited time to ease the operational burden in accounting for (or recognizing the effects of) reference rate reform (LIBOR) on financial reporting. This guidance is effective upon the ASUs issuance on March 12, 2020 and companies may elect to apply the amendments prospectively through December 31, 2022. The Company’s credit facilities already contain comparable alternative reference rates that would automatically take effect upon the LIBOR phase out, and it is also reviewing its commercial contracts that may utilize LIBOR as a reference rate. The Company is currently evaluating the potential effects of this guidance on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” ASU No. 2019-12 is intended to simplify various aspects related to accounting for income taxes, eliminates certain exceptions to the general principles in ASC Topic 740 related to intra-period tax allocation, simplifies when companies recognize deferred taxes in an interim period, and clarifies certain aspects of the current guidance to promote consistent application. This guidance is effective for public business entities for fiscal years beginning after December 15, 2020, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2021. The Company is currently evaluating the potential effects of this guidance on its consolidated financial statements.

NOTE 4 – RESTRICTED CASH IN ESCROW

An amount of $175,000 is being held in escrow to be used to pay an advisor in connection with the transactions contemplated by the merger agreement that the Company entered into on October 10, 2020 and plan of merger with Hudson Capital, Inc., a BVI company, Hudson Capital Merger Sub I Inc., a Delaware corporation and Hudson Capital Merger Sub II Inc., a wholly-owned subsidiary of Hudson Capital Merger Sub I Inc. (See Note 1).

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at:

	December 31, 2020	December 31, 2019
Equipment	$79,413	$43,550
Furniture and fixtures	9,517	9,517
Leasehold improvements	4,759	4,759
Total cost	93,689	57,826
Accumulated depreciation	(37,570)	(23,247)
Property and equipment, net	$56,119	$34,579

Depreciation expense for the years ended December 31, 2020 and 2019 was $14,230 and $12,735 respectively.

NOTE 6 – CAPITALIZED SOFTWARE

Capitalized software consists of the following at:

	December 31, 2020	December 31, 2019
Capitalized software	$2,338,367	$2,144,723
Accumulated amortization	(1,918,479)	(1,402,494)
Capitalized software, net	$419,888	$742,229

Amortization expense for the years ended December 31, 2020 and 2019 was $515,985 and $646,414, respectively.

Estimated amortization for capitalized software for future periods is as follows:

Year Ended December 31,
2021	$253,033
2022	133,041
2023	33,814
$419,888

NOTE 7 – ACCRUED LIABILITIES

Accrued liabilities consist of the following at:

	December 31, 2020	December 31, 2019
Accrued payroll	$120,926	$83,326
Accrued value added tax	17,956	4,819
Accrued cost of revenue	489,071	47,592
Accrued professional expenses	136,017	-
Other accrued liabilities	18,527	-
Total other accrued expenses	$782,497	$135,737

F-72

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 8 – STOCK-BASED COMPENSATION

The Company has a Stock Incentive Plan (the “Plan”) under which the Company may grant stock options for up to 2,947,086 common shares. Both Incentive Stock Options and Non-Qualified Stock Options expire ten years from the date of the grant.

The following table summarizes stock option activity:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2018	-	-
Granted	95,953	0.54
Forfeited/Expired	-	-
Exercised	(1,200)	0.57
Balance at December 31, 2019	94,753	0.52
Granted	1,662,716	0.25
Forfeited/Expired	(189,853)	0.38
Exercised	(1,753)	0.25
Balance at December 31, 2020	1,565,863	0.25	5.92	$-
Exercisable at December 31, 2020	903,325	$0.25	3.43	$-

The following table summarizes the Company’s non-vested stock options.

	Non-vested Options Outstanding	Weighted-Average Grant Date Fair Value
At December 31, 2018	-	-
Options granted	95,953	0.25
Options forfeited/cancelled	-	-
Options exercised	(1,200)	0.24
Options vested	(43,291)	0.25
At December 31, 2019	51,462	$0.25
Options granted	1,662,716	0.17
Options forfeited/cancelled	(189,853)	0.22
Options exercised	(1,753)	0.19
Options vested	(860,034)	0.15
At December 31, 2020	662,538	$0.19

For the years ended December 31, 2020 and 2019, the Company recognized $160,638 and $15,276 of stock compensation expense, respectively. As of December 31, 2020, there was $103,957 of unrecognized stock compensation expense related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of four years.

F-73

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 9 – SHORT-TERM BORROWINGS

On March 7, 2019, the Company entered into a short-term promissory note (“2019 Note”) with a lender (the “2019 Note Lender”) which provides the Company a revolving line of credit up to $1,000,000. On September 1, 2020, the maximum principal amount that could be advanced withdrawn under the line of credit to the Company was increased to $2,000,000. The borrowing base of the revolving line of credit is limited to 80% of eligible accounts receivable. Under the revolving line of credit, if the aggregate principal amount of the outstanding advances exceeds the applicable borrowing base, the Company must repay the lender an amount equal to the difference between the outstanding principal balance of the revolving line of credit and the borrowing base. The note requires monthly payments of interest, beginning May 1, 2019. Interest accrues on the outstanding principal at a rate equal to Prime Rate as set out in the Wall Street Journal from time to time with a floor of 3.25% per annum. The interest rate as of December 31, 2020 was 5.25%. The original maturity date of March 7, 2020 was amended on July 28, 2020 to extend the maturity date of the 2019 Note to July 31, 2021.

The Company incurred interest expense relating to the short-term borrowings in the amount of $90,332 and $57,586 for the years ended December 31, 2020 and 2019.

NOTE 10 – PAYCHECK PROTECTION PROGRAM – LONG TERM

On May 6, 2020, the Company received the proceeds from a loan in the amount of $114,700 (the “PPP Loan”) pursuant to the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Company accounted for the PPP Loan as a financial liability in accordance with Accounting Standards Codification (“ASC”) Topic 470 Debt. The PPP Loan matures on May 6, 2022 and bears interest at a fixed rate of 1.00% per annum. Loan payments, which includes principal and interest are deferred to August 20, 2021, which is 10 months after the loan forgiveness covered period. Accordingly, the PPP Loan was recognized as long-term debt in the Company’s consolidated balance sheets. There is no prepayment penalty. Under the terms of the PPP, all or a portion of the principal may be forgiven if the PPP Loan proceeds are used for qualifying expenses as described in the CARES Act, such as payroll costs, benefits, rent, and utilities. No assurance is provided that the Company will obtain forgiveness of the PPP Loan in whole or in part. With respect to any portion of the PPP Loan that is not forgiven, the PPP Loan will be subject to customary provisions for a loan of this type, including customary events of default relating to, among other things, payment defaults and breaches of the provisions of the PPP Loan.

NOTE 11 – CONVERTIBLE DEBT

2015 Convertible Notes

During 2015 and 2016, the Company entered into convertible debt agreements (the “2015 Convertible Notes”) with several investors for aggregate principal of $1,000,000 of 2015 Convertible Notes due, in each case, two years from the note date, at the following conversion terms: The outstanding principal balance and unpaid accrued interest of the notes was to be automatically converted upon the Company’s next equity financing round with gross proceeds to the Company of at least $2,000,000, into the most senior class of shares of the Company issued in such financing round at a price per share equal to the lesser of the following: (i) a price determined based on the maximum company pre-money valuation of $2,000,000 on a fully diluted basis; or (ii) a twenty percent (20%) discount on the lowest price per share paid by the investors in such a financing round. Unless otherwise automatically converted in such financing round, the notes could be converted discretionarily in certain situations, including upon a change of control transaction and at maturity, at a conversion price based the maximum company pre-money valuation of $2,000,000 on a fully diluted basis into the most senior class of stock. The 2015 Convertible Notes accrued interest at 3% per annum, payable in cash at maturity or convertible to shares as previously described herein.

F-74

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 11 – CONVERTIBLE DEBT (CONTINUED)

2017 Convertible Notes

During 2017 and 2018, the Company entered into convertible debt agreements (the “2017 Convertible Notes”) with several investors for aggregate principal of $2,140,000 due, in each case, two years from the note date, at the following conversion terms: The outstanding principal balance and unpaid accrued interest of the notes was to be automatically converted upon the Company’s next equity financing round with gross proceeds to the Company of at least $2,000,000, into the most senior class of shares of the Company issued in such financing round at a price per share equal to the lesser of the following: (i) a price determined based on the maximum company pre-money valuation of $7,500,000 on a fully diluted basis; or (ii) a twenty percent (20%) discount on the lowest price per share paid by the investors in such a financing round. Unless otherwise automatically converted in such financing round, the notes could be converted discretionarily in certain situations, including a change of control transaction and at maturity, at a conversion price based on the maximum company pre-money valuation of $7,500,000 on a fully diluted basis, into the most senior class of stock. The 2017 Convertible Notes accrued interest at 3% per annum, payable in cash at maturity or convertible to shares as previously described herein.

1st 2018 Bridge Notes

During 2018, the Company entered into convertible debt agreements (the “1st 2018 Bridge Notes”) with several investors for aggregate principal of $1,000,000 due, in each, case six months from the note date. The outstanding principal balance and unpaid accrued interest of the notes was to be automatically converted upon the Company’s next equity financing round into the most senior class of shares of the Company issued in such financing round at a conversion price per share equal to a 15% discount on the lowest price per share paid by the investors in the financing round. The 1st 2018 Bridge Notes accrued interest at 8% per annum, payable in cash at maturity or convertible into shares as previously described herein.

2nd 2018 Bridge Notes

During 2018, the Company entered into convertible debt agreements (the “2nd 2018 Bridge Notes”) with several investors for aggregate principal of $300,000 due, in each case, six months from the note date. The outstanding principal balance times 150% and unpaid accrued interest on these notes were to be automatically converted upon the Company’s next equity financing round into the most senior class of shares of the Company issued in such financing round at a conversion price at per share equal to the lowest price per share paid by the investors in the financing round. The 2nd 2018 Bridge Notes accrued interest at 8% per annum, payable in cash at maturity or convertible to shares as previously described herein.

2018 Amendment

In November 2018, as part of a new senior secured convertible debt financing round pursuant to a senior secured Convertible Loan Agreement (the “Senior Convertible Loan Agreement”) the Company and the investors agreed to amend the conversion terms and certain other terms of all of the Company’s outstanding convertible notes (i.e., the 2015 Convertible Notes, 2017 Convertible Notes,1st 2018 Bridge Notes and 2nd 2018 Bridge Notes, the “Existing Convertible Notes”) as described in the following paragraph.

The Existing Convertible Notes were all amended to extend their maturity to December 2021. The 1st 2018 Bridge Notes and 2nd 2018 Bridge Notes were amended to reduce the interest rate under such Existing Convertible Notes from 8% to 3%. The Existing Convertible Notes were also all amended to expressly subordinate the indebtedness represented by such notes to (i) the Company’s indebtedness to an existing secured lender of the Company under a Loan and Security Agreement entered into in connection with a receivables financing and (ii) the Company’s indebtedness under the Senior Convertible Loan Agreement.

All Existing Convertible Notes (other than the 2nd 2018 Bridge Notes) were amended to provide that unless each holder of such notes accepted the Company’s offer to participate in and make a commitment under the Senior Convertible Loan Agreement in a specified amount, all outstanding principal and accrued and unpaid interest under such holder’s Existing Convertible Note would automatically convert into shares of the Company’s Series Seed Preferred Stock at a conversion price per share equal to $20.7626.

F-75

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 11 – CONVERTIBLE DEBT (CONTINUED)

Any such holder of an Existing Convertible Note that declined such participation in the Senior Convertible Loan Agreement is referred to as a “Non-Participating Lender”. Each of the Existing Convertible Notes (other than the 2nd 2018 Bridge Notes) was amended to provide that, with respect to any holder of such notes that was not a Non-Participating Lender, all outstanding principal and accrued and unpaid interest under such holder’s Existing Convertible Notes would convert at the same time and from time to time as outstanding loans under the Senior Convertible Loan Agreement were converted into (i) Conversion Shares (as defined in the Senior Convertible Loan Agreement) or (ii) shares of the Company’s Series A Preferred Stock contemplated by agreed forms of Series A Preferred Stock documentation attached to the Senior Convertible Loan Agreement (and to become effective if the loans under the Senior Convertible Loan Agreement were converted into such Series A Preferred Stock in accordance with its terms, the “Series A Preferred Stock”), as applicable.

The amount of principal and accrued and unpaid interest under each such Existing Convertible Note that was to convert in each case was to be proportionate to the amount of outstanding loans under the Senior Convertible Loan Agreement then being converted. The conversion price per share in the case of any conversion of such Existing Convertible Notes into shares of Series A Preferred Stock was fixed at $20.7626 per share. The conversion price per share in the case of any conversion into shares of Conversion Shares was to be the Conversion Price (as defined in the Senior Convertible Loan Agreement). The 2nd 2018 Bridge Notes were amended to provide that, all 150% of outstanding principal and all accrued and unpaid interest under such holder’s 2nd 2018 Bridge Note would convert at the same time and from time to time as outstanding loans under the Senior Convertible Loan Agreement were converted into (i) Conversion Shares or (ii) shares of Series A Preferred Stock), as applicable. The amount of principal (at the 150% rate) and accrued and unpaid interest under each such Existing Convertible Note that was to convert in each case was to be proportionate to the amount of outstanding loans under the Senior Convertible Loan Agreement then being converted. The conversion price per share in the case of any conversion of such Existing Convertible Notes into Conversion Shares or shares of Series A Preferred Stock was to be the Conversion Price (as defined in the Senior Convertible Loan Agreement).

2018 Senior Notes

In November 2018, the Company entered into the senior secured Senior Convertible Loan Agreement with several investors. Pursuant to the Senior Convertible Loan Agreement, the lenders committed to purchase an aggregate of principal amount of up to $4,274,830 of convertible promissory notes (the “Senior Notes”) due on November 16, 2021. The Senior Convertible Loan Agreement and Senior Notes incorporated the following conversion terms:

●	In the case of a next equity financing of the Company in connection with which the Company received gross proceeds of at least $6 million, the Senior Notes would automatically convert into shares of the preferred stock of the Company issued in such next equity financing, at a conversion price per share equal to the lesser of (A) the lowest purchase price per share for such preferred stock issued in such equity financing and (B) $10.3813 per share.
●	The lenders under the Senior Convertible Loan Agreement could optionally convert the Senior Notes at any time or from time to time, in whole or in part, into shares of Series A Preferred Stock, at a conversion price of $10.3813 per share.
●	Upon achievement of a certain conversion milestone set forth in the Senior Convertible Loan Agreement (the Company achieving trailing 3-month net revenue of at least $600,000) the Company could require the lenders holding Senior Notes to mandatorily convert such Senior Notes into shares of Series A Preferred Stock, at a price of $10.3813 per share.

The indebtedness and other obligations under the Senior Convertible Loan Agreement and Senior Notes was secured by substantially all of the Company’s assets and accrued interest at 8% per annum, payable in cash at maturity or convertible to Conversion Shares or shares Series A Preferred Stock, as applicable, upon conversion of the Senior Notes as described herein. The Senior Convertible Loan Agreement contained representations, warranties, affirmative covenants and negative covenants as well as other provisions customary for comparable senior secured convertible loans.

Additionally, the Senior Convertible Loan Agreement and Senior Notes embodied certain traditional default provisions that were linked to the Company’s breach of certain representations, warranties, negative covenants and affirmative covenants reflected in the Senior Convertible Loan Agreement as well as certain credit or interest risks, such as bankruptcy proceedings, liquidation events and corporate existence.

F-76

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 11 – CONVERTIBLE DEBT (CONTINUED)

The Company has determined that the convertible notes meet the definition of conventional convertible debt and the embedded conversion option does not meet the definition of a derivative under ASC 815 and is not subject to bifurcation in the consolidated financial statements.

2020 Amendment

In January 2020, the lenders under the Senior Convertible Loan Agreement issued a notice (the “Notice”) to the Company, informing the Company that it was in potential default under various provisions of the Senior Convertible Loan Agreement, including provisions requiring the consent of such lenders to the formation of any subsidiaries of the Company, provisions relating to certain reporting requirements and certain financial covenants (the “Notified Defaults”). Following the delivery to the Company of the Notice, the lenders and the Company engaged in discussions and negotiations with respect to the Notified Defaults, potential avenues through which the Company could cure such Notified Defaults and potential actions to be taken by the lenders.

The situation was addressed and effectively cured in May 2020 when all loans under the Senior Convertible Loan Agreement were converted into Series A1-A Preferred (see Note 18). The conversion of the loans accomplished the full-repayment of the indebtedness under the Senior Notes.

On May 19, 2020, the Company entered into a Series A Preferred Stock Purchase Agreement with holders of Existing Convertible Notes and the holders of Senior Notes (“Notes Holders”) and effected certain amendments to the Existing Convertible Notes and Senior Notes, in each case, under which the Note Holders and the Company agreed to amend conversion provisions of each of the Existing Convertible Notes and each of the Senior Notes to provide that all outstanding principal and interest under the Company’s outstanding Existing Convertible Notes and Senior Notes converted on such date into shares of the Company’s Series A1-A Preferred Stock, par value $0.00001 par value per share and Series A1-B Preferred Stock, par value $0.00001 par value per share at the conversion prices and otherwise as set forth immediately below. Additionally, under the Series A Preferred Stock Purchase Agreement, various investors purchased shares of the Company’s Series A2 Preferred Stock, par value $0.00001 par value per share, for cash at the price and as otherwise set forth immediately below:

Convertible Note Class	Principal and Accrued Interest	Conversion Preference	Previous Conversion Price	Amended Conversion Price	Type of Shares Issued	Number of Shares Issued
2015 Convertible Notes	$1,117,793		$20.76	$1.50	Series A1-B Preferred Shares	745,196
2017 Convertible Notes	$2,119,810		$20.76	$1.50	Series A1-B Preferred Shares	1,413,207
1st 2018 Bridge Note	$1,061,064	167,647	$20.76	$1.50	Series A1-B Preferred Shares	819,141
2nd 2018 Bridge Note	$318,418	150,000	$20.76	$0.60	Series A1-A Preferred Shares	780,697
2018 Convertible Note	$3,823,112		$10.38	$0.60	Series A1-A Preferred Shares	6,371,854
2018 Convertible Note	$735,092		$10.38	$0.60	Series A2 Preferred Shares	1,225,153

The Company evaluated the amendment of the conversion provisions in accordance with ASC Topic 470-50,

“Debt–Modification and Extinguishments”, and concluded that the modification of the conversion provisions qualified for debt extinguishment of the convertible notes since the modification added a substantive conversion option such that the conversion was deemed at least reasonably possible as of its modification date. As a result, the Company recorded a loss from extinguishment of debt in the amount of $784,886 during the year ended December 31, 2020.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 11 – CONVERTIBLE DEBT (CONTINUED)

2020 Bridge Notes

On October 7, 2020, the Company entered into a note purchase agreement (the “2020 Bridge Notes”) with certain existing shareholders and investors pursuant to which the Company issued bridge notes in the aggregate principal amount of $4,004,421 (the “Bridge Financing”). All bridge notes will mature on the date that is two years from the closing date of the bridge financing. Interest on the bridge notes will accrue at an annual rate of 5% over two-year term of the bridge notes and is payable by the Company (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the bridge notes by the Company or, (iv) in connection with any conversion of the bridge notes through the issuance of shares of the capital stock of the Company in exchange for accrued and unpaid interest owing at the time of conversion. Each note is convertible into conversion shares pursuant to one of the following: 1. Automatic PIPE financing conversion, 2. Optional next equity financing conversion; 3. Optional corporate transaction conversion; 4. Optional maturity conversion. There is no pre-determined conversion price in any of the above under the note purchase agreements, but rather, the applicable conversion price in connection with any conversion of the 2020 Bridge Notes will be determined by reference to a formula that includes a 50% discount to the per share price or value of the Company’s shares, as the case may be, implied by the event in connection with which, or at the time at which, conversion occurs. Under the note purchase agreement, the Company agreed to issue to each purchaser, at the time of such purchaser’s purchase of a note pursuant to the agreement (whether at the initial closing or at a subsequent closing), and for no additional consideration to be paid by such purchaser, 257.5261 shares of the Company’s common stock for each $1,000 principal amount of notes purchased by such purchaser. The Company issued 1,031,243 of common stock in connection with the 2020 Bridge Notes (see Note 18).

Since the Company’s shares are not publicly traded and the conversion price of the 2020 Bridge Notes is determinable at future certain events, the conversion features cannot be determined as beneficial, and as such no beneficial conversion feature can be bifurcated and separately accounted for. In addition, the embedded conversion feature meets the scope exception for derivatives as it is indexed to the entity’s own stock and classified within stockholders’ equity (deficit) as there are no net settlement provisions.

Both the 2020 Bridge Notes and the common stock are not remeasured at fair value and the proceeds from the 2020 Bridge Notes were allocated between common stock and the bridge note debt based on the relative fair value, and $242,219 was allocated to the common stock and was recorded as discount for the 2020 Bridge Notes, amortized as interest over the term of the 2020 Bridge Notes.

In addition, the Company incurred $50,000 of transaction fees with one of the lenders for administering the Bridge Financing. These fees were included in the lender’s bridge note and were recorded as debt issuance costs and will be amortized over the term of the 2020 Bridge Notes.

The Company recorded interest expense pursuant to the stated interest rates on the convertible notes in the amount of $200,731 and $308,432 for the year ended December 31, 2020 and 2019, respectively. Amortization of convertible note issuance costs for the years ended December 31, 2020 and 2019 was $10,828 and $19,982, respectively. Amortization of convertible note discounts for the years ended December 31, 2020 and 2019 was $28,322 and $0, respectively.

The aggregate balance of the convertible notes payable is as follows at:

	December 31, 2020	December 31, 2019
Convertible notes payable	$4,004,450	$7,618,718
Accrued interest	43,813	538,541
Less: unamortized deferred financing costs	(213,897)	(37,555)
unamortized discount	(44,154)	-
Convertible note payable, net	$3,790,212	$8,119,704

The outstanding balance of the convertible notes principal and accrued interest at December 31, 2020 relates to 2020 Bridge Notes and will mature on the October 7, 2022.

F-78

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 12 – INCOME TAXES

Income tax expense consists of the following components:

	December 31, 2020	December 31, 2019
Current
Federal	$-	$-
State	-	-
Foreign	23,051	9,981
Total Current	23,051	9,981
	-	-
Deferred
Federal	$-	$-
State	-	-
Total Deferred	-	-

Income tax expense	$23,051	$9,981

The Company’s provision for income taxes for the years ended December 31, 2020 and 2019 is based on the estimated annual effective tax rate, plus discrete items. The following table presents the provision for income taxes and the effective tax rates for and years ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Loss before income tax provision	$(5,828,925)	$(3,495,045)
Income tax provision	23,051	9,981
Effective tax rate	-0.40%	-0.29%

The difference between the Company’s effective tax rate for and years ended December 31, 2020 and 2019 and the US statutory rate of 21% primarily relates to nondeductible expenses, state income taxes (net of federal benefit), a net increase in valuation allowances and certain discrete items. On May 19, 2020, the Company recorded a non-deductible extinguishment of debt expense of $784,886 in connection with the conversion of Senior Convertible Loan into Series A1-A and Series A1-B Preferred (see Note 11).

Reconciliation between the effective tax rate on income from continuing operations and the statutory tax rate is as follows:

	December 31, 2020
Income tax expense (benefit) at federal statutory rate	$(1,224,074)	21.00%
State and local income taxes net of federal tax benefit	(3,927)	0.07%
Change in valuation allowance	1,028,838	-17.65%
Federal net operating loss difference	7,984	-0.14%
Permanent differences	214,368	-3.68%
Other - net	(138)	0.00%
Income tax expense (benefit)	$23,051	-0.40%

At December 31, 2020 and December 31, 2019, the Company had federal net operating losses (“NOLs”) in the amount of $12,891,033 and $7,774,564 respectively. These NOLs expire from 2035 to 2037 or have indefinite lives as follows:

12/31/2035	$35,945
12/31/2036	836,622
12/31/2037	1,922,017
Indefinite	10,096,449
$12,891,033

F-79

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 12 – INCOME TAXES (CONTINUED)

The Company is in process of evaluating the effects that a change in ownership under Internal Revenue Code Section 382 may limit the potential utilization of its NOLs going forward.

Temporary differences which give rise to a significant portion of deferred tax assets are as follows:

	December 31, 2020	December 31, 2019
Accrued expenses	$9,456	$132,034
Fixed and intangible assets	(93,694)	(173,490)
Net operating loss - Federal	2,707,117	1,640,642
Net operating loss - States	115,798	110,652
	2,738,677	1,709,838
Less: Valuation allowance	(2,738,677)	(1,709,838)
Net deferred tax asset	$-	$-

In making this determination, the Company is required to give significant weight to evidence that can be objectively verified. It is generally difficult to conclude that a valuation allowance is not needed when there is significant negative evidence, such as cumulative losses in recent years. Forecasts of future taxable income are considered to be less objective than past results. At December 31, 2020 and December 31, 2019, the Company maintains a full valuation allowance against its deferred tax assets.

Income tax expense is recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between amounts reported for income tax purposes and financial statement purposes, using current tax rates. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset will not be realized. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent that the Company believes that recovery is not likely, it must establish a valuation allowance. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets.

None of the Company’s Federal or state income tax returns are currently under examination by the Internal Revenue Service (“IRS”) or state authorities.

NOTE 13 – LEASES

The Company entered into a lease for office space during May 2017. The lease expired in May 2020 and was not renewed.

In 2019 and 2020, the Company entered into various short-term lease commitments ranging from three to six months for office workspace in New York. The monthly rental cost ranged from $800 to $2,000.

In January 2020, the Company entered into a lease agreement for seven workstations in Mexico for a term of 12 months and expired on December 31, 2020.

The rental cost for the years ended December 31, 2020 and 2019, was approximately $67,000 and $109,000, respectively.

F-80

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 14 – SEGMENT INFORMATION

Geographic long-lived asset information presented below is based on the physical location of the assets at the end of year. Long-lived assets including intangible assets, capitalized software, property and equipment and security deposits, by geographic region, are as follows at:

	December 31, 2020	December 31, 2019
United States	$452,891	$793,111
Mexico	39,731	7,042
Total long-lived assets	$492,622	$800,153

The following table summarizes the Company’s total revenue by geographic area based on the billing address of the customers:

	Years Ended December 31,
	2020	2019
United States	$8,738,661	$4,104,263
Mexico	467,280	75,582
Total revenue	$9,205,941	$4,179,845

NOTE 15 – RELATED PARTY TRANSACTIONS

The Company received consulting, accounting and recruiting services from various shareholders. The total cost of these services for the years ended December 31, 2020 and 2019 were $353,000 and $152,000, respectively. The accounts payable to these various shareholders as of December 31 2020 and 2019 were $30,000 and $0, respectively.

The Company also provided freight services to a customer owned by a shareholder. The accounts receivable from this certain customer as of December 31, 2020 and 2019 was $24,000 and $7,000 respectively. The revenue of these services for the years ended December 31, 2020 and 2019 was $164,000 and $134,000, respectively.

NOTE 16 – WARRANTS

On November 9, 2015, the Company issued 9,050 common stock warrants to two founders with an exercise price of $5.00. The warrants expire and are no longer exercisable at the earlier of the tenth anniversary of the date the warrants were issued or the date the Company is acquired by another entity.

Under the terms of a short-term borrowing agreement signed in 2017, the lender had a right to invest up to the greater of (i) $250,000 or (ii) an amount that would maintain Lender’s pro rata ownership in the Company under the same terms provided to other investors. On November 15, 2018, the Company and the lender agreed on the terms of the right to invest by granting the lender a warrant to purchase up to 7,224 series seed preferred shares of the Company at an exercise price of $10.38 per share. The warrants expire and are no longer exercisable at the tenth anniversary of the date the warrants were issued. The warrant shall be automatically exchanged for shares in the event of a change of control.

On May 19, 2020, the Company issued warrants to purchase up to 75,000 Series A2 preferred shares at an exercise price of $0.00001 in exchange for professional services provided to the Company, related to the conversion of convertible debt. (See Note 11). The Company estimated the fair value of the warrants to be $108,749 based on a Black-Scholes valuation, and is included in additional paid-in capital as of December 31, 2020. The warrants expire and are no longer exercisable at the fifth anniversary of the date the warrants were issued. The warrant shall be automatically exchanged for shares in the event of a change of control. The warrants were exercised on August 24, 2020 in full for cash proceeds of $0.

F-81

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 16 – WARRANTS (CONTINUED)

The following assumptions were used when calculating the issuance date fair value:

Exercise price of the warrants	$0.00001
Contractual life of the warrants	5 years
Current value of the underlying share	$1.45
Expected volatility	52.70%
Expected dividend yield	0.00%
Risk-free interest rates	0.29%

On May 19, 2020, the Company issued warrants to a shareholder to purchase up to 605,777.5 Series A1-A and 126,722.5 Series A2 preferred shares at an exercise price of $0.60 in exchange for professional services. The Company estimated the fair value of the warrants to be $209,351 based on a Black-Scholes valuation, and recorded it as professional fees and is included in additional paid-in capital as of December 31, 2020. The warrants initial expiration date was on June 30, 2020 and was amended to extend the expiration date to July 31, 2020. The warrants were exercised on July 31, 2020 in full for cash proceeds of approximately $440,000.

The following assumptions were used when calculating the issuance date fair value:

Exercise price of the warrants	$0.60
Contractual life of the warrants	1 month
Current value of the underlying share	$0.74 – $1.45
Expected volatility	101.70%
Expected dividend yield	0.00%
Risk-free interest rates	0.22%

On August 26, 2020, the Company issued a warrant to an affiliate of a shareholder to purchase up to 765,862 Series A2 preferred shares at an exercise price of $0.25 in exchange for professional services. Effective September 30, 2020, this warrant was cancelled and a replacement warrant to purchase up to 765,862 Series A2 preferred shares at an exercise price of $0.25 was issued to an affiliate of the original warrant holder. The Company estimated the fair value of the warrants to be $1,039,070 based on a Black-Scholes valuation, and recorded it as professional fees and included it in additional paid-in capital as of December 31, 2020. The warrants expire on August 26, 2027.

The following assumptions were used when calculating the issuance date fair value:

Exercise price of the warrants	$0.25
Contractual life of the warrants	7 years
Current value of the underlying share	$1.45
Expected volatility	101.70%
Expected dividend yield	0.00%
Risk-free interest rates	0.22%

F-82

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 16 – WARRANTS (CONTINUED)

The table below summarizes the Company’s warrant activities:

	Number of Common Shares Warrants	Number of Series Seed Shares Warrants	Number of Series A Shares Warrants	Exercise Price Ranger Per Share	Weighted Average Exercise Price
Balance at January 1, 2019	9,050	7,224	-	$5.00 to 10.38	$7.39
Granted	-	-	-	-	-
Forfeited	-	-	-	-	-
Exercised	-	-	-	-	-
Balance at December 31, 2019	9,050	7,224	-	5.00 to 10.38	7.39
Granted	-	-	1,573,362	0.00001 to .60	0.40
Forfeited	-	-	-	-	-
Exercised	-	-	(807,500)	0.00001 to .60	0.54
Balance at December 31, 2020	9,050	7,224	765,862	$0.00001 to 10.38	$0.40

NOTE 17 - DEFINED CONTRIBUTION PLAN

The Company has a defined contribution plan covering eligible employees with at least two months of service. The Company fully matches employee contributions up to 3% of total compensation, plus 50% of contributions that exceed that amount up to 5% of total compensation. Total expense for the years ended December 31, 2020 and 2019, was $15,304 and $355, respectively.

NOTE 18 – STOCKHOLDERS’ DEFICIT

On October 31, 2019, the Company issued 1,200 common shares in relation to the exercise of 1,200 options for total proceeds of $684.

On December 31, 2019, the Company issued 80,000 non-voting common shares for advisory services performed in the amount of $43,200.

On May 19, 2020, the Company entered into a Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”), with holders of the Company’s then-outstanding convertible notes. Under the Purchase Agreement, on May 19, 2020, the convertible notes were converted to Preferred Stock par value of $0.00001 per share as follows:

Convertible Note Class	Amended Conversion Price	Type of Shares Issued	Number of Shares Issued	Maximum Redemption Amount
2015 Convertible Notes	$1.50	Series A1-B Preferred Shares	745,196	$1,157,975
2017 Convertible Notes	$1.50	Series A1-B Preferred Shares	1,413,207	$2,196,010

1st 2018 Bridge Note	$1.50	Series A1-B Preferred Shares	819,141	$1,272,879
2nd 2018 Bridge Note	$0.60	Series A1-A Preferred Shares	780,697	$510,513
2018 Convertible Note	$0.60	Series A1-A Preferred Shares	6,371,854	$4,166,674
2018 Convertible Note	$0.60	Series A2 Preferred Shares	1,225,153	$1,536,242

Each share of Series A Preferred Stock is convertible into shares of Common Stock at a 1:1 ratio, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder.

The Purchase Agreement contains customary representations, warranties and covenants by the Company, and other obligations of the parties.

F-83

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 18 – STOCKHOLDERS’ DEFICIT (CONTINUED)

As part of the Series A Preferred Shares Stock Purchase Agreement, the holders of the shares of Series A Preferred Stock, exclusively and voting as a single separate class, were entitled to elect the majority of the Company’s director. Any redemption events, including deemed liquidation required Series A Preferred Shareholders approval, which was determined to be not solely within the control of the Company, as the issuer, and as such provided the holders of the Series A Preferred Stock with control over the redemption rights of the Series A Preferrd Stock. Accordingly, Under ASC Topic 480, “Distinguishing Equity from Liabilities,” the Series A Preferred Shares were recorded at their maximum redemption and classified as mezzanine equity in the consolidated balance sheet.

On September 30, 2020, the Company filed its Third Amended and Restated Certificate of Incorporation (“Third Charter”).

Based on the Third Amended and Restated Certificate of Corporation the redemption events were revised to be within the control of the company due to the following:

1.	Deemed liquidation -all distributions or proceeds available for Company stockholders are distributed to all stockholders pari passu and pro rata based on the number of shares held by each stockholder and there is no preference to Preferred A stock holders.
2.	The amendment removed the right of Requisite Holders to require the Company to use proceeds from certain Deemed Liquidation Events to redeem all outstanding shares of Series A Preferred Stock in the event that a dissolution of the Company is not effected within 90 days of certain types of Deemed Liquidation Events.
3.	Three out of the five members of the Company’s board of directors must be either chief executive officer of the Company or independent directors and not Preferred A directors. As such Series A directors do not have majority control over the Board.

Due to change in the Certificate of Incorporation, as of September 30, 2020 the Company’s Preferred A stock holders do not have a control over the Company’s board and any liquidation events are within the control of the Company. Based on ASC 480-10-S99. the Company’s Preferred A stock is no longer contingently redeemable upon the occurrence of an event that is outside of the issuer’s control and therefore the Series A Preferred Shares has been classified as permanent equity at their carrying value. No adjustments previously recorded to the carrying amount were reversed.

The number and carrying value of issued shares of Series A Preferred Stock as of December 31, 2020 set forth below:

Convertible Note Class	Type of Shares Issued	Number of Shares Issued	Carrying value as of 12/31/2020
2015 Convertible Notes	Series A1-B Preferred Shares	745,196	$1,157,975
2017 Convertible Notes	Series A1-B Preferred Shares	1,413,207	$2,196,010
1st 2018 Bridge Note	Series A1-B Preferred Shares	819,141	$1,272,879
2nd 2018 Bridge Note	Series A1-A Preferred Shares	780,697	$510,513
2018 Convertible Note	Series A1-A Preferred Shares	6,371,854	$4,166,674
2018 Convertible Note	Series A2 Preferred Shares	1,225,153	$1,536,242
Total fair value of Series A Preferred Stock			$10,840,293
Issuance Costs			$(113,749)
Total carrying costs of Series A Preferred Stock as of December 31, 2020			$10,726,544

F-84

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 18 – STOCKHOLDERS’ DEFICIT (CONTINUED)

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) unless (in addition to the obtaining of any consents required elsewhere in the Third Charter) the holders of the Series A Preferred Stock then outstanding shall simultaneously receive with the holders of common stock and series seed preferred stock, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on common stock or any class or series that is convertible into common stock, that dividend per share of preferred stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into common stock and (B) the number of shares of common stock issuable upon conversion of a share of preferred stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into common stock, at a rate per share of preferred stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable original issue price; provided; that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of preferred stock pursuant to this section shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A2 Preferred Stock dividend.

Each holder of outstanding Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on any matter presented to the stock holders of the Company for their action or consideration at any meeting of stockholders of the Corporation. The holders of Series A Preferred Stock, exclusively and voting as a single separate class, shall be entitled to elect 3 directors of the Company.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to its stock holders or, in the case of a deemed liquidation event, the remaining consideration or the remaining available proceeds, as the case may be, shall be distributed to the holders of the shares of Series A Preferred Stock, the holders of the Series Seed Preferred Stock, the holders of shares of common stock and the holders of shares of non-voting common stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to common stock pursuant to the terms of Third Charter immediately prior to such liquidation, dissolution or winding up of the Company or deemed liquidation event.

On July 31, 2020, the Company issued 605,777.5 Series A1-A and 126,722.5 Series A2 preferred shares upon the exercise of warrant to purchase shares of stock and an exercise price of $0.60 per share under the terms of the respective warrant agreement for a total consideration of approximately $440,000.

On August 24, 2020, the Company issued 75,000 Series A2 preferred shares upon the exercise of warrant to purchase shares of stock under the terms of the respective warrant agreement for a total consideration of $0.

On August 26, 2020, the Company issued 60,000 voting common shares for professional services performed in the amount of $15,000.

On August 26, 2020, the Company issued 29,332 voting common shares for professional services performed in the amount of $7,333.

On October 7, 2020, the Company issued 1,031,243 voting common shares to each purchaser of bridge notes based on 257.5261 shares for each $1,000 principal amount of notes purchased for a total consideration $0 (see Note 11).

F-85

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 19 - SUBSEQUENT EVENTS THROUGH FEBRUARY 15, 2021

On January 11, 2021, the Board approved the increase of total stock options the Company may grant under the Stock Incentive Plan to 3,500,000 common shares.

On January 29, 2021, the Company entered into a note purchase agreement with an existing shareholder pursuant to which the Company issued bridge notes in the aggregate principal amount of $1,000,000 (the “$1,000,000 Bridge Notes”). All $1,000,000 Bridge Notes will mature on October 7, 2022. Interest on the $1,000,000 Bridge Notes will accrue at an annual rate of 5% over the term of the $1,000,000 Bridge Notes and is payable by the Company (i) at maturity, (ii) upon acceleration of the indebtedness in the case of an event of default, (iii) in connection with any prepayment of the $1,000,000 Bridge Notes by the Company or, (iv) in connection with any conversion of the $1,000,000 Bridge Notes through the issuance of shares of the capital stock of the Company in exchange for accrued and unpaid interest owing at the time of conversion. Each $1,000,000 Bridge Note is convertible into conversion shares pursuant to one of the following: 1. Automatic PIPE financing conversion, 2. Optional next equity financing conversion; 3. Optional corporate transaction conversion; 4. Optional maturity conversion. There is no pre-determined conversion price in any of the above under the note purchase agreement, but rather, the applicable conversion price in connection with any conversion of the $1,000,000 Bridge Notes will be determined by reference to a formula that includes a 20% discount to the per share price or value of the Company’s shares, as the case may be, implied by the event in connection with which, or at the time at which, conversion occurs.

In February 2021, The Company entered into a securities purchase agreement (the “SPA”) with certain existing stockholders of the Company to raise additional funds in a total aggregate amount of up to $8,008,841 by the sale and issuance of shares of the Company’s Series A3 Preferred Stock (“PIPE Shares”) and warrants to purchase shares of the Company’s Common Stock (“PIPE Warrants”).

NOTE 20 - SUBSEQUENT EVENTS FROM FEBRUARY 16, 2021 TO AUGUST 3, 2021

On April 27, 2021, the 2019 Note was amended to increase the maximum principal amount that could be withdrawn under the line of credit to $2,500,000 and extend the maturity date to July 31, 2023.

On May 18, 2021, the Company and Hudson signed a third amendment to the merger agreement dated October 10, 2020 under which the parties will retain Merger Sub I’s existing business acquired from Hudson (see Note 1). The amended agreement contemplates the following transactions: (i) the redomestication of Hudson to Delaware through a merger with Merger Sub I whereby Merger Sub I will be the surviving corporation (the “Redomestication”) followed immediately by the (ii) the merger of Fr8App with Merger Sub II, whereby Fr8App will survive and it will become the indirect wholly-owned subsidiary of Merger Sub I (the “Merger”). As a result of the amendment, Merger Sub I will no longer spin off its business prior to the Merger.

On May 24, 2021, the Company entered into a note purchase agreement with an existing shareholder pursuant to which the Company issued bridge notes in the aggregate principal amount of $1,608,842 (the “May Bridge Notes”). The May Bridge Notes terms are similar to the $1,000,000 Bridge Notes terms (see Note 19) with the exception of having a 25% discount to the per share price or value of the Company’s shares, as the case may be, implied by the event in connection with which, or at the time at which, conversion occurs.

On July 30 2021, the Company entered into an additional note purchase agreement with an existing shareholder in the aggregate principal amount of $1,000,000 at similar terms to the May Bridge Notes.

F-86

freighthub inc. and subsidiary

CONSOLIDATED FINANCIAL STATEMENTS

F-87

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of FreightHub, Inc. and Subsidiary,

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of FreightHub, Inc. and Subsidiary (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for revenue in 2018 due to the adoption of the FASB’s Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. The Company adopted this change using the modified retrospective approach.

Emphasis of Matter Regarding Liquidity

As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses, negative cash flows from operations, and historically has relied on equity and debt financings for the development of its product and funding of its operating expenses. Management’s evaluation of these conditions, as well as management’s plans to mitigate these matters are described in Note 2. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audit.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

New York, NY

August 14, 2020

F-88

FREIGHTHUB, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS:
Current assets:
Cash and cash equivalents	$490,636	$909,236
Accounts receivable	737,771	417,143
Accounts receivable – related party	6,600	109,450
Unbilled receivable	136,212	41,376
Prepaid expenses and other current assets	67,699	11,304
Total current assets	1,438,918	1,488,509

Intangible assets, net	9,609	10,422
Capitalized software, net	742,229	996,368
Property and equipment, net	34,579	24,844
Security deposits	13,736	10,137
Total assets	$2,239,071	$2,530,280

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$779,333	$344,421
Accounts payable – related party	-	45,469
Short-term borrowings, net	527,669	220,588
Accrued expenses	135,737	69,491
Income tax payable	9,981	-
Total current liabilities	1,452,720	679,969

Convertible notes payable, net	8,119,704	5,736,269
Total liabilities	9,572,424	6,416,238

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ DEFICIT
Series Seed Preferred stock, $.00001 par value, 19,399 shares authorized; 12,175 issued and outstanding at December 31, 2019 and 2018	-	-
Common stock, $.00001 par value, 339,906 shares authorized; 82,657 voting and 80,000 non-voting issued and outstanding at December 31, 2019, 81,457 voting issued and outstanding at December 31 2018	11	10
Additional paid-in capital	416,147	356,988
Accumulated deficit	(7,747,982)	(4,242,956)
Accumulated other comprehensive loss	(1,529)	-
Total stockholders’ deficit	(7,333,353)	(3,885,958)

Total liabilities and stockholders’ deficit	$2,239,071	$2,530,280

The accompanying notes are an integral part of these consolidated financial statements.

F-89

FREIGHTHUB, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended December 31,
	2019	2018
Net revenue	$4,179,845	$3,245,517
Cost of revenue	3,848,776	2,927,536
Gross profit	331,069	317,981

Operating expenses
Compensation and employee benefits	1,559,278	1,002,902
Sales and marketing	130,641	20,234
General and administrative	1,047,551	827,784
Depreciation and amortization	659,961	534,543
Total operating expenses	3,397,431	2,385,463

Operating loss	(3,066,362)	(2,067,482)

Other income (expenses)
Interest income	90	-
Interest expense	(428,773)	(340,481)

Loss before provision for income taxes	(3,495,045)	(2,407,963)

Income tax expense	9,981	-
Net loss	$(3,505,026)	$(2,407,963)

Other comprehensive loss
Foreign currency translation	(1,529)	-

Comprehensive loss	$(3,506,555)	$(2,407,963)

Earnings per share, basic & fully diluted	$(37.28)	$(29.00)

Weighted average number of common shares	94,055	83,025

The accompanying notes are an integral part of these consolidated financial statements.

F-90

FREIGHTHUB, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT

	Common Stock				Preferred Stock
	Voting Shares	Amount	Non-Voting Shares	Amount	Shares	Amount		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder’s Deficit
Balance, December 31, 2017	81,457	$10	-	$-	-	$-		$-	$(1,834,993)	$-	$(1,834,983)
Issuance of preferred shares from conversion of convertible debt	-	-	-	-	12,175	-	*	243,942	-	-	243,942
Warrants issued to a lender	-	-	-	-	-	-		113,046	-	-	113,046
Net loss	-	-	-	-	-	-		-	(2,407,963)	-	(2,407,963)
Balance, December 31, 2018	81,457	10	-	-	12,175	-		356,988	(4,242,956)	-	(3,885,958)
Issuance of common shares for exercise of options	1,200	-	-	-	-	-		684	-	-	684
Issuance of non-voting common shares	-	-	80,000	1	-	-		43,199	-	-	43,200
Share-based compensation	-	-	-	-	-	-		15,276	-	-	15,276
Foreign currency translation adjustment	-	-	-	-	-	-		-	-	(1,529)	(1,529)
Net loss	-	-	-	-	-	-		-	(3,505,026)	-	(3,505,026)
Balance, December 31, 2019	82,657	$10	80,000	$1	12,175	$-		$416,147	$(7,747,982)	$(1,529)	$(7,333,353)

* The balance is less than one dollar.

The accompanying notes are an integral part of these consolidated financial statements.

F-91

FREIGHTHUB, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOW

	Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(3,505,026)	$(2,407,963)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	659,961	534,543
Amortization of convertible note origination costs	19,982	2,464
Shared-based compensation	15,276	-
Amortization of deferred financing costs – short-term borrowings	37,182	96,742
Interest accrued on convertible notes payable	308,432	164,826
Changes in operating assets and liabilities:
(Increase) in account receivables	(414,907)	(377,833)
Decrease in account receivables – related party	102,850	193,025
(Increase) in prepaid expense and other assets	(56,066)	(1,804)
(Increase) in security deposits	(3,599)	(7,819)
Increase in accounts payable	434,418	201,187
(Decrease) Increase in account payable – related party	(2,269)	44,469
Increase in accrued expenses	65,604	61,892
Increase in income tax payable	9,981	-
Net cash used in operating activities	(2,328,181)	(1,496,271)

Cash flows from investing activities:
Capitalization of software development costs	(392,276)	(399,466)
Purchase of fixed assets	(22,348)	(11,239)
Net cash used in investing activities	(414,624)	(410,705)

Cash flows from financing activities:
Proceeds from issuance of convertible notes payable	2,055,024	2,779,794
Proceeds from issuance of common stock from exercise of options	684	-
Payment of loan origination costs	-	(60,000)
Repayment of short-term borrowings	(3,587,662)	(242,230)
Proceeds from short-term borrowings	3,857,561	-
Net cash provided by financing activities	2,325,607	2,477,564

Net (decrease) increase in cash and cash equivalents	(417,198)	570,588

Effect of exchange rate changes on cash	(1,402)	-

Cash and cash equivalents at beginning of the year	909,236	338,648
Cash and cash equivalents at end of the year	$490,636	$909,236

Supplemental disclosure of cash flow information
Cash paid for interest	$63,177	$84,701

Supplemental disclosure of non-cash activity
Non-voting common shares issued in exchange for advisory services	$43,200	$-
Issuance of warrants in connection with short-term borrowings	$-	$113,046
Issuance of preferred shares from conversion of convertible debt	$-	$243,942

The accompanying notes are an integral part of these consolidated financial statements.

F-92

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

FreightHub, Inc. and subsidiary (“FreightHub US”) a Delaware corporation, was incorporated on October 26, 2015 for the purpose of arranging for pick-up, transport and delivery of full truckload freight shipments. On January 18, 2019, Freight Hub Mexico S.A De C.V. (“FreightHub Mexico”), a wholly owned subsidiary of FreightHub Inc., was formed. FreightHub Inc., along with its wholly-owned subsidiary, FreightHub Mexico, are hereinafter referred to as the “Company”. The Company provides innovative digital freight matching technology that streamlines cross-border and domestic USA (from and to border cities) and domestic MEX shipping, connecting shippers with a broad network of reliable carriers and drivers in Mexico, Canada, and the United States.

NOTE 2 – LIQUIDITY

The accompanying financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern. The accompanying financial statements have been prepared on a basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements as of the year ended December 31, 2019, the Company has an accumulated deficit of $7,747,982 and a working capital deficit of $13,802. At December 31, 2019, the Company had total debt of $8,647,373 and $490,636 of cash on hand. We have historically met our cash needs through a combination of cash flows from operating activities, term loans, promissory notes, convertible notes, private placement offerings and sales of equity. Our cash requirements are generally for operating activities and debt repayments.

As of December 31, 2019, and 2018, we believe cash on hand and the continued support from our major investor will allow the Company to continue as a going concern for the next twelve months from the issuance of these financial statements.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with generally accepted accounting principles in the United States (“GAAP”), expressed in U.S. dollars. The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows for the periods presented in accordance with the GAAP. The accompanying consolidated financial statements include the accounts of FreightHub US and its wholly owned subsidiary, FreightHub Mexico. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, allowance for doubtful accounts, valuation of stock-based compensation, accrued expenses, useful lives of internally developed software and property and equipment, whether an arrangement is or contains a lease, the discount rate used for operating leases, income tax accruals and the valuation allowance for deferred income taxes. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash consists of funds held in bank accounts. Cash equivalents consist of short-term, highly liquid investments with original maturities of 90 days or less at the time of purchase and generally include money market accounts.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations of Credit Risk

The Company maintains cash accounts with financial institutions. At times, balances in these accounts may exceed federally insured limits. The amounts over the federally insured limits as of December 31, 2019 and 2018 was $201,934 and $574,623, respectively. No losses have been incurred to date on any deposit balances.

The financial instrument that potentially subjects the Company to concentration of credit risk is accounts receivable. At December 31, 2019, four customers accounted for 11%, 15%, 16% and 22% of the Company’s accounts receivable and as of December 31, 2018, four customers accounted for 11%, 14%, 17% and 21% of the Company’s accounts receivable.

For the year ended December 31, 2019, two customers accounted for 11% and 19% of the Company’s revenues. For the year ended December 31, 2018, four customers accounted for 10%, 14%, 15% and 17% of the Company’s revenues.

Fair Value Measurements

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are those that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances.

The three levels of the fair value hierarchy are described below:

Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3—Valuations that require inputs that are unobservable for the asset and liability in which there is little, if any, market activity.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include trade accounts receivable, accounts payable, accrued expenses, and debt at variable interest rates, approximate their fair values at December 31, 2019 and 2018, respectively, principally due to the short-term nature, maturities or nature of interest rates of the above listed items.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the net invoiced amount, net of allowances for doubtful accounts, and do not bear interest. They include unbilled amounts for services rendered in the respective period but not yet billed to the customer until a future date, which typically occurs within one month. The Company periodically reviews accounts receivable balances and provides an allowance for doubtful accounts to the extent deemed uncollectible. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on historical write-off experience and the aging of our outstanding accounts receivable. Balances are considered past due based on invoiced terms. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2019, and 2018, the allowance for doubtful accounts was $0.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to be generated by the assets. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value. Management has determined that no impairment of long-lived assets exists, and accordingly, no adjustments to the carrying amounts of the Company’s long-lived assets have been made for the years ended December 31, 2019 and 2018.

Property and Equipment

Property and equipment consisting of office and computer equipment, furniture and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives, ranging between three to five years.

Useful Lives
Software	3 years
Equipment	3 years
Furniture	7 years
Leasehold improvements	3 years

Capitalized Software

The Company complies with the guidance of ASC Topic 350-40, “Intangibles—Goodwill and Other—Internal Use Software”, in accounting for of its internally developed system projects that it utilizes to provide its services to customers. These system projects generally relate to software of the Company that is not intended for sale or otherwise marketed. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Once a project has reached the development stage, the Company capitalizes direct internal and external costs until the software is substantially complete and ready for its intended use. Costs for upgrades and enhancements are capitalized, whereas, costs incurred for maintenance are expensed as incurred. These capitalized software costs are amortized on a project-by- project basis over the expected economic life of the underlying software on a straight-line basis, which is generally three years. Amortization commences when the software is available for its intended use.

Advertising

Advertising costs are expensed as incurred. Advertising costs amounted to $67,251 and $14,778 for the years ended December 31, 2019 and 2018, respectively.

Income Taxes

The Company follows ASC Topic 740-10-65-1 in accounting for uncertainty in income taxes by prescribing rules for recognition, measurement and classification in financial statements of tax positions taken or expected to be in a tax return. This prescribes a two-step process for the financial statement measurement and recognition of a tax position. The first step involves the determination of whether it is more likely than not (greater than 50 percent likelihood) that a tax position will be sustained upon examination, based on the technical merits of the position. The second step requires that any tax position that meets the more likely than not recognition threshold be measured and recognized in the financial statements at the largest amount of benefit that is a greater than 50 percent likelihood of being realized upon ultimate settlement. This topic also provides guidance on the accounting for related interest and penalties, financial statement classification and disclosure. The Company’s policy is that any interest or penalties related to uncertain tax positions are recognized in income tax expense when incurred. The Company has no uncertain tax positions or related interest or penalties requiring accrual at December 31, 2019 and 2018.

F-95

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Translation

The financial statements of the Company’s subsidiary operating in Mexico are prepared to conform to U.S. GAAP and translated into U.S. Dollars by applying a current exchange rate. The local currency has been determined to be the functional currency. Assets and liabilities of international operations are translated at period-end exchange rates. Items appearing in the consolidated statement of operations are translated using average exchange rates during each period. Translation gains and losses are reported in accumulated other comprehensive income (loss) as a component of stockholders’ equity.

Deferred Financing Costs

Costs incurred in connection with obtaining certain financing are deferred and amortized on an effective interest method basis over the term of the related obligation. In accordance with Accounting Standards Update (“ASU”) 2015-03, “Imputation of Interest – Simplifying the Presentation of Debt Issuance Costs”, debt issuance costs related to a recognized debt liability are presented in the balance sheet as a direct deduction from the debt liability, consistent with the presentation of a debt discount. Deferred financing costs are amortized and recognized on the consolidated statements of operations as interest expense.

Intangible Assets

Intangible assets include the Company’s domain name and are accounted for based on ASC Topic 350 “Intangibles – Goodwill and Other.” The Company’s intangible assets that have finite lives, consisting of intellectual property, are amortized over their useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indicators were present, the Company would test for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), the Company would perform the next step, which is to determine the fair value of the asset and record an impairment loss, if any. The Company evaluates the useful lives for these intangible assets each reporting period to determine whether events and circumstances warrant a revision in their remaining useful lives.

Foreign Operations

Operations outside the United States include a subsidiary in Mexico. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange. Net assets of foreign operations are less than 10% of the Company’s total net assets.

Revenue Recognition

The Company adopted ASU No. 2014-09, Revenue from Contracts with Customers, and other related ASUs (collectively, ASC 606, Revenue from Contracts with Customers) (“ASC 606”) as of January 1, 2018 using the modified retrospective transition approach for contracts that were not completed as of January 1, 2018. Under the modified retrospective method, we recognized the cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of retained earnings. This adjustment did not have a material impact on our consolidated financial statements. Results for reporting periods beginning after January 1, 2018 are presented under ASC 606. The Company generates revenues primarily from shipments executed by the Company’s freight transportation brokerage services to shippers through the Company’s freight rideshare marketplace. Shippers contract with the Company to utilize the Company’s network of independent freight carriers to transport freight. Those shipments are the Company’s performance obligation, arising under contracts the Company has entered into with customers that define the price for each shipment and payment terms. The Company’s acceptance of the shipment request establishes enforceable rights and obligations for each contract. By accepting the shipper’s order, the Company has responsibility for transportation of the shipment from origin to destination. Under such contracts, revenue is recognized when obligations are satisfied, which occurs over time with the transit of shipments from origin to destination. This is appropriate as the customer simultaneously receives and consumes the benefits as the Company performs its obligation. The Company determines revenue in-transit using the input method, under which revenue is recognized based on the duration of time that has lapsed from the departure date (start of transportation services) to the arrival date (completion of transportation services). Measurement of revenue in-transit requires the application of significant judgement. The Company calculates the estimated percentage of an order’s transit time that is complete at period end, and applies that percentage of completion of the order’s estimated revenue. Revenue is measured as the amount of consideration the Company expects to receive in exchange for providing services. Accessorial charges for fuel surcharge, loading and unloading, stop charges, and other immaterial charges are part of the consideration received for the single performance obligation of delivering shipments.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Payment for the Company’s services is generally due within 30 to 45 days upon delivery of the shipment. Contracts entered into with customers do not contain material financing components.

The Company’s contracts with customers have a duration of one year or less and do not require any significant start-up costs, and as such, costs incurred to obtain contracts associated with these contracts are expensed as incurred.

Through the Company’s freight brokerage services, the Company is responsible for identifying and directing independent freight carriers to transport the shipper’s goods. The transportation of the loads is outsourced to third-party carriers. The Company is a principal in these arrangements, and therefore records revenue associated with these contracts on a gross basis. The Company controls the service and has primary responsibility to meet the customer’s requirements. The Company invoices and collects from its customers and also maintains discretion over pricing. Additionally, the Company is responsible for selection of third-party transportation providers to the extent used to satisfy customer freight requirements.

The timing of revenue recognition, billings, cash collections, and allowance for doubtful accounts results in billed and unbilled receivables on our consolidated balance sheet. The Company receives the unconditional right to bill when shipments are delivered to their destination.

Convertible Debt

The Company evaluates convertible debt to determine the impact (if any) of 1) embedded conversion option; 2) beneficial conversion feature; 3) bifurcation; 4) derivative liability; and 5) fair value adjustments and other expenses thereto. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC 470, the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC 815.

Conventional convertible debt is a financial instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash. Conventional convertible debt, for which the fair value option is not elected at issuance, is accounted for as straight debt with no accounting recognition of the embedded equity option.

The convertible debt the Company issued has the following typical characteristics for a conventional convertible debt:

●	The debt security is convertible into the common stock of the issuer at a specified price at the option of the holder.
●	The debt security was sold at a price or has a value at issuance not significantly in excess of the face amount.
●	It bears an interest rate that is lower than the Company would obtain for nonconvertible debt.
●	If converted, the Company must deliver shares of the its stock to the investor (i.e., physical settlement). There is no cash conversion feature by which the convertible debt can be settled in full or in part in cash upon conversion.
●	The initial conversion price of the security is greater than the market value of the common stock at time of issuance and there is no beneficial conversion feature (“BCF”) upon issuance to be bifurcated and separately accounted for. Since the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company accounts for convertible debt instruments in accordance with ASC 470-20, Debt with Conversion and Other Options.

F-97

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Share-Based Compensation

The Company accounts for share-based awards issued to employees in accordance with ASC Topic 718, “Compensation—Stock Compensation”. In addition, the Company issues stock options to non-employees in exchange for consulting services and accounts for these in accordance with the provisions of ASC Subtopic 505-50, “Equity-Based Payments to Non-employees”. Compensation expense is measured at the grant, based on the calculated fair value of the award, and recognized as an expense over the requisite service period, which is generally the vesting period of the grant.

For modification of stock compensation awards, the Company records the incremental fair value of the modified award as stock-based compensation on the date of modification for vested awards or over the remaining vesting period for unvested awards. The incremental compensation is the excess of the fair value of the modified award on the date of modification over the fair value of the original award immediately before the modification.

For options granted to non-employees, the expected life of the option used is the contractual term of each such option. All other assumptions used to calculate the grant date fair value are generally consistent with the assumptions used for options granted to employees.

For purposes of calculating stock-based compensation, the Company estimates the fair value of stock options using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the Company’s stock price, which is determined by a 409a valuation, and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The expected volatility is primarily based on the historical volatility of peer company data while the expected life of the stock options is based on historical and other economic data trended into the future. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected option term. The dividend yield assumption is based on the Company’s history and expectation of no dividend payouts. If factors change and the Company employs different assumptions, stock-based compensation expense may differ significantly from what has been recorded in the past. If there is a difference between the assumptions used in determining stock-based compensation expense and the actual factors which become known over time, specifically with respect to anticipated forfeitures, the Company may change the input factors used in determining stock-based compensation costs for future grants. These changes, if any, may materially impact the Company’s results of operations in the period such changes are made. Incremental compensation costs arising from subsequent modifications of awards after the grant date are recognized when incurred. In addition, the Company accounts for forfeitures of awards as they occur. For stock-based awards that vest based on performance conditions, expense is recognized when it is probable that the conditions will be met.

The fair value of options and share awards granted under the stock option plan during the year ended December 31, 2019 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions for grants:

2019
Risk-free interest rates	2.80%
Expected life of options	5 years
Expected volatility	49.20%
Expected dividend yield	0.00%

Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of outstanding common shares for the period, considering the effect of participating securities. Diluted earnings (loss) per share are calculated by dividing net earnings (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation. There were 625,497 common share equivalents at December 31, 2019 and 361,363 at December 31, 2018. For the year ended December 31, 2019 and 2018, these potential shares were excluded from the shares used to calculate diluted. These securities were not included in the computation of diluted net earnings per share as their effect would have been antidilutive.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Segments

Operating segments are defined as components of an entity for which separate financial information is available. The Company reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment. The Company presents financial information about its operating segment and geographical areas in Note 12 to the consolidated financial statements.

Recent Accounting Pronouncements

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU No. 2020-04 provides guidance on optional expedients for a limited time to ease the operational burden in accounting for (or recognizing the effects of) reference rate reform (LIBOR) on financial reporting. This guidance is effective upon the ASUs issuance on March 12, 2020 and companies may elect to apply the amendments prospectively through December 31, 2022. The Company’s credit facilities already contain comparable alternative reference rates that would automatically take effect upon the LIBOR phase out, and it is also reviewing its commercial contracts that may utilize LIBOR as a reference rate. The Company is currently evaluating the potential effects of this guidance on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” ASU No. 2019-12 is intended to simplify various aspects related to accounting for income taxes, eliminates certain exceptions to the general principles in ASC Topic 740 related to intra-period tax allocation, simplifies when companies recognize deferred taxes in an interim period, and clarifies certain aspects of the current guidance to promote consistent application. This guidance is effective for public business entities for fiscal years beginning after December 15, 2020, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2021. The Company is currently evaluating the potential effects of this guidance on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to recognize assets and liabilities in the balance sheet for rights and obligations created by leases with terms of more than twelve months. Lessor accounting will not be fundamentally changed; however, some changes may be required to align and conform to lessee guidance. In July 2018, the FASB issued ASU 2018-10 Leases (Topic 842), Codification Improvements and ASU 2018-11 Leases (Topic 842), Targeted Improvements, to provide additional guidance for the adoption of Topic 842. ASU 2018-10 clarifies certain provisions and correct unintended applications of the guidance such as the application of implicit rate, lessee reassessment of lease classification, and certain transition adjustments that should be recognized to earnings rather than to stockholders’ equity. ASU 2018-11 provides an alternative transition method and practical expedient for separating contract components for the adoption of Topic 842. As of December 31, 2019, the Company has not adopted the standards and is currently evaluating the effect the new lease standards will have on the Company.

In November 2019, the FASB issued ASU No. 2019-08 “Compensation – Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements – Share-Based Consideration Payable to a Customer.” ASU No. 2019-08 amends and clarifies ASU No. 2018-07 to require that an entity measure and classify share-based payment awards granted to a customer by applying the guidance in Topic 718. For entities that have already adopted the amendments in ASU No. 2018-07, the amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance will not have a material impact on its consolidated financial statements.

In April 2019, the FASB issued ASU No. 2019-04 “Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” ASU No. 2019-04 was issued as part of the FASB’s ongoing project to improve upon its ASC, and to clarify and improve areas of guidance related to recently issued standards on credit losses, hedging, and recognition and measurement. This guidance contains several effective dates but is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance will not have a material impact on its consolidated financial statements.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update modify the disclosure requirements on fair value measurements in Topic 820. The ASU is effective for the Registrants for fiscal years beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The adoption of this standard did not have any material effect on the Company’s financial statements or any component of stockholder’s equity.

In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606.” ASU No. 2018-18 was issued to resolve the diversity in practice concerning the manner in which entities account for transactions based on their assessment of the economics of a collaborative arrangement. This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance will not have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, “Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force).” ASU No. 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance will not have a material impact on its consolidated financial statements.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31, 2019	December 31, 2018
Equipment	$43,550	$21,080
Furniture and fixtures	9,517	9,517
Leasehold improvements	4,759	4,759
Total cost	57,826	35,356
Accumulation depreciation	(23,247)	(10,512)
Property and equipment, net	$34,579	$24,844

Depreciation expense for the years ended December 31, 2019 and 2018 was $12,735 and $7,308 respectively.

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FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 5 – CAPITALIZED SOFTWARE

Capitalized software consist of the following:

	December 31, 2019	December 31, 2018
Capitalized software	$2,144,723	$1,752,447
Accumulated amortization	(1,402,494)	(756,079)
Capitalized software, net	$742,229	$996,368

Amortization expense for the years ended December 31, 2019 and 2018 was $646,414 and $526,422, respectively.

Estimated amortization for capitalized software for future periods is as follows:

December 31,
2020	$485,251
2021	188,485
2022	68,493
$742,229

NOTE 6 – ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	December 31, 2019	December 31, 2018
Accrued payroll	$83,326	$31,941
Accrued value added tax	4,819	-
Accrued cost of revenue	47,592	37,550
Total other accrued expenses	$135,737	$69,491

NOTE 7 – STOCK-BASED COMPENSATION

The Company has a Stock Incentive Plan (the “Plan”) under which the Company may grant stock options for up to 150,000 common shares. Both Incentive Stock Options and Non-Qualified Stock Options expire ten years from the date of the grant.

The following table summarizes stock option activity (*):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2018	-	$-
Granted	95,953	0.54
Forfeited	-	-
Exercised	(1,200)	0.57
Balance at December 31, 2019	94,753	0.52	7.51	$-
Exercisable at December 31, 2019	43,291	$0.54	7.27	$-

(*) No options were granted prior to January 1, 2019

F-101

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 7 – STOCK-BASED COMPENSATION (CONTINUED)

The following table summarizes the Company’s non-vested stock options.

	Non-vested Options Outstanding	Weighted-Average Grant Date Fair Value
At December 31, 2018	-	-
Options granted	95,953	0.25
Options forfeited/cancelled	-	-
Options exercised	(1,200)	0.24
Options vested	(43,291)	0.25
At December 31, 2019	51,462	$0.25

(*) No options were granted prior to January 1, 2019

For the year ended December 31, 2019, the Company recognized $15,276 of stock compensation expense. As of December 31, 2019, there was $3,594 of unrecognized stock compensation expense related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of four years.

NOTE 8 – SHORT-TERM BORROWINGS

	December 31, 2019	December 31, 2018
(a) Short-term promissory note	$-	$257,770
(b) Revolving line of credit	527,669	-
	527,669	257,770
Less: unamortized deferred financing costs	-	(37,182)
Short-term borrowings, net	$527,669	$220,588

(a)	On July 31, 2017, the Company entered into a short-term promissory note (“2017 Note”) with a lender, (the “2017 Note Lender”) for the amount of $350,000. Interest accrued on the outstanding principal at a rate equal to 12.50%. The note required equal monthly installment payment of interest in the amount of $3,645 for the first year, and then equal monthly installment payment of principal and interest in the amount of $31,179 for the second year. On November 22, 2017, the note was amended to a principal amount of $500,000. The amended note required equal monthly installment payment of interest in the amount of $5,208 for the first year, and then equal monthly installment payment of principal and interest in the amount of $44,541 for the second year. As of December 31, 2018, the balance was $257,769. On March 6, 2019, the Company repaid the entire balance of the loan. As part of the terms of the loan, the lender has a right to invest up to the greater of (i) $250,000 or (ii) an amount that would maintain Lender’s pro rata ownership in the Company under the same terms provided to other investors. On November 2018 the Company and the Lender agreed on the terms of the right to invest by granting the lender a warrant to purchase up to 7,224 shares of series seed preferred stock at an exercise price of $10.3813. The costs were classified as deferred financing costs and recorded net of short-term borrowings in the consolidated balance sheet. See Note 14 for further details.

F-102

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 8 – SHORT-TERM BORROWINGS (CONTINUED)

(b)	On March 7, 2019, the Company entered into a short-term promissory note (“2019 Note”) with another lender (the “2019 Note Lender”) which provides the Company a revolving line of credit. The maximum principal amount that could be advanced withdrawn under the line of credit to the Company is $1,000,000. The borrowing base of the revolving line of credit is limited to 80% of eligible accounts receivable. Under the revolving line of credit, if the aggregate principal amount of the outstanding advances exceeds the applicable borrowing base, the Company must repay the lender an amount equal to the difference between the outstanding principal balance of the revolving line of credit and the borrowing base. The note requires monthly payment of interest, beginning May 1, 2019. Interest accrues on the outstanding principal at a rate equal to Prime Rate as set out in the Wall Street Journal from time to time with a floor of 5.25% per annum. The interest rate as of December 31, 2019 was 5.25%. As of December 31, 2019, the outstanding principal amount borrowed is $527,669. The initial maturity date is March 7, 2020. The initial maturity date may be extended by mutual written consent of the Lender and the Company. On July 28, 2020, the Company extended the maturity date to July 31, 2021.

The Company incurred interest expense relating to the short-term borrowings in the amount of $57,586 and $84,700 for the year ended December 31, 2019 and 2018.

NOTE 9 – CONVERTIBLE DEBT

During 2015 and 2016, the Company entered into convertible debt agreements (the “2015 Convertible Notes”) with several investors for aggregate principal of $1,000,000 of 2015 Convertible Notes due, in each case, two years from the note date, at the following conversion terms: The outstanding principal balance and unpaid accrued interest of the notes was to be automatically converted upon the Company’s next equity financing round with gross proceeds to the Company of at least $2,000,000, into the most senior class of shares of the Company issued in such financing round at a price per share equal to the lesser of the following: (i) a price determined based on the maximum company pre-money valuation of $2,000,000 on a fully diluted basis; or (ii) a twenty percent (20%) discount on the lowest price per share paid by the investors in such a financing round. Unless otherwise automatically converted in such financing round, the notes could be converted discretionarily in certain situations, including upon a change of control transaction and at maturity, at a conversion price based the maximum company pre-money valuation of $2,000,000 on a fully diluted basis into the most senior class of stock. The 2015 Convertible Notes accrued interest at 3% per annum, payable in cash at maturity or convertible to shares as previously described herein.

During 2017 and 2018, the Company entered into convertible debt agreements (the “2017 Convertible Notes”) with several investors for aggregate principal of $2,140,000 of 2017 Convertible Notes due, in each case, two years from the note date, at the following conversion terms: The outstanding principal balance and unpaid accrued interest of the notes was to be automatically converted upon the Company’s next equity financing round with gross proceeds to the Company of at least $2,000,000, into the most senior class of shares of the Company issued in such financing round at a price per share equal to the lesser of the following: (i) a price determined based on the maximum company pre-money valuation of $7,500,000 on a fully diluted basis; or (ii) a twenty percent (20%) discount on the lowest price per share paid by the investors in such a financing round. Unless otherwise automatically converted in such financing round, the notes could be converted discretionarily in certain situations, including a change of control transaction and at maturity, at a conversion price based on the maximum company pre-money valuation of $7,500,000 on a fully diluted basis, into the most senior class of stock. The 2017 Convertible Notes accrued interest at 3% per annum, payable in cash at maturity or convertible to shares as previously described herein.

During 2018, the Company entered into convertible debt agreements (the “1st 2018 Bridge Notes”) with several investors for aggregate principal of $1,000,000 of 1st 2018 Bridge Notes due, in each, case six months from the note date. The outstanding principal balance and unpaid accrued interest of the notes was to be automatically converted upon the Company’s next equity financing round into the most senior class of shares of the Company issued in such financing round at a conversion price per share equal to a 15% discount on the lowest price per share paid by the investors in the financing round. The 1st 2018 Bridge Notes accrued interest at 8% per annum, payable in cash at maturity.

F-103

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 9 – CONVERTIBLE DEBT (CONTINUED)

During 2018, the Company entered into convertible debt agreements (the “2nd 2018 Bridge Notes”) with several investors for aggregate principal of $300,000 of 2nd 2018 Bridge Notes due, in each case, six months from the note date. The outstanding principal balance times 150% and unpaid accrued interest on these notes were to be automatically converted upon the Company’s next equity financing round into the most senior class of shares of the Company issued in such financing round at a conversion price at per share equal to the lowest price per share paid by the investors in the financing round. The 2nd 2018 Bridge Notes accrued interest at 8% per annum, payable in cash at maturity or convertible to shares as previously described herein.

In November 2018, as part of a new senior secured convertible debt financing round pursuant to a senior secured Convertible Loan Agreement (the “Senior Convertible Loan Agreement”) the Company and the investors agreed to amend the conversion terms and certain other terms of all of the Company’s outstanding convertible notes (i.e., the 2015 Convertible Notes, 2017 Convertible Notes,1st 2018 Bridge Notes and 2nd 2018 Bridge Notes (the “Existing Convertible Notes”) as described in the following paragraph.

The Existing Convertible Notes were all amended to extend their maturity to December 2021. The 1st 2018 Bridge Notes and 2nd 2018 Bridge Notes were amended to reduce the interest rate under such Existing Convertible Notes from 8% to 3%. The Existing Convertible Notes were also all amended to expressly subordinate the indebtedness represented by such notes to (i) the Company’s indebtedness to an existing secured lender of the Company under a Loan and Security Agreement entered into in connection with a receivables financing and (ii) the Company’s indebtedness under the Senior Convertible Loan Agreement. All Existing Convertible Notes (other than the 2nd 2018 Bridge Notes) were amended to provide that unless each holder of such notes accepted the Company’s offer to participate in and make a commitment under the Senior Convertible Loan Agreement in a specified amount, all outstanding principal and accrued and unpaid interest under such holder’s Existing Convertible Note would automatically convert into shares of the Company’s Series Seed Preferred Stock at a conversion price per share equal to $20.7626. Any such holder of an Existing Convertible Note that declined such participation in the Senior Convertible Loan Agreement is referred to as a “Non-Participating Lender”. Each of the Existing Convertible Notes (other than the 2nd 2018 Bridge Notes) was amended to provide that, with respect to any holder of such notes that was not a Non-Participating Lender, all outstanding principal and accrued and unpaid interest under such holder’s Existing Convertible Notes would convert at the same time and from time to time as outstanding loans under the Senior Convertible Loan Agreement were converted into (i) Conversion Shares (as defined in the Senior Convertible Loan Agreement) or (ii) shares of the Company’s Series A Preferred Stock contemplated by agreed forms of Series A Preferred Stock documentation attached to the Senior Convertible Loan Agreement (and to become effective if the loans under the Senior Convertible Loan Agreement were converted into such Series A Preferred Stock in accordance with its terms, the “Series A Preferred Stock”), as applicable. The amount of principal and accrued and unpaid interest under each such Existing Convertible Note that was to convert in each case was to be proportionate to the amount of outstanding loans under the Senior Convertible Loan Agreement then being converted. The conversion price per share in the case of any conversion of such Existing Convertible Notes into shares of Series A Preferred Stock was fixed at $20.7626 per share. The conversion price per share in the case of any conversion into shares of Conversion Shares was to be the Conversion Price (as defined in the Senior Convertible Loan Agreement). The 2nd 2018 Bridge Notes were amended to provide that, all 150% of outstanding principal and all accrued and unpaid interest under such holder’s 2nd 2018 Bridge Note would convert at the same time and from time to time as outstanding loans under the Senior Convertible Loan Agreement were converted into (i) Conversion Shares or (ii) shares of Series A Preferred Stock), as applicable. The amount of principal (at the 150% rate) and accrued and unpaid interest under each such Existing Convertible Note that was to convert in each case was to be proportionate to the amount of outstanding loans under the Senior Convertible Loan Agreement then being converted. The conversion price per share in the case of any conversion of such Existing Convertible Notes into Conversion Shares or shares of Series A Preferred Stock was to be the Conversion Price (as defined in the Senior Convertible Loan Agreement).

F-104

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 9 – CONVERTIBLE DEBT (CONTINUED)

In November 2018, the Company entered into the senior secured Senior Convertible Loan Agreement with several investors. Pursuant to the Senior Convertible Loan Agreement, the lenders committed to purchase an aggregate of principal amount of up to $4,274,830 of convertible promissory notes (the “Senior Notes”) due on November 16, 2021. The Senior Convertible Loan Agreement and Senior Notes incorporated the following conversion terms:

●	In the case of a next equity financing of the Company in connection with which the Company received gross proceeds of at least $6 million, the Senior Notes would automatically convert into shares of the preferred stock of the Company issued in such next equity financing, at a conversion price per share equal to the lesser of (A) the lowest purchase price per share for such preferred stock issued in such equity financing and (B) $10.3813 per share.
●	The lenders under the Senior Convertible Loan Agreement could optionally convert the Senior Notes at any time or from time to time, in whole or in part, into shares of Series A Preferred Stock, at a conversion price of $10.3813 per share.
●	Upon achievement of certain conversion milestone set forth in the Senior Convertible Loan Agreement (the Company achieving trailing 3-month net revenue of at least $600,000) the Company could require the lenders holding Senior Notes to mandatorily convert such Senior Notes into shares of Series A Preferred Stock, at a price of $10.3813 per share.

The indebtedness and other obligations under the Senior Convertible Loan Agreement and Senior Notes was secured secondarily by all of the Company’s assets and accrued interest at 8% per annum, payable in cash at maturity or convertible to Conversion Shares or shares of Series A Preferred Stock, as applicable, upon conversion of the Senior Notes as described herein. The Senior Convertible Loan Agreement contained representations, warranties, affirmative covenants and negative covenants as well as other provisions customary for comparable senior secured convertible loans.

Additionally, the Senior Convertible Loan Agreement and Senior Notes embodied certain traditional default provisions that were linked to credit or interest risks, such as bankruptcy proceedings, liquidation events and corporate existence.

Management determined that the convertible notes meet the definition of conventional convertible debt provided in ASC 815 and the embedded conversion option is not subject to bifurcation and classification in the financial statements in liabilities at fair value.

The Company recorded interest expense pursuant to the stated interest rates on the convertible notes in the amount of $308,432 and $164,826 for the year ended December 31, 2019 and 2018, respectively.

The aggregate balance of the convertible notes payable is as follows:

	December 31, 2019	December 31, 2018
Convertible note payable	$7,618,718	$5,563,694
Accrued interest	538,541	230,112
Less: unamortized deferred financing costs	(37,555)	(57,537)
Note payable, net	$8,119,704	$5,736,269

F-105

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 10 – INCOME TAXES

Income tax expense consists of the following components:

	December 31, 2019	December 31, 2018
Current
Federal	$-	$-
State	-	-
Foreign	9,981
	9,981	-
	-	-
Deferred
Federal	$-	-
State	-	-
	-	-

Income tax expense	$9,981	$-

The effective tax rate was -0.28% and 0.00% for the years ended December 31, 2019 and 2018, respectively. The effective tax rate differs from the federal tax rate of 21% for the years ended December 31, 2019 and 2018 due to the valuation allowance, foreign income taxes, and other discrete items.

At December 31, 2019 and December 31, 2018, the Company had federal net operating losses (“NOLs”) in the amount of $7,812,583 and $4,917,140 respectively. These NOLs expire from 2035 to 2037 or have indefinite lives as follows:

12/31/2035	$35,945
12/31/2036	836,622
12/31/2037	1,922,017
Indefinite	5,017,999
$7,812,583

The Company is in process of evaluating the effects that a change in ownership under Internal Revenue Code Section 382, may limit the potential utilization of its NOLs going forward.

Temporary differences which give rise to a significant portion of deferred tax assets are as follows:

	December 31, 2019	December 31, 2018
Accrued expenses	$132,034	$50,165
Fixed and intangible assets	(173,490)	(223,663)
Net operating loss – Federal	1,640,642	1,032,599
Net operating loss – States	110,652	68,769
	1,709,838	927,870
Less: Valuation allowance	(1,709,838)	(927,870)
Net deferred tax asset	$-	$-

F-106

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 10 – INCOME TAXES (CONTINUED)

In making this determination, the Company is required to give significant weight to evidence that can be objectively verified. It is generally difficult to conclude that a valuation allowance is not needed when there is significant negative evidence, such as cumulative losses in recent years. Forecasts of future taxable income are considered to be less objective than past results. At December 31, 2019 and December 31, 2018, the Company maintains a full valuation allowance against its deferred tax assets.

Income tax expense is recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between amounts reported for income tax purposes and financial statement purposes, using current tax rates. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset will not be realized. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent that the Company believes that recovery is not likely, it must establish a valuation allowance. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets.

None of the Company’s Federal or state income tax returns are currently under examination by the Internal Revenue Service (“IRS”), state or foreign tax authorities.

NOTE 11 – LEASES

During the year ended December 31, 2019, the Company rented office space in Texas. The lease for the office space was entered into during May 2017 and expired on May 2020. The lease was not renewed by the Company.

In April 2018, the Company entered into a lease agreement for seven workstations in Mexico for a term of twelve months. In addition, the Company entered into a lease agreement in November 2018 for fifteen workstations in Mexico for a term of 12 months. The leases were not renewed by the Company. In January 2020, the Company entered into a lease agreement for seven workstations in Mexico for a term of twelve months and will expire on December 31, 2020. The monthly rental cost is $1,500.

During the year ended December 31, 2019, the Company entered into various short-term lease commitments ranging from three to six months for office workspace in New York. The monthly rental cost ranged from $1,800 to $2,000.

The rental cost for the year ended December 31, 2019 and 2018, was approximately $109,000 and $68,000, respectively.

NOTE 12 – SEGMENT INFORMATION

The following table summarizes the Company’s total revenue by geographic area based on the billing address of the customers:

	Year Ended December 31,
	2019	2018
United States	$4,104,263	$3,245,517
Mexico	75,582	-
Total revenue	$4,179,845	$3,245,517

F-107

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 13 – RELATED PARTY TRANSACTIONS

The Company received consulting services from a shareholder. There were no outstanding accounts payable to this certain shareholder as of December 31, 2019 and 2018. The cost of these services for the years ended December 31, 2019 and 2018 was approximately $89,000 and $0, respectively.

The Company also received consulting services from another shareholder. The accounts payable to this certain shareholder as of December 31, 2019 and 2018 was approximately $0 and $2,200 respectively. The cost of these services for the years ended December 31, 2019 and 2018 was approximately $500 and $15,000, respectively.

The Company also provided freight services to a customer owned by a shareholder. The accounts receivable from this certain customer as of December 31, 2019 and 2018 was approximately $0 and $109,000 respectively. The revenue of these services for the years ended December 31, 2019 and 2018 was approximately $3,000 and $568,000, respectively.

The Company also provided freight services to another customer owned by a shareholder. The accounts receivable from this certain customer as of December 31, 2019 and 2018 was approximately $7,000 and $0 respectively. The revenue of these services for the years ended December 31, 2019 and 2018 was approximately $134,000 and $13,000, respectively.

NOTE 14 – WARRANTS

On November 9, 2015, the Company issued 9,050 common stock warrants to two founders with an exercise price of $5.00. The warrants expire and are no longer exercisable at the earlier of the tenth anniversary of the date the warrants were issued or the date the Company is acquired by another entity.

Under the terms of short-term borrowing agreement signed in 2017 (Note 8), the 2017 Note Lender (“Lender”) had a right to invest up to the greater of (i) $250,000 or (ii) an amount that would maintain Lender’s pro rata ownership in the Company under the same terms provided to other investors. On November 15, 2018, the Company and the Lender agreed on the terms of the right to invest by granting the Lender a warrant to purchase up to 7,224 series seed preferred shares of the Company at an exercise price of $10.38 per share. The Company estimated the fair value of the warrants to be $113,046 based on a Black-Scholes valuation, and recorded it as loan origination costs amortized to interest expense over the period of the loan and as additional paid-in capital. The warrants expire and are no longer exercisable at the tenth anniversary of the date the warrants were issued. The warrant shall be automatically exchanged for shares in the event of a change of control.

The table below summarizes the Company’s warrant activities:

	Number of Warrants	Exercise Price Ranger Per Share	Weighted Average Exercise Price
Balance at January 1, 2018	9,050	$5.00	$5.00
Granted	7,224	10.38	10.38
Forfeited	-	-	-
Exercised	-	-	-
Balance at December 31, 2018	16,274	5.00 to 10.38	7.39
Granted	-	-	-
Forfeited	-	-	-
Exercised	-	-	-
Balance at December 31, 2019	16,274	$5.00 to 10.38	$7.39

F-108

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 15 - DEFINED CONTRIBUTION PLAN

The Company has a defined contribution plan covering eligible employees with at least two months of service. The Company fully matches employee contributions up to 3% of total compensation, plus 50% of contributions that exceed that amount up to 5% of total compensation. Total expense for the years ended December 31, 2019 and 2018, was $355 and $0, respectively.

NOTE 16 – STOCKHOLDERS’ EQUITY

The Company effected a one-for-twelve reverse stock split on November 14, 2018. All share and per share information in these consolidated financial statements has been retroactively adjusted to reflect this reverse stock split.

On November 15, 2018, the Company issued 12,175 series seed preferred shares in relation to the conversion of a convertible debt in the amount of $243,942, which includes $8,900 of accrued interest.

On October 31, 2019, the Company issued 1,200 common shares in relation to the exercise of 1,200 options for total proceeds of $684.

On December 31, 2019 the Company issued 80,000 non-voting common shares for advisory services performed in the amount of $43,200.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or any deemed liquidation event before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of Series Seed Preferred Stock then outstanding must be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the Original Issue Price plus any declared but unpaid dividends

NOTE 17 - SUBSEQUENT EVENTS

In December 2019, a novel strain of coronavirus (“COVID-19”) was first reported in Wuhan, China. In March 2020, the World Health Organization declared COVID-19 a pandemic. The extent of COVID-19’s effect on the Company’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on the Company’s business.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. It also appropriated funds for the SBA Paycheck Protection Program loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. The Company has applied for such funds and received $114,700 on May 6, 2020.

On May 19, 2020, the Company issued warrants to a law firm to purchase up to 75,000 Series A2 preferred shares in exchange for legal services provided in 2019. The accounts payable to the law firm as of December 31, 2019 and 2018 was approximately $45,000 and $71,000 respectively. The cost of these services for the years ended December 31, 2019 and 2018 was approximately $127,000 and $104,000, respectively.

On May 19, 2020, the Company issued warrants to a shareholder to purchase up to 605,777.5 Series A1-A and 126,722.5 Series A2 preferred shares at an exercise price of $0.60 in exchange for professional services. The warrants initial expiration date was on June 30, 2020 and was amended to extend the expiration date to July 31, 2020. On July 31, 2020, the Company issued 605,777.5 Series A1-A and 126,722.5 Series A2 preferred shares in connection to the exercise of these warrants for total proceeds of $439,500.

F-109

FREIGHTHUB, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

december 31, 2019 and 2018

NOTE 17 - SUBSEQUENT EVENTS (CONTINUED)

In January 2020, the lenders under the Senior Convertible Loan Agreement issued a Notice of Default to the Company, informing the Company that it was in default under various provisions of the Senior Convertible Loan Agreement, including provisions requiring the consent of such lenders to the formation of any subsidiaries of the Company, provisions relating to certain reporting requirements and certain financial covenants.

The default was addressed in May 2020 when all loans under the Senior Convertible Loan Agreement have been converted into Series A1-A and Series A1-B Preferred (Note 17). The conversion of the loans accomplished the full-repayment of the indebtedness under the Senior Notes.

On May 19, 2020 the Company entered into a Series A Preferred Stock Purchase Agreement with the holders of Existing Convertible Notes and the holders of Senior Notes (“Notes Holders”) and certain amendments to the Existing Convertible Notes and Senior Notes, in each case, under which the Note Holders and the Company agreed to amend conversion provisions of each of the Existing Convertible Notes and each of the Senior Notes to provide that all outstanding principal and interest under the Company’s outstanding Existing Convertible Notes and Senior Notes converted on such date into shares of the Company’s Series A1-B Preferred Stock, par value $0.00001 par value per share and Series A1-B Preferred Stock, par value $0.00001 par value per share at the conversion prices and otherwise as set forth immediately below. Additionally, under the Series A Preferred Stock Purchase Agreement, various investors purchased shares of the Company’s Series A2 Preferred Stock, par value $0.00001 par value per share, for cash at the price and as otherwise set forth immediately below:

Convertible Note Class	Principal and Accrued Interest	Conversion Preference	Previous Conversion Price	Amended Conversion Price	Type of Shares Issued	Number of Shares Issued
2015 Convertible Notes	$1,117,793		$20.76	$1.50	Series A1-B Preferred Shares	745,196
2017 Convertible Notes	$2,119,810		$20.76	$1.50	Series A1-B Preferred Shares	1,413,207
1st 2018 Bridge Note	$1,061,064	167,647	$20.76	$1.50	Series A1-B Preferred Shares	819,141
2nd 2018 Bridge Note	$318,418	150,000	$20.76	$0.60	Series A1-A Preferred Shares	780,697
2018 Convertible Note	$3,823,112		$10.38	$0.60	Series A1-A Preferred Shares	6,371,854
2018 Convertible Note	$735,092		$10.38	$0.60	Series A2 Preferred Shares	1,225,153

F-110

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

We are subject to the laws of Delaware on corporate matters, including its indemnification provisions. Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The statute provides that indemnification pursuant to these provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation, as amended, states that to the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under Article XI of our bylaws, any person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he is or was a director or officer of ours or was serving at our request as a director or officer of another entity or enterprise (including any subsidiary), may be indemnified and held harmless by us, and we may advance all expenses incurred by such person in defense of any such proceeding prior to its final determination, if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The indemnification provided in our bylaws is not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

II-1

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibit Index

EXHIBIT INDEX

Exhibit Number	Description

2.1	Merger Agreement, dated October 10, 2020, by and between Hudson Capital, Merger Sub I, Merger Sub II, FreightHub, Inc. and Stockholders’ Representative, as amended (filed as Annex A to the Amendment No. 7 to Form S-4 filed on October 1, 2021)

2.2	Form of Plan of Merger between Hudson Capital Merger Sub I Inc. and Hudson Capital, Inc. (previously filed as Exhibit 2.2 of Amendment No. 4 to Form S-4 filed on June 22, 2021)

2.3	Form of Articles of Merger between Hudson Capital Merger Sub I Inc. and Hudson Capital, Inc. previously filed as Exhibit 2.3 of Amendment No. 4 to Form S-4 filed on June 22, 2021)

3.1*	Articles of Associations of China Internet Nationwide Financial Service Inc.

3.2*	Amendment to the Memorandum of Association of China Internet Nationwide Financial Service Inc.

3.3*	Memorandum of Association of China Internet Nationwide Financial Service Inc.

3.4*	Articles of Associations of Jianxin Management Limited

3.5*	Memorandum of Association of Jianxin Management Limited

3.6*	Business License of Beijing Yingxin Yijia Network Technology Co., Ltd

3.7*	Articles of Association of Beijing Yingxin Yijia Network Technology Co., Ltd

3.8*	Business License of Sheng Ying Xin (Beijing) Management Consulting Co., Ltd dated February 17, 2016

3.9*	New Business License of Sheng Ying Xin (Beijing) Management Consulting Co., Ltd dated April 25, 2016

3.10*	Articles of Association of Sheng Ying Xin (Beijing) Management Consulting Co., Ltd

3.11*	Business License of Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd dated February 6, 2015

3.12*	Business License of Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd dated June 30, 2015

3.13*	Internet Content Provider License of People’s Republic of China

3.14*	Certificate of Incorporation of Hongkong Internet Financial Services Limited

3.15*	Incorporation Form of Hongkong Internet Financial Services Limited

3.16*	Articles of Association of Hongkong Internet Financial Services Limited

3.17**	Business License of Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd.

3.18**	Articles of Association of Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd.

3.19**	Amended and Restated Memorandum of Association of China Internet Nationwide Financial Service Inc. dated March 20, 2017.

3.20 ***	Certificate of Approval of Beijing Yingxin Yijia Network Technology Co., Ltd.

3.21****	Business License of Anytrust Science & Technology Co., Ltd.

3.22****	Articles of Associations of Anytrust Science & Technology Co., Ltd.

3.23****	Business License of Fu Hui (Shenzhen) Commercial Factoring Co., Ltd.

3.24****	Articles of Associations of Fu Hui (Shenzhen) Commercial Factoring Co., Ltd.

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3.25****	Business License of Yingda Xincheng (Beijing) Insurance Broker Co., Ltd.

3.26****	Articles of Associations of Yingda Xincheng (Beijing) Insurance Broker Co., Ltd.

3.27†	Business License of Fuhui (Xiamen) Commercial Factoring Co., Ltd.

3.28†	Articles of Associations of Fuhui (Xiamen) Commercial Factoring Co., Ltd.

3.29†	Business License of Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd.

3.30†	Articles of Associations of Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd.

3.31†	Business License of Hangzhou Yuchuang Investment Partnership

3.32†	Letter of Confirmation of Capital Contribution of Hangzhou Yuchuang Investment Partnership

3.33†	Business License of CIFS (Xiamen) Financial Leasing Co., Ltd.

3.34†	Articles of Associations of CIFS (Xiamen) Financial Leasing Co., Ltd

3.35@	Amended and Restated Memorandum of Association of Hudson Capital Inc.

3.36	Form of Amended and Restated Certificate of Incorporation of Hudson Capital Merger Sub I, Inc. (previously filed as Exhibit 3.36 of Amendment No. 5 to Form S-4 filed on August 4, 2021)

3.37	Form of Amended and Restated Bylaws of Freight Technologies, Inc. (previously filed as Ex. 3.37 of Amendment No. 2 to Form S-4 filed on February 8, 2021)

3.38	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A-3 Convertible Preferred Stock of Freight Technologies, Inc. (previously filed as Exhibit 3.38 of Amendment No. 5 to Form S-4 filed on August 4, 2021)

4.1**	Registrant’s Specimen Certificate for Ordinary Shares

4.2	Form of Warrant of Freight Technologies, Inc. (previously filed as Ex. 4.2 of Amendment No. 3 to Form S-4 filed on May 18, 2021)

5.1@@	Opinion of Sichenzia Ross Ference LLP regarding the validity of the securities.

8.1†††	Opinion of Sichenzia ross Ference LLP regarding the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Redomestication Merger and the Merger – TAX CONSEQUENCES TO U.S. HOLDERS — Tax Consequences of the Redomestication Merger to U.S. Holders of Hudson Shares”.

8.2†††

Opinion of Loeb & Loeb LLP regarding under the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Redomestication Merger and the Merger—Tax Consequences to U.S. Holders—Tax Consequences of the Merger.”

10.1*	Employment Agreement between the Company and its executive officers.

10.2*	English translation of Lease Agreement dated October 8, 2014

10.3*	English translation of Form of Financial Advisory Agreement for Commercial Payment Advisory Services (2016 version)

10.4*	English translation of Form of Financial Advisory Agreement for International Corporate Financing Advisory Services (2016 version)

10.5*	English translation of Form of Financial Advisory Agreement for Intermediary Bank Loan Advisory Services (2016 version)

10.6*	English translation of Form of Financial Advisory Agreement (2015 version)

10.7*	English translation of RMB Entrusted loan Contract (Agency Contract) entered into by and between Ding Zhi Tai Da Investment Management (Beijing) Co., Ltd and China Guangfa Bank Co., Ltd dated December 24, 2015

10.8*	English translation of Loan Contract entered into by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd and Xiamen Jingsu Trading Limited Company dated March 18, 2016

10.9*	English translation of Loan Extension Contract entered into by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd and Xiamen Jingsu Trading Limited Company dated September 17, 2016.

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10.10*	Exclusive Business Cooperation Agreement entered into by and between Beijing Yingxin Yijia Network Technology Co., Ltd and Sheng Ying Xin (Beijing) Management Consulting Co., Ltd dated April 26, 2016.

10.11*	Exclusive Option Agreement among Beijing Yingxin Yijia Network Technology Co., Ltd, Jianxin Lin, Shaoyong Huang and Sheng Ying Xin (Beijing) Management Consulting Co., Ltd dated April 26, 2016.

10.12*	Power of Attorney granted by shareholders of Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (Jianxin Lin and Shaoyong Huang) dated April 26, 2016.

10.13*	Share Pledge Agreement among Beijing Yingxin Yijia Network Technology Co., Ltd, Jianxin Lin, Shaoyong Huang and Sheng Ying Xin (Beijing) Management Consulting Co., Ltd dated April 26, 2016.

10.14**	Loan Agreement between the Company and Jianxin Lin dated March 17, 2016.

10.15**	Employment Agreement between the Company and Jianxin Lin dated September 30, 2014.

10.16**	Employment Agreement between the Company and Jinchi Xu dated September 30, 2014.

10.17**	Employment Agreement between the Company and Lu Sun dated December 1, 2015.

10.18**	Letter of Appointment between the Company and Sheve Li Tay dated February 22, 2017.

10.19**	Letter of Appointment between the Company and Hong Huang dated February 22, 2017.

10.20**	Letter of Appointment between the Company and Kam Cheong Leong dated February 22, 2017.

10.21**	Form of Warrant Agreement between the Company and Boustead Securities LLC

10.22**	English translation of Loan Contract entered into by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd and Cai Longge dated September 25, 2016

10.23****	English Translation of Equity Transfer Agreement entered into by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd and Beijing Tianhuang Tongda Technology Co., Ltd. dated November 14, 2017 (previously filed as Exhibit 10.1 with the report on Form 6-K filed with the SEC on November 14, 2017 and incorporated herein by reference)

10.24****	English Translation of Sheng Yin Xin Lease Agreement (Unit 13-14) dated September 28, 2017

10.25****	English Translation of Sheng Yin Xin Lease Agreement (Unit 08-12) dated May 5, 2017

10.26****	English Translation of Anytrust Lease Agreement dated December 4, 2017

10.27****	English Translation of Fu Hui Registered Office Agreement dated March 26, 2018

10.28****	English Translation of Strategic Cooperation Agreement entered into by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd and China Co-op Foreign Trade LLC dated December 26, 2017.

10.29****	English Translation of Kashgar SYX Lease Agreement dated May 25, 2017.

10.30****	Lease Agreement of China Internet Nationwide Financial Services Inc. dated October 4, 2017.

10.31†	English Translation of the Equity Transfer Agreement by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd. and Jianxin Lin dated December 30, 2018.

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10.32†	English Translation of the Lease Agreement by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd. and Nashwork Kaixuan Science & Technology (Beijing) Co., Ltd. dated February 25, 2019.

10.33††	Employment Agreement between the Company and Warren Wang dated March 31, 2020.

10.34††	Letter of Appointment between the Company and Ming (Martin) Yi dated March 31, 2020.

10.35††	Letter of Appointment between the Company and Hong Cheng dated April 20, 2020.

10.36††	Letter of Appointment between the Company and Xiaoyue Zhang dated April 20, 2020.

10.37††	English Translation of the Exclusive Option Agreement between Hongkong Internet Financial Services Limited, Jianxin Lin and Hongkong Shengqi Technology Limited dated September 26, 2019.

10.38††	English Translation of the Exclusive Business Cooperation Agreement between Hongkong Internet Financial Services Limited and Hongkong Shengqi Technology Limited dated September 26, 2019.

10.39††	English Translation of Lease Agreement between Nashwork Kaixuan Science & Technology (Beijing) Co., Ltd and Fuhui (Xiamen) Commercial Factoring Co., Ltd dated April 11, 2019.

10.40††	English Translation of Lease Agreement between Nashwork Kaixuan Science & Technology (Beijing) Co., Ltd and Sheng Yin Xin (Beijing) Management Consulting Co., Ltd dated August 29, 2019.

10.41	Securities Purchase Agreement, dated as of February 9, 2021 by and between FreightHub, Inc. and each purchaser identified therein. (previously filed as Ex. 10.41 of Amendment No. 2 to Form S-4 filed on February 8, 2021)

10.42

Registration Rights Agreement by and between Hudson Capital Merger Sub I Inc. and each of the several purchasers named therein. (previously filed as Ex. 10.42 of Amendment No. 2 to Form S-4 filed on February 8, 2021)

10.43	Amendment to Securities Purchase Agreement, dated as of May 24, 2021 by and Between FreightHub, Inc. and each purchaser identified therein (previously filed as Exhibit 10.43 of Amendment No. 5 to Form S-4 filed on August 4, 2021)

10.44	Second Amendment to Securities Purchase Agreement, dated as of July 30, 2021 by and between FreightHub, Inc. and each purchaser identified therein (previously filed as Exhibit 10.44 of Amendment No. 5 to Form S-4 filed on August 4, 2021)

10.45	Securities Purchase Agreement, dated September 16, 2021 by and between Hudson Capital Inc. and ATW Opportunities Master Fund L.P. (previously filed as Exhibit 10.2 to Form 6-K filed on September 17, 2021)

10.46	Form of Prefunded Ordinary Share Purchase Warrant (previously filed as Exhibit 10.3 to Form 6-K filed on September 17, 2021)

10.47	Promissory Note, dated September 16, 2021 by and between Freight App, Inc. and Hudson Capital Inc. (previously filed as Exhibit 10.4 to Form 6-K filed on September 17, 2021)

10.48	Fr8App Warrant, dated September 16, 2021 (previously filed as Exhibit 10.5 to Form 6-K filed on September 17, 2021)

10.49	Warrant Assignment Agreement, dated September 16, 2021 previously filed as Exhibit 10.6 to Form 6-K filed on September 17, 2021)

14.1**	Code of Business Conduct and Ethics of the Registrant

21.1††	Subsidiaries of the Registrant

23.1	Consent report of Wei Wei & Co., LLP.

23.2	Consent report of Centurion ZD CPA & Co.

23.3	Consent report of UHY LLP

99.1	Form of Preliminary Proxy Card for Hudson Capital Meeting of Shareholders (previously filed as Exhibit 99.1 of Amendment No. 5 to Form S-4 filed on August 4, 2021)

99.2†††	Form of Amended and Restated Certificate of Incorporation of Hudson Capital Merger Sub I Inc.

99.3†††	Form of Amended and restated Bylaws of Hudson Capital Merger Sub I Inc.

99.4†††	Form of Freight Technologies, Inc. 2021 Equity Incentive Plan

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101.INS†††	XBRL Instance Document

101.SCH†††	XBRL Taxonomy Extension Schema Document

101.CAL†††	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF†††	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB†††	XBRL Taxonomy Extension Label Linkbase Document

101.PRE†††	XBRL Taxonomy Extension Presentation Linkbase Document

* Previously filed with the Draft Registration Statement on Form F-1, filed with the SEC on November 4, 2016 and incorporated herein by reference.

** Previously filed with the Registration Statement on Form F-1 (Registration Number: 333-217326), filed with the SEC on April 17, 2017 and incorporated herein by reference.

*** Previously filed with the 1st Amendment to the Registration Statement on Form F-1 (Registration Number: 333-217326), filed with the SEC on May 10, 2017 and incorporated herein by reference.

**** Previously filed with the Annual Report on Form 20-F, filed with the SEC on May 15, 2018 and incorporated herein by reference.

† Previously filed with the Annual Report on Form 20-F, filed with the SEC on May 10, 2019 and incorporated herein by reference.

†† Previously filed with the Annual Report on Form 20-F, filed with the SEC on June 15, 2020 and incorporated herein by reference.

††† Previously filed with the Registration Statement on Form S-4, initially filed with the SEC on November 12, 2020, as amended, and incorporated herein by reference.

@ Previously filed with the Form 6-K, filed with the SEC on October 28, 2020 and incorporated herein by reference.

@@ To be filed by amendment.

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(b) All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes as follows:

(1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That, every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 8 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 5, 2021.

HUDSON CAPITAL INC.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Warren Wang	Chairman and Chief Executive Officer	November 5, 2021

/s/ Hon Man Yun	Chief Financial Officer and Director	November 5, 2021

/s/ Ming Yi	Director	November 5, 2021

/s/ Hong Chen	Director	November 5, 2021

/s/ Xiaoyue Zhang	Director	November 5, 2021

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Annex A

Execution Version

MERGER AGREEMENT

dated

October 10, 2020

by and among

Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.), a British Virgin Islands corporation,

as the Parent,

Hudson Capital Merger Sub I Inc., a Delaware corporation,

as the Purchaser,

Hudson Capital Merger Sub II Inc., a Delaware corporation,

as the Merger Sub,

FreightHub, Inc., a Delaware corporation,

as the Company,

and ATW Master Fund II, L.P.,

as the Stockholders’ Representative

i

5.11	Consents	20
5.12	Financial Statements	20
5.13	Books and Records	20
5.14	Absence of Certain Changes	21
5.15	Properties; Title to the Company’s Assets	23
5.16	Litigation	23
5.17	Contracts	23
5.18	Insurance	25
5.19	Licenses and Permits	25
5.20	Compliance with Laws	25
5.21	Intellectual Property	26
5.22	Customers and Suppliers	27
5.23	Accounts Receivable and Payable; Loans	27
5.24	Pre-payments	28
5.25	Employees	28
5.26	Employment Matters	28
5.27	Withholding	29
5.28	Employee Benefits and Compensation	29
5.29	Real Property	30
5.30	Accounts	31
5.31	Tax Matters	31
5.32	Environmental Laws	32
5.33	Finders’ Fees	32
5.34	Powers of Attorney and Suretyships	32
5.35	Directors and Officers	32
5.36	Other Information	32
5.37	Certain Business Practices	33
5.38	Money Laundering Laws	33
5.39	OFAC	33
5.40	Not an Investment Company	33

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT, purchaser AND merger sub		34

6.1	Corporate Existence and Power	34
6.2	Corporate Authorization	34
6.3	Governmental Authorization	34
6.4	Non-Contravention	34
6.5	Finders’ Fees	34
6.6	Issuance of Shares	35
6.7	Capitalization	35
6.8	Information Supplied	36
6.9	Listing	36
6.10	Reporting Company	36
6.11	Board Approval	36
6.12	Parent SEC Documents and Purchaser Financial Statements	36

ii

ARTICLE VII COVENANTS OF THE COMPANY PENDING CLOSING		37

7.1	Conduct of the Business	37
7.2	Access to Information	39
7.3	Notices of Certain Events	39
7.4	Annual and Interim Financial Statements	40
7.5	SEC Filings.	40
7.6	Financial Information	41

ARTICLE VIII COVENANTS OF THE COMPANY		41

8.1	Reporting and Compliance with Laws	41
8.2	Best Efforts to Obtain Consents	41
8.3	Available Funding and Cash Payment	41

ARTICLE IX COVENANTS OF ALL PARTIES HERETO		42

9.1	Best Efforts; Further Assurances	42
9.2	Tax Matters	42
9.3	Settlement of Purchaser Liabilities	42
9.4	Registration Statement	43
9.5	Confidentiality	43
9.6	Form 6-K; Form 8-K; Press Releases	43
9.7	Director and Officer Liability	44
9.8	Spinoff	44

ARTICLE X CONDITIONS TO CLOSING		45

10.1	Condition to the Obligations of the Parties	45
10.2	Conditions to Obligations of Parent and Purchaser	45
10.3	Conditions to Obligations of the Company	46

ARTICLE XI INDEMNIFICATION		47

11.1	Indemnification	47
11.2	Procedure	47
11.3	Reserved Shares	49
11.4	Limitations of Indemnification.	50
11.5	Periodic Payments	50
11.6	Survival of Indemnification Rights	50

ARTICLE XII DISPUTE RESOLUTION		50

12.1	Arbitration	50
12.2	Waiver of Jury Trial; Exemplary Damages	52

ARTICLE XIII TERMINATION		52

13.1	Termination Without Default	52
13.2	Termination Upon Default	52
13.3	No Other Termination	53
13.4	Breakup Fee	53
13.5	Survival	53

iii

ARTICLE XIV MISCELLANEOUS		53

14.1	Notices	53
14.2	Amendments; No Waivers; Remedies	55
14.3	Arm’s length bargaining; no presumption against drafter	55
14.4	Publicity	55
14.5	Expenses	55
14.6	No Assignment or Delegation	56
14.7	Governing Law	56
14.8	Counterparts; facsimile signatures	56
14.9	Entire Agreement	56
14.10	Severability	56
14.11	Construction of certain terms and references; captions	56
14.12	Further Assurances	57
14.13	Third Party Beneficiaries	57
14.14	Stockholders’ Representative	57

iv

MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated as of October 10, 2020 (the “Signing Date”), by and among Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.), a British Virgin Islands corporation (“Parent”), Hudson Capital Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Hudson Capital Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), FreightHub Inc., a Delaware corporation (the “Company”), and ATW Master Fund II, L.P., a Delaware limited partnership, as the representative of the stockholders of the Company (the “Stockholders’ Representative”).

W I T N E S S E T H :

A.	The Company is in the business of operating a cloud-based mobile platform that offers digital freight matching technology connecting shippers with a broad network of carriers and drivers in Mexico, Canada and the United States (the “Business”);

B.	Parent is a holding company incorporated under the laws of British Virgin Islands that provides various financial services through several wholly-owned subsidiaries;

C.	Purchaser is a wholly-owned subsidiary of Parent and was formed for the sole purpose of the merger of the Parent with and into Purchaser, in which Purchaser will be the surviving corporation (the “Redomestication Merger”) with Purchaser hereinafter sometimes referred to as the “Redomestication Surviving Corporation”;

D.	Immediately after the Redomestication Merger, Redomestication Surviving Corporation shall divest its existing business (the “Spinoff”) to a private or over-the-counter listed company owned by the existing shareholders of Parent (the “Spinoff Entity”); and

E.	Immediately after the Spinoff, the parties desire that Merger Sub merge with and into the Company and the Company shall survive, upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law (the “Merger”), and that the shares of Company Common Stock (excluding any shares held in the treasury of the Company) and Company Stock Rights be converted upon the Merger into the right to receive the Applicable Per Share Merger Consideration, as is provided herein (Merger Sub and the Company are sometimes hereinafter referred to as the “Constituent Corporations” and the Company, following the Merger, is sometimes hereinafter referred to as the “Surviving Corporation”).

The parties accordingly agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; provided that for the purpose of this Agreement, ATW Master Fund II, L.P. shall not be deemed to be an Affiliate of the Company.

1.3 “Applicable Per Share Merger Consideration” means the applicable portion of the Merger Consideration for such share of Company Common Stock and Company Preferred Stock, and each Warrant, as specified on Schedule 1.35.

1.4 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.5 “Balance Sheet Date” means December 31, 2019.

1.6 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.7 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.8 “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.9 “Code” means the Internal Revenue Code of 1986, as amended.

1.10 “Company A1-A Preferred Stock” means the shares par value $0.0001 of Series A1-A Preferred Stock of the Company.

1.11 “Company A1-B Preferred Stock” means the shares par value $0.00001 of Series A1-B Preferred Stock of the Company.

1.12 “Company A2 Preferred Stock” means the shares par value $0.00001 of Series A2 Preferred Stock of the Company.

1.13 “Company Common Stock” means common stock, par value $0.00001 per share of the Company.

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1.14 “Company Options” means options granted pursuant to the Company Option Plan.

1.15 “Company Option Plan” means Freighthub, Inc. 2018 Stock Incentive Plan.

1.16 “Company Preferred Stock” means Company A1-A Preferred Stock, the Company A1-B Preferred Stock, Company A2 Preferred Stock and Company Series Seed Preferred Stock.

1.17 “Company Series Seed Preferred Stock” means the shares par value $0.00001 of Series Seed Preferred Stock of the Company.

1.18 “Company Stock Rights” means all options, warrants or other rights to purchase, convert or exchange into Company Common Stock.

1.19 “Contracts” means all contracts, agreements, leases (including Real Property leases, equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective assets are bound, including any entered into by the Company in compliance with Section 7.1 after the Signing Date and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company’s dominion or control.

1.20 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.21 “Dissenting Shares” means any shares of Parent Ordinary Share held by stockholders of Parent who either (i) are entitled to appraisal rights under Delaware law, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with Delaware law or (ii) have duly and validly exercised their right of dissent in relation to the Redomestication Merger and in accordance with the provisions of Section 179 of BVI Law.

1.22 “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

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1.23 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.24 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.25 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.26 “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.27 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.28 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.29 “Inventory” is defined in the UCC.

1.30 “Key Personnel” means Javier Selgas.

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1.31 “Knowledge of the Company” means the actual knowledge of Javier Selgas, without any further investigation by such individual.

1.32 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.33 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.34 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect, individually or in the aggregate, upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, excluding any changes or effects resulting from (i) general changes in economic, geographic, market, financial or capital market or political conditions, (ii) terrorism, war or the outbreak of hostilities, natural disasters or other force majeure events anywhere in the world, whether commencing before or after the date of this Agreement, (iii) changes in conditions generally affecting the industries in which the Company operates, (iv) any changes in applicable Laws or accounting rules (including GAAP), or the interpretation thereof by any Authority, (v) the negotiation, execution, pendency, announcement or the consummation of the Merger, (vi) compliance with the terms of, or the taking of any action required or expressly permitted by, this Agreement, or (vii) the Company’s failure to act at the request of Parent, Purchaser or the Redomestication Surviving Corporation (other than as contemplated by this Agreement), or to which Parent, Purchaser or the Redomestication Surviving Corporation has consented; provided, however, with respect to a matter described in any of the foregoing clauses (i), (ii), and (iii), such matter does not have a disproportionate effect on the Company (as applicable) as compared to similarly situated Persons operating in the industries in which the Company operate.

1.35 “Merger Consideration” means stock certificates representing, in the aggregate, 2,996,761 shares of Purchaser Common Stock, 85,911 shares of Purchaser Series Seed Preferred Stock, 92,265,372 shares of Purchaser Series A1-A Preferred Stock, 35,410,231 shares of Purchaser Series A1-B Preferred Stock, 16,969,028 shares of Purchaser Series A-2 Preferred Stock and the Purchaser Warrants (the “Merger Consideration”) issuable to the Stockholders and in such amounts set forth opposite each Stockholder’s name on Schedule 1.35, subject to update immediately prior to Closing to reflect any adjustments to the capital stock of the Company, including a reverse stock split, or the issuance of shares of additional shares of Company Common Stock or Company Preferred Stock as may be approved and agreed by the Parties, including such issuances contemplated by the Company financings set forth on Schedule 7.1.

1.36 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.37 “Parent Ordinary Shares” means the ordinary shares, par value $0.0001per share, of Parent.

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1.38 “Parent Stock Rights” means all options, warrants or other rights to purchase, convert or exchange into shares of Parent Ordinary Shares.

1.39 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; and (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, (C) not resulting from a breach, default or violation by the Company of any Contract or Law, and (D) the Liens set forth on Schedule 5.15.

1.40 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.41 “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.42 “Purchaser A1-A Preferred Stock” means the shares par value $0.0001 of Series A1-A Preferred Stock of Purchaser.

1.43 “Purchaser A1-B Preferred Stock” means the shares par value $0.0001 of Series A1-B Preferred Stock of Purchaser.

1.44 “Purchaser A2 Preferred Stock” means the shares par value $0.0001 of Series A2 Preferred Stock of Purchaser.

1.45 “Purchaser Common Stock” means the shares par value $0.0001 of common stock of Purchaser.

1.46 “Purchaser Series Seed Preferred Stock” means the shares par value $0.0001 of Series Seed Preferred Stock of Purchaser.

1.47 “Purchaser Preferred Stock” means Purchaser A1-A Preferred Stock, the Purchaser A1-B Preferred Stock, Purchaser A2 Preferred Stock and Purchaser Series Seed Preferred Stock.

1.48 “Purchaser Warrants” means the warrants issued as part of the Merger Consideration to purchase 22,291,072 shares of Purchaser Common Stock

1.49 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

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1.50 “Redomestication Surviving Corporation Common Stock” means the shares of common stock, par value $0.001 per share of the Redomestication Surviving Corporation.

1.51 “Redomestication Surviving Corporation Stock Rights” means all options, warrants or other rights to purchase, convert or exchange into shares of Redomestication Surviving Corporation Common Stock after the Redomestication Merger.

1.52 “Reserved Shares” means shares of Purchaser Common Stock representing 20% of Purchaser’s capital stock issued and outstanding immediately after the Effective Time.

1.53 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.54 “SEC” means the Securities and Exchange Commission.

1.55 “Securities Act” means the Securities Act of 1933, as amended.

1.56 “Stockholder” means a holder of Company Common Stock or Company Preferred Stock.

1.57 “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

1.58 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

1.59 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.60 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.61 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

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1.62 “Transaction” means the Redomestication Merger and the Merger.

1.63 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.64 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.65 “Warrants” means the warrants to purchase 9,050 shares of Company Common Stock, 7,224 shares of Company Series Seed Preferred Stock and 765,862 shares of Company A-2 Preferred Stock.

ARTICLE II

REDOMESTICATION MERGER

2.1 Redomestication Merger. At the Redomestication Effective Time (as defined in Section 2.2), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the BVI Business Companies Act, as amended (“BVI Law”) and the Delaware General Corporation Law (“Delaware Law”), respectively, Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after the Redomestication Merger is hereinafter sometimes referred to as the “Redomestication Surviving Corporation”.

2.2 Redomestication Effective Time. The parties hereto shall cause the Redomestication Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and the Articles of Merger (the “Articles of Merger”) and Plan of Merger (the “Plan of Merger”) (and other documents required by BVI Law) with the Registrar of Corporate Affairs in the British Virgin Islands (the “Registrar”), in accordance with the relevant provisions of BVI Law (the time the Articles of Merger are duly registered by the Registrar, or such later time as specified in the Certificate of Merger, the Articles of Merger and the Plan of Merger, being the “Redomestication Effective Time”).

2.3 Effect of the Redomestication Merger. At the Redomestication Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Certificate of Merger, the Articles of Merger, the Plan of Merger and the applicable provisions of Delaware Law and BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Redomestication Surviving Corporation, which shall include the assumption by the Redomestication Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the Closing, and all securities of the Redomestication Surviving Corporation issued and outstanding as a result of the conversion under Sections 2.6(b) and (d) hereof shall be listed on the public trading market on which the Parent Ordinary Shares were trading prior to the Redomestication Merger.

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2.4 Memorandum and Articles of Association. At the Redomestication Effective Time, the Amended and Restated Memorandum and Articles of Association of the Parent, as in effect immediately prior to the Redomestication Effective Time, shall cease and the Certificate of Incorporation and By-Laws of Purchaser (the “Charter Documents”), as in effect immediately prior to the Redomestication Effective Time, shall be the Charter Documents of the Redomestication Surviving Corporation.

2.5 Directors and Officers of the Redomestication Surviving Corporation. Immediately after the Redomestication Effective Time and prior to the Closing of the Transaction, the board of directors of the Redomestication Surviving Corporation shall be the board of directors of the Parent immediately prior to the Redomestication Merger.

2.6 Effect on Issued Securities of Parent.

(a) Conversion of Parent Ordinary Shares.

(i) At the Redomestication Effective Time, every issued and outstanding Parent Ordinary Share (other than those described in Section 2.6(c) or (d) below) shall be converted automatically into one share of Purchaser Common Stock. At the Redomestication Effective Time, all Parent Ordinary Shares shall cease to be issued and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Ordinary Shares immediately prior to the Redomestication Effective Time, as evidenced by the register of members of the Parent (the “Register of Members”), shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Ordinary Shares shall be exchanged for a certificate representing the same number of shares of Purchaser Common Stock upon the surrender of such certificate in accordance with Section 2.7.

(ii) Each holder of Parent Ordinary Shares (other those described in Section 2.6(d) or (e)) listed on the [Register of Members] shall thereafter have the right to receive the same number of shares of Purchaser Common Stock only.

(b) Conversion of Parent Stock Rights. At the Redomestication Effective Time, all Parent Stock Rights shall be converted into Redomestication Surviving Corporation Stock Rights. At the Redomestication Effective Time, each Parent Stock Right shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Redomestication Surviving Corporation Stock Rights shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Stock Rights that are outstanding immediately prior to the Redomestication Effective Time. At or prior to the Redomestication Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Redomestication Surviving Corporation Stock Rights remain outstanding, a sufficient number of shares of Redomestication Surviving Corporation Common Stock for delivery upon the exercise of the Redomestication Surviving Corporation Stock Rights after the Redomestication Effective Time.

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(c) Cancellation of Parent Ordinary Shares Owned by Parent. At the Redomestication Effective Time, if there are any Parent Ordinary Shares that are owned by the Parent as treasury shares or any Parent Ordinary Shares owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the Redomestication Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) Dissenting Shares. Upon the giving of a notice of election to dissent pursuant to Section 179 of the BVI Law, each holder of Dissenting Shares shall cease to have any rights of a shareholder of the Company except the right to be paid the fair value of such holder’s shares as shall be determined in accordance with the provisions of Section 179 of the BVI Law. If any holder of Parent Ordinary Share fails to give written notice of such holder election to dissent from the Redomestication Merger under Section 179 of BVI Law, then the rights of such holder of Parent Ordinary Shares under Section 179 of BVI Law Act shall cease to exist, and the underlying Parent Ordinary Shares shall be cancelled in accordance with Section 2.6(c) and shall entitle the holder thereof only to receive compensation in accordance with the provisions of Section 179 of the BVI Law.

(e) Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the Parent certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Redomestication Surviving Corporation, Purchaser or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7 Surrender of Parent Ordinary Shares. All securities issued upon the surrender of the Parent Ordinary Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Parent Ordinary Shares shall also apply to the shares of Purchaser Common Stock so issued in exchange.

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2.8 Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7; provided, however, that Redomestication Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Redomestication Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed

2.9 Section 368 Reorganization. For U.S. federal income tax purposes, the Redomestication Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Redomestication Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Redomestication Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger is determined not to qualify as a reorganization under Section 368 of the Code.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Redomestication Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Redomestication Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III
THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, immediately after the Redomestication Merger, pursuant to an appropriate certificate of merger (the “Certificate of Merger”) and in accordance with Delaware Law, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

3.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XIII, the closing of the Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, at 10:00 a.m. local time, subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article X. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under Delaware Law. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date and time as Merger Sub and the Company shall agree in writing and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

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3.3 Board of Directors. Immediately after the Closing, the board of directors of the Surviving Corporation will consist of five (5) directors. Redomestication Surviving Corporation shall designate (1) director to the board of directors of the Surviving Corporation, and Company shall designate the remaining directors. At least a majority of the Surviving Corporation’s post-Closing board of directors shall qualify as independent directors under the Securities Act and the rules of Nasdaq.

3.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the relevant provisions of Delaware Law.

3.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.

3.6 No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock (as defined in Section 5.5) on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by Law.

3.7 Rights Not Transferable. The rights of the holders of Company Common Stock as of immediately prior to the Effective Time are personal to each such holder and shall not be assignable or otherwise transferable for any reason (except by will or by the operation of the laws of descent after the death of a natural holder thereof). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

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3.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

3.9 Section 368 Reorganization. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each such party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

ARTICLE IV

CONVERSION OF SHARES; MERGER CONSIDERATION

4.1 Conversion of Shares.

(a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the Stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the Applicable Per Share Merger Consideration as specified on Schedule 1.35 hereto. All fractional shares of Company Common Stock held by the Stockholders shall be entitled to receive the Applicable Per Share Merger Consideration with respect to such fractional shares.

(b) Conversion of Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the Stockholders, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the Applicable Per Share Merger Consideration as specified on Schedule 1.35 hereto. All fractional shares of Company Preferred Stock held by the Stockholders shall be entitled to receive the Applicable Per Share Merger Consideration with respect to such fractional shares.

(c) Conversion of Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the Stockholders, each Warrant issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the Applicable Per Share Merger Consideration as specified on Schedule 1.35 hereto.

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(d) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and the sole share of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only share of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub common stock will, as of the Effective Time, evidence ownership of such share of common stock of the Surviving Corporation.

(e) Treatment of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Common Stock and Company Preferred Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(f) Letter of Transmittal. Upon the delivery of a duly executed Letter of Transmittal, each Stockholder shall be entitled to receive for each share of Company Common Stock or Company Preferred Stock held by such holder an amount equal to the Applicable Per Share Merger Consideration.

(g) Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company Option Plan, any certificate, option agreement or instrument issued to evidence a Company Option (“Option Documents”) shall be terminated and all Company Options not exercised prior to the Effective Time shall be cancelled and automatically converted into the right to receive an equivalent number of options, as adjusted to take into effect the Merger, to purchase shares of common stock of the Purchaser.

(h) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Surrender of Certificates. All shares of Purchaser Common Stock and Purchaser Preferred Stock, and all Purchaser Warrants issued upon the surrender of shares of the Company Common Stock, the Company Preferred Stock and the Warrants, in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, other than any additional rights pursuant to this Agreement, provided that any restrictions on the sale and transfer of such shares shall also apply to the Purchaser Common Stock, the Purchaser Preferred Stock and the Purchaser Warrants so issued in exchange.

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4.2 Payment of Merger Consideration.

(a) Share Exchange Procedures. At or after the Closing, each Stockholder shall surrender to Purchaser the certificates evidencing such Stockholder’s shares of Company Common Stock or Company Preferred Stock, as applicable, (the “Share Certificates”) for cancellation, together with a completed and executed Letter of Transmittal substantially in the form agreed to between Purchaser and the Company (the “Letter of Transmittal”), upon which: (i) the Purchaser shall cause to be issued to the holder of each such Share Certificate, in exchange therefor, a share certificate(s) representing the Applicable Per Share Merger Consideration such Stockholder has the right to receive in respect of the shares of Company Common Stock or Company Preferred Stock formerly represented by such Share Certificate pursuant to Section 4.1 and (ii) the Share Certificate so surrendered shall forthwith be cancelled. If a transfer of ownership of shares of Company Common Stock or Company Preferred Stock that is not registered in the transfer records of the Company is stated to have occurred, then payment of the relevant portion of the Merger Consideration may be made to a Person other than the Person in whose name the Share Certificate so surrendered is registered if the Share Certificate representing such shares is properly endorsed or otherwise is in proper form for transfer. If any Share Certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the holder claiming such Share Certificate to be lost, stolen or destroyed as provided in the Letter of Transmittal, the Parent will issue in consideration of the shares of Company Common Stock or Company Preferred Stock represented by such lost, stolen or destroyed Share Certificate the Merger Consideration to which the holder thereof is entitled pursuant to the express terms of this Agreement; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates or Warrant agreements, to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates and Warrant agreements alleged to have been lost, stolen or destroyed. Until surrendered as contemplated by this Section 4.2(a), each Share Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (or at such other applicable time) such portion of the Merger Consideration to which the holder of such Share Certificate is entitled pursuant and subject to this Article IV.

(b) No Issuance of Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock or Purchaser Preferred Stock will be issued pursuant to the Merger, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share.

(c) Exercise of Company Options Prior to the Closing Date. Nothing in this Agreement shall prohibit (A) a holder of a Company Option from exercising such Company Option prior to the Closing Date and (B) the Company from issuing a certificate to such holder in respect of such Company Option exercise prior to the Closing Date; provided, however, that all such Company Option exercises shall be in accordance with the Company Option Plan and the Option Documents with respect thereto.

(d) Legend. Each certificate and Purchaser Warrant issued pursuant to the Merger to any holder of Company Common Stock, Company Preferred Stock or Warrants, as applicable, shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Common Stock, the Purchaser Preferred Stock and the Purchaser Warrant:

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THE SHARES [UNDERLYING THE WARRANT] REPRESENTED BY THIS CERTIFICATE [WARRANT AGREEMENT] HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

4.3 Contingent Merger Consideration.

(i) Certain Definitions. For purposes of this Section 4.3, the following terms shall have the following meanings:

(1) “Calculation Period” means each of the calendar years ending on December 31, 2021, December 31, 2022 and December 31, 2023.

(2) “Contingent Merger Consideration Shares” means up to 3.33% of the shares of Purchaser Common Stock on a fully-diluted basis as of the last day of the applicable Calculation Period.

(3) “First Year Revenue Threshold” means at least $25,000,000 in revenue of the Company as per the audited financial statements of the Company as of and for the Calculation Period ended December 31, 2021.

(4) “Maximum Contingent Merger Consideration Shares” means an aggregate amount of shares of Purchaser Common Stock on a fully-diluted basis not to exceed 10%.

(5) “Revenue Threshold” means each of the First Year Revenue Threshold, the Second Year Revenue Threshold and the Third Year Revenue Threshold.

(6) “Second Year Revenue Threshold” means at least $50,000,000 in revenue of the Company as per the audited financial statements of the Company as of and for the Calculation Period ended December 31, 2022.

(7) “Third Year Revenue Threshold” means at least $100,000,000 in revenue of the Company as per the audited financial statements of the Company as of and for the Calculation Period ended December 31, 2023.

(ii) As soon as practicable, but in any event within fifteen (15) days after delivery of the audited financials of the Surviving Corporation for each Calculation Period (each such date, a “Contingent Merger Consideration Calculation Delivery Date”), Surviving Corporation shall deliver to the Stockholders’ Representative a written statement (in each case, a “Contingent Merger Consideration Calculation Statement”) setting forth the revenues of the Surviving Corporation for the applicable Calculation Period.

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(iii) In the event that the applicable Revenue Threshold has been achieved for the associated Calculation Period, the Stockholders shall be entitled to receive and Purchaser shall issue, the Contingent Merger Consideration Shares to the Stockholders on a pro rata basis as set forth on Schedule 4.1.

(iv) If, after the Closing and prior to the last Calculated Period, a change of control occurs, then Purchaser shall issue, to the Stockholders an amount equal to the Maximum Contingent Merger Consideration Shares issuable, less the Contingent Merger Consideration Shares previously issued by Purchaser, on or promptly after the date of such change of control.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Schedules to this Agreement, the Company hereby represents and warrants to Purchaser, that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date.

5.1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company is not qualified to do business as a foreign entity in any jurisdiction, except as set forth on Schedule 5.1, and there is no other jurisdiction in which the character of the property owned or leased by the Company or the nature of its activities make qualification of the Company in any such jurisdiction necessary. The Company has offices located only at the addresses set forth on Schedule 5.1.

5.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been or will be at Closing duly authorized by all necessary action on the part of the Company. This Agreement constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority requiring a consent, approval, authorization, order or other action of or filing with any Authority as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (each of the foregoing, a “Governmental Approval”).

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5.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement does or will (a) contravene or conflict with the organizational or constitutive documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, (c) except for the Contracts listed on Schedule 5.11 requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Company Common Stock or any of the Company’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Company Common Stock or any of the Company’s assets, (e) cause a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit or Contract binding upon the Company, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s assets.

5.5 Capitalization. The Company has an authorized capitalization consisting of: (i) 30,773,564 shares of Company Common Stock of which 171,989 shares are issued and outstanding as of the date hereof, (ii) 80,000 shares of Non-Voting Common Stock, $0.00001 par value per share (“Company Non-Voting Common Stock”) of which 80,000 shares are issued and outstanding as of the date hereof and (iii) 19,958 shares of Company Series Seed Preferred Stock of which 19,399 shares is issued and outstanding as of the date hereof, 7,864,698 shares of Company Series A1-A Preferred Stock of which 7,758,329 shares are issued and outstanding as of the date hereof, 3,167,474 shares of Company Series A1-B Preferred Stock of which 2,977,544 shares are issued and outstanding as of the date hereof and 2,280,000 shares of Company Series A2 Preferred Stock of which 2,192,739 shares is issued and outstanding as of the date hereof. No Company capital stock is held in its treasury. All of the issued and outstanding Company Common Stock and Company Preferred Stock has been duly authorized and validly issued, is fully paid and non-assessable and has not been issued in violation of any preemptive or similar rights of any Person or Law. All of the issued and outstanding Company Common Stock and Company Preferred Stock is owned of record and beneficially by the Persons set forth on Schedule 5.5. No other class of capital stock of the Company is authorized or outstanding. Except as set forth on Schedule 5.5, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock of the Company, or (b) to the Knowledge of the Company, agreements with respect to any of the Company Common Stock or Company Preferred Stock, including any voting trust, other voting agreement or proxy with respect thereto.

5.6 Certificate of Incorporation and Bylaws. Copies of (a) the certificate of incorporation of the Company, as certified by the Secretary of State of its state of incorporation, and (b) the bylaws of the Company, certified by the secretary of the Company, have heretofore been made available to Parent and Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof.

5.7 Corporate Records. All proceedings occurring since December 31, 2017 of the board of directors, including committees thereof, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company. The stock ledgers and stock transfer books of the Company are complete and accurate. The stock ledgers and stock transfer books and minute book records of the Company relating to all issuances and transfers of stock by the Company, and all proceedings of the board of directors, including committees thereof, and stockholders of the Company since December 31, 2017 have been made available to Parent and Purchaser, and are the original stock ledgers and stock transfer books and minute book records of the Company or true, correct and complete copies thereof.

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5.8 Third Parties; Related Party Arrangements. The Company is not Controlled by any Person and, other than the Persons listed on Schedule 5.8, the Company is not in Control of any other Person. Except as set forth on Schedule 5.8, to the Knowledge of the Company, no Key Personnel (a) engages in any business, except through the Company, or are employees of or provide any service for compensation to, any other business concern or (b) owns any equity security of any business concern, except for publicly traded securities not in excess of 5% of the issued and outstanding securities with respect to such publicly traded securities. Schedule 5.8 lists each Contract to which the Company, on the one hand, and any Stockholder beneficially owning more than 10% of the common stock of the Company, or any affiliate of such a Stockholder (collectively, a “10% Stockholder”), on the other hand, is a party. No Stockholder or any Affiliate of a Stockholder (i) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that the Company uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Company’s assets, or (ii) have engaged in any transactions with the Company. Schedule 5.8 sets forth a complete and accurate list of the Affiliates of the Company and the ownership interests in the Affiliate of the Company and each Stockholder.

5.9 Assumed Names. Schedule 5.9 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement, used by the Company, including names on any websites. Since December 31, 2017, the Company has not used any name other than the names listed on Schedule 5.9 to conduct the Business. The Company has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

5.10 Subsidiaries.

(a) Except as set forth on Schedule 5.10, the Company does not currently own and within the past five (5) years has not owned directly or indirectly, securities or other ownership interests in any other entity. The Company owns 100% of the issued and outstanding capital stock and securities of each Person listed on Schedule 5.10. None of the Company or any of its Subsidiaries is a party to any agreement relating to the formation of any joint venture, association or other entity.

(b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its formation set forth by its name on Schedule 5.10. Each Subsidiary has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. No Subsidiary is qualified to do business as a foreign entity in any jurisdiction, except as set forth by its name on Schedule 5.10, and there is no other jurisdiction in which the character of the property owned or leased by any Subsidiary or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary. Each Subsidiary has offices located only at the addresses set forth by its name on Schedule 5.10.

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5.11 Consents. The Contracts listed on Schedule 5.11 are the only Contracts binding upon the Company or by which any of the Company Common Stock or any of the Company’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (each of the foregoing, a “Company Consent”).

5.12 Financial Statements.

(a) Schedule 5.12 includes (i) the audited financial statements of the Company as of and for the fiscal years ended December 31, 2019 and 2018, consisting of the audited consolidated balance sheets as of such dates, the audited income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates (collectively, the “Annual Financial Statements” and (ii) the unaudited balance sheet as of June 30, 2020 (“Interim Balance Sheet” and together with the Annual Financial Statements, the “Financial Statements”).

(b) The Financial Statements are complete and accurate and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements were prepared from the Books and Records of the Company and such Financial Statements fairly present in all material respects the financial position and results of operations of the Company as of the dates and for the periods indicated therein.

(c) Except as specifically disclosed, reflected or fully reserved against on the Interim Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Interim Balance Sheet, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company, other than (a) liabilities reflected and adequately reserved against in the Interim Balance Sheet, (b) liabilities incurred in the ordinary course of business after the date of the Interim Balance Sheet, (c) liabilities related to the future performance of any Material Contract, (d) liabilities incurred in connection with the transactions contemplated hereby, (e) Indebtedness of the Company or amounts that will be discharged or paid in full prior to the Closing Date, and (f) liabilities specifically identified on Schedule 5.12.

(d) The Interim Balance Sheet accurately reflects the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedule 5.12, the Company does not have any Indebtedness.

5.13 Books and Records. The Company shall deliver to Purchaser complete and accurate copies of all documents referred to in the Schedules to this Agreement. The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company.

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5.14 Absence of Certain Changes. Since January 1, 2020, the Company has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, since the Balance Sheet Date, there has not been:

(a) any Material Adverse Effect;

(b) any transaction, Contract or other instrument entered into, or commitment made, by the Company relating to the Business, or any of the Company’s assets (including the acquisition or disposition of any assets) that require annual payment from or to the Company individually in excess of $500,000 or in an aggregate amount in excess of $1,500,000, or any relinquishment by the Company of any Contract or other right, in either case other than transactions entered into in the ordinary course of business;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in the Company; (ii) any issuance by the Company of shares of capital stock or other equity interests in the Company, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company of any outstanding shares of capital stock or other equity interests;

(d) (i) any creation or other incurrence of any Lien other than Permitted Liens on the Company Common Stock or any of the Company’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company;

(e) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company;

(f) increased benefits payable under any existing severance or termination pay policies or employment agreements; entered into any employment, deferred compensation or other similar agreement (or amended any such existing agreement) with any director, officer, manager or employee of the Company; established, adopted or amended (except as required by law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, manager or employee of the Company; or increased any compensation, bonus or other benefits payable to any director, officer, manager or employee of the Company, other than increases to non-officer employees in the ordinary course of business consistent with past practices;

(g) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company;

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(h) any sale, transfer, lease to others or otherwise disposition of any of its assets by the Company except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(i) (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material Permit from any Authority held by the Company, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company under any Material Contract, or any material license or material permit from any Authority held by the Company;

(j) any capital expenditure by the Company in excess in any fiscal month of an aggregate of $500,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $1,000,000 in the aggregate by the Company;

(k) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property;

(l) any loan of any monies to any Person or guarantee of any obligations of any Person by the Company;

(m) except as required by GAAP, any change in the accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) of the Company or any revaluation of any of the assets of the Company;

(n) any amendment to the Company’s organizational documents, or any engagement by the Company in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(o) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person individually in excess of $1,000,000 or in an aggregate amount in excess of $1,500,000;

(p) any material Tax election made by the Company outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company; any annual Tax accounting period changed by the Company; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Company; or any right to claim a material Tax refund surrendered by the Company; or

(q) any commitment or agreement to do any of the foregoing.

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5.15 Properties; Title to the Company’s Assets. The Company has good, valid and marketable title in and to, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Interim Balance Sheet. Except as set forth on Schedule 5.15, no such asset is subject to any Liens other than Permitted Liens. The Company’s assets constitute all of the assets necessary for the Company to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

5.16 Litigation. There is no Action (or any basis therefore) pending against, or to the Knowledge of the Company threatened against or affecting, the Company, any of its officers or directors, the Business, or any Company Common Stock or any of the Company’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against the Company. The Company is not, and has not been in the past five (5) years, subject to any Action with any Authority.

5.17 Contracts.

(a) Schedule 5.17(a) lists all material Contracts, oral or written (collectively, “Material Contracts”) to which the Company is a party and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $1,000,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $1,000,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which the Company (A) has continuing obligations for payment of annual compensation of at least $1,000,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company is a party;

(v) all Contracts relating to any acquisitions or dispositions of assets by the Company, other than in the ordinary course of business;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than “shrink wrap” licenses;

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(vii) all Contracts relating to secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company or substantially limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company;

(ix) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x) all Contracts with or pertaining to the Company to which any 10% Stockholder is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest and which involve payments to the lessor thereunder in excess of $150,000 per month;

(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xiii) any Contract relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the organizational documents of the Company);

(xiv) any Contract not cancellable by the Company with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $1,000,000 per the terms of such contract;

(xv) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement to which the Company is a party; and

(xvi) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Each Contract is a valid and binding agreement, and is in full force and effect, and neither the Company nor, to the Knowledge of the Company, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company’s assets. No Contract (i) requires the Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates.

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(c) None of the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company.

5.18 Insurance. Schedule 5.18 contains a true, complete and correct list (including the names and addresses of the insurers, the names of the Persons if other than the Company to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief identification of the nature of the policy) of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Company or its employees (other than self-obtained insurance policies by such employees). Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and the Company has not received any notice of cancellation or termination in respect of any such policy or default thereunder. Neither the Company, nor, to the Knowledge of the Company, the Person to whom such policy has been issued, has received notice that any insurer under any policy referred to in this Section 5.18 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Within the last two (2) years the Company has not filed for any claims exceeding $1,000,000 against any of its insurance policies, exclusive of automobile and health insurance policies. The Company has not received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future, and does not have any reason to believe that any insurance coverage listed on Schedule 5.18 will not be available in the future on substantially the same terms as now in effect.

5.19 Licenses and Permits. Schedule 5.19 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 5.19, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company has all Permits necessary to operate the Business.

5.20 Compliance with Laws. The Company is not in violation of, has not violated, and to the Knowledge of the Company, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 12 months the Company has not received any subpoenas by any Authority.

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(a) Without limiting the foregoing paragraph, the Company is not in violation of, has not violated, and to the Knowledge of the Company is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i) any Law applicable due to the specific nature of the Business;

(ii) the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”);

(iii) any comparable or similar Law of any jurisdiction; or

(iv) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

No Permit, license or registration is required by the Company in the conduct of the Business under any of the Laws described in this Section 5.20.

5.21 Intellectual Property.

(a) Schedule 5.21 sets forth a true, correct and complete list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b) Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement) the Company has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other claim of infringement by the Company, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company.

(c) The current use by the Company of the Intellectual Property Rights does not infringe, and the use by the Company of the Intellectual Property Rights after the Closing will not infringe, the rights of any other Person. Any Intellectual Property Rights used by the Company in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by the Company and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights.

(d) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) all right, title and interest in such material.

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(e) None of the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company immediately prior to the Closing to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing.

(f) The Company has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company or otherwise used in the operation of the Business.

5.22 Customers and Suppliers.

(a) Schedule 5.22(a) sets forth a list of the Company’s ten (10) largest customers and the ten (10) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s December 31, 2019 and 2018 fiscal years, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during each such period.

(b) No supplier listed on Schedule 5.22(a) and, to the actual Knowledge of the Company, no customer listed on Schedule 5.22(a), has (i) terminated its relationship with the Company, (ii) materially reduced its business with the Company or materially and adversely modified its relationship with the Company, (iii) notified the Company in writing of its intention to take any such action, or (iv) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

5.23 Accounts Receivable and Payable; Loans.

(a) All accounts receivable and notes of the Company reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the Knowledge of the Company, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect.

(c) The information set forth on Schedule 5.23(c) separately identifies any and all accounts, receivables or notes of the Company which are owed by any Affiliate of the Company. Except as set forth on Schedule 5.23(c), the Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

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5.24 Pre-payments. The Company has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.25 Employees.

(a) Schedule 5.25(a) sets forth a true, correct and complete list of the ten (10) highest paid employees of the Company as of the Signing Date, including the name, department, title, employment or engagement commencement date, current salary or compensation rate for each such person and total compensation (including bonuses) paid to each such person for the fiscal year ended December 31, 2019. Unless indicated in such list, no salaried employee included in such list (i) is currently on leave, (ii) has given written notice of his or her intent to terminate his or her relationship with the Company, or (iii) has received written notice of such termination from the Company. To the Knowledge of the Company, no salaried employee (but specifically excluding all account executives) of the Company that earned an aggregate amount of compensation in excess of $100,000 in the December 31, 2019 fiscal year intends to terminate his or her relationship with the Company within six (6) months following the Closing Date. Schedule 5.25(a) sets forth all proceedings, governmental investigations or administrative proceedings of any kind against the Company of which the Company has been notified regarding its employees or employment practices, or operations as they pertain to conditions of employment within two (2) years preceding the date of this Agreement.

(b) The Company is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company, non-competition agreement restricting the activities of the Company, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company.

(c) There are no pending or, to the Knowledge of the Company, threatened claims or proceedings against the Company under any worker’s compensation policy or long-term disability policy.

(d) Except as would not have a Material Adverse Effect, the Company has properly classified all of its employees as exempt or non-exempt.

5.26 Employment Matters.

(a) Schedule 5.26(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company now in effect or under which the Company has or might have any obligation, or any understanding between the Company and any employee concerning the terms of such employee’s employment that does not apply to the Company’s employees generally (collectively, “Labor Agreements”). The Company has previously delivered to Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company, and complete and correct information concerning the Company’s employees, including with respect to the (i) name, residence address, and social security number; (ii) position; (iii) compensation; (iv) vacation and other fringe benefits; (v) claims under any benefit plan; and (vii) resident alien status (if applicable). Schedule 5.26(a) sets forth a true and complete list of the names, addresses and titles of the directors, officers and managers of the Company.

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(b) Except as disclosed on Schedule 5.26(b):

(i) all employees of the Company are employees at will, and the employment of each employee by the Company may be terminated immediately by the Company, as applicable, without any cost or liability except severance in accordance with the Company’s standard severance practice as disclosed on Schedule 5.26(b);

(ii) to the Knowledge of the Company, no employee of the Company has any plan to terminate his or her employment now or in the near future, whether as a result of the transactions contemplated hereby or otherwise;

(iii) to the Knowledge of the Company, no employee of the Company, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(iv) the Company is not a party to any collective bargaining agreement, does not have any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of the Company.

(c) The Company has complied in all material respects with all Labor Agreements and all applicable laws relating to employment or labor. There is no legal prohibition with respect to the permanent residence of any employee of the Company in the United States or his or her permanent employment by the Company. No present or former employee, officer, director or manager of the Company has, or will have at the Closing Date, any claim against the Company for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement. All accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

5.27 Withholding. All obligations of the Company applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. All reasonably anticipated obligations of the Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date.

5.28 Employee Benefits and Compensation.

(a) Schedule 5.28 sets forth a true and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company at any time during the 7-calendar year period immediately preceding the date hereof and/or with respect to which the Company could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Each Plan is and has been maintained in substantial compliance with all applicable laws, including but not limited to ERISA, and has been administered and operated in all material respects in accordance with its terms.

(b) Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) has occurred with respect to any Plan. No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(c) Neither the Company nor to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Company has not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Company (other than as required pursuant to COBRA). Each Plan subject to the requirements of COBRA has been operated in substantial compliance therewith.

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(d) No individual will accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the Transaction. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the Knowledge of the Company, threatened, by or against any Plan or the Company with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to each Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as of the most recent actuarial valuation report prepared for each such Plan, the aggregate present value of the accrued liabilities thereof (determined in accordance with Statement of Financial Accounting Standards No. 35) did not exceed the aggregate fair market value of the assets allocable thereto.

(e) No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the Company has not been obligated to contribute to any multiemployer plan. No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) or Section 412(f) or (n) of the Code, by the Company or any entity required to be aggregated with the Company pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(f) There is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.

(g) The Company has not made any commitment to create or cause to exist any employee benefit plan which is not listed on Schedule 5.28, or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable law).

(h) The Company does not have any plan, arrangement or agreement providing for “deferred compensation” that is subject to Section 409A(a) of the Code, or any plan, arrangement or agreement that is subject to Section 409A(b) of the Code.

5.29 Real Property.

(a) Except as set forth on Schedule 5.29, the Company does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 5.29, free and clear of all Liens. The Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b) The Real Property leased by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are currently no material repair or restoration works likely to be required in connection with any of the leased Real Property. The Company is in physical possession and actual and exclusive occupation of the whole of the leased properties, none of which are subleased or assigned to another Person. The Leases lease all useable square footage of the premises located at the leased Real Property locations. The Company does not owe any brokerage commission with respect to any Real Property.

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5.30 Accounts. Schedule 5.30 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

5.31 Tax Matters.

(a) (i) The Company has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iv) there is no Action, pending or proposed or, to the Knowledge of the Company, threatened, with respect to Taxes of the Company or for which a Lien may be imposed upon any of the Company’s assets and, to the best of the Knowledge of the Company, no basis exists therefor; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended, which waiver or extension is in effect; (vi) the Company has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company; ; (vii) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns, asserting that the Company is or may be subject to Tax in such jurisdiction; (viii) there is no outstanding power of attorney from the Company authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company; (ix) the Company is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (x) the Company is and has never been included in any consolidated, combined or unitary Tax Return; (xi) the Company is not a party to a Contract that requires or would, upon the occurrence of certain events, require the Company to make a payment which would not be fully deductible under Section 280G of the Code without regard to whether such payment is reasonable compensation for services rendered and without regard to any exception that requires future action by any Person; (xii) during the last two years, the Company has not engaged in any exchange under which gain realized on the exchange was not recognized under Section 1031 of the Code; (xiii) the Company was not a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in any transaction within the last two years or pursuant to a plan or series of related transactions (within the meaning of Section 355(e) of the Code) with any transaction contemplated by this Agreement; (xiv) the Company is not, and has never been, a “personal holding company” (within the meaning of Section 542 of the Code), a stockholder in a “controlled foreign corporation” (within the meaning of Section 957 of the Code), a “foreign personal holding company” (within the meaning of Section 552 of the Code as in effect prior to the repeal of such section), or a “passive foreign investment company” (within the meaning of Section 1297 of the Code); (xvi) the Company is not and has not been treated as a foreign corporation for U.S. federal income tax purposes, and (xvii) the Company is not an “investment company” for purposes of Sections 351(e) or 368 of the Code and the Treasury Regulations promulgated thereunder. The Company has not entered into a “reportable transaction” (within the meaning of Section 6707A of the Code or Treasury Regulations §1.6011-4 or any predecessor thereof).

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5.32 Environmental Laws.

(a) The Company has not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company has delivered to Purchaser all material records in its possession concerning the Hazardous Materials Activities of the Company and all environmental audits and environmental assessments in the possession or control of the Company of any facility currently owned, leased or used by the Company which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company.

(c) There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.

5.33 Finders’ Fees. Other than Chardan Capital Markets LLC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.34 Powers of Attorney and Suretyships. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

5.35 Directors and Officers. Schedule 5.35 sets forth a true, correct and complete list of all directors and officers of the Company.

5.36 Other Information. Neither this Agreement nor any of the documents or other information made available to Purchaser or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Purchaser’s due diligence review of the Business, the Company Common Stock, the Company’s assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

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5.37 Certain Business Practices. Neither the Company, nor any director, officer, agent or employee of the Company (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company, nor any director, officer, agent or employee of the Company (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company) has, since December 31, 2017, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Company, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company or that could reasonably be expected to subject the Company to suit or penalty in any private or governmental litigation or proceeding.

5.38 Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

5.39 OFAC. Neither the Company, nor any director or officer of the Company (nor, to the Knowledge of the Company, any agent, employee, affiliate or Person acting on behalf of the Company) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

5.40 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT, purchaser AND merger sub

Except as set forth on the Schedules to this Agreement, Parent, Purchaser and Merger Sub (the “Parent Parties”), jointly and severally, hereby represent and warrant to the Company that, except as disclosed in the Parent SEC Documents:

6.1 Corporate Existence and Power. Parent is an exempted company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. Purchaser is a company duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Parent Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. None of the Parent Parties has entered into any definitive agreements with respect to any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

6.2 Corporate Authorization. The execution, delivery and performance by the Parent Parties of this Agreement and the consummation by the Parent Parties of the transactions contemplated hereby are within the corporate powers of the Parent Parties and have been or will be on or before Closing duly authorized by all necessary corporate action on the part of the Parent Parties, including each of the Parent Parties’ board of directors and shareholders to the extent required by the their organizational documents, BVI Law, any other applicable Law or any contract to which the Company or any of its shareholders is a party or by which or its securities are bound. This Agreement has been duly executed and delivered by each Parent Party and it constitutes, a valid and legally binding agreement of each Parent Party, enforceable against them in accordance with its terms.

6.3 Governmental Authorization. Other than as required under the NASDAQ rules, the Parent Parties respective organizational documents, BVI Law or Delaware Law or securities Laws, or as otherwise set forth on Schedule 6.3, neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

6.4 Non-Contravention. The execution, delivery and performance by the Parent Parties of this Agreement do not and will not, (i) provide that holders of fewer than the number of Parent Ordinary Shares specified in the Parent’s organizational documents exercise their redemption rights with respect to such transaction, contravene or conflict with the organizational or constitutive documents of Parent, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Parent Parties.

6.5 Finders’ Fees. Other than Block Wall Advisors LLC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Purchaser Party or its Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

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6.6 Issuance of Shares. The Merger Consideration, when issued, and the Contingent Merger Consideration Shares, if issued, in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

6.7 Capitalization.

(a) The authorized share capital of Parent consists of unlimited Parent Ordinary Shares of which 32,022,685 Parent Ordinary Shares are issued and outstanding as of the date hereof. All outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of BVI Law, the Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) The authorized capital stock of Purchaser consists of 300,000,000 shares of common stock, par value $0.0001 per share, of which one (1) share of Purchaser Common Stock is issued and outstanding as of the date hereof and 150,000,000 share of preferred stock, par value $0.0001 per share, of which none are issued and outstanding as of the date hereof (collectively, “Purchaser Capital Stock”). No other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of Purchaser Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Purchaser’s organizational documents or any contract to which Purchaser is a party or by which Purchaser is bound. There are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Capital Stock or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) The authorized capital stock of Merger Sub consists of 300,000,000 shares of common stock, par value $0.0001 per share, of which one (1) share of Merger Sub Common Stock is issued and outstanding as of the date hereof and 150,000,000 share of preferred stock, par value $0.0001 per share, of which none are issued and outstanding as of the date hereof (“Merger Sub Capital Stock”). All issued and outstanding shares of Merger Sub Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s organizational documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Capital Stock or any capital equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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6.8 Information Supplied. None of the information supplied or to be supplied by any Parent Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents).

6.9 Listing. The Parent Ordinary Shares are listed on the Nasdaq Capital Market, with the ticker symbol HUSN. Other as disclosed in the Parent SEC Documents, there is no other action or proceeding pending or, to the knowledge of the Parent, threatened against the Parent by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of the Purchaser Ordinary Shares on Nasdaq.

6.10 Reporting Company. The Parent is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act. Other as disclosed in the Parent SEC Documents, there is no legal proceeding pending or, to Parent’s knowledge, threatened in writing against Parent by the SEC with respect to the deregistration of the Parent Ordinary Shares. Parent has taken no action that is designed to terminate the registration of the Parent Ordinary Shares under the Exchange Act.

6.11 Board Approval. Each of the Parent board of directors, Purchaser board of directors and Merger Sub board of directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Purchaser and Merger Sub, as applicable.

6.12 Parent SEC Documents and Purchaser Financial Statements. Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 20-F for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Quarterly Reports on Form 6-K filed since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 6-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the (“Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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ARTICLE VII

COVENANTS OF THE COMPANY PENDING CLOSING

The Company covenants and agrees that:

7.1 Conduct of the Business. (a) From the date hereof through the Closing Date, the Company shall conduct the Business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and other than those transactions set forth on Schedule 7.1, shall not enter into any material transactions without the prior written consent of Parent and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without Parent’s prior written consent (which shall not be unreasonably withheld), the Company shall not:

(i) amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including Contracts described in Section 7.1(a)(iii) below), or any other right or asset of the Company;

(iii) modify, amend or enter into any Contract, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $1,000,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $1,000,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company’s assets or assets covered by any Contract except (i) pursuant to existing Contracts or commitments disclosed herein and (ii) sales of Inventory in the ordinary course consistent with past practice;

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(vi) accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any Stockholder (other than, in the case of any Stockholder that is an employee of the Company, payments of salary accrued in said period at the current salary rate set forth on Schedule 5.25(a)) or any Affiliate of the Company;

(viii) authorize any salary increase of more than 10% for any employee of the Company making an annual salary equal to or greater than $100,000 or in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company;

(ix) obtain or incur any loan or other Indebtedness, including drawings under the Company’s existing lines of credit;

(x) suffer or incur any Lien, except for Permitted Liens, on the Company’s assets;

(xi) suffer any damage, destruction or loss of property related to any of the Company’s assets, whether or not covered by insurance;

(xii) delay, accelerate or cancel any receivables or Indebtedness owed to the Company or write off or make further reserves against the same;

(xiii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiv) suffer any insurance policy protecting any of the Company’s assets to lapse;

(xv) amend any of its Plans set forth in Section 5.28(a) or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xvi) make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xvii) change the place of business or jurisdiction of organization of the Company;

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(xviii) extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $10,000.00 individually or $50,000.00 in the aggregate;

(xix) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock;

(xx) effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(xxi) make or change any material Tax election or change any annual Tax accounting periods; or

(xxii) agree to do any of the foregoing.

(b) The Company shall not (i) take or agree to take any action that might make any representation or warranty of the Company inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

7.2 Access to Information. From the date hereof until and including the Closing Date, the Company shall, to the best of its ability, (a) continue to give the Parent, its legal counsel and other representatives full access to the offices, properties and Books and Records, (b) furnish to the Parent, its legal counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives of the Company to cooperate with Parent in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company.

7.3 Notices of Certain Events. The Company shall promptly notify Parent of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Surviving Corporation, post-Closing) to any such Person or create any Lien on any Company Common Stock or any of the Company’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting the Company, any Stockholder, Company Common Stock or the Company’s assets or the Business or that relate to the consummation of the transactions contemplated by this Agreement;

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(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by the Company to be false or misleading in any respect or to omit or fail to state a material fact.

7.4 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty (45) calendar days following the end of each three-month quarterly period, the Company shall deliver to Parent an unaudited consolidated summary of its earnings and an unaudited consolidated balance sheet for the period from the Balance Sheet Date through the end of such quarterly period and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. Such certificate shall also state that except as noted, from the Balance Sheet Date through the end of the previous quarterly period there has been no Material Adverse Effect. The Company shall also promptly deliver to Parent copies of any audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.

7.5 SEC Filings.

(a) The Company acknowledges that:

(i) the Parent’s stockholders must approve the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its stockholders requiring Parent to prepare and file with the SEC a proxy statement and proxy card (the “Proxy Statement”), which will be included in the Registration Statement on Form S-4 to register the issuance of the Purchaser Common Stock to be issued in the Redomestication Merger and the Merger Consideration (the “Registration Statement”);

(ii) the Parent will be required to file Annual Reports on Form 20-F, and interim reports on Current Reports on Form 6-K, that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent will be required to file Current Reports on Form 6-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

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(b) In connection with any filing the Parent makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use its best efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with the Parent, (ii) respond to questions about the Company required in any filing or requested by the SEC in a timely fashion, and (iii) promptly provide any information requested by Parent or Parent’s representatives in connection with any filing with the SEC. In the Proxy Statement distributed to the Parent’s stockholders, the effectiveness of the Merger shall be conditioned upon the approval of the Redomestication Merger, and the effectiveness of the Redomestication Merger shall be conditioned upon the approval of the Merger.

7.6 Financial Information. The Company will promptly provide additional financial information requested by the Parent for inclusion in any filings to be made by the Parent with the SEC. If requested by the Parent, such information must be reviewed or audited by the Company’s auditors.

ARTICLE VIII

COVENANTS OF THE COMPANY

The Company agrees that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2 Best Efforts to Obtain Consents. The Company shall use commercially reasonable efforts to obtain each third party consent required under this Agreement as promptly as practicable hereafter.

8.3 Available Funding and Cash Payment. Concurrently with or prior to the Closing, the Company shall have raised at least $7,000,000 which shall be used for working capital purposes following Closing (the “Financing”). In addition, the Company shall pay on behalf of the Parent to Block Wall Advisors LLC a total of $1,750,000, of which $175,000 shall be paid upon signing of the Agreement, and the balance shall be paid at Closing. The Parent shall deposit $175,000 (the “Escrowed Amount”) into an escrow account to be held by the Company’s legal counsel, Loeb & Loeb LLP, upon signing of the Agreement, which shall be released back to the Parent at Closing if the Transaction is consummated. However, in the event this Agreement is terminated by the Company pursuant to Section 13.2(b) or as a result of Parent’s refusal to consummate the transactions contemplated hereby in breach of this Agreement, the Escrowed Amount shall be released to the Company.

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ARTICLE IX

COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1 Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2 Tax Matters.

(a) The Stockholders’ Representative shall cooperate and assist the Surviving Corporation in preparing (or causing to be prepared) and filing (or causing to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company required to be filed by the Company after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of the Surviving Corporation. The Stockholders’ Representative shall give a copy of each such Tax Return to the Surviving Corporation with sufficient time prior to filing for its review and comment. The Stockholders’ Representative shall cause the Company to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Surviving Corporation proof of such payment.

(b) Following the Closing, the Stockholders’ Representative may amend any Tax Return of the Company for any taxable period ending on or before the Closing. Surviving Corporation shall cooperate with the Stockholders’ Representative in connection with the preparation and filing of such amended Tax Returns and any Tax proceeding in connection therewith. The cost of preparing and filing such amended Tax Returns or participating in any such Tax proceeding shall be borne by the Company.

(c) Surviving Corporation shall retain all Books and Records with respect to Tax matters of the Company for Pre-Closing Periods for at least seven (7) years following the Closing Date and shall abide by all record retention agreements entered into by or with respect to the Company with any Taxing Authority.

9.3 Settlement of Purchaser Liabilities. Concurrently with the Closing, all outstanding liabilities of the Redomestication Surviving Corporation regarding the Redomestication Merger shall be settled and paid in full, including reimbursement of out-of-pocket expenses reasonably incurred by Redomestication Surviving Corporation’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination.

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9.4 Registration Statement. As soon as practicable after the date hereof, Parent shall prepare and file with the SEC the Registration Statement on Form S-4, which shall include the registration of Purchaser Common Stock owned by PX Global Advisor LLC and/or its designee(s). Parent shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall promptly provide Parent with such information concerning it that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto. Parent will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.

9.5 Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company, on the one hand, and the Parent, the Purchaser and Merger Sub, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

9.6 Form 6-K; Form 8-K; Press Releases.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 6-K pursuant to the Exchange Act to report the execution of this Agreement, a copy of which will be provided to the Company at least one (1) Business Day before its filing deadline and which the Company may review and comment upon prior to filing. Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement, in form and substance mutually acceptable to Parent and the Stockholders’ Representative.

(b) At least five (5) days prior to the Closing, the Company shall begin preparing, in consultation with the Parent, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Transaction pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parent and the Company shall prepare a mutually agreeable press release announcing the consummation of the Transaction (the “Closing Press Release”). Concurrently with the Closing, the Parent shall distribute the Closing Press Release and, as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

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9.7 Director and Officer Liability.

(a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by Delaware Law, indemnify, defend, and hold harmless each Person who is now, or has been a director, officer, or employee of the Company and the Parent (collectively, the “Indemnified Fiduciaries”) in respect of actions taken prior to and including the Effective Time in connection with their duties as directors or officers of the Company, as provided in the Company certificate of incorporation, bylaws and any indemnification agreements between the Company and said Indemnified Fiduciaries (each as in effect as of the date of this Agreement) made available by the Company to Parent prior to the date of this Agreement, for a period of six (6) years from the Effective Time, and any claim made requesting indemnification pursuant to such indemnification rights within such six (6)-year period shall continue to be subject to this Section 9.7 until disposition of such claim.

(b) Prior to the Effective Time, the Company shall purchase, at the Company’s expense, in effect for six (6) years after the Effective Time, insurance “tail” or other insurance policies with respect to directors’ and officers’ liability insurance with respect to acts or omissions existing or occurring at or prior to the Effective Time in an amount and scope at least as favorable as the coverage applicable to directors and officers as of immediately prior to the Effective Time under the Company’s directors’ and officer’s insurance policy (the “D&O Tail Policy”). If the Merger is consummated, then Purchaser and the Surviving Corporation will not cancel the D&O Tail Policy during its term.

(c) The provisions contained in the certificate of incorporation or bylaws of the Surviving Corporation in respect of indemnification shall not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Fiduciary.

(d) If Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, Purchaser shall use commercially reasonable efforts so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, honor the indemnification set forth in this Section 9.7.

(e) The obligations of the Surviving Corporation and Purchaser under this Section 9.7 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 9.7 applies without the prior written consent of such affected Person.

9.8 Spinoff. Until the Spinoff is completed, all assets and liabilities of the Redomestication Surviving Corporation’s existing business shall remain with the Redomestication Surviving Corporation and shall be conveyed to the Spinoff Entity.

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ARTICLE X

CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing;

(b) There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing;

(c) The Redomestication Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions; and

(d) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(e) The post-Closing board of directors shall have been appointed.

(f) NASDAQ and the Parent stockholders have approved the Merger and the other transactions contemplated by this Agreement.

10.2 Conditions to Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) All of the representations and warranties of the Company contained in this Agreement, and in any certificate delivered by the Company pursuant hereto, shall: (i) be true, correct and complete at and as of the date of this Agreement (except as provided in the disclosure schedules or as provided for in Article V), or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true, correct and complete as of the Closing Date, in the case of (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect.

(d) Parent Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 10.2.

(e) No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, or the effective operation of the Business by the Company after the Closing Date.

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(f) Parent Parties shall have received copies of all required third party consents, in form and substance reasonably satisfactory to Purchaser, and no such third party consents shall have been revoked.

(g) Parent Parties shall have received copies of all Governmental Approvals, in form and substance reasonably satisfactory to Parent Parties, and no such Governmental Approval shall have been revoked.

(h) Parent Parties shall have received Schedules updated as of the Closing Date.

(i) The requisite shareholders of Parent shall have approved the transactions contemplated by this Agreement in accordance with the provisions of Parent’s organizational documents and BVI Law.

(j) The Company shall have completed the Financing.

(k) The Company shall have delivered a Lock-Up Agreement and Leak-Out Agreement duly executed by the Stockholders owning 3% or greater of the Company capital stock on a fully diluted basis, in form and substance reasonably acceptable to the Parent.

10.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) (i) Each of the Parent and Purchaser shall have performed in all material respects all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent contained in this Agreement, and in any certificate or other writing delivered by Parent or the Purchaser pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) the Company shall have received a certificate signed by an authorized officer of Parent and the Purchaser to the foregoing effect.

(b) The requisite majority of the Stockholders shall have approved the transactions contemplated by this Agreement in accordance with the provisions of the Company’s organizational documents and Delaware Law.

(c) The Company shall have entered into an indemnification agreement with the Spinoff Entity and its shareholders (the “Legacy Parties”) pursuant to which the Legacy Parties shall jointly and severally agree to indemnify and hold harmless the Company, the Stockholders, each of such Stockholder’s Affiliates and each of their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Company Indemnitees”), against and in respect of any and all any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Stockholder as a result of or in connection with the Spinoff.

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(d) Parent shall be in compliance with all applicable rules of NASDAQ.

(e) Purchaser shall have adopted an option plan in form and substance satisfactory to the Company.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification.

(a) Purchaser hereby agrees to indemnify and hold harmless the Company Indemnitees, against and in respect of any and all Losses incurred or sustained by any Company Indemnitee as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Parent, Purchaser and Merger Sub contained herein or any certificate or other writing delivered pursuant hereto. Any liability incurred by the Company Indemnitees pursuant to the terms of this Article XI shall be paid by issuance of Reserved Shares.

(b) The Company hereby jointly and severally agree to indemnify and hold harmless the Parent, Purchaser, Merger Sub, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Purchaser Indemnitees”), against and in respect of any and all Losses incurred or sustained by any Purchaser Indemnitee as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company contained herein or any certificate or other writing delivered pursuant hereto. Any liability incurred by the Purchaser Indemnitees pursuant to the terms of this Article XI shall be paid by issuance of Reserved Shares.

11.2 Procedure. The following shall apply with respect to all claims by any Company Indemnitee or the Purchaser Indemnitee as the case may be (an “Indemnified Party”) for indemnification:

(a) An Indemnified Party shall give the indemnifying party/parties (an “Indemnifying Party” or “Indemnifying Parties” as the case may be) prompt notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Section 11.1 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 11.1, except to the extent such failure materially and adversely affects the ability of the Indemnifying Parties to defend such claim or increases the amount of such liability.

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(b) In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Parties (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 11.1 are applicable to such action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such action pursuant to the terms of Section 11.1 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties’ liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c) If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 11.2(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d) If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 11.2(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

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(e) If the Indemnifying Parties undertake the defense of any such Third-Party Claim pursuant to Section 11.1 and propose to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

11.3 Reserved Shares. At the Closing, the Purchaser shall cause the Reserved Shares to be reserved for issuance pursuant to this Section 11.3.

(a) Rights to the Reserved Shares. Other than in connection with the payment of any Losses pursuant to this Article XI, no party shall have any rights to the Reserved Shares, including voting rights or rights to dividends, interest payments or other distributions of any kind made in respect of the Reserved Shares.

(b) Distribution of Reserved Shares. In the event of payment of a Loss to an Indemnified Party pursuant to Section 11.1(a) or 11.1(b), as applicable, then, within three (3) Business Days of the determination of amount of the Loss, (A) the Stockholders’ Representative and Purchaser shall provide for joint written instruction to be given to the Purchaser’s Transfer Agent (“Joint Written instruction”) to issue such number of Reserved Shares to the Indemnified Party(ies) as set forth in such Joint Written Instruction. The number of Reserved Shares to be issued as payment for a Loss shall be calculated based on the volume weighted average price per share at which Purchaser’s Common Stock traded on NASDAQ over the five trading day period preceding the date on which the claim for indemnification for which the Loss is to be paid was made by the Indemnified Party.

(c) Release of Reserved Shares. Upon the resolution of all unresolved indemnification claims set forth in any Indemnification Notice provided prior to the expiration of the Survival Period (the “Release Date”), the Stockholders’ Representative and Purchaser shall provide Joint Written Instruction to the Purchaser’s Transfer Agent no party shall have any claim to any Reserved Shares not issued and such remaining Reserved Shares shall be held in the treasury of the Company.

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11.4 Limitations of Indemnification.

(a) Subject to Section11.4(b), with respect to indemnification for any Losses based upon, attributable to or related to Section 11.1(a) or 11.1(b), (i) neither the Purchaser, the Company nor the Stockholders shall have any liability unless the aggregate amount of Losses incurred by the Indemnified Party exceeds $700,000 (the “Deductible”) and then only for such amounts in excess of the Deductible and (ii) no amounts of indemnity shall be payable by the Indemnifying Party which exceeds the Reserved Shares (the “Indemnity Cap”).

(b) Notwithstanding anything herein to the contrary, with respect to indemnification for any Losses based upon, attributable to or related to fraud or willful misconduct of a Purchaser Indemnitee or Company Indemnitee, the Indemnity Cap shall not apply.

11.5 Periodic Payments. Any indemnification required by Section 11.1 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

11.6 Survival of Indemnification Rights. Except for the representations and warranties in Section 6.1 (Corporate Existence and Power), Section 6.2 (Corporate Authorization), and Section 6.5 (Finders’ Fees) which shall survive until ninety (90) days after the expiration of the statute of limitations with respect thereto (including any extensions and waivers thereof), the representations and warranties of Purchaser shall survive until twelve months (the “Survival Period”) following the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 11.1 for Losses shall be effective so long as it is asserted prior to the date that is twelve months following the Closing.

ARTICLE XII

DISPUTE RESOLUTION

12.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

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(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 12.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief (including actual attorneys’ fees and costs) shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.

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12.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XIII

TERMINATION

13.1 Termination Without Default.

(a) In the event that the Closing of the Transaction contemplated hereunder has not occurred by February 1, 2021 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event that the preliminary Proxy Statement soliciting the vote of Parent’s shareholders with respect to the Merger is not filed with the SEC by October 23, 2020 (the “Filing Date”), and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised the Company, as the case may be, giving written notice to the Parent at any time after the Filing Date.

13.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Parent may have, if the Company or the Stockholders shall have materially breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by fifteen (15) days following receipt by the Company or the Stockholders’ Representative, as the case may be, of a notice describing in reasonable detail the nature of such breach.

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(b) The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, if Parent shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of fifteen (15) days following receipt by Parent of a notice describing in reasonable detail the nature of such breach.

13.3 No Other Termination. Except as otherwise specified herein, neither the Parent nor the Company may terminate this Agreement without the prior written consent of the other party.

13.4 Breakup Fee. In the event of the termination of this Agreement by Parent or Purchaser pursuant to Section 13.2(a) or as a result of the Company’s refusal to consummate the transactions contemplated hereby which refusal is not permitted by Section 13.1 or 13.2, a breakup fee of $500,000 shall be paid, within three Business Days following termination, by the Company to Parent. In the event of the termination of this Agreement by the Company pursuant to Section 13.2(b) or as a result of Parent’s refusal to consummate the transactions contemplated hereby which refusal is not permitted by Section 13.1 or 13.2, a breakup fee of $500,000 shall be paid, within three Business Days following termination, by Parent to the Company.

13.5 Survival. The provisions of Article XI through Article XIV shall survive any termination hereof.

ARTICLE XIV

MISCELLANEOUS

14.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Parent or Purchaser, to:

Hudson Capital, Inc.

19 West 44th Street, Suite 1001

New York, NY 10036

Attention: Warren Wang

Email: warren@hudsoncapitalusa.com

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with a copy to (which shall not constitute notice):

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

Attention: Benjamin Tan, Esq.

Telecopy: 212 930 9725

if to the Company (prior to Closing) and to Surviving Corporation (after Closing):

FreightHub, Inc.

c/o RPCK | Rastegar Panchal

One Grand Central Place

60 East 42nd Street, Suite 2410

New York, NY 100165

Attention: Joshua Teitelbaum, Esq.

Telecopy: 212 202-4977

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention: Mitchell Nussbaum

Telecopy: 212 407-4866

if to the Stockholders’ Representative:

ATW Master Fund II, L.P.

507 West 28th Street #1205

New York, NY 10001

Attention: Kerry Propper / Antonio Ruiz-Gimenez

Telecopy:

with a copy to (which shall not constitute notice):

RPCK | Rastegar Panchal

One Grand Central Place

60 East 42nd Street, Suite 2410

New York, NY 100165

Attention: Joshua Teitelbaum, Esq.

Telecopy: 212 202-4977

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14.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party shall waive or otherwise affect any obligation of that party or impair any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

14.3 Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4 Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

14.5 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein.

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14.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

14.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

14.8 Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

14.9 Entire Agreement. This Agreement, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith, except those expressly stated herein.

14.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.11 Construction of certain terms and references; captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

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(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

14.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

14.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

14.14 Stockholders’ Representative. ATW Master Fund II, L.P. is hereby appointed as agent and attorney-in-fact (the “Stockholders’ Representative”) for each Stockholder, (i) to give and receive notices and communications to or by Parent and Purchaser for any purpose under this Agreement, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any indemnification claims (including Third-Party Claims) under Article XI or other disputes arising under or related to this Agreement, (iii) to act on behalf of Stockholders in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and the Merger and (iv) to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Such agency may be changed by the Stockholders from time to time upon no less than twenty (20) days prior written notice to the Purchaser and, if after the Effective Time, the Surviving Corporation, provided, however, that the Stockholders’ Representative may not be removed unless holders of at least 51% of all of the Company Common Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement agrees to such removal. Any vacancy in the position of Stockholders’ Representative may be filled by approval of the holders of at least 51% of all of the Company Common Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement. Any removal or change of the Stockholders’ Representative shall not be effective until written notice is delivered to Purchaser. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall not receive any compensation for his services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from the Stockholders. The Stockholders’ Representative shall not be liable for any act done or omitted hereunder while acting in good faith and in the exercise of reasonable business judgment. A decision, act, consent or instruction of the Stockholders’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Stockholders and shall be final, binding and conclusive upon each of the Stockholders. The Stockholders shall severally indemnify the Stockholders’ Representative and hold him harmless against any loss, liability, or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Notwithstanding anything in this Section 14.14 to the contrary, the Stockholders’ Representative (in its capacity as such) shall have no obligation or authority with respect to any indemnification claims against a Stockholder made by a Purchaser Indemnitee under Section 11.1(a).

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.)

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO

Purchaser/Redomestication Surviving Corporation:

Hudson Capital Merger Sub I Inc.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO

Merger Sub:

Hudson Capital Merger Sub II Inc.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO

Company/Surviving Corporation:

freight hub Inc.

By:	/s/ Javier Selgas
Name:	Javier Selgas
Title:	CEO

Stockholders’ Representative:

ATW Master Fund II, L.P.

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Member

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Annex A-1

AMENDMENT NO. 1 TO MERGER AGREEMENT

This Amendment No. 1 to the Merger Agreement (the “Agreement”), dated as of October 10, 2020, by and among Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.), a British Virgin Islands corporation (“Parent”), Hudson Capital Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Hudson Capital Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), FreightHub Inc., a Delaware corporation (the “Company”), and ATW Master Fund II, L.P., a Delaware limited partnership, as the representative of the stockholders of the Company (the “Stockholders’ Representative”). All capitalized terms used, but not otherwise defined herein, have the meanings given to them in the Merger Agreement (as defined below).

Preliminary Statement

WHEREAS, pursuant to Section 14.2 of the Merger Agreement, the Merger Agreement may be amended in a writing signed by Parent, Purchaser, Merger Sub, the Company and the Stockholders’ Representative; and

WHEREAS, Parent, Purchaser, Merger Sub, the Company and the Stockholders’ Representative desire to amend the Merger Agreement to reflect changes agreed among the Parties and to clarify certain terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. The first and second sentence of Section 3.2 is hereby deleted in the entirety and replaced with the following:

“The consummation of the transactions as contemplated hereby (the “Closing”) shall take place remotely via exchange of documents and signatures (or in such other manner as the parties may designate in writing) at 10:00 a.m. Eastern time on the date hereof.”

2. The date “December 31, 2017” in Section 5.7 shall be deleted and replaced with “January 1, 2017”.

3. Section 6.5 is hereby deleted in its entirety and replaced with the following:

“Other than Chardan Capital Markets LLC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Purchaser Party or its Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.”

4. Section 8.3 is hereby deleted in its entirety and replaced with the following:

“Concurrently with or prior to the Closing, the Company shall have raised at least $7,000,000 which shall be used for working capital purposes following Closing (the “Financing”). In addition, the Company shall pay to the Parent and/or its designees on behalf of the Parent a total of $1,750,000, of which $175,000 shall be paid upon signing of the Agreement, and the balance shall be paid at Closing. The Parent shall deposit $175,000 (the “Escrowed Amount”) into an escrow account to be held by the Company’s legal counsel, Loeb & Loeb LLP, upon signing of the Agreement, which shall be released back to the Parent and/or its designees at Closing if the Transaction is consummated. However, in the event this Agreement is terminated by the Company pursuant to Section 13.2(b) or as a result of Parent’s refusal to consummate the transactions contemplated hereby in breach of this Agreement, the Escrowed Amount shall be released to the Company.”

5. The first sentence of Section 9.1(b) shall be deleted in its entirety and replaced with the following:

“At least five (5) days prior to the Closing, Parent shall begin preparing, in consultation with the Company, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Transaction pursuant to Form 8-K (the “Closing Form 8-K”).”

6. The penultimate sentence in Section 12.1(c) shall be amended by changing “thirty (30) days” to “forty-five (45) days”.

7. Except as expressly provided in this Amendment, the Merger Agreement shall remain in full force and effect, and all references to “this Agreement” in the Merger Agreement shall mean the Merger Agreement as amended by this Amendment.

8. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed and delivered by each of the parties hereto. Counterpart signature pages to this Amendment may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

[Signature page follows]

2

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed and delivered as of the day and year first above written.

Parent:

Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.)

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO

Purchaser/Redomestication Surviving Corporation:

Hudson Capital Merger Sub I Inc.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO

Merger Sub:

Hudson Capital Merger Sub II Inc.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO

Company/Surviving Corporation:

freight hub Inc.

By:	/s/ Paul Freudenthaler
Name:	Paul Freudenthaler
Title:	CFO

Stockholders’ Representative:

ATW Master Fund II, L.P.

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Managing Partner

Annex A-2

AMENDMENT NO. 2 TO MERGER AGREEMENT

This Amendment No. 2 dated as of February 8, 2021 (the “Amendment”) to the Merger Agreement (the “Merger Agreement”), dated as of October 10, 2020, by and among Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.), a British Virgin Islands corporation (“Parent”), Hudson Capital Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Hudson Capital Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), FreightHub Inc., a Delaware corporation (the “Company”), and ATW Master Fund II, L.P., a Delaware limited partnership, as the representative of the stockholders of the Company (the “Stockholders’ Representative”), as amended. All capitalized terms used, but not otherwise defined herein, have the meanings given to them in the Merger Agreement.

Preliminary Statement

WHEREAS, pursuant to Section 14.2 of the Merger Agreement, the Merger Agreement may be amended in a writing signed by Parent, Purchaser, Merger Sub, the Company and the Stockholders’ Representative; and

WHEREAS, Parent, Purchaser, Merger Sub, the Company and the Stockholders’ Representative desire to amend the Merger Agreement to reflect changes agreed among the Parties and to clarify certain terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. The recitals in Sections D and E are hereby deleted in the entirety and replaced with the following:

D. Prior to the Redomestication Merger, Parent shall divest its existing business (the “Spinoff”) to a private or over-the-counter listed company owned by the existing shareholders of Parent (the “Spinoff Entity”); and

E. As promptly as practicable after the Redomestication Merger, the parties desire that Merger Sub merge with and into the Company and the Company shall survive, upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law (the “Merger”), and that the shares of Company Common Stock (excluding any shares held in the treasury of the Company) and Company Stock Rights be converted upon the Merger into the right to receive the Applicable Per Share Merger Consideration, as is provided herein (Merger Sub and the Company are sometimes hereinafter referred to as the “Constituent Corporations” and the Company, following the Merger, is sometimes hereinafter referred to as the “Surviving Corporation”).

2. The reference to “February 1, 2021” in Section 13.1(a) shall be deleted and replaced with “May 31, 2021”.

3. Except as expressly provided in this Amendment, the Merger Agreement shall remain in full force and effect, and all references to “this Agreement” in the Merger Agreement shall mean the Merger Agreement as further amended by this Amendment.

4. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed and delivered by each of the parties hereto. Counterpart signature pages to this Amendment may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed and delivered as of the day and year first above written.

Parent:

Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.)

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO

Purchaser/Redomestication Surviving Corporation: Hudson Capital Merger Sub I Inc.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO

Merger Sub: Hudson Capital Merger Sub II Inc.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO

Company/Surviving Corporation: freight hub Inc.

By:	/s/ Paul Freudenthaler
Name:	Paul Freudenthaler
Title:	CFO

Stockholders’ Representative:

ATW Master Fund II, L.P.

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Managing Partner

Annex A-3

AMENDMENT NO. 3 TO MERGER AGREEMENT

This Amendment No. 3 dated as of May 18, 2021 (the “Amendment”) to the Merger Agreement (the “Merger Agreement”), dated as of October 10, 2020, by and among Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.), a British Virgin Islands corporation (“Parent”), Hudson Capital Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Hudson Capital Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), FreightHub Inc., a Delaware corporation (the “Company”), and ATW Master Fund II, L.P., a Delaware limited partnership, as the representative of the stockholders of the Company (the “Stockholders’ Representative”), as amended. All capitalized terms used, but not otherwise defined herein, have the meanings given to them in the Merger Agreement.

Preliminary Statement

WHEREAS, pursuant to Section 14.2 of the Merger Agreement, the Merger Agreement may be amended in a writing signed by Parent, Purchaser, Merger Sub, the Company and the Stockholders’ Representative; and

WHEREAS, Parent, Purchaser, Merger Sub, the Company and the Stockholders’ Representative desire to amend the Merger Agreement to reflect changes agreed among the Parties and to clarify certain terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. The recital in Section C shall be amended to insert the word “indirect” before the word “wholly owned subsidiary” in the first sentence.

2. The recital in Section D is hereby deleted in the entirety and the numbering of the remaining recitals are adjusted accordingly.

3. The recital in Section E is hereby deleted in the entirety and replaced with the following:

D. Immediately after the Redomestication Merger, the parties desire that Merger Sub merge with and into the Company and the Company shall survive, upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law (the “Merger”), and that the shares of Company Common Stock (excluding any shares held in the treasury of the Company) and Company Stock Rights be converted upon the Merger into the right to receive the Applicable Per Share Merger Consideration, as is provided herein (Merger Sub and the Company are sometimes hereinafter referred to as the “Constituent Corporations” and the Company, following the Merger, is sometimes hereinafter referred to as the “Surviving Corporation”).

4. Article I is hereby amended to add the following defined term as Section 1.32 and the numbering of the remaining Sections in Article I are adjusted accordingly.

“1.32 “Knowledge of the Parent” means the actual knowledge of Man Yun, without any further investigation by such individual.”

5. Section 3.3 is hereby deleted in the entirety and replaced with the following:

“3.3 Board of Directors. Immediately after the Closing, the board of directors of the Surviving Corporation will consist of five (5) directors, each to be designated by the Company. The Redomestication Surviving Corporation shall have the right to designate an observer to the board of directors of the Surviving Corporation. At least a majority of the Surviving Corporation’s post-Closing board of directors shall qualify as independent directors under the Securities Act and the rules of Nasdaq.”

6. Article VI is hereby amended to add the following provisions:

6.13 Subsidiaries.

(a) Parent owns an equity interest in each Person listed on Schedule 6.13 (“Parent Subsidiaries”). None of the Parent or any of its Subsidiaries is a party to any agreement relating to the formation of any joint venture, association or other entity.

(b) Each Parent Subsidiary is duly organized, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its formation set forth by its name on Schedule 6.13. Each Parent Subsidiary has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Each Parent Subsidiary has offices located only at the addresses set forth by its name on Schedule 6.13.

(c) Schedule 6.13 sets forth a true and complete list of the names, addresses and titles of the directors, officers and managers of the Parent Subsidiaries.

6.14 Third Parties; Related Party Arrangements. Schedule 6.14 lists each Contract to which the Parent or any Parent Subsidiary, on the one hand, and any stockholder beneficially owning more than 10% of the common stock of the Parent, or any affiliate of such a stockholder, on the other hand, is a party, that has not been filed or disclosed in the Parent SEC Documents. No stockholder of Parent, any Parent Subsidiary or any Affiliate of a stockholder of Parent or any Parent Subsidiary (i) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Parent uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Parent’s assets, or (ii) have engaged in any transactions with the Parent.

6.15 Absence of Certain Changes. Since January 1, 2021, the Parent and the Parent Subsidiaries has conducted their business in the ordinary course consistent with past practices and there has not been:

(a) any material adverse effect;

(b) any transaction, Contract or other instrument entered into, or commitment made, by the Parent relating to the Business, or any of the Parent’s assets (including the acquisition or disposition of any assets) that require annual payment from or to the Parent individually in excess of $1,000 or in an aggregate amount in excess of $5,000, or any relinquishment by the Parent or any Parent Subsidiary of any Contract or other right, in either case other than transactions entered into in the ordinary course of business;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in the Parent; (ii) any issuance by the Parent of shares of capital stock or other equity interests in the Parent, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Parent of any outstanding shares of capital stock or other equity interests;

(d) (i) any creation or other incurrence of any Lien on any Parent Subsidiary of Common Stock or any of the Parent’s or Parent Subsidiaries’ assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Parent or any Parent Subsidiary;

(e) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Parent or any Parent Subsidiary;

(f) increased benefits payable under any existing severance or termination pay policies or employment agreements; entered into any employment, deferred compensation or other similar agreement (or amended any such existing agreement) with any director, officer, manager or employee; established, adopted or amended (except as required by law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, manager or employee; or increased any compensation, bonus or other benefits payable to any director, officer, manager or employee, other than increases to non-officer employees in the ordinary course of business consistent with past practices;

(g) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees, which employees were not subject to a collective bargaining agreement at December 31, 2019, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees;

(h) any sale, transfer, lease to others or otherwise disposition of any of its assets by the Parent or any Parent Subsidiary except for inventory sold in the ordinary course of business consistent with past practices;

(i) (i) any amendment to or termination of any Parent Material Contract, (ii) any amendment to any material license or material Permit from any Authority held by the Parent or a Parent Subsidiary, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Parent or any Parent Subsidiary under any Material Contract, or any material license or material Permit from any Authority held by the Parent or any Parent Subsidiary;

(j) any capital expenditure by the Parent or any Parent Subsidiary in excess in any fiscal month of an aggregate of $5,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $5,000 in the aggregate by the Parent or any Parent Subsidiary;

(k) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Parent, any Parent Subsidiary or their property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to the Parent, any Parent Subsidiary or their property;

(l) any loan of any monies to any Person or guarantee of any obligations of any Person by the Parent or any Parent Subsidiary;

(m) any change in the accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) of the Parent or any Parent Subsidiary or any revaluation of any of the assets of the Parent or any Parent Subsidiary;

(n) any engagement by the Parent or any Parent Subsidiary in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(o) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person individually in excess of $1,000 or in an aggregate amount in excess of $5,000;

(p) any material Tax election made by the Parent or any Parent Subsidiary outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Parent or any Parent Subsidiary; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Parent or any Parent Subsidiary any annual Tax accounting period changed by the Parent or any Parent Subsidiary; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Parent or any Parent Subsidiary; or any right to claim a material Tax refund surrendered by the Parent or any Parent Subsidiary; or

(q) any commitment or agreement to do any of the foregoing.

6.16 Properties; Title to the Parent’s Assets. Each of Parent and the Parent Subsidiary has good, valid and marketable title in and to, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Parent’s financial statements. Except as set forth on Schedule 6.16, no such asset is subject to any Liens.

6.17 No Undisclosed Liability. Except as specifically disclosed, reflected or fully reserved against on the Parent’s most recent financial statements included in the Parent’s SEC Documents, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of such financial statements, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Parent or any Parent Subsidiary, other than (a) liabilities reflected and adequately reserved against in such financial statements, (b) liabilities incurred in the ordinary course of business after the date of such financial statements, (c) liabilities related to the future performance of any Parent Material Contract, (d) liabilities incurred in connection with the transactions contemplated hereby, and (e) liabilities specifically identified on Schedule 6.17.

6.18 Litigation. There is no Action (or any basis therefore) pending against, or to the Knowledge of the Parent threatened against or affecting, the Parent, the Parent Subsidiaries or any of their officers or directors, their business, assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against the Parent or any Parent Subsidiary. Neither the Parent nor any Parent Subsidiary is, and has not been in the past five (5) years, subject to any Action with any Authority.

6.19 Contracts.

(a) Other than as set forth on Schedule 6.19, the Parent SEC Documents have disclosed all material Contracts, oral or written to which the Parent or any Parent Subsidiary is a party, or that require annual payment from or to the Parent or any Parent Subsidiary individually in excess of $1,000 or in an aggregate amount in excess of $5,000 (“Parent Material Contract”) and which are currently in effect and constitute agreements that provide for obligations that are material to and enforceable against Parent, or rights that are material to the Parent and enforceable by the Parent against one or more other parties to the agreement, in each case whether or not subject to conditions.

(b) Each Parent Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Parent, any Parent Subsidiary nor, to the Knowledge of the Parent, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Parent Material Contract. Neither Parent nor any Parent Subsidiary has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Parent Material Contracts, or granted any power of attorney with respect thereto or to any of the Parent’s or Parent Subsidiary’s assets. No Contract (i) requires the Parent or any Parent Subsidiary to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates.

(c) None of the execution, delivery or performance by the Parent of this Agreement or the consummation by the Parent of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Parent.

6.20 Licenses and Permits. Parent SEC Documents have disclosed each Permit affecting, or relating in any way to, the business of the Parent or any Parent Subsidiary. Such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

6.21 Compliance with Laws. None of the Parent or any Parent Subsidiary is in violation of, has violated, and to the Knowledge of the Parent, is neither under investigation with respect to or has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 12 months the Parent has not received any subpoenas by any Authority.

Without limiting the foregoing paragraph, neither the Parent nor any Parent Subsidiary is in violation of, has violated, and to the Knowledge of the Parent is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(a) any Law applicable due to the specific nature of their business;

(b) the Foreign Corrupt Practices Act;

(c) any comparable or similar Law of any jurisdiction; or

(d) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

6.22 Accounts Receivable and Payable; Loans.

(a) All accounts receivable and notes of the Parent and the Parent Subsidiaries reflected on the Parent’s financial statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Parent or a Parent Subsidiary in the ordinary course of business consistent with past practice. The accounts payable of the Parent and the Parent Subsidiaries reflected on the Parent’s financial statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the Knowledge of the Parent, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a material adverse effect on Parent.

(c) The information set forth on Schedule 6.22(c) separately identifies any and all accounts, receivables or notes of the Parent or any Parent Subsidiary which are owed by any Affiliate of the Parent or any Parent Subsidiary. Except as set forth on Schedule 6.22(c), neither the Parent nor any Parent Subsidiary is indebted to any of its Affiliates and no Affiliates are indebted to the Parent or any Parent Subsidiary.

6.23 Employees.

(a) Schedule 6.23(a) sets forth a true, correct and complete list of the employees of the Parent and the Parent Subsidiary as of the date hereof, including the name, department, title, employment or engagement commencement date, current salary or compensation rate for each such person and total compensation (including bonuses) paid to each such person at the end of the last fiscal year. Unless indicated in such list, no employee (i) is currently on leave, (ii) has given written notice of his or her intent to terminate his or her relationship with the Parent or any Parent Subsidiary, or (iii) has received written notice of such termination from the Parent or any Parent Subsidiary. At Closing, none of the Parent Subsidiaries shall have any employees. Schedule 6.23(a)(ii) sets forth all proceedings, governmental investigations or administrative proceedings of any kind against the Parent or any Parent Subsidiary of which the Parent has been notified regarding its employees or employment practices, or operations as they pertain to conditions of employment.

(b) Neither the Parent nor any Parent Subsidiary is a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Parent or a Parent Subsidiary, non-competition agreement restricting the activities of the Parent or a Parent Subsidiary, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Parent or a Parent Subsidiary.

(c) Schedule 6.23(c) sets forth a true and complete list of every employment agreement, commission agreement, and benefit plan of the Parent now in effect or under which the Parent has or might have any obligation, or any understanding between the Parent and any current employee concerning the terms of such employee’s employment.

(d) The Parent has previously delivered to Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Parent, and complete and correct information concerning the Parent’s employees, including with respect to the (i) name, residence address, and social security number; (ii) position; (iii) compensation; (iv) vacation and other fringe benefits; (v) claims under any benefit plan; and (vii) resident alien status (if applicable). The Parent and the Parent Subsidiaries have complied in all material respects with all labor agreement and all applicable Laws relating to employment or labor. No present or former employee, officer, director or manager of the Parent or any Parent Subsidiary has, or will have at the Closing Date, any claim against the Parent or any Parent Subsidiary for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement. All accrued obligations of the Parent and the Parent Subsidiaries applicable to their employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Parent or any Parent Subsidiary to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, or severance, have been paid or adequate accruals therefor have been made.

6.24 Tax Matters.

(a) (i) The Parent and each Parent Subsidiary has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iv) there is no Action, pending or proposed or, to the Knowledge of the Parent, threatened, with respect to Taxes of the Parent or any Parent Subsidiary or for which a Lien may be imposed upon any of the Parent’s assets and, to the best of the Knowledge of the Parent, no basis exists therefor; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Parent or any Parent Subsidiary for which a Lien may be imposed on any of the Parent’s assets has been waived or extended, which waiver or extension is in effect; (vi) the Parent and each Parent Subsidiary has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Parent or any Parent Subsidiary ; (vii) no claim has ever been made by a Taxing Authority in a jurisdiction where the Parent or any Parent Subsidiary has not paid any Tax or filed Tax Returns, asserting that the Parent or any Parent Subsidiary is or may be subject to Tax in such jurisdiction; (viii) there is no outstanding power of attorney from the Parent or any Parent Subsidiary authorizing anyone to act on behalf of the Parent or any Parent Subsidiary in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Parent or any Parent Subsidiary; and (ix) the Parent nor any Parent Subsidiary is, and has never been, a party to any Tax sharing or Tax allocation Contract.

6.25 Powers of Attorney and Suretyships. Neither the Parent nor any Parent Subsidiary has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

6.26 Other Information. Neither this Agreement nor any of the documents or other information made available to the Company or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with the Company’s due diligence review of the Parent and the Parent Subsidiaries or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

6.27 Certain Business Practices. Neither the Parent, nor any director, officer, agent or employee of the Parent or any Parent Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or (iii) made any other unlawful payment. Neither the Parent, and Parent Subsidiary, nor any director, officer, agent or employee of the Parent or any Parent Subsidiary (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Parent or a Parent Subsidiary) has, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Parent or any Parent Subsidiary or assist the Parent or any Parent Subsidiary in connection with any actual or proposed transaction that could reasonably be expected to subject the Parent or any Parent Subsidiary to suit or penalty in any private or governmental litigation or proceeding.

6.28 Money Laundering Laws. The operations of the Parent and the Parent Subsidiaries are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Parent or any Parent Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of the Parent, threatened.

7. Section 9.8 is hereby deleted in its entirety and replaced with the following:

“9.8 Post-Closing Corporate Documentation. On or prior to the Closing, Parent shall provide the Company with all documents requested by parent necessary for the transfer of control and signing authority of the Parent Subsidiaries to be held in escrow pending Closing.”

8. Section 10.3(c) is hereby deleted and the numbering in Section 10.3 is adjusted accordingly.

9. The reference to “May 31, 2021” in Section 13.1(a) is hereby deleted and replaced with “June 30, 2021”.

10. Except as expressly provided in this Amendment, the Merger Agreement shall remain in full force and effect, and all references to “this Agreement” in the Merger Agreement shall mean the Merger Agreement as further amended by this Amendment.

11. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed and delivered by each of the parties hereto. Counterpart signature pages to this Amendment may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed and delivered as of the day and year first above written.

Parent:

Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.)

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO

Purchaser/Redomestication Surviving Corporation:

Hudson Capital Merger Sub I Inc.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO

Merger Sub:

Hudson Capital Merger Sub II Inc.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO

Company/Surviving Corporation:

freight hub Inc.

By:	/s/ Paul Freudenthaler
Name:	Paul Freudenthaler
Title:	CFO

Stockholders’ Representative:

ATW Master Fund II, L.P.

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Managing Partner

Annex A-4

AMENDMENT NO. 4 TO MERGER AGREEMENT

This Amendment No. 4 dated as of August 2, 2021 (the “Amendment”) to the Merger Agreement (the “Merger Agreement”), dated as of October 10, 2020, by and among Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.), a British Virgin Islands corporation (“Parent”), Hudson Capital Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Hudson Capital Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), FreightHub Inc., a Delaware corporation (the “Company”), and ATW Master Fund II, L.P., a Delaware limited partnership, as the representative of the stockholders of the Company (the “Stockholders’ Representative”), as amended. All capitalized terms used, but not otherwise defined herein, have the meanings given to them in the Merger Agreement.

Preliminary Statement

WHEREAS, pursuant to Section 14.2 of the Merger Agreement, the Merger Agreement may be amended in a writing signed by Parent, Purchaser, Merger Sub, the Company and the Stockholders’ Representative; and

WHEREAS, Parent, Purchaser, Merger Sub, the Company and the Stockholders’ Representative desire to amend the Merger Agreement to reflect changes agreed among the Parties and to clarify certain terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. The reference to “June 30, 2021” in Section 13.1(a) is hereby deleted and replaced with “September 9, 2021”.

2. Except as expressly provided in this Amendment, the Merger Agreement shall remain in full force and effect, and all references to “this Agreement” in the Merger Agreement shall mean the Merger Agreement as further amended by this Amendment.

3. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed and delivered by each of the parties hereto. Counterpart signature pages to this Amendment may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed and delivered as of the day and year first above written.

Parent:

Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.)

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO

Purchaser/Redomestication Surviving Corporation:

Hudson Capital Merger Sub I Inc.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO

Merger Sub:

Hudson Capital Merger Sub II Inc.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO

Company/Surviving Corporation:

freight hub Inc.

By:	/s/ Javi Selgas
Name:	Javi Selgas
Title:	CEO

Stockholders’ Representative:

ATW Master Fund II, L.P.

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Managing Partner

Annex A-5

AMENDMENT NO. 5 TO MERGER AGREEMENT

This Amendment No. 5 dated as of September 9, 2021 (the “Amendment”) to the Merger Agreement (the “Merger Agreement”), dated as of October 10, 2020, by and among Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.), a British Virgin Islands corporation (“Parent”), Hudson Capital Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Hudson Capital Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), Freight App, Inc. (fka FreightHub Inc.), a Delaware corporation (the “Company”), and ATW Master Fund II, L.P., a Delaware limited partnership, as the representative of the stockholders of the Company (the “Stockholders’ Representative”), as amended. All capitalized terms used, but not otherwise defined herein, have the meanings given to them in the Merger Agreement.

Preliminary Statement

WHEREAS, pursuant to Section 14.2 of the Merger Agreement, the Merger Agreement may be amended in a writing signed by Parent, Purchaser, Merger Sub, the Company and the Stockholders’ Representative; and

WHEREAS, Parent, Purchaser, Merger Sub, the Company and the Stockholders’ Representative desire to amend the Merger Agreement to reflect changes agreed among the Parties and to clarify certain terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. The reference to “September 9, 2021” in Section 13.1(a) is hereby deleted and replaced with “March 31, 2022”.

2. Each Party hereby acknowledges and reaffirms all of its rights and obligations under the Merger Agreement. The Company acknowledges and agrees to abide by all of the covenants related to the conduct of business set forth in the Merger Agreement during the period beginning on the date of the execution of the Merger Agreement and ending on the Closing Date (the “Interim Period”). Similarly, Parent acknowledges and agrees to be bound and abide by all of the same obligations relating to the conduct of business set forth in the Merger Agreement during the Interim Period.

3. Except as expressly provided in this Amendment, the Merger Agreement shall remain in full force and effect, and all references to “this Agreement” in the Merger Agreement shall mean the Merger Agreement as further amended by this Amendment.

4. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed and delivered by each of the parties hereto. Counterpart signature pages to this Amendment may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed and delivered as of the day and year first above written.

Parent:

Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.)

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO
Date:	9/9/2021

Purchaser/Redomestication Surviving Corporation:

Hudson Capital Merger Sub I Inc.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO
Date:	9/9/2021

Merger Sub:

Hudson Capital Merger Sub II Inc.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	CEO
Date:	9/9/2021

Company/Surviving Corporation:

freight APP, Inc.

By:	/s/ Paul Freudenthaler
Name:	Paul Freudenthaler
Title:	CFO

Stockholders’ Representative:

ATW Master Fund II, L.P.

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	CEO

Annex A-6

AMENDMENT NO. 6 TO MERGER AGREEMENT

This Amendment No. 6 dated as of September 16, 2021 (the “Amendment”) to the Merger Agreement (the “Merger Agreement”), dated as of October 10, 2020, by and among Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.), a British Virgin Islands corporation (“Parent”), Hudson Capital Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Hudson Capital Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), Freight App, Inc. (fka FreightHub Inc.), a Delaware corporation (the “Company”), and ATW Master Fund II, L.P., a Delaware limited partnership, as the representative of the stockholders of the Company (the “Stockholders’ Representative”), as amended. All capitalized terms used, but not otherwise defined herein, have the meanings given to them in the Merger Agreement.

Preliminary Statement

WHEREAS, pursuant to Section 14.2 of the Merger Agreement, the Merger Agreement may be amended in a writing signed by Parent, Purchaser, Merger Sub, the Company and the Stockholders’ Representative; and

WHEREAS, Parent, Purchaser, Merger Sub, the Company and the Stockholders’ Representative desire to amend the Merger Agreement to reflect changes agreed among the Parties and to clarify certain terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Article I shall be amended by inserting the following defined terms in proper alphabetical order:

“Company A3 Preferred Stock” means the shares par value $0.00001 of Series A3 Preferred Stock of the Company equal to the Initial Conversion Shares.

“Company A4 Preferred Stock” means the shares par value $0.0001 of Series A4 Preferred Stock of Purchaser.

“Initial Conversion Shares” shall have the meaning ascribed to it in that certain Securities Purchase Agreement, dated as of February 9, 2021, by and among the Company and the parties thereto, as amended.

“Purchaser A3 Preferred Stock” means the shares par value $0.0001 of Series A3 Preferred Stock of Purchaser.

“Purchaser A4 Preferred Stock” means the shares par value $0.0001 of Series A4 Preferred Stock of Purchaser.

2. Section 1.16 is hereby deleted and replaced in its entirety with the following:

“Company Preferred Stock” means Company A1-A Preferred Stock, the Company A1-B Preferred Stock, Company A2 Preferred Stock, Company A3 Preferred Stock, Company A4 Preferred Stock and Company Series Seed Preferred Stock.

3. Section 1.35 is hereby deleted and replaced in its entirety with the following:

“Merger Consideration” means stock certificates representing, in the aggregate, 39,716,876 shares of Purchaser capital stock (the “Merger Consideration”) issuable to the Stockholders and in such amounts and class of capital stock set forth opposite each Stockholder’s name on Schedule 1.35 to be provided to Purchaser at least two days prior to the Closing, subject to update immediately prior to Closing to reflect any adjustments to the capital stock of the Company, including a reverse stock split, or the issuance of shares of additional shares of Company Common Stock or Company Preferred Stock as may be approved and agreed by the Parties, including such issuances contemplated by the Company financings set forth on Schedule 7.1.

4. Section 1.47 is hereby deleted and replaced in its entirety with the following:

“Purchaser Preferred Stock” means Purchaser A1-A Preferred Stock, the Purchaser A1-B Preferred Stock, Purchaser A2 Preferred Stock, Purchaser A3 Preferred Stock, Purchaser A4 Preferred Stock and Purchaser Series Seed Preferred Stock.”

5. Section 13.1(a) is hereby deleted and replaced in its entirety with the following;

(a) In the event that the Closing of the Transaction contemplated hereunder has not occurred by March 31, 2022 (the “Outside Closing Date”), as may be unilaterally extended by Parent or Purchaser, provided that Parent or Purchaser, as applicable, remains in compliance with all applicable rules of NASDAQ, for three consecutive three month periods upon written notice delivered to the Company by Purchaser at least five Business Days prior to the expiration of the then Outside Closing Date, and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

6. Section 13.4 is hereby deleted and replaced in its entirety with the following:

13.4 Breakup Fee.

(a) In the event of the termination of this Agreement by Parent or Purchaser pursuant to Section 13.2(a) or as a result of the Company’s refusal to consummate the transactions contemplated hereby which refusal is not permitted by Section 13.1 or 13.2, a breakup fee of $500,000 shall be paid, within three Business Days following termination, by the Company to Parent.

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(b) In the event of the termination of this Agreement by the Company pursuant to Section 13.2(b) or as a result of Parent’s refusal to consummate the transactions contemplated hereby which refusal is not permitted by Section 13.1 or 13.2, a breakup fee of $500,000 shall be paid, within three Business Days following termination, by Parent to the Company.

(c) In the event that the transaction contemplated by this Agreement is not consummated by the Outside Closing Date, as extended by Parent or Purchaser pursuant to Section 13.1(a), for any reason, a breakup fee of $1,500,000 shall be paid within three Business Days following the Outside Closing Date, by Parent to the Company.

7. Except as expressly provided in this Amendment, the Merger Agreement shall remain in full force and effect, and all references to “this Agreement” in the Merger Agreement shall mean the Merger Agreement as further amended by this Amendment.

8. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed and delivered by each of the parties hereto. Counterpart signature pages to this Amendment may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

[Signature page follows]

3

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed and delivered as of the day and year first above written.

Parent:

Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.)

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	Chief Executive Officer

Purchaser/Redomestication Surviving Corporation:

Hudson Capital Merger Sub I Inc.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	Chief Executive Officer

Merger Sub:

Hudson Capital Merger Sub II Inc.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	Chief Executive Officer

Company/Surviving Corporation:

freight APP, Inc.

By:	/s/ Paul Freudenthaler
Name:	Paul Freudenthaler
Title:	Chief Financial Officer

Stockholders’ Representative:

ATW Master Fund II, L.P.

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Managing Partner

4

Annex A-7

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

PLAN OF MERGER

Between

Hudson Capital Merger Sub I Inc.

(as the surviving company)

and

Hudson Capital, Inc.

(as the merging company)

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

PLAN OF MERGER

This Plan of Merger is made on _____________ 2021.

Between:

(1)	Hudson Capital Merger Sub I Inc. a corporation organised and existing under the laws of the State of Delaware with registered number 3622611 (the “Surviving Company”); and

(2)	Hudson Capital, Inc. a company registered in the British Virgin Islands with registered number 774536 (the “Merging Company” and together with the Surviving Company, the “Constituent Companies”).

Whereas:

(A)	The Surviving Company is a corporation organised and existing under the laws of the State of Delaware.

(B)	The Merging Company is a BVI business company registered and existing under the BVI Business Companies Act, as amended (the “Act”).

(C)	The directors of each of the Constituent Companies have determined that it is desirable and in the best interests of the relevant Constituent Company that pursuant to the provisions of section 170 of the Act, the Surviving Company be merged with the Merging Company, with the Surviving Company being the surviving company (the “Merger”).

Now therefore this Plan of Merger provides as follows:

1	For the purposes of section 172(2) of the Act:

1.1	the constituent companies to the Merger are the Surviving Company and the Merging Company;

1.2	the Surviving Company is authorised to issue 450,000,000 shares of which, 300,000,000 shares are designated common stock, par value $0.0001 and 150,000,000 are designated preferred stock, par value $0.0001. There is one (1) share of common stock, par value $0.0001 in issue, which is entitled to vote on the Merger as one class.

1.3	the Merging Company is authorised to issue an unlimited number of ordinary shares of US$0.05 par value each of which there are 7,686,146 ordinary shares in issue, all of which are entitled to vote on the Merger as one class.

2	As soon as the Merger becomes effective (the “Effective Date”):

2.1	the separate corporate existence of the Merging Company ceases;

2.2	the Surviving Company has all the rights, privileges, immunities, powers, objects and purposes of each of the Constituent Companies;

2.3	assets of every description, including choses in action, and the business of each of the Constituent Companies vest in the Surviving Company; and

2.4	the Surviving Company is liable for all claims, debts, liabilities and obligations of each of the Constituent Companies.

3	The terms and conditions of the Merger, including the manner and basis of cancelling, reclassifying or converting shares in each Constituent Company into shares, debt obligations or other securities in the Surviving Company are set out below.

4	On the Effective Date:

4.1	each ordinary share issued and outstanding in the Merging Company on the Effective Date shall be converted into one share of fully paid and non-assessable common stock, $0.0001 par value per share in the Surviving Company; and

5	The Surviving Company shall file with the Registry of Corporate Affairs:

5.1	an agreement that service of process may be effected on it in the British Virgin Islands in respect of proceedings for the enforcement of any claim, debt, liability or obligation of the Merging Company or in respect of proceedings for the enforcement of rights of dissenting members of the Merging Company against the Surviving Company;

5.2	an irrevocable appointment of Maples Corporate Services (BVI) Limited. as its agent to accept service of process of proceedings referred to in paragraph 5.1 above;

5.3	an agreement that it will promptly pay to the dissenting members of the Merging Company the amount, if any, to which they are entitled under the Act with respect to the rights of dissenting members; and

5.4	a copy of the certificate of merger filed by the Surviving Company with the Secretary of State of the State of Delaware (the “Delaware Certificate of Merger”) together with a filing receipt or equivalent document evidencing that the Delaware Certificate of Merger has been so filed.

6

The constitutional documents of the Surviving Company in effect on the effective date shall be the constitutional documents of the Surviving Company until the same shall be altered or amended or until new constitutional documents are adopted as provided therein.

7	The Merger shall, pursuant to section 173 of the Act, be effective on date that the articles of merger are registered by the Registrar of Corporate Affairs.

8	This Plan of Merger shall be governed by and construed in accordance with the laws of the British Virgin Islands.

9	The merger shall be effective as provided by the laws of the State of Delaware.

10	This Plan of Merger may be executed in counterparts.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Hudson Capital Merger Sub I Inc.	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Hudson Capital, Inc.	)

Annex A-8

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

ARTICLES OF MERGER

Between

Hudson Capital Merger Sub I Inc.

(as the surviving company)

and

Hudson Capital, Inc.

(as the merging company)

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

ARTICLES OF MERGER

These Articles of Merger are made on _____________ 2021.

Between:

(1)	Hudson Capital Merger Sub I Inc. a corporation organised and existing under the laws of the State of Delaware with registered number 3622611 (the “Surviving Company”); and

(2)	Hudson Capital, Inc. a company registered in the British Virgin Islands with registered number 774536 (the “Merging Company” and together with the Surviving Company, the “Constituent Companies”).

Whereas the Merging Company is a subsidiary of the Surviving Company, the directors of each of the Constituent Companies have determined that it is desirable and in the best interests of the relevant Constituent Company that pursuant to the provisions of section 172 of the BVI Business Companies Act, as amended (the “Act”), the Surviving Company be merged with the Merging Company, with the Surviving Company being the surviving company (the “Merger”).

Now therefore these Articles of Merger provides as follows:

1	For the purposes of section 172(5) of the Act:

	(a)	Each Constituent Company hereby adopts the Plan of Merger, a copy of which is annexed hereto as the Annex, to the intent that the Merger shall be effective on the date these Articles of Merger are registered by the Registrar of Corporate Affairs in the British Virgin Islands (the “Effective Date”).

	(b)	The constitutional document of the Surviving Company (being a certificate of formation) was filed with Secretary of State of the State of Delaware on the September 9, 2020.

	(c)	The Memorandum and Articles of Association of the Merging Company were first registered on by the Registrar of Corporate Affairs on 28 September 2015 and were most recently amended and restated on 26 October 2020.

	(d)	The Merger and Plan of Merger were approved by the directors of the Surviving Company on _________, 2021.

	(e)	The Merger and Plan of Merger were approved by the directors of the Merging Company on _________, 2021.

2	Each of the Constituent Companies has complied with all the provisions of the laws of the British Virgin Islands to enable them to merge on the Effective Date.

3	The name of the Surviving Company upon the consummation and effectiveness of this Merger shall be Freight Technologies, Inc.

4	These Articles of Merger shall be governed by and construed in accordance with the laws of the British Virgin Islands.

5	These Articles of Merger may be executed in counterparts.

In witness whereof the parties hereto have caused the Articles of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Hudson Capital Merger Sub I Inc.	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Hudson Capital, Inc.	)

Annex

Plan of Merger

Annex B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HUDSON CAPITAL MERGER SUB I iNC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Hudson Capital Merger Sub I, Inc. a corporation incorporated and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. That the name of this corporation is Hudson Capital Merger Sub I Inc., and that this corporation was originally incorporated pursuant to a certificate of incorporation (“Certificate of Incorporation”) filed with the Delaware Secretary of State pursuant to the General Corporation Law on September 9, 2020.

2. This Amended and Restated Certificate of Incorporation of the Corporation, amending and restating the Certificate of Incorporation of the Corporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and has been adopted by the board of directors of the Corporation, acting by written consent in accordance with Section 141(f) of the DGCL.

3. The text of the Certificate of Incorporation of this Corporation be amended and restated in its entirety to read as follows:

First: The name of this corporation is Freight Technologies, Inc. (the “Corporation”).

Second: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, county of New Castle, 19801. The name of its registered agent at such address is National Registered Agents, Inc.

Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue 400,150,000 shares, comprising (i) 300,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), (ii) 150,000 shares of Non-Voting Common Stock, $0.0001 par value per share (“Non-Voting Common Stock”) and (iii) 100,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”), of which 25,271 shares shall be designated as Series Seed Preferred Stock, $0.0001 par value per share (the “Series Seed Preferred Stock”), 10,118,434 shares shall be designated as Series A1-A Preferred Stock, $0.0001 par value per share (the “Series A1-A Preferred Stock”), 4,010,707 shares shall be designated as Series A1-B Preferred Stock, $0.0001 par value per share (the “Series A1-B Preferred Stock” and together with the Series A1-A Preferred Stock, the “Series A1 Preferred Stock”), 2,859,776 shares shall be designated as Series A2 Preferred Stock, $0.0001 par value per share (the “Series A2 Preferred Stock”), and 814,919 shares shall be designated as Series A4 Preferred Stock, $0.0001 par value per share (the “Series A4 Preferred Stock” and together with the Series A1 Preferred Stock, and the Series A2 Preferred Stock, the “Series A Preferred Stock”). Except with respect to terms and provisions of this Amended and Restated Certificate of Incorporation relating to voting and/or approval rights, or relating to the conversion of shares of Preferred Stock into shares of Common Stock, or as the context otherwise requires, references herein to “Common Stock” shall be deemed to be references to both the Common Stock and the Non-Voting Stock, together.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. NON-VOTING COMMON STOCK

1. General. The rights of the holders of the Non-Voting Common Stock are subject to, and qualified by, the rights, powers and privileges of the holders of Common Stock and the Preferred Stock set forth herein.

2. Voting. The Non-Voting Common Stock shall not be entitled to vote on any matters presented to the stockholders of the Corporation for their action or consideration.

B. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

C. PREFERRED STOCK

1. Blank Check Preferred. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (a “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

1. the designation of the series, which may be by distinguishing number, letter or title;

B-2

2. the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

3. the amounts or rates at which dividends will be payable on, and the preferences, if any, of, shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

4. the dates on which dividends, if any, shall be payable;

5. the redemption rights and price or prices, if any, for shares of the series;

6. the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

7. the amounts payable on, and the preferences, if any, of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

8. whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

9. restrictions on the issuance of shares of the same series or any other class or series;

10. the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

11. any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the Preferred Stock Designation for such Preferred Stock.

Without limiting the generality of the foregoing, the Preferred Stock Designation of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

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2. Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall simultaneously receive with the holders of Common Stock, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided; that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A2 Preferred Stock dividend. The “Series A1-A Original Issue Price” shall mean $0.47  per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A1-A Preferred Stock. The “Series A1-B Original Issue Price” shall mean $1.18 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A1-B Preferred Stock. The “Series A2 Original Issue Price” shall mean $0.47 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A2 Preferred Stock. The “Series A4 Original Issue Price” shall mean $1.78 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A4 Preferred Stock. The “Series Seed Original Issue Price shall mean $16.3974 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed Preferred Stock (the Series A1-A Original Issue Price, the Series A1-B Original Issue Price, the Series A2 Original Issue Price, the Series A4 Original Issue Price and the Series Seed Original Issue Price shall be collectively referred to herein as the “Original Issue Price”). Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, in the case of any dividend on shares of Common Stock payable in shares of Common Stock, such dividend shall be payable to the holders of shares of Non-Voting Common Stock in shares of Non-Voting Common Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration or the Available Proceeds, as the case may be, shall be distributed to the holders of the shares of Series A4 Preferred Stock, the holders of the shares of Series A2 Preferred Stock, the holders of the shares of Series A1 Preferred Stock, the holders of the Series Seed Preferred Stock, the holders of shares of Common Stock and the holders of shares of Non-Voting Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Amended and Restated Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event.

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2.2 Deemed Liquidation Events.

2.2.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event”:

(a) a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) (1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the business or assets of the Corporation and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.2.2 Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.2.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with Subsection 2.1.

2.2.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

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2.2.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.2.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsection 2.1, in each case, after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.2.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3. Voting.

3.1 General. The Preferred Stock shall not be entitled to vote on any matters presented to the stockholders of the Corporation for their action or consideration.

3.2 [Reserved.]

3.3 Series A Preferred Stock Protective Provisions. At any time when shares of Series A3 Preferred Stock, Series A2 Preferred Stock, Series A1-A Preferred Stock or Series A1-B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series A2 Preferred Stock voting together as a single class, which must include ATW Master Fund II, L.P. (“ATW”) (the “Requisite Holders”) given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

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3.3.1 amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in any manner that is adverse to, derogates from, or negatively affects the rights of any class of Series A1-A Preferred Stock the Series A1-B Preferred Stock or the Series A2 Preferred Stock;

3.3.2 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock that ranks senior to the Series A2 Preferred Stock, the Series A1-A Preferred Stock or the Series A1-B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of any such class of Series A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation; provided, however, that if the creation of such securities or the increase to the authorized number of shares is expressly approved in connection with a financing transaction of the Corporation which is approved by a majority of the Board of Directors of the Corporation (an “Approved Financing”), then the approval of the Requisite Holders need not be obtained;

3.3.3 (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A2 Preferred Stock, Series A1-A Preferred Stock or Series A1-B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to any such class of Series A Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to any such class of Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with any such class of Series A Preferred Stock in respect of any such right, preference or privilege;

3.3.4 purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A2 Preferred Stock, Series A1-A Preferred Stock and Series A1-B Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

3.3.5 create, or authorize the creation of, or issue, or authorize the issuance of any debt security outside the ordinary course of business; or

3.3.6 create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or permit any subsidiary to create or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer, or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or

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3.3.7 increase or decrease the authorized number of directors constituting the Board of Directors unless such increase or decrease is expressly approved in connection with an Approved Financing.

4. Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Subject to the provisions of Section 4.5, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Reference Price (as defined below) by the applicable Conversion Price (as defined below) in effect at the time of conversion. The “Series A3 Conversion Price” shall initially be equal to $3.00. The “Series A4 Conversion Price” shall initially be equal to $1.18. The “Series A2 Conversion Price” shall initially be equal to $1.42. The “Series A1-A Conversion Price” shall initially be equal to $0.95. The “Series A1-B Conversion Price” shall initially be equal to $1.18. The “Series Seed Conversion Price” shall initially be equal to $16.2689 (the Series A3 Conversion Price, the Series A4 Conversion Price, Series A2 Conversion Price, Series A1-A Conversion Price and Series A1-B Conversion Price shall collectively be referred to herein as the “Series A Conversion Price” and together with the Series Seed Conversion Price, the “Conversion Price”). Such initial Conversion Price (as applicable), and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. The “Series A3 Reference Price” shall be equal to $3.00. The “Series A4 Reference Price” shall be equal to $1.78. The “Series A2 Reference Price” shall be equal to $1.42. The “Series A1-A Reference Price” shall be equal to $0.95. The “Series A1-B Reference Price” shall be equal to $1.16. The “Series Seed Reference Price” shall be equal to $16.2689 (the Series A3 Reference Price, the Series A4 Reference Price, Series A2 Reference Price, Series A1-A Reference Price and Series A1-B Reference Price shall collectively be referred to herein as the “Series A Reference Price” and together with the Series Seed Reference Price, the “Reference Price”).

4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

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4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

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4.3.2 Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

4.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.4 Adjustments to Series A Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series A Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

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(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on any class of Series A Preferred Stock;

(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.6, 4.7, 4.8 or 4.9;

(iii)	shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(iv)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case, provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)	shares of Common Stock, options, warrants or other convertible securities issued to banks, equipment lessors or other financial lessors pursuant to a debt financing, equipment leasing or real property leasing transaction as approved by the Company’s Board of Directors;

(vi)	shares of Common Stock, options, warrants or other convertible securities issued to suppliers or third-party service providers in connection with the provision of goods or services as approved by the Company’s Board of Directors; or

(vii)	shares of Common Stock, options, warrants or other convertible securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Company’s Board of Directors.

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4.4.2 No Adjustment of Applicable Series A Conversion Price. No adjustment in the applicable Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the applicable Series A Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Series A Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such applicable Series A Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the applicable Series A Conversion Price to an amount which exceeds the lower of (i) the applicable Series A Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Series A Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

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(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the applicable Series A Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Series A Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the applicable Series A Conversion Price pursuant to the terms of Subsection 4.4.4, the applicable Series A Conversion Price shall be readjusted to such applicable Series A Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Series A Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the applicable Series A Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Series A Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Applicable Series A Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the applicable Series A Conversion Price of the Series A2 Preferred Stock, the Series A1-A Preferred Stock or the Series A1-B Preferred Stock, as applicable (but for avoidance of doubt, not the applicable Series A4 Preferred Stock Conversion Price), in effect immediately prior to such issuance or deemed issuance, then the applicable Series A Conversion Price of the Series A2 Preferred Stock, the Series A1-A Preferred Stock or the Series A1-B Preferred Stock, as applicable (but for avoidance of doubt, not the applicable Series A4 Preferred Stock Conversion Price), shall be reduced, concurrently with such issuance or deemed issuance, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $0.00001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued. Notwithstanding anything to the contrary herein, in no event shall the Series A2 Conversion Price, the Series A1-A Conversion Price or the Series A1-B Conversion Price be reduced by the operation of the immediately preceding sentence to a Conversion Price that is less than $0.43 per share.

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4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)	The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

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4.5 Limitation on Beneficial Ownership. The Corporation shall not effect the conversion of any of the Preferred Stock held by a stockholder of the Corporation, and such holder shall not have the right to convert any of the Preferred Stock held by such holder pursuant to the terms and conditions of this Amended and Restated Certificate of Incorporation and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (or upon the election by a holder of Preferred Stock prior to the issuance of any Preferred Stock, 9.99%) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such holder of Preferred Stock and the other Attribution Parties shall include the number of shares of Common Stock held by such holder of Preferred Stock and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Stock beneficially owned by such holder of Preferred Stock or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including, without limitation, any Convertible Security) beneficially owned by such holder of Preferred Stock or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4.5. For purposes of this Section 4.5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 Act (“Exchange Act”). For purposes of determining the number of outstanding shares of Common Stock a holder of Preferred Stock may acquire upon the conversion of such Preferred Stock without exceeding the Maximum Percentage, such Holder may rely upon the number of outstanding shares of Common Stock as provided by the Corporation upon request of the holder of Preferred Stock (the “Outstanding Share Number”). If the Corporation receives a notice of conversion from a holder of Preferred Stock at a time when the actual number of outstanding shares of Common Stock is less than the Outstanding Share Number, the Corporation shall notify such holder of Preferred Stock in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the beneficial ownership of such holder of Preferred Stock, as determined pursuant to this Section 4.5, to exceed the Maximum Percentage, such holder must notify the Corporation of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any holder of Preferred Stock, the Corporation shall within one (1) business day confirm orally and in writing or by electronic mail to such holder of Preferred Stock the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including such Preferred Stock, by such holder of Preferred Stock and any other Attribution Party since the date as of which the Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a holder of Preferred Stock upon conversion of such Preferred Stock results in such holder of Preferred Stock and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which such holder of Preferred Stock and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such holder of Preferred Stock shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Corporation, any holder of Preferred Stock may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage of such holder of Preferred Stock to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such holder of Preferred Stock and the other Attribution Parties and not to any other holder of Preferred Stock. For purposes of clarity, the shares of Common Stock issuable to a holder of Preferred Stock pursuant to the terms of this Amended and Restated Certificate of Incorporation in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such holder of Preferred Stock for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert such Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4.5 to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 4.5 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of such Preferred Stock. “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the original issuance date of such Preferred Stock, directly or indirectly managed or advised by the investment manager of a holder of Preferred Stock or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such holder of Preferred Stock or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group (as defined by the Exchange Act) together with such holder of Preferred Stock or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Corporation’s Common Stock would or could be aggregated with such Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively such holder of Preferred Stock and all other Attribution Parties to the Maximum Percentage. For purposes of this Section 4.5, “Person” means, an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization. “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the specified Person, and “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting securities, by contract, or otherwise.

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4.6 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Common Stock, the applicable Series A Conversion Price and Series Seed Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the applicable Series A Conversion Price and Series Seed Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.7 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

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4.8 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.9 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.7 or 4.8), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

4.10 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

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4.11 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

6. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of Requisite Holders.

7. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

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Fifth: Subject to any additional vote required by this Amended and Restated Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

Sixth: Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Each director shall be entitled to one vote on each matter presented to the Board of Directors.

Seventh: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Eighth: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Ninth: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Tenth: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

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Eleventh: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, Affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the shares of Series A2 Preferred Stock then outstanding (voting as a single class), will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Eleventh.

Twelfth: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware DGCL or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Subject to the preceding provisions of this Article Twelfth, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Exchange Act and the Securities Act.

* * *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this ___ day of _____________, 2021.

By:

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Annex B-1

 _____________

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A-3 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

Delaware GENERAL CORPORATION LAW

The undersigned, Michael Flinker and Paul Freudenthaler, do hereby certify that:

1. They are the President and Secretary, respectively, of Freight Technologies, Inc., a Delaware corporation (the “Corporation”).

2. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 100,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a Series A-3 Preferred Stock, which shall consist of up to [___________] shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

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TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Aggregate Stated Value” means the product obtained by multiplying (a) the Initial Conversion Shares by (b) the Conversion Price.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

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“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Initial Conversion Shares” means _____________ shares of Common Stock issuable upon conversion of the Preferred Stock on the Original Issue Date (subject to adjustment for forward and reverse stock splits and the like after the Original Issue Date).1

“Initial Trigger Date” means the fourth Trading Day following the Original Issue Date.

“Initial Trigger Date Conversion Price” shall have the means set forth in Section 6(e).

“Issuable Maximum” shall have the meaning set forth in Section 6(e).

“Liquidation” shall have the meaning set forth in Section 5.

“New York Courts” shall have the meaning set forth in Section 11(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock thereafter, and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

1Determined using the following formula:

ICS = Initial Conversion Shares

PIPE Cash = the amount of cash received from the PIPE financing

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“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of February 9, 2021, among FreightHub, Inc. and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Subsidiary” means any subsidiary of the Corporation as set forth on Schedule 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means Transhare Securities Transfer & Registrar, the current transfer agent of the Corporation with a mailing address of 15500 Roosevelt Blvd., Suite 302, Clearwater, FL 33760, and any successor transfer agent of the Corporation.

“Trigger Date” means each of the 10th, 20th, 30th, 40th, 50th, 60th, 70th, 80th, 90th, 100th, 110th, and 120th Trading Day immediately following the Original Issue Date.

“Trigger Date Conversion Price” shall have the meaning set forth in Section 6(e).

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“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is then quoted on OTCQB or OTCQX and neither are a Trading Market at such time, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Corporation’s Series A-3 Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to [________________]  (which shall not be subject to increase without the written consent of a majority in interest of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $3.00, subject to increase set forth in the immediately following sentence (the “Stated Value”). The Stated Value shall be subject to adjustment such that any adjustment to the Conversion Price shall result in a corresponding equivalent adjustment to the Stated Value such that upon any conversion of the Preferred Stock the Holder shall receive one share of Common Stock for each shares of Preferred Stock converted.

Section 3. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Preferred Stock.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

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Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d) and Section 6(e)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b) Conversion Price. The conversion price for the Preferred Stock shall equal $3.00, subject to adjustment herein (the “Conversion Price”).

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c) Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which Conversion Shares shall be free of restrictive legends and trading restrictions, and (B) a bank check in the amount of accrued and unpaid dividends, if any. The Corporation shall use its best efforts to deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

ii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

iii. Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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iv. Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

v. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

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d) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

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e) Issuance Limitations. Notwithstanding anything herein to the contrary, the Corporation may not issue, upon conversion of the Preferred Stock, a number of shares of Common Stock which would exceed the Initial Conversion Shares (such number of shares, subject to upward adjustment as contemplated by the remainder of this Section 6(e), the “Issuable Maximum”). In the event that the average of the three VWAPs immediately prior to the Initial Trigger Date (such amount, the “Initial Trigger Date Conversion Price”) is less than the Conversion Price, then on and after the Initial Trigger Date, the Issuable Maximum shall be increased to equal the lesser of (i) such number of shares of Common Stock equal to the Aggregate Stated Value divided by the Initial Trigger Date Conversion Price and (ii) ____________2 shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like). Further, in the event that the average of the 3 lowest VWAPs during the ten Trading Days immediately prior to each Trigger Date (each such amount, a “Trigger Date Conversion Price”) is less than the Conversion Price, then on and after each applicable Trigger Date the Issuable Maximum may be increased and only increased on each applicable Trigger Date to equal the lesser of (i) such number of shares of Common Stock equal to the Aggregate Stated Value divided by the applicable Trigger Date Conversion Price and (ii) [NUMBER DETERMINED IN FOOTNOTE 2] shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like). Each Holder shall, for the avoidance of doubt, be entitled to a portion of the Issuable Maximum equal to its pro-rata portion of the Initial Conversion Shares issuable to such Holder on or before the Original Issue Date. Notwithstanding anything herein to the contrary, in no event shall the Issuable Maximum exceed [NUMBER DETERMINED IN FOOTNOTE 2] shares of Common Stock, in the aggregate. Furthermore, following the final Trigger Date, in the event that the Issuable Maximum is less than the aggregate number of Preferred Stock issued on the Original Issue Date, then such shares of Preferred Stock previously issued in excess of such finally-determined Issuable Maximum shall be cancelled, on a pro rata basis with the Holders, and not reissued.

2 Determined at closing using the following formula:

ASV = Aggregate Stated Value

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Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) RESERVED.

c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Holder of Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d) Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, each Holder of Preferred Stock shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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e) Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) and Section 6(e) on the conversion of this Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) and Section 6(e) on the conversion of this Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

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f) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g) Notice to the Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by electronic transmission, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Paul Freudenthaler, e-mail address pfreudenthaler@fr8hub.com or such other, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by electronic transmission, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A-3 Convertible Preferred Stock.

*********************

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this ___ day of _____ 2021.

Name: Michael Flinker Title: President	Name: Paul Freudenthaler Title: Secretary

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ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series A-3 Convertible Preferred Stock indicated below into shares of common stock, par value $0.0001per share (the “Common Stock”), of Freight Technologies, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________

Number of shares of Preferred Stock owned prior to Conversion: _______________

Number of shares of Preferred Stock to be Converted: ________________________

Stated Value of shares of Preferred Stock to be Converted: ____________________

Number of shares of Common Stock to be Issued: ___________________________

Applicable Conversion Price:____________________________________________

Number of shares of Preferred Stock subsequent to Conversion: ________________

Address for Delivery: ______________________ or DWAC Instructions: Broker no: _________ Account no: ___________

[HOLDER]

By:
Name:
Title:

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Annex C

AMENDED AND RESTATED BYLAWS

OF

Freight Technologies, Inc.

- A Delaware Corporation -

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AMENDED AND RESTATED BYLAWS

OF

Freight Technologies, Inc.

ARTICLE I

OFFICES

SECTION 1. Principal Office. The registered office of the corporation shall be located in such place as may be provided from time to time in the Certificate of Incorporation.

SECTION 2. Other Offices. The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or as the business of the corporation may require.

ARTICLE II

STOCKHOLDERS

SECTION 1. Annual Meetings. The annual meeting of the stockholders of the corporation shall be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the board of directors and as shall be designated in the notice of said meeting.

SECTION 2. Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be held wholly or partially by means of remote communication or at any place, within or without the State of Delaware, and may be called only by a majority vote of the board of directors, by the Chief Executive Officer or by the Chairman.

SECTION 3. Notice and Purpose of Meetings. Written or printed notice of the meeting stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally, or by mail, or if prior consent has been received from a stockholder by electronic transmission, by or at the direction of the Chairman or the President, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting.

SECTION 4. Quorum. The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

SECTION 5. Voting Process. If a quorum is present or represented, the affirmative vote of a majority of the shares of stock present or represented at the meeting, by ballot, proxy or electronic ballot, shall be the act of the stockholders unless the vote of a greater number of shares of stock is required by law, by the Certificate of Incorporation or by these amended and restated bylaws. Each outstanding share of stock having voting power, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. A stockholder may vote either in person, by proxy executed in writing by the stockholder or by his or her duly authorized attorney-in-fact, or by an electronic ballot from which it can be determined that the ballot was authorized by a stockholder or proxyholder. The term, validity and enforceability of any proxy shall be determined in accordance with the General Corporation Law of the State of Delaware.

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SECTION 6. Stockholder Proposals and Director Nominations. For nominations for the election to the board of directors, or any other business, to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis. To be timely, a stockholder’s notice will need to be delivered to the attention of the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders.

ARTICLE III

DIRECTORS

SECTION 1. Powers. The business affairs of the corporation shall be managed by its board of directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these amended and restated bylaws directed or required to be exercised or done by the stockholders. The board of directors may adopt such rules and regulations, not inconsistent with the Certificate of Incorporation or these amended and restated bylaws or applicable laws, as it may deem proper for the conduct of its meetings and the management of the Corporation.

SECTION 2. Number, Qualifications, Term. The board of directors shall consist of one or more members. The number of directors shall be fixed by the board of directors and may thereafter be changed from time to time by resolution of the board of directors. Directors need not be residents of the State of Delaware nor stockholders of the corporation.

SECTION 3. Vacancies. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify. A vacancy created by the removal of a director by the stockholders may be filled by the stockholders.

SECTION 4. Place of Meetings. Meetings of the board of directors, regular or special, may be held either within or without the State of Delaware.

SECTION 5. Regular Meetings. Regular meetings of the board of directors may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the board.

SECTION 6. Special Meetings. Special meetings of the board of directors may be called by the Chairman or the President or by the number of directors who then legally constitute a quorum. Notice of the time and place of all special meetings of the board of directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting.

SECTION 7. Notice; Waiver. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

SECTION 8. Quorum. A majority of the directors then in office shall constitute a quorum for the transaction of business unless a greater number is required by law, by the Certificate of Incorporation or by these amended and restated bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

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SECTION 10. Action Without A Meeting. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof. In addition, meetings of the board may be held by means of conference telephone or voice communication as permitted by the General Corporation Law of the State of Delaware.

SECTION 11. Action. Except as otherwise provided by law or in the Certificate of Incorporation or these amended and restated bylaws, if a quorum is present, the affirmative vote of a majority of the members of the board of directors present at the applicable meeting will be required for any action.

SECTION 12. Removal of Directors. Subject to any provisions of applicable law or the Certificate of Incorporation, any or all of the directors may be removed with cause by vote of stockholders holding at least 66-2/3% of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, voting together as a single class.

ARTICLE IV

COMMITTEES

SECTION 1. Designation of Committees. The board of directors may, by resolution adopted by a majority of the whole board, designate one or more committees, each of which shall, except as otherwise prescribed by law, have such authority of the board of directors as shall be specified in the resolution of the board designating such committee. The board of directors shall have the power at any time to change the membership of, to fill all vacancies in and to discharge any such committee, either with or without cause.

SECTION 4. Procedure; Meetings; Quorum. Committee meetings, of which no notice shall be necessary, may be held at such times and places as shall be fixed by resolution adopted by a majority of the members thereof. So far as applicable, the provisions of Article III of these amended and restated bylaws relating to notice, quorum and voting requirements applicable to meetings of the board of directors shall govern meetings of any committee of the board. Each committee of the board of directors shall keep written minutes of its proceedings and circulate summaries of such written minutes to the board of directors before or at the next meeting of the board.

ARTICLE V

OFFICERS

SECTION 1. Number. The board of directors at its first meeting after each annual meeting of stockholders shall choose a Chief Executive Officer, a Secretary and a Treasurer, none of whom need be a member of the board. The board of directors may also choose a Chairman from among the directors, a Chief Financial Officer, one or more Executive Vice Presidents and one or more Vice Presidents. The board of directors may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board of directors. More than two offices may be held by the same person.

SECTION 2. Compensation. The salaries or other compensation of all officers of the corporation shall be fixed by the board of directors. No officer shall be prevented from receiving a salary or other compensation by reason of the fact that he or she is also a director.

SECTION 3. Term; Removal; Vacancy. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the whole board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

SECTION 4. Chairman. The Chairman shall, if one be elected, preside at all meetings of the board of directors.

SECTION 5. Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the corporation, shall preside at all meetings of the stockholders and the board of directors in the absence of the Chairman, shall have general supervision over the business of the corporation and shall see that all directions and resolutions of the board of directors are carried into effect.

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SECTION 6. President. The President shall, in the absence or disability of the Chief Executive Officer, perform the duties and exercise the powers of the Chief Executive Officer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

SECTION 7. Chief Financial Officer. The Chief Financial Officer shall be the chief financial officer of the corporation, shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the board of directors or the President and shall supervise the custody of all funds and securities of the corporation, subject to the order of the board of directors. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these amended and restated bylaws to the Treasurer shall be deemed references to the Chief Financial Officer.

SECTION 8. Vice President. The Executive Vice Presidents shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe. If there shall be more than one Executive Vice President, the Executive Vice Presidents shall perform such duties and exercise such powers in the absence or disability of the President, in the order determined by the board of directors. The Vice Presidents shall, in the absence or disability of the President and of the Executive Vice Presidents, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe. If there shall be more than one vice president, the vice presidents shall perform such duties and exercise such powers in the absence or disability of the President and of the Executive Vice President, in the order determined by the board of directors.

SECTION 9. Secretary. The Secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the stockholders and of the board of directors in a book to be kept for that purpose. He or she shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or President, under whose supervision he or she shall be. He or she shall have custody of the corporate seal of the corporation and he or she shall have the authority to affix the same to an instrument requiring it and when so affixed, it may be attested by his or her signature. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature.

SECTION 10. Treasurer. The Treasurer or Chief Financial Officer shall supervise the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors. He or she shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the Chairman, the President and the board of directors, at its regular meetings, or when the board of directors so requires, an account of all of his or her transactions as Treasurer and of the financial condition of the corporation.

ARTICLE VI

CAPITAL STOCK

SECTION 1. Form. The shares of the capital stock of the corporation shall be represented by certificates in such form as shall be approved by the board of directors and shall be signed by the Chairman, the President, an Executive Vice President or a Vice President, and by the Treasurer or the Secretary of the corporation, and may be sealed with the seal of the corporation or a facsimile thereof.

SECTION 2. Lost and Destroyed Certificates. The board of directors may direct a new certificate to be issued in place of any certificate theretofore issued by the corporation alleged to have been lost or destroyed. When authorizing such issue of a new certificate, the board of directors, in its discretion and as a condition precedent to the issuance thereof, may prescribe such terms and conditions as it deems expedient, and may require such indemnities as it deems adequate, to protect the corporation from any claim that may be made against it with respect to any such certificate alleged to have been lost or destroyed.

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SECTION 3. Transfer of Shares. Upon surrender to the corporation or the transfer agent of the corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto, and the old certificate cancelled and the transaction recorded upon the books of the corporation.

ARTICLE VII

INDEMNIFICATION

SECTION 1. (a) The corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b) The corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e) Expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

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(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not limit the corporation from providing any other indemnification or advancement of expenses permitted by law nor shall they be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. If a claim for indemnification or advancement of expenses under this Article VII is not paid in full within 30 days after a written claim therefor by the indemnified person has been received by the corporation, the indemnified person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.

(g) The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Section or the General Corporation Law of the State of Delaware.

(h) For the purposes of this Section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this Section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified by the board of directors, continue as to a person who has ceased to be a director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs executors and administrators of such a person.

(k) Any repeal or modification of this Article VII is only prospective and does not affect the rights under this Article VII in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any action, suit or proceeding against any indemnified person under this Article VII.

(l) Notwithstanding the foregoing provisions of this Article VII, no indemnification nor advancement of expenses will extend to any claims made by the corporation’s officers and directors to cover any loss that such individuals may sustain as a result of such individuals’ agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by the corporation for services rendered or contracted for or products sold to the corporation, as described in the registration statement on Form S-1 filed with the Securities and Exchange Commission in connection with the corporation’s initial public offering.

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ARTICLE VIII

GENERAL PROVISIONS

SECTION 1. Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

SECTION 2. Fiscal Year. The fiscal year of the corporation shall be determined, and may be changed, by resolution of the board of directors.

SECTION 3. Seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

ARTICLE IX

AMENDMENTS

SECTION 1. Subject to Section 1(k) of Article VII, these amended and restated bylaws may be altered, amended, supplemented or repealed or new bylaws may be adopted (a) at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of the holders of 66-2/3% of the shares entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting, or (b) by a resolution adopted by a majority of the whole board of directors at any regular or special meeting of the board. The stockholders shall have authority to change or repeal any bylaws adopted by the directors, subject to compliance with the provisions of this Section.

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Annex D

FREIGHT TECHNOLOGIES, INC.

2021 EQUITY INCENTIVE PLAN

FREIGHT TECHNOLOGIES, INC.

2021 EQUITY INCENTIVE PLAN

Article I
PURPOSE

The purpose of this Freight Technologies, Inc. 2021 Equity Incentive Plan (the “Plan”) is to benefit Freight Technologies, Inc., a Delaware corporation (the “Company”) and its stockholders, by assisting the Company and its subsidiaries to attract, retain and provide incentives to key management employees, directors, and consultants of the Company and its Affiliates, and to align the interests of such service providers with those of the Company’s stockholders. Accordingly, the Plan provides for the granting of Non-qualified Stock Options, Incentive Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Unrestricted Stock Awards or any combination of the foregoing.

Article II
DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

2.1 “Affiliate” shall mean any corporation which, with respect to the Company, is a “subsidiary corporation” within the meaning of Section 424(f) of the Code or other entity in which the Company has a controlling interest in such entity or another entity which is part of a chain of entities in which the Company or each entity has a controlling interest in another entity in the unbroken chain of entities ending with the applicable entity.

2.2 “Award” shall mean, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, or Unrestricted Stock Award.

2.3 “Award Agreement” shall mean a written agreement between the Company and the Holder with respect to an Award, setting forth the terms and conditions of the Award, as amended.

2.4 “Board” shall mean the Board of Directors of the Company.

2.5 ““Cause” shall mean (i) if the Holder is a party to an employment or service agreement with the Company or an Affiliate which agreement defines “Cause” (or a similar term), “Cause” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Cause” shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate, or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

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2.6 “Change of Control” shall mean: (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement defines “Change of Control” (or a similar term), “Change of Control” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

(a) Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b) The closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of the Shares immediately prior to the Business Combination have substantially the same proportionate ownership of the common stock or ordinary shares, as applicable, of the surviving corporation immediately after the Business Combination as immediately before;

(c) The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;

(d) The approval by the holders of shares of Shares of a plan of complete liquidation of the Company, other than a merger of the Company into any subsidiary or a liquidation as a result of which persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of common stock or ordinary shares, as applicable, of the surviving corporation immediately after such liquidation as immediately before; or

(e) Within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraphs (a), (b), (c), or (d) of this definition).

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2.7 “Code” shall mean the United States of America Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulation under such section.

2.8 “Committee” shall mean a committee comprised of two (2) or more members of the Board who are selected by the Board as provided in Section 4.1.

2.9 “Company” shall have the meaning given to such term in the introductory paragraph, including any successor thereto.

2.10 “Consultant” shall mean any non-Employee (individual or entity) advisor to the Company or an Affiliate who or which has contracted directly with the Company or an Affiliate to render bona fide consulting or advisory services thereto.

2.11 “Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.

2.12 ““Effective Date” shall mean ________, 2021.

2.13 “Employee” shall mean any employee, including any officer, of the Company or an Affiliate.

2.14 “Exchange Act” shall mean the United States of America Securities Exchange Act of 1934, as amended.

2.15 “Fair Market Value” shall mean, as of any specified date, the closing sales price of the Shares for such date (or, in the event that the Shares are not traded on such date, on the immediately preceding trading date) on the NASDAQ Stock Market (“NASDAQ”), as reported by NASDAQ, or such other domestic or foreign national securities exchange on which the Shares may be listed. If the Shares are not listed on NASDAQ or on a national securities exchange, but are quoted on the OTC Bulletin Board or by the National Quotation Bureau, the Fair Market Value of the Shares shall be the mean of the highest bid and lowest asked prices per Share for such date. If the Shares are not quoted or listed as set forth above, Fair Market Value shall be determined by the Board in good faith by any fair and reasonable means (which means may be set forth with greater specificity in the applicable Award Agreement). The Fair Market Value of property other than Shares shall be determined by the Board in good faith by any fair and reasonable means consistent with the requirements of applicable law.

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2.16 “Family Member” of an individual shall mean any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

2.17 “Holder” shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, who has acquired such Award in accordance with the terms of the Plan, as applicable.

2.18 “Incentive Stock Option” shall mean an Option which is intended by the Committee to constitute an “incentive stock option” and conforms to the applicable provisions of Section 422 of the Code.

2.19 “Incumbent Director” shall mean, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.

2.20 “Non-qualified Stock Option” shall mean an Option which is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.21 “Option” shall mean an Award granted under Article VII of the Plan of an option to purchase Shares and shall include both Incentive Stock Options and Non-qualified Stock Options.

2.22 “Option Agreement” shall mean a written agreement between the Company and a Holder with respect to an Option.

2.23 “Plan” shall mean this Freight Technologies, Inc. 2021 Equity Incentive Plan, as amended from time to time, together with each of the Award Agreements utilized hereunder.

2.24 “Restricted Stock Award” and “Restricted Stock” shall mean an Award granted under Article VIII of the Plan of Shares, the transferability of which by the Holder is subject to Restrictions.

2.25 “Restricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.26 “Restricted Stock Unit Award” and “RSUs” shall refer to an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual service-related vesting requirements, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

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2.27 “Restricted Stock Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.28 “Restriction Period” shall mean the period of time for which Shares subject to a Restricted Stock Award shall be subject to Restrictions, as set forth in the applicable Restricted Stock Agreement.

2.29 “Restrictions” shall mean the forfeiture, transfer and/or other restrictions applicable to Shares awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Stock Award and set forth in a Restricted Stock Agreement.

2.30 “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

2.31 “Shares” or “Stock” shall mean the common stock of the Company, par value $0.00001 per share.

2.32 “Ten Percent Stockholder” shall mean an Employee who, at the time an Option is granted to him or her, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

2.33 “Termination of Service” shall mean a termination of a Holder’s employment with, or status as a Director or Consultant of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death, except as provided in Section 6.4. In the event Termination of Service shall constitute a payment event with respect to any Award subject to Code Section 409A, Termination of Service shall only be deemed to occur upon a “separation from service” as such term is defined under Code Section 409A and applicable authorities.

2.34 “Total and Permanent Disability” of an individual shall mean the inability of such individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Section 22(e)(3) of the Code.

2.35 “Unit” shall mean a bookkeeping unit, which represents one Share for purposes of each Restricted Stock Unit Award.

2.36 “Unrestricted Stock Award” shall mean an Award granted under Article IX of the Plan of Shares which are not subject to Restrictions.

2.37 “Unrestricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Stock Award.

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Article III
EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the Effective Date, provided that the Plan is approved by the stockholders of the Company within twelve (12) months of such date.

Article IV
ADMINISTRATION

4.1 Composition of Committee. The Plan shall be administered by the Committee, which shall be appointed by the Board. If necessary, in the Board’s discretion, to comply with Rule 16b-3 under the Exchange Act or relevant securities exchange or inter-dealer quotation service, the Committee shall consist solely of two (2) or more Directors who are each (i) “non-employee directors” within the meaning of Rule 16b-3 and (ii) “independent” for purposes of any applicable listing requirements;. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award.

4.2 Powers. Subject to the other provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to (i) determining which Employees, Directors or Consultants shall receive an Award, (ii) the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Committee), (iii) what type of Award shall be granted, (iv) the term of an Award, (v) the date or dates on which an Award vests, (vi) the form of any payment to be made pursuant to an Award, (vii) the terms and conditions of an Award (including the forfeiture of the Award, and/or any financial gain, if the Holder of the Award violates any applicable restrictive covenant thereof), (viii) the Restrictions under a Restricted Stock Award, (ix) the number of Shares which may be issued under an Award, (x) the waiver of any Restrictions, and (xi) determining whether to offer to repurchase, replace or reprice a previously granted Award and the terms and conditions of such offer, subject in all cases to compliance with applicable laws. In making such determinations the Committee may take into account the nature of the services rendered by the respective Employees, Directors and Consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee in its discretion may deem relevant.

4.3 Additional Powers. The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, to determine the terms, restrictions and provisions of each Award and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent the Committee shall deem necessary, appropriate or expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.

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4.4 Committee Action. Subject to compliance with all applicable laws, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting. No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.

Article V
SHARES SUBJECT TO PLAN AND LIMITATIONS THEREON

5.1 Authorized Shares and Award Limits. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XI, the aggregate number of Shares that may be issued under the Plan shall not exceed 5,000,000 Shares. Shares shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its Holder terminate, any Shares subject to such Award shall again be available for the grant of a new Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of Shares that may be subject to Awards of Options under Article VII, in this case granted to any one person during any calendar year, shall be 100,000 Shares (subject to adjustment in the same manner as provided in Article XI with respect to Shares subject to Awards then outstanding).

5.2 Types of Shares. The Shares to be issued pursuant to the grant or exercise of an Award may consist of authorized but unissued Shares, Shares purchased on the open market or Shares previously issued and outstanding and reacquired by the Company.

Article VI
ELIGIBILITY AND TERMINATION OF SERVICE

6.1 Eligibility. Awards made under the Plan may be granted solely to individuals or entities who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-qualified Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, an Unrestricted Stock Award, or any combination thereof, and solely for Employees, an Incentive Stock Option.

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6.2 Termination of Service. Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.3 or 6.4, the following terms and conditions shall apply with respect to a Holder’s Termination of Service with the Company or an Affiliate, as applicable:

(a) The Holder’s rights, if any, to exercise any then exercisable Options shall terminate:

(i) If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, ninety (90) days after the date of such Termination of Service;

(ii) If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such Termination of Service; or

(iii) If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Options. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for a different time period in the Award Agreement, or may extend the time period, following a Termination of Service, during which the Holder has the right to exercise any vested Non-qualified Stock Option, which time period may not extend beyond the expiration date of the Award term.

(b) In the event of a Holder’s Termination of Service for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or Restricted Stock Unit Award, such Restricted Stock and/or RSUs shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or RSUs. Notwithstanding the immediately preceding sentence, the Committee, in its sole discretion, may determine, prior to or within thirty (30) days after the date of such Termination of Service that all or a portion of any such Holder’s Restricted Stock and/or RSUs shall not be so canceled and forfeited.

6.3 Special Termination Rule. Except to the extent inconsistent with the terms of the applicable Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s employment with, or status as a Director of, the Company or an Affiliate shall terminate, and if, within ninety (90) days of such termination, such Holder shall become a Consultant, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Consultant for the entire period during which such Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment or Director status had terminated until such time as his or her Consultant status shall terminate, in which case his or her Award, as it may have been reduced in connection with the Holder’s becoming a Consultant, shall be treated pursuant to the provisions of Section 6.2, provided, however, that any such Award which is intended to be an Incentive Stock Option shall, upon the Holder’s no longer being an Employee, automatically convert to a Non-qualified Stock Option. Should a Holder’s status as a Consultant terminate, and if, within ninety (90) days of such termination, such Holder shall become an Employee or a Director, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee or a Director, as applicable, for the entire period during which such Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Consultant status had terminated until such time as his or her employment with the Company or an Affiliate, or his or her Director status, as applicable, shall terminate, in which case his or her Award shall be treated pursuant to the provisions of Section 6.2.

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6.4 Termination of Service for Cause. Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, in the event of a Holder’s Termination of Service for Cause, all of such Holder’s then outstanding Awards shall expire immediately and be forfeited in their entirety upon such Termination of Service.

Article VII
OPTIONS

7.1 Option Period. The term of each Option shall be as specified in the Option Agreement; provided, however, that except as set forth in Section 7.3, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant.

7.2 Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as specified in the Option Agreement.

7.3 Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Stock Options that exceeds such threshold shall be treated as Non-qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Holder, will not constitute Incentive Stock Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Incentive Stock Option is granted, such Employee is a Ten Percent Stockholder, unless (i) at the time such Incentive Stock Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to the Incentive Stock Option, and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option shall be granted more than ten (10) years from the earlier of the Effective Date or date on which the Plan is approved by the Company’s stockholders. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.

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7.4 Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the other provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Stock Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of Shares (plus cash if necessary) that have been owned by the Holder for at least six (6) months and having a Fair Market Value equal to such Option price, or such other forms or methods as the Committee may determine from time to time, in each case, subject to such rules and regulations as may be adopted by the Committee. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3, and 6.4, as applicable, specify the effect of Termination of Service on the exercisability of the Option. Moreover, without limiting the generality of the foregoing, a Non-qualified Stock Option Agreement may provide for a “cashless exercise” of the Option, in whole or in part, by (a) establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan as to all or a part of Shares to which he is entitled to receive upon exercise of the Option, pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the Shares from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company, or (b) reducing the number of Shares to be issued upon exercise of the Option by the number of such Shares having an aggregate Fair Market Value equal to the Option price (or portion thereof to be so paid) as of the date of the Option’s exercise. An Option Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Options, including but not limited to, upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made upon a Change of Control resulting from the operation of the Plan or of such Option Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

7.5 Option Price and Payment. The price at which an Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of an Share on the date such Option is granted (or 110% of Fair Market Value for an Incentive Stock Option held by Ten Percent Stockholder, as provided in Section 7.3), and (ii) shall be subject to adjustment as provided in Article XI. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Option Agreement, which manner, with the consent of the Committee, may include the withholding of Shares otherwise issuable in connection with the exercise of the Option. Separate share certificates shall be issued by the Company for those Shares acquired pursuant to the exercise of an Incentive Stock Option and for those Shares acquired pursuant to the exercise of a Non-qualified Stock Option.

7.6 Stockholder Rights and Privileges. The Holder of an Option shall be entitled to all the privileges and rights of a stockholder of the Company solely with respect to such Shares as have been purchased under the Option and for which share certificates have been registered in the Holder’s name.

7.7 Options and Rights in Substitution for Stock or Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees, Directors or Consultants as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock or shares of the employing entity with the result that such employing entity becomes an Affiliate.

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Article VIII
RESTRICTED STOCK AWARDS

8.1 Award. A Restricted Stock Award shall constitute an Award of Shares to the Holder as of the date of the Award which are subject to a “substantial risk of forfeiture” as defined under Section 83 of the Code during the specified Restriction Period. At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 8.2.

8.2 Terms and Conditions. At the time any Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Company shall cause the Shares to be issued in the name of Holder, either by book-entry registration or issuance of one or more stock certificates evidencing the Shares, which Shares or certificates shall be held by the Company or the stock transfer agent or brokerage service selected by the Company to provide services for the Plan. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order, and if any certificate is issued, such certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares. After any Shares vest, the Company shall deliver the vested Shares, in book-entry or certificated form in the Company’s sole discretion, registered in the name of Holder or his or her legal representatives, beneficiaries or heirs, as the case may be, less any Shares withheld to pay withholding taxes. If provided for under the Restricted Stock Agreement, the Holder shall have the right to vote Shares subject thereto and to enjoy all other stockholder rights, including the entitlement to receive dividends on the Shares during the Restriction Period. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Awards, including but not limited to accelerated vesting upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made in connection with a Change of Control resulting from the operation of the Plan or of such Restricted Stock Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical. All Shares delivered to a Holder as part of a Restricted Stock Award shall be delivered and reported by the Company or the Affiliate, as applicable, to the Holder at the time of vesting.

8.3 Payment for Restricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to a Restricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

Article IX
UNRESTRICTED STOCK AWARDS

9.1 Award. Shares may be awarded (or sold) to Employees, Directors or Consultants under the Plan which are not subject to Restrictions of any kind, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.

9.2 Terms and Conditions. At the time any Award is made under this Article IX, the Company and the Holder shall enter into an Unrestricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.

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9.3 Payment for Unrestricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to an Unrestricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to an Unrestricted Stock Award, except to the extent otherwise required by law.

Article X
RESTRICTED STOCK UNIT AWARDS

10.1 Award. A Restricted Stock Unit Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Restriction Period. At the time a Restricted Stock Unit Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Unit Award may have a different Restriction Period, in the discretion of the Committee. A Restricted Stock Unit shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares prior to the time the Holder shall receive a distribution of Shares pursuant to Section 10.3.

10.2 Terms and Conditions. At the time any Award is made under this Article X, the Company and the Holder shall enter into a Restricted Stock Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Restricted Stock Unit Agreement shall set forth the individual service-based vesting requirement which the Holder would be required to satisfy before the Holder would become entitled to distribution pursuant to Section 10.3 and the number of Units awarded to the Holder. Such conditions shall be sufficient to constitute a “substantial risk of forfeiture” as such term is defined under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Unit Awards in the Restricted Stock Unit Agreement, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable vesting period. The terms and conditions of the respective Restricted Stock Unit Agreements need not be identical.

10.3 Distributions of Shares. The Holder of a Restricted Stock Unit shall be entitled to receive a cash payment equal to the Fair Market Value of an Share, or one Share, as determined in the sole discretion of the Committee and as set forth in the Restricted Stock Unit Agreement, for each Restricted Stock Unit subject to such Restricted Stock Unit Award, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the Restricted Stock Unit first becomes vested (i.e., no longer subject to a “substantial risk of forfeiture”).

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Article XI
RECAPITALIZATION OR REORGANIZATION

11.1 Adjustments to Shares. The shares with respect to which Awards may be granted under the Plan are Shares as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of Shares underlying an Award theretofore granted, the Company shall effect a subdivision or consolidation of the Shares or the payment of an Share dividend on Shares without receipt of consideration by the Company, the number of Shares with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding Shares, shall be proportionately increased, and the purchase price per Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Shares, shall be proportionately reduced, and the purchase price per Share shall be proportionately increased. Notwithstanding the foregoing or any other provision of this Article XI, any adjustment made with respect to an Award (x) which is an Incentive Stock Option, shall comply with the requirements of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code, and (y) which is a Non-qualified Stock Option, shall comply with the requirements of Section 409A of the Code, and in no event shall any adjustment be made which would render any Non-qualified Stock Option granted under the Plan to become subject to Section 409A of the Code.

11.2 Recapitalization. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of Shares then covered by such Award, the number and class of shares and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of Shares then covered by such Award.

11.3 Other Events11.4. In the event of changes to the outstanding Shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XI, any outstanding Awards and any Award Agreements evidencing such Awards shall be adjusted by the Board in its discretion in such manner as the Board shall deem equitable or appropriate taking into consideration the applicable accounting and tax consequences, as to the number and price of Shares or other consideration subject to such Awards. In the event of any adjustment pursuant to Sections 11.1, 11.2 or this Section 11.3, the aggregate number of Shares available under the Plan pursuant to Section 5.1 may be appropriately adjusted by the Board, the determination of which shall be conclusive. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award.

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11.5 Change of Control. The Committee may, in its sole discretion, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control, cause any Award either (i) to be canceled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per Share in the Change of Control over the per Share exercise, base or purchase price of such Award, which may be paid immediately or over the vesting schedule of the Award; (ii) to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation following such Change of Control; (iii) accelerate any time periods, or waive any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Holder whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee; (iv) to be purchased from a Holder whose employment has been terminated as a result of a Change of Control, upon the Holder’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or (v) terminate any then outstanding Award or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change. The number of Shares subject to any Award shall be rounded to the nearest whole number.

11.6 Powers Not Affected. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Shares or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

11.7 No Adjustment for Certain Awards. Except as hereinabove expressly provided, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of Shares subject to Awards theretofore granted or the purchase price per Share, if applicable.

Article XII
AMENDMENT AND TERMINATION OF PLAN

The Plan shall continue in effect, unless sooner terminated pursuant to this Article XII, until the tenth (10th) anniversary of the date on which it is adopted by the Board (except as to Awards outstanding on that date). The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a Holder with respect to any Award theretofore granted without the consent of the Holder. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of stockholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to Holders, (ii) except as otherwise expressly provided in Article XI, materially increase the number of Shares subject to the Plan or the individual Award Agreements specified in Article V, or (iii) materially modify the requirements for participation in the Plan, or (iv) amend, modify or suspend this Article XII. In addition, no change in any Award theretofore granted may be made which would materially and adversely impair the rights of a Holder with respect to such Award without the consent of the Holder (unless such change is required in order to exempt the Plan or any Award from Section 409A of the Code).

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Article XIII
MISCELLANEOUS

13.1 No Right to Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

13.2 No Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.

13.3 Other Laws; No Fractional Shares; Withholding. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award. Neither the Company nor its directors or officers shall have any obligation or liability to a Holder with respect to any Award (or Shares issuable thereunder) (i) that shall lapse because of such postponement, or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including but not limited to any failure to comply with the requirements of Section 409A of this Code. No fractional Shares shall be delivered, nor shall any cash in lieu of fractional Shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of Shares, no Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Shares (including Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.

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13.4 No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

13.5 Restrictions on Transfer. No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) where permitted under applicable tax rules, by gift to any Family Member of the Holder, subject to compliance with applicable laws. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 17.3 hereof.

13.6 Beneficiary Designations. Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

13.7 Rule 16b-3. It is intended that the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

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13.8 Clawback Policy. Notwithstanding any contained herein or in any incentive “performance based” Awards under the Plan shall be subject to reduction, forfeiture or repayment by reason of a correction or restatement of the Company’s financial information if and to the extent such reduction or repayment is required by any applicable law.

13.9 Section 409A. Notwithstanding any other provision of the Plan, the Committee shall have no authority to issue an Award under the Plan with terms and/or conditions which would cause such Award to constitute non-qualified “deferred compensation” under Section 409A of the Code unless such Award shall be structured to be exempt from or comply with all requirements of Code Section 409A. The Plan and all Award Agreements are intended to comply with the requirements of Section 409A of the Code (or to be exempt therefrom) and shall be so interpreted and construed and no amount shall be paid or distributed from the Plan unless and until such payment complies with all requirements of Code Section 409A. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Code Section 409A, however, the Company shall have no liability to the Holder, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Holder or any successor or beneficiary thereof.

13.10 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred thereby in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid thereby in settlement thereof, with the Company’s approval, or paid thereby in satisfaction of any judgment in any such action, suit, or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

13.11 Other Benefit Plans. No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

13.12 Limits of Liability. Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

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13.13 Governing Law. Except as otherwise provided herein, the Plan shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

13.14 Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

13.15 No Funding. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award. Prior to receipt of Shares or a cash distribution pursuant to the terms of an Award, such Award shall represent an unfunded unsecured contractual obligation of the Company and the Holder shall have no greater claim to the Shares underlying such Award or any other assets of the Company or Affiliate than any other unsecured general creditor.

13.16 Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

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